  As filed with the Securities and Exchange Commission on June 28, 2000
                                              Registration No. 333-_____________

--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    Form S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              Aviation Group, Inc.
             (Exact name of Registrant as specified in its charter)

        Texas                          4512                    75-2631373
(State of incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)    Identification No.)

                       700 North Pearl Street, Suite 2170
                              Dallas, Texas  75201
                                 (214) 922-8100
                   (Address, including zip code and telephone
                        number, including area code, of
                   registrant's principal executive offices)
                                ________________

                                 With copies to:

      Daryl B. Robertson                 Bruce Czachor                   John H. Craig
     Jenkens & Gilchrist,             Shearman & Sterling        Cassels, Brock & Blackwell LLP
  A Professional Corporation    Commerce Court West, Suite 4405       40 King Street West
 1445 Ross Avenue, Suite 3200           199 Bay Street                  Toronto, Ontario
  Dallas, Texas  75202-2799            Toronto, Ontario                  Canada M5H 3C2
        (214) 855-4500                  Canada M5L 1E8                   (416) 869-5300
                                        (416) 360-8484

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and the satisfaction of all conditions to the closing of the arrangement described in the joint proxy statement/prospectus forming part of this registration statement.

                                ----------------

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE


===================================================================================================================
      TITLE OF SECURITIES          AMOUNT TO BE        PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
        TO BE REGISTERED            REGISTERED     OFFERING PRICE PER UNIT   AGGREGATE OFFERING   REGISTRATION FEE
                                                                                   PRICE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value         120,000,000 (2)           $2.25   (3)    $270,000,000  (3)        $71,280.00
 per share (1)

Series C convertible preferred             2,160               10,000   (5)      21,600,000  (5)          5,702.40
 stock, $0.01 par value (4)
===================================================================================================================

(1) This registration statement relates to common stock of the Registrant: (i) 95,000,000 shares of which may be issued to the shareholders of travelbyus.com ltd., an Ontario corporation, upon exchange of the exchangeable shares issued in connection with the proposed arrangement between the Registrant and travelbyus.com ltd.; (ii) 21,000,000 shares of which may be issued pursuant to stock options, warrants and convertible securities granted in exchange for similar securities of travelbyus.com ltd. in accordance with the arrangement agreement; and, (iii) 4,000,000 shares of which may be issued upon conversion of Series C convertible preferred stock as described in the joint proxy statement/prospectus forming part of this registration statement.
(2) Represents the maximum number of shares of Registrant's common stock expected to be issued in connection with the arrangement, pursuant to the other securities to be issued in connection with the arrangement, or upon conversion of Series C convertible preferred stock.
(3) Estimated solely for purposes of calculating the registration fee under Rule 457(f)(1) based on the average of the high and low prices reported on the Nasdaq SmallCap Market of $2.25 for the Registrant's common stock on June 21, 2000.
(4) This registration statement relates to Series C convertible preferred stock of the Registrant being offered in exchange for outstanding shares of Series B preferred stock of the Registrant.
(5) Estimated solely for purposes of calculating the registration fee under Rule 457(f)(2) based on the book value per share of the Series B preferred stock to be canceled in the exchange as of March 31, 2000.

                     --------------------------------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE

     This registration statement contains (i) a joint proxy statement/prospectus relating to the business combination of travelbyus.com ltd., an Ontario corporation, and Aviation Group, Inc., a Texas corporation, pursuant to an arrangement under Ontario law, and (ii) a prospectus supplement to such joint proxy statement/prospectus relating to an offer by Aviation Group, Inc. to exchange 2,153 new shares of its Series C convertible preferred stock for 2,153 outstanding shares of its Series B preferred stock. The closing of the exchange offer is conditional upon completion of the proposed arrangement. The prospectus supplement will be attached to, and made a part of, the joint proxy statement/prospectus and will be delivered only to the holders of the outstanding Series B preferred stock.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     TRAVELBYUS.COM LTD.                 AVIATION GROUP, INC.

        YOUR VOTE ON OUR PROPOSED BUSINESS COMBINATION IS VERY IMPORTANT

To the shareholders of Aviation Group and travelbyus.com:

     travelbyus.com and Aviation Group have agreed to combine our businesses through an arrangement under Ontario law. To complete the arrangement, we must obtain the approval of our shareholders and the final approval of an Ontario court.

     When the arrangement is completed, travelbyus.com will become an indirect subsidiary of Aviation Group. travelbyus.com shareholders will receive one exchangeable share of travelbyus.com for each common share they currently own. Each exchangeable share may be exchanged by the holder for one share of Aviation Group common stock. Those exchangeable shares not previously exchanged will be automatically exchanged into Aviation Group common stock on January 1, 2003, or earlier upon certain events.

     Although Aviation Group will technically acquire travelbyus.com in the arrangement, the arrangement will result in a change in control of Aviation Group. When completed, we estimate that former travelbyus.com shareholders will own directly or indirectly approximately 75.1 million shares, or 95%, of Aviation Group's common stock. The arrangement is described in detail in this booklet.

     Aviation Group shareholders are also being asked to vote on additional proposals relating to the arrangement and certain other proposals. Some of these proposals are conditions to the completion of the arrangement. See "Other Aviation Group Special Meeting Proposals" in this booklet for a detailed discussion.

     Aviation Group shareholders will vote at Aviation Group's special meeting on August ___, 2000, at 10:00 a.m., local time, at 700 North Pearl Street, Suite 2170, Dallas, Texas.

     travelbyus.com shareholders will vote at travelbyus.com's special meeting on August ___, 2000, at 11:00 a.m., local time, at _____________________,
Toronto, Ontario, Canada.

     The travelbyus.com board of directors recommends that travelbyus.com shareholders vote for the arrangement proposal. The Aviation Group board of directors recommends that Aviation Group shareholders vote for the arrangement proposal and each of the other proposals.

     You should consider carefully the Risk Factors beginning on page 19 of this booklet.

     Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. You may vote your shares by completing and returning the enclosed proxy card. You may also cast your vote in person at the special meeting.

                                Very truly yours,



---------------------------------------  -----------------------------------
William Kerby, Chief Executive Officer   Lee B. Sanders, Chairman
travelbyus.com ltd.                      Aviation Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated ______________, 2000, and is first being mailed to shareholders on or about _______________, 2000.

                             [Aviation Group logo]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST ___, 2000


To the shareholders of Aviation Group, Inc.:

     You are hereby given Notice that a special meeting of shareholders of Aviation Group, Inc., a Texas corporation, will be held on August ___, 2000, beginning at 10:00 a.m., Dallas time, at Aviation Group's offices, 700 North Pearl Street, Suite 2170, Dallas, Texas to vote on:

     1. approval of a proposed arrangement pursuant to an arrangement agreement with travelbyus.com ltd., an Ontario corporation;

     2. approval of the amendment of our articles of incorporation in connection with the arrangement to increase the number of shares of our common stock authorized for issuance;

     3. approval of the amendment of our articles of incorporation in connection with the arrangement to change our name to travelbyus.com, Inc.;

     4. ratification, as required by Nasdaq rules, of warrants to purchase a total of 500,000 shares of our common stock at $1.50 per share issued to two of our executive officers;

     5. ratification, as required by Nasdaq rules, of certain securities issued or to be issued in connection with our acquisition of Global Leisure Travel, Inc. and the related financing;

     6. approval of the amendment to Aviation Group's 1997 Stock Option Plan;

     7. ratification, as required by Nasdaq rules, of warrants to purchase a total of 150,000 shares of our common stock issued to three of our existing directors; and

     8. such other business, if any, as may properly be brought before the meeting.

     Only holders of our common stock as of __________, 2000, our record date, are entitled to notice of, and to vote at, this meeting or any adjournment of the meeting. The list of shareholders entitled to vote will be available for inspection by any shareholder at the offices of Aviation Group, 700 North Pearl Street, Suite 2170, Dallas, Texas, for ten days prior to the meeting.

     You are cordially invited to attend this meeting in person. If you cannot attend, please sign and date the enclosed proxy and mail it in the enclosed envelope.

                              By order of the board of directors,


                              LEE SANDERS
                              Chairman
Dallas, Texas
__________, 2000

                             [travelbyus.com logo]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST ___, 2000


To the shareholders of travelbyus.com ltd.:

     You are hereby given notice that a special meeting of shareholders of travelbyus.com ltd., an Ontario corporation, will be held on August __, 2000, beginning at 11:00 a.m., Toronto time, at _________, Toronto, Ontario to vote on:

     1. a special resolution to approve a proposed arrangement pursuant to an arrangement agreement with Aviation Group, Inc., a Texas corporation, and its subsidiary; and

     2. such other business, if any, as may properly be brought before the meeting.

     You have the right to dissent in connection with the arrangement and to be paid in cash the fair value of your travelbyus.com common shares, subject to certain conditions. This right is described in detail in the joint proxy statement/prospectus. If you are a beneficial owner of our common shares that are registered in the name of a broker, custodian, nominee or other intermediary, you are not entitled to exercise your dissenters' rights. Only registered owners of our common shares are entitled to dissent. The requirements relating to dissenters' rights must be strictly followed or these rights may be lost.

     We are providing this notice and joint proxy statement/prospectus to you pursuant to an interim order of the Ontario Superior Court of Justice dated ___________, 2000. You are being asked to consider and pass a special resolution to approve the arrangement under Section 182 of the Business Corporations Act (Ontario). Copies of the arrangement agreement, interim order and special resolution are attached to this booklet as Appendices A, C and F, respectively.

     Only holders of record of our common shares as of __________, 2000, our record date, are entitled to vote at the meeting. Transferees after our record date may take steps to be added to the voters' list as described under "The Special Meetings--Subsequent Transferees of travelbyus.com Common Shares" in this booklet.

     Shareholders who are individuals may attend and vote at the meeting in person or by proxy. Shareholders that are corporations may attend and vote at the meeting by proxy or by a duly authorized representative.

     All shareholders are requested to complete and return, in the return envelope provided, the enclosed proxy card. Proxies must be received by:

                         Montreal Trust Company of Canada
                         151 Front Street West, 8th Floor
                         Attention: Proxy Department
                         Toronto, Ontario  M5J 2N1

not later than 10:00 a.m., Toronto time, on ________, 2000 in order to be valid for use at the meeting or, if the meeting is adjourned, not later than 10:00 a.m., Toronto time, on the day (excluding Saturdays, Sundays and holidays) before the date of the adjourned meeting in order to be valid for use at the adjourned meeting.

     You have the right to appoint a person or company (who need not be a shareholder), other than the persons designated as proxyholders in the accompanying form of proxy, as proxyholder to represent you at the meeting. To do so, please strike out the names of the designated persons and insert the name of your chosen proxyholder in the blank space provided for that purpose in the form of proxy, or complete and sign another proper form of proxy.

     A proxy must be in writing and must be executed by you or by your attorney authorized in writing. If you execute and return the accompanying form of proxy, you may revoke it by an instrument in writing executed by you or your attorney authorized in writing and deposited either at the office of travelbyus.com (204-3237 King George Highway, South Surrey, British Columbia V4P
1B7), at any time up to and including the last business day preceding the day of the meeting, or with the chairman of the meeting on the day of the meeting prior to its commencement, or in any other manner permitted by law.

                              By order of the board of directors,



                              WILLIAM KERBY
____________, 2000            Chief Executive Officer

                               TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
QUESTIONS AND ANSWERS ABOUT THE AVIATION GROUP/TRAVELBYUS.COM ARRANGEMENT................................  9

SUMMARY.................................................................................................. 11
          The Companies.................................................................................. 11
          Proposal to Approve the Arrangement............................................................ 11
          Board Recommendations of Arrangement........................................................... 12
          Votes Required for Approval.................................................................... 12
          Opinions of Financial Advisors................................................................. 12
          No Change in Aviation Group Shares............................................................. 12
          Exchangeable Shares Received by travelbyus.com Shareholders in the Arrangement................. 12
          Listings After the Arrangement................................................................. 13
          Eligibility for Investment of Exchangeable Shares.............................................. 13
          Board of Directors and Management of Aviation Group After the Arrangement...................... 13
          Ownership of Aviation Group and travelbyus.com After the Arrangement........................... 13
          Share Ownership of Management; Voting Intention................................................ 13
          Conflicts of Interest.......................................................................... 13
          Dissenters' Rights............................................................................. 14
          Federal Income Tax Considerations for travelbyus.com Shareholders.............................. 14
          Conditions of the Arrangement.................................................................. 14
          Termination of the Arrangement Agreement and Payment of Fees................................... 15
          Accounting Treatment........................................................................... 16
          Comparison of Shareholder Rights............................................................... 16
          Regulatory Approval............................................................................ 17
          Other Aviation Group Proposals................................................................. 17
          Exchange Offer for Preferred Stock............................................................. 18

RISK FACTORS............................................................................................. 19
          Non-Tax Risks Relating to the Arrangement...................................................... 19
          Tax Risks Relating to the Arrangement.......................................................... 19
          Risks Relating to the Travel Business.......................................................... 20
          Risks Relating to the E-Commerce Travel Business of travelbyus.com............................. 21
          Risks Relating to Exchangeable Shares or Aviation Group Common Stock........................... 24
          Other Risks Relating to the Business of travelbyus.com......................................... 25
          Other Risks Relating to Both Businesses After the Arrangement.................................. 26
          Risks Relating to the Business of Aviation Group............................................... 27

CURRENCY................................................................................................. 28

WHERE YOU CAN FIND MORE INFORMATION...................................................................... 28

FORWARD-LOOKING STATEMENTS............................................................................... 29

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS......................................... 29

SELECTED CONSOLIDATED FINANCIAL DATA OF TRAVELBYUS.COM................................................... 30

SELECTED CONSOLIDATED FINANCIAL DATA OF AVIATION GROUP................................................... 31

COMPARATIVE MARKET DATA.................................................................................. 32

SELECTED COMPARATIVE PER SHARE DATA...................................................................... 33

THE SPECIAL MEETINGS..................................................................................... 34
          Times, Places and Dates........................................................................ 34
          Purposes of the Aviation Group Special Meeting................................................. 34
          Purpose of the travelbyus.com Special Meeting.................................................. 34
          Record Dates; Quorum........................................................................... 34
          Voting Rights; Votes Required for Approval..................................................... 35
          How You Can Vote............................................................................... 35
          Solicitation of Proxies; Expenses.............................................................. 36
          Other Matters.................................................................................. 36
          Subsequent Transferees of travelbyus.com Common Shares......................................... 36

PROPOSAL NO. 1
          THE ARRANGEMENT................................................................................ 37
          General........................................................................................ 37
          Background of the Arrangement.................................................................. 37
          Effect of the Arrangement...................................................................... 38
          Votes Required for Approval.................................................................... 39
          Regulatory Approval............................................................................ 39
          Effective Time of Arrangement.................................................................. 39
          Reasons for the Arrangement.................................................................... 39
          Recommendation of the travelbyus.com Board of Directors........................................ 40
          Recommendation of the Aviation Group Board of Directors........................................ 41
          Fairness Opinion of travelbyus.com's Financial Advisor......................................... 42
          Fairness Opinion of Aviation Group's Financial Advisor......................................... 45
          Conflicts of Interests of Certain Persons in the Arrangement................................... 52
          Accounting Treatment........................................................................... 53
          Consequences under Securities Laws; Resale of Exchangeable Shares and
           Aviation Group Shares......................................................................... 53
          Ongoing Canadian Reporting Obligations......................................................... 54
          Fees and Expenses.............................................................................. 54
          Dissenters' Rights............................................................................. 54
          Exchange of travelbyus.com Common Share Certificates........................................... 55
          Treatment of Outstanding travelbyus.com Stock Options and Warrants............................. 55
          Representations and Warranties................................................................. 56
          Conditions of the Arrangement.................................................................. 57
          Termination of the Arrangement Agreement and Payment of Fees................................... 57
          Arrangement Mechanics.......................................................................... 58
          Description of Exchangeable Shares............................................................. 59
          Covenants...................................................................................... 62
          Management and Board of Directors After the Arrangement........................................ 62
          Listings After the Arrangement................................................................. 63
          The Voting And Exchange Agreement.............................................................. 63
          The Support Agreement.......................................................................... 64

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE ARRANGEMENT............................................ 66
          Canadian Federal Income Tax Considerations..................................................... 66
          United States Federal Income Tax Considerations................................................ 71

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS........................................................ 78

DESCRIPTION OF AVIATION GROUP CAPITAL STOCK.............................................................. 84
          Common Stock................................................................................... 84
          Preferred Stock................................................................................ 84
          Warrants and Options........................................................................... 86
          Convertible Debt Securities.................................................................... 88
          Transfer Agent, Registrar and Warrant Agent.................................................... 88

COMPARISON OF SHAREHOLDERS' RIGHTS......................................................................  89
          Vote Required for Extraordinary Transactions..................................................  89
          Dissenters' Rights............................................................................  89
          Cumulative Voting and Classification of Board of Directors....................................  90
          Amendment to Governing Documents..............................................................  90
          Derivative Action.............................................................................  91
          Director Qualifications.......................................................................  91
          Fiduciary Duties of Directors.................................................................  91
          Indemnification of Officers and Directors.....................................................  91
          Director Liability............................................................................  92
          Special Meetings of the Shareholders..........................................................  93
          Shareholder Action by Written Consent.........................................................  93
          Removal of Directors..........................................................................  93
          No Pre-emptive Rights.........................................................................  93
          Inspection of Books and Records...............................................................  93

OTHER AVIATION GROUP SPECIAL MEETING PROPOSALS..........................................................  95
          Proposal No. 2:  Amendment of the Articles of Incorporation to Increase Authorized
               Common Stock.............................................................................  95
          Proposal No. 3:  Amendment of the Articles of Incorporation to Change the Name
               of Aviation Group........................................................................  96
          Proposal No. 4: Ratification of Warrants to Purchase 500,000 Shares of Aviation
               Group Common Stock.......................................................................  97
          Proposal No. 5: Ratification of Certain Securities Issued or to be Issued in
               Connection With Aviation Group's Acquisition of Global Leisure Travel, Inc...............  98
          Proposal No. 6: Adoption of Amendment to Aviation Group's 1997 Stock Option Plan..............  99
          Proposal No. 7: Ratification of Warrants to Purchase 150,000 Shares of Aviation
               Group Common Stock....................................................................... 100

TRAVELBYUS.COM.......................................................................................... 101
          Business...................................................................................... 101
          Legal Proceedings............................................................................. 109
          Management's Discussion and Analysis of Financial Condition and Results of Operation.......... 109
          Principal Shareholders of travelbyus.com...................................................... 112
          Directors and Executive Officers.............................................................. 113
          Executive Compensation........................................................................ 114
          Description of Share Capital.................................................................. 117
          Prior Sales................................................................................... 117
          Interest of Management and Others in Material Transactions.................................... 118
          Auditors, Registrar and Transfer Agent........................................................ 119

AVIATION GROUP.......................................................................................... 120
          Business...................................................................................... 120
          Properties.................................................................................... 125
          Legal Proceedings............................................................................. 126
          Selected Financial Data....................................................................... 126
          Management's Discussion and Analysis of Financial Condition and Results of Operations......... 126
          Principal Shareholders of Aviation Group...................................................... 132
          Directors and Executive Officers.............................................................. 133
          Prior Sales................................................................................... 138
          Certain Relationships and Related Transactions................................................ 139

EXCHANGE OFFER TO SERIES B PREFERRED SHAREHOLDERS....................................................... 140

SELLING SHAREHOLDERS.................................................................................... 141

PLAN OF DISTRIBUTION.................................................................................... 142

LEGAL MATTERS........................................................................................... 144

EXPERTS................................................................................................. 144

OTHER MATTERS........................................................................................... 144

INDEX TO FINANCIAL STATEMENTS........................................................................... 146

Appendices:
         Appendix A - Arrangement Agreement
         Appendix B - Plan of Arrangement and Share Provisions for
           travelbyus.com ltd.
         Appendix C - Interim Order of Ontario Superior Court.
         Appendix D - Form of Voting and Exchange Trust Agreement Appendix E - Form of Support Agreement
         Appendix F - Special Resolution for travelbyus.com Shareholders Appendix G - Fairness Opinion of Wellington West Capital Inc. Appendix H - Fairness Opinion of CIBC World Markets Corp. Appendix I - Ontario Dissenters' Rights Provisions

                             QUESTIONS AND ANSWERS
              ABOUT THE AVIATION GROUP/TRAVELBYUS.COM ARRANGEMENT

Q:  What is being proposed?

A: We intend to combine the businesses of Aviation Group, Inc. and travelbyus.com ltd. To accomplish this, we, the boards of directors of Aviation Group and travelbyus.com, are proposing an arrangement under Ontario law between travelbyus.com and an Ontario subsidiary of Aviation Group, subject to final approval of an Ontario court. Following consummation of these transactions, we expect to change the name of Aviation Group to travelbyus.com, Inc.

    When the arrangement is completed, travelbyus.com will become an indirect subsidiary of Aviation Group. travelbyus.com shareholders will receive one exchangeable share of travelbyus.com for each common share they currently own. Each exchangeable share may be exchanged by the holder for one share of Aviation Group common stock. The exchangeable shares not previously exchanged will be automatically exchanged into Aviation Group common stock on January 1, 2003, or earlier upon certain events.

Q:  Why is the business combination being proposed?

A: We have determined that the business combination is likely to benefit the shareholders of Aviation Group and travelbyus.com in several ways. The combined companies will create a content-rich, e-commerce-based provider of travel services of significant size with greater access to the capital markets to support future growth. By content-rich, we mean that the combined companies will have a wide range of travel products, services, functions and options available through its Web site. The combined companies will be larger, with a greater number of shareholders and greater equity capitalization than either Aviation Group or travelbyus.com alone.

    For travelbyus.com, the arrangement results in greater access to the U.S. capital markets, significantly expands its travel products by those offered by Aviation Group's subsidiary, Global Leisure Travel, Inc., and allows the sale of non-strategic assets of Aviation Group. For Aviation Group, the arrangement enables it to shift its assets and capital into an industry with significant growth opportunities. Since August 1999, Aviation Group has sought to sell its businesses to fund acquisitions with growth opportunities.

    Additionally, we believe that investors, especially institutional investors, are more likely to invest in the combined companies due to a larger market capitalization and the possible listing of Aviation Group common stock on the Nasdaq National Market. This should result in greater liquidity for existing investors. For the same reasons, we believe that the combined companies will be better able than either Aviation Group or travelbyus.com alone to attract new investors and, therefore, to obtain financing to pursue additional acquisitions and fund growth.

Q:  What will I receive in the arrangement?

A: Each common share in travelbyus.com will be converted into one exchangeable share of travelbyus.com. For example, if you own 100 common shares, you will receive 100 exchangeable shares. Each exchangeable share will be exchangeable, at the holder's election, into a share of Aviation Group common stock. Shareholders of travelbyus.com may immediately elect to receive Aviation Group common stock in exchange for their exchangeable shares.

    Each existing share of common stock of Aviation Group will remain outstanding and unchanged by the arrangement.

Q:  What vote is required to approve the arrangement?

A: To approve the arrangement, holders of at least two-thirds of the travelbyus.com common shares voted at the special meeting in person or by proxy must vote in favor of the arrangement. Holders of at least a majority of the shares of Aviation Group common stock represented at the special meeting in person or by proxy must also vote in favor of the arrangement. In addition, holders of at least two-thirds of the outstanding shares of Aviation Group common stock must approve an amendment to its articles of incorporation to increase its authorized number of shares of common stock.

Q:  What do I need to do now?

A: Carefully read this joint proxy statement/prospectus. If you choose to vote by proxy, complete the enclosed proxy card and indicate how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. Mailing in a proxy card now will not prevent you from later canceling or revoking your proxy until the day of the special meeting.

Q:  Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new proxy card. You may also attend the special meeting of the company for which you are a shareholder and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not tell your broker how to vote, your shares will not be voted.

Q:  Where and at what time will the meetings be held?

A: The Aviation Group special meeting will be held on August __, 2000, at the offices of Aviation Group at 700 North Pearl Street, Suite 2170, Dallas, Texas, at 10:00 a.m., local time.

    The travelbyus.com special meeting will be held on August __, 2000, _____________________, Toronto, Ontario, at 11:00 a.m., local time.

Q:  Should I send in my stock certificates now?

A: No. After the arrangement is completed, we will send travelbyus.com shareholders written instructions for exchanging their certificates representing common shares for certificates representing exchangeable shares and for exchanging their exchangeable shares for certificates representing shares of Aviation Group common stock instead of exchangeable shares. Aviation Group shareholders will keep their existing stock certificates.

Q:  When do the companies expect to complete the arrangement?

A: We are working towards completing the arrangement as quickly as possible. If the shareholders of each company approve the arrangement, we will promptly close the arrangement after obtaining the necessary approval of the Ontario court.

Q:  Will I have dissenters' rights in the arrangement?

A: Under applicable law, dissenters' rights are not available to the holders of Aviation Group common stock. Dissenters' rights are available to the holders of travelbyus.com common shares, as described in the section entitled "Proposal No. 1 The Arrangement-Dissenters' Rights" on page 54.

Q:  How will my shares be listed for trading?

A: We intend to apply to list the exchangeable shares on The Toronto Stock Exchange and the Aviation Group common stock on the Nasdaq National Market and the Frankfurt Stock Exchange. The Aviation Group common stock is currently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange.

Q:  Whom should I call with questions?

A: Aviation Group shareholders should contact Lee Sanders, Chairman, at (214) 922-8100, ext. 1100, or by e-mail to "lsanders@aviationgroup.com." travelbyus.com shareholders should contact Peter Rooney at (905) 475-5111 or by e-mail to "prooney@travelbyus.com."

    If you would like additional copies of this joint proxy statement/prospectus or related agreements or documents, you should contact Heather Martin at
    (604) 541-2400 or by e-mail to "hmartin@travelbyus.com."

                                    SUMMARY

     This summary and the preceding questions and answers highlight selected information from this joint proxy statement/prospectus. They do not contain all of the information that is important to you. We encourage you to carefully read this entire joint proxy statement/prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this joint proxy statement/prospectus. References in this joint proxy statement/prospectus to "$" refer to U.S. dollars, unless otherwise indicated.

The Companies

     travelbyus.com ltd.                      Aviation Group, Inc.
     204-3237 King George Highway             700 North Pearl Street, Suite 2170
     South Surrey, British Columbia V4P 1B7   Dallas, Texas  75201
     (604) 541-2400                           (214) 922-8100

     travelbyus.com is an Internet-based travel company. travelbyus.com's Web site, www.travelbyus.com, provides consumers with on-line travel options 24
      ------------------
hours per day. Through the travelbyus.com Web site, consumers have the ability to browse travel options world-wide and book travel reservations. In addition to offering consumers travel options through the Internet, travelbyus.com also offers the consumer travel options through 1-800 call centers and traditional travel agencies.

     Since April 1999, travelbyus.com has focused on completing strategic acquisitions to build the components of travelbyus.com's business model, which include product offerings, distribution, marketing and technology. travelbyus.com provides a broad range of travel products, targeted primarily at the leisure customer, including airline tickets, cruise packages and ground packages. travelbyus.com distributes such products to the consumer through the Internet, 1-800 call centers and traditional travel agencies and utilizes each distribution channel and traditional advertising sources for marketing purposes. travelbyus.com continuously seeks technology that allows it to distribute its products to the consumer effectively and offer consumers additional travel related options. The travelbyus.com Web site is in the early stages of development and is expected to be commercially functional by August 2000.

     Aviation Group provides services and products to airline companies and other aviation firms primarily in the United States. Aviation Group's business consists of painting and paint stripping services for commercial and freight aircraft and the manufacture, sale and repair of aircraft batteries and aircraft and truck weighing scales.

     In March 2000, Aviation Group acquired a controlling stock interest in Global Leisure Travel, Inc. Global Leisure is primarily engaged in the wholesale and retail sale of travel packages for both domestic and Pacific Island and Australian destinations. Travel packages created by Global Leisure include airline tickets, hotel accommodations, automobile rentals and other land components. Global Leisure contracts with vendors and primarily markets the packages directly to retail travel agents. Aviation Group acquired 100% ownership of Global Leisure in May 2000.

     Following closing of the arrangement, the combined companies will focus on developing and expanding the travelbyus.com travel business. Aviation Group's existing businesses, other than Global Leisure, are expected to be sold, with the proceeds to be directed toward the further implementation and expansion of the travel business.

Proposal to Approve the Arrangement

     This joint proxy statement/prospectus describes the proposed business combination of travelbyus.com and Aviation Group through an arrangement under Ontario law between travelbyus.com and Aviation Group's Ontario subsidiary pursuant to an arrangement agreement. The arrangement is subject to approval of the shareholders of both companies and final approval by an Ontario court. When the arrangement is completed, travelbyus.com will become an indirect subsidiary of Aviation Group. travelbyus.com shareholders will receive one exchangeable share of travelbyus.com for each common share they currently own.
travelbyus.com shareholders may elect to exchange each exchangeable share they own or are entitled to receive for one share of Aviation Group common stock. The arrangement agreement is the primary legal document that governs the arrangement. The arrangement agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read it in its entirety.

     Through this joint proxy statement/prospectus, the boards of directors of Aviation Group and travelbyus.com are asking the shareholders of Aviation Group and travelbyus.com, respectively, to approve the arrangement pursuant to the arrangement agreement. The approval by travelbyus.com shareholders of the arrangement will constitute approval of the special resolution attached as Appendix F to this joint proxy statement/prospectus.

Board Recommendations of Arrangement

     The board of directors of each company believes that the arrangement is fair to its shareholders and in their best interests and recommends that its shareholders vote "FOR" the approval of the arrangement pursuant to the arrangement agreement.

Votes Required for Approval

     The affirmative votes of at least two-thirds of the travelbyus.com common shares voted at the special meeting in person or by proxy are required to approve the proposed arrangement pursuant to the terms of the arrangement agreement.

     The affirmative votes of at least a majority of the shares of Aviation Group common stock represented at the special meeting in person or by proxy are required to approve the proposed arrangement pursuant to the terms of the arrangement agreement.

Opinions of Financial Advisors (see pages 42 and 45)

     The board of directors of travelbyus.com has received a written opinion dated May 11, 2000, from Wellington West Capital Inc. The opinion states that the exchange ratio for the arrangement was fair to the shareholders of travelbyus.com from a financial point of view.

     The board of directors of Aviation Group has received a written opinion dated May 3, 2000, from CIBC World Markets Corp. The opinion states that, as of May 3, 2000, the consideration to be received by the shareholders of travelbyus.com pursuant to the arrangement agreement was fair to the shareholders of Aviation Group from a financial point of view.

     These opinions are attached as Appendices G and H, respectively, to this joint proxy statement/prospectus. We encourage you to read them.

No Change in Aviation Group Shares

     After the arrangement, each certificate representing shares of Aviation Group common stock will, without any action on the part of Aviation Group shareholders, continue to represent the same Aviation Group common stock. Aviation Group shareholders do not need to exchange their stock certificates after the arrangement.

Exchangeable Shares Received by travelbyus.com Shareholders in the Arrangement

     travelbyus.com shareholders will receive one exchangeable share of travelbyus.com in exchange for each travelbyus.com common share held. The exchangeable shares will be securities of travelbyus.com. They will entitle their holders to dividends, distributions, and other rights that are, as nearly as practicable, economically equivalent to those of Aviation Group common stock. Through a voting trust, they will also entitle their holders to vote at meetings of Aviation Group shareholders.

     Each exchangeable share will be exchangeable at the option of the holder for one share of Aviation Group common stock. We anticipate that most holders of exchangeable shares will elect to exchange their shares into

Aviation Group common stock if they choose to sell their shares at a later date. Any remaining exchangeable shares not previously exchanged will be automatically exchanged into Aviation Group common stock on January 1, 2003, or earlier upon the occurrence of certain events, including the winding up or dissolution of Aviation Group or travelbyus.com.

Listings After the Arrangement

     Aviation Group intends to apply for listing of the Aviation Group common stock on the Nasdaq National Market and the Frankfurt Stock Exchange. The Aviation Group common stock is currently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange under the symbol "AVGP".

     travelbyus.com intends to apply for listing of the exchangeable shares on The Toronto Stock Exchange under the symbol "TBU". Under the terms of the exchangeable shares, travelbyus.com will not be required to retain The Toronto Stock Exchange listing beyond December 31, 2001.

Eligibility for Investment of Exchangeable Shares

     If the exchangeable shares are listed on The Toronto Stock Exchange, under Ontario, Canada law they should not be foreign property for trusts governed by a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan or for certain other persons to whom Part XI of the Income Tax Act (Canada) is applicable. The exchangeable shares will be qualified investments for trusts governed by a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan.

Board of Directors and Management of Aviation Group After the Arrangement

     In connection with the closing of the arrangement, all of the current directors of travelbyus.com and Lee Sanders, currently Chairman and a director of Aviation Group, will be appointed as the directors of Aviation Group. The officers of travelbyus.com will become the officers of Aviation Group at the time the arrangement becomes effective. See "travelbyus.com-Directors and Executive Officers" on page 112.

Ownership of Aviation Group and travelbyus.com After the Arrangement

     If the arrangement is completed, Aviation Group will offer to issue approximately 75.1 million shares of Aviation Group common stock in exchange for all of the exchangeable shares. These shares will represent approximately 95% of the outstanding common stock of Aviation Group after consummation of the arrangement, assuming all exchangeable shares are exchanged. Current shareholders of Aviation Group will represent approximately 5% of the outstanding shares of Aviation Group, assuming all exchangeable shares are exchanged. Under the arrangement, an Ontario subsidiary of Aviation Group will be issued one travelbyus.com common share, which will be the only outstanding common share after the arrangement.

Share Ownership of Management; Voting Intention

     On the record date, Aviation Group directors and executive officers owned ___________ outstanding shares of Aviation Group common stock representing approximately ____% of the outstanding shares. These directors and executive officers have indicated that they intend to vote "FOR" all of the proposals.

     On the record date, travelbyus.com directors and executive officers owned ___________ outstanding travelbyus.com common shares representing approximately
____% of the outstanding shares. These directors and executive officers have indicated that they intend to vote "FOR" the arrangement proposal.

Conflicts of Interest (see page 52)

     The determinations of the boards of Aviation Group and travelbyus.com to participate in the arrangement may have been affected by conflicts of interest. In particular:

     - If approved by the shareholders of Aviation Group, three directors of Aviation Group will be able to exercise warrants to purchase an aggregate of 150,000 shares of Aviation Group common stock at the pre-transaction trading price of $1.50 per share at any time after completion of the arrangement until February 2005.

     - Two executive officers, directors and shareholders of travelbyus.com, William Kerby and John Fenyes, had been recently appointed and were serving as travelbyus.com's representatives on Aviation Group's board of directors at the time of the final approvals by the boards of directors of Aviation Group and travelbyus.com of the arrangement in early May 2000. These two directors had potential conflicts of interest as a result of their fiduciary duties to both travelbyus.com and Aviation Group.

     The directors of Aviation Group and travelbyus.com were aware of these interests and considered them before their final unanimous approvals of the arrangement.

Dissenters' Rights (see page 54)

     Under applicable law, Aviation Group shareholders do not have rights to dissent or to an appraisal of the value of their shares in connection with the arrangement.

     Holders of travelbyus.com common shares have the right to dissent as to the arrangement and to be paid in cash the fair value of their travelbyus.com common shares. Any holder of record of travelbyus.com common shares who objects to the arrangement has the right to obtain a cash payment for the fair value of his or her travelbyus.com common shares if the holder follows specific procedures required by Section 185 of the Ontario Business Corporations Act. Initially, a dissenting holder must deliver to travelbyus.com a demand for payment of the fair value of the holder's travelbyus.com common shares prior to 5:00 p.m., Toronto time, on the business day preceding the meeting. A copy of Section 185 is attached as Appendix I to this joint proxy statement/prospectus.

Federal Income Tax Considerations for travelbyus.com Shareholders (see page 66)

     Canada - In general, a Canadian resident who holds travelbyus.com common shares as capital property and deals at arm's length with travelbyus.com will be deemed to have disposed of such shares for proceeds of disposition equal to the adjusted cost base thereof immediately before the arrangement, to have acquired the rights under the support agreement and the voting and exchange trust agreement at a cost equal to the fair market value thereof, and to have acquired the exchangeable shares at a cost equal to the adjusted cost base of the holders' travelbyus.com common shares less the fair market value of these rights. See "Federal Income Tax Considerations Relating to the Arrangement."

     United States - travelbyus.com intends to treat the arrangement as a "reorganization" within the meaning of the Internal Revenue Code. Accordingly, in general, a United States holder of travelbyus.com common shares as a capital asset should not recognize a gain or loss on the exchange of travelbyus.com common shares solely for exchangeable shares pursuant to the arrangement. See "Federal Income Tax Considerations Relating to the Arrangement." A subsequent exchange of exchangeable shares for Aviation Group common stock generally would result in the recognition of gain or loss.

     Tax matters are very complicated, and the tax consequences of the arrangement to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the arrangement.

Conditions of the Arrangement

     Completion of the arrangement is dependent upon the fulfillment of a number of conditions, including the following material conditions:

     -    the final approval of the arrangement by the Ontario court;

     - the approval of the arrangement by the holders of at least a majority of the shares of Aviation Group common stock represented at the Aviation Group special meeting and the holders of at least two-thirds of the travelbyus.com common shares voted at the travelbyus.com special meeting in person or by proxy;

     - the execution by Aviation Group and travelbyus.com of the voting and exchange trust agreement and the support agreement;

     - the shares of Aviation Group common stock offered in exchange for exchangeable shares having been approved for listing on the American Stock Exchange or Nasdaq's SmallCap or National Market;

     - the exchangeable shares having been approved for listing on The Toronto Stock Exchange;

     -    all necessary consents from third parties having been obtained;

     - each party having performed its obligations under the arrangement agreement in all material respects;

     - no restraining order, injunction, order or decree of any court having been issued;

     -    the delivery of opinions of legal counsel;

     - travelbyus.com shareholders holding an aggregate of more than 5% of the outstanding common shares must not have exercised their dissent rights;

     - the filing by the parties of all documents and instruments required to be filed with governmental entities;

     - the approval by holders of at least two-thirds of the outstanding shares of Aviation Group common stock of an amendment to Aviation Group's articles of incorporation to increase its authorized number of shares of common stock; and

     - no action having been taken by any state or federal government or agency which would prevent the arrangement or impose material conditions on the arrangement.

     The arrangement agreement permits each of the parties to waive any of these conditions that are for its benefit. If a party elects to waive any of these conditions, this joint proxy statement/prospectus will be amended or supplemented, as appropriate, and will be recirculated to the affected shareholders if the waiver occurs prior to approval of the arrangement by the shareholders. If any of these material conditions to the arrangement are waived after the parties receive shareholder approval, the shareholders of a party adversely affected by the waiver will be asked to reapprove the arrangement.

Termination of the Arrangement Agreement and Payment of Fees

     The arrangement agreement may be terminated at any time prior to the effective date in the following circumstances:

     -    by mutual agreement;

     - by travelbyus.com or Aviation Group, if the transaction has not been consummated on or prior to September 30, 2000, or in certain limited circumstances, December 31, 2000, so long as the terminating party has not failed to fulfill any material obligation under the arrangement agreement;

     - by travelbyus.com, if Aviation Group materially breaches any representation, warranty, covenant or agreement set forth in the arrangement agreement;

     - by Aviation Group, if travelbyus.com materially breaches any representation, warranty, covenant or agreement set forth in the arrangement agreement;

     - by travelbyus.com or Aviation Group, if the required approvals of the shareholders of both companies are not approved;

     - by travelbyus.com, if the board of directors of travelbyus.com determines that another proposed acquisition constitutes a superior proposal and travelbyus.com pays a termination fee of $1.0 million; and

     - by Aviation Group, if the board of directors of Aviation Group determines that another proposed acquisition constitutes a superior proposal and Aviation Group pays a termination fee of $1.0 million.

Accounting Treatment

     The combined companies will account for the transaction under the purchase method of accounting as if travelbyus.com had acquired Aviation Group and had been recapitalized under the capital structure of Aviation Group. Accordingly, the combined companies will record the assets and liabilities of Aviation Group as being acquired by travelbyus.com in the arrangement.

Comparison of Shareholder Rights (see pages 89 through 93)

     The rights of travelbyus.com shareholders are currently governed by Ontario corporate law and by travelbyus.com's articles and bylaws. The rights of Aviation Group shareholders are currently governed by Texas corporate law and Aviation Group's articles and bylaws. If the arrangement is completed, the rights of travelbyus.com shareholders will change and their rights as Aviation Group shareholders will be governed by Texas corporate law and Aviation Group's articles and bylaws. Important differences in shareholder rights include the following:

     - the Ontario Business Corporations Act requires a board of directors of a company that has made a public distribution of its securities to be composed of at least three directors and that a majority of the directors of every corporation other than a non-resident corporation be Canadian residents. The Texas Business Corporation Act does not contain any residency requirements for directors.

     - the Ontario Business Corporations Act does not permit a limitation on a director's liability, while the Texas Business Corporation Act and the Aviation Group articles of incorporation limit the monetary liability of a director except in certain circumstances.

     - under the Ontario Business Corporations Act, a special meeting of the shareholders may be called by requisition to the board of directors by the holders of not less than five percent of the issued shares entitled to vote at the meeting. Under the bylaws of Aviation Group, a special meeting of the shareholders may be called by the holders of at least 10% of the outstanding shares entitled to vote at the meeting.

     - the Aviation Group bylaws provide for a board of directors staggered in three classes, with each class serving a term of three years. The travelbyus.com articles of incorporation and bylaws do not provide for a staggered board of directors.

     These different provisions may be less favorable to travelbyus.com shareholders than the corresponding provisions of Ontario corporate law and travelbyus.com's articles and bylaws. Some of these differences may have the effect of delaying, deferring or preventing a change in control in Aviation Group or other transactions that might involve a premium price for Aviation Group shares or otherwise be in the best interests of Aviation Group shareholders.

Regulatory Approval

     The arrangement requires approval of the Ontario Superior Court of Justice under the Ontario Business Corporations Act. A hearing to obtain a final order is set for _________, 2000, at 10:00 a.m., Toronto time. At this hearing, any shareholder or other interested party who wishes to appear and be heard may do so but must serve a form of appearance on travelbyus.com before 4:00 p.m., Toronto time, on ________, 2000.

Other Aviation Group Proposals

     Shareholders of Aviation Group are also being asked to approve six other proposals as summarized below:

     Proposed Amendments to the Articles of Incorporation of Aviation Group

     Proposal no. 2 is to increase the number of shares of Aviation Group common stock authorized under its articles of incorporation from 10,000,000 to 250,000,000 shares. The purpose of the proposed increase is to ensure that additional shares will be available if and when needed for issuance from time to time after the arrangement.

     Proposal no. 3 is to change the name of Aviation Group to "travelbyus.com, Inc." effective upon consummation of the arrangement. The purpose of the name change is to reflect the change in the primary business of Aviation Group after the arrangement.

     Proposal no. 6 is to increase the number of shares of Aviation Group common stock available for issuance under its 1997 stock option plan to 7.0 million from 150,000.

     Ratification of Issuance of Securities of Aviation Group

     As required by Nasdaq rules, Aviation Group is also seeking shareholder approval for the issuance of certain warrants and convertible preferred stock in proposal nos. 4, 5 and 7.

     In connection with the acquisition of Global Leisure and the related financing, the board of directors of Aviation Group approved, subject to shareholder approval, the issuance of :

     - Series A warrants to purchase 750,000 shares of its common stock exercisable at $5 per share;

     - Series B warrants to purchase 3,500,000 shares of its common stock exercisable at $3 per share;

     - Series C warrants to purchase 1,239,750 shares of its common stock exercisable at $3 per share; and

     - 1,650 shares of Series A convertible preferred stock that are convertible into 2,750,000 shares of Aviation Group common stock, assuming a $6 conversion price.

In addition, Aviation Group is offering to exchange 2,153 shares of Series C convertible preferred stock for outstanding shares of Series B preferred stock. These shares of Series C convertible preferred stock, if issued, will be convertible into approximately 3,588,000 shares of Aviation Group common stock, assuming a $6 conversion price. In February 2000, the board of directors of Aviation Group also approved the grants of warrants to purchase an aggregate of 150,000 shares of Aviation Group common stock to three directors of Aviation Group and to purchase an aggregate of 500,000 shares of Aviation Group common stock to two executive officers of Aviation Group. The exercise price for these warrants is $1.50 per share. Both grants were subject to shareholder approval of the grants. The grant to the three directors was also subject to completion of the arrangement.

     Board of Directors Recommendation

     The Aviation Group board of directors recommends that you vote "FOR" all of the other proposals described above and elsewhere in this joint proxy statement/prospectus.

Exchange Offer for Preferred Stock (see page 137)

          Aviation Group is also offering to issue to holders of its Series B preferred stock one share of its Series C convertible preferred stock in exchange for each share of Series B preferred stock. The exchange of shares is conditional on completion of the arrangement. Holders of Series B preferred stock will receive a supplement to this joint proxy statement/prospectus that describes the exchange offer and related risks and compares the terms of the Series B preferred stock to the Series C convertible preferred stock.

                                  RISK FACTORS

     The following risk factors should be considered by holders of travelbyus.com common shares and by holders of Aviation Group common stock in evaluating whether to approve the arrangement. These factors should be considered in conjunction with the other information included elsewhere in this joint proxy statement/prospectus.


                   Non-Tax Risks Relating to the Arrangement

Expected benefits from the arrangement between Aviation Group and travelbyus.com may not be realized.

     A failure to realize the benefits anticipated from the arrangement could adversely affect the market value of the combined companies. See "Proposal No. 1 The Arrangement-Reasons for the Arrangement" on page 39 for a discussion of the anticipated benefits.

The ownership interest of current shareholders of Aviation Group will be substantially reduced, and a change of control of Aviation Group will occur.

     The current shareholders of Aviation Group will lose the ability to control the outcome of shareholder votes. Former travelbyus.com shareholders will initially have the power to vote approximately 95% of the outstanding votes at meetings of shareholders following completion of the arrangement.

Certain directors of Aviation Group and travelbyus.com had potential conflicts of interest in approving and recommending the arrangement.

     Three directors of Aviation Group have been granted certain warrants to purchase Aviation Group common stock. Their right to exercise these warrants is conditioned upon completion of the arrangement, as well as approval of Aviation Group's shareholders. These directors had potential conflicts of interest as a result of these warrants.

     Two executive officers, directors and shareholders of travelbyus.com, William Kerby and John Fenyes, had been recently appointed and were serving as travelbyus.com's representatives on Aviation Group's board of directors at the time of the final approval by the boards of directors of travelbyus.com and Aviation Group of the arrangement in early May 2000. These two directors had potential conflicts of interest as a result of their fiduciary duties to both travelbyus.com and Aviation Group. See "Proposal No. 1 The Arrangement-Conflicts of Interest of Certain Persons in the Arrangement."

                     Tax Risks Relating to the Arrangement

travelbyus.com shareholders may have to pay taxes upon exchange of exchangeable shares for Aviation Group common stock.

     When shareholders exchange exchangeable shares for shares of Aviation Group common stock, they may be required to pay tax on any gain they may have under the laws of Canada and the U.S. Tax consequences under the laws of Canada and the U.S. vary depending on:

     -    where the shareholder is a resident for tax purposes;

     - whether the shareholder exchanges exchangeable shares by way of redemption or exchange;

     -    how long the shareholder has held the exchangeable shares; and

     - the amount of outstanding exchangeable shares held by Aviation Group's Canadian subsidiary immediately after the exchange.

We strongly urge shareholders to consult with their tax advisor with respect to the tax consequences of the exchange of exchangeable shares for shares of Aviation Group common stock. See "Federal Income Tax Considerations Relating to the Arrangement."

Canadian taxes will be imposed on Canadians who acquire Aviation Group common stock.

     If a shareholder's exchangeable shares are redeemed or retracted, and

     - the shareholder is a Canadian resident holding exchangeable shares as capital property;

     -    the shareholder deals at arm's-length with Aviation Group; and

     -    the shareholder is not otherwise affiliated with Aviation Group;

then the shareholder will generally be treated as if he or she received a dividend equal to the amount paid to the shareholder on the redemption or retraction, less the paid-up capital of his or her exchangeable shares. If the net proceeds of disposition, less any deemed dividend, exceed the adjusted cost base for the exchangeable shares exchanged, the shareholder will also generally be treated as if he or she realized a capital gain to the extent of that excess. If the net proceeds of disposition, less any deemed dividend, are less than the adjusted cost base for the exchangeable shares that are exchanged, the shareholder will generally be treated as if he or she realized a capital loss to the extent of that shortfall.

     If shareholders otherwise exchange their exchangeable shares for shares of Aviation Group common stock, they will generally be considered to have realized a capital gain equal to the amount, if any, by which the net proceeds of disposition exceed the adjusted cost base for the exchangeable shares exchanged. If the net proceeds of disposition are less than the adjusted cost base for the exchangeable shares exchanged, the shareholder will generally be treated as if he or she realized a capital loss to the extent of that shortfall.

U.S. taxes will be imposed on U.S. persons who acquire Aviation Group's common stock.

     In most circumstances, "U.S. persons" for U.S. federal income tax purposes will generally recognize a gain or loss when they exchange exchangeable shares for shares of Aviation Group's common stock. This gain or loss will be equal to the difference between the fair market value of the shares of common stock received in the exchange and the basis in the exchangeable shares exchanged.
The gain or loss will generally be a capital gain or loss, except that ordinary income may be recognized with respect to any declared but unpaid dividends on the exchangeable shares. A capital gain or loss will be a long-term capital gain or loss under current law if a shareholder's holding period for exchangeable shares is more than one year at the time of the exchange.

Aviation Group common stock is "foreign property" under the Income Tax Act (Canada) for RRSPs, RRIFs, DPSPs, registered pension plans, registered investments and certain other tax exempt entities, and may subject them to additional taxes, fees and expenses.

     Aviation Group common stock will always be "foreign property" under the Income Tax Act (Canada) for trusts governed by a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan, and for registered pension plans, registered investments and certain other tax exempt entities. This treatment may be different from the treatment of the exchangeable shares, which should not be "foreign property" under the Income Tax Act (Canada) as long as they are listed on a prescribed stock exchange in Canada and travelbyus.com maintains a substantial Canadian presence within the meaning of the Income Tax Act (Canada). Accordingly, if you are such a holder, you should consult your own tax advisors before you exchange exchangeable shares for shares of Aviation Group common stock. Investing in Aviation Group common stock may not be an acceptable investment for such entities or may subject such entities to additional taxes, fees or expenses.

                     Risks Relating to the Travel Business

Adverse changes or interruptions in relationships with travel suppliers, distribution partners and other third party service providers could reduce revenue.

     If travelbyus.com or Global Leisure is unable to maintain or expand its relationships with travel suppliers, including airline, hotel, tour and car rental suppliers, its ability to offer and expand travel service offerings or lower-priced travel inventory could be reduced. Travel suppliers may not make their services and products available to travelbyus.com or Global Leisure on satisfactory terms, or at all. They may choose to provide their products and services only to competitors of travelbyus.com or Global Leisure. In addition, these travel suppliers may not continue to sell services and products through global distribution systems on terms satisfactory to travelbyus.com or Global Leisure. Any discontinuance or deterioration in the services provided by third parties, such as global distribution systems providers, could prevent customers from accessing or purchasing particular travel services through travelbyus.com or Global Leisure.

     The contracts of travelbyus.com or Global Leisure with travel suppliers are generally renewed on an annual basis and, in some cases, can be canceled at will by the supplier. If these suppliers cancel or do not renew the contracts, travelbyus.com or Global Leisure would not have the range or volume of services it requires to meet demand and its revenue would decline.

A decline in commission rates or the elimination of commissions by travel suppliers would reduce revenues.

     We expect that a substantial portion of travelbyus.com's revenue will come from the commissions paid by travel suppliers, such as hotel chains and airlines, for bookings made through its online travel service. Consistent with industry practices, these travel suppliers are not obligated to pay any specified commission rates for bookings made through it or to pay commissions at all. Over the last several years, travel suppliers have reduced commission rates substantially.

Failure to maintain relationships with traditional travel agents could adversely affect travelbyus.com's business.

     Both travelbyus.com and Global Leisure have historically received, and expect to continue in the foreseeable future to receive, a significant portion of their revenue through relationships with traditional travel agents. Maintenance of good relations with these travel agents depends in large part on continued offerings of travel services in demand, timely payment of commissions based on sales and Web site support and availability. If travelbyus.com does not maintain good relations with travel agents, these agents could terminate their sales and promotion of its products.

Declines or disruptions in the travel industry could reduce travelbyus.com's revenue.

     Potential declines or disruptions in the travel industry include:

     - price escalation in the airline industry or other travel-related industries;

     -    airline or other travel related strikes;

     -    political instability and hostilities;

     -    bad weather;

     -    fuel price escalation;

     -    increased occurrence of travel-related accidents; and

     -    economic downturns and recessions.

            Risks Relating to the E-Commerce Travel Business of travelbyus.com

travelbyus.com has a limited operating history in e-commerce and expects to incur net losses through fiscal year 2000.

     Although the various businesses of travelbyus.com have operating experience in traditional travel services venues, its Web site was launched on January 21, 2000, and is in the early stages of development, and full integration of travelbyus.com's operations is not complete. travelbyus.com has limited operating history upon which to evaluate its results in the e-commerce travel market. Significant costs have been expended in designing and implementing the Web site and additional costs are anticipated to be incurred to fund increased marketing initiatives, strategic alliances, enhancements to the travelbyus.com Web site, and the consolidation of its operations in Reno, Nevada. travelbyus.com has incurred operating losses to date. Significant operating losses are anticipated through fiscal year 2000 and may occur in subsequent fiscal years.

Competition in the on-line travel industry is intense, and travelbyus.com may not be able to compete successfully.

     In recent years, the number of Web sites in the travel industry competing for customers' attention has increased rapidly. Future competition is expected to intensify given the relative ease with which new Web sites can be developed. travelbyus.com believes that the primary competitive factors affecting its business are brand recognition, Web site content, ease of use, price, fulfillment speed, customer support and reliability. Other factors that will affect travelbyus.com's ability to compete include market acceptance of travelbyus.com's products, its continued ability to attract experienced marketing, technology, operations and management talent and the success of travelbyus.com's marketing programs. If travelbyus.com does not compete successfully for customers in the intensely competitive online travel services market, particularly in promoting and differentiating its brand name from competitors, travelbyus.com will lose or be unable to gain customers. Some competitors have greater brand recognition and greater financial, technological, marketing and other resources than travelbyus.com. travelbyus.com competes with a variety of online travel agents, including Expedia, travelocity and trip.com.

If the Internet as a medium for commerce does not develop as expected, travelbyus.com will fail to grow as it expects.

     Use of the Internet by consumers is at a relatively early stage of development. Market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. travelbyus.com's ability to significantly increase revenue will require the development and widespread acceptance of the Internet as a medium for commerce. The Internet may not be a successful channel for selling travel services. Additionally, the Internet may not prove to be a viable commercial marketplace because of inadequate development for commerce of the necessary infrastructure, such as reliable network backbones, high speed modems and security procedures. The viability of the Internet for commerce may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation or taxation. In addition, the nature of the Internet as an electronic marketplace may render it inherently more competitive than conventional commerce formats.

Regulation of domain names is evolving and changing, and travelbyus.com may not be able to maintain its domain name.

     travelbyus.com currently holds certain Web domain names, including the www.travelbyus.com domain name. The acquisition and maintenance of domain names
------------------
generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is expected to change in the near future. Requirements for holding domain names may be affected. As a result, travelbyus.com may not be able to acquire or maintain relevant domain names in all countries in which it conducts business. In addition, travelbyus.com may be unable to prevent third parties from acquiring domain names that are similar to or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability would have a material adverse effect on travelbyus.com's business.

Evolving government regulation could impose taxes or other burdens on travelbyus.com's e-commerce business which could increase costs or decrease demand for travelbyus.com's products.

     Increased regulation of the Internet or different applications of existing laws might slow the growth in the use of the Internet and commercial online services. For example, U.S. legislation imposing limitations on the ability of states to tax Internet-based sales was enacted in 1998. The Internet Tax Freedom Act exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. If this legislation is not renewed when it terminates, state and local governments could impose taxes on Internet-based sales. These taxes could decrease the demand for travelbyus.com's products and services or increase travelbyus.com's costs of operations.

Software licensed from third parties could become unavailable, obsolete or incompatible with travelbyus.com's operations, Web site or products and adversely affect sales.

     Software licensed from other parties is incorporated into travelbyus.com's Web site. travelbyus.com intends to increase the capabilities of its operations and Web site by licensing additional software applications from other parties. travelbyus.com depends on the abilities of these other parties to deliver and support reliable software, as well as enhance their current, and develop new, applications on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. A significant interruption of the availability of any licensed software could adversely affect sales, unless travelbyus.com can replace this software with other software that performs similar functions.

Rapid technological changes may render travelbyus.com's Web site technology obsolete or decrease the attractiveness of travelbyus.com's services to consumers.

     If travelbyus.com fails to continually improve its Web site speed, functionality and customer service, travelbyus.com could lag behind its competitors or travelbyus.com's Web site could become obsolete. Competitors may develop technology to improve the performance of their Web sites or to lower their costs. travelbyus.com may have to incur substantial expenses to respond to these developments. If travelbyus.com fails to keep up with technological changes, it could fail to gain market share or increase revenue.

Security breaches in travelbyus.com's systems could damage its reputation and cause it to lose customers.

     The security of customers' confidential transaction data could be jeopardized by accidental or intentional acts of Internet users, current and former employees or others, or by computer viruses. travelbyus.com could lose customers and be liable for damages caused by these security breaches. Security breaches experienced by other electronic commerce companies could reduce consumers' confidence in the travelbyus.com Web site. Although travelbyus.com plans to continue to use encryption and authentication technology, these measures can be circumvented. The costs required to continually upgrade security measures could be prohibitively expensive and could result in delays or interruption of service.

travelbyus.com's computer and telecommunications systems may suffer system failures, capacity constraints and business interruptions which could increase operating costs and cause losses of customers.

     The interruption, impaired performance or insufficient capacity of travelbyus.com's computer and telecommunications systems could lead to interruptions or delays in service, loss of data or inability to process reservations. travelbyus.com's systems and operations can be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquake, tornado, employee error and similar events. While travelbyus.com continually reviews and seeks to upgrade its technical infrastructure and provide for certain system redundancies and back-up power to limit the likelihood of systems overload or failure, any damage, failure or delay that causes interruptions in operations could have a material adverse effect on travelbyus.com's business.

travelbyus.com's ability to increase revenue depends substantially on the continued use and growth of the Internet.

     Although travelbyus.com also sells its travel services and products through travel agents and 1-800 call centers, travelbyus.com's ability to significantly increase revenues will depend on performance of its Web site. In turn, Web site revenue will depend in large part on whether consumers will purchase significantly more travel services online than they do currently and whether the use of the Internet as a medium of commerce continues to grow or grows at the expected rate. Rapid growth in the use of the Internet and online services is a recent development which may not continue.

      Risks Relating to Exchangeable Shares or Aviation Group Common Stock

The exchangeable shares or Aviation Group's common stock price could fluctuate significantly, and you may be unable to resell your shares at a profit.

     The trading prices for small capitalization companies often fluctuate significantly. In addition, after the arrangement, Aviation Group may be viewed by investors as an Internet-related company engaged in electronic commerce. Market prices and trading volume for stocks of these types of companies have been volatile. If revenue or earnings are less than expected for any quarter, the market price of Aviation Group common stock could significantly decline, even if the decline in consolidated revenue or earnings is not reflective of any long-term problems with our business.

Aviation Group might fail to maintain a listing for its common stock.

     Aviation Group's common stock is presently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. Aviation Group intends to apply for listing on the Nasdaq National Market and the Frankfurt Stock Exchange in connection with the arrangement. If Aviation Group fails to maintain such listing, the market value of its common stock would likely decline. As a result, holders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock.

Active trading markets for the exchangeable shares and the Aviation Group common stock may not develop or continue.

     While the listings of the Aviation Group common stock and the exchangeable shares are a condition to the closing of the arrangement, an active and liquid trading market for Aviation Group common stock or the exchangeable shares may not develop or be sustained in the future. In addition, we cannot predict the price at which the Aviation Group common stock or exchangeable shares will trade.

Exchangeable shares will become taxable Canadian property if they cease to be listed on a Canadian stock exchange

     Any capital gains realized by a shareholder who is not resident in Canada on a disposition of exchangeable shares that constitute taxable Canadian property, including on the redemption or exchange of an exchangeable share, would be taxable under the Income Tax Act (Canada), subject to relief under an applicable tax treaty. travelbyus.com intends to keep the exchangeable shares listed only until December 31, 2001, but the exchangeable shares will be automatically exchanged on January 1, 2003. See "Federal Income Tax Considerations Relating to the Arrangement-Shareholders Not Resident in Canada."

If delisted, the Aviation Group common stock will cease to be a "qualified investment" under the Income Tax Act (Canada) for RRSPs, RRIFs and DPSPs.

     If the Aviation Group common stock is delisted from Nasdaq and not listed on certain other stock exchanges, it will cease to be a "qualified investment" under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. In that case, these trusts and the annuitants of these trusts may be liable to pay penalty taxes.

The other equity securities of Aviation Group may limit the price growth potential of Aviation Group common stock.

     After completion of the arrangement, assuming all proposals are approved by shareholders, Aviation Group will have outstanding:

     - warrants and options to purchase an aggregate of 29,215,756 shares of common stock;

     - Series A and Series C preferred stock convertible into a total of 6,330,000 shares of common stock, assuming all shares of Series B preferred stock are exchanged in Aviation Group's exchange offer and a $6 conversion price.

In addition to limiting the trading price growth potential of Aviation Group common stock, these securities may impair Aviation Group's ability to raise needed capital by depressing the price at which it could sell Aviation Group common stock.

Certain provisions in Aviation Group's charter and bylaws and Texas law make a takeover of Aviation Group more difficult.

     Aviation Group's basic corporate documents and Texas law contain provisions that might enable its management to resist an attempted take over of Aviation Group. For example, the members of the board of directors are divided into three classes who serve staggered three-year terms. Aviation Group's board can also issue shares of common stock and preferred stock without stockholder approval in order to dilute and adversely affect various rights of a potential acquiror. The board could use other provisions to discourage, delay or prevent a change of control, a change of management or an acquisition of Aviation Group that you may find beneficial. These provisions could also make it more difficult for shareholders to elect directors and take other corporate action and could depress the price that investors are willing to pay for Aviation Group common stock.

No dividends on Aviation Group common stock may ever be declared.

     Dividends will not be paid unless and until they are declared by the Aviation Group board of directors. Holders of Aviation Group common stock will have no authority to compel the Aviation Group board to declare dividends.


             Other Risks Relating to the Business of travelbyus.com

travelbyus.com may not be able to obtain additional capital on reasonable terms, or at all, to fund its operations, and this inability may prevent travelbyus.com from taking advantage of opportunities, hurt its business and negatively impact its shareholders.

     If adequate funds are not available on reasonable terms, or at all, travelbyus.com may be unable to take advantage of future opportunities to develop or enhance its business, or respond to competitive pressures and remain in business. If capital requirements vary from those currently planned, or losses are greater than expected, additional financing may be required sooner than anticipated. If additional funds are raised through the issuance of debt or equity securities, the percentage ownership of existing shareholders may be diluted, the securities issued may have rights and preferences senior to those of shareholders, and the terms of the securities may impose restrictions on operations.

travelbyus.com may not be able to protect its intellectual property, causing the value of its services to decline.

     travelbyus.com relies on a combination of trademark, service mark, copyright and trade secret laws to protect its intellectual property. It also enters into confidentiality agreements with its suppliers, strategic partners and key employees and consultants. Unauthorized parties may copy or infringe upon aspects of travelbyus.com methodologies, copyrights, service marks or trademarks. Existing trade secret, copyright and trademark laws offer only limited protection. Effective trade secret, copyright and trademark protection may not be available in every country in which travelbyus.com may offer its services. Policing unauthorized use of its intellectual property is difficult. Competitors of travelbyus.com may independently develop similar methodologies and expertise, and travelbyus.com would have no claim against them. If travelbyus.com resorts to legal proceedings to enforce its intellectual property rights, the proceedings could be burdensome and expensive, and the outcome could be uncertain.

Claims against travelbyus.com alleging intellectual property infringement could result in litigation costs, monetary damages and the loss of valuable assets.

     Infringement claims, even if not true, could result in significant legal and other costs and may be a distraction to management. If any of these claims were to prevail, travelbyus.com could be forced to pay damages, comply with injunctions or stop providing certain of its services. Any of these events could harm the operating results of travelbyus.com.

If travelbyus.com does not manage its growth effectively, the quality of its services may suffer.

     travelbyus.com is growing rapidly and is subject to related risks, including capacity constraints and pressure on its internal systems and controls. The ability of travelbyus.com to manage its growth effectively requires it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of travelbyus.com to manage this growth would have a material adverse effect on its business, operations and prospects.

Because travelbyus.com depends on key personnel, their loss could harm its business.

     travelbyus.com's key personnel are: William Kerby, Jon Snyder and John Fenyes. travelbyus.com may not be able to retain the services of these key personnel as no employment contract exists with Mr. Kerby and only 17 months remain on the employment agreements with Messrs. Snyder and Fenyes. These personnel would be difficult to replace. travelbyus.com does not carry any insurance covering the loss of any of these key personnel.

         Other Risks Relating to Both Businesses After the Arrangement

Future acquisitions or investments could negatively affect the companies' operations and financial results or dilute the ownership percentage of shareholders of Aviation Group after the arrangement.

     While there are no current binding agreements not described in this joint proxy statement/prospectus, both companies expect to review acquisition and investment prospects that would complement or expand their current services or otherwise offer growth opportunities. Both companies have limited experience in acquisition activities and may have to devote substantial time and resources in order to complete potential acquisitions. Either company may not identify or complete acquisitions in a timely manner, on a cost-effective basis or at all. In the event of any future acquisitions, the companies could:

     - issue additional stock that would further dilute current shareholders' percentage ownership;

     -    incur debt;

     -    assume unknown or contingent liabilities; or

     - experience negative effects on reported operating results from acquisition-related charges and amortization of acquired technology, goodwill and other intangibles.

These transactions involve numerous risks that could harm operating results and cause the companies' stock prices to decline, including:

     -    potential loss of key employees of acquired organizations;

     - problems integrating the acquired business, including its information systems and personnel;

     -    unanticipated costs that may harm operating results;

     -    diversion of management's attention from business concerns;

     -    adverse effects on existing business relationships with customers; and

     - risks associated with entering an industry in which we have no or limited prior experience.

Any of these risks could harm the businesses and operating results.

                Risks Relating to the Business of Aviation Group

Aviation Group may be unable to sell its current businesses on acceptable terms in the near future.

     Aviation Group has had discussions with various parties regarding the sale of its existing businesses. To date, no agreements have been reached on acceptable terms. Aviation Group intends to continue to investigate the sale of one or all of these businesses. If Aviation Group is unable to sell these businesses, a general economic downturn could adversely affect its financial results. Additionally, Aviation Group would also not have cash proceeds available to further the business objectives of the combined companies.

Failure to comply with environmental, health and safety regulations could negatively impact the business of Aviation Group.

     The Environmental Protection Agency and state and local regulatory authorities regulate Aviation Group's operations primarily with respect to:

     - the use, storage, handling, transportation and disposal of the substances used in aircraft stripping and painting operations; and

     -    disposal of batteries.

Operating permits for facilities are subject to revocation or modification and may not be renewed. Violations of these operating permits may result in substantial fines and civil or criminal sanctions. The operation of any facility that handles chemical substances involves risks of adverse environmental impact and worker exposure to toxic or harmful substances. Material costs or liabilities may be incurred to minimize these risks or to rectify any injury or damage. In addition, significant expenditures may be required to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future.

Failure to comply with Federal Aviation Administration regulations could negatively impact the financial condition of Aviation Group.

     The FAA regulates most of the business operations of Aviation Group. The painting and stripping business and the battery manufacturing and repair business must continue to comply with the requirements of the FAA and maintain the FAA's certifications of Aviation Group's subsidiaries. These certifications allow the subsidiaries to perform their services as well as other repair and maintenance services at their facilities. Loss of any necessary FAA certifications would have a material adverse effect on the operations and financial condition of Aviation Group.

                                    CURRENCY

     Unless otherwise indicated, all dollar amounts in this joint proxy statement/prospectus are expressed in United States dollars. For convenience, certain portions of this joint proxy statement/prospectus contain amounts which have been converted from Canadian dollars into United States dollars using an exchange rate of US$1 to Cdn$1.455, based upon exchange rates at March 31, 2000, unless it is indicated that a different exchange rate was used for a specific conversion. This exchange rate may not represent the actual exchange rate at which Canadian dollars could be converted into United States dollars at any particular time in the future.

     The following table shows the rates of exchange for a Canadian dollar per US$1 in effect at the end of certain periods. The high and low rates of exchange for the periods and the average rate of exchange for the periods are also shown. All rates are based on the noon buying rate, certified by the Federal Reserve Bank of New York for customs purposes in New York City for cable transfers in Canadian dollars.

                                   Year Ended December 31 (Canadian Dollars)           Three Months
                                -----------------------------------------------        ------------
                                  1999       1998      1997      1996      1995     Ended March 31, 2000
                                  ----       ----      ----      ----      ----     --------------------
High for the period             1.5302     1.5770    1.4398    1.3822    1.4238           1.4728
Low for the period              1.4440     1.4075    1.3357    1.3310    1.3285           1.4350
Average for the period*         1.4827     1.4894    1.3893    1.3644    1.3689           1.4520
End of period                   1.4440     1.5375    1.4288    1.3697    1.3655           1.4538

On May 31, 2000, the noon buying rate in Canadian dollars reported by the Federal Reserve Bank of New York was US$1 = Cdn$1.4977.

-------------------
* The average for the period was calculated by averaging the noon buying rate or noon spot rate, as applicable, on the last business day of each month during the period.

                      WHERE YOU CAN FIND MORE INFORMATION

     travelbyus.com is a reporting issuer under the Alberta Securities Act, the British Columbia Securities Act, the Manitoba Securities Act, the Ontario Securities Act, the Quebec Securities Act and the Saskatchewan Securities Act. It files financial statements and management information circulars with the Alberta, British Columbia, Manitoba, Ontario, Quebec and Saskatchewan Securities Commissions. These commissions maintain a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commissions. Such reports, proxy and other information may be found on the Web site address, www.sedar.com. Certain securities of travelbyus.com are listed on The Toronto Stock Exchange under the symbol "TBU." Materials filed by travelbyus.com may be inspected at the offices of The Toronto Stock Exchange at 2 First Canadian Place, The Exchange Tower, Toronto, Ontario M5X 1J2.

     Aviation Group files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room at the SEC's office in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Aviation Group's SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov." In addition, certain securities of Aviation Group are listed on the Nasdaq SmallCap Market under the symbol "AVGP." Materials filed by Aviation Group may be inspected at the offices of Nasdaq at 9801 Washingtonian Boulevard, Fifth Floor, Gaithersburg, Maryland 20878.

     Aviation Group has filed a registration statement on Form S-4 to register with the SEC the shares of Aviation Group common stock to be offered to travelbyus.com shareholders and shares of Aviation Group Series C preferred stock to be offered in exchange for its outstanding Series B preferred stock. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Aviation Group in addition to being a proxy statement of Aviation Group and travelbyus.com for the special meetings. As allowed by

SEC rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement.

     Statements contained in this joint proxy statement/prospectus as to the provisions of the agreements or documents attached as appendices are qualified in all respects by reference to the appropriate appendix to this joint proxy statement/prospectus.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. These statements include, in particular, statements about our plans, strategies and prospects under the headings "Questions and Answers About the Aviation Group/travelbyus.com Arrangement," "Summary," "Proposal No. 1 The Arrangement," "Unaudited Pro Forma Combined Financial Information," "travelbyus.com" and "Aviation Group." You can identify certain forward-looking statements by our use of forward-looking terminology such as the words "may," "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the factors described in the "Risk Factors" section and elsewhere in this joint proxy statement/prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table summarizes the ratio of Aviation Group's earnings to fixed charges and preferred stock dividends at the dates set forth below:

                                                                    Nine Months
                                    Year Ended June 30,           Ended March 31,
                           -------------------------------------  ---------------
                              1996     1997     1998     1999          2000
                           ---------- ------- -------- ---------  ---------------
Ratio of earnings to fixed
  charges and preferred        **       **       **       **            **
  stock dividends

___________________________________
** Earnings were inadequate to cover fixed charges and preferred stock dividends by $37,000, $850,000, $1,838,000, $2,766,000 and $1,523,000 for
     the fiscal years ended June 30, 1996, 1997, 1998 and 1999 and the nine months ended March 31, 2000, respectively.

                             SELECTED CONSOLIDATED
                        FINANCIAL DATA OF TRAVELBYUS.COM

     The selected consolidated financial data below is derived from the consolidated balance sheets of travelbyus.com (formerly LatinGold Inc.) as of December 31, 1995, 1996, 1997, 1998, September 30, 1999 and March 31, 2000
(unaudited), and consolidated statements of operations and deficit for the years ended December 31, 1995, 1996, 1997 and 1998, period from January 1, 1999 to September 30, 1999 and the six-month periods ended March 31, 1999 and 2000 (unaudited). The selected consolidated financial data as of March 31, 1999 and 2000, and for the six month periods ended March 31, 1999 and 2000, is derived from travelbyus.com's unaudited financial statements prepared using U.S. generally accepted accounting principles on a basis consistent with the audited consolidated financial statements and the accompanying notes of travelbyus.com. All amounts, other than share numbers, are in Canadian dollars. The following data is qualified in its entirety by, and should be read in conjunction with "travelbyus.com--Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes of travelbyus.com contained elsewhere in this joint proxy statement/prospectus.

                                                                                                                 Six         Six
                                                                                             Period From       Months      Months
                                                   Year Ended December 31,                  January 1 to        Ended       Ended
                                      ---------------------------------------------------   September 30,     Mar. 31,     Mar. 31,
                                         1995         1996          1997          1998          1999            1999        2000
                                      ----------   -----------   -----------   ----------   -------------   -----------  ----------
                                                                                                                   (Unaudited)
Revenue (4)                          $   166,243   $   74,579  $         --    $       --    $       --    $       --  $  7,461,341
Net Income (Loss) Before                  78,028     (130,473)     (436,766)     (238,354)   (1,697,820)      (71,686)  (11,424,052)
     Discontinued Operations and
     Extraodinary Item (2) (3)
Income (Loss) before Extraordinary
     Item (5)                             78,028     (130,473)  (10,780,020)   (1,282,999)   (1,772,219)     (251,430)  (11,424,052)
Net Income (Loss)                         78,028     (130,473)  (10,780,020)   (1,282,999)   (1,772,215)     (251,430)  (12,492,120)
Weighted Average Number of
     Common Shares Outstanding        15,517,132    4,276,913    15,588,904    19,400,822    31,781,090    20,989,178    62,227,650
Basic and Fully Diluted Loss
     per Common Share From
     Continuing Operations           $      0.01   $     0.01  $      (0.08) $      (0.03) $      (0.05) $      (0.01) $      (0.20)
Basic and Fully Diluted
     Loss Per Share                         0.00        (0.16)        (0.69)        (0.07)        (0.05)        (0.01)        (0.20)
Gross Revenues (4)                            --           --            --            --            --            --    23,315,743




                                                                  December 31,                           September 30,    March 31,
                                        --------------------------------------------------------------   -------------   -----------
                                             1995            1996            1997            1998            1999            2000
                                        --------------  --------------  --------------  --------------   -------------   -----------

Total Assets                             $ 1,747,110     $ 8,481,599     $ 1,609,404     $   253,629     $12,465,014     $62,514,982

Total Long Term Debt (1)                   1,345,274            --              --              --         6,773,764      16,290,178


______________________________________________
(1) During the period ended September 30, 1999, travelbyus.com raised Cdn$11.95 million from a debenture financing, with attached warrants. The debentures earn interest at 12.5% per annum, payable semi-annually. The debentures are to be repaid on September 9, 2001, with travelbyus.com retaining the right to repay the debentures in full at any time.
(2) During the period ended December 31, 1997, travelbyus.com, formerly LatinGold Inc., a gold exploration company with operations in Latin American countries, ceased operations on their Columbia properties and recognized a write-down of Cdn$6.1 million.
(3) During the six month period ended March 31, 2000, the increased loss is due to development of new business opportunities in the travel sector.
(4) In November 1999, the Emerging Issues Task Force of the Financial Accounting Standards Board issued a discussion paper EITF 99-19 Reporting Revenue Gross Versus Net, which has not yet been finalized, and in December 1999, the SEC issued Staff Accounting Bulletin No. 101-Revenue Recognition in Financial Statements. These publications include guidelines for determining the appropriateness of gross versus net revenue reporting practices specifically in the e-commerce and travel sectors. The guidelines focus on determining whether the company in substance acts as principal, agent or broker in a transaction, whether it takes title to the products, and whether it assumes the risks and rewards of ownership. travelbyus.com has considered these recent developments in determining its revenue recognition and reporting policies and believes its current policies are conservative and consistent with this guidance. However, it is possible that these evolving standards may allow or require travelbyus.com to amend its practices for the recognition and reporting of revenues. Management uses gross revenues as a key indicator of general business activity, success of promotional efforts, capacity to handle customer demand and efficiency of reservation agents. Gross revenues is not a financial measurement in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP, and period-to-period comparisons of gross revenues are not necessarily meaningful as a measure of our revenues due to, among other things, changes in commission rates, and, as with operating results, should not be relied upon as an indication of future performance.
(5) On March 9, 2000, travelbyus.com repaid $2,494,000 of debentures, of which $1,450,596 was applied to the carrying value of the debt, resulting in a loss on settlement of $1,043,404 including a writeoff of a proportionate share of deferred financing costs ($148,929) and has been recorded as an extraordinary loss in the period.

                             SELECTED CONSOLIDATED
                        FINANCIAL DATA OF AVIATION GROUP

     The selected consolidated financial data below is derived from Aviation Group's audited consolidated financial statements for the period from inception on December 5, 1995 through June 30, 1996 and the years ended June 30, 1997, 1998 and 1999. The selected consolidated financial data for the nine month periods ended March 31, 1999 and 2000, is derived from the unaudited financial statements prepared on a basis consistent with the audited consolidated financial statements and the accompanying notes of Aviation Group. All amounts are in thousands of U.S. dollars. The following data is qualified in its entirety by, and should be read in conjunction with, "Aviation Group-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes of Aviation Group contained elsewhere in this joint proxy statement/prospectus.


                              YEAR ENDED      NINE MONTHS                                     NINE MONTHS ENDED
                             SEPTEMBER 30,   ENDED JUNE 30,        YEAR ENDED JUNE 30,            MARCH 31,
                           --------------    --------------  ------------------------------   ------------------
                                 1995 (1)         1996 (1)     1997       1998       1999       1999      2000
                           --------------    --------------  --------   --------   --------   --------  --------
                                                                                                  (Unaudited)
Revenue                         $  2,533         $  3,881    $8,096    $11,043    $15,097    $11,941   $ 9,359

Income (loss) from
     continuing                      342               34      (544)      (994)    (1,796)      (988)   (2,523)
     operations
Income (loss) from
      continuing
      operations per                                 0.02     (0.31)     (0.32)     (0.53)     (0.29)    (0.68)
      share - basic and
     diluted



                                             JUNE 30,              MARCH 31,
                          ------------------------------------   -----------
                            1996     1997      1998      1999        2000
                          -------  -------   -------   -------   -----------
Total assets              $4,524   $5,111   $11,600   $13,052       $72,846
Long-term obligations      1,350    1,392       919     1,319         3,202

_____________________________________
(1) The period prior to December 1995 includes the operations of Aviation Group's predecessors, Tri-Star Airline Services, Inc. and Tri-Star Aircraft Services, Inc.

                            COMPARATIVE MARKET DATA

     Aviation Group's shares of common stock are listed on the Nasdaq SmallCap Market and the Boston Stock Exchange under the ticker symbol "AVGP". travelbyus.com's common shares are listed on The Toronto Stock Exchange and the Winnipeg Stock Exchange under the ticker symbol "TBU" and on the Frankfurt Stock Exchange under the ticker symbol "TVB".

     The following table sets forth on a calendar year basis the quarterly high and low closing sale prices of Aviation Group common stock as reported by Nasdaq SmallCap Market and travelbyus.com common shares as reported by The Toronto Stock Exchange and the total trading volume for the indicated periods.

                         Aviation Group                    travelbyus.com
                          Common Stock                     Common Shares
                  ----------------------------      ----------------------------
                                                             (Canadian)
                   High      Low     Volume          High    Low      Volume
                  -------  -------  ---------        -----  -----  -------------
Calendar 1998
----------------

First Quarter...   $8.375   $3.375  1,448,600        $0.16  $0.10      2,048,532
Second Quarter..    4.375    3.000  1,449,600         0.15   0.12      1,024,500
Third Quarter...    3.875    2.250  1,100,900         0.15   0.07      1,467,600
Fourth Quarter..    3.250    1.625    791,300         0.09   0.07      5,266,400

Calendar 1999
----------------
First Quarter...    2.938    1.781    635,800         0.34   0.06      4,710,100
Second Quarter..    2.250    1.250    641,300         0.73   0.22     26,599,500
Third Quarter...    2.500    1.563    637,000         2.24   0.48     30,600,000
Fourth Quarter..    2.375    1.125    605,300         2.16   1.35     32,896,000

Calendar 2000
----------------

January.........    1.625    1.125     77,700         4.20   3.60      8,662,100
February........    4.625    1.000  1,152,000         5.00   3.70      8,472,000
March...........    4.750    3.625  1,151,800         4.99   3.60      8,311,600
April...........    3.438    1.875    373,200         3.95   2.01      3,552,800
May.............    3.063    1.875    405,800         3.40   2.20      3,991,584


     On February 25, 2000, the last full trading day prior to the public announcement of the arrangement, Aviation Group common stock closed on the Nasdaq SmallCap Market at $3 per share and the travelbyus.com common shares closed on The Toronto Stock Exchange at Cdn$3.90 per share.

     On May 31, 2000, the closing trading price for Aviation Group's common stock as reported by Nasdaq SmallCap Market was $2.50. On May 31, 2000, the closing trading price for travelbyus.com's common shares as reported by The Toronto Stock Exchange was Cdn$2.70.

     As of May 31, 2000, Aviation Group had 60 holders of record of common stock and seven holders of record of redeemable common stock warrants. As of May 31, 2000, travelbyus.com had 3,748 holders of record of common shares.

     Because the market price of Aviation Group common stock fluctuates, the market value of Aviation Group common stock that travelbyus.com shareholders may receive in the arrangement may increase or decrease prior to and following the arrangement. Shareholders are urged to obtain current market quotations for Aviation Group common stock and travelbyus.com common shares.

                      SELECTED COMPARATIVE PER SHARE DATA

     The following table sets forth selected combined historical per share data for Aviation Group and travelbyus.com, selected unaudited pro forma per share data for Aviation Group giving effect to the arrangement using the purchase method of accounting and the equivalent unaudited pro forma combined per share amounts for travelbyus.com. The pro forma combined data are not necessarily indicative of actual financial position or future operating results or that which would have occurred or will occur upon consummation of the arrangement.

     The information shown below should be read in conjunction with the historical consolidated financial statements and notes thereto and the selected pro forma financial data for the combined company included elsewhere in this proxy statement.

                                              FOR THE SIX MONTHS ENDED OR AS AT MARCH 31, 2000
                                     ---------------------------------------------------------------------
                                                                                          TRAVELBYUS.COM
                                     AVIATION GROUP   TRAVELBYUS.COM    AVIATION GROUP       PRO FORMA
                                       HISTORICAL       HISTORICAL     PRO FORMA /(1)/   EQUIVALENT /(2)/
                                     ---------------------------------------------------------------------
Net loss per common share from               $(0.52)          $(0.13)           $(0.26)            $(0.26)
     continuing operations /(4)/
Book value per common share /(3)/             10.29             0.66              1.04               1.04



                                                 FOR THE YEAR ENDED OR AS AT SEPTEMBER 30, 1999
                                     ---------------------------------------------------------------------
                                                                                          TRAVELBYUS.COM
                                     AVIATION GROUP   TRAVELBYUS.COM    AVIATION GROUP       PRO FORMA
                                       HISTORICAL       HISTORICAL     PRO FORMA /(1)/   EQUIVALENT /(2)/
                                     ---------------------------------------------------------------------
Net loss per common share from               $(0.53)          $(0.04)           $(0.25)            $(0.25)
     continuing operations /(4)/
Book value per common share /(3)/              1.43             0.04

______________________________
(1) The pro forma loss per share data for Aviation Group is presented as if the arrangement and certain other recent transactions as described in "Unaudited Pro Forma Combined Financial Statements" had occurred as of the beginning of the respective periods.
(2) The equivalent per share amounts of travelbyus.com are calculated by multiplying pro forma net loss per Aviation Group common share and pro forma book value per Aviation Group common share (post-arrangement) by the exchange ratio of 1.0.
(3) Book value per common share was calculated using shareholders' equity as reflected in the historical and pro forma financial statements divided by the number of Aviation Group or travelbyus.com common shares outstanding. The liquidation preference of the Aviation Group preferred stock is ignored for this purpose. The historical Aviation Group book value per common share for September 30, 1999 is as of June 30, 1999.
(4) The historical net loss per common share for Aviation Group for the six months ended March 31, 2000 is based on Aviation Group's net loss for the six months ended December 31, 1999. Its net loss per common share for the year ended September 30, 1999 is based on its net loss for the year ended June 30, 1999.

Dividend Policies

     Aviation Group does not have a fixed dividend policy and has not paid any cash dividends on its common stock since its inception in 1995. Aviation Group does not anticipate that it will pay dividends in the foreseeable future. The payment of dividends in the future will depend upon, among other factors, the earnings, capital requirements and financial condition of Aviation Group.

          travelbyus.com does not have a fixed dividend policy and has not paid any cash dividends on its common shares since its inception in 1986. travelbyus.com does not anticipate that it will pay dividends in the foreseeable future. The payment of dividends in the future will depend upon, among other factors, the earnings, capital requirements and financial condition of ravelbyus.com.

                              THE SPECIAL MEETINGS

Times, Places and Dates

     Aviation Group's special meeting of shareholders will be held at 10:00 a.m., Dallas time, on August __, 2000, at the offices of Aviation Group, located at 700 North Pearl Street, Suite 2170, Dallas, Texas.

     travelbyus.com's special meeting of shareholders will be held at 11:00 a.m., Toronto time, on August __, 2000, at ____________________________________,
Toronto, Ontario.

Purposes of the Aviation Group Special Meeting

     At the Aviation Group special meeting, Aviation Group shareholders will vote on a proposal to approve the arrangement pursuant to the terms of the arrangement agreement between Aviation Group, its Canadian subsidiary and travelbyus.com. Shareholders will also be asked to vote upon proposals to amend Aviation Group's articles of incorporation to:

     - increase the authorized number of shares of Aviation Group common stock from 10,000,000 to 250,000,000; and

     -    change the name of Aviation Group to "travelbyus.com, Inc."

In addition, Aviation Group shareholders will be asked to ratify:

     -    the amendment to Aviation Group's 1997 stock option plan;

     -    warrants issued to three directors of Aviation Group;

     -    warrants issued to two executive officers of Aviation Group; and

     - warrants and preferred stock issued or to be issued in connection with the acquisition of Global Leisure and the related financing.

Purpose of the travelbyus.com Special Meeting

     At the travelbyus.com special meeting, travelbyus.com shareholders will be asked to vote on a special resolution to approve an arrangement pursuant to the terms of the arrangement agreement between Aviation Group, its Canadian subsidiary and travelbyus.com. Shareholders will also be asked to consider such other business as may properly come before the meeting.

Record Dates; Quorum

     Shareholders of Aviation Group at the close of business on July __, 2000, the record date, are entitled to receive notice of and to vote at the special meeting of shareholders and at any adjournments or postponements of this meeting. On the record date, approximately _____ holders of record held approximately ________ issued and outstanding shares of Aviation Group common stock. Holders of a majority of shares of Aviation Group common stock entitled to vote at the special meeting of shareholders, represented in person or by proxy, will constitute a quorum for the meeting. A quorum is necessary for a valid special meeting of shareholders.

     Shareholders of travelbyus.com at the close of business on July __, 2000, the record date, are entitled to receive notice of and to vote at the special meeting of shareholders and at any adjournments or postponements of this meeting, subject to subsequent transferees taking the necessary steps to be added to the voters list. On the record date, approximately _______ holders of record held approximately ________ issued and outstanding common shares of travelbyus.com. Holders of 10% of the outstanding travelbyus.com common shares, represented in person or by proxy, will constitute a quorum for the meeting. A quorum is necessary for a valid special meeting of shareholders.

Voting Rights; Votes Required for Approval

     Each holder of shares of Aviation Group common stock as of the record date will be entitled to cast one vote per share held at the special meeting of shareholders. In order to pass each proposal to amend Aviation Group's articles of incorporation, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Aviation Group common stock represented at the special meeting, in person or by proxy is required. For each other proposal to pass, the affirmative vote of the holders of a majority of the shares of Aviation Group common stock represented at the special meeting, in person or by proxy, is required.

     As of the record date, the directors and executive officers of Aviation Group were entitled to vote ________ shares, or approximately ________%, of the outstanding Aviation Group common stock. These directors and executive officers have indicated their intent to vote in favor of the proposals to be presented at the Aviation Group special meeting.

     Each holder of travelbyus.com common shares as of the record date will be entitled to cast one vote per share held at the special meeting of shareholders. For the proposal to pass, the affirmative vote of the holders of at least two-thirds of the outstanding travelbyus.com common shares voted at the special meeting, in person or by proxy, is required.

     As of the record date, the directors and executive officers of travelbyus.com were entitled to vote ________ shares, or ________%, of the outstanding travelbyus.com common shares. These directors and executive officers have indicated their intent to vote in favor of the proposals to be presented at the travelbyus.com special meeting.

How You Can Vote

     Attending Meeting or Submitting Proxies

     You may vote either by:

     - attending the special meeting of shareholders of the company in which you hold shares and voting your shares in person at the meeting; or

     - completing the enclosed proxy card by signing, dating and mailing it in the enclosed postage pre-paid envelope.

     If you sign a written proxy card and return it without instructions, the person authorized in the proxy will vote your shares for each of the proposals presented at the special meeting of shareholders.

     If your shares are held in "street name," which means the shares are held in the name of a broker, bank or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting of shareholders.

     Shareholders who submit their proxy cards should not send in any stock certificates with their proxy cards.

     Revoking Proxies

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the special meeting of shareholders. You may revoke your proxy:

     - by sending written notice, including by telegram or telecopy, to the Corporate Secretary of the company in which you hold shares;

     - by signing and returning a later-dated proxy by mail to the Corporate Secretary of the company in which you hold shares; or

     - by attending the special meeting of shareholders of the company in which you hold shares and notifying the chair of the meeting of your revocation of your proxy.

     Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. You should send any written notice of a revocation of a proxy so as to be delivered no later than the last business day prior to the special meeting to the following address of the company in which you hold shares:

     travelbyus.com ltd.                      Aviation Group, Inc.
     204-3237 King George Highway             700 North Pearl Street, Suite 2170
     South Surrey, British Columbia V4P1B7    Dallas, Texas  75201
     Fax: (604) 541-2450                      Fax:  (214) 922-9242
     Attention: Corporate Secretary           Attention: Corporate Secretary

     In addition, under Ontario law, a travelbyus.com shareholder may also revoke a proxy by depositing a written revocation executed by the shareholder, or his or her attorney authorized in writing, with the chairman of the special meeting on the day of the meeting prior to its commencement.

     Abstention

     You may specify an abstention on the proposals. If you submit a proxy with an abstention, you will be treated as present at the special meetings for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention by an Aviation Group shareholder will have the same effect as a vote against the proposals.

Solicitation of Proxies; Expenses

     This joint proxy statement/prospectus is furnished by each of the companies to its shareholders for the solicitation of proxies on behalf of its management and board of directors. Each of the companies will bear the cost of solicitation of its proxies. In addition to solicitation by mail, the directors, officers and employees of each of the companies may also solicit proxies from its shareholders by telephone, telecopy, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Each of the companies will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Other Matters

     The enclosed form of proxy confers discretionary authority upon the persons named as proxies with respect to any other business properly before the meetings. At the date of this joint proxy statement/prospectus, management and the boards of directors of both companies are not aware of any other business to be brought before the meetings.

Subsequent Transferees of travelbyus.com Common Shares

     A transferee of travelbyus.com common shares acquired after the record date will be entitled to vote at the travelbyus.com meeting if he or she produces properly endorsed share certificates for such shares or otherwise establishes that he or she owns such shares. travelbyus.com must also receive from the transferee, at least 10 days before the meeting, a demand that his or her name be included in the list prepared as of the record date of shareholders entitled to vote at the meeting.

                                 PROPOSAL NO. 1
                                THE ARRANGEMENT

General

     This section of the joint proxy statement/prospectus describes the material aspects of the arrangement, the arrangement agreement and related agreements. The description below of the arrangement and these agreements is not complete. You should read the plan of arrangement, the arrangement agreement and the related agreements attached as appendices to this joint proxy statement/prospectus.

Background of the Arrangement

     In January 1999, the management of Aviation Group began reviewing opportunities for acquisition of Internet-related companies in the aviation service business. Its primary goal was to reverse a continuing decline in the trading prices of Aviation Group's common stock. Aviation Group originally planned to grow through acquisitions. Because of the decline in Aviation Group's stock price, management was unable and unwilling to use Aviation Group's stock as currency to purchase additional businesses.

     Because of Aviation Group's limited cash resources, Aviation Group's board of directors determined in June 1999 to investigate potential merger partners and the sale of Aviation Group's businesses. The following month, Aviation Group engaged a small investment banking firm to pursue a merger or sale of its existing businesses. In August 1999, private discussions began with various parties regarding the sale of all or part of Aviation Group's businesses. Aviation Group sold its ground handling division located in Dallas, Texas in December 1999, and its fueling and repair operations in Casper, Wyoming in February 2000.

     In January 2000, senior management of Aviation Group were introduced to Doerge Capital Management, a Chicago based investment banking firm. Doerge was seeking third parties to assist in the reorganization of Global Leisure Travel, Inc. Doerge contacted travelbyus.com to inquire into the possibility of travelbyus.com acquiring Global Leisure. In early February 2000, management of travelbyus.com, Global Leisure and Aviation Group met in Chicago in the offices of Doerge Capital Management to discuss the potential for a transaction involving a combination of their businesses. These discussions and due diligence continued through the end of February 2000.

     In late February 2000, management of Aviation Group provided background information and explained the structure of the proposed combination of the businesses of travelbyus.com, Global Leisure and Aviation Group to Aviation Group's board of directors. The Aviation Group board of directors approved the negotiation and finalization of separate letters of intent and appropriate acquisition documents, but reserved final approval on the proposed transactions for a later time. The board of directors also authorized the engagement of an investment banking firm to render a fairness opinion relating to the acquisition of travelbyus.com.

     By the end of February 2000, management of Global Leisure, travelbyus.com and Aviation Group completed negotiation of separate letters of intent and a term sheet relating to the proposed acquisitions of Global Leisure and travelbyus.com by Aviation Group. The Aviation Group board of directors subsequently approved the term sheet and authorized Aviation Group to enter into separate letters of intent for the acquisitions of Global Leisure and travelbyus.com.

     The parties' letters of intent contemplated initially the acquisition of Global Leisure by Aviation Group and interim funding of Global Leisure's operations to be provided by travelbyus.com and by Doerge's clients. Definitive agreements between Aviation Group and travelbyus.com and Aviation Group and Global Leisure relating to the interim funding of Global Leisure were promptly negotiated and then executed on March 1, 2000.

     Under these agreements, in March 2000, travelbyus.com made a net investment of $5 million in the purchase of Aviation Group's non-voting Series B preferred stock. In turn, Aviation Group used these funds to purchase Series B preferred stock in Global Leisure. These shares provided Aviation Group a controlling voting position in Global Leisure. Aviation Group appointed its Chief Financial Officer Richard Morgan and two travelbyus.com officers, William Kerby and Jon Snyder, as the directors of Global Leisure.

     On March 17, 2000, Aviation Group, Global Leisure and its shareholders and certain debtholders executed an agreement providing for Aviation Group's acquisition of the remaining outstanding shares and related party indebtedness of Global Leisure. At that time, Aviation Group's directors appointed two of travelbyus.com's executive officers, William Kerby and Jon Snyder, as directors of Aviation Group, and Mr. Kerby as President and Chief Executive Officer of Aviation Group. Lee Sanders resigned from these positions but remained as Chairman of Aviation Group. Mr. Snyder resigned as a director on May 1, 2000. Another executive officer of travelbyus.com, John Fenyes, was appointed to fill this director vacancy on May 3, 2000.

     During March 2000, due diligence continued, and management of Aviation Group interviewed various investment banking firms and engaged CIBC World Markets Corp. to render a fairness opinion with respect to the consideration to be received by travelbyus.com shareholders pursuant to the arrangement agreement. An understanding as to the amount of this consideration had previously been reached between travelbyus.com and Aviation Group in the letter of intent. CIBC completed its due diligence and review of the proposed transaction in April 2000. See "-Fairness Opinion of Aviation Group's Financial Advisor" below.

     On May 3, 2000, the Aviation Group board of directors considered the proposed arrangement with travelbyus.com as negotiated and documented. Senior management and CIBC made detailed presentations concerning the material aspects of the proposed transaction. Aviation Group's legal counsel summarized the material terms of the agreements relating to the arrangement that had been distributed to the board and discussed various aspects of the directors' fiduciary duties in connection with the proposed arrangement. CIBC rendered its oral fairness opinion, followed later by a written opinion, that, as of the date of the opinion, the consideration to be received by the shareholders of travelbyus.com pursuant to the arrangement agreement was fair to the shareholders of Aviation Group from a financial point of view. Following further discussion, during which the directors asked numerous questions that were responded to by representatives of senior management and CIBC, the board of directors of Aviation Group unanimously approved the definitive agreements and the transactions contemplated by the agreements, and authorized the officers of Aviation Group to execute and deliver the agreements.

     On February 23, 2000, the travelbyus.com board of directors considered the proposed arrangement with Aviation Group. Senior management retained Wellington West Capital Inc. as its financial advisor to render an opinion from a financial point of view of the fairness of the proposed exchange ratio for the arrangement to the travelbyus.com shareholders. This engagement was subsequently ratified by the board of directors of travelbyus.com.

     Wellington West Capital Inc. completed its due diligence and review of the proposed transaction and rendered its written opinion dated May 11, 2000 that the exchange ratio under the arrangement agreement was fair from a financial point of view to the travelbyus.com shareholders. See "Fairness Opinion of travelbyus.com's Financial Advisor" below.

     On May 3, 2000, Aviation Group and travelbyus.com executed and delivered the arrangement agreement, a copy of which is attached to this joint proxy statement/prospectus as Appendix A.

     On May 10, 2000, Aviation Group completed its acquisition of the remaining outstanding shares and related party indebtedness of Global Leisure, as described under "Aviation Group-Business-Acquisition of Global Leisure Travel, Inc." on page 120.

Effect of the Arrangement

     When the arrangement becomes effective, each outstanding travelbyus.com common share, other than those owned by dissenting shareholders, will be exchanged for one exchangeable share of travelbyus.com. The rights of travelbyus.com shareholders as holders of travelbyus.com common shares will cease and they will have only the right to receive the arrangement consideration.

     Aviation Group's Canadian subsidiary will become the sole holder of the common shares of travelbyus.com and an indirect subsidiary of Aviation Group. The separate existence of travelbyus.com as an Ontario corporation will continue until there are no longer any outstanding exchangeable shares.

Votes Required for Approval

     The affirmative votes of a majority of the votes cast by shareholders of Aviation Group common stock represented at the special meeting in person or by proxy are required to approve the proposed arrangement pursuant to the arrangement agreement.

     The affirmative vote of at least two-thirds of the travelbyus.com common shares voted at the special meeting in person or by proxy are required to approve the proposed arrangement pursuant to the terms of the arrangement agreement.

Regulatory Approval

     The arrangement requires approval of the Ontario Superior Court of Justice under the Ontario Business Corporations Act. Prior to the mailing of this joint proxy statement/prospectus, the court issued an interim order providing for the calling and holding of the travelbyus.com special meeting of shareholders and other procedural matters. The granting of the interim order involved no substantive findings by the court. A copy of the interim order is attached as Appendix C to this joint proxy statement/prospectus. A hearing to obtain a final order from the court is set for __________, 2000 at 10:00 a.m., Toronto time. At this hearing, any travelbyus.com shareholder or other interested party who wishes to appear and be heard may do so provided that they serve a form of appearance on travelbyus.com before 4:00 p.m., Toronto time, on ________, 2000.

     The court has broad discretion under the Ontario Business Corporations Act when issuing orders relating to the arrangement. The court may approve the arrangement either as proposed or as amended in any manner the court directs. Pursuant to Ontario law, in order for the court to grant the final order, the court must conclude, among other things, that the arrangement is fair and reasonable to all affected persons. No material amendment to the arrangement will be made without obtaining further travelbyus.com shareholder approval.

Effective Time of Arrangement

     The arrangement will be effective when the Director under the Business Corporations Act (Ontario) issues a certificate of arrangement. If the final order is obtained on __________, 2000, is satisfactory to travelbyus.com and Aviation Group, and all other conditions in the arrangement agreement are satisfied or waived, we expect that the effective date of the arrangement will be _________________, 2000.

Reasons for the Arrangement

     The boards of directors of Aviation Group and travelbyus.com have each determined that the business combination is likely to benefit the security holders of Aviation Group and travelbyus.com in several ways, including:

     - the combined entity will be larger, with a greater number of shareholders and greater equity capitalization than either Aviation Group or travelbyus.com alone;

     - the combined companies will create an e-commerce-based provider of travel services of significant size;

     - the combined companies will have a wide range of travel products, services, functions and options available through its Web site; and

     - the combined companies would have greater access to the capital markets to support future growth.

     Both boards believe that investors, especially institutional investors, are more likely to invest in the combined companies due to its larger market capitalization and the anticipated listing of Aviation Group common stock on the Nasdaq National Market. This should result in greater liquidity for existing investors. For the same reasons, we believe that the combined companies will be better able than either Aviation Group or travelbyus.com alone to attract new investors and, therefore, to obtain financing to pursue additional acquisitions and growth. Both boards also believe that the business combination will provide investors increased opportunity for growth of their investment.

     From travelbyus.com's viewpoint, the combination with Aviation Group:

     -    should provide access to the U.S. capital markets;

     - will allow the travel products and packages offered by Global Leisure to be added to the travel products and services currently offered through travelbyus.com's Web site and traditional distribution channels;

     - should provide travelbyus.com with additional capital through the future sale of Aviation Group's existing businesses, other than Global Leisure; and

     - will further travelbyus.com's goal of becoming a U.S.-based travel service company.

     From Aviation Group's viewpoint, the combination with travelbyus.com:

     - represents the culmination of the plan made by Aviation Group's board last year to redirect its assets; and

     - allows Aviation Group to shift its assets and capital into an industry with significant growth opportunities.

Recommendation of the travelbyus.com Board of Directors

     The travelbyus.com board of directors believes that the arrangement is fair to and in the best interests of travelbyus.com and its shareholders. Accordingly, the travelbyus.com board of directors has unanimously approved the arrangement and recommends that the travelbyus.com shareholders vote "FOR" approval of the arrangement. The approval by shareholders of travelbyus.com of the arrangement will constitute approval of the special resolution attached as Appendix F to this joint proxy statement/prospectus.

     The decision of the travelbyus.com board of directors to approve the arrangement and recommend the approval of the arrangement by travelbyus.com shareholders was based upon various factors. In addition to the factors mentioned above in "Background of the Arrangement" and "Reasons for the Arrangement," the board of directors considered the following factors:

     - the exchange ratio offered by Aviation Group, which, permitted travelbyus.com shareholders to remain in control of the combined companies through direct or indirect ownership of more than 90% of Aviation Group's outstanding common stock;

     - the receipt of a fairness opinion from Wellington West Capital Inc., that the exchange ratio for the arrangement is fair, from a financial point of view, to travelbyus.com shareholders was a condition to the closing;

     - the trading prices of travelbyus.com common shares and Aviation Group common stock prior to the date of the arrangement agreement;

     - the arrangement would combine travelbyus.com's integrated e-travel services operation with Aviation Group's Global Leisure division;

     - the structure of the arrangement, which generally permits Canadian resident travelbyus.com shareholders who hold their shares as capital property the opportunity to defer their Canadian federal income tax by electing to retain their exchangeable shares for a period of time; and

     - the terms of the arrangement agreement, which do not prevent a third party from making a competing offer or proposing a competing transaction.

     The above discussion of the information and factors considered by the travelbyus.com board of directors is not exhaustive. The travelbyus.com board of directors did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. Individual members of the travelbyus.com board of directors may give different weights to different factors.

Recommendation of the Aviation Group Board of Directors

     The Aviation Group board of directors believes that the arrangement is fair and in the best interest of Aviation Group and its shareholders. Accordingly, the Aviation Group board of directors has unanimously approved the arrangement and recommends that the Aviation Group shareholders vote "FOR" approval of the arrangement.

     The decision of the Aviation Group board of directors to approve the arrangement and recommend the approval of the arrangement by Aviation Group shareholders was based upon various factors. In addition to the factors mentioned above in "Background of the Arrangement" and "Reasons for the Arrangement," the board of directors considered the following factors:

     - travel services represents the largest e-commerce category on the Internet in terms of dollar volume and is expected to grow at a rapid pace;

     - the travelbyus.com management team plans to create an integrated online travel services company capable of delivering selection, value, flexibility and timely service to the traveling public;

     - the arrangement would combine travelbyus.com's integrated e-travel services operation with Aviation Group's Global Leisure division;

     - the arrangement would also allow Aviation Group to create a U.S. publicly traded, online e-commerce platform that encompasses the necessary elements of a full-service, e-commerce company in the travel industry and prepares Aviation Group for future growth;

     - Aviation Group would obtain the travelbyus.com management team, which has considerable experience in travel service, Internet technology and multimedia advertising and marketing;

     - the trading prices of travelbyus.com common shares and Aviation Group common stock prior to the date of the arrangement agreement;

     - the fairness opinion by CIBC World Markets Corp., which concluded that the consideration to be received by travelbyus.com shareholders pursuant to the arrangement agreement was fair to the shareholders of Aviation Group from a financial point of view;

     - the terms of the arrangement agreement, which do not prevent a third party from making a competing offer or proposing a competing transaction; and

     - the other alternatives available to Aviation Group, including liquidation of its assets and distribution of the net proceeds to its shareholders.

     The above discussion of the information and factors considered by the Aviation Group board of directors is not exhaustive. The Aviation Group board of directors did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. Individual members of the Aviation Group board of directors may give different weights to different factors.

Fairness Opinion of travelbyus.com's Financial Advisor

     At the request of the board of directors of travelbyus.com, Wellington West Capital Inc. delivered a written opinion to the board of directors of travelbyus.com, that, based upon and subject to the various assumptions, limitations and other matters set forth in the opinion, as of such date, the exchange ratio as contemplated by the arrangement is fair to the shareholders of travelbyus.com from a financial point of view. No limitations were imposed by travelbyus.com upon Wellington West Capital Inc. with respect to investigations made or procedures followed by Wellington West Capital Inc. in rendering its opinion. A copy of the Wellington West Capital Inc. opinion dated May 11, 2000 is attached as Appendix G to this joint proxy statement/prospectus.

     Wellington West Capital Inc. will receive a fee for its services and will also be reimbursed for all reasonable expenses incurred in connection with its services under its engagement agreement with travelbyus.com, including the reasonable fees and disbursements of its counsel and other advisors. In addition, travelbyus.com has agreed to indemnify Wellington West Capital Inc., its affiliates, agents and personnel against certain liabilities and expenses arising out of its engagement and the transaction to which the engagement relates. The fees payable to Wellington West Capital Inc. under its engagement agreement are not contingent in whole or in part on the success of the arrangement. Wellington West Capital Inc. will be paid a fee of $100,000 plus warrants to purchase 125,000 common shares exercisable at $2.50 per share. If the warrants cannot be issued, an additional cash fee of $100,000 must be paid.

     The full text of Wellington West Capital Inc.'s opinion, which sets out, among other things, the assumptions made, matters considered, limitations of the review undertaken and various qualifications in connection with the opinion, is attached as Appendix G. Wellington West Capital Inc.'s opinion solely addresses the fairness of the exchange ratio to be received by the holders of travelbyus.com common shares from a financial point of view and is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote with respect to the arrangement or any matters related thereto. This summary of Wellington West Capital Inc.'s opinion is qualified in its entirety by reference to the full text of Wellington West Capital Inc.'s opinion. Shareholders of travelbyus.com are urged to read Wellington West Capital Inc.'s opinion carefully and in its entirety.

     In preparing its opinion, Wellington West Capital Inc. considered such factors and conducted such analyses, investigations, research and testing of assumptions as were deemed by Wellington West Capital Inc. to be appropriate in the circumstances. The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Wellington West Capital Inc. believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete or misleading view of the processes and approaches underlying Wellington West Capital Inc.'s opinion.

     In rendering its opinion, Wellington West Capital Inc. relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to and reviewed by it, including all information provided by travelbyus.com and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Aviation Group provided to Wellington West Capital Inc., Wellington West Capital Inc. assumed, at the direction of Aviation Group's management and without independent verification or investigation, that these forecasts were reasonably prepared on a basis reflecting the best available information, estimates and judgment of Aviation Group's management.

     With respect to forecasts of future financial condition and operating results of travelbyus.com provided to Wellington West Capital Inc., Wellington West Capital Inc. assumed, at the direction of travelbyus.com's management and without independent verification or investigation, that these forecasts were reasonably prepared on a basis reflecting the best available information, estimates and judgment of travelbyus.com's management.

     Wellington West Capital Inc. neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of travelbyus.com or its affiliated entities. Wellington West Capital Inc. did not express any opinion as to the underlying valuation, future performance or long term viability of travelbyus.com or the combined operation following the completion of the arrangement or as to the price at which Aviation Group common stock or the exchangeable shares will trade subsequent to the completion of the arrangement. Wellington West Capital Inc.'s opinion is necessarily based on the information that was available to Wellington West Capital Inc. and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Wellington West

Capital Inc. as of the date of Wellington West Capital Inc.'s opinion.

     In arriving at its opinion, Wellington West Capital Inc. reviewed and relied without further verification upon the following:

1.   the arrangement agreement dated May 3, 2000;

2. audited financial statements for Aviation Group for the fiscal years ending June 30, 1997, 1998 and 1999 and the unaudited financial statements of Aviation Group for the six months ending December 31, 1999, together with financial projections prepared by the management of Aviation Group;

3. audited financial statements for travelbyus.com for the fiscal years ending December 31, 1998 and September 30, 1999 and the unaudited financial statements of travelbyus.com for the three months ending December 31, 1999, together with financial projections prepared by the management of travelbyus.com;

4. offering presentation materials prepared by the management of travelbyus.com respecting the September 1999 travelbyus.com debenture offering and the December 1999 travelbyus.com special warrant offering, together with discussions with management respecting the key assumptions entailed in the forecasted performance;

5. due diligence and closing documentation relating to travelbyus.com acquisitions made to date;

6. historical trading prices and trading volumes for Aviation Group and travelbyus.com;

7. industry data and information; current and historical trading prices and volumes for publicly traded shares of comparable companies; comparable company offering documents, financial statements and investment company research reports; publicly available commentary and information of a general nature relating to the aviation and travel and leisure industries; and information pertaining to general economic conditions; and

8. such other public and confidential information, discussions, investigations and analyses as Wellington West Capital Inc. considered relevant.

Wellington West Capital Inc. further assumed that:

1. the representations and warranties of the parties contained in the arrangement agreement are, and all of the information provided to Wellington West Capital Inc. with respect to the arrangement is, true and correct;

2. the arrangement will be consummated in accordance with the terms described in the arrangement agreement and related agreements, without any amendment to those terms; and

3. the arrangement will be consummated in a manner that complies in all material respects with all applicable federal, foreign, state, provincial and local statutes, rules, regulations and other laws.

     Wellington West Capital Inc. further relied upon the assurance of travelbyus.com management that there are no material facts not contained in or referred to in the information provided to Wellington West Capital Inc. in connection with Wellington West Capital Inc.'s opinion which could reasonably be expected to affect materially the assumptions used, the procedures adopted or the scope of the review undertaken by Wellington West Capital Inc. in providing its opinion.

     The following represents a brief summary of the financial analyses undertaken by Wellington West Capital Inc. in rendering its opinion.

Discounted Cash Flow Analysis

     Wellington West Capital Inc. applied a discounted cash flow model to forecasted cash flows provided by Aviation Group management, predicated on a five year holding period and application of a multiple range of 6.0 to 8.0 times trailing earnings before interest, taxes, depreciation and amortization to determine the residual value. The resultant income stream was discounted to present values based on application of a discount rate range of 25% to 30%. The analysis provided a share price range for the shares of Aviation Group common stock of $4.29 to $9.57.

     Wellington West Capital Inc. applied a discounted cash flow model to forecasted cash flows provided by travelbyus.com management, predicated on a five year holding period and application of a multiple range of 7.0 to 9.0 times trailing earnings before interest, taxes, depreciation and amortization to determine the residual value. The resultant income stream was discounted to present values based on application of a discount rate range of 30% to 35%. The analysis provided a share price range for the travelbyus.com common shares of $5.71 to $8.51.

     Application of varying residual value multiples and discount rates in the cash flow analysis reflect the inherent differences in the character of the two businesses, particularly as it relates to scalability, operating margin, forecast growth rates and operating risk. Accordingly, the analysis entails a significant measure of qualitative judgment.

     The price ranges determined for Aviation Group and travelbyus.com resulted in an implied exchange ratio range of .7461 to 1.1248. The exchange ratio of 1.0 x provided for by the arrangement falls within this range.

Comparable Company Analysis

     An analysis of the historical and forecast financial performance of Aviation Group was undertaken with a view to establishing quantitative data to compare to financial information determined for selected comparable publicly traded companies conducting similar business and of similar size to Aviation Group. Comparable companies reviewed were AAR Corporation, Aviation Sales Company, Aviall Inc., First Aviation Services Inc., HEICO Corporation and Kellstrom Industries Inc. Company financials were reviewed and compared on the basis of total enterprise value (market capitalization plus net debt) to earnings before interest, taxes, depreciation and amortization, both on a last twelve months basis and an estimated current fiscal year end basis. The review provided a multiple range of 4.1 to 20.4 times.

     As a result of the inherent differences in the comparable companies, a qualitative assessment of governing valuation factors was applied to determine an applicable multiple range of 6.0 to 8.0 times total enterprise value/earnings before interest, taxes, depreciation and amortization (current fiscal year estimate), producing a resultant share price range for the shares of Aviation Group common stock of $2.57 to $3.15.

     An analysis of the historical and forecast financial performance of travelbyus.com was undertaken with a view to establishing quantitative data to compare to financial information determined for selected comparable publicly traded companies conducting similar business and of similar size to travelbyus.com. Comparable companies reviewed were Cheap Tickets Inc., Expedia Inc., Travelocity.com Inc., and Uniglobe.com Inc. Company financials were reviewed and compared on the basis of total enterprise value (market capitalization plus net debt) to net revenues, on an estimated current fiscal year end basis. The review provided a multiple range of 0.3 to 18.0 times.

     As a result of the inherent differences in the comparable companies, a qualitative assessment of governing valuation factors was applied to determine an applicable multiple range of 4.0 to 6.0 times current fiscal year estimated total enterprise value to net revenues, producing a resultant share price range for the travelbyus.com common shares of $2.31 to $3.39.

     The price ranges determined for Aviation Group and travelbyus.com resulted in an implied exchange ratio range of .929 to 1.11. The exchange ratio of 1.0 x provided for in the arrangement falls within this range.

Trading Range

     Historical trading prices were reviewed for each of Aviation Group and travelbyus.com both before and after the announcement of the arrangement. Based on the May 10, 2000 closing price, the implied exchange ratio represents a 16.3% premium to the current trading price of travelbyus.com. Trading prices were also reviewed in the context of the most recent financings completed by both companies. Current trading prices and the exchange ratio are reflective of the expectations provided to shareholders at that time. A review of the trading history of each company combined with a review of comparable company trading levels also suggests that travelbyus.com shareholders should anticipate a benefit resulting from a listing on the American Stock Exchange, the Nasdaq SmallCap Market or the Nasdaq National Market.

The quantitative analysis represented by the Discounted Cash Flow and Comparable Company analyses have not factored in this tangible benefit to travelbyus.com shareholders.

     Wellington West Capital Inc. did not assign relative weights to any of the above analyses that it performed. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken as Wellington West Capital Inc.'s view of Aviation Group, travelbyus.com or the combined entity. No company used in the comparable company analyses summarized above is identical to Aviation Group or travelbyus.com. Any analysis of the fairness of the exchange ratio to be received by the shareholders of travelbyus.com from a financial point of view, involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Wellington West Capital Inc.'s opinion was rendered solely with respect to the fairness of the exchange ratio to be received by the holders of travelbyus.com common shares from a financial point of view and does not constitute an opinion with respect to the fairness of the arrangement as a whole or any aspect of the arrangement other than the exchange ratio, including without limiting the generality of the foregoing, the fairness of any tax consequences to travelbyus.com shareholders. The foregoing summary does not purport to be a complete description of the analyses performed by Wellington West Capital Inc.

     Wellington West Capital Inc. is a full service investment dealer based in Winnipeg, Manitoba, Canada, and is actively engaged in corporate finance initiatives involving public and private company debt and equity financings, mergers and acquisitions, and other financial advisor arrangements, including business valuations and fairness opinions. In its ordinary course of business, Wellington West Capital Inc. and its affiliates may actively trade securities of Aviation Group and travelbyus.com for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in these securities. Wellington West Capital Inc. may in the future provide investment banking or other financial advisory services to Aviation Group or travelbyus.com.

     In furnishing its opinion, Wellington West Capital Inc. does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor does it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

Fairness Opinion of Aviation Group's Financial Advisor

     CIBC World Markets has acted as financial advisor to Aviation Group in connection with the arrangement. At the request of Aviation Group, on May 3, 2000, CIBC World Markets delivered an oral opinion to the Aviation Group board, which was subsequently confirmed by a written opinion, that, based upon and subject to the various assumptions, limitations and other matters set forth in the opinion, as of such date, the consideration to be received by the shareholders of travelbyus.com pursuant to the arrangement agreement is fair to the stockholders of Aviation Group from a financial point of view. No limitations were imposed by Aviation Group upon CIBC World Markets with respect to investigations made or procedures followed by CIBC World Markets in rendering its opinion.

     The full text of the written opinion of CIBC World Markets dated May 3, 2000, which sets forth assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by CIBC World Markets, is attached as Appendix H and is incorporated herein by reference. Aviation Group's shareholders are urged to and should read and carefully consider the entire opinion. The summary set forth herein of the CIBC World Markets opinion is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix H.

     CIBC World Markets' opinion addresses only the fairness to the holders of shares of Aviation Group common stock, from a financial point of view, of the consideration to be received by the shareholders of travelbyus.com pursuant to the arrangement agreement and does not constitute a recommendation to any shareholder as to how the shareholder should vote on any matters relating to the arrangement.

     CIBC World Markets reviewed the draft of the arrangement agreement that was distributed on May 2, 2000 in the preparation of its opinion. While Aviation Group and travelbyus.com had the opportunity to agree to materially add, delete or alter material and other terms of the arrangement agreement prior to its execution, the agreement entered into by the parties was substantially similar to the draft distributed on May 2, 2000.

     In connection with rendering its opinion, CIBC World Markets also reviewed:

     - Aviation Group's audited financial statements for the fiscal years ended June 30, 1997, 1998 and 1999;

     - unaudited financial statements of Aviation Group for the six months ended December 31, 1999;

     - travelbyus.com's audited financial statements for the fiscal years ended December 31, 1998 and September 30, 1999;

     - unaudited financial statements of travelbyus.com for the three months ended December 31, 1999;

     - financial projections of Aviation Group prepared and supplied by Aviation Group's management;

     - financial projections of travelbyus.com prepared and supplied by travelbyus.com's management;

     - public information concerning Aviation Group and travelbyus.com that CIBC World Markets deemed relevant;

     - historical market prices and trading volume for shares of Aviation Group common stock and travelbyus.com common shares;

     - certain publicly available financial data and historical trading price information for certain public companies CIBC World Markets deemed comparable to Aviation Group and travelbyus.com; and

     - certain publicly available information for transactions CIBC World Markets deemed comparable to the arrangement.

     CIBC World Markets also performed such analyses and investigations and reviewed such other information as it deemed appropriate and held discussions with the senior management of Aviation Group and travelbyus.com with respect to the business and prospects for future growth of Aviation Group and travelbyus.com.

     In the course of its review, CIBC World Markets, at the direction of the Aviation Group board of directors, relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information reviewed by it, including all of the financial and other information reviewed by it that was provided to or discussed with it by Aviation Group and travelbyus.com and their employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Aviation Group provided to CIBC World Markets or discussed with it, CIBC World Markets assumed, at the direction of Aviation Group's management, without independent verification or investigation, that these forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Aviation Group's management. CIBC World Markets further relied upon the assurance of management of Aviation Group that they are unaware of any facts that would make the information provided to CIBC World Markets incomplete in any meaningful respect or misleading in any respect. With respect to forecasts of future financial condition and operating results of travelbyus.com provided to CIBC World Markets or discussed with it, CIBC World Markets assumed, at the direction of Aviation Group's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of travelbyus.com's management. CIBC World Markets further relied upon the assurance of management of travelbyus.com that they are unaware of any facts that would make the information provided to CIBC World Markets incomplete in any meaningful respect or misleading in any respect. CIBC World Markets assumed no responsibility for and expressed no view as to any forecasts or the information or assumptions on which they are based.

     CIBC World Markets neither made nor was provided with any independent valuations or appraisals of any assets or liabilities of Aviation Group or travelbyus.com and made no physical inspection of the properties or facilities of Aviation Group or travelbyus.com or their affiliated entities. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long term viability of Aviation Group or the combined companies following the arrangement, or the price at which Aviation Group common stock will trade subsequent to the arrangement. CIBC World Markets further assumed, with the consent of Aviation Group's board, that:

     - the representations and warranties of the parties contained in the arrangement agreement are true and correct;

     - the arrangement will be consummated in accordance with the terms described in the arrangement agreement and related agreements, without any amendment to those terms;

     - the arrangement will be accounted for under the purchase method in accordance with generally accepted accounting principles; and

     - the arrangement will be consummated in a manner that complies in all material respects with all applicable federal, foreign, state and local statutes, rules, regulations and other laws.

     CIBC World Markets' opinion was necessarily also based upon the information reviewed by it and general economic, financial and stock market conditions and circumstances as they existed on the date of its opinion.

     In connection with rendering its opinion to the Aviation Group board, CIBC World Markets performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by CIBC World Markets. In addition, CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered in those analyses, without considering all factors and analyses, could create an incomplete view of the analyses and processes on which CIBC World Markets' opinion was based. Certain of the financial analyses summarized below include information presented in tabular format. In order to understand CIBC World Markets' financial analysis fully, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analysis.

     The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. CIBC World Markets performed certain procedures, including each of the financial analyses described below, and reviewed with management of Aviation Group the assumptions on which the analyses were based and other factors, including historical, current and projected financial results. The forecasts for Aviation Group and travelbyus.com provided by management of Aviation Group and travelbyus.com underlying CIBC World Markets' analyses are forward looking, are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts, and are subject to numerous risks and uncertainties. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.

     The following is a brief summary of all material financial analyses performed by CIBC World Markets in connection with its presentation to the Aviation Group board on May 3, 2000.

     Comparable Companies Analysis

     Using publicly available information, CIBC World Markets compared financial information for Aviation Group, excluding Global Leisure, with similar information for seven selected companies that provide similar services and are similar in size to Aviation Group, excluding Global Leisure, and compared financial information for travelbyus.com with similar information for six selected companies that provide similar services and are similar in size to travelbyus.com.


     The comparable companies used for Aviation Group were:

     -    AAR Corporation,
     -    Aviation Sales Company,
     -    Aviall Inc.,

     -    Avteam Inc.,
     -    First Aviation Services, Inc.,
     -    HEICO Corporation, and
     -    Kellstrom Industries Inc.

     For each of these companies, CIBC World Markets calculated firm value (market value of equity plus net debt) of the comparable company as a multiple of its estimated revenues and as a multiple of its estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2000 and 2001, which produced the following mean multiples.


                                             Mean
                                             ----

     Estimated 2000 Revenues ..............  0.9x
     Estimated 2000 EBITDA ................  8.5x
     Estimated 2001 Revenues ..............  1.0x
     Estimated 2001 EBITDA ................  6.2x

     Multiples 20% below and 20% above the mean multiples in the above table were applied to the estimated revenues and EBITDA for Aviation Group, excluding Global Leisure, for calendar years 2000 and 2001. The results were then adjusted to add the value of Global Leisure based on the value of the consideration paid to acquire it, using the Black-Scholes method to value the consideration paid in the form of warrants. This produced an implied equity reference range for Aviation Group's common stock of $2.19 to $3.89 per share.

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of Aviation Group and the businesses, operations, financial conditions and prospects of the companies included in its comparable company group, CIBC World Markets believes that it is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Aviation Group and the comparable companies that would affect the public trading values of Aviation Group and the comparable companies.

     The comparable companies used for travelbyus.com were:

     -    Cheap Tickets, Inc.,
     -    Ebookers.com plc,
     -    Expedia, Inc.,
     -    Hotel Reservations Networks, Inc.,
     -    Travelocity.com, Inc., and
     -    Uniglobe.com Inc.

     For each of these companies, CIBC World Markets calculated firm value (market value of equity plus net debt) of the comparable company as a multiple of its estimated net revenues for calendar years 2000 and 2001, which produced the following mean multiples.

                                            Mean
                                            ----

     Estimated 2000 Net Revenues .......... 7.4x
     Estimated 2001 Net Revenues .......... 3.8x

     Multiples 20% below and 20% above the mean multiples in the above table were applied to the estimated net revenues for travelbyus.com for calendar years 2000 and 2001 to produce an implied equity reference range for travelbyus.com common shares of $3.68 to $5.50 per share.

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of travelbyus.com and the businesses, operations, financial conditions and prospects of the companies included in its comparable company group, CIBC World Markets believes that it is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of travelbyus.com and the comparable companies that would affect the public trading values of travelbyus.com and the comparable companies.

     CIBC World Markets calculated a range of exchange ratios based on the comparable companies analysis. The low per share equity value for travelbyus.com common shares was divided by the low per share equity value for Aviation Group common stock. The high per share equity value for travelbyus.com common shares was divided by the high per share equity value for Aviation Group common stock. These calculations resulted in an implied exchange ratio reference range of 1.42 to 1.68. CIBC World Markets noted that the ratio of
1.00 being received by travelbyus.com shareholders in the arrangement is less than the low end of this range.

     Precedent Transactions Analysis

     CIBC World Markets compared financial information for Aviation Group, excluding Global Leisure, to similar information, to the extent publicly available, from 14 transactions CIBC World Markets believed to be comparable to the arrangement that occurred within the aviation services market since February 1, 1997. CIBC World Markets also compared financial information for travelbyus.com to similar information, to the extent publicly available, from 15 transactions CIBC World Markets believed to be comparable to the arrangement that occurred within the online and offline travel services market since May 1, 1998. These transactions were deemed to be comparable because they reflect valuations paid in negotiated transactions among companies, both public and private, that operate in these markets.

     The comparable transactions in the aviation services market that were used in the analysis were:

     Target                                     Acquiror
     ------                                     --------

     Hudson General Corporation                 GlobeGround GmbH
     AMR Combs                                  Signature Flight Support Corp.
     Triad International Maintenance Company    Aviation Sales Company
     SMR Aerospace, Inc.                        BE Aerospace Inc.
     DeCrane Aircraft Holdings Inc.             DLJ Merchant Banking Partners
     McClain International                      Heico Corporation
     Aerocar Aviation Corp.                     Kellstrom Industries, Inc.
     Aircraft Service International Group       Ranger Aviation
     Whitehall Corp.                            Aviation Sales Group
     Kratz-Wilde Machine Company Inc.           Aviation Sales Company
     Aero Support USA Inc.                      Kellstrom Industries, Inc.
     Northwings Accessories, Corp.              Heico Corporation
     Greenwich Air Services Inc.                General Electric Company
     UNC Inc.                                   Greenwich Air Services, Inc.

For each of the transactions in the aviation services market, CIBC World Markets calculated, to the extent possible, the firm value of the acquired company as a multiple of revenues for the latest 12 months preceding the announcement of the transaction, as a multiple of revenues for the next fiscal year following the date of the announcement of the transaction and as a multiple of EBITDA for the next fiscal year following the date of the announcement of the transaction. These calculations produced the following mean multiples:

                                          Mean
                                          ----

     Latest Twelve Months Revenues .....  1.5x
     Next Fiscal Year Revenues .........  1.2x
     Next Fiscal Year EBITDA ...........  9.6x

     Multiples 20% below and 20% above the mean multiples in the above table were applied to the estimated revenues for Aviation Group, excluding Global Leisure, for the twelve months ended June 30, 2000 and to the estimated revenues and EBITDA for Aviation Group, excluding Global Leisure, for calendar year 2000. The results were then adjusted to add the value of Global Leisure based on the value of the consideration paid to acquire it, using the Black-

Scholes method to value the consideration paid in the form of warrants. This produced an implied equity reference range for Aviation Group's common stock of $2.25 to $3.98 per share.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of Aviation Group and the businesses, operations, financial conditions and prospects of the companies included in the aviation services precedent transactions group, CIBC World Markets believes that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the arrangement. CIBC World Markets believes that the appropriate use of comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the arrangement that affect the acquisition values of the acquired companies and Aviation Group.

     The comparable transactions in the online and offline travel services market that were used in the analysis were:

     Target                                Acquiror
     ------                                --------

     Travel Services International, Inc.   Airtours plc
     Trip.com (remaining 80%)              Galileo International, Inc.
     Travelscape.com, Inc.                 Expedia, Inc.
     VacationSpot.com Corp.                Expedia, Inc.
     REZsolutions, Inc.                    Pegasus Solutions, Inc.
     Preview Travel, Inc.                  Travelocity, Inc.
     Hotel Reservations Network, Inc.      USA Networks Inc.
     Lifestyle Vacation Incentives, Inc.   Travel Services International, Inc.
     AHI International Corp.               Travel Services International, Inc.
     World Express Travel, Inc.            Navigant International, Inc.
     Arrington Travel Center, Inc.         Navigant International, Inc.
     Havas Voyages                         American Express Company
     Lexington Services Associates         Travel Services International, Inc.
     Goodfellow Enterprises, Inc.          Travel Services International, Inc.
     Landry & Kling, Inc.                  Travel Services International, Inc.

For each of the transactions in the online and offline travel services market, CIBC World Markets calculated, to the extent possible, the firm value of the acquired company as a multiple of net revenues for the latest 12 months preceding the announcement of the transaction and as a multiple of net revenues for the next fiscal year following the date of the announcement of the transaction. These calculations produced the following mean multiples:

                                               Mean
                                               ----

     Latest Twelve Months Net Revenues ...... 11.8x
     Next Fiscal Year Net Revenues ..........  4.5x

     Multiples 20% below and 20% above the mean multiples in the above table were applied to the estimated revenues for travelbyus.com for the twelve months ended June 30, 2000 and for calendar year 2000 to produce an implied equity reference range for travelbyus.com common shares of $3.33 to $4.97 per share.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of travelbyus.com and the businesses, operations, financial conditions and prospects of the companies included in the online and offline travel services precedent transactions group, CIBC World Markets believes that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the arrangement. CIBC World Markets believes that the appropriate use of comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the arrangement that affect the acquisition values of the acquired companies and travelbyus.com.

     CIBC World Markets calculated a range of exchange ratios based on the precedent transactions analysis. The low per share equity value for travelbyus.com common shares was divided by the low per share equity value for Aviation Group common stock. The high per share equity value for travelbyus.com common shares was divided by the high per share equity value for Aviation Group common stock. These calculations resulted in an implied exchange ratio reference range of 1.25 to 1.48. CIBC World Markets noted that the ratio of
1.00 being received by travelbyus.com shareholders in the arrangement is less than the low end of this range.

     Discounted Cash Flow Analysis

     Using a discounted cash flow analysis based on forecasts provided by Aviation Group's management, CIBC World Markets estimated the present value of the future streams of free cash flows that Aviation Group could produce during the five fiscal years ending June 30, 2005. In this analysis, CIBC World Markets estimated the terminal value based on multiples of 7.0 to 8.0 times Aviation Group's estimated EBITDA for the fiscal year ending June 30, 2005. The free cash flows and terminal values were discounted to present values using discount rates of 20%, 25% and 30% . After deducting debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced an implied equity reference range for Aviation Group common stock of $7.00 to $14.71 per share.

     Using a discounted cash flow analysis based on forecasts provided by travelbyus.com's management, CIBC World Markets estimated the present value of the future streams of free cash flows that travelbyus.com could produce during the five fiscal years ending September 30, 2005. In this analysis, CIBC World Markets estimated the terminal value based on multiples of 7.0 to 8.0 times travelbyus.com's estimated EBITDA for the fiscal year ending September 30, 2005. The free cash flows and terminal values were discounted to present values using discount rates of 20%, 25% and 30% . After deducting debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced an implied equity reference range for travelbyus.com common shares of $7.69 to $12.51 per share.

     CIBC World Markets calculated a range of exchange ratios based on the discounted cash flow analysis. The low per share equity value for travelbyus.com common shares was divided by the low per share equity value for Aviation Group common stock. The high per share equity value for travelbyus.com common shares was divided by the high per share equity value for Aviation Group common stock. These calculations resulted in an implied exchange ratio reference range of 0.85 to 1.10. CIBC World Markets noted that the ratio of
1.00 being received by travelbyus.com shareholders in the arrangement is within this range.

     Fifty-Two Week Trading Range

     CIBC World Markets reviewed the closing trading prices for Aviation Group common stock for the fifty-two week period ended April 28, 2000. During this period, Aviation Group's common stock closed at a low of $0.50 per share and a high of $10.00 per share.

     CIBC World Markets reviewed the closing trading prices for travelbyus.com common shares for the fifty-two week period ended April 28, 2000. During this period, travelbyus.com's common shares closed at a low of $0.24 per share and a high of $3.75 per share.

     Pro Forma Analysis of Arrangement:

     CIBC World Markets analyzed the pro forma impact of the arrangement on Aviation Group's projected earnings per share in fiscal years 2001, 2002 and 2003, based on managements' financial projections for Aviation Group and travelbyus.com. Based on the exchange ratio of 1.00 in the arrangement, this analysis indicated that the arrangement would be substantially dilutive to Aviation Group's earnings per share in each of those fiscal years.

     General

     The foregoing is a summary of the financial analyses used by CIBC World Markets in connection with rendering its opinion but does not purport to be a complete description of the analyses performed by CIBC World Markets. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore is not necessarily susceptible to a partial analysis or summary description. CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, CIBC World Markets considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be CIBC World Markets' view of Aviation Group or the combined entity. No company used in the comparable company analyses summarized above is identical to Aviation Group, and no transaction used in the comparable transaction analysis is identical to the arrangement. Any analysis of the fairness of the arrangement, from a financial point of view, to the shareholders of Aviation Group involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. As described above, CIBC World Markets' opinion and the related presentation to the Aviation Group board on May 3, 2000 was one of many factors taken into consideration by the Aviation Group board in making its determination to approve the arrangement agreement. The foregoing summary does not purport to be a complete description of the analyses performed by CIBC World Markets.

     CIBC World Markets was selected by Aviation Group because of CIBC World Markets' qualifications and expertise in the travel services industry and in providing valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In its ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Aviation Group and travelbyus.com for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities. CIBC World Markets may in the future provide investment banking or other financial advisory services to Aviation Group or travelbyus.com.

     In furnishing its opinion, CIBC World Markets does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor does it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

     Pursuant to a letter agreement dated March 23, 2000, which was modified by a letter agreement dated May 5, 2000, Aviation Group engaged CIBC World Markets in connection with the arrangement. Pursuant to the terms of this agreement, Aviation Group paid CIBC World Markets a retainer of $50,000 and agreed to reimburse CIBC World Markets for certain expenses incurred. Aviation Group also agreed to pay CIBC World Markets a fee of $350,000 for rendering its fairness opinion. Aviation Group also agreed to indemnify CIBC World Markets against certain liabilities, including liabilities under United States federal securities laws.

Conflicts of Interests of Certain Persons in the Arrangement

     The determinations of the boards of Aviation Group and travelbyus.com to participate in the arrangement may have been affected by conflicts of interest. In particular:

     - If approved by the shareholders of Aviation Group, three directors of Aviation Group will be able to exercise warrants to purchase an aggregate of 150,000 shares of Aviation Group common stock at the pre-transaction trading price $1.50 per share at any time after completion of the arrangement until February 2005. See "Other Aviation Group Special Meeting Proposals-Proposal No. 7: Ratification of Warrants to Purchase 150,000 Shares of Aviation Group Common Stock."

     - In February 2000, the boards of directors of Aviation Group and travelbyus.com made their initial determinations to proceed with the proposed arrangement. In early March 2000, when travelbyus.com made its initial $2 million investment in Aviation Group, two executive officers of travelbyus.com, including William Kerby, were appointed to serve as travelbyus.com's representatives on the board of directors of Aviation Group. Mr. Kerby was also appointed as President and Chief Executive Officer of Aviation Group and is also a director, Vice Chairman and Chief Executive Officer of travelbyus.com. The second travelbyus.com representative resigned in early May 2000, and John Fenyes was appointed as his replacement. Mr. Fenyes is also a director and executive officer of travelbyus.com. Both Mr. Kerby and Mr. Fenyes are also shareholders of travelbyus.com. At the time of the final approval of the arrangement by the boards of directors of Aviation Group and travelbyus.com in early May 2000, Mr. Kerby and Mr. Fenyes, in their respective capacities as directors of both companies, owed fiduciary duties to both Aviation Group and travelbyus.com. These duties represent a potential conflict of interest for both Mr. Kerby and Mr. Fenyes. In addition, as to Aviation Group, their shareholdings in travelbyus.com represented a conflict of interest.

The directors of Aviation Group and travelbyus.com were aware of these interests and considered them before their final unanimous approval of the arrangement.

Accounting Treatment

     The combined companies will account for the transaction under the purchase method of accounting as if travelbyus.com had acquired Aviation Group and had recapitalized under the capital structure of Aviation Group. Accordingly, the combined company will record the assets and liabilities of Aviation Group as being acquired by travelbyus.com in the arrangement.

Consequences under Securities Laws; Resale of Exchangeable Shares and Aviation Group Shares

     United States. The issuance of exchangeable shares to travelbyus.com shareholders will not be registered under U.S. federal securities laws. These shares will be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act of 1933. Section 3(a)(10) exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the terms and conditions of the issuance and exchange of those securities have been approved by any court, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear.

     In connection with the arrangement, the Ontario Supreme Court of Justice will conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the proposed issuance of securities in exchange for other outstanding securities. The court entered its interim order on______________, 2000. If the arrangement is approved by travelbyus.com shareholders, a hearing on the fairness of the arrangement will be held on _______________, 2000 by the court. See "Proposal No. 1 The Arrangement-Regulatory Approval" on page 39.

     Aviation Group has registered under the Securities Act, pursuant to a registration statement of which this joint proxy statement/prospectus forms a part, the shares of Aviation Group common stock that may be issued from time to time upon the exchange of the exchangeable shares and upon the exercise of the replacement options.

     There will be no U.S. federal securities law restrictions upon the resale or transfer of the shares by shareholders, except for those shareholders who are considered "affiliates" of travelbyus.com, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. Exchangeable shares and shares of Aviation Group common stock received by those shareholders who are considered to be "affiliates" of travelbyus.com may be resold without registration only as provided for by Rule 145 or as otherwise permitted under the Securities Act. Aviation Group has registered the resale of shares of Aviation Group common stock to be received by certain "affiliates" of travelbyus.com in exchange for the exchangeable shares. For a listing of these "affiliates," the number of shares being offered by them for resale and their plans for distribution, see "Selling Shareholders" and "Plan of Distribution." Persons who may be considered to be affiliates of travelbyus.com generally include individuals or entities that control, are controlled by, or are under common control with travelbyus.com and may include the executive officers and directors of travelbyus.com as well as its principal shareholders.

     Canada. Aviation Group, its Canadian subsidiary and travelbyus.com will apply for rulings or orders of certain securities regulatory authorities in Canada to permit the issuance of the exchangeable shares and the shares of Aviation

Group common stock upon exchange of exchangeable shares and upon exercise of the replacement options. Application will be made to permit resale of those shares in various jurisdictions without restriction by persons other than "control persons."

Ongoing Canadian Reporting Obligations

     After the arrangement is completed, the sole outstanding common share of travelbyus.com will be owned by a Canadian subsidiary of Aviation Group. As the issuer of the exchangeable shares, travelbyus.com will continue to have reporting obligations in certain of the Canadian provinces and territories. Applications are being or will be made for certain exemptions from statutory financial and reporting requirements, including exempting insiders of travelbyus.com from the requirements of filing reports of trades of travelbyus.com securities. These exemptions depend on Aviation Group continuing to file with the relevant securities regulatory authorities and sending to holders of the exchangeable shares copies of certain reports it files with the SEC. If these exemptions are obtained, holders of exchangeable shares will not receive separate financial statements of travelbyus.com. Consistent with the foregoing, travelbyus.com will also apply for an exemption from certain requirements of the Ontario Business Corporations Act, including those respecting proxy solicitation, the establishment of an audit committee and insider reporting.

Fees and Expenses

     The combined estimated fees and expenses of Aviation Group and travelbyus.com in connection with the arrangement, including financial advisors' fees, filing fees, legal and accounting fees, soliciting dealer fees and printing and mailing costs, is approximately $2.5 million. These fees and expenses are reflected in the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus.

Dissenters' Rights

     Under applicable law, Aviation Group shareholders do not have rights to dissent or to appraisal of the value of their shares in connection with the arrangement.

     As indicated in the notice of the travelbyus.com meeting, any holder of travelbyus.com common shares is entitled to be paid the fair value of all, but not less than all, of those shares in accordance with section 185 of the Ontario Business Corporations Act if the shareholder dissents to the arrangement and the arrangement becomes effective. A holder of travelbyus.com common shares is not entitled to dissent with respect to the arrangement if he votes any of such shares in favor of the proposal, and therefore, the special resolution authorizing the arrangement. The execution or exercise of a proxy does not constitute a written objection for purposes of the Ontario Business Corporations Act.

     The following summary is not a complete statement of the procedures to be followed by a dissenting shareholder under the Ontario Business Corporations Act. The Ontario Business Corporations Act requires adherence to the procedures and failure to do so may result in the loss of all dissenter's rights. Accordingly, each shareholder who might desire to exercise dissenter's rights should carefully consider and comply with the provisions of section 185 and consult his legal adviser. The full text of section 185 of the Ontario Business Corporations Act is set out in Appendix I to this joint proxy statement/prospectus.

     A dissenting shareholder who seeks payment of the fair value of his travelbyus.com common shares is required to send a written objection to the special resolution to travelbyus.com at or prior to the travelbyus.com meeting. The address for travelbyus.com for such purpose is travelbyus.com ltd., 204-3237 King George Highway, South Surrey, British Columbia V4P 1B7, Attention:
Secretary. A vote against the proposal, and therefore, the special resolution or withholding a vote does not constitute a written objection.

     Within 10 days after the proposal, and therefore, the special resolution, is approved by shareholders, travelbyus.com, must so notify the dissenting shareholder who is then required, within 20 days after receipt of such notice, or if he does not receive such notice within 20 days after he learns of the approval of the special resolution, to send to travelbyus.com, a written notice containing his name and address, the number and class of shares in respect of which he dissents and a demand for payment of the fair value of such shares and, within 30 days after sending such written notice, to send travelbyus.com or its transfer agent, Montreal Trust, the appropriate share certificate or certificates. If the proposal contemplated in the special resolution becomes effective, travelbyus.com is required to determine the fair value of the shares and to make a written offer to pay such amount to the dissenting shareholder. If such offer is not made or not accepted within 50 days after the proposal and the special resolution becomes effective, travelbyus.com may apply to the court to fix the fair value of such shares. There is no obligation on travelbyus.com to apply to the court. If travelbyus.com fails to make such an application, a dissenting shareholder has the right to so apply within a further 20 days. If an application is made by either party, the dissenting shareholder will be entitled to be paid the amount fixed by the court. The fair value of the travelbyus.com common shares as determined for such purpose by a court will not necessarily be the same as and could vary significantly from the fair market value of such shares as determined for the arrangement.

     Persons who wish to dissent and who are beneficial owners of travelbyus.com common shares registered in the name of a broker, custodian, nominee or other intermediary should be aware that ONLY A REGISTERED SHAREHOLDER IS ENTITLED TO DISSENT. A shareholder who beneficially owns travelbyus.com common shares but is not the registered holder thereof, should contact the registered holder for assistance.

Exchange of travelbyus.com Common Share Certificates

     At the effective time of the arrangement, all travelbyus.com common shares, other than the common share to be owned by Aviation Group's Canadian subsidiary, will cease to be outstanding and will automatically be canceled and retired. Each certificate formerly representing travelbyus.com common shares will represent ownership of the right to receive the exchangeable shares issuable in the arrangement until those certificates are surrendered to the exchange agent. The exchange agent for the arrangement is Montreal Trust Company of Canada.

     As soon as possible after the completion of the arrangement, the exchange agent will mail to travelbyus.com shareholders a form of letter of transmittal and instructions for use in exchanging travelbyus.com common share certificates for exchangeable share certificates. When a travelbyus.com shareholder surrenders the holder's share certificates, together with a signed letter of transmittal, they will receive in exchange certificate(s) representing the whole exchangeable shares to which they are entitled.

     If you are a holder of travelbyus.com common shares and are contemplating voting against the arrangement and requesting dissenter's rights, please see "Dissenters' Rights" above for a detailed explanation of the procedures for doing so.

     travelbyus.com shareholders should not send share certificates to the exchange agent until they receive a letter of transmittal.

     The letter of transmittal will also contain an election form where a travelbyus.com shareholder may elect to exchange the holder's exchangeable shares for shares of Aviation Group common stock. To obtain shares of Aviation Group common stock in exchange for exchangeable shares, the travelbyus.com shareholder must elect on the letter of transmittal to effect the exchange and return the signed letter of transmittal with the holder's common share certificates to the exchange agent.

     If necessary because of any adjustment, cash will be paid for any fractional shares of Aviation Group common stock resulting from the exchange. Upon surrender of the letter of transmittal and the certificate representing travelbyus.com common shares, the holder will receive in exchange a certificate representing a whole number of shares of Aviation Group common stock and a check or the right to receive a check representing the amount of cash in lieu of fractional shares. No interest will be paid on any cash in lieu of fractional shares.

Treatment of Outstanding travelbyus.com Stock Options and Warrants

     On May 31, 2000, travelbyus.com had outstanding various options and warrants. These options, when vested, would be exercisable to acquire a total of approximately 5,986,500 travelbyus.com common shares at prices between Cdn$0.12 and Cdn$4.90 with various expiration dates through January 2005. The warrants are exercisable to acquire a total of approximately 14,807,340 travelbyus.com common shares at prices between Cdn$0.68 and Cdn$3.50 with various expiration dates to December 2002, except that 7,760,000 of the warrants are special warrants for which the exercise price has already been received by travelbyus.com.

     After completion of the arrangement, with the consent of the optionholder, each outstanding travelbyus.com option will be exchanged for a replacement option issued under Aviation Group's 1997 stock option plan. Each replacement option will entitle its holder to purchase a number of shares of Aviation Group common stock equal to the number of common shares of travelbyus.com for which it was exercisable. The replacement option will provide for an exercise price per share of Aviation Group common stock equal to the exercise price per share of the travelbyus.com option immediately prior to the effectiveness of the arrangement converted from Canadian dollars to U.S. dollars at the noon spot rate announced by the Federal Reserve on the third business day immediately preceding the effective date of the arrangement. The term to expiration of the option and the vesting schedule will be unchanged. The replacement option will be subject to the terms and conditions of Aviation Group's 1997 stock option plan. See "Proposal 6. Adoption of Amendment to Aviation Group's 1997 Stock Option Plan" for a detailed discussion of the plan.

     Each outstanding travelbyus.com warrant will remain outstanding and be exercisable for exchangeable shares after completion of the arrangement. Each warrant will continue to entitle its holder to purchase the same number of exchangeable shares as the number of common shares of travelbyus.com for which it was exercisable. The exercise price, term to expiration of the warrants and all other terms and conditions of the warrant will otherwise remain unchanged. Any document or agreement previously evidencing a travelbyus.com warrant will remain unchanged.

Representations and Warranties

     The arrangement agreement contains representations and warranties by each of Aviation Group and travelbyus.com relating to, among other things:

     - organization, qualification, standing and similar corporate matters for it and its subsidiaries;

     - the authorization, performance and enforceability of the arrangement agreement;

     - the absence of any violation of its governing instruments or applicable laws and agreements, governmental filings, authorizations and consents required to complete the arrangement;

     - its capital structure, including the number of authorized shares and the number of shares outstanding;

     - the filing of all required securities reports and financial statements with securities regulators and Nasdaq or The Toronto Stock Exchange;

     - the absence of any untrue statements of material facts or omission of material facts in the documents it filed with securities regulators;

     - the fair presentation of its financial condition in the financial statements it filed with securities regulators;

     - the absence of any material adverse changes or events relating to its business and properties, its capital stock or compensation of any of its employees since the date of its most recent consolidated balance sheet filed with the securities regulators;

     - its compliance with all material applicable laws and disclosure of all material litigation;

     - that its employee benefit matters, labor matters, tax matters, intellectual property matters and insurance matters all are as stated in the arrangement agreement;

     - that its material contracts and debt instruments are as stated in the arrangement agreement, and that it will continue its business relationships as stated in the arrangement agreement; and

     - the absence of any broker or financial advisor fees to be paid by it in connection with the arrangement, other than those being paid to its financial advisors.

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

Conditions of the Arrangement

     Completion of the arrangement is dependent upon the fulfillment of a number of conditions, including the following material conditions:

     -    the final approval of the arrangement by the Ontario court;

     - the approval of the arrangement by the holders of at least a majority of the shares of Aviation Group common stock represented at the Aviation Group special meeting, whether by proxy or in person, and at least two- thirds of the travelbyus.com common shares voted at the travelbyus.com special meeting, in person or by proxy;

     - the execution by Aviation Group and travelbyus.com of the voting and exchange trust agreement and the support agreement;

     - the shares of Aviation Group common stock offered in exchange for exchangeable shares having been approved for listing on the American Stock Exchange or Nasdaq's SmallCap or National Market;

     - the exchangeable shares having been approved for listing on The Toronto Stock Exchange;

     -    all necessary consents from third parties having been obtained;

     - each party having performed its obligations under the arrangement agreement in all material respects;

     - no restraining order, injunction, order or decree of any court having been issued;

     -    the delivery of opinions of legal counsel;

     - travelbyus.com shareholders holding an aggregate of more than 5% of the outstanding common shares must not have exercised their dissent rights;

     - the filing by the parties of all documents and instruments required to be filed with governmental entities;

     - the approval by the holders of at least two-thirds of the outstanding shares of Aviation Group common stock of an amendment to Aviation Group's articles of incorporation to increase the authorized number of shares of Aviation Group common stock; and

     - no action having been taken by any state or federal government or agency which would prevent the arrangement or impose material conditions on the arrangement.

     The arrangement agreement permits each of the parties to waive any of the conditions that are for its benefit. If either party elects to waive any of these material conditions, this joint proxy statement/prospectus will be amended or supplemented, as appropriate, and will be recirculated to the affected shareholders if the waiver occurs prior to approval of the arrangement by the shareholders. If any of these material conditions to the arrangement is waived after the parties receive shareholder approval, the shareholders of a party adversely affected by the waiver will be asked to reapprove the arrangement.

Termination of the Arrangement Agreement and Payment of Fees

     The arrangement agreement may be terminated at any time prior to the effective date in the following circumstances:

     -    by mutual agreement;

     - by travelbyus.com or Aviation Group, if the transaction has not been consummated on or prior to September 30, 2000, or in certain limited circumstances, December 31, 2000, so long as the terminating party has not failed to fulfill any material obligation under the arrangement agreement;

     - by travelbyus.com, if Aviation Group materially breaches any representation, warranty, covenant or agreement set forth in the arrangement agreement;

     - by Aviation Group, if travelbyus.com materially breaches any representation, warranty, covenant or agreement set forth in the arrangement agreement;

     - by travelbyus.com or Aviation Group, if the required approvals of the shareholders of both companies are not approved;

     - by travelbyus.com, if the board of directors of travelbyus.com determines that another proposed acquisition constitutes a superior proposal and travelbyus.com pays a termination fee of $1.0 million; and

     - by Aviation Group, if the board of directors of Aviation Group determines that another proposed acquisition constitutes a superior proposal and Aviation Group pays a termination fee of $1.0 million.

Arrangement Mechanics

     When the arrangement becomes effective, the following events will occur in the following order:

     - each outstanding travelbyus.com common share, other than shares held by dissenting shareholders who are ultimately entitled to be paid the fair value of their shares, will be automatically transferred by the holder to travelbyus.com in exchange for one fully-paid and non-assessable exchangeable share. This one-for-one ratio, subject to adjustment, is sometimes referred to as the exchange ratio;

     - each travelbyus.com option will be exchanged for a replacement option that is exercisable for the same number of shares of Aviation Group common stock on the same terms;

     - Aviation Group will issue and deposit the special voting share with the trustee; and

     - the Canadian subsidiary of Aviation Group will become the holder of the sole outstanding common share of travelbyus.com.

     Immediately following the effectiveness of the arrangement, travelbyus.com's outstanding capital stock will consist of approximately 75.1 million exchangeable shares, all of which will be held by the former travelbyus.com common shareholders, and one common share, which will be held by the Canadian subsidiary of Aviation Group. Assuming all exchangeable shares are immediately exchanged for Aviation Group common stock, based on the number of shares of Aviation Group common stock and travelbyus.com common shares outstanding as of May 10, 2000, existing travelbyus.com shareholders will hold approximately 95% of the outstanding Aviation Group common stock.

     The exchange ratio is subject to adjustment on any stock split, reverse stock split, stock dividend, recapitalization or other like change with respect to Aviation Group common stock or travelbyus.com common shares prior to the effectiveness of the arrangement.

     In the event the exchange ratio is adjusted, no fractional exchangeable shares will be delivered in exchange for travelbyus.com common shares pursuant to the arrangement. Each travelbyus.com shareholder otherwise entitled to a fractional interest in an exchangeable share will receive a cash payment equal to the product of the fractional interest, multiplied by the average per share closing price of Aviation Group common stock on Nasdaq during the 20 consecutive trading days ending on the third business day prior to the effective date of the arrangement, without interest.

     See "Exchange of travelbyus.com Common Share Certificates" for procedures to be followed in order to obtain certificates representing the exchangeable shares issuable in the arrangement.

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

Description of Exchangeable Shares

General

     The exchangeable shares will be exchangeable for Aviation Group common stock at any time at the option of the holder. Holders of exchangeable shares will also be entitled to receive, subject to applicable law, dividends equivalent to all dividends paid on the Aviation Group common stock, if any. Cash dividends will be payable in U.S. dollars or the Canadian dollar equivalent. The record date and payment date for dividends on the exchangeable shares will be the same as the relevant date for the corresponding dividends on the Aviation Group common stock. Holders of exchangeable shares will also be entitled to participate in any liquidation of Aviation Group through the automatic exchange right.

Retraction of Exchangeable Shares

     Holders of exchangeable shares will be entitled at any time to require travelbyus.com to redeem any or all of their exchangeable shares for a retraction price per share equal to the exchangeable share consideration. The term exchangeable share consideration for purposes of a retraction, redemption or exchange means certificates representing the total number of shares of Aviation Group common stock required to be delivered, a check for any declared and unpaid cash dividends and any stock or property constituting any declared and unpaid non-cash dividends on the exchangeable shares. A holder may retract the exchangeable shares by presenting the certificates representing the exchangeable shares to travelbyus.com or the trustee, a retraction request indicating the number of exchangeable shares the holder desires to retract and the date on which the holder desires to receive the retraction price, and any other documents required by the transfer agent.

     When a holder requests travelbyus.com to redeem retracted shares, Aviation Group and the Canadian subsidiary of Aviation Group will have an overriding call right to purchase all of the retracted shares directly from the holder on the terms of the holder's retraction request. Upon receipt of a retraction request, travelbyus.com will immediately notify Aviation Group and the Canadian subsidiary of Aviation Group. Aviation Group and its Canadian subsidiary must advise travelbyus.com within two business days as to whether it will exercise the retraction call right. If Aviation Group and its Canadian subsidiary do not so advise travelbyus.com, travelbyus.com will notify the holder as soon as possible that Aviation Group and its Canadian subsidiary will not exercise the retraction call right. If Aviation Group and its Canadian subsidiary advise travelbyus.com that they will exercise the retraction call right and the request to retract is not revoked by the holder, the request to retract will be considered to be an offer by the holder to sell the retracted shares to Aviation Group or its Canadian subsidiary.

     A holder may revoke its request to retract in writing at any time prior to the close of business on the business day preceding the retraction date. If the request is revoked, the retracted shares will not be purchased by Aviation Group or its Canadian subsidiary or redeemed by travelbyus.com. If the holder does not revoke its request to retract, on the retraction date the retracted shares will be purchased by Aviation Group or its Canadian subsidiary or redeemed by travelbyus.com. travelbyus.com, Aviation Group, its Canadian subsidiary or the transfer agent will deliver the aggregate retraction price to the holder.

     If solvency law requirements do not permit travelbyus.com to redeem all retracted shares and neither Aviation Group nor its Canadian subsidiary have exercised the retraction call right, travelbyus.com will redeem only those retracted shares tendered by the holder, rounded down to a whole number of shares, as permitted by law. If the redemption would be contrary to law, travelbyus.com will redeem the shares on a pro rata basis. On the retraction date, Aviation Group or its Canadian subsidiary will be required to purchase the retracted shares not redeemed by travelbyus.com because it would be contrary to law in accordance with the voting and exchange trust agreement.

Redemption of Exchangeable Shares

     The outstanding exchangeable shares will be redeemed by travelbyus.com for a redemption price per share equal to the exchangeable share consideration upon the earliest of any of the following:

     -    January 1, 2003;

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

     - the date selected by the travelbyus.com board of directors at a time when less than 15% of the exchangeable shares, other than those held by Aviation Group or its Canadian subsidiary, are outstanding;

     - any sale of a majority of the outstanding voting stock of Aviation Group or any merger, amalgamation or any proposal to do so if the board of directors determines redemption is necessary;

     - any sale of a majority of the then outstanding voting shares of travelbyus.com by Aviation Group or any affiliate of Aviation Group to a third party, any merger, amalgamation or tender offer or any proposal to do so if the board of directors determines redemption is necessary;

     - the business day before the record date for any meeting or vote of travelbyus.com shareholders to consider a matter on which the holders of exchangeable shares would not be entitled to vote; or

     - the business day after the holders of exchangeable shares fail to take action required to approve or disapprove a proposal intended to maintain the legal and economic equivalence of the exchangeable shares with the Aviation Group common stock.

     When travelbyus.com is required to redeem the exchangeable shares, Aviation Group or its Canadian subsidiary have an overriding redemption call right to purchase all of the exchangeable shares outstanding, excluding exchangeable shares held by Aviation Group and its subsidiaries, for a purchase price per share equal to the redemption price. Upon the exercise of the redemption call right, holders will be required to sell their exchangeable shares to Aviation Group or its Canadian subsidiary and travelbyus.com's redemption obligation will terminate.

     On or before the redemption date, upon the holder's surrender of the certificates representing the exchangeable shares and proper transfer documents, travelbyus.com, Aviation Group or its Canadian subsidiary will deliver the exchangeable share consideration to the holder by mailing it to the holder's address on file with the transfer agent or by holding the consideration for the holder to pick up at the registered office of travelbyus.com or the office of the transfer agent, as specified in the written notice of redemption. In each case, any amounts required to be withheld for tax may be deducted from the consideration.

Exchange Put Right

     Holders of exchangeable shares have the right at any time to require Aviation Group or its Canadian subsidiary to purchase all or any part of the exchangeable shares owned by those holders for an exchange price equal to the exchangeable share consideration. A holder of exchangeable shares may exercise this exchange put right by presenting a certificate or certificates to the trustee representing the number of exchangeable shares the holder desires to sell, together with a notice indicating the number of exchangeable shares the holder desires to sell, and any other documents as may be required to effect the transfer of the exchangeable shares.

Voting Rights

     On the effective date of the arrangement, Aviation Group, its Canadian subsidiary, travelbyus.com and the trustee will enter into the voting and exchange trust agreement in substantially the form attached to this joint proxy statement/prospectus as Appendix D. The holders of the exchangeable shares will not be entitled to vote at any meeting of shareholders of travelbyus.com except for certain approval rights intended to protect their rights and benefits and otherwise as required by law. See "The Voting and Exchange Trust Agreement" below.

Dividend Rights

     Holders of exchangeable shares will be entitled to receive dividends as follows:

     - in the case of a cash dividend declared on the Aviation Group common stock, an amount in cash for each exchangeable share corresponding to the cash dividend declared on each share of Aviation Group common stock;

     - in the case of a stock dividend declared on the Aviation Group common stock to be paid in shares of Aviation Group common stock, the number of exchangeable shares for each exchangeable share equal to the number of shares of Aviation Group common stock to be paid on each share of Aviation Group common stock; or

     - in the case of a dividend declared on the Aviation Group common stock in property other than cash or Aviation Group common stock, the type and amount of property as is the same as the type and amount of property declared as a dividend on each share of Aviation Group common stock.

Cash dividends on the exchangeable shares are payable in U.S. dollars or the Canadian dollar equivalent. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as the date for the corresponding dividends on the Aviation Group common stock.

Liquidation Rights With Respect to travelbyus.com

     Holders of exchangeable shares will also be entitled to receive travelbyus.com assets if travelbyus.com is liquidated, dissolved or wound up, before distribution of any assets to the holder of the travelbyus.com common share. If travelbyus.com is liquidated, dissolved or wound up, Aviation Group and its Canadian subsidiary will have an overriding liquidation call right to purchase all of the exchangeable shares, other than exchangeable shares held by Aviation Group or its subsidiaries, from the holders for a purchase price equal to the exchangeable share consideration described above.

     If Aviation Group or its Canadian subsidiary chooses to purchase the exchangeable shares, it will give written notice to the transfer agent at least 55 days before liquidation. The transfer agent will notify the holders as to whether Aviation Group or its Canadian subsidiary will exercise this right. If Aviation Group or its Canadian subsidiary does not choose to purchase the exchangeable shares, travelbyus.com will pay the exchangeable share consideration to each holder.

Ranking

     The exchangeable shares will rank senior to the travelbyus.com common share and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding up of travelbyus.com, whether voluntary or involuntary.

Certain Restrictions

     Approval of the holders of the exchangeable shares will be required for travelbyus.com to:

     - pay any dividends on the travelbyus.com common share or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in other shares ranking junior to the exchangeable shares;

     - redeem, purchase or make any capital distribution on the travelbyus.com common share or any other shares ranking junior to the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

     - redeem or purchase any other shares of travelbyus.com ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution.

     These restrictions will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on the Aviation Group common stock have been declared and paid in full.

Amendment of Terms of Exchangeable Shares

     The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be amended only with the approval of a majority of the votes cast by holders of exchangeable shares at a duly called meeting at which a quorum is present.

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

Covenants

     The parties to the arrangement agreement made a number of covenants or promises to each other. Each of travelbyus.com and Aviation Group covenanted to, among other things:

     - carry on its business in the ordinary course consistent with prior practice and use reasonable efforts to preserve intact its present business organization and keep available the services of its directors, officers, employees, consultants and others having business dealings with it;

     - not amend its articles of incorporation or bylaws or merge, consolidate, amalgamate or otherwise combine with any person;

     - not declare or pay any dividend or distribution, issue or sell any shares of capital stock, except upon the exercise of outstanding securities, or acquire, directly or indirectly, any shares of its capital stock;

     -    not amend any outstanding options or warrants;

     - not acquire or license any assets that are material, individually or in the aggregate, to it except in the ordinary course of business consistent with prior practice;

     - not make aggregate capital expenditures in excess of $50,000 for Aviation Group or $250,000 for travelbyus.com except in certain circumstances;

     - not incur any indebtedness for borrowed money or any other indebtedness except in the ordinary course of business;

     - not sell, lease, license, encumber or otherwise dispose of any of its property or assets, except in the ordinary course of business consistent with prior practice;

     - not enter into or amend any contract or engage in any transaction not in the ordinary course of business consistent with past practice except in certain circumstances;

     - not take any action that would adversely affect its ability to complete the arrangement;

     - take all actions necessary to convene the meetings to vote on the approval of the arrangement;

     - give the representatives of the other party reasonable access to information concerning its business; and

     - notify the other parties of any material adverse change in its business, properties, assets, liabilities or results of operations.

     Both travelbyus.com and Aviation Group have agreed not to solicit any proposal to be acquired by another party. However, if another party does propose to acquire either company and the board of directors of the company that received an acquisition proposal determines in good faith that it is a superior proposal, the board of directors that received the acquisition proposal can terminate the arrangement agreement in order to accept the superior proposal.
In that event, however, the terminating company must pay the other company a cash termination fee of $1.0 million. A proposal will be considered superior if the board of directors determines that it is more favorable from a financial point of view to its shareholders than the arrangement, is capable of being financed by the parties making the acquisition proposal and, if accepted, would be more likely than not to be consummated.

Management and Board of Directors After the Arrangement

     Following completion of the arrangement, the board of directors of Aviation Group will consist of all of the members of the travelbyus.com board of directors and Lee Sanders, who will remain as a director. The officers of Aviation Group will be the current officers of travelbyus.com, and Richard Morgan and Lee Sanders will remain as Vice

Presidents of Aviation Group. For a detailed description of the travelbyus.com management, please see "travelbyus.com--Directors and Executive Officers" on page 112.

Listings After the Arrangement

Exchangeable Shares

     travelbyus.com intends to apply for the listing of the exchangeable shares on The Toronto Stock Exchange under the symbol "TBU". The approval of this listing will be under the terms of the exchangeable shares, subject to the satisfaction of its customary requirements, including the distribution of
exchangeable shares to a minimum number of public shareholders.   There will be
no obligation to maintain this listing after December 31, 2001. We do not currently intend to list the exchangeable shares on any other stock exchange in Canada or the United States.

Aviation Group Common Stock

     The Aviation Group common stock is currently listed on the Nasdaq SmallCap Market and on the Boston Stock Exchange under the symbol "AVGP". Aviation Group intends to apply for listing of its common stock on the Nasdaq National Market and on the Frankfurt Stock Exchange.

The Voting And Exchange Agreement

     The form of voting and exchange trust agreement that will be entered into by Aviation Group, its Canadian subsidiary, travelbyus.com and the trustee on completion of the arrangement is attached to this joint proxy statement/ prospectus as Appendix D. Pursuant to the voting and exchange trust agreement, Aviation Group will issue a voting share to the trustee for the benefit of the holders of the exchangeable shares, other than Aviation Group and its subsidiaries. The voting share will have a number of votes, which may be cast at any meeting at which Aviation Group shareholders are entitled to vote. The votes will be equal to the number of outstanding exchangeable shares, other than exchangeable shares held by Aviation Group and its subsidiaries. Each holder of an exchangeable share on the record date for any meeting at which Aviation Group shareholders are entitled to vote will be entitled to instruct the trustee to exercise one of the votes attached to the voting share for each exchangeable share held by that holder. If a holder does not instruct the trustee how to vote, the trustee will not exercise those votes. A holder may instruct the trustee to give the holder a proxy entitling the holder to vote the voting shares directly at the relevant meeting. If the trustee has not been instructed to sign and deliver a proxy to the holder, the trustee will exercise its voting rights for that holder's shares either by proxy or in person.

     The trustee will send to the holders of the exchangeable shares the notice of the meeting at which the Aviation Group shareholders are entitled to vote on the same day as Aviation Group sends the notice and materials to the Aviation Group shareholders. Additionally, the trustee will send the related meeting materials and a statement describing how the holder may instruct the trustee to exercise the votes attaching to the voting share. The trustee will also send to the holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Aviation Group to the Aviation Group shareholders. If materials such as dissident proxy circulars and tender and exchange offer circulars sent by third parties to Aviation Group shareholders are provided to the trustee by Aviation Group, the trustee will send those materials to the holders of exchangeable shares as soon as possible.

     All rights of a holder of exchangeable shares to exercise votes attached to the voting share will cease upon the exchange of the holders of exchangeable shares for shares of Aviation Group common stock. This includes rights by redemption, retraction or liquidation, through the exercise of the related call rights or through the exercise of the exchange put right of the shares exchangeable for Aviation Group common stock.

     The voting and exchange trust agreement contains provisions that require the trustee to effect an exchange of the exchangeable shares for Aviation Group common stock upon request of the holder and other provisions that parallel the rights and terms of the exchangeable shares.

The Support Agreement

     The form of support agreement that will be entered into by Aviation Group, its Canadian subsidiary and travelbyus.com on completion of the arrangement is attached to this joint proxy statement/prospectus as Appendix E. Pursuant to the support agreement, so long as any exchangeable shares, other than exchangeable shares held by Aviation Group or its subsidiaries, remain outstanding:

     - Aviation Group will not declare or pay dividends on the Aviation Group common stock unless travelbyus.com is able to declare and pay and simultaneously declares or pays an equivalent dividend on the exchangeable shares;

     - Aviation Group will advise travelbyus.com in advance of the declaration of any dividend on the Aviation Group common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for the corresponding dividend on the Aviation Group common stock;

     - the record date for any dividend declared on the Aviation Group common stock will not be less than ten business days after the declaration date of the dividend;

     - Aviation Group will pay to the holders of the exchangeable shares the applicable travelbyus.com liquidation amount, retraction price and redemption price in the event of a liquidation, dissolution or winding up of travelbyus.com or upon a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by travelbyus.com, including the delivery of Aviation Group common stock; and

     - Aviation Group will perform its obligations arising upon the exercise by it of the call rights, the exercise by a holder of exchangeable shares of the holder's exchange right or exchange put right, or the automatic exchange of a holder's exchangeable shares, including the delivery of Aviation Group common stock.

     The support agreement and the exchangeable share provisions provide that, without the prior approval of travelbyus.com and the holders of the exchangeable shares, Aviation Group will not issue or distribute any of the following to all or substantially all the holders of shares of Aviation Group common stock unless the same or an economically equivalent distribution on the exchangeable shares is made at the same time:

     -    additional Aviation Group common stock;

     - securities exchangeable for, convertible into, or carrying rights to acquire Aviation Group common stock; or

     -    rights to subscribe for Aviation Group common stock or other assets.

The support agreement and the exchangeable share provisions also provide that, without the prior approval of travelbyus.com and the holders of the exchangeable shares, Aviation Group will not subdivide, combine, reclassify or otherwise change the terms of the Aviation Group common stock, unless the same or an economically equivalent change to the exchangeable shares, or in the rights of their holders, is made at the same time. The board of directors of travelbyus.com will have the power, in its sole discretion, to determine in good faith whether any corresponding distribution on, or change to, the exchangeable shares is the same as, or economically equivalent to, any proposed distribution on or change to the Aviation Group common stock. If a tender offer is proposed or a share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Aviation Group common stock takes place which is recommended by the board of directors of Aviation Group and the exchangeable shares are not redeemed by travelbyus.com or purchased by the redemption call right of Aviation Group's Canadian subsidiary, Aviation Group will use reasonable efforts to expeditiously and in good faith take all actions and do all things necessary to enable holders of exchangeable shares to participate in the transaction to the same extent and on an economically equivalent basis as the holders of Aviation Group common stock.

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     travelbyus.com is required to notify Aviation Group:

     - if travelbyus.com is liquidated, dissolved or wound up or threatened with a claim or proceeding for that purpose;

     - if travelbyus.com receives a retraction request from a holder of exchangeable shares;

     - if the board of directors of travelbyus.com determines to take action which would require a vote of the holders of exchangeable shares;

     -    at least 130 days prior to any automatic redemption date; and

     - of the issuance by travelbyus.com of any exchangeable share or right to acquire any exchangeable share.

     Aviation Group agreed in the support agreement not to exercise any voting rights attached to the exchangeable shares owned by it or any of its subsidiaries on any matter considered at meetings of holders of exchangeable shares. Aviation Group has also agreed to use its reasonable efforts to enable travelbyus.com's exchangeable shares to remain listed on The Toronto Stock Exchange until December 31, 2001.

     The support agreement may not be amended without the approval of the holders of the exchangeable shares unless it is amended to:

     -    add covenants to protect the holders of the exchangeable shares;

     -    make necessary amendments not inconsistent with the support agreement;
          or

     -    cure ambiguities, inconsistencies or clerical errors.

The foregoing amendments may not be effected unless the boards of directors of all parties to the support agreement have concluded that these amendments are not prejudicial to the interests of the holders of the exchangeable shares.

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

         FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE ARRANGEMENT

Canadian Federal Income Tax Considerations

     The following is a summary of the principal Canadian federal income tax considerations generally applicable to travelbyus.com shareholders in connection with the arrangement who, for purposes of the Income Tax Act (Canada), hold their travelbyus.com common shares and will hold their exchangeable shares and shares of Aviation Group common stock as capital property, deal at arm's length with travelbyus.com, Aviation Group and its Canadian subsidiary and are not affiliated with travelbyus.com, Aviation Group or its Canadian subsidiary. This summary does not apply to a holder with respect to whom Aviation Group is or will be a foreign affiliate within the meaning of the Canadian Tax Act.

     travelbyus.com common shares will generally be considered to be capital property to a travelbyus.com shareholder unless they are held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market property" for purposes of the Income Tax Act (Canada). travelbyus.com shareholders who are Canadian residents and whose travelbyus.com common shares might not otherwise qualify as capital property may be entitled to obtain qualification by making the irrevocable election provided by subsection 39(4) of the Income Tax Act (Canada). travelbyus.com shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions," as defined in Section 142.2 of the Income Tax Act (Canada), the potential application to them of the "mark-to-market" rules in the Income Tax Act (Canada), as the following summary does not apply to these shareholders.

     This summary is based on the current provisions of the Income Tax Act (Canada), the Regulations thereunder, the current provisions of the Canada-United States Income Tax Convention of 1980, the "Tax Treaty," and counsel's understanding of the current administrative practices of the Canada Customs and Revenue Agency. This summary takes into account the proposed amendments to the Income Tax Act (Canada) and regulations publicly announced by the Canadian Minister of Finance prior to the date of this joint proxy statement/prospectus and assumes that all of these proposed amendments will be enacted in their present form. However, the proposed amendments may not be enacted in the proposed form or at all.

     Except for the proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance tax ruling has been sought or obtained from the Canada Customs and Revenue Agency to confirm the tax consequences of any of the transactions described in this joint proxy statement/prospectus.

     While this summary is intended to address the principal Canadian federal income tax considerations, it is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice to any particular travelbyus.com shareholder. Shareholders of travelbyus.com should consult their own tax advisors with respect to their particular circumstances.

     For purposes of the Income Tax Act (Canada), all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts expressed in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time the amounts arise.

travelbyus.com Shareholders Resident in Canada

     The following portion of the summary applies to travelbyus.com shareholders who, for purposes of the Income Tax Act (Canada) and the Tax Treaty, are resident or deemed to be resident in Canada.

     Exchange of travelbyus.com Common Shares for Exchangeable Shares

     The arrangement is structured as a reorganization of the capital of travelbyus.com for purposes of the Income Tax Act (Canada). Accordingly, so long as at the effective time of the arrangement the aggregate adjusted cost base of a holder's travelbyus.com common shares exceeds the fair market value of the rights acquired by the holder under the support agreement and the voting and exchange trust agreement, collectively the "ancillary rights," in connection with the exchange and net of any reasonable costs of disposition, the holder will not realize a capital gain for purposes of the

Income Tax Act (Canada) on the exchange. To the extent that the fair market value of the ancillary rights received by a holder, net of any reasonable costs of disposition, exceeds the aggregate adjusted cost base of the holder's travelbyus.com common shares, the holder will realize a capital gain for purposes of the Income Tax Act (Canada). The taxation of capital gains and losses is described below.

     On the exchange, a travelbyus.com shareholder will be deemed to have acquired:

     - exchangeable shares for a cost equal to the amount, if any, by which the adjusted cost base to such holder of the travelbyus.com common shares exceeds the fair market value of the ancillary rights; and

     -    the ancillary rights for a cost equal to their fair market value.

     A holder of travelbyus.com common stock will be required to determine the fair market value of the ancillary rights on a reasonable basis for purposes of the Income Tax Act (Canada). travelbyus.com believes that the ancillary rights have only nominal value. Therefore, a holder of travelbyus.com common shares should not realize a capital gain on the exchange of travelbyus.com common shares for exchangeable shares. This determination of value, however, is not binding on the Canada Customs and Revenue Agency.

     Call Rights

     travelbyus.com believes that the call rights granted to Aviation Group and its Canadian subsidiary in connection with the exchange of travelbyus.com common shares for exchangeable shares have nominal value. On this basis, no travelbyus.com shareholder should realize a gain at the time that any of such rights are granted to Aviation Group and its Canadian subsidiary. This determination of value, however, is not binding on the Canada Customs and Revenue Agency.

     Dividends

     Exchangeable Shares. In the case of a travelbyus.com shareholder who is an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     The exchangeable shares will be "taxable preferred shares," "short-term preferred shares" and subject to the discussion below, "term preferred shares" for purposes of the Income Tax Act (Canada). Accordingly, travelbyus.com will be subject to a 66 2/3% tax under Part VI. I of the Income Tax Act (Canada) on dividends (other than excluded dividends) paid or deemed to be paid on the exchangeable shares. In certain circumstances, travelbyus.com would be entitled to deductions under Part I of the Income Tax Act (Canada) which could substantially offset the impact of the Part VI. I tax. Dividends received or deemed to be received on the exchangeable shares will not be subject to the 10% tax under Part IV. I of the Income Tax Act (Canada) applicable to certain corporations.

     If Aviation Group, its Canadian subsidiary or any person with whom Aviation Group or its Canadian subsidiary does not deal at arm's length is a "specified financial institution" under the Income Tax Act (Canada) at the time a dividend is paid on an exchangeable share, then, subject to the exemption described below, dividends received or deemed to be received by a travelbyus.com shareholder that is a corporation will not be deductible in computing taxable income and will be fully includable in income under Part I of the Income Tax Act (Canada). Such dividend will not be subject to tax under Part IV of the Income Tax Act (Canada). A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities and certain prescribed corporations.

     The denial of the dividend deduction for a corporate travelbyus.com shareholder as described above will not apply if, at the time a dividend is received or deemed to be received:

     - the exchangeable shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange);

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

     -    Aviation Group controls travelbyus.com; and

     - the recipient, together with persons with whom the recipient does not deal at arm's length or any partnership of which the recipient or person is a member or trust of which the recipient or person is a beneficiary, does not and is not deemed to receive dividends on more than 10% of the issued and outstanding exchangeable shares.

travelbyus.com currently expects that the exchangeable shares will be listed on The Toronto Stock Exchange immediately prior to the effective time of the arrangement.

     Subject to the foregoing, in the case of a travelbyus.com shareholder that is a corporation other than a specified financial institution as defined in the Income Tax Act (Canada), dividends received or deemed to be received on the exchangeable shares will be included in computing the corporation's income and will normally be deductible in computing its taxable income.

     In the case of a travelbyus.com shareholder that is a specified financial institution, a dividend which is otherwise deductible in accordance with the above discussion will be deductible in computing its taxable income only if either:

     - the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by such institution; or

     - at the time of the receipt of the dividend by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada, which currently includes The Toronto Stock Exchange, and the specified financial institution, either alone or together with persons related to such shareholder, does not and is not deemed to receive dividends on more than 10% of the issued and outstanding exchangeable shares.

     A travelbyus.com shareholder that is a private corporation, as defined in the Income Tax Act (Canada), or any other corporation resident in Canada and controlled or deemed to be controlled by, or for the benefit of an individual, other than a trust, or a related group of individuals, other than trusts, may be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the travelbyus.com shareholder's taxable income. A travelbyus.com shareholder that is a Canadian-controlled private corporation, as defined in the Income Tax Act (Canada), may be liable to pay an additional refundable tax of 6/ 2//\\3\\% on dividends or deemed dividends that are not deductible in computing taxable income.

     Aviation Group Common Stock. Dividends received by holders of shares of Aviation Group common stock will be included in the recipient's income for the purpose of the Income Tax Act (Canada). Dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). A holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of these dividends in computing its taxable income. A holder that is a Canadian-controlled private corporation, as defined in the Income Tax Act (Canada) throughout the relevant taxation year, may be liable to pay an additional refundable tax of 6 2/3% on its aggregate investment income for the year which will include such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Income Tax Act (Canada).

     Redemption or Exchange of Exchangeable Shares

     On the redemption, including a retraction, of an exchangeable share by travelbyus.com, the holder of an exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceeds the paid-up capital, for purposes of the Income Tax Act (Canada), at the time of the redemption of the exchangeable share. For this purpose, redemption proceeds would be equal to the fair market value at that time of Aviation Group common stock received less any amount allocated to the ancillary rights. The amount of any deemed dividend will be subject to the tax treatment described above under "Dividends--Exchangeable Shares." On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend and any amount

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

allocated to the ancillary rights. A holder will in general realize a capital gain or loss equal to the amount by which the adjusted cost base to the holder of the exchangeable share is less than or exceeds such proceeds of disposition. See "Taxation of Capital Gain or Capital Loss" below. In the case of a shareholder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend.

     On the exchange of an exchangeable share by the holder thereof with Aviation Group or Aviation Subco for shares of Aviation Group common stock, the holder will in general realize a capital gain or loss to the extent the proceeds of disposition of the exchangeable share net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of the exchangeable share. For this purpose, proceeds would be equal to the fair market value at that time of Aviation Group common stock received less any amount allocated to the ancillary rights. See "Taxation of Capital Gain or Capital Loss" below.

     Due to the existence of the call rights, the exchange right and the automatic exchange right, a holder of exchangeable shares cannot control whether shares of Aviation Group common stock will be received by way of redemption of the exchangeable shares by travelbyus.com or by way of purchase of the exchangeable shares by Aviation Group or its Canadian subsidiary, except to the extent that the holder may exercise the exchange put right. As described above, the Canadian federal income tax consequences of redemption differ from those of a purchase.

     Acquisition and Disposition of Aviation Group Common Stock

     The cost of any shares of Aviation Group common stock received by a holder on the retraction, redemption or exchange of an exchangeable share will be an amount equal to the fair market value of these shares of Aviation Group common stock at the time of such event.

     A disposition or deemed disposition of shares of Aviation Group common stock by a holder will generally result in a capital gain or loss to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed or are less than the adjusted cost base to the holder of the shares of Aviation Group common stock immediately before the disposition. In computing the adjusted cost base of a share of Aviation Group common stock, the cost must be averaged with the adjusted cost base of any other shares of Aviation Group common stock held at that time as capital property by the holder.

     Taxation of Capital Gain or Capital Loss

     Of any capital gain realized by a shareholder, 75% will be included in the shareholder's income for the year of disposition. Of any capital loss realized by a shareholder, generally 75% may be deducted by the holder against taxable capital gains for the year of disposition. Under the proposed amendments, the inclusion rate for capital gains and losses will be reduced from 75% to 66-2/3%. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely, and deducted against net taxable capital gains in those other years to the extent and in the circumstances described in the Income Tax Act (Canada) and the proposed amendments.

     Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Income Tax Act (Canada). A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

     The amount of any capital loss arising on a disposition or deemed disposition of any travelbyus.com common share or exchangeable share may be reduced by the amount of dividends received or deemed to have been received by the holder on such share to the extent and under the circumstances prescribed by the Income Tax Act (Canada).

     Dissenting Shareholders

     If a shareholder exercises dissenter's rights on the arrangement and is paid the fair value of the holder's travelbyus.com common shares, the shareholder will be deemed to receive a taxable dividend equal to the amount by which the fair value, other than in respect of interest awarded by the court, exceeds the paid-up capital of these shares. The holder will also be considered to have disposed of the travelbyus.com common shares for proceeds of disposition equal to the redemption proceeds less the amount of any deemed dividend and any interest awarded by the court. A holder will in general realize a capital gain or loss equal to the amount by which the adjusted cost base to the holder of the travelbyus.com common shares is less than or exceeds the proceeds of disposition. See "Taxation of Capital Gain or Capital Loss" above. In the case of a shareholder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend. Any interest awarded to a dissenting shareholder by the court will be included in the dissenting shareholder's income for the purposes of the Income Tax Act (Canada). Dissenting shareholders should consult their own tax advisors for advice with respect to the tax consequences of an exercise of dissent rights. See "Proposal No. 1 The Arrangement-Dissenters' Rights."

     Eligibility for Investment

     Qualified Investments. The exchangeable shares and the shares of Aviation Group common stock, if issued on the date of this joint proxy statement/prospectus and listed on Toronto Stock Exchange and Nasdaq, respectively, would be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. We will refer to these plans collectively as deferred plans. The ancillary rights will not be qualified investments under the Income Tax Act (Canada). However, as indicated above, travelbyus.com believes that the fair market value of the ancillary rights is nominal.

     Foreign Property. The exchangeable shares, if issued on the date of this joint proxy statement/prospectus and listed on The Toronto Stock Exchange, would not be "foreign property" under the Income Tax Act (Canada) for registered pension plans, deferred plans and certain other tax-exempt persons.

     The shares of Aviation Group common stock will be foreign property under the Income Tax Act (Canada) as will the ancillary rights. As indicated above, travelbyus.com believes that the fair market value of the ancillary rights is nominal.

     Foreign Property Information Reporting

     A holder of shares of Aviation Group common stock who is a specified Canadian entity for a taxation year or a fiscal period and whose total cost amount of specified foreign property, including shares of Aviation Group common stock, at any time in the year or fiscal period exceeds Cdn. $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will generally be a specified Canadian entity. A holder of shares of Aviation Group common stock should consult its own advisors about whether it must comply with these rules.

Shareholders Not Resident in Canada

     The following portion of the summary applies to travelbyus.com shareholders who, for purposes of the Income Tax Act (Canada), have not been and will not be resident or deemed to be resident in Canada at any time while they hold travelbyus.com common shares or exchangeable shares and to whom such shares are not taxable Canadian property and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business.

     travelbyus.com common shares and exchangeable shares will generally not be taxable Canadian property to a holder, provided that:

     - such shares are listed on a prescribed stock exchange, which currently includes The Toronto Stock Exchange and Nasdaq;

     - the holder does not and is not deemed to use or hold the travelbyus.com common shares or the exchangeable shares, as applicable, in connection with carrying on a business in Canada;

     - the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned or had under option, 25% or more of the issued shares of any class or series of the capital stock of travelbyus.com at any time within five years preceding the date of disposition; and

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

     - has not acquired the travelbyus.com common shares or exchangeable shares in a transaction where the travelbyus.com common shares or exchangeable shares are deemed to be taxable Canadian property, such as where the holder disposed of taxable Canadian property and the resulting gain was deferred under the Income Tax Act (Canada).

Even if the travelbyus.com common shares or exchangeable shares are considered to be taxable Canadian property, relief may be available under an applicable tax convention, such as the Tax Treaty. Holders for whom the travelbyus.com common shares or exchangeable shares are taxable Canadian property should consult their own tax advisors to determine the tax consequences in their own situation.

     On the assumption that the travelbyus.com common shares of a non-resident holder do not constitute taxable Canadian property or that the holder can otherwise claim the benefit of a tax treaty, any capital gain realized on the exchange of travelbyus.com common shares for exchangeable shares will not be subject to tax under the Income Tax Act (Canada). Similarly, any capital gain realized on the exchange of exchangeable shares which do not constitute taxable Canadian property will not be subject to tax under the Income Tax Act (Canada). A holder whose exchangeable shares are redeemed, either pursuant to travelbyus.com's redemption right or pursuant to the holder's retraction rights, will be deemed to receive a dividend as described above under the heading "Shareholders Resident in Canada," which deemed dividend will be subject to withholding tax as described in the following paragraph.

     Dividends paid on the exchangeable shares, including deemed dividends, are subject to non-resident withholding tax under the Income Tax Act (Canada) at the rate of 25%. However, this rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% for dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

     Holders of travelbyus.com common shares who elect to dissent from the arrangement will be entitled, in the event the arrangement becomes effective, to be paid by travelbyus.com the fair value of the travelbyus.com common shares held by such holder. This holder will be considered to have realized a deemed dividend and capital gain or loss based on redemption proceeds equal to such fair value, computed as generally described above in the case of a redemption, including a retraction, of an exchangeable share by travelbyus.com for a share of Aviation Group common stock under "Shareholders Resident in Canada-- Redemption or Exchange of Exchangeable Shares." Deemed dividends will be subject to withholding tax as described above. Any capital gain realized by a dissenting shareholder will not be taxed under the Income Tax Act (Canada) provided the travelbyus.com common shares for which the right of dissent is exercised are not taxable Canadian property, as described above, or relief is available under the provisions of an applicable tax treaty. Additional income tax considerations may be relevant to dissenting shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent in accordance with the specific statutory provisions. See "Proposal No. 1 The Arrangement-Dissenters' Rights" above.

United States Federal Income Tax Considerations

     The following is a summary of the material United States federal income tax considerations that may be relevant to you if you are a "United States person" and hold travelbyus.com common shares as capital assets arising from and relating to the arrangement, including the receipt and ownership of exchangeable shares or Aviation Group common stock. For United States federal income tax purposes, United States persons are:

     - United States citizens or resident aliens, as determined under the Internal Revenue Code;

     - corporations, partnerships or other entities organized in or under the laws of the United States or any political subdivision thereof;

     - estates subject to United States federal income tax on income regardless of source; and

     -    trusts:

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

     - if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust; or

     - that has elected to be treated as a United States person under applicable Treasury regulations.

     This summary is based on the Internal Revenue Code, existing and proposed Treasury regulations and judicial and administrative determinations which are in effect as of the date hereof and which are subject to change at any time, possibly on a retroactive basis. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchangeable shares and the voting rights, exchange rights and call rights associated with such exchangeable shares. Consequently, as discussed more fully below, significant aspects of the United States federal income tax treatment of the arrangement, including the receipt and ownership of exchangeable shares and the exchange of exchangeable shares for shares of Aviation Group common stock, are not certain. No advance income tax ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of any of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to you if you are:

     -    a tax-exempt organization;

     -    a financial institution;

     -    an insurance company;

     -    a broker-dealer;

     - a person having a "functional currency" other than the United States dollar;

     - a holder that holds travelbyus.com common shares or exchangeable shares as part of a straddle, wash sale, hedging or conversion transaction;

     -    a trader that elects to mark-to-market your securities;

     - an individual that received shares of travelbyus.com stock pursuant to the exercise of employee stock options or otherwise as compensation; or

     - subject to tax pursuant to the Internal Revenue Code provisions applicable to certain United States expatriates.

     In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the arrangement or the receipt and ownership of the exchangeable shares or shares of Aviation Group common stock.

     You are urged to consult and rely on your tax advisors with respect to the United States federal, state, and local tax consequences and the foreign tax consequences of the arrangement, including the receipt and ownership of exchangeable shares, voting rights, exchange rights and shares of Aviation Group common stock.

Shareholders that are United States Holders

     Tax Treatment of Arrangement

     travelbyus.com intends to treat the exchange of travelbyus.com common shares for exchangeable shares pursuant to the arrangement as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. There is, however, no direct authority addressing the proper treatment of the arrangement for United States federal income tax purposes, and therefore this treatment is subject to significant uncertainty. Accordingly, we do not know whether the Internal Revenue Service would challenge the status of the arrangement as a reorganization or that, if challenged, whether a court would agree with the Internal Revenue Service. Assuming the arrangement qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, upon receipt of exchangeable shares in the arrangement, generally:

     - you would not recognize gain or loss, except as otherwise provided in this joint proxy statement/prospectus;

     - your tax basis for the exchangeable shares received generally would be equal to your tax basis for the travelbyus.com common shares reduced by the tax basis allocated to fractional share interests for which cash is received and travelbyus.com common shares, if any, deemed to have been exchanged for the voting rights and exchange rights, as discussed below;

     - your holding period for the exchangeable shares would include the holding period of the travelbyus.com common shares that were exchanged for the exchangeable shares;

     - you would recognize gain or loss equal to the difference, if any, between the amount of cash received in lieu of a fractional share interest and the tax basis of the travelbyus.com common shares allocated to the fractional share interest;

     - the gain or loss recognized by you would constitute capital gain or loss and would be long-term capital gain or loss if the fractional share interest exchanged has been held for more than one year at the time cash is received in lieu thereof. Your ability to deduct capital losses may be subject to limitations.

     travelbyus.com believes that the voting rights and exchange rights that you receive and any call rights deemed to be conveyed by you to Aviation Group or a Canadian subsidiary of Aviation Group pursuant to the arrangement should have only nominal value and, therefore, that their receipt or conveyance, as the case may be, should not result in any material United States federal income tax consequences. It is possible, however, that the Internal Revenue Service could take the position that the voting rights, exchange rights and call rights have greater than nominal value and that the transfer or receipt of such rights results in taxable gain in an amount equal to their value. This gain generally would be capital gain or loss, unless the Internal Revenue Service were to assert that the voting rights, exchange rights or any other rights, such as the rights beneficially enjoyed by you under the voting and exchange trust agreement, were transferred to you by travelbyus.com, and not by Aviation Group and its Canadian subsidiary, in redemption of a portion of your travelbyus.com common shares.

     If the Internal Revenue Service successfully asserted that the voting rights and exchange rights have greater than nominal value and the rights are deemed to have been transferred by travelbyus.com rather than Aviation Group or a Canadian subsidiary of Aviation Group in redemption of travelbyus.com common shares, you would recognize dividend income equal to the value of such rights to the extent of the current and accumulated earnings and profits of travelbyus.com, as determined under United States federal income tax principles, unless such deemed redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate," as such terms are defined in
Section 302(b) of the Internal Revenue Code. If the deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend," any gain you recognize by would be capital gain.

     Even if the arrangement qualifies as a reorganization, there is the risk that you may nevertheless be required to recognize gain with respect to the arrangement. See "Possibility of Gain Recognition on Receipt of Exchangeable Shares" and "Possibility of Gain Recognition on Constructive Sale," below.

     Requirement of Notice Filing

     If the arrangement qualifies as a reorganization under Section 368(a) of the Internal Revenue Code and you receive exchangeable shares in exchange for travelbyus.com common shares, you must file a notice with the Internal Revenue Service on or before the last date for filing a United States federal income tax return for the your taxable year in which the arrangement occurs. The notice must contain certain information specifically enumerated in the United States Treasury regulations, and you are advised to consult your tax advisors for assistance in preparing such notice.

     If you are required to give notice as described above and you fail to do so, without establishing reasonable cause for the failure, then the Commissioner of the Internal Revenue Service will be required to determine, based on all the facts and circumstances, whether the exchange of travelbyus.com common shares for exchangeable shares is eligible for nonrecognition treatment. In making this determination, the Commissioner may conclude:

     - the exchange is eligible for nonrecognition treatment, despite such noncompliance;

     - the exchange is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States Treasury regulations are satisfied; or

     - the exchange is not eligible for nonrecognition treatment and that any gain realized will be recognized and will be taken into account for purposes of increasing your tax basis for the exchangeable shares received pursuant to the combination agreement and the arrangement.

Nevertheless, the failure of any one United States holder to satisfy the foregoing notice requirements should not affect you if you satisfy such requirements from receiving nonrecognition treatment with respect to the exchange of your travelbyus.com common shares for exchangeable shares pursuant to the arrangement, assuming the exchange otherwise qualifies as a reorganization as described above.

     Dissent Rights

     If you exercise your right to dissent from the arrangement, you generally will recognize gain or loss on the exchange of your travelbyus.com common shares for cash in an amount equal to the difference between the amount of cash received and your tax basis in the travelbyus.com common shares. The gain or loss will be capital gain or loss if you held your travelbyus.com common shares as capital assets at the effective time of the arrangement and will be long-term capital gain or loss if you held your travelbyus.com common shares for more than one year at the effective time of the arrangement. Your ability to deduct capital losses may be subject to limitations.

     Possibility of Gain Recognition on Receipt of Exchangeable Shares

     Although travelbyus.com believes it is unlikely, it is possible that the Internal Revenue Service might view the exchangeable shares as nonqualified preferred stock, which could cause you to recognize gain or loss on your receipt of exchangeable shares.

     Possibility of Gain Recognition on Constructive Sale

     Under Section 1259 of the Internal Revenue Code, if there is a "constructive sale" of an "appreciated financial position," a taxpayer is required to recognize gain, but not loss, as if such appreciated financial position were sold for its fair market value on the date of such constructive sale. For this purpose, an "appreciated financial position" would include ownership of appreciated stock. A taxpayer would be treated as having made a constructive sale of the appreciated financial position if the taxpayer, or a related person, enters into one or more of the following:

     -    a short sale of the same or substantially identical property;

     - an offsetting notional principal contracts with respect to the same or substantially identical property;

     - a futures or forward contract to deliver the same or substantially identical property;

     - in the case of an appreciated financial position that is a short sale or a contract described above with respect to any property, an acquisition of the same or substantially identical property; or

     - to the extent provided in Treasury regulations that have not yet been issued, one or more other transactions, or the acquisition of one or more positions, that have substantially the same effect as a transaction described above. The Treasury is authorized to issue regulations that would treat as constructive sales other financial transactions that, like those specified above, have the effect of eliminating substantially all of the taxpayer's risk of loss and opportunity for income or gain with respect to the appreciated financial position.

     If you entered into one of the enumerated transactions with respect to travelbyus.com common shares, you must recognize gain, if any, on such travelbyus.com common shares as if you sold the travelbyus.com common shares for its fair market value. Proper adjustment would be made to the amount of gain or loss you subsequently realize with respect to the exchangeable shares for any gain taken into account by virtue of the constructive sale, and the holding period of the exchangeable shares would be determined as if the shares were acquired on the date of the constructive sale.

     There is the possibility that the arrangement might be viewed by the Internal Revenue Service as a constructive sale of the travelbyus.com common shares under future Treasury regulations interpreting Section 1259 of the Internal Revenue Code. If viewed as a constructive sale, an argument exists that the arrangement is a reorganization of Aviation Group common stock for travelbyus.com common shares. However, because the Treasury has not yet issued regulations interpreting Section 1259 of the Internal Revenue Code, the application of the constructive sale rules contained in Section 1259 of the Internal Revenue Code to the receipt of exchangeable shares in exchange for travelbyus.com common shares is uncertain, and no assurance can be given as to the effect of Section 1259 of the Internal Revenue Code on your receipt of exchangeable shares pursuant to the arrangement. You are urged to consult your tax advisors with respect to the application of Section 1259 of the Internal Revenue Code to the arrangement.

     Exchange of Exchangeable Shares

     If you exchange your exchangeable shares for Aviation Group common stock, generally:

     - you would recognize gain or loss on the receipt of the shares of Aviation Croup common stock in exchange for your exchangeable shares, although there is a possibility that under certain limited circumstances, the exchange may be characterized as a tax-free reorganization;

     - the gain or loss would be equal to the difference between the fair market value of the shares of Aviation Group common stock at the time of the exchange and your tax basis in the exchangeable shares exchanged therefor;

     - the gain or loss would be capital gain or loss, except that, to the extent of any declared but unpaid dividends on the exchangeable shares, you may recognize ordinary income;

     - the capital gain or loss would be long-term capital gain or loss if the exchangeable shares, together with the pre-conversion travelbyus.com common shares if the arrangement otherwise qualifies as a reorganization, have been held by you for more than one year at the time of the exchange;

     - the gain or loss realized on the exchange of exchangeable shares for shares of Aviation Group common stock generally would be treated as United States source gain or loss for United States foreign tax credit purposes;

     - your tax basis in the shares of Aviation Group common stock would be equal to the fair market value of the shares of Aviation Group common stock at the time of the exchange; and

     - your holding period of the shares of Aviation Group common stock received in the exchange would begin on the day after your receipt of the shares of Aviation Group common stock.

     Distributions on the Exchangeable Shares or Aviation Group Common Stock

     If distributions are made on exchangeable shares, you generally should be required to include in gross income as ordinary dividend income the amount of the dividend, including amounts withheld to pay Canadian withholding taxes, to the extent of the current or accumulated earnings and profits of travelbyus.com, as determined under United States federal income tax principles. Distributions that exceed the current and accumulated earnings and profits of travelbyus.com would be treated as a return of capital to you to the extent of your tax basis in the exchangeable shares and thereafter as capital gain.

     Distributions that constitute dividend income generally should be treated as foreign source passive income for United States foreign tax credit purposes, although there is some possibility that the Internal Revenue Service may assert that the income should be considered to be from United States sources. Subject to certain limitations of United States federal income tax law, you generally should be entitled to either a credit against your United States federal income tax liability or a deduction in computing United States taxable income for Canadian income taxes withheld from distributions with respect to the exchangeable shares.

     If distributions are made on your Aviation Group common stock, you generally should be required to include in gross income as ordinary dividend income the amount of the dividend to the extent of the current or accumulated earnings and profits of Aviation Group, as determined under United States federal income tax principles. Distributions that exceed the current and accumulated earnings and profits of Aviation Group will be treated as a return of capital to you to the extent of your tax basis in the Aviation Group common stock, and thereafter as capital gain.

Shareholders that are not United States Holders

     The following summary of United States federal income tax consequences is applicable to you if you are not an United States holder of travelbyus.com common shares. Except as provided below, you generally will not be subject to United States federal income tax on:

     -    the gain, if any, realized on the receipt of the exchangeable shares;

     -    the sale or exchange of the exchangeable shares; or

     -    the receipt of or sale of shares of Aviation Group common stock.

     However you could be subject to United States federal income tax on gain, if any, realized on the receipt of the exchangeable shares, the sale or exchange of the exchangeable shares, or the receipt of or sale of shares of Aviation Group common stock if:

     - the gain is effectively connected with a United States trade or business;

     - you are an individual and present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied; or

     - Aviation Group is at any time a United States real property holding corporation, or an "USRPHC", for United Sates federal income tax purposes. Although Aviation Group considers it unlikely that it will become an USRPHC, there can be no assurances as to this issue. If Aviation Group were to become an USRPHC, then gain on the sale or other disposition of Aviation Group common stock by you generally would not be subject to United States federal income tax provided:

          - the Aviation Group common stock was regularly traded on an established securities market; and

          - you do not actually or constructively own more than 5% of the Aviation Group common stock during the shorter of the five-year period preceding the disposition or your holding period.

     If you receive distributions with respect to the exchangeable shares constituting dividend income because paid out of the current or accumulated earnings and profits of travelbyus.com, you should not be subject to United States withholding tax. There is some possibility, however, that the Internal Revenue Service may assert that United States withholding tax is payable with respect to dividends paid on the exchangeable shares to you. If this were the case, you could be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and your country of residence, generally 15% on dividends paid to residents of Canada under the current income tax treaty between the United States and Canada.

     If you receive dividends with respect to the Aviation Group common stock, you generally will be subject to United States withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty, generally 15% on dividends paid to residents of Canada under the current income tax treaty between the United States and Canada.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements have been prepared to reflect the transactions described below as if they had all occurred as of March 31, 2000, with respect to the pro forma balance sheet, and as of the beginning of the respective periods with respect to the pro forma statements of operations. The transactions are as follows:

1. The issuance by Aviation Group of $16.5 million liquidation value of Series A convertible preferred stock and warrants in March 2000 to certain debt holders and the common stockholders and warrant holders of Global Leisure in exchange for retirement of the debt and cancellation of the outstanding common stock.

2. The sale of $21 million of Series B preferred stock and warrants in March 2000 by Aviation Group and the purchase of Series B preferred stock of Global Leisure and the retirement of Global Leisure debt and payables with the proceeds.

3. The proposed acquisition of Aviation Group by travelbyus.com by the issuance of Aviation Group common stock to the travelbyus.com shareholders, resulting in the travelbyus.com shareholders owning approximately 94% of the outstanding common stock of Aviation Group.

4. The acquisitions by travelbyus.com of Cheap Seats, Inc. and Express Vacations, Inc, during the fourth calendar quarter of 1999 and Cruise Shoppes America, Ltd. in April 2000 and Epoch Technology Inc. in May 2000.

     The pro forma financial statements combine the historical financial statements of the various companies and include adjustments to reflect the effects of the transactions described above. The pro forma financial statements are expressed in U.S. dollars. The travelbyus.com historical financial statements, which are in Canadian dollars, have been converted to U.S. dollars at the exchange rate in effect on March 31, 2000, for purposes of the pro forma financial statements. The difference between the exchange rate in effect at March 31, 2000 and the average exchange rates in effect for the six months ended March 31, 2000 and the year ended September 30, 1999 is not material. The pro forma statement of operations is presented based upon the September 30 fiscal year end of travelbyus.com and the statements of operations of the other entities that do not have a September 30 fiscal year end are combined with the appropriate fiscal quarters to conform with the presentation. The pro forma statement of operations for the year ended September 30, 1999 includes (a) the Aviation Group, Cruise Shoppes, and Cheap Seats statements of operations for the year ended June 30, 1999; and (b) the Global and Epoch Technology statements of operations for the year ended December 31, 1999. The pro forma statement of operations for the six months ended March 31, 2000 includes (a) the Aviation Group, Cruise Shoppes, Epoch Technology and Global statements of operations for the six months ended December 31, 1999, and (b) the Express Vacations statement of operations for the one month period ending October 31, 1999 and the Cheap Seats statement of operations for the three month period ending December 31, 1999, which are prior to their acquisition and consolidation into the statement of operations of travelbyus.com. The Epoch Technology and Global statements of operations for the six month period ended December 31, 1999 are included in both the pro forma statements of operations for the year ended September 30, 1999 and the six months ended March 31, 2000. The statements of operations of Aviation Group, Epoch Technology and Global for the three months ended March 31, 2000 have not been included in the accompanying pro forma statement of operations for the six months ended March 31, 2000. The effect would not be material as to Aviation Group and Epoch Technology and the information is not readily available for Global.

     The acquisition of Global Leisure by Aviation Group has effectively occurred as of March 31, 2000 and was accounted for as a purchase and reflected in the Aviation Group historical balance sheet as of March 31, 2000. The acquisition of Aviation Group, following its acquisition of Global Leisure, by travelbyus.com is accounted for as a purchase combined with a recapitalization of travelbyus.com under the capital structure of Aviation Group.

     The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and with the historical financial statements of the various companies involved in the transactions described above, which are included elsewhere in this joint proxy statement/prospectus.

          The unaudited pro forma combined financial statements are not indicative of the financial position or results of operations of Aviation Group which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future.

                  AVIATION GROUP, INC. AND TRAVELBYUS.COM LTD.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
            MARCH 31, 2000 (expressed in thousands of U.S. dollars)



                                                                  Cruise         Epoch          Pro Forma               Pro Forma
                               Aviation Group  travelbyus.com    Shoppes      Technology       Adjustments               Combined
                               --------------  --------------  ------------  -------------  ---------------           -------------
Cash and cash equivalents             $ 5,017         $ 6,741        $   63           $ 52          $(1,800)  (5)          $ 11,073
                                                                                                     (2,000)  (5)
                                                                                                      3,000   (5)
Accounts receivable                     2,701           1,786           698             67           (1,823)  (4)             3,429
Inventory                                 904           1,377                                          (904)  (4)             1,377
Net assets held for resale                471                                                                                   471
Other current assets                    2,621           1,145         1,145                            (359)  (4)             4,552
                               --------------  --------------  ------------  -------------  ---------------           -------------
  Total current assets                 11,714          11,049         1,906            119           (3,886)                 20,902

Property and equipment, net             3,194           1,354            86              3           (2,608)  (4)             2,029
License and software rights             7,523                                                         1,400   (5)             8,923
Investment                                              5,002                                        (5,002)  (1)
Goodwill                               43,975          19,082                                        (2,592)  (1)            77,214
                                                                                                      7,593   (5)
                                                                                                      9,156   (5)
Other assets                              440           6,479            22                            (450)  (4)            11,175
                                                                                                      4,684   (4)
                               --------------  --------------  ------------  -------------  ---------------           -------------
  Total assets                        $66,846         $42,966        $2,014           $122          $ 8,295                $120,243
                               ==============  ==============  ============  =============  ===============           =============
Notes payable and current
 maturities of long-term debt           3,093             865             -                          (2,501)  (4)             3,987
                                                                                                      3,000   (5)
                                                                                                       (470)  (5)

Accounts payable and accrued
 expenses                                                                                             1,000   (2)            18,447
                                                                                                        450   (1)
                                                                                                      1,000   (1)
                                       12,420           6,105           434            188           (3,150)  (4)
                               --------------  --------------  ------------  -------------  ---------------           -------------
  Total current liabilities            15,513           6,970           434            188             (671)                 22,434

Long-term debt                          3,202           4,226                                          (516)  (4)             6,912
Deferred tax liability                                                                                  490   (5)               490
                               --------------  --------------  ------------  -------------  ---------------           -------------
  Total liabilities                    18,715          11,196           434            188             (697)                 29,836

Redeemable preferred stock                                                                            4,684   (4)             4,684
Preferred stock                        31,500                                                        (5,002)  (1)            20,814
                                                                                                     (1,000)  (2)
                                                                                                     (4,684)  (4)

Common stock                               47          93,386           106             39              703   (3)               750
                                                                                                    (93,386)  (3)
                                                                                                       (106)  (5)
                                                                                                        (39)  (5)
Other stockholders' equity             23,408          14,050           151                            (703)  (3)           139,825
                                                                                                     93,386   (3)
                                                                                                     12,539   (1)
                                                                                                      4,704   (1)
                                                                                                    (23,402)  (1)
                                                                                                     15,373   (5)
                                                                                                       (151)  (5)
                                                                                                        470   (5)

Accumulated earnings (deficit)         (6,824)        (75,666)        1,323           (105)           6,824   (1)           (75,666)
                                                                                                     (1,218)  (5)
                               --------------  --------------  ------------  -------------  ---------------           -------------
  Total stockholders' equity
   (deficit)                           48,131          31,770         1,580            (66)           4,308                  85,723
                               --------------  --------------  ------------  -------------  ---------------           -------------
  Total liabilities and
   stockholders' equity               $66,846        $ 42,966        $2,014          $ 122         $  8,295                $120,423
                               ==============  ==============  ============  =============  ===============           =============

                      See notes to pro forma adjustments.

                  AVIATION GROUP, INC. AND TRAVELBYUS.COM LTD.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED MARCH 31, 2000
       (expressed in thousands of U.S. Dollars, except per share amounts)



                                 Aviation          Global           Pro Forma              Pro Forma
                                  Group            Leisure         Adjustments              Combined      travelbyus.com
                             ----------------  ---------------  -----------------        --------------  -----------------
Revenues, net                        $ 5,529         $  4,530            $     -              $ 10,059            $ 5,128

Operating expenses                     3,550           14,266                  -                17,816              2,519

General and administrative             3,125                -                  -                 3,125              7,602
 expenses

Depreciation and
 amortization                            339              552              2,934    (6)          3,825              1,255
                                     -------         --------            -------              --------            -------
  Income (loss) from
   operations                         (1,485)         (10,288)            (2,934)              (14,707)            (6,248)

Other income (expense):
    Interest and other income              1                -                  -                     1                184
    Interest expense                    (381)          (3,152)             2,799    (7)           (734)            (1,720)

    Other expense                          -                -                  -                     -                (68)
                                     -------         --------            -------              --------            -------
     Total other income                 (380)          (3,152)             2,799                  (733)            (1,604)
      (expense)
                                     -------         --------            -------              --------            -------
Income (loss) from
     continuing operations
      before income taxes             (1,865)         (13,440)              (135)              (15,440)            (7,852)

Income tax (expense) benefit               -                -                  -                     -                  -
                                     -------         --------            -------              --------            -------
Income (loss) from
    continuing operations            $(1,865)        $(13,440)           $  (135)             $(15,440)           $(7,852)
                                     =======         ========            =======              ========            =======
Income (loss) from
    continuing operations            $ (0.52)                                                 $  (3.57)           $ (0.13)
     per share, basic                =======                                                  ========            =======
     and diluted

Weighted average shares
      outstanding                      3,574                                 750   (14)          4,324             62,227
                                     =======                             =======              ========            =======

                                 Express        Cheap Seats,         Cruise             Epoch          Pro Forma         Pro Forma
                             Vacations/(12)/     Inc./(12)/         Shoppes          Technology       Adjustments         Combined
                             ---------------  ---------------    --------------     ------------      ------------      ------------
Revenues, net                         $   17           $1,018         $1,051             $136       (5,529)  (12)          $ 11,880

Operating expenses                         5              716            465              106       (3,550)  (12)            18,077

General and administrative               193              417            259               24       (2,885)  (12)             8,735
 expenses

Depreciation and                                                                                     1,760    (8)
 amortization                              3               10              -                -         (130)   (8)             6,384
                                                                                                      (339)  (12)
                                      ------           ------         ------             ----      -------                 --------
  Income (loss) from
   operations                           (184)            (125)           327                 6        (385)                (21,316)

Other income (expense):
    Interest and other
     income                                4                -              -                -           (1)  (12)               188

    Interest expense                       -                -              -                -          381   (12)            (2,566)

                                                                                                      (493)  (14)
    Other expense                          -                -             (6)               -            -                      (74)
                                      ------           ------         ------             ----      -------                 --------
     Total other income
      (expense)                            4                -             (6)               -         (113)                  (2,452)
                                      ------           ------         ------             ----      -------                 --------
Income (loss) from
     continuing operations
      before income taxes               (180)            (125)           321                6         (498)                 (23,768)

Income tax (expense) benefit               -                -           (160)               -          650                      490
                                      ------           ------         ------             ----      -------                 --------
Income (loss) from
    continuing operations             $ (180)          $ (125)        $  161             $  6      $   152                 $(23,278)
                                      ======           ======         ======             ====      =======                 ========
Income (loss) from
    continuing operations
     per share, basic
     and diluted                                                                                                             $(0.26)
                                                                                                                           ========
Weighted average shares
      outstanding                                                                                   14,431   (9)             89,969
                                                                                                     8,057   (9)
                                                                                                       930  (13)
                                                                                                   =======                 ========

                      See notes to pro forma adjustments.

                  AVIATION GROUP, INC. AND TRAVELBYUS.COM LTD.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1999
       (expressed in thousands of U.S. Dollars, except per share amounts)


                               Aviation                   Pro Forma            Pro Forma                       Express
                                Group        Global      Adjustments            Combined    travelbyus.com    Vacations
                             ------------  ----------  ---------------        ------------  ---------------  ------------
Revenues, net                    $15,097    $  9,438          $     -            $ 24,535          $     -         $7,235

Operating expenses                10,129      16,965                -              27,094              249          2,345

General and administrative
 expenses                          5,482           -                -               5,482              757          2,611

Depreciation, amortization
 and impairment                      674       4,403            5,868    (6)       10,945                5             41
                                --------     -------          -------             -------          -------        -------
 Income (loss) from               (1,188)    (11,930)          (5,868)            (18,986)          (1,011)         2,238
  operations

Other income (expense):
Interest and other income             52         139                -                 191               15            101
Interest expense                    (461)     (5,263)           4,674    (7)       (1,050)            (198)             -
                                --------     -------          -------             -------          -------        -------
 Total other income
  (expense)                         (409)     (5,124)           4,674                (859)            (183)           101
                                --------     -------          -------             -------          -------        -------
Income (loss) from
 continuing operations
 before income taxes              (1,597)    (17,054)          (1,194)            (19,845)          (1,194)         2,339

Income tax (expense)                (199)          -                -                (199)               -              -
 benefit                         -------     -------          -------            --------          -------         ------

Income (loss) from
 continuing operations           $(1,796)    (17,054)          (1,194)            (20,044)         $(1,194)         2,339
                                 =======     =======          =======            ========          =======         ======
Income (loss) from
 continuing operations per
 share, basic and diluted         $(0.53)                                          $(4.81)          $(0.04)
                                 =======                                         ========          =======

Weighted average shares            3,419                          750   (14)        4,169           29,083
 outstanding                     =======                      =======            ========          =======

                                  Cheap          Cruise           Epoch          Pro Forma               Pro Forma
                               Seats, Inc.       Shoppes        Technology      Adjustments               Combined
                              --------------  -------------  ----------------  -------------            ------------
Revenues, net                        $4,163         $2,629              $276       $(15,097)  (12)         $ 23,741

Operating expenses                    2,724          1,855               216        (10,129)  (12)           24,354

General and administrative
 expenses                             1,536            630                48         (5,002)  (12)            6,062

Depreciation, amortization
 and impairment                          21              -                 -           (674)  (12)           14,713
                                                                                      4,634    (8)
                                                                                       (259)   (8)
                                     ------         ------              ----       --------                --------
 Income (loss) from
  operations                           (118)           144                12         (3,667)                (21,388)

Other income (expense):
Interest and other income                 4             44                 -            (52)  (12)              303
Interest expense                          -             (9)                -            461   (12)           (1,536)
                                                                                       (740)  (14)
                                     ------         ------              ----       --------                --------
 Total other income                       4             35                 -           (331)                 (1,233)
  (expense)

Income (loss) from
 continuing operations                 (114)           179                12         (3,998)                (22,621)
 before income taxes

                                                                                        199   (12)
Income tax (expense)                     25            (30)                -            495   (10)              490
 benefit                             ------         ------              ----       --------                --------

Income (loss) from                   $  (89)           149              $ 12       $ (3,304)               $(22,131)
 continuing operations               ======         ======              ====       ========                ========

Income (loss) from
 continuing operations per
 share, basic and diluted                                                                                    $(0.25)
                                                                                                           ========

Weighted average shares                                                                 930   (13)           89,814
 outstanding                                                                         14,431    (9)
                                                                                     41,201    (9)
                                                                                   ========                ========


                      See notes to pro forma adjustments.

                    Notes to Unaudited Pro Forma Adjustments


1. Adjustment to record the acquisition of Aviation Group by travelbyus.com and the recapitalization of travelbyus.com by recording the approximate market value of the shares of common stock, options and warrants held by the Aviation Group shareholders at the travelbyus.com common share price immediately preceding the announcement of the merger with travelbyus.com. The shares of common stock, options and warrants held by Aviation Group's shareholders are treated as an issuance of new equity by travelbyus.com. 4,678,801 shares of Aviation Group common stock at the travelbyus.com quoted price of $3.90 Canadian ($2.68 U.S.) per share results in an adjustment to stockholders' equity of approximately $12,539,000. The value of the options and warrants of $4,704,000 results in an additional adjustment to stockholders' equity. The values of the options and warrants are estimated using the Black Scholes option pricing model. These amounts, as well as the estimated transaction costs of $1,000,000 and a $450,000 bonus due Aviation Group officers upon sale of the non travel related assets of Aviation Group are allocated to the identifiable net assets of Aviation Group based upon the estimated fair market values of those assets with the remainder of $41,383,000 assigned to goodwill. The goodwill that was recorded on the Aviation Group balance sheet of $43,975,000 was reduced by $2,592,000 as an adjustment to reflect the effect of the acquisition. The adjustment also includes the removal of Aviation Group's other stockholders' equity and accumulated deficit accounts and elimination of approximately $5 million of Series B preferred stock of Aviation Group owned by travelbyus.com. The estimated costs to register the securities being issued in the transactions of $500,000 will be a non-recurring charge to the operations of Aviation Group in the period following the transactions and are not included in the pro forma statement of operations.

     The components of the purchase adjustment are as follows:

     Value of shares issued                     $ 12,539,000
     Value of warrants and options                 4,704,000
     Transaction costs                             1,000,000
     Bonus liability assumed                         450,000
                                                ------------
        Total consideration and costs                           $18,693,000
     Fair value of identifiable assets          $(27,525,000)
     Fair value of liabilities                    18,715,000
     Fair value of preferred stock                31,500,000
                                                ------------
        Net obligations acquired                                 22,690,000
                                                                -----------
        Goodwill                                                $41,383,000
                                                                ===========

     Certain amounts in the purchase calculation above are based on preliminary estimates and the final amounts may differ.

2. Adjustment to record a $1 million payment related to arranging the preferred stock sale. The payment of this amount is contingent on completion of the transactions.

3. Adjustment to record the $0.01 per share par value of the Aviation Group shares of common stock to be issued to travelbyus.com shareholders, 70,284,308 shares outstanding at March 31, 2000, and reflect the reorganization of travelbyus.com's shareholders' equity accounts to Aviation Group's capital structure.

4. Adjustment to reclassify the Aviation Group assets and liabilities associated with its non- travel related business segments to net assets for resale, because the companies intend to sell those assets and repay the associated liabilities following completion of the arrangement with travelbyus.com. The assumed net proceeds of $4,684,000 are recorded as an addition to other assets and are also shown as a reduction of preferred stock, because any net proceeds from the sale of the non-travel related business segments is required to be used to redeem preferred stock.

5. Adjustment to record the acquisition by travelbyus.com of (a) Cruise Shoppes in April 2000 for approximately $1,800,000 in cash and 2,619,000 shares of common stock (valued at $7,373,000); and (b) Epoch Technology in May 2000 for $2,000,000 in cash and 3,200,000 shares of common stock (valued at $8,000,000). The number of shares to be issued to acquire Cruise Shoppes is to be adjusted based on the trading price of the travelbyus.com shares at July 7, 2000. The effect of the potential adjustment to the number of shares has not been considered in these pro forma financial statements. The adjustment also includes removal of the Cruise Shoppes and Epoch Technology stockholders' equity accounts. The Cruise Shoppes identifiable net assets are recorded at estimated fair value, with the remainder of approximately $7,593,000 assigned to goodwill. The Epoch Technology identifiable net assets are recorded at estimated fair value, including approximately $1,400,000 assigned to proprietary software rights. The remainder of approximately $8,666,000 was assigned to goodwill. In addition, the tax effect of the difference between the book and tax bases of the proprietary software of $490,000 is recorded as a deferred tax liability and an increase to goodwill, which brings the total adjustment to goodwill for the acquisition of Epoch to $9,156,000. The assets of Cruise Shoppes and Epoch have not been appraised and the allocations of values to identifiable assets and goodwill are subject to change. The adjustment includes the borrowing of $3,000,000 to partially fund the acquisitions. The borrowing includes five-year warrants to purchase 225,000 shares of common stock at $2.125 per share. The estimated value of the warrants of $470,000 has been treated as a discount to the debt and increase to other stockholders equity.

6. Adjustment to record the effect of the amortization of the goodwill and contract rights recorded upon the purchase of Global Leisure over 10 years for goodwill and five years for contract rights as if the acquisition had occurred at the beginning of the respective periods. The amortization is $5,868,000 for the year ended September 30, 1999 and $2,934,000 for the six months ended March 31, 2000.

7. Adjustment to record the reduction in interest expense for the retirement of approximately $26.0 million in Global Leisure debt, as if the retirement had occurred at the beginning of the respective periods. The effective interest rates on the retired debt were approximately 18% and 21% for the year ended September 30, 1999 and the six months ended March 31, 2000, respectively. The amounts of the interest reduction are $4,674,000 for the year ended September 30, 1999 and $2,799,000 for the six months ended March 31, 2000.

8. Adjustment to record the effect of the amortization of the goodwill recorded upon the purchases of Cheap Seats, Express Vacations and Cruise Shoppes and the amortization of goodwill and proprietary software rights for Epoch Technology as if these acquisitions had occurred at the beginning of the respective periods. The acquisition of Cheap Seats includes contingent consideration, the resolution of which is currently unknown and has not been included in the amortization calculation. The goodwill is amortized over 10 years for Cheap Seats and Cruise Shoppes and five years for Express and Epoch. The proprietary software is amortized over five years. The goodwill amortization of Cheap Seats and Express Vacations are included in the travelbyus.com historical statements of operations for the six months ended March 31, 2000 beginning January 1, 2000 and November 1, 1999, respectively. The pro forma adjustments record the additional amounts which would have been recorded if the acquisitions had occurred at the beginning of the periods. The amounts of the adjustments are as follows:

                  Six Months Ended March 31, 2000  Year ended September 30, 1999
                  -------------------------------  -----------------------------
Cheap Seats                            $  265,000                     $1,061,000
Express Vacations                          59,000                        703,000
Epoch Technology                        1,007,000                      2,111,000
Cruise Shoppes                            381,000                        761,000
                                       ----------                     ----------
   Total                               $1,760,000                     $4,634,000
                                       ==========                     ==========

     An additional adjustment is made to record the reduction in amortization of goodwill recorded upon the acquisition of Aviation Group by travelbyus.com. This adjustment is $254,000 and $130,000 for the year ended September 30, 1999 and the six months ended March 31, 2000, respectively. The adjustment is a reduction in amortization because goodwill previously recorded on Aviation Group was reduced in the acquisition adjustment by travelbyus.com as explained in Note 1.

 9. Adjustment to the number of weighted average shares outstanding as if the share exchange between Aviation Group and travelbyus.com and the common stock issued in the acquisitions of Cheap Seats, Express Vacations, Epoch Technology and Cruise Shoppes had occurred at the beginning of the respective periods. The adjustments for the shares issued in the share exchange between Aviation Group and travelbyus.com are 41,201,000 and 8,057,000 for the year ended September 30, 1999 and the six months ended March 31, 2000 respectively. The adjustment for shares issued to acquire the companies is a total of 14,431,000 for each period. Common stock options, warrants and convertible securities are not considered because their effect would be antidilutive.

10. Adjustment to reduce income tax expense to the amount that would have occurred had the transactions taken place at the beginning of the period.

11. The operations of Express Vacations and Cheap Seats that are presented in the pro forma statement of operations for the six months ended March 31, 2000 are for the periods prior to November 1, 1999 and January 6, 2000, respectively, after which the operations of these companies are consolidated with the historical statement of operations of travelbyus.com.

12. Adjustment to remove statement of operations accounts of Aviation Group's non-travel related segments, to reflect the expected sale of these assets and repayment of associated liabilities following completion of the arrangement with travelbyus.com. General and administrative expenses of $480,000 for the year ended September 30, 1999 and $240,000 for the six months ended March 31, 2000 are not removed because these amounts are the estimated costs that will continue with the ongoing entity.

13. Adjustment to the number of weighted average shares outstanding as if the sale of 750,000 shares of common stock by Aviation Group and 930,000 common shares by travelbyus.com in connection with these transactions had occurred at the beginning of the respective periods.

14. Adjustment to record the interest expense that would be incurred on the $3 million borrowing described in 5. above, as if the borrowing had occurred at the beginning of the respective periods. The stated interest rate is 12% and the note is due nine months after issuance. The interest expense is $740,000 and $493,000, respectively, for the year ended September 30, 1999 and the six months ended March 31, 2000, which includes $470,000 and $313,000, respectively, for the amortization of the discount on the debt related to the value of the warrants issued with the debt as described in
     Note 5.

                  DESCRIPTION OF AVIATION GROUP CAPITAL STOCK

     Aviation Group is a Texas corporation governed by its articles of incorporation, bylaws and the Texas Business Corporation Act. The following description of Aviation Group's capital stock is only a summary and not intended to be complete. For a complete description of Aviation Group's capital stock, we urge you to read Aviation Group's articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part. The authorized capital stock of Aviation Group consists of 10 million shares of common stock, $0.01 par value, and 5 million shares of preferred stock, $0.01 par value. One of the proposals submitted for approval at the Aviation Group special meeting, if adopted by shareholders, would increase the authorized number of shares of common stock to 255 million.

Common Stock

     As of May 31, 2000, Aviation Group had approximately 60 holders of record of its common stock. The holders of outstanding shares of common stock may receive dividends out of assets legally available at the times and in the amounts as the Aviation Group board of directors may, from time to time, determine. These dividends are subject to any preferences which may be granted to the holders of preferred stock. Holders of common stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of common stock may vote. The common stock does not have preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of Aviation Group, the assets available for distribution to shareholders are distributable ratably among the holders of the common stock after payment of all debt and liabilities of Aviation Group and the liquidation preference of any outstanding class or series of preferred stock. All outstanding shares of common stock are, and the shares of common stock to be issued in exchange for exchangeable shares will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights of holders of common stock are subject to the preferential rights of any preferred stock that is outstanding or that Aviation Group may issue in the future.

Preferred Stock

     The Aviation Group board of directors may, without further action of the shareholders of Aviation Group, establish and issue shares of preferred stock in one or more series and fix the rights, preferences and restrictions of the series of preferred stock. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of holders of preferred stock. The issuance of additional shares of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying or preventing a change in control of Aviation Group or other corporate action. The board has established three series of preferred stock. Aviation Group issued shares of preferred stock in connection with its acquisition of Global Leisure and the related financing.

Series A Convertible Preferred Stock

     Aviation Group has designated 2,000 shares of Series A convertible preferred stock, par value $0.01 per share. As of May 31, 2000, 1,650 shares of Series A convertible preferred stock were issued and outstanding.

     Ranking. The Series A convertible preferred stock ranks junior to Series B preferred stock and Series C convertible preferred stock but senior to the common stock and any other series of preferred stock as to dividends and liquidation preference.

     Dividends. If declared by the board of directors of Aviation Group, dividends on each share of the Series A convertible preferred stock will be paid each month at an annual rate of 9% of the liquidation preference per share. Dividends must be paid prior to payment of any dividends on the common stock or any series of preferred stock other than Series B preferred stock and Series C convertible preferred stock. Any unpaid dividends accrue and are cumulative.

     Liquidation Preference. Upon liquidation, dissolution or winding up of Aviation Group, and after the payment of the liquidation preferences of the Series B preferred stock and the Series C convertible preferred stock but before payment of any amount to any other class or series of capital stock of Aviation Group, each share of Series A convertible preferred stock will be entitled to be paid out of assets available for distribution $10,000 plus all accrued unpaid dividends, calculated through the date of liquidation.

     Voting Rights. The holders of Series A convertible preferred stock will be entitled to vote as shareholders of Aviation Group on any matters after the earlier of September 30, 2000 or the completion of the arrangement. Each share will be entitled to one vote and will vote together as a single class with the holders of common stock. The holders of the Series A convertible preferred stock will have the right to vote as a separate class if required by the Texas Business Corporation Act or on matters that adversely affect that series.

     Redemption. Aviation Group has the right to redeem all or part of the outstanding Series A convertible preferred stock at any time on or before September 30, 2000. The redemption price per share will be $10,000 plus all accrued unpaid dividends, calculated through the date of redemption. After receiving notice of a redemption, holders of Series A convertible preferred stock will have the right to convert their shares of Series A convertible preferred stock into shares of common stock.

     Conversion. Holders of Series A convertible preferred stock have the right to convert their stock into shares of common stock at any time after October 31, 2000, or earlier if Aviation Group has exercised its right to redeem the stock. In addition, Aviation Group has the right to require conversion of the Series A convertible preferred stock into shares of common stock at any time. This right of Aviation Group terminates when Aviation Group completes a new common stock, preferred stock or debt financing after consummation of the arrangement that provides new gross cash proceeds to Aviation Group of at least $25.0 million.

     The conversion price is the greater of $6 or the arithmetic mean of the closing bid prices of the common stock as reported by Bloomberg, L.P. for the 21 trading days preceding the date of conversion. The number of shares of common stock into which each share of Series A preferred stock is converted equals (A) $10,000 plus all accrued unpaid dividends calculated through the date of conversion, divided by (B) the conversion price.

     No fractional shares will be issued upon conversion of the Series A convertible preferred stock. Aviation Group will pay a cash amount to any holder of Series A convertible preferred stock who otherwise would be entitled to a fractional share.

Series B Preferred Stock

     Aviation Group has designated 3,000 shares of Series B preferred stock, par value $0.01 per share. As of May 31, 2000, 2,153 shares of Series B preferred stock were issued and outstanding. The shares of Series B preferred stock were issued as part of units with the Series C warrants.

     Ranking. The Series B preferred stock ranks on parity with the Series C convertible preferred stock and senior to common stock and any other series of preferred stock as to dividends and liquidation preference.

     Dividends. Dividends on the Series B preferred stock, if declared by the board of directors of Aviation Group, will be paid quarterly at an annual rate of 12% of liquidation preference per share. Dividends will be paid prior to payment of any dividends on the common stock or any series of preferred stock other than the Series C convertible preferred stock. Any unpaid dividends accrue and are cumulative.

     Liquidation Preference. Upon liquidation, dissolution or winding up of Aviation Group, and before payment of any amount to any other class or series of capital stock of Aviation Group, each share of Series B preferred stock and Series C convertible preferred stock will be entitled to be paid out of assets available for distribution $10,000, plus all accrued unpaid dividends calculated through the date of liquidation.

     Voting Rights. No holder of Series B preferred stock will be entitled to vote as a shareholder of Aviation Group except to the extent required by the Texas Business Corporation Act or on matters that adversely affect that series.

     Redemption. Aviation Group has the right to redeem all or part of the outstanding Series B preferred stock at any time after February 28, 2001. Additionally, Aviation Group is required to redeem shares of the outstanding Series B preferred stock from and to the extent of the net cash proceeds from the sale of any assets of Aviation Group other than in the ordinary course of business or any public debt or equity securities after completion of the arrangement. The Series B preferred stock will be redeemed at a price per share equal to $10,000, plus all accrued unpaid dividends, calculated through the date of redemption.

     Conversion. Holders of Series B preferred stock do not have the right to convert their stock to shares of common stock.

Series C Convertible Preferred Stock

     Aviation Group has designated 3,000 shares of Series C convertible preferred stock, par value $0.01 per share. No shares of Series C convertible preferred stock are outstanding. Aviation Group is offering to issue shares of this series in exchange for outstanding shares of Series B preferred stock, on a one-for-one basis.

     Ranking. The Series C preferred stock ranks on parity with Series B preferred stock and senior to common stock and any other series of preferred stock as to dividends and liquidation preference.

     Dividends. If declared by the board of directors of Aviation Group, dividends on each share of the Series C convertible preferred stock will be paid each month at an annual rate of 9% of the liquidation preference per share. Dividends will be paid prior to payment of any dividends on the common stock or any series of preferred stock other than the Series B preferred stock. Any unpaid dividends will accrue and are cumulative.

     Liquidation Preference. Upon liquidation, dissolution or winding up of Aviation Group, and before payment of any amount to any other class or series of capital stock of Aviation Group, each share of Series B preferred stock and Series C convertible preferred stock will be entitled to be paid out of assets available for distribution $10,000, plus all accrued unpaid dividends calculated through the date of liquidation.

     Voting Rights. The holders of Series C convertible preferred stock will be entitled to vote as shareholders of Aviation Group after the earlier of September 30, 2000, or the completion of the arrangement. Each share of Series A convertible preferred stock will be entitled to one vote per share and will vote together as a single class with the holders of common stock. The holders of Series C convertible preferred stock will have the right to vote as a separate class if required by the Texas Business Corporation Act or on matters that adversely affect that series.

     Redemption. Aviation Group has the right to redeem all or part of the outstanding Series C convertible preferred stock at any time on or before September 30, 2000. The redemption price per share will be $10,000, plus all accrued but unpaid dividends calculated through the date of redemption. After receiving notice of redemption, holders of Series C convertible preferred stock will have the right to convert their shares of Series C convertible preferred stock into shares of common stock.

     Conversion. Holders of Series C convertible preferred stock have the right to convert their stock into shares of common stock, at any time after October 31, 2000, or earlier if Aviation Group has elected to exercise its right to redeem the stock. In addition, Aviation Group has the right to require conversion of the Series C convertible preferred stock into shares of common stock at any time after February 28, 2001.

     The conversion price is the greater of $6 or the arithmetic mean of the closing bid prices of the common stock as reported by Bloomberg, L.P. for the 21 trading days preceding the date of conversion. The number of shares of common stock into which each share of Series C convertible preferred stock is converted equals (A) $10,000 plus all accrued unpaid dividends calculated through the date of conversion, divided by (B) the conversion price.

     No fractional shares will be issued upon conversion of the Series C convertible preferred stock. Aviation Group will pay a cash amount to any holder of Series C convertible preferred stock who otherwise would be entitled to a fractional share.

Warrants and Options

Public Warrants

     As of May 31, 2000, Aviation Group has outstanding 1,150,000 redeemable common stock purchase warrants that expire in August 2002. These warrants are publicly held and traded on the Nasdaq SmallCap Market and Boston Stock Exchange. Each warrant entitles the holder to purchase 1.198 shares of Aviation Group common stock at an exercise price of $5.758 per share, subject to adjustment if a merger, reorganization, stock dividend, stock split or recapitalization occurs, unless earlier redeemed.

     The warrants are redeemable, in whole and not in part, by Aviation Group if the average closing price of the common stock for a period of any 20 consecutive trading days is at least $9.4875. The warrants are redeemable at a price of $0.10 per warrant. A holder must either exercise the warrant within 30 days of the notice of redemption or accept the redemption price.

     Holders of warrants have no voting, dividend or other rights as shareholders of Aviation Group with respect to the shares underlying the warrants, unless and until the warrants are exercised.

Employee Stock Options

     As of May 31, 2000, Aviation Group has outstanding incentive stock options to purchase, at an exercise price of $1.685 per share, an aggregate of 35,000 shares of common stock. In addition., Aviation Group's Chairman Lee Sanders owns an incentive stock option to purchase 50,000 shares of common stock at $1.8563 per share. These options expire in 2004 and 2005.

Warrants Issued In Connection With Global Acquisition

     Aviation Group issued certain warrants in connection with its acquisition of Global Leisure and related financing. On May 31, 1000, Aviation Group had outstanding:

          - Series A warrants to purchase a total of 750,000 shares of common stock at an exercise price of $5 per share;

          - Series B warrants to purchase a total of 3,500,000 shares of common stock at an exercise price of $3 per share; and

          - Series C warrants to purchase a total of 1,239,750 shares of common stock at an exercise price of $3 per share.

These warrants are not exercisable until the Aviation Group shareholders approve the issuance of the warrants and increase the authorized number of shares of common stock. The warrants expire on the earlier of March 31, 2005, or the second anniversary of the date the shares of common stock issuable upon the exercise of the warrants are registered for resale under the Securities Act of 1933, as amended. Aviation Group intends to register the underlying shares of common stock for resale under the Securities Act. The exercise price and the number of shares of common stock purchasable under the warrants are adjusted in the event of any stock dividend, stock split, recapitalization or merger. Holders of the warrants do not possess any rights as shareholders of Aviation Group before exercise.

     Under the terms of the Series A warrant to purchase 500,000 shares of common stock that was issued to the former controlling owner of Global Leisure, Aviation Group is required to redeem the 1,005 shares of Series A convertible preferred stock held by that owner from and to the extent that the net cash proceeds from the sale of any public debt or equity securities after completion of the arrangement exceed $25 million and the amount needed to redeem all outstanding shares of the Series B preferred stock. However, no redemption is required from the sale of common stock or preferred stock that is junior to the Series A preferred stock or to the extent the net cash proceeds are used to effect a strategic acquisition by Aviation Group. The total redemption price of the former owner's Series A preferred stock would be $10,050,000, plus any accrued unpaid dividends calculated through the date of redemption. The other Series A warrant to purchase 250,000 shares of common stock was issued to a former minority owner of Global Leisure, whose principal is involved in Global Leisure's management. These warrants are not exercisable or transferable until the revenues of Global Leisure exceed $80 million and Global Leisure has net income for any four consecutive fiscal quarters.

     The Series C warrants may be redeemed by Aviation Group, at $0.10 per warrant, if the closing bid price of its common stock for 60 consecutive trading days exceeds $5 per share. If Aviation Group exercises this right, holders may exercise the warrants and pay the exercise price or accept the redemption price. Holders who do not exercise their warrants prior to redemption by Aviation Group will forfeit their right to purchase the shares of common stock underlying the warrants. The Series C warrants were issued as part of units with the Series B preferred stock. Prior to completion of the arrangement, the Series C warrants may not be transferred separate from the Series B preferred stock with which it was issued as a unit.

Underwriters' Warrants

     In connection with its initial public offering in 1997, Aviation Group sold to its underwriter, for $0.001 per warrant, warrants to purchase a combination of 100,000 shares of its common stock at an exercise price of $9.4875 per share and 100,000 redeemable common stock purchase warrants at an exercise price of $11.38 per warrant. The underwriters' warrants expire on August 13, 2002. The exercise price and the number of shares of common stock purchasable under the underwriters' warrants are subject to adjustment if a merger, reorganization, stock dividend, stock split or recapitalization occurs. Holders of the underwriters' warrants do not possess any rights as shareholders of Aviation Group before exercise. They do have certain demand and piggyback registration rights.

Other Warrants

     In addition to the options and warrants described above, as of May 31, 2000, Aviation Group had outstanding warrants to purchase a total of 707,166 shares of its common stock at exercise prices varying between $1 and $8 per share and expiring at various dates up to February 2005.

     In February 2000, Aviation Group issued to three of its directors, Hank Clements, Gordon Whitener and Charles E. Weed, contingent warrants to purchase a total of 150,000 shares of its common stock exercisable at $1.50 per share. The exercisability of these warrants is subject to approval of Aviation Group's shareholders and the completion of the arrangement with travelbyus.com. For a description of these warrants, see the discussion under "Proposal No. 7:
Ratification of Warrants to Purchase 150,000 shares of Aviation Group Common Stock" on page 100.

     In February 2000, Aviation Group issued to two of its executive officers, Lee Sanders and Richard Morgan, contingent warrants to purchase a total of 500,000 shares of its common stock exercisable at $1.50 per share. The exercisability of these warrants is contingent on the approval of Aviation Group's shareholders. For a description of these warrants, see the discussion under "Proposal No. 4: Ratification of Warrants to Purchase 500,000 Shares of Aviation Group Common Stock" on page 97.

Convertible Debt Securities

     Aviation Group has outstanding certain notes that are convertible at the option of the holders at $4.50 per share into shares of Aviation Group common stock. The convertible notes require equal quarterly installments of principal in an amount necessary to fully amortize the notes by March 1, 2001, when all remaining principal and accrued interest will be due. In March 2000, holders of $340,600 in principal amount of the convertible notes elected to convert their notes. However, as an inducement to convert, Aviation Group guaranteed that any resales of the shares obtained by these holders would result in proceeds of at least the conversion price. As of May 31, 2000, Aviation Group had outstanding $25,000 in aggregate principal amount of unconverted convertible notes.

Transfer Agent, Registrar and Warrant Agent

          Securities Transfer Corporation, Dallas, Texas, is the stock transfer agent and registrar for the common stock and the warrant agent for Aviation Group's Series B and Series C warrants and its public warrants. Aviation Group serves as its own transfer agent and registrar for its preferred stock and other warrants.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     While the rights and privileges of shareholders of a Texas corporation are, in many instances, comparable to those of shareholders of an Ontario company, there are differences. The following is a summary of the material differences between the rights of holders of travelbyus.com common shares and those of the holders of Aviation Group common stock after giving effect to the arrangement. These differences arise from differences between United States and Canadian securities laws, between the Texas Business Corporation Act and the Ontario Business Corporations Act, and between the travelbyus.com articles of incorporation and bylaws and the Aviation Group articles of incorporation and bylaws.

Vote Required for Extraordinary Transactions

     Under the Ontario Business Corporations Act, extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and, if ordered by a court, arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders that voted in respect to the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

     Texas law generally requires that a merger, share exchange, conversion or sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. The articles of incorporation of Aviation Group do not provide otherwise. Therefore these actions require approval by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote on
them.   Under Article 5.03 of the Texas Business Corporation Act, unless the articles of incorporation otherwise require, action by the shareholders of a corporation on a plan of merger in which the corporation is a party to the merger will not be required in certain circumstances when the corporation is the survivor and no more than 20% of the outstanding voting shares are issued in the merger. The articles of incorporation of Aviation Group do not require otherwise. The Texas Business Corporation Act does not require a vote of shareholders for the merger of a Texas corporation with a corporation in which it holds at least 90% of the outstanding shares of each class and series of the corporation. The Texas Business Corporation Act also does not require a vote of shareholders for a special type of merger transaction intended to form a holding company.

     Take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareholders and other related parties to which travelbyus.com is a party will be subject to regulation by Canadian provincial securities legislation and administrative policies of Canadian securities administrators. Similar matters to which Aviation Group is a party will be subject to regulation under U.S. securities laws and the Securities and Exchange Commission. Texas also has a business combination statute that applies to Aviation Group. Aviation Group cannot engage in a business combination with a shareholder that is a beneficial owner of 20% or more of its outstanding voting shares unless the business combination is approved by the board of directors before the affected shareholder acquired its shares or by a vote of the holders of at least two-thirds of the outstanding voting shares of Aviation Group. This statute would make a hostile takeover bid more difficult without the cooperation of Aviation Group's board of directors.

Dissenters' Rights

     Article 5.11 of the Texas Business Corporation Act provides for appraisal rights in the case of a plan of merger or exchange or a sale of all or substantially all of the corporation's assets where shareholder approval is required. No appraisal rights are available for a plan of merger or plan of exchange if:

     - the shares of the corporation held by the shareholder are listed on a national securities exchange or held of record by at least 2,000 holders; and

     -    the shareholder is not required to accept any consideration other than
          (a) shares of a corporation that will be listed on a national securities exchange or will be held of record by at least 2,000 holders and (b) cash in lieu of fractional shares.

     The Ontario Business Corporations Act provides that the shareholders who are entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The Ontario Business Corporations Act does not distinguish for this purpose between listed and unlisted shares. Such matters include:

     - an amendment of articles to add, remove or change any restriction on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

     - an amendment of articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

     -    an amalgamation with another corporation;

     -    a continuance under the laws of another jurisdiction; or

     - the sale, lease or exchange of all or substantially all of the property of the corporation.

Under the Ontario Business Corporations Act, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interests.

Cumulative Voting and Classification of Board of Directors

     The articles of incorporation and bylaws of Aviation Group do not provide for cumulative voting in director elections. The bylaws of Aviation Group provide for a board of directors staggered in three classes. The term of office of each class of directors is three years. The articles of incorporation and bylaws of travelbyus.com do not provide for cumulative voting in director elections or for a classified board of directors.

Amendment to Governing Documents

     Article 4.02 of the Texas Business Corporation Act provides that an amendment to a corporation's articles of incorporation must be approved by the board of directors and by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. The articles of incorporation of Aviation Group do not provide otherwise. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series will have the power to vote as a class notwithstanding the absence of that power in the articles of incorporation. Aviation Group's articles of incorporation specifically authorize the board of directors to adopt, amend and repeal the bylaws of Aviation Group. The Texas Business Corporation Act also specifies that the shareholders have the power to adopt, amend and repeal the bylaws. The bylaws of Aviation Group provide that for shareholders to adopt, amend or repeal the bylaws or any of their provisions, a vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required.

     Under the Ontario Business Corporation Act, any amendment to a company's articles of incorporation generally is required to be approved by special resolution. Under the Ontario Business Corporation Act, unless the articles or bylaws of the company otherwise provide, the directors may, by resolution, make, amend, repeal or re-enact any bylaws that regulate the business or affairs of the company. If the directors make, amend, repeal or re-enact a bylaw, they are required under the Ontario Business Corporations Act to submit the bylaw, amendment, repeal or re-enactment to the shareholders at a special meeting of the shareholders of the company called for that purpose or at the next annual meeting of shareholders. The bylaw, in default of confirmation at the meeting, will from that time only cease to be in force. The shareholders may confirm, reject or amend the bylaw, amendment, repeal or re-enactment by an ordinary resolution. An ordinary resolution is a resolution passed by a majority of the votes cast by shareholders present in person or by proxy at the meeting at which the bylaw is considered.

Derivative Action

     Derivative actions may be brought in Texas by a shareholder on behalf of, and for the benefit of, the corporation. Section 5.14 of the Texas Business Corporation Act provides that a shareholder must have been a shareholder of the corporation at the time of the act or omission of which he or she complains and must fairly and adequately represent the interests of the corporation in enforcing the corporation's rights. A shareholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and the demand has been refused or 90 days have expired from the date the demand was made unless irreparable injury to the corporation is being suffered or would result by waiting for the expiration of the 90-day period.

     Under the Ontario Business Corporations Act, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation. Under the Ontario Business Corporations Act, no action may be brought and no intervention in an action may be made unless the complainant has given fourteen days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if: (i) the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the Ontario Business Corporations Act, the court in a derivative action may make any order it thinks fit. In addition, under the Ontario Business Corporations Act, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

Director Qualifications

     The bylaws of Aviation Group provide that its directors need not be residents of Texas or shareholders of Aviation Group unless the articles of incorporations so require. The articles of incorporation of Aviation Group do not contain a provision regarding qualification of directors.

     In the absence of qualifications in the articles of incorporation or bylaws, directors of an Ontario company need not be residents of Ontario or Canada, nor be shareholders of the company, in order to act as directors of the company. travelbyus.com's articles of incorporation and bylaws contain no provisions regarding qualification of directors. However, the Ontario Business Corporations Act does require a board of directors of a company that has made a distribution to the public of its securities to be composed of at least three directors and that a majority of the directors of every corporation other than a non-resident corporation be resident Canadians.

Fiduciary Duties of Directors

     Directors of corporations incorporated or organized under the Ontario Business Corporations Act and the Texas Business Corporation Act have fiduciary obligations to the corporation and their shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under the Texas Business Corporation Act, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the shareholders. Pursuant to the Ontario Business Corporations Act, directors must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Indemnification of Officers and Directors

     The Texas Business Corporation Act provides that a corporation may indemnify its present and former directors, officers, employees and agents, each called an indemnitee, against all reasonable expenses, including attorneys' fees. Except in actions initiated by or in the right of the corporation, the corporation may indemnify any indemnitee against all judgments, fines and amounts paid in settlement in actions brought against them, if the indemnitee acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. The corporation may indemnify the indemnitee for a criminal action or proceeding if he or she had no reasonable cause to believe that his or her conduct was unlawful. The corporation may indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any proceeding associated with an action. If an action is brought against a present or former director, officer, employee or agent by or in the right of the corporation, the corporation may not make any indemnification in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless and only to the extent that an appropriate court of law determines that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to be indemnified for the expenses the court deems proper. The Aviation Group articles of incorporation provide for indemnification of directors and officers to the fullest extent permitted by the Texas Business Corporation Act. The Texas Business Corporation Act allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, if the indemnitee agrees to repay any amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

     Under the Ontario Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, each called an indemnifiable person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if:

     - he or she acted honestly and in good faith with a view to the best interests of such corporation; and

     - in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

An indemnifiable person is entitled by statute to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfils the conditions set out in above. The Ontario Business Corporations Act does not expressly provide for an advance payment of expenses of an indemnifiable person.

Director Liability

     The Texas Business Corporation Act provides that the articles of incorporation of the corporation may limit a director's monetary liability if the liability does not arise from the following:

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     -    breach of the duty of loyalty;

     -    the payment of unlawful dividends; or

     - expenditure of funds for unlawful stock purchases or redemptions or transactions from which the director derived an improper personal benefit.

     The articles of incorporation of Aviation Group contain a provision limiting the monetary liability of its directors to the fullest extent permitted by the Texas Business Corporation Act. The Ontario Business Corporations Act does not permit limitation of a director's liability.

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

Special Meetings of the Shareholders

     The bylaws of Aviation Group provide that a special meeting of the shareholders may be called by the chairman of the board, the president or the secretary of Aviation Group, the Aviation Group board of directors or the holders of at least 10% of the outstanding shares entitled to vote at the meeting.

     Under the Ontario Business Corporations Act, the directors of a corporation:

     - shall call an annual meeting of shareholders not later than eighteen months after the corporation comes into existence and subsequently not later than fifteen months after holding the last preceding annual meeting; and

     -    may at any time call a special meeting of shareholders.

Under the Ontario Business Corporations Act, the holders of not less than five per cent (5%) of the issued shares of a corporation that carry the right to vote at the meeting sought to be held, may requisition the directors to call a meeting of shareholders for the purposes stated in such requisition. On receiving a requisition, the Ontario Business Corporations Act provides that the directors shall call a meeting of shareholders to transact the business stated in the requisition, subject to certain exceptions. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder that signed the requisition may call the meeting.

Shareholder Action by Written Consent

     Article 9.10 of the Texas Business Corporation Act provides that shareholders may act without a meeting only by the unanimous written consent of all of the shareholders, unless the articles of incorporation otherwise provide. The articles of incorporation of Aviation Group do not provide otherwise. Under the Ontario Business Corporations Act, shareholder action without a meeting may only be taken by written resolution signed by all shareholders that would be entitled to vote at a meeting.

Removal of Directors

     Under Article 2.32 of the Texas Business Corporation Act, directors of a corporation are elected to serve until the next annual meeting of shareholders, and until their successors are elected and qualified. Any director or the entire board of directors may be removed in accordance with provisions of the corporation's articles of incorporation or bylaws. The bylaws of Aviation Group provide that a majority of the shareholders may remove any director with or without cause at any shareholders meeting called expressly for that purpose.
The articles of incorporation of Aviation Group contain no provisions in this regard.

     Under the Ontario Business Corporations Act, the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. However, where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

No Pre-emptive Rights

     No holder of any class of capital stock of Aviation Group or travelbyus.com has a pre-emptive right to subscribe to any or all additional issues of the stock of Aviation Group or travelbyus.com.

Inspection of Books and Records

     The Texas Business Corporations Act provides that a person who has been a shareholder of a corporation for at least six months or is the holder of at least 5% of the outstanding shares of a corporation, may for any proper purpose upon written demand, inspect the books and records of the corporation and make extracts therefrom.

     The Ontario Business Corporations Act provides that shareholders, creditors, their agents and legal representatives may examine certain of the corporation's records during usual business hours and take extracts therefrom free of charge, and, where the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee. In addition, any person is entitled to obtain the list of registered shareholders of a distributing corporation upon compliance with certain requirements.

                 OTHER AVIATION GROUP SPECIAL MEETING PROPOSALS

Proposal No. 2: Amendment of the Articles of Incorporation to Increase Authorized Common Stock

     The Aviation Group articles of incorporation currently authorize the issuance of up to 5,000,000 shares of Aviation Group preferred stock and 10,000,000 shares of Aviation Group common stock. As of May 31, 2000, all of these shares of Aviation Group common stock were issued and outstanding or reserved for issuance, as follows:

     Issued and outstanding............................................................   4,790,801
     Reserved for issuance under 1997 stock option plan:
          Covered by currently outstanding options.....................................      85,000
          Available for future options.................................................      65,000
     Reserved for issuance under convertible notes.....................................      80,000
     Reserved for issuance under outstanding warrants..................................   2,074,500
     Reserved for issuance under contingent warrants to officers and directors /(1) /..     650,000
     Reserved for issuance under outstanding Series A convertible preferred............   2,750,000
     Reserved for issuance under contingent Series A, B and C warrants /(2)/...........   5,489,750
                                                                                         ----------
               Total...................................................................  14,135,551
                                                                                         ==========

_______________________________________________
(1) The exercisability of these warrants is subject to approval by Aviation Group's shareholders of Proposal Nos. 4 and 7. The exercisability of 150,000 of these warrants is also subject to completion of the proposed arrangement.
(2) The exercisability of the warrants is subject to the approval by Aviation Group's shareholders of this proposal and the ratification of the issuance by Aviation Group's shareholders in Proposal No. 5.

     In addition, Aviation Group expects to reserve at least 78,500,000 shares of common stock to issue to existing shareholders of travelbyus.com in exchange for their exchangeable shares and 20,793,840 shares of common stock to be issued upon the exercise of outstanding options and warrants of travelbyus.com pursuant to the arrangement.

     The arrangement cannot be consummated without an increase in the number of authorized shares of common stock. The approval of this proposal is a condition to the closing of the arrangement. In addition, the securities described above issued in connection with the Global Leisure acquisition and related financing will not be exercisable or convertible unless the increase in the authorized number of shares of common stock is approved. Finally, the Aviation Group board of directors believes that Aviation Group would not have a sufficient number of authorized but unissued shares of stock to give it maximum flexibility to meet a variety of business needs as they may arise and to enhance Aviation Group's flexibility in connection with possible future opportunities.

     Pursuant to the proposal, the leading paragraph and subsection (a) of Article Four of the Aviation Group articles of incorporation will be amended to read as follows:

                                 "ARTICLE FOUR

     The aggregate number of shares of stock that the Corporation shall have authority to issue is two hundred and fifty-five million (255,000,000) shares, which shall be divided into two (2) classes as follows:

          (a) Two hundred fifty million (250,000,000) shares of Common Stock, having a par value of one cent ($0.01) each (hereinafter "Common Stock"); and"

     Other than increasing the authorized shares of common stock from 10,000,000 to 250,000,000 and all authorized shares of capital stock from 15,000,000 to 255,000,000, the proposed amendment in no way changes the articles of incorporation.

Purpose and Effect of the Amendment to Increase Authorized Shares

     The purpose of the proposed increase in the number of authorized shares is to ensure that sufficient shares of Aviation Group common stock are available for issuance pursuant to the arrangement and pursuant to the exercise of the securities issued in connection with the Global Leisure acquisition and related financing. In addition, the proposed increase would ensure that additional shares will be available, if and when needed, for issuance from time to time for any proper purpose approved by the Aviation Group board of directors. These purposes may include issuances to raise capital or effect acquisitions and for other corporate purposes. Although there are no present arrangements, agreements or understandings for the issuance of additional shares, other than the shares to be issued pursuant to the arrangement or previously reserved for issuance as described above, the Aviation Group board of directors believes that the availability of the additional authorized shares for issuance upon approval of the Aviation Group board of directors for a proper purpose, without the necessity for, or the delay inherent in, a meeting of the shareholders (except as may be required by applicable law, by regulatory authorities, or by the policies, rules and regulations of Nasdaq, the Boston Stock Exchange or any other stock exchange on which Aviation Group's securities may then be listed), will be beneficial to Aviation Group and its shareholders by providing Aviation Group with the flexibility required to promptly consider and respond to future business opportunities and needs as they arise.

     Shareholders generally do not have any preemptive or similar rights to subscribe for or purchase any additional shares that may be issued in the future. Future issuances of shares of Aviation Group common stock or Aviation Group preferred stock, depending upon the circumstances, may have a dilutive effect on the earnings per share, book value per share, voting power and other interests of the existing shareholders.

     The proposed increase in the authorized number of shares could have an anti-takeover effect, although that is not its purpose. For example, if Aviation Group were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Aviation Group common stock or Aviation Group preferred stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to Aviation Group could discourage unsolicited takeover attempts and limit the opportunity for Aviation Group's stockholders to realize a higher price for their shares than might otherwise be available in the public markets.

     Except for shares currently reserved or planned to be issued as explained above, Aviation Group does not now have any present plan, understanding or agreement to issue additional shares of common stock. However, the Aviation Group board of directors believes that the proposed increase in authorized shares of common stock is desirable to enhance Aviation Group's flexibility in connection with possible future actions, such as stock splits, stock dividends, corporate mergers and acquisitions, financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. The Aviation Group board of directors will determine whether, when, and on what terms the common stock may be issued for any of these purposes.

     If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the shareholders and without first offering such shares to the shareholders for subscription. If the common stock is not issued to shareholders on a pro-rata basis, the shareholders' proportionate interests would be reduced.

     The Aviation Group board of directors has unanimously adopted resolutions containing the proposed amendment to the articles of incorporation, declaring its advisability and directing that the proposed amendment be submitted to the shareholders for their approval at the special meeting. If adopted by the shareholders, the amendment will become effective when it is filed with the Texas Secretary of State as required by the Texas Business Corporation Act.

     The board of directors of Aviation Group recommends that its shareholders vote for the adoption of the proposed amendment to Aviation Group's articles of incorporation to increase the number of authorized shares of common stock of Aviation Group.

Proposal No. 3: Amendment of the Articles of Incorporation to Change the Name of Aviation Group

     The Aviation Group board of directors has approved and recommends to the shareholders a proposed amendment to Aviation Group's articles of incorporation to change the name of Aviation Group to "travelbyus.com, Inc."

The amendment would be effective upon effectiveness of the arrangement. If the shareholders approve this proposal, Article One of the Aviation Group articles of incorporation will be amended to read in its entirety as follows:

                                  "ARTICLE ONE

              The name of the corporation is travelbyus.com, Inc."

     The objective of the name change is to reflect the change in the primary business of Aviation Group following the arrangement. Accordingly, the proposed amendment will not be effective until the effectiveness of the arrangement. The Aviation Group board of directors believes the name "travelbyus.com" may also have a beneficial impact in the financial and investment community by identifying Aviation Group with the Internet. The new name also reflects that the primary shareholders of Aviation Group will be the former shareholders of travelbyus.com ltd., assuming those shareholders exchange their exchangeable shares for shares of Aviation Group's common stock.

     The board of directors of Aviation Group recommends that its shareholders vote for the adoption of the proposed amendment to Aviation Group's articles of incorporation to change Aviation Group's name to travelbyus.com, Inc.

Proposal No. 4: Ratification of Warrants to Purchase 500,000 Shares of Aviation Group Common Stock

     Trades in Aviation Group's common stock are quoted on the Nasdaq SmallCap Market. To maintain this Nasdaq listing, Aviation Group must continue to satisfy the requirements of Nasdaq's rules. One of these rules requires Aviation Group to obtain shareholder approval when it issues warrants to purchase more than 1% of the outstanding common stock of Aviation Group to officers or directors of Aviation Group, if the warrants are not issued under a plan that was previously approved by the shareholders. In February 2000, the board of directors approved the grant of the following warrants to the indicated executive officers of Aviation Group. These warrants were not granted pursuant to a previously approved plan. Therefore, to satisfy Nasdaq's rules, the board of directors is seeking shareholder approval of these warrants.

                          February 2000 Warrant Grants

                                                       Common Stock           Expiration
Name and Position                               Purchasable Under Warrants  Date of Warrant
-----------------                               --------------------------  ---------------

Lee Sanders, Chairman and Director                        250,000               2/23/05
Richard L. Morgan, Executive Vice President,
 Chief Financial Officer and Director                     250,000               2/23/05
                                                          -------

  Total                                                   500,000

     The exercise price for all of the warrants is $1.50 per share which was the trading price for Aviation Group's common stock on the date of grant. The closing trading price for the common stock was $2.50 per share on May 31, 2000. The warrants contain certain anti-dilution provisions and may be exercised in a "cashless" manner through a surrender and cancellation of warrants having sufficient value, based on the then trading price for the common stock, to pay the exercise price of the warrants being exercised.

     The Aviation Group board of directors believes that Aviation Group's executive officers should be given an incentive through ownership of Aviation Group stock. The Aviation Group board of directors believes that the warrants granted in February 2000, as summarized above, create a strong incentive for the executive officers to maximize the trading price for Aviation Group's stock, which benefits all of Aviation Group's shareholders. The warrants were issued in recognition of the past services provided to Aviation Group by these executive officers and in anticipation of future services to be rendered by them. In particular, the board believed that these warrants will provide proper incentives to these officers to remain involved with Aviation Group and to work toward closing a transaction with travelbyus.com and Global Leisure.

     The Aviation Group board of directors believes that the warrants provide the proper incentives to Aviation Group's executive officers to maximize shareholder value.

     The board of directors of Aviation Group recommends that its shareholders vote for approval of the proposal to ratify the grant of the warrants to purchase 500,000 shares of common stock.

Proposal No. 5: Ratification of Certain Securities Issued or to be Issued in Connection With Aviation Group's Acquisition of Global Leisure Travel, Inc.

     Trades in Aviation Group's common stock are currently quoted on The Nasdaq SmallCap Market. To maintain this Nasdaq listing, Aviation Group must continue to satisfy the requirements of Nasdaq's rules. One of these rules requires Aviation Group to obtain shareholder approval when it issues warrants or convertible securities to purchase more than 20% of its outstanding common stock to a third party.

     In May 2000, in connection with its acquisition of Global Leisure and related financing, Aviation Group issued the following:

     - Series A warrants to purchase 750,000 shares of its common stock at an exercise price of $5 per share, of which 500,000 were issued to Genesis Diversified Investments, Inc. and 250,000 were issued to Global Leisure, Inc.;

     - Series B warrants to purchase 3,500,000 shares of its common stock at an exercise price of $3 per share to existing warrantholders of travelbyus.com in exchange for their warrants in travelbyus.com.;

     - Series C warrants to purchase 1,239,750 shares of its common stock at an exercise price of $3 per share; and

     - 1,650 shares of Series A convertible preferred stock that are convertible into 2,750,000 shares of Aviation Group common stock, assuming a $6 conversion price.

In addition, as required under its agreement with travelbyus.com, Aviation Group is offering to exchange 2,153 shares of Series C convertible preferred stock for outstanding shares of Series B preferred stock. These shares of Series C convertible preferred stock, if issued, will be convertible into approximately 3,588,000 shares of Aviation Group common stock, assuming a $6 conversion price. See "Description of Aviation Group Capital Stock" for a description of the terms of these securities.

     By their terms, the Series A, Series B and Series C warrants are not exercisable until their issuance is approved by Aviation Group's shareholders. Approval by the shareholders of the increase in the number of authorized shares of Aviation Group's common stock is also a condition to exercise of the Series A and B warrants. In addition, the warrants are exercisable for more than 20% of Aviation Group's outstanding common stock. The Series A preferred stock are, and the Series C convertible preferred stock will be, convertible into more than 20% of Aviation Group's outstanding common stock. Accordingly, Aviation Group's board of directors determined at the time of original authorization of the Global Leisure acquisition and related financing to seek shareholder approval and ratification of the issuance of these securities to comply with Nasdaq's rules and the terms of the Series A, B and C warrants.

     The board of directors believes that the terms and conditions of the Series A, B, and C warrants and Series A and C preferred stock issued in connection with the Global Leisure acquisition and related financing are fairly priced and structured. Aviation Group's board of directors recommends that shareholders vote for approval and ratification of the issuance of these securities for the following reasons:

     - The exercise prices of the Series A, B, and C warrants, along with the minimum conversion prices of the Series A and C convertible preferred stock, significantly exceeded the prevailing trading prices of Aviation Group's common stock prior to the announcement of the Global Leisure acquisition and the arrangement with travelbyus.com.

     - These securities, if fully exercised and converted, will provide Aviation Group with $50,800,000 in additional common stock capital with which to pursue and support its e-commerce travel business activities.

     - The acquisition of Global Leisure and related financing were key components in the planned three-way business combination among Aviation Group, Global Leisure and travelbyus.com. See "Proposal No. 1 The Arrangement-Background of the Arrangement."

     - The failure to obtain the approval and ratification of Aviation Group's shareholders to the issuance of these securities may result in claims against Aviation Group by the holders of these securities or may jeopardize the listing of its common stock on the Nasdaq SmallCap Market.

     - The exercise of the warrants and conversion of the preferred stock does not require Aviation Group to incur or pay any additional up-front fees, which represents significant potential savings to Aviation Group, when compared to alternative capital sources.

     - The additional equity capital generated from the exercise of the warrants will significantly strengthen Aviation Group's balance sheet, which can reduce or otherwise improve the cost and terms of subsequent debt financings.

     - Because these securities will not be exercisable or convertible until the completion of the arrangement with travelbyus.com, the common stock associated with their exercise and conversion will not result in a change of control or create a significant concentration of share ownership.

     - The warrants do not possess any voting rights or other privileges enjoyed by Aviation Group common stock holders. They do not limit Aviation Group's ability to enter into or dictate the terms of other transactions.

     The board of directors of Aviation Group recommends that its shareholders vote for approval and ratification of the securities issued or to be issued in connection with the Global Leisure acquisition and related financing.

Proposal No. 6: Adoption of Amendment to Aviation Group's 1997 Stock Option Plan

     In May 2000, the Aviation Group board of directors amended the 1997 stock option plan to increase the number of shares of Aviation Group's common stock available for issuance thereunder from 150,000 to 7,000,000. This increase is necessary to enable Aviation Group to issue options under the 1997 stock option plan in exchange for outstanding options of travelbyus.com in connection with the arrangement. This exchange of options is required under the arrangement agreement with travelbyus.com. At May 31, 2000, travelbyus.com had outstanding options to purchase up to 5,986,500 common shares. The total number of shares authorized to be issued under travelbyus.com's stock option plan is 6,500,000. The board of directors believes that increasing the number of shares available under the 1997 stock option plan will enable Aviation Group, following the arrangement, to provide increased incentives to its employees and directors, including those of travelbyus.com and its subsidiaries, to render services and exert maximum effort to achieve business success for Aviation Group. By the registration statement of which this joint proxy statement/prospectus is a part, Aviation Group has registered the 6,850,000 additional shares of common stock issuable under the 1997 stock option plan under the Securities Act, assuming the shareholders approve the proposal to increase the number of available shares. The amendment will not be effective until completion of the arrangement.

     As of May 31, 2000, Aviation Group had outstanding under the 1997 stock option plan incentive stock options to purchase, at an exercise price of $1.6875 per share, an aggregate of 35,000 shares of common stock. In addition, Lee Sanders, Chairman of Aviation Group, has been granted an incentive stock option to purchase 50,000 shares of common stock at $1.8563 per share. These options expire in 2004 and 2005. No options under the 1997 stock option plan have ever been exercised.

     The proposed amendment requires the approval of the shareholders of Aviation Group pursuant to the terms of the 1997 stock option plan. The affirmative vote of the holders of a majority of the outstanding shares of common stock represented at the special meeting in person or by proxy is necessary to approve the amendment to the 1997 stock option plan.

     The board of directors of Aviation Group recommends that its shareholders vote for the adoption of the amendment to its 1997 stock option plan.

Proposal No. 7: Ratification of Warrants to Purchase 150,000 Shares of Aviation Group Common Stock

     Trades in Aviation Group's common stock are currently quoted on the Nasdaq SmallCap Market. To maintain this Nasdaq listing, Aviation Group must continue to satisfy the requirements of Nasdaq's rules. One of these rules requires Aviation Group to obtain shareholder approval when it issues warrants to purchase more than 1% of the outstanding common stock of Aviation Group to its officers or directors, if the warrants are not issued under a plan that was previously approved by the shareholders. In February 2000, the board of directors of Aviation Group approved the grant of the following warrants to the indicated officers and directors of Aviation Group. The grant was made subject to successful completion of the arrangement and approval by Aviation Group's shareholders. These warrants were not granted pursuant to a previously approved plan.

                          February 2000 Warrant Grants

                                                               Number of Shares
                                                                 Purchasable
Name and Position                                               Under Warrants
-----------------                                              ----------------
Charles E. Weed, Director                                             50,000
Gordon Whitener, Director                                             50,000
Hank Clements, Director                                               50,000
                                                                     -------
        TOTAL                                                        150,000
                                                                     =======

     The exercise price for all of the warrants is $1.50 per share, which was the trading price for Aviation Group's common stock on the date of grant and significantly above the trading price range of Aviation Group's common stock in the period proceeding the announcement of the acquisition of Global Leisure and arrangement with travelbyus.com. The closing trading price for the common stock was $2.50 per share on May 31, 2000. The warrants contain certain anti-dilution provisions and may be exercised in a "cashless" manner through a surrender and cancellation of warrants having sufficient value, based on the then trading price for the common stock, to pay the exercise price of the warrants being exercised.

     The board of directors believes that the warrants granted in February 2000, as summarized above, create a strong incentive for the directors to maximize the trading price for Aviation Group's stock, which benefits all shareholders of Aviation Group, and to continue to serve as directors until completion of the arrangement. The warrants were issued in recognition of the past services provided to Aviation Group by these directors and in anticipation of future services to be rendered by them until completion of the arrangement. Although these directors have received grants of warrants in prior years, the directors have not received any cash compensation for serving as directors. See "Aviation Group-Principal Shareholders of Aviation Group" for information on the number of warrants each of these directors owns.

     The board of directors believes that the warrants provide the proper incentives to these directors to maximize shareholder value.

     The board of directors of Aviation Group recommends that its shareholders vote for the approval of the proposal to ratify the grant to three directors of the warrants to purchase 150,000 shares of Aviation Group common stock.

                                 TRAVELBYUS.COM

     References in this section to "$" refer to Canadian dollars, unless otherwise indicated.

Business

Overview

     travelbyus.com was incorporated under the laws of the Province of Ontario on July 21, 1986 under the name MVP Capital Corp., and on October 23, 1996, changed its name to LatinGold Inc. Prior to 1999, travelbyus.com was a precious metals exploration company with a focus on Latin America and Mexico. In April 1999, because of changing market conditions, travelbyus.com focused its business on the travel sector. On June 4, 1999, travelbyus.com filed articles of amendment to change its name to its current name.

     travelbyus.com is an integrated Internet travel organization which provides travel services via the Internet, through 1-800 call centers and through traditional travel agencies, primarily to customers in the western United States and Canada. travelbyus.com also provides advertising services to airlines and hotels. The travelbyus.com website provides consumers with online travel options 24 hours a day. Through its website, consumers are able to browse travel options world-wide and book travel reservations. travelbyus.com also offers travel services and products through its 1-800-i-Travel(R) phone number and traditional travel agencies.

     Since April 1999, travelbyus.com has focused on completing certain strategic acquisitions to build the components of its business model, which include product offering, distribution, marketing and technology. travelbyus.com provides a broad range of travel products, targeted primarily at the leisure customer, including airfare, hotel rooms, cruise packages and ground packages. travelbyus.com utilizes three distribution channels to market its products: the traditional travel agency base, 1-800 call centers and the Internet. travelbyus.com continuously seeks technology that allows it to distribute its travel products effectively and to offer consumers more travel related options. The travelbyus.com website is in the early stages of development and is expected to be commercially functional by August 2000.

     The registered office of travelbyus.com is located at Scotia Plaza, Suite 2100, 40 King Street, West, Toronto, Ontario, M5H 3C2. Currently, the head office of travelbyus.com is located at 204-3237 King George Hwy., South Surrey, British Columbia, V4P 1B7. By October 2000, travelbyus.com expects to move its head office to Reno, Nevada. Through its acquisition of Express Vacations, the bulk of its operations are already located in Reno. See "-Recent Acquisitions-Express Vacations, LLC" below.

Business Model

     The key components of travelbyus.com's business model include product offerings, distribution, marketing and technology.

     Product Offerings

     travelbyus.com has made certain strategic acquisitions enabling it to offer consumers various travel products. travelbyus.com provides a broad range of travel products targeted primarily at the leisure customer, including airline tickets, cruise packages and ground packages. Through travelbyus.com's marketing program with Mr. Cheaps Travel and Gotham Media and through special net airfare contracts held by Cheap Seats, travelbyus.com has the ability to offer airline tickets to consumers at competitive prices.

     Airline Tickets. In October 1999, travelbyus.com acquired all of the issued and outstanding shares of Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd. See "- Recent Acquisitions - Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd." Gotham Media and Mr. Cheaps combine a strategy of fulfilling marketing programs for airfare suppliers in exchange for travel products. Mr. Cheaps was founded in 1980 and is a full service travel agency specializing in discount and last minute airfares. Gotham Media works in conjunction with Mr. Cheaps to provide travelbyus.com with airline tickets and hotel rooms at a significant discount to market. Gotham Media acquires the rights to billboard, radio, television and print advertising which it exchanges with its airline and hotel industry clients in return for travel

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

credits to be applied toward the purchase of travel products. These credits are converted into cash through sales to customers from the Mr. Cheaps' operations.

     The activities undertaken by Gotham Media allow airlines to market their product without additional cash outlay. Airline suppliers that utilize the marketing program include Frontier Airlines Inc., Proair Inc., AOM French Airlines, Air Tahiti Nui, and City Bird.

     On January 6, 2000, travelbyus.com acquired all of the issued and outstanding shares of Cheap Seats, Inc. Cheap Seats was founded in 1988 and is a net airfare consolidator with a wide range of net fare ticket contracts with several U.S. and international airline carriers. To purchase airfare at the lowest published rate, a consumer is usually required to book their airfare 14 to 21 days in advance and stay at their destination over a Saturday night. With the net fare program, the airline companies grant travelbyus.com the ability to waive the advance purchase restriction and the requirement to stay over a Saturday night. Since travelbyus.com has the ability to waive the fare restrictions, travelbyus.com can offer the airfare at a discounted price to consumers requiring a last minute flight or short duration flight.

     Cruise Packages. In October 1999, travelbyus.com acquired certain assets of Galaxsea Cruises and Tours, Inc. and all outstanding shares of IT Cruise, Inc. See "Recent Acquisitions--International Tours, Inc., Galaxsea Cruises and Tours, Inc. and IT Cruise Inc." Through Galaxsea Cruises, travelbyus.com maintains an office in California offering cruise packages directly to the consumer. These cruise packages are also being offered directly to the consumer through the travelbyus.com Web site and 1-800 call centers.

     In April 2000, travelbyus.com acquired the travel operations of Bell Travel Systems and all of the issued and outstanding shares of Cruise Shoppes America, Ltd. See "- Recent Acquisitions - Bell Travel Systems" and "- Cruise Shoppes America, Ltd." Bell Travel is a travel company with approximately 120 associate cruise agency members. Cruise Shoppes is a nationwide cruise and leisure sales organization with over 350 associate cruise agency members. The acquisitions bring the total number of agency members associated with travelbyus.com to over 2,700. As a result of this large number of agency members associated with it, travelbyus.com obtains favorable rates on cruise packages, which can be offered to the agency members at a discount to market.

     Ground Packages. Through its subsidiaries, travelbyus.com has developed a comprehensive array of ground packages, including hotel, tour and car rental. travelbyus.com has business arrangements with various hotel chains, hotel properties and time share properties with concentration on Hawaii, Mexico, Las Vegas, Reno, Florida, California and Europe. These hotels and properties provide travelbyus.com with reservations at a discount to market. These discounted reservations are then made available directly to consumers and to associated agencies. travelbyus.com also has relationships with over 200 preferred suppliers. Preferred suppliers are travel entities that have negotiated special override commissions and rates with travelbyus.com in order to focus travelbyus.com on selling their products. A list of some of the preferred suppliers include Walt Disney Attractions, Inc., Starwood Hotels and Resorts Worldwide, Inc., Continental Airlines, Inc., Delta Airlines, Inc., Holland America Line - Westours Inc., Princess Cruises, National Car Rental System, The Hertz Corporation, Amadeus Global Travel Distribution LLC and The Sabre Group, Inc.

     Distribution

     travelbyus.com's distribution channels allow travelbyus.com to market its products through the traditional travel agency base, 1-800 call centers and the Internet.

     Travel Agencies. In October 1999, travelbyus.com acquired certain assets of International Tours, Inc. See "-Recent Acquisitions-International Tours, Inc., Galaxsea Cruises and Tours, Inc. and IT Cruise, Inc." In April 2000, travelbyus.com acquired the travel operations of Bell Travel. International Tours and Bell Travel maintain a network of associated travel agencies in the United States. The acquisitions bring the total number of travel agency members associated with travelbyus.com to over 2,700. As a result of the large number of travel agency members associated with travelbyus.com, travelbyus.com obtains favorable rates on travel packages, which can then be offered to the travel agency members at a discount to market.

     1-800 Call Centers. travelbyus.com's 1-800 call centers offer small and medium sized independent travel agents with the opportunity to increase their client bases and travel product sales while earning higher commissions. The cornerstone of the program is the toll free 1-800-i-Travel(R) phone number which is currently being implemented. The participating agency will purchase a protected marketing territory from which it will be the exclusive recipient of all advertising benefits. Customer calls will then be automatically routed to the office phone of the member agent serving the zip code from which the call originates. When any customer dials 1-800-i-Travel, the call will first be answered by a professionally recorded digital announcement that will require the entry of the consumer's home zip code. This system will enable consumers to dial 1-800-i-Travel from any touch-tone telephone in the United States and by entering their home zip code, be immediately connected a local travel agency.

     Offsetting the normal marketing limitations of independent travel agents, the 1-800-i-Travel co-operative marketing program pools agents' advertising budgets and booking volumes to provide major media advertising, volume based commission overrides and access to special travel packages previously unavailable to small and medium sized independent travel agencies.

     travelbyus.com will begin its marketing efforts through its current associate members. As the marketing/advertising program begins in different market areas, there will be varying percentages of the population who are exposed to the 1-800-i-Travel advertising program, but who do not live within a member agency's protected marketing territory. This will result in many travel customer calls that cannot be routed to a local travel agency. Though travelbyus.com will initially be assigning additional zip codes to member agencies, creating a larger protected marketing territory for early members, there will be many areas that remain unassigned. travelbyus.com believes it is important to professionally serve every calling customer, and as commission income may be generated in the process, travelbyus.com will operate a full service call center to take the unallocated calls. Consequently, travelbyus.com becomes a direct retail beneficiary of the overall marketing and advertising program, commission overrides, bulk travel purchases and other areas of service provided to member agencies.

     Internet. travelbyus.com's Web site provides consumers with on-line travel options 24 hours a day. Through the Web site, consumers have the ability to browse travel options world-wide and book travel reservations. The travelbyus.com Web site is in the early stages of development and is expected to be commercially functional by August 2000.

     All bookings for travelbyus.com's product will be made through the travelbyus.com Web site. travelbyus.com will offer travel agents guaranteed commissions on any consumer purchases made by their customers over the travelbyus.com Web site or through travelbyus.com's 1-800 call center. In addition, travelbyus.com will create personalized Web pages for its travel agencies. These Web pages will be linked to and powered by the travelbyus.com Web site. travelbyus.com expects that the travel agencies will load their customers on to their own Web page and encourage their customers to shop and book on-line. This process creates a concept of "client ownership" for the agents, while allowing the travelbyus.com Web site to collect data and to market directly to the agents' customers.

     travelbyus.com believes that the travelbyus.com Web site will offer consumers certain advantages over traditional "call-in" and "walk-in" travel bookings, including the following:

     Efficiency. The travelbyus.com Web site will provide consumers with a one-stop convenient location to browse thousands of travel options world-wide.

     Multiple Search Engines. Consumers will be able to search using one or a combination of several search criteria, including, type of vacation, location, price range, date and time.

     Live to the Internet. The travelbyus.com Web site will provide consumers with access to travel reservations and information on the Internet 24 hours a day.

     Real Time Availability. The travelbyus.com Web site will provide consumers with up-to-the-second reservation availability at selected destinations.

     Travel Information. The travelbyus.com Web site will provide consumers with information on selected destinations including, where available, information on services and fees, facilities and amenities, promotions offered and local weather forecasts.

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

     Marketing

     While travelbyus.com believes that the Internet has modified the business model for the travel industry, travelbyus.com also offers the consumer the ability to interact directly with travel professionals either by phone or in person. travelbyus.com's marketing strategy places consumers at the center of the process, allowing them the option to ask questions, obtain information, order products and receive delivery from home, via telephone or the Internet or from the traditional travel agency.

     travelbyus.com's marketing strategy is built on the following key ideas:

     - Traditional travel agencies introduce consumers to travelbyus.com and allow for personal marketing of travelbyus.com's brand;

     - Bricks-and-mortar outlets provide an opportunity to direct traffic to the travelbyus.com Web site. travelbyus.com can market its travelbyus.com web address on shopping bags, tags and bills;

     - Travel agencies can offer travelbyus.com's products ahead of other travel product suppliers;

     - travelbyus.com can offer increased levels of service through its distribution channels as all transactions will be routed through travelbyus.com's Web site;

     - travelbyus.com can promote its products with highly targeted marketing programs including television, radio, billboard and print; and

     - travelbyus.com offers consumers the ability to choose to do business via the telephone, the Internet or through a traditional travel agency.

     travelbyus.com also markets its travel products through the television series "The Travel Magazine." This travel show has been airing world-wide since the early 1970s. New shows on The Travel Magazine will target specific content, preferred locations and popular destination resorts for travelbyus.com. When aired on television, the shows will include repeated mention of the 1-800-i-Travel phone number and the travelbyus.com Web site.

     Additionally, pursuant to a promotional agreement dated March 8, 2000 between travelbyus.com and Genesis Intermedia Inc., travelbyus.com will be the exclusive travel content provider, save for a link to American Express credit cards, to appear on Genesis Intermedia's CenterLINQ kiosks and, when available, on CenterLINQ's broadcast television network and Web site. CenterLINQ's kiosks are located in malls across the United States. The term of the advertising agreement is three years and is renewable.

     Technology

     As part of its business model, travelbyus.com continuously seeks technology that allows it to distribute its products to its consumers effectively and offer consumers additional travel related options. On March 30, 2000, travelbyus.com entered into a licensing agreement with ITA Software for access to its proprietary airfare search engine. Pursuant to the licensing agreement, travelbyus.com has obtained a license, for a period of three years, to use certain licensed software enabling online customers to obtain information relating to airline routes and schedules, airfares and availability and to search for low airfares. The basic license fee for the licensed software will be based upon the number of transactions performed with the licensed software.

     travelbyus.com also provides users with various services on its Web site. The Web site will include a travel vault that will store personal information for consumers, such as travel documentation, passport images, visas and itineraries. Additionally, pursuant to a letter of intent dated February 21, 2000 between travelbyus.com and Med-Emerg International Inc., Med-Emerg will provide travelbyus.com's customers with global access to their personal health records, to healthcare content and e-commerce products and supplies through a link from the travelbyus.com Web site to HealthyConnect Inc.'s application Clinic@Home. Such services will be offered as part of travelbyus.com's travel vault.

     travelbyus.com has also entered into an agreement with Amadeus Global Travel Distribution LLC. Amadeus operates a computer reservation system that houses information on registered travel products, fares, schedules, conditions and restrictions. The agreement provides for the sharing of revenues from segment fees booked through travelbyus.com's system.

Competition

     The markets for travelbyus.com's products are competitive. travelbyus.com is subject to competition from both established competitors and potential new market entrants. travelbyus.com faces competition from traditional travel agencies, which remain the preferred source for travel reservations, and Internet-based travel companies, including Microsoft Expedia, Travelocity and Priceline.com Inc.

     Both the e-commerce market and travel industry are highly competitive. Since the introduction of e-commerce to the Internet, the number of e-commerce Web sites competing for customers' attention has increased rapidly. travelbyus.com expects future competition to intensify given the relative ease with which new Web sites can be developed. travelbyus.com believes that the primary competitive factors in e-commerce are brand recognition, Web site content, ease of use, price, fulfillment speed, customer support and reliability. Other factors that will affect travelbyus.com's success include market acceptance of travelbyus.com's products, travelbyus.com's continued ability to attract experienced marketing, technology, operations and management talent and the success of travelbyus.com's marketing programs.

Intellectual Property

     travelbyus.com protects its technology through a combination of copyrights, trade secrets and contractual arrangements. travelbyus.com regards its intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, suppliers, partners and others to protect its proprietary rights. travelbyus.com will pursue the registration of its trademarks and service marks in Canada and the United States as required. Effective trademark, servicemark, copyright and trade secret protection may not be available in every country in which travelbyus.com offers its services. travelbyus.com expects that it may license certain of its proprietary rights, such as trademarks or copyrighted material, to third parties in the future. travelbyus.com has applied for a patent of the travelbyus.com business model, but this patent has not and may not be granted. "See Risk Factors--Other Risks Relating to the Business of travelbyus.com."

Personnel and Facilities

     travelbyus.com maintains a leased facility in Reno, Nevada comprising approximately 37,000 square feet. The lease is for a term of five years. travelbyus.com also has leased offices in White Rock, Toronto, Los Angeles, Portland, Louisiana and St. Petersburg. As of May 31, 2000, travelbyus.com had approximately 200 full-time employees.

Recent Acquisitions

     Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd.

     On October 4, 1999, travelbyus.com acquired all of the issued and outstanding common shares of Gotham Media Group Ltd. and all of the issued and outstanding shares of Mr. Cheaps Travel, Ltd. pursuant to a share purchase agreement. Mr. Cheaps is a full service travel agency specializing in discount and last minute airfares. Gotham Media works in conjunction with Mr. Cheaps to provide travelbyus.com with airline tickets and hotel rooms at a significant discount to market. Gotham Media acquires the rights to billboard, radio, television and print advertising which it exchanges with its airline and hotel industry clients in return for credits to be applied toward the purchase of travel products. These credits are converted into cash through sales to customers from the Mr. Cheaps' operations. As consideration for the Gotham shares and the Mr. Cheaps shares, travelbyus.com issued 2,000,000 of its common shares at an agreed price of US$1 per common share and paid US$3,000,000 in cash to vendors of Gotham/Mr. Cheaps. A finder's fee of 150,000 common shares at an agreed price of US$1 per common share was paid to Peter Adam, a former officer of travelbyus.com.

     Concurrent with the execution of the Gotham/Mr. Cheaps share purchase agreement, travelbyus.com and Bridget Beaudet, a principal of Gotham and Mr. Cheaps, entered into an employment agreement dated September 30, 1999. Pursuant to the employment agreement, Bridget Beaudet became Chief Financial Officer of Gotham Media for an

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

initial term of two years commencing October 1, 1999. Additionally, travelbyus.com and Georgetown Inc. entered into a consulting agreement dated September 30, 1999, in which Georgetown Inc. agreed to provide the services of George Beaudet as Chairman and Chief Operating Officer of Mr. Cheaps for an initial term of two years.

     International Tours, Inc., Galaxsea Cruises and Tours, Inc. and I.T. Cruise, Inc.

     Pursuant to an agreement dated October 13, 1999 among travelbyus.com, travelbyus--IT Incorporated, Travelbyus Galaxsea Incorporated, International Tours, Inc., Galaxsea Cruises and Tours, Inc. and North American Gaming and Entertainment Company, travelbyus.com acquired certain assets of International Tours, Inc., certain assets of Galaxsea Cruises and Tours, Inc. and all of the issued and outstanding common shares of I.T. Cruise, Inc. International Tours maintains a network of affiliated travel agencies in the United States and Galaxsea Cruises maintains a network of affiliated cruise-only offices. As consideration for the IT assets, travelbyus.com issued 333,333 of its common shares at an agreed price of US$1 per common share and paid US$666,666 in cash. As consideration for the Galaxsea assets, travelbyus.com paid US$285,000 in cash. As consideration for the IT Cruise shares, travelbyus.com issued 666,667 of its common shares at an agreed price of US$1 per common share and paid US$1,048,334 in cash.

     Concurrent with the execution of the IT agreement, travelbyus.com and Ronald Blaylock, a principal of International Tours, entered into an employment agreement dated October 13, 1999. Mr. Blaylock agreed to be employed as President of travelbyus-IT for an initial term of three years commencing October 13, 1999.

     Express Vacations, LLC

     Pursuant to a unit purchase agreement dated November 1, 1999 between travelbyus.com and John Fenyes, The John and Judy Fenyes Charitable Remainder Unitrust, Jon Snyder, The Jon and Janet Snyder Charitable Remainder Unitrust and Eldorado Resorts, LLC, travelbyus.com acquired all of the issued and outstanding units of Express Vacations, LLC. Express Vacations is a call center based in Reno, Nevada with a base of approximately 80 workstations. Additionally, Express Vacations offers vacation packages to numerous destinations including Hawaii, Mexico, Nevada, California and Europe. As consideration for the Express Vacations units, travelbyus.com issued to the unit holders 3,462,000 of its common shares at an agreed price of $1.70 per common share and paid US$2.0 million in cash. A finder's fee of 150,000 common shares at an agreed price of $1.70 per common share was paid to a third party. On November 1, 1999 Express Vacations merged with travelbyus.com's wholly owned subsidiary, Express Vacations, Inc. On May 2, 2000, the name of Express Vacations was changed to travelbyus.com USA Inc. travelbyus.com expects travelbyus.com USA Inc. to be its primary operating subsidiary in the near future.

     Concurrent with the execution of the Express Vacations purchase agreement, travelbyus.com and John Fenyes, a principal of Express Vacations, entered into an employment agreement dated November 1, 1999, in which John Fenyes became employed as Executive Vice President and Chief Operating Officer of travelbyus.com and Express Vacations for an initial term of two years. Additionally, travelbyus.com and Jon Snyder, a principal of Express Vacations, entered into an employment agreement dated November 1, 1999, in which Jon Snyder became President of travelbyus.com and Express Vacations for an initial term of two years.

     Travel Magazine

     On November 15, 1999, travelbyus.com acquired from First Property Holding Inc. all rights, interest and title to 120 episodes of the television series known as "The Travel Magazine," except for some home video rights and television distribution agency rights. As consideration for the series, travelbyus.com issued 2,855,883 of its common shares to First Property at an agreed price of $1.75 per common share. In addition, travelbyus.com acquired the rights to 130 new half-hour Travel Magazine shows to be produced over the next few years. As consideration for the new episodes, travelbyus.com issued to First Property 1,146,497 of its common shares and will pay US$1.8 million upon delivery of 40 new episodes. Upon receipt of the 40 episodes, travelbyus.com has the right to terminate the arrangement or acquire the balance of 90 episodes for a further consideration of US$4.5 million in cash or in its common shares. The Travel Magazine has been airing world-wide since the early 1970s.

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

     Cheap Seats, Inc.

     Effective as of December 1, 1999, travelbyus.com acquired all of the issued and outstanding common shares of Cheap Seats, Inc. Cheap Seats is a net airfare consolidator with a wide range of net fare ticket contracts with several U.S. airline carriers. As consideration for the Cheap Seats shares, travelbyus.com issued to principals of Cheap Seats 5,000,000 of its common shares at an agreed price of US$1 per common share and paid US$5,000,000 in cash. The Cheap Seats share purchase agreement also provides that the purchase price may be increased by up to US$4.0 million based upon the increase in certain gross revenues during the period from October 1, 1999 to September 30, 2002.

     Concurrent with the execution of the Cheap Seats share purchase agreement, Cheap Seats and Robert Beaudet, a principal of Cheap Seats, entered into an employment agreement dated January 6, 2000, in which Robert Beaudet became President of Cheap Seats for an initial term of three years. Additionally, Cheap Seats and Thomas Spagnola, a principal of Cheap Seats, entered into an employment agreement dated January 6, 2000, in which Thomas Spagnola agreed to be Vice President of Cheap Seats for an initial term of three years.

     Legacy Storage Systems Corp.

     Pursuant to a share purchase agreement dated December 1, 1999 between travelbyus.com and John Whyte, travelbyus.com acquired all of the issued and outstanding common shares of Legacy Storage Systems Corp. and a shareholder's advance of $150,000 made by John Whyte to Legacy. Legacy designs and sells data storage systems. As consideration for the Legacy shares and the shareholder's advance, travelbyus.com issued to John Whyte 3,028,000 of its common shares at an agreed price of $0.725 per share. In addition, the Legacy share purchase agreement provided for the repayment of indebtedness of $50,000 owing to John Whyte by Legacy within 90 days of closing. travelbyus.com repaid on closing indebtedness of $90,000 owing to the Canada Customs and Revenue Agency by Legacy.

     Concurrent with the execution of the Legacy share purchase agreement, Legacy and John Whyte entered into an employment agreement dated December 1, 1999, in which John Whyte agreed to be employed as the President and Chief Executive Officer of Legacy for an initial term of two years.

     1-800-i-Travel(R)

     Pursuant to an asset purchase agreement dated December 7, 1999, among travelbyus.com, Express Vacations, John M. Elliott, Charles Farrell, Peter Adam and Gene Koch, Express Vacations acquired a co-operative marketing program and related assets known as the 800-i-Travel Cooperative Marketing Program. This program utilizes a sophisticated telephone switching technology that will route customers' calls to the closest appropriate member travel agency or to travelbyus.com's call center. As consideration for this marketing program, travelbyus.com issued the 350,000 of its common shares at a price of Cdn$3.46 per common share and warrants to purchase 50,000 of its common shares at an exercise price of US$1 per share expiring December 7, 2002. As additional consideration, Express Vacations agreed to pay for a period of 48 months, as determined under the agreement, a royalty in an amount equal to US$0.10 per good faith consumer call placed to the toll-free numbers 1-800-487-2835 and 1-800-287-2835 from any location, irrespective of call duration. The warrants are exercisable prior to December 7, 2002, provided certain performance criteria are fulfilled. Performance criteria are fulfilled if certain minimum numbers of consumer calls to the two 1-800 numbers have been achieved prior to May, 2001 or the average trading price of travelbyus.com's common shares during November 2000, has been US$4 per common share. In the event the performance criteria are not fulfilled, the 1-800 sellers can exercise an automatic right to re-acquire the 1-800-i-Travel Cooperative Marketing Program and in the event travelbyus.com determines it no longer seeks to utilize the two 1-800 numbers or aggressively market these the 1-800 numbers, travelbyus.com has the right to transfer the 1-800-i-Travel Cooperative Marketing Program back to the sellers.

     Bell Travel Systems

     Pursuant to an asset purchase agreement dated April 3, 2000, among Murray
L. "Jack" Bell, travelbyus.com and travelbyus-IT Incorporated, travelbyus.com acquired Bell Travel Systems. Bell Travel is a travel company which currently has approximately 1,200 travel agency members. As consideration for the assets, travelbyus.com issued 690,558 of its common shares at an agreed price of Cdn$4 per share and paid US$1.9 million in cash.

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

     Concurrent with the execution of the purchase agreement, travelbyus-IT and Murray L. "Jack" Bell entered into a consulting agreement dated April 3, 2000. Mr. Bell agreed to provide services to travelbyus-IT and act as the President of BTS Travel Network, a separate unincorporated division of travelbyus-IT, for an initial term of two years.

     Cruise Shoppes America, Ltd.

     Pursuant to an agreement and plan of merger dated April 4, 2000, among Cruise Shoppes America, Ltd., Gary P. Brown, Michael J. Wild, travelbyus.com and travelbyus-Cruise Shoppes Inc., travelbyus.com acquired all of the issued and outstanding common shares of Cruise Shoppes. Cruise Shoppes is a nationwide cruise and leisure sales organization with over 350 associate travel agencies. As consideration for the Cruise Shoppes shares, travelbyus.com issued 2,619,000 of its common shares at an agreed price of Cdn$4 per share and paid US$1.8 million in cash subject to adjustment. On April 4, 2000, Cruise Shoppes merged with travelbyus.com's wholly owned subsidiary, travelbyus-Cruise Shoppes Inc.

     Concurrent with the execution of the Cruise Shoppes agreement, travelbyus.com and Gary P. Brown entered into an employment agreement dated April 4, 2000, in which Mr. Brown agreed to be President of Cruise Shoppes for an initial term of two years.

     Epoch Technology, Inc.

     On May 23, 2000, travelbyus.com acquired all of the issued and outstanding stock of Epoch Technology Inc. The consideration for the purchase was US$10 million, consisting of US$2 million in cash and 3,280,000 common shares of travelbyus.com. To make this purchase, travelbyus.com borrowed US$1,975,000 from Aviation Group under a 12% note due February 28, 2001, or earlier in certain events, and granted a security interest in the Epoch Technology stock to Aviation Group to secure the loan. The security interest is subordinate to the security interest of the holders of travelbyus.com's 12.5% senior redeemable debentures. Aviation Group obtained the funds for this loan from a US$3 million investor loan that has been guaranteed by travelbyus.com. See "Aviation Group-Business-Recent Debt Financing."

     Epoch Technology is a Dallas-based developer of integrated software for the travel, leisure and hospitality industry. The reservations system developed by Epoch Technology automates all reservations functions at a component level and is integrated with marketing, sales, operations, administration, accounting and finance systems. The reservations system is able to customize the itinerary of an individual traveler within minutes.

     Travel24.com

     On June 16, 2000, travelbyus.com entered into a share exchange agreement with Travel24.com AG to create a strategic partnership through a cross shareholding arrangement. Under this arrangement, travelbyus.com has issued 2 million common shares to Travel24.com in exchange for US$5 million. travelbyus.com has also placed in escrow 11,800,000 newly issued common shares of travelbyus.com that will be exchanged for 1,482,594 newly issued common shares of Travel24.com if three conditions are satisfied. These conditions are
(a) receipt by travelbyus.com of required regulatory approvals, including approval of the Toronto Stock Exchange, (b) receipt by travelbyus.com of a certificate representing the Travel24.com shares, and (c) receipt by Travel24.com of required regulatory approvals, including approval of the German Neuer Market. As a result, on a fully diluted basis if the arrangement were completed currently, travelbyus.com would own approximately 13% of Travel 24.com's common shares and Travel24.com would own approximately 14% of travelbyus.com's common shares. In addition, Travel24.com has loaned US$3 million to travelbyus.com with a maturity date of June 16, 2002. This loan is convertible at Travel24.com's option into common shares at a conversion price of US$2.50 per share, callable by Travel24.com after February 28, 2001 on three months prior written notice, and secured by a lien on all of travelbyus.com's assets, subject to existing liens and to normal bank indebtedness.


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

     The parties would also exchange information on their businesses and financial plans and start to exchange mutual resources such as technology, supplier contracts, tourist flows and similar matters on a preferred status.
The definitive agreements would require the appointment by each company of two observers, to be substituted as soon as practical by two members, to the other company's board of directors. Following completion of the strategic partnership arrangements, the companies also intend to negotiate a full merger proposal between them, to be completed no later than December 31, 2000. Their respective financial advisors will be directed to prepare valuations of the companies to serve as a basis for the merger negotiations.

Legal Proceedings

     On January 14, 2000, a complaint was filed against travelbyus.com in the United States District Court for the Southern District of New York on behalf of Now Voyager Freelance Couriers, Inc. alleging that travelbyus.com breached an agreement to acquire the assets of Now Voyager in exchange for $150,000 or 100,000 common shares valued at $300,000 at the time the complaint was filed. Now Voyager seeks relief in the form of specific performance, along with consequential and incidental damages. An answer to the complaint has been filed with the court together with a counterclaim which seeks the recovery of the benefits conferred by travelbyus.com upon Now Voyager during the period that the acquisition was under consideration.

     travelbyus.com is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of this matter and therefore cannot determine whether this action will have a material adverse impact on the consolidated financial position or results of operations of travelbyus.com. The parties are currently involved in settlement negotiations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis should be read in conjunction with travelbyus.com's consolidated financial statements and the accompanying notes that appear elsewhere in this joint proxy statement/prospectus.

Overview

     In November 1999, the Emerging Issues Task Force of the Financial Accounting Standards Board issued a discussion paper EITF 99-19, Reporting Revenue Gross Versus Net which has not yet been finalized. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101
- Revenue Recognition in Financial Statements. Both of these reports include guidelines for determining the appropriateness of gross versus net revenue reporting practices specifically in the e-commerce and travel sectors. The guidelines focus on determining whether a company in substance acts as principal, agent or broker in a transaction, whether it takes title to the products and whether it assumes the risks and rewards of ownership. travelbyus.com has considered these recent developments in determining its revenue recognition and reporting policies and believes that its current policies are conservative and consistent with this guidance. However, it is possible that these evolving standards may allow or require travelbyus.com to amend its practices for the recognition and reporting of revenue. For the six months ended March 31, 2000 and March 31, 1999, the sales revenues would have been $23,315,743 and zero, respectively, if travelbyus.com had reported revenues on a gross basis. Reported net revenues for the same period were $6,324,012 and zero, respectively.

     Travel sales consist of revenues derived from the sale of travel products including airline tickets, hotel and vacation property accommodations, car rentals, vacation packages including cruises and tours, and volume bonuses and overrides from suppliers of these products. Where travelbyus.com sells airline tickets or provides travel bookings as an agent, at prices determined by the supplier, commission revenue is earned at the time the reservation is made and the payment to the supplier is processed, less an allowance for returns and cancellations based on company specific experience. Where travelbyus.com acquires an inventory of travel services from airlines, hotels, vacation properties, car rental companies and vacation package providers, travelbyus.com determines the selling price of these products, and revenue for these products is recognized upon the customer's scheduled departure date, provided that collection is reasonably assured. Sales are recorded at the gross amount collected from the customer when travelbyus.com has acquired an inventory which is non-returnable and non-refundable. Where the inventory is returnable and/or refundable, sales are recorded at the net amount of the amount paid by the customer less the travel product costs.

     travelbyus.com also earns commissions for booking accommodations and vehicle rentals, and receives certain volume bonuses and overrides from the travel product suppliers. Overrides represent commissions earned on the basis of

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

volumes. Revenues related to accommodations and vehicle rentals are recognized as the customers use the services. Volume bonus and override commission revenues are recognized as specified in the contractual arrangement when the specified targets have been achieved.

     travelbyus.com provides retail travel agencies with access to certain travel product suppliers under preferred supplier agreements. Under these associate marketing programs, the member agencies are charged an annual or monthly license fee. The license fees are recognized on a straight line basis over the license period, when collectibility is reasonably assured.

     travelbyus.com earns revenue from the exchange of advertising media credits for travel credits, which is recognized as the media credits are used by the travel product supplier involved in the exchange. travelbyus.com acquires rights to the use of certain media, including billboards, radio, television and newspaper advertising in exchange for cash payments to media companies. These media credits are exchanged with travel product suppliers in return for travel credits which may be exchanged for their travel products which are in turn sold to third parties. In connection with these arrangements, travelbyus.com may also provide services to travel product suppliers to assist them in placing their advertisements in the available media, the costs of which are added to the carrying value of the media credits exchanged for travel credits. The carrying value of the media credits is used as the basis for the measurement of the exchange transaction, except where the expected net realizable value of the travel credits at the time of the exchange is less than the carrying amount of the media credits in which case the expected net realizable value of the travel credits is used.

     Advertising revenues are also derived from travel product suppliers advertising included in printed marketing and promotional materials prepared by travelbyus.com and delivered to travel agents and customers. Advertising revenues are recognized at the time the marketing and promotional materials are distributed to the travel agents and customers, when collectibility is reasonably assured. Costs of sales comprise the direct costs of developing and producing the marketing and promotional materials. Revenue from the sales of computer data storage equipment is recognized upon delivery of the equipment provided collectibility is reasonably assured.

Results of Operations

     travelbyus.com's results in prior years do not provide a meaningful comparative, due to the change in the nature of business.

     Six-Month Period Ended March 31, 2000 Compared to Six-Month Period Ended March 31, 1999

     Revenues. For the six months ended March 31, 2000, travel sales revenues were $5,989,263 on gross bookings of $23,315,743, associate marketing program revenues were $199,654, advertising revenues were $476,201, and technology revenues were $796,223. Since none of travelbyus.com's travel acquisitions were completed until the fall of 1999, there are no comparable amounts for travel, associate marketing, advertising and technology revenues for the six months ended March 31, 1999. travelbyus.com anticipates that these revenues will increase significantly with the completion of travelbyus.com's booking engine on its Web site in the summer of 2000 and with the acquisitions of BTS Travel Systems and Cruise Shoppes of America in April 2000. Interest and other income for the six months were $266,783 compared to $3,227 for the six months ended March 31, 1999. The increase is due to travelbyus.com holding significantly higher cash balances raised from travelbyus.com's equity financing in December 1999.

     Expenses. General and administrative expenses increased $9,027,580 from $71,290 for the six months ended March 31, 1999 to $9,205,805 for the six months ended March 31, 2000. The increase in expenses is due primarily to the decision to take travelbyus.com in a new direction as a travel company. These costs, which have been included to support travelbyus.com's growth and transition to the travel sector, include wages and benefits for employees at travelbyus.com's new call center in Reno, Nevada, professional fees for travelbyus.com's strategic acquisitions and proposed merger with Aviation Group and travel and promotion to develop new business opportunities in the travel sector and to promote interest in travelbyus.com's business strategy.

     travelbyus.com incurred advertising expenses of $1,180,417, versus none for the six months ended March 31, 1999, as the travelbyus.com brand name was introduced with the brand names currently used in travelbyus.com's operating divisions. Amortization expenses of $126,743, versus $4,435 for the six months ended March 31, 1999 related to capital and intangible assets and deferred finance costs. travelbyus.com also recorded goodwill amortization of

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$1,699,466 as compared to zero in the six months ended March 31, 1999.  Both amounts have increased significantly over the prior period as a result of travelbyus.com's investment in new subsidiaries. travelbyus.com has also accrued $600,000, as compared to none for the six months ended March 31, 1999, for the estimated restructuring charge in connection with the integration and relocation of operations at travelbyus.com's new state-of-the-art call center in Reno.

     Interest expense and debt issue expense of $2,500,877, versus none for the six months ended March 31, 1999, was incurred as a result of travelbyus.com's $11.95 million debenture financing in September 1999.

     Net Loss. The consolidated net loss for the six months ended March 31, 2000 was $12,492,120, or $0.20 per share, compared to $251,430, or $0.01 per share, for the six months ended March 31, 1999. The increased loss was due to the significant expenses incurred to move the Company into the travel sector.

     Nine-Month Period Ended September 30, 1999 Compared to Year Ended December 31, 1998

     travelbyus.com incurred a loss of $1,772,215, or $0.05 per share, during the nine month period ended September 30, 1999 compared to a loss of $1,282,999, or $0.07 per share, for the year ended December 31, 1998. The increased loss reflects management's decision to develop new business opportunities in the Internet travel sector.

     General and administrative expenses for the nine month period ended September 30, 1999 were $1,039,059 as compared to $256,910 for the year ended December 31, 1998. The increased expenditures for the nine month period ended September 30, 1999 were due to professional services required to change travelbyus.com's business from the resource sector to the travel sector, salaries for travelbyus.com's new management team and travel and promotional costs to promote shareholder interest in travelbyus.com's new business plan.

     Website costs of $362,435, versus none for the year ended December 31, 1998, were incurred during the nine month period ended September 30, 1999 primarily for the initial design work of travelbyus.com's Web site. The official launch date of the travelbyus.com Web site was January 21, 2000.

     Financing of the expenditures during the nine month period ended September 30, 1999 was primarily from the 12.5% debenture financing which resulted in gross proceeds of $11,950,000. In addition, travelbyus.com raised net proceeds of $1,136,000 by way of private placement and through the exercise of stock options.

     Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     travelbyus.com incurred a loss of $1,282,999 for the year ended December 31, 1998, compared to a loss of $10,780,020 for the year ended December 31, 1997. The reduced loss in 1998 reflects significantly lower exploration costs and general administrative costs. During the latter part of 1997 and 1998, travelbyus.com focused on minimizing costs.

     General administrative expenses for the year ended December 31, 1998 were $256,910 compared to $528,215 during the prior year. The major components of these costs were salaries and wages, shareholder communications expenses, costs associated with the Toronto office, and travel costs. The lower costs in 1998 are the result of staff reductions and the significant reduction in exploration activity.

     Funding of expenditures in 1998 and 1997 was primarily from private placements of travelbyus.com common shares. During the year ended December 31, 1998, 4,000,000 travelbyus.com common shares were issued under a private placement for net proceeds of $464,634. During 1997, 3,100,000 travelbyus.com common shares were issued under a private placement for net proceeds of $4,683,663. In addition, 500,000 travelbyus.com common shares were issued for net proceeds of $72,500 as part of the acquisition of certain Mexican properties.

Liquidity and Capital Resources

     Financing for travelbyus.com's acquisitions and operating expenses was received from a private placement of special warrants to raise $20 million and a private placement of common shares to raise $10 million. In addition, travelbyus.com received $4,632,075 from the exercise of stock options and share purchase warrants.

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

     During the six months ended March 31, 2000, travelbyus.com received US$2 million as an investment in common shares. Subsequent to March 31, 2000, travelbyus.com agreed to issue 930,000 common shares at US$2.15 per common share for the US$2 million investment.

     In connection with travelbyus.com's planned arrangement with Aviation Group, travelbyus.com has invested $7,277,600 (US$5,000,000) in Series B preferred stock of Aviation Group. The Series B preferred stock has an annual dividend rate of 12% and may be redeemed at the option of Aviation Group after February 28, 2001.

     travelbyus.com also holds 639,912 common shares of Scorpion Minerals Inc., which have a market value of approximately $450,000 as of May 26, 2000.

Principal Shareholders of travelbyus.com

     The following table sets forth certain information, as of May 31, 2000, with respect to the beneficial ownership of shares of travelbyus.com's common stock (i) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) by each director of travelbyus.com and each executive officer of travelbyus.com named in the Summary Compensation Table, and (iii) by all directors and executive officers of travelbyus.com as a group. Unless otherwise indicated, travelbyus.com believes that each person named below possesses sole voting and investment power over his shares of common stock.

           NAME AND ADDRESS                   NUMBER OF SHARES
         OF BENEFICIAL OWNER                 BENEFICIALLY OWNED /(1)/    PERCENT OF TOTAL/(2)/
         -------------------                -------------------        -------------------------

William Kerby                                    6,333,334 /(3)/                  8.0%
204-3237 King George Highway
South Surrey, B.C.
Canada  V4P 1B7
Michael Farrugia                                 1,800,000 /(4)/                  2.3%
John Fenyes                                      1,279,000 /(5)/                  1.6%
John Craig                                          62,500 /(6)/                   *
Jon Snyder                                       1,279,000 /(7)/                  1.6%
Alan Thompson                                      137,500 /(8)/                   *

All executive officers and directors            12,821,334 /(9)/                 15.9%
 as a group (9 persons)

                        _______________________________
*    Less than 1%
(1) This information has been furnished by the respective officers and directors. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or convertible or exchangeable note.
(2) In calculating percentage ownership, all common shares that the named shareholder has the right to acquire upon exercise of any option, warrant or convertible or exchangeable note are deemed to be outstanding for the purpose of computing the percentage of common stock owned by the shareholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other shareholders. Percentages of shares beneficially owned are based upon 78,455,046 common shares outstanding.
(3)  Includes options to purchase 250,000 common shares.
(4)  Includes options to purchase 1,000,000 common shares.
(5)  Includes options to purchase 125,000 common shares.
(6)  Represents options to purchase 62,500 shares.
(7)  Includes options to purchase 125,000 common shares.
(8)  Represents options to purchase 137,500 common shares.
(9)  Includes options to purchase 2,050,000 common shares.

Directors and Executive Officers

     The names, ages, positions and municipalities of residence of the executive officers and directors of travelbyus.com are as follows:

              Name               Age                       Position                                  Residence
-------------------------------  ---  ------------------------------------------------------  ----------------------------
Michael A. Farrugia/(1) (2)/      55  Director and Chairman of the Board                      Bermuda
William Kerby                     42  Director, Vice Chairman and Chief Executive Officer     White Rock, British Columbia
John Fenyes                       52  Director, Executive Vice President and Chief            Sparks, Nevada
                                      Operating
                                      Officer
John H. Craig/(1) (2)/            52  Director and Secretary                                  Toronto, Ontario
Alan Thompson/(1) (2)/            60  Director                                                Vancouver, British Columbia
Jon Snyder                        52  President                                               Reno, Nevada
Grant Kuramoto                    32  Chief Financial Officer                                 Richmond, British Columbia
Joanne Smith                      41  Senior Vice President, Marketing                        Reno, Nevada
John Whyte                        47  Senior Vice President, Commerce                         Toronto, Ontario

_______________________________________
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     The following sets forth certain background information for the executive officers and directors of travelbyus.com, including their principal occupations:

     Michael A. Farrugia was appointed Director and Chairman of the Board in April 1997. Mr. Farrugia is the Chairman and President of MB Capital Investments Ltd., a merchant bank. Prior thereto, Mr. Farrugia was Chairman and President of MB Capital Corp., a securities dealer and merchant bank. Mr. Farrugia also serves as a director on the boards of directors for Scorpion Minerals Inc., MacMillan Gold Corp. and Martlet Venture Management Ltd.

     William Kerby has been Vice Chairman, Chief Executive Officer and a director of travelbyus.com since April 1999. Prior to joining travelbyus.com, Mr. Kerby was the founder, President and Chief Executive Officer of Leisure Canada Inc., a publicly traded company in the travel industry. Leisure Canada Inc. specializes in the development of four and five star hotel and resort properties. During his tenure with Leisure Canada Inc., Mr. Kerby engineered the development of Leisure Canada's travel division assets. These assets included TravelPlus (formerly Goliger's Travel) and Travel Trade International with over 200 agencies across Canada, Altracs Publishing & Multimedia, producing Leisure Canada Magazine and Canadian Traveller, Bluebird Holidays/Tour Division in Great Britain and South Africa, Skyhigh Holidays and Cook Island Holidays in Canada.

     John Fenyes has been Executive Vice President, Chief Operating Officer and director of travelbyus.com and Express Vacations since October 1999. Mr. Fenyes has been involved in the travel industry for over 25 years, holding key positions, including Vice President, Product Development with American Airlines FlyAAway Vacations. During his tenure with American Airways FlyAAway Vacations, Mr. Fenyes developed one of the first in-house vacation package programs. Most recently, Mr. Fenyes was Director of Marketing Programs for ITT, Sheraton and General Manager of "Vacations by Sheraton", now part of the Starwood Group.

     John H. Craig has been Secretary and a director of travelbyus.com since June 1996. Mr. Craig is a partner in the law firm Cassels Brock & Blackwell LLP specializing in securities law. Mr. Craig also serves on the boards of directors for Derlan Industries Limited, Glyko Biomedical Ltd. and TVX Gold Inc.

     Alan Thompson has been a director of travelbyus.com since April 1999. Mr. Thompson has been involved in the tour and travel business for over 40 years, operating in all aspects of the industry including airlines, wholesale and retail. Mr. Thompson founded a wholesale and charter operation in Canada in 1964 which operated a fleet of five 747's with weekly tours to the United Kingdom and Europe. In 1993, the operations were sold. In 1995, Mr. Thompson started a telecommunications company that was a forerunner in the de-regulated local dial tone business in British Columbia. Mr. Thompson sold the telecommunications company to Texas Metronet Inc. in 1998. Mr. Thompson is currently President of the Millbank Group of Companies, which deals in financing, mortgages and venture capital and operates a diversified group of companies.

     Jon Snyder has been President of travelbyus.com and Express Vacations since November 1999. Mr. Snyder has been involved in the travel industry for over 30 years and was one of the principals involved in the creation of American Airlines FlyAAway Vacations program. During his tenure with American Airlines
FlyAAway Vacations, Mr. Snyder served as President.   Due to divorce
proceedings, Mr. Snyder filed for personal bankruptcy protection in 1996.

     Grant Kuramoto has been Chief Financial Officer of travelbyus.com since May 1999. Previously, Mr. Kuramoto served as corporate controller for Manex Services, a company providing management services to publicly traded junior resource companies. Prior to joining Manex Services, Mr. Kuramoto was a business assurance manager with Coopers and Lybrand (now PricewaterhouseCoopers
LLP).

     Joanne Smith has been Senior Vice President, Marketing of travelbyus.com since November 1999 and has over 20 years of marketing expertise. Ms. Smith has held the positions of Vice President, American Eagle; Senior Vice President, Midway Airlines; and most recently, Senior Vice President, Marketing, Reno Air.

     John Whyte has been Senior Vice President, Commerce of travelbyus.com and President and Chief Executive Officer of Legacy since April 1999. Mr. Whyte was co-founder and lead product architect of Rogue Technologies Inc. Previously, Mr. Whyte owned and operated Ontario Taxi Equipment, which was instrumental in introducing the first electronic taximeter in the world. Additionally, Mr. Whyte has had many technical articles and storage-related papers published in technical journals and magazines.

Executive Compensation

     Summary Compensation Table

     The following table contains information about the compensation paid to or earned by travelbyus.com's Vice Chairman and Chief Executive Officer for the nine-month period ended September 30, 1999. During the nine-month period ended September 30, 1999, travelbyus.com had no other named executive officer pursuant to Ontario Regulation 638/93 made under the Ontario Securities Act because, as at September 30, 1999, no executive officer earned more than $100,000 in total salary and bonus. Specific aspects of the compensation of the named executive officer are dealt with in further detail in subsequent tables.

                                                  Summary Compensation Table

                                   Annual Compensation                         Long Term Compensation
                                  ---------------------            --------------------------------------------
                                                                                Grants             Pay-outs
                                                                   --------------------------------------------
                                                       Other                          Restricted
                                                       Annual      Securities         Shares or
Name and                                               Remun-      Under              Restricted
principal              Fiscal      Salary    Bonus     eration     Option/SARs        Share Units    LTIP Pay-      Other Compen-
position               Year         ($)       ($)        ($)       Granted (#)             ($)        outs ($)         sation ($)
----------             ------     --------  -------  -----------   -----------------  -------------  ----------  -------------------

William Kerby/(1)/      1999/(2)/     -       -      81,000/(3)/         500,000            -           -                 -
   Chief Executive
   Officer

Gary German             1998       146,000    -             -                  -            -           -                 -
   former President     1997       150,000    -             -             50,000            -           -                 -

_______________________________________________
(1) Mr. Kerby joined travelbyus.com in April 1999. The information provided for Mr. Kerby represents a six month period.
(2) travelbyus.com changed its year end to September 30 and as such year end information for 1999 represents a nine-month period.
(3) Paid to 151156 Canada Ltd. as a consulting fee for the consulting services of Mr. Kerby.

     Option Grants in Nine Month Period Ended September 30, 1999

     The following table provides details on stock options granted to the named executive officer during the nine-month period ended September 30, 1999 under the terms of travelbyus.com's stock option plan.

     Options Granted During the Nine Month Period Ended September 30, 1999

                                                                        Market Value of
                                                                          Securities
                                                                           Underlying
                  Common Shares       % of Total                           Options on
                     Under         Options Granted         Exercise Price    Date of Grant
     Name        Options Granted    in Fiscal Year         ($/sh.)          ($/sh.)       Expiration Date
---------------  ---------------  -------------------  ---------------  ----------------  ---------------
William Kerby     250,000               9.1%                $0.46        $0.35/(1)/       April 20, 2004
                  250,000               9.1%                $1.00        $0.73/(2)/       June 03, 2004

__________________________________
(1) Based on the closing price of the Common Shares on the TSE on April 20, 1999.
(2)  Based on the closing price of the Common Shares on the TSE on June 3, 1999.

     Options Exercised and Value of Unexercised Option

     The following table provides detailed information regarding options exercised by the named executive officer during the nine-month period ended September 30, 1999. In addition, details on remaining options held are provided.

 Aggregated Option Exercises in the Nine Month Period Ended September 30, 1999
                           and Year End Option Values

                                                                               Value of Unexercised
                                                Unexercised options          in-the-money options at
                  Securities    Aggregate      at Financial Year End            Financial Year End
                 acquired on      value             Exercisable/                   Exercisable/
Name             Exercise (#)  realized ($)      Unexercisable (#)              Unexercisable ($)
---------------  ------------  ------------  --------------------------  --------------------------------
                                             Exercisable  Unexercisable    Exercisable     Unexercisable
                                             -----------  -------------  ---------------  ---------------
William Kerby        100,000   24,000/(1)/
                     150,000   46,500/(2)/       250,000        -           287,500/(3)/          -

_______________________________________
(1) Based on the closing price of the Common Shares on the TSE on August 23, 1999 of $0.70.
(2) Based on the closing price of the Common Shares on the TSE on August 24, 1999 of $0.77.
(3) Based on the closing price of the Common Shares on the TSE on September 30, 1999 of $2.15.

     Other Compensation Matters

     There were no long-term incentive awards made to the named executive officer during the nine month period ended September 30, 1999. There are no pension plan benefits in place for the named executive officer.

     Indebtedness of Directors, Executive Officers and Senior Officers

     During the nine month period ended September 30, 1999, no loans were made by travelbyus.com to any senior officer or director or any key employee of travelbyus.com or any of their other respective associates for any reason whatsoever.

     Compensation of Directors

     None of the directors of travelbyus.com were compensated in their capacity as a director by travelbyus.com during the nine month period ended September 30, 1999 pursuant to any arrangement or in lieu of any standard arrangement save and except through the granting of stock options.

     During the nine month period ended September 30, 1999, options to purchase 1,450,000 common shares of travelbyus.com were granted to directors of travelbyus.com.

     Employment Contracts

     There are no employment contracts between travelbyus.com and the named executive officer and no compensatory plan or arrangement that results or will result from the resignation, retirement or any other termination of employment of such officer's employment with travelbyus.com, from a change of control of travelbyus.com or a change in the named executive officer's responsibilities following a change-in-control.

     Stock Option Plan

     travelbyus.com's stock option plan provides that its board of directors may, from time to time, in its discretion, grant to directors, officers, employees and consultants of travelbyus.com, or any subsidiary of travelbyus.com, the option to purchase common shares, provided that the number of common shares reserved for issuance under the stock option plan shall not exceed 6,500,000 common shares, or such greater number as may be approved from time to time by the shareholders of travelbyus.com. In addition, the number of common shares reserved for issuance to any one person shall not exceed 5% of the issued and outstanding common shares on a non-diluted basis at the time of such grant. All options currently held by directors, officers and employees of travelbyus.com have been granted pursuant to the stock option plan or its predecessor. The stock option plan provides that the terms of the option and the option price shall be fixed by the directors of travelbyus.com subject to the price restrictions imposed by The Toronto Stock Exchange.

     The stock option plan also provides that no option shall be granted to any person except upon recommendation of the directors of travelbyus.com and that only optionees may receive stock options. Stock options granted under the stock option plan may not be for a period of less than one year or longer than ten years and the exercise price must be paid in full upon exercise of the option. Options under the stock option plan are non-assignable. If prior to the exercise of an option, the holder ceases to be an optionee as a result of his or her resignation or discharge, all options granted to the optionee under the stock option plan are terminated and are of no further force or effect. If prior to the exercise of an option, the holder ceases to be an optionee for reasons other than his or her resignation or discharge, the option of the holder shall be limited to the number of shares purchasable by him immediately prior to the time of his cessation of office or employment and he shall have no right to purchase any other shares. Options must be exercised within eighteen months of termination of employment or cessation of position with travelbyus.com, provided that if the cessation of office, directorship, consulting arrangement or employment was by reason of death, the option must be exercised within 12 months after such death, subject to the expiry date of such option. As at the date of this joint proxy statement/prospectus, travelbyus.com has outstanding the following options under the stock option plan:

                                                       Exercise                         Market Value of
                                       Number of       Price Per                         Common Shares
                                     Common Shares      Common                          Under Option on
Name                                  Under Option       Share        Date of Grant      Date of Grant     Expiry Date
----                                  ------------      -------       -------------     ---------------    -----------
Six executive officers as a              237,500         $0.46          Apr. 20/99           $0.35         Apr. 20/04
group                                    250,000         $1.00          Jun. 30/99           $0.50         Jun. 30/04
                                         675,000         $1.65          Nov. 03/99           $1.65         Nov. 03/04

Three directors who are not              300,000         $0.12          Mar. 09/98           $0.11         Mar. 09/03
executive officers as a group            600,000         $0.79          Jun. 03/99           $0.73         Jun. 03/04
                                         250,000         $1.00          Jun. 30/99           $0.50         Jun. 30/04
                                         100,000         $3.90          Jan. 13/00           $3.90         Jan. 13/05

Employees who are not                    388,800         $0.46          Apr. 20/99           $0.35         Apr. 20/04
executive officers or                  1,467,500         $4.28          Dec. 23/99           $4.28         Dec. 23/05
directors as a group                     123,000      $3.80-$4.90     Jan. 05-27/00       $3.80-$4.90    Jan. 05-27/05
                                           9,000         $3.30          Feb. 21/00           $3.30         Feb. 21/05
                                         133,500      $4.39-$4.50     Mar. 06-27/00       $4.39-$4.50    Mar. 06-27/05
                                         115,500         $3.75          Apr. 03/00           $3.75         Apr. 03/05
                                         696,500      $2.35-$3.25     May  01-25/00       $2.35-$3.25    May 01-25/05

Consultants as a group                    89,000         $0.55          Jul. 04/99           $0.48         Jul. 04/04
                                         250,000         $3.30          Dec. 06/99           $3.30         Dec. 06/04
                                         200,000         $3.20          Feb. 09/00           $3.05         Feb. 03/02
                                          50,000         $3.75          Jan. 28/00           $3.75         Jan. 28/01

                          Description of Share Capital

          The authorized capital of travelbyus.com consists of an unlimited number of common shares of which 78,600,006 common shares were issued and outstanding as of May 31, 2000. The following is a summary of the principal attributes of the common shares.

          The holders of the common shares are entitled to receive notice of, attend and vote at any meeting of shareholders of travelbyus.com, except those meetings where only the holders of another class or series of shares are entitled to vote separately as a class or series. The common shares carry one vote per share.

          The holders of common shares are entitled to receive on an equal basis such dividends as may be declared by the board of directors of travelbyus.com, out of funds legally available therefor, subject to the preferential rights of any shares ranking prior to the common shares.

          In the event of the liquidation, dissolution or winding-up of travelbyus.com, the holders of travelbyus.com will be entitled to receive on a pro rata basis all the assets of travelbyus.com remaining after payment of all its liabilities, subject to the preferential rights of any shares ranking prior to the common shares.

          No pre-emptive or conversion rights attach to the common shares, and the common shares when fully paid, will not be liable to further call or assessment. No other class of voting shares may be created without the approval of the holders of the common shares voting separately as a class.

Prior Sales

          The following table contains details of the prior sales of securities of travelbyus.com for the 12-month period prior to the date hereof:

                                               Number of            Aggregate
Date of Issue                                Common Shares          Proceeds (*)
-------------                                -------------           --------

April 1999/(1)/                                20,000,000           $1,200,000
January 1999 to May 2000/(2)/                   1,022,200              419,952
September 1999 to May 2000/(3)/                 6,012,500            4,088,500
October 4, 1999/(4)/                            2,000,000            4,040,000
October 4, 1999/(5)/                              150,000              303,000
October 13, 1999/(6)/                           1,000,000            1,720,000
November 1, 1999/(7)/                           3,462,000            4,916,040
November 1, 1999/(8)/                             150,000              255,000
November 15, 1999/(9)/                          2,855,883            4,997,795
December 1, 1999/(10)/                          5,000,000           13,500,000
December 1, 1999/(11)/                          3,028,000            8,175,604
December 7, 1999/(12)/                            350,000            1,211,000
December 15, 1999/(13)/                         4,000,000           10,000,000
January 26, 2000 /(14)/                         1,146,497            1,777,070
January, 2000 to May 2000/(15)/                   181,750              636,125
February 2000 to May 2000/(16)/                   215,000              537,500
April 3, 2000/(17)/                               690,558            2,589,583
April 4, 2000/(18)/                             2,619,000            9,428,400
April 2000 to May 2000/(19)/                      147,500              100,300
April 2000 to May 2000/(20)/                      300,000              750,000
May 23, 2000/(21)/                              3,280,000            9,184,000

     (*) Shares issued for acquisitions are shown using market price on date of issue.
_____________________________________

(1) In April 1999, travelbyus.com issued and sold on a private placement basis, 20,000,000 common shares at a price of $0.06 per common share.
(2)  Issued upon exercise of stock options.
(3)  Issued upon exercise of debenture warrants.
(4) Issued pursuant to the Gotham/Mr. Cheaps Share Purchase Agreement. See "travelbyus.com -Business-Recent Acquisitions--Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd."
(5) Issued as a finders fee pursuant to the Gotham/Mr. Cheaps Share Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Gotham Media Group, Ltd. and Mr. Cheaps Travel, Ltd."
(6) Issued pursuant to the IT Agreement. See "travelbyus.com-Business-Recent Acquisitions-International Tours, Inc., Galaxsea Cruises and Tours, Inc. and IT Cruise, Inc."
(7) Issued pursuant to the Express Vacations Unit Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions - Express Vacations, LLC."
(8) Issued as a finders fee pursuant to the Express Vacations Unit Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Express Vacations, LLC."
(9) Issued pursuant to the 1999 Travel Magazine Agreement. See "travelbyus.com-Business-Recent Acquisitions-Travel Magazine."
(10) Issued pursuant to the Cheap Seats Share Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Cheap Seats, Inc."
(11) Issued pursuant to the Legacy Share Purchase Agreement. See "travelbyus.com-Business-Recent Acquisitions-Legacy Storage Systems Corp."
(12) Issued pursuant to the 1-800 Agreement. See "travelbyus.com-Business-Recent Acquisitions-1-800-i-Travel."
(13) On December 15, 1999, travelbyus.com completed a private placement of 4,000,000 units at a price of $2.50 per unit. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole unit warrant entitles the holder thereof to purchase one common share at a price of $3.50 per share at any time on or before March 15, 2001. Pursuant to the private placement, travelbyus.com issued 400,000 compensation options to the agent, each unit option is exercisable into one common share at an exercise price of $2.50 per share at any time on or before 4:30 p.m., Toronto time, on March 15, 2001.
(14) Issued pursuant to the 2000 Travel Magazine Agreement. See "travelbyus.com-Business-Recent Acquisitions-Travel Magazine."
(15) Issued upon exercise of unit warrants.
(16) Issued upon exercise of unit options.
(17) Issued pursuant to the BTS Agreement. See "travelbyus.com-Business-Recent Acquisitions-Bell Travel Systems."
(18) Issued pursuant to the Cruise Shoppes Agreement. See "travelbyus.com-Business-Recent Acquisitions-Cruise Shoppes America, Ltd."
(19) Issued upon exercise of brokers' warrants issued in connection with debenture warrants.
(20) Issued upon exercise of special warrants.
(21) Issued upon the purchase of Epoch Technology Inc. See "travelbyus.com-Business-Recent Acquisitions-Epoch Technology Inc."

Interest of Management and Others in Material Transactions

     No director or senior officer of travelbyus.com or any shareholder holding of record or beneficially, directly or indirectly, more than 10% of the issued common shares of travelbyus.com, or any of their respective associates or affiliates, had any material interest, directly or indirectly, in any transaction with travelbyus.com, or in any proposed transaction, within the past three years, except as set out in this prospectus or noted below.

          In April 1999, travelbyus.com completed a private placement of 20,000,000 common shares at an issue price of $0.06. William Kerby, the Vice Chairman and Chief Executive Officer of travelbyus.com, subscribed for 6,083,334 of such common shares for gross proceeds to travelbyus.com of $365,000.

Auditors, Registrar and Transfer Agent

          The auditors of travelbyus.com are PricewaterhouseCoopers LLP, Chartered Accountants, Vancouver, British Columbia.

          The registrar and transfer agent for the common shares is Montreal Trust Company of Canada at its principal offices in the City of Toronto, Ontario.

                                 AVIATION GROUP

Business

General

     Aviation Group was organized in December 1995 to serve as a holding company for businesses beneficially owned by Aviation Group's Chairman of the Board, Lee Sanders. In August 1997, Aviation Group completed its initial public offering of shares of its common stock and redeemable common stock purchase warrants. These shares and warrants are listed and traded on the Nasdaq SmallCap Market and the Boston Stock Exchange.

     Aviation Group provides services and products to airline companies and other aviation firms primarily in the United States. Aviation Group's business consists of:

     - painting and paint stripping services for commercial and freight aircraft at facilities located in Portland, Oregon, New Iberia, Louisiana and Greenville, Mississippi; and

     - the manufacture, sale and repair of aircraft batteries and aircraft and truck weighing scales.

     In August 1999, Aviation Group determined to seek to shift its assets and capital into an industry with significant growth opportunity. In February 2000, Aviation Group entered into letters of intent with Global Leisure and travelbyus.com to effect a three-way business combination intended to effect a shift of its assets and capital into the e-commerce travel industry.

     On May 3, 2000, Aviation Group entered into an arrangement agreement under Ontario, Canada law to acquire travelbyus.com, an e-commerce travel company.

     In March 2000, Aviation Group acquired a controlling stock interest in Global Leisure. Global Leisure is primarily engaged in the wholesale and retail sale of travel packages for both domestic and Pacific Island and Australian destinations. Travel packages created by Global Leisure include airline seats, hotel accommodations, automobile rentals and other land components. Global Leisure contracts with vendors and primarily markets the packages directly to retail travel agents. Aviation Group acquired 100% ownership of Global Leisure in May 2000.

     The principal executive offices of Aviation Group are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, and the telephone number is (214) 922-8100.

History

     Aviation Group's historical business objective has been to grow through acquisition of other aviation-related companies, assets or products or service lines that would complement or expand its existing businesses. Since 1995, Aviation Group has purchased five separate companies. Management believed that acquisitions would enable Aviation Group to leverage its fixed costs of operations and that Aviation Group would be able to use its common stock as the major source of its capital to execute its acquisition strategy.

     Aviation Group acquired:

     - In March 1996, 99% of the outstanding stock of Pride Aviation, Inc. Pride, now known as Aviation Exteriors Louisiana, Inc., engages in the aircraft painting and paint stripping business in new Iberia, Louisiana.

     - In August 1997, all of the outstanding stock of Casper Air Service. Casper operated an aircraft fueling, light maintenance and parts sales business in Casper, Wyoming.

     - In March 1998, all of the outstanding equity interests in Aero Design, Inc. and Battery Shop, L.L.C. Aero Design and Battery Shop manufacture, sell and repair aircraft replacement batteries at their facilities near Nashville, Tennessee.

     - In August 1998, all of the common stock of General Electrodynamics Corporation. General Electrodynamics, which is based in Arlington, Texas, manufactures and sells truck scales, aircraft scales and other aviation components used by the aviation maintenance and transportation industries.

     While management was successful in identifying additional candidates that met its acquisition criteria, the trading price and volume of Aviation Group's shares created a significantly negative environment for acquiring aviation businesses using its stock as consideration. Aviation Group management has endeavored since 1998 to remedy this condition, while continuing to incur high corporate overhead costs necessary to properly operate and maintain a larger aviation service enterprise.

     In August 1999, the Aviation Group's board of directors approved a management plan to engage investment advisors and pursue the additional strategy of selling all or part of Aviation Group's businesses. The major factors influencing this decision were:

     - Aviation Group's stock was trading below the value of its existing underlying companies;

     - acquisitions of new companies at then existing share price levels would be dilutive to existing shareholders; and

     - continuation of its historical corporate overhead strategy would erode shareholder value.

     Aviation Group commenced discussions with third parties regarding a sale or merger of the entire enterprise or the sale of certain remaining segments of Aviation Group's operations on an individual basis. Various parties interested in Aviation Group's status as a public company expressed interest in a business combination, spin-off, or other transaction. While this process was underway, management cut overhead costs and focused its energies on the maximization of cashflows from its existing business units.

     On December 31, 1999, Aviation Group's subsidiary Tri-Star Airline Services, Inc. sold all of its ground handling assets and operations, primarily located at Dallas-Ft. Worth International Airport, to Tri-Star Acquisition Corp., d/b/a Servisair Texas, Inc. The purchase price was $1,500,000 in cash. Tri-Star Airline Services retained all accounts payable, accounts receivable and inventories of the business.

     On February 8, 2000, Casper Air Service sold its operations and most of its assets located in Casper, Wyoming to Casper Jet Center Fueling, L.L.C. The purchase price was $200,000 in cash and the assumption by Casper Jet Center Fueling of approximately $600,000 of Casper Air Service's accounts payable. Casper Air Service retained its inventory of aircraft parts, three aircraft and all of its accounts receivable. Casper Air Service intends to sell or otherwise realize on these retained assets before June 30, 2000 and will not continue in business.

     In late February 2000, Aviation Group entered into letters of intent and publicly announced a proposed three-way business combination with Global Leisure and travelbyus.com. The business combination contemplated the acquisition by Aviation Group of the other two companies with financing provided by travelbyus.com and private investment capital raised by Doerge Capital Management. Doerge Capital's clients and affiliates had previously invested significant capital into Global Leisure. On May 10, 2000, Aviation Group completed the acquisition of Global Leisure as described below.

Acquisition of Global Leisure Travel, Inc.

     On May 10, 2000, Aviation Group completed its acquisition of Global Leisure. Global Leisure is now a wholly owned subsidiary of Aviation Group. As consideration for the purchase, Aviation Group issued:

     - $16,500,000 in liquidation preference, represented by 1,650 shares, of its Series A convertible preferred stock and Series A warrants to purchase 750,000 shares of its common stock at an exercise price of $5 per share, to the former owners of Global Leisure in exchange for the transfer or cancellation of the stock and indebtedness owned by them and their affiliates; and

     - Series B warrants to purchase 3,500,000 shares of its common stock at an exercise price of $3 per share, to the former warrantholders in Global Leisure in exchange for cancellation of their warrants.

     In connection with the acquisition, Aviation Group also invested $20.9 million in Global Leisure. These funds were used primarily to pay debts and other payables of Global Leisure. The financing for this investment by Aviation Group in Global Leisure was provided by:

     - $5.0 million invested by travelbyus.com through the purchase of 500 shares of Series B preferred stock from Aviation Group at $10,000 per share;

     - $2.0 million invested by private investors in the purchase of 750,000 shares of Aviation Group common stock at $2.667 per share; and

     - Approximately $16.5 million invested by private investors in the purchase of 1,653 units of Aviation Group's Series B preferred stock and Series C warrants, at a price of $10,000 per unit, each unit consisting of one share and 750 warrants.

     Upon the completion of both the arrangement with travelbyus.com and the acquisition by Aviation Group of Global Leisure and related financing, Aviation Group agreed to deliver to the broker/dealer arranging the financing, Doerge Capital Management, a division of Balis Lewittes & Coleman, Inc., a fee of $1.0 million and warrants to purchase 1.5 million shares of common stock of Aviation Group at a weighted average exercise price of $4.07 per share.

Existing Business

     Besides Global Leisure, Aviation Group has two business divisions. These business divisions are as follows:

     - Aircraft Paint Services Division: This division is made up of aircraft paint services provided by three of Aviation Group's subsidiaries. Aviation Group's subsidiaries, Aviation Exteriors Louisiana, Inc. and Aviation Exteriors Portland, Inc., provide painting and paint stripping services for commercial and freight aircraft at their facilities located in New Iberia, Louisiana and Portland, Oregon. Their primary customers are United Parcel Service and Federal Express. In January 1999, Aviation Group executed a lease and established a new paint facility at Greenville, Mississippi through a new subsidiary, Aviation Exteriors Greenville, Inc.

     - Aircraft Products Division: Aviation Group manufactures and sells certain types of aircraft components and equipment through three of its subsidiaries. Aero Design manufactures and sells aircraft batteries for the commercial airline industry. Battery Shop repairs batteries for the aviation industry. General Electrodynamics Corporation primarily manufactures and sells aircraft and truck weighing scales.

Business of Global Leisure Travel, Inc.

     Global Leisure provides travel related services primarily through retail travel agencies. Global Leisure is a seller of bulk travel services, maintaining several wholesale and discount contracts with leading providers of travel in the industry. Global Leisure maintains contracts with several major airlines, hotel operators and touring companies, including United Airlines, Continental Airlines, Delta Airlines, Hawaiian Airlines, Alaskan

Airlines, Outrigger Hotels Hawaii, and Hotel Corporation of the Pacific d/b/a Aston Hotels & Resorts. These contracts allow Global Leisure to purchase airline tickets, hotel reservations and travel packages at wholesale prices.

     Global Leisure's travel products are resold to the public through retail travel agents and other sellers. Several tradenames under which Global Leisure operates are "Sunmakers," "Kailani Hawaii Tours" and "Hawaii Leisure." Global Leisure has contracts with travel agencies and suppliers of travel in Washington, Hawaii, Nevada and California. These agencies have designated Global Leisure as a preferred supplier for all destinations and products that Global Leisure or its subsidiaries offer in exchange for certain sales-based commissions. In most of its contracts, Global Leisure competes for a block of tickets with other wholesale travel suppliers.

     As of May 1, 2000, Global Leisure employed 132 people. Global Leisure maintains an employment agreement with Michael Lavigne through December 31, 2000. Mr. Lavigne may receive up to the amount of his salary through the end of the term of the contract if he is terminated without cause. Global Leisure leases 28,614 square feet of office space in Seattle, Washington, its main headquarters, and one floor of an office building in Bellingham, Washington.

Recent Debt Financing

     In May 2000, Aviation Group issued to SW Pelham Fund, L.P. a promissory note in the principal amount of $3.0 million requiring quarterly interest payments at an annual rate of 12%. In connection with the promissory note, Aviation Group issued to SW Pelham Series D warrants to purchase 225,000 shares of its common stock at an exercise price of $2.125 per share, subject to shareholder approval if required by Nasdaq rules. The Series D warrants expire on the earlier of May 8, 2005, or two years after the effective date of a registration statement filed for the resale of the common stock underlying the Series D warrants. Aviation Group is required to register for resale with the SEC the shares of common stock purchasable under the warrants. The promissory note has been unconditionally guaranteed by travelbyus.com. Aviation Group is also required to use the proceeds from the note to finance acquisitions by travelbyus.com or Aviation Group. The promissory note is payable in full on February 28, 2001. SW Pelham will have the option to require Aviation Group to repay the promissory note early if:

     - the closing of the arrangement, the closing of at least one acquisition and the approval by Aviation Group's shareholders of the issuance of the Series D warrants, if required by Nasdaq rules, have not taken place on or before September 30, 2000; or

     - William Kerby ceases to be the chief executive officer of Aviation Group and actively involved in the management and operation of Aviation Group.

     On May 25, 2000, Aviation Group loaned $1,975,000 of these loan proceeds to travelbyus.com for its acquisition of Epoch Technology Inc. The terms of the loan were similar to the terms of the loan from SW Pelham. The loan is secured by a security interest in the stock of Epoch Technology, except that the security interest is subordinate to a security interest in the stock in favor of the holders of travelbyus.com's 12.5% senior redeemable debentures.

Advertising and Marketing

     Most of Aviation Group's revenues from its aircraft paint and products businesses come from direct sales and customer referrals. Aviation Group also utilizes direct mailings and trade journal advertisements as a secondary source of advertising and public relations. Aviation Group has a full-time marketing representative who directly contacts the maintenance and service executives of airlines and other aviation customers to generate business.

Customers

     Aviation Exteriors Louisiana and Aviation Exteriors Portland provide stripping and painting services to major carriers in the airline industry. Their past and current customers include United Airlines, Continental Airlines, Boeing Commercial Aircraft Group, Federal Express, United Parcel Service, Delta Airlines, Southwest Airlines, Northwest Airlines and Piedmont Airlines.

     Aero Design, Battery Shop and General Electrodynamics sell their products to aircraft parts distributors and airlines around the world. They also sell their products directly to airlines in certain instances. Since the recent completion of the FAA approval process for their generic battery product lines, Aero Design and Battery Shop have increased their marketing activities and hope to achieve significant revenue growth during the 2000 fiscal year and beyond.

Regulation

     Environmental Regulation

     Aviation Group must comply with federal, state and local environmental protection laws and related regulations in its operations and facilities. These laws and regulations are particularly applicable to the paints and paint stripping chemicals and solvents used by Aviation Group in its operations and to the disposal of batteries. Aviation Group could be held liable as a current or former operator for releases of hazardous substances at its facilities.
Aviation Group could also incur liability for cleanup costs at off-site facilities to which it ships hazardous substances for treatment, handling, storage, or disposal. Management of Aviation Group believes that its operations and facilities are in material compliance with all federal, state and local environmental laws and regulations and that Aviation Group's hazardous waste management practices minimize the potential for release of hazardous substances into the environment. Aviation Group has not experienced any significant environmental regulatory problems in the past. To date, it has not been subject to any significant fines, penalties or other liabilities under these laws and regulations. However, Aviation Group cannot assure you that these laws or regulations may not require it to make significant expenditures or otherwise may have a material adverse impact on its future operations or financial condition.

     Aviation Regulation

     The FAA regulates all aspects of the airline and aircraft industries. Aviation Group's subsidiaries have certifications from the FAA to operate aircraft repair stations. These certifications are limited as to the kinds of repair and maintenance activities that may be performed by Aviation Group's subsidiaries at their certified facilities. The FAA regularly inspects these facilities for compliance with FAA regulations and guidelines. Failure to comply with FAA regulations and guidelines could result in a loss of certification. A loss of certification for a particular facility would prevent that facility from performing any aircraft repair or maintenance operations. Aviation Group believes that its subsidiaries are in compliance in all material respects with the FAA's regulations and guidelines. Nevertheless, these regulations and guidelines, or any FAA enforcement actions, could have a material adverse effect on Aviation Group's future operations and financial condition.

Competition

     Each of Aviation Group's subsidiaries directly competes with other companies in the airline services industry. Many heavy maintenance facilities perform aircraft stripping and painting services as an adjunct to their maintenance operations. The owners of these heavy maintenance facilities include Dee Howard Company, Pemco, Tramco, Inc. and Raytheon.

     Aero Design and Battery Shop compete primarily with SAFT America, Inc. and Marathon Power Technologies Company, both of which are much larger and have greater financial resources. General Electrodynamics competes with InterComp Company, a privately held miscellaneous scale manufacturer, Load-O-Meter Corporation and PAT America, Inc., as well as numerous other public and private manufacturers of other aviation components, many of which are larger and have greater financial resources.

     Global Leisure competes with other wholesale and retail suppliers of travel packages. In its primary markets of Pacific Island and Australian destinations, Global Leisure competes with Pleasant Hawaiian Holidays and All About Travel, which are larger and have greater financial resources.

Employees

     At May 31, 2000, Aviation Group had approximately 291 employees. Aviation Exteriors Louisiana and Aviation Exteriors Portland have approximately 250 employees, depending upon seasonality. At May 31, 2000, Aero Design and Battery Shop had eight employees and General Electrodynamics Corporation had 39 employees. Corporate management has two employees. Management believes its employee relations are good. No employees are covered by collective bargaining agreements.

Insurance

     Aviation Group carries $200,000,000 of insurance for general aviation liability and $200,000,000 of hangar keeper insurance, as required by its customers, and customary coverage for other business insurance. While Aviation Group believes its insurance is adequate, we cannot assure you that this coverage will fully protect Aviation Group against all losses which it might sustain. Aviation Group's insurance for aircraft liability carries a deductible requiring it to pay $20,000 of any loss or damage.

Properties

Hangar Facilities for Paint Operations

     Aviation Exteriors Louisiana leases four aircraft hangars and office space at Acadiana Regional Airport from the Iberia Parish Authority in New Iberia, Louisiana. One lease having an annual rent of $120,000 expires August 1, 2000. An adjacent hangar has a term expiring in October 2023 and requires annual rent of $158,000. The third lease expires on February 1, 2001 and has an annual rent of $60,000. Each of the three leases allows the Iberia Parish Authority and Aviation Exteriors Louisiana to agree to extend the lease terms and provides for 10% rent increases every five years.

     Aviation Exteriors Louisiana has also executed a 30-year operating lease with the Iberia Parish Authority to obtain funds from the State of Louisiana to build a larger hangar for the housing and maintenance of Boeing 747 aircraft. The State of Louisiana and the U.S. government have approved grants totaling $4.5 million to pay part of the cost of construction of a hangar at Acadiana Regional Airport. Iberia Parish Authority financed the remaining cost of the hangar construction through a bond issuance. This project is targeted for completion in the summer of 2000. After the hangar is complete, the annual rent will be $420,000. The estimated total cost to build the hangar is $9,500,000.

     Aviation Exteriors Portland leases two hangars and office space at the Airtrans Center at Portland International Airport in Portland, Oregon. The facility is presently being used to paint aircraft for Federal Express. Rent under the lease is equal to 10% of the revenues of Aviation Exteriors Portland earned from its Portland painting activities.

     Aviation Exteriors Greenville leases one hangar at the Mid Delta Regional Airport in Greenville, Mississippi. This lease expires in 2009. Aviation Exteriors Greenville pays rent in the amount of $9,000 per month for the facility.

Dallas Office Space

     Aviation Group also occupies 5,900 square feet of office space at 700 North Pearl Street, Suite 2170, Dallas, Texas, pursuant to a lease that expires in September 2003. Aviation Group pays rent in the amount of $7,120 per month for this office space. It has subleased 4,500 square feet of this space to third parties for $5,000 per month.

Nashville, Tennessee Facilities

     Aero Design utilizes approximately 3,000 square feet of manufacturing and office space in Nashville, Tennessee under a two-year lease at the monthly rate of $1,500, plus expenses. These facilities are deemed adequate for the growth of Aero Design and Battery Shop during the 2000 fiscal year. Aviation Group believes that there are suitable facilities in the area sufficient to support additional growth.

Arlington, Texas Facilities

     General Electrodynamics Corporation operates an approximately 20,000 square-foot manufacturing and operating facility in Arlington, Texas under a short term lease. Rent payments are $5,000 per month plus all utilities and taxes.

Legal Proceedings

     Aviation Group is not involved in any material pending legal proceeding other than ordinary routine litigation considered to be incidental to its business and other than the following litigation.

     In August 1997, Aviation Group bought Casper Air Service. Aviation Group promised the sellers additional consideration if certain conditions were satisfied. In August 1998, Aviation Group filed a lawsuit seeking a declaratory judgment in its favor that the conditions to this additional consideration had not been met. The sellers filed a suit at the same time seeking payment of amounts allegedly owing to them. The dispute is presently being litigated as Frederick C. Werner, et al. v. Aviation Group, Inc., Civil Action No. 98-CV-
---------------------------------------------------
1062-B, United States District Court for Wyoming. Management presently believes that its position regarding the nonpayment of these sums will ultimately be upheld. On June 16, 2000, the court granted summary judgment in favor of Aviation Group.

Selected Financial Data

     Certain selected financial data for Aviation Group appears under the captions "Selected Historical Consolidated Financial Data of Aviation Group" and "Comparative Per Share Data" in this joint proxy statement/prospectus.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     A key element of Aviation Group's strategy historically involved growth through acquisitions of other companies, assets or product or service lines that would complement or expand Aviation Group's existing businesses. Since 1996, Aviation Group has purchased five separate companies. Management believed that acquisitions would enable it to leverage its fixed costs of operations and further expand the products and services that it could offer to its customers. Aviation Group intended to use its common stock as the major source of its capital to execute its acquisition strategy.

     While management was successful in identifying candidates that met its acquisition criteria, the trading price of Aviation Group's shares and the level of trading volume experienced in the public marketplace has created a significantly negative environment for acquiring aviation businesses for Aviation Group using its stock as consideration. Aviation Group's management has endeavored since 1998 to remedy this condition, while continuing to incur high corporate overhead costs necessary to properly operate and maintain a larger aviation service enterprise.

     In management's view, (a) Aviation Group's stock has traded below the value of its existing underlying companies, (b) acquisitions of additional aviation service companies at present share price levels would be dilutive to existing shareholders, and (c) continuation of its historical corporate overhead strategy would erode shareholder value. Additionally, Aviation Group's operating subsidiaries would continue to be hindered by the corporate overhead associated with Aviation Group's original strategy of acquiring additional aviation companies with a combination of cash and Aviation Group's common stock. Accordingly, in August 1999, Aviation Group's board of directors approved a management plan to engage investment advisors and pursue the additional strategy of selling or merging all or part of Aviation Group's businesses.

     During the quarter ended December 31, 1999, Aviation Group sold its Tri-Star Airline Services ground handling subsidiary operations. On February 8, 2000, Aviation Group sold its Casper Air Service general aviation fixed base operations. Both businesses were sold to unrelated third parties, and together generated a net gain on sale to Aviation Group of $600,000.

     In February 2000, Aviation Group entered into letters of intent and publicly announced a proposed three-way business combination with travelbyus.com and Global Leisure. Global Leisure is a Seattle, Washington-based travel business specializing in the sale of Hawaiian and other Pacific-region vacation tour and other travel products to consumers. travelbyus.com is an Internet-based travel company. The business combination contemplates the acquisition by Aviation Group of these two companies with financing provided by travelbyus.com and private investment capital raised by Doerge Capital Management, Aviation Group's financial advisor for this transaction. Additionally, Aviation Group engaged the investment firm of CIBC World Markets Corp. to review the transaction with travelbyus.com ltd. and express an opinion regarding the fairness of the terms to Aviation Group shareholders.

Results of Operations

     The following discussions and tables set forth a summary of the major categories, presented by division, of revenues, costs of goods sold and operating expenses. These historical results are not necessarily indicative of results to be expected for any future period.

                                             Year Ended June 30,         Nine Months Ended March 31,
                                            ---------------------       -----------------------------
                                               1998       1999                1999       2000
                                              ------     ------              ------     ------
Total Company                                 (Unaudited 000's)               (Unaudited 000's)
-------------                                 -----------------               -----------------
Revenues                                      $11,043   $ 15,097             $11,941    $ 9,359
Cost of revenue                                (8,380)   (10,129)             (7,187)    (5,890)
Operating and other expenses                   (1,638)    (3,636)             (3,313)    (3,693)
                                              -------   --------             -------    -------
Operating division income                       1,005      1,332               1,441    $  (224)
                                              -------   --------             -------    -------

Corporate overhead                             (1,589)    (1,534)             (1,470)    (1,304)
Depreciation and amortization                    (469)      (674)               (541)      (505)
Non-recurring (costs/gains) incurred (1)         (644)      (509)               (314)      (221)
Acquisition activity costs incurred (2)          (100)      (262)                  -          -

Gain on sale of subsidiaries, net                   -          -                   -        600
Interest income                                     -          2                   2          3
Interest expense (3)                             (200)      (461)               (221)      (493)
                                              -------   --------             -------    -------

Pre-tax (loss) income                         $(1,997)  $ (2,106)            $(1,103)   $(2,144)
                                              =======   ========             =======    =======
------------------------------------------------------------------------------------------------

(1) Includes operating losses and costs incurred in departments eliminated by Aviation Group along with certain start-up costs associated with adding new product and service lines of business. See the following division summaries for more information.
(2) Includes costs associated with Aviation Group's pursuit of acquisitions and related purchase-price financing, including $123,000 in non-cash expense during the June 30, 1999 fiscal year relating to the issuance of common stock warrants to third parties for investment/acquisition services.
(3) Includes $149,000 in non-cash financing costs during the June 30, 1999 fiscal year associated with Aviation Group's restructuring of certain debt payments and stock price guarantees described in Note H to Aviation Group's final statements.

     Aircraft Paint Services and Products Divisions

     Revenues consist primarily of gross revenues from stripping and painting and other aircraft coating services to major passenger and freight airlines and corporate aircraft and aviation related companies. During fiscal 1999, Aviation Group executed a hangar-facility operating lease and incurred start up costs leading to the opening of a new paint facility in Greenville, Mississippi. Start-up costs for this facility for the nine months ended March 31, 2000 were $131,000. This location commenced operations during the quarter ended March 31, 2000.

     Aviation Group's paint operations and related revenue and income can vary significantly from quarter to quarter based upon seasonality and scheduling factors of its major customers. During fiscal 1999, Aviation Group experienced significant revenue and income in the first and second fiscal quarters, and its third and fourth quarters were relatively flat. During this current fiscal 2000 year, Aviation Group experienced its slow season during the first and second quarter, and all of its facilities are scheduled to return to historical utilization levels during the fourth fiscal quarter.

     Aviation Group's Aero Design battery manufacturing subsidiary is positioning for significant growth. During the fiscal 1999 year, Aero Design applied for and won approval from the FAA for numerous additional manufacturing licenses relating to its line of commercial and general aviation replacement batteries. These licenses will allow Aero Design to focus its activities in fiscal 2000 on growth in sales and operating profits. General Electrodynamics Corporation (acquired in August 1998) comprises the remaining operating activities of the aircraft products division.

     Costs of revenues consist largely of direct and indirect labor, direct material and supplies, insurance and other indirect costs applicable to the completion of each contract or order. Operating expenses consist of all general and administrative and operating costs not included in costs of sales, including but not limited to facilities rent, indirect labor and other overhaul costs.

     During the year ended June 30, 1999, the paint division performed services for three customers whose sales represented 75% of total revenues of this division. For the year ended June 30, 1998, the paint division performed services for one customer whose sales represented 68% of total revenues for this division.

                                                                                           Nine months ended
                                                    Year Ended June 30,                        March 31,
                                                 --------------------------                    ---------
Aircraft Paint Services and Aircraft Products          1998          1999               1999              2000
-----------------------------------------------        ----          ----               ----              ----
Divisions                                                 (000's)                          (Unaudited 000's)
---------                                                 -------                           ----------------
Revenues                                             $11,043      $ 15,097            $11,941         $   9,359
Cost of revenue                                       (8,380)      (10,129)            (7,187)           (5,890)
Operating and other expenses                          (1,362)       (3,372)            (3,313)           (3,693)
                                                     -------      --------            -------         ---------
Recurring division income (loss)                     $ 1,301      $  1,596              1,441              (224)
                                                     -------      --------            -------         ---------
Depreciation and goodwill amortization                  (462)         (652)              (525)             (483)
Facility start-up and restructuring costs(1)            (296)         (264)                 -                 -
Interest income                                            -             -                  -                 3
Interest expense                                         (37)         (166)              (113)             (242)
                                                     -------      --------            -------         ---------

Pre-tax (loss) income                                $   506      $    514            $   803         $    (946)
                                                     =======      ========            =======         =========

________________________________________
(1) Includes $223,000 in start-up costs relating to the opening of the Greenville, Mississippi facility and $41,000 in costs relating to the transfer of remaining Dallas paint operations to New Iberia, Louisiana during the year ended June 30, 1999. Includes $207,000 relating to the Dallas paint operations and related transfer to Louisiana, and $89,000 in Portland, Oregon start-up costs relating to the multi-year Federal Express contract incurred during the year ended June 30, 1998.

Former Ground Handling & Service Division

          Aviation Group's ground handling and service division derived revenue primarily by providing commercial airlines with a variety of support services including aircraft interior cleaning, exterior washes, lavatory and water services and ramp services and baggage handling. On December 31, 1999, Aviation Group sold this operation to a non-affiliated third party. Aviation Group received $1,500,000 cash for the operating assets, and retained cash, receivables, and other working capital with a net realizable value of approximately $200,000. Following is a financial summary of ground handling and service operations. For the 12-month periods ended June 30, 1999 and 1998, these results are included in the operating results with those of Aviation Group's other operating divisions. For the nine month periods ended March 31, 2000 and 1999, they are included on a net basis, along with the Casper Air Service fixed base operations, in Aviation Group's financial statements as Income from Discontinued Operations.

                                                                            Nine months ended
Ground Handling & Services                  Year Ended June 30,                  March 31,
--------------------------                -----------------------                ---------
                                          1998               1999           1999          2000
                                          ----               ----           ----          ----
                                                 (000's)                    (Unaudited 000's)
                                                 -------                    -----------------
Revenues                                $ 1,462         $ 1,553            $1,124    $     766
Cost of revenue                          (1,050)           (811)             (590)        (522)
Operating and other expenses               (328)           (455)             (389)        (147)
                                        -------         --------           ------    ---------
Recurring division income               $    84         $   287               145           97
                                        -------         --------           ------    ---------
Depreciation and amortization               (49)           (110)              (84)         (27)
Non-recurring facility shutdown costs       (73)            (41)                -            -
Interest income                               -               -                 -            -
Interest expense                             (8)            (14)              (18)         (16)
                                        -------         -------            ------    ---------

Pre-tax (loss) income                   $   (46)        $   122            $   43    $      54
                                        =======         =======            ======    =========

     Former Fixed-Base Operations

     In August 1997, Aviation Group acquired Casper Air Service, Inc., which operated a fixed-base operation in Casper, Wyoming. This operation, located at Natrona County International Airport in Casper, Wyoming, provided fuel and light maintenance services to general aviation, corporate and light freight aircraft customers. On February 8, 2000, the operating assets of this division were sold to an unrelated private third party. Aviation Group received $200,000 in cash for the operating assets of this division, plus the buyer assumed $600,000 in related accounts payable. Aviation Group retained its ownership in Casper's accounts receivable, inventories, and certain aircraft which will be sold during fiscal 2000. Following is a financial summary of Casper's operations for the 12-month periods ended June 30, 1999 and 1998. These results are included in the operating results with those of Aviation Group's other operating divisions. For the nine month periods ended March 31, 2000 and 1999, they are included on a net basis, along with the ground handling and service operations, in Aviation Group's financial statements as Income from Discontinued Operations.

                                                                               Nine months ended
                                            Year Ended June 30,                     March 31,
                                          -----------------------                   ---------
                                          1998               1999              1999          2000
                                          ----               ----              ----          ----
                                                 (000's)                       (Unaudited 000's)
                                                 -------                       -----------------
Fixed-Base Operations Division
------------------------------
Revenues                                $ 5,739          $ 5,903           $ 4,548        $   1,689
Cost of revenue                          (5,188)          (5,464)           (3,576)          (1,551)
Operating and other expenses               (881)            (446)           (1,184)            (318)
                                        -------          -------           -------        ---------
Recurring division income (loss)           (330)              (7)             (212)            (180)
                                                                           -------        ---------
Depreciation and amortization              (175)            (194)              (87)             (66)
Loss from eliminated departments            (33)            (325)                -                -
Interest income                              47                9                 1                1
Interest expense                           (107)            (114)              (59)             (30)
                                        -------          -------           -------        ---------
Operating loss                          $  (598)         $  (631)          $  (357)       $    (275)
                                        =======          =======           =======        =========

Corporate Overhead

     Operating expenses consist of all general and administrative and operating costs to provide management to Aviation Group's divisions, to support expected growth, and to seek acquisition targets not directly attributable to the divisions' operations. These charges include legal, accounting, travel and other related overhead. Aviation Group incurred $262,000 during the fiscal year ending June 30, 1999 and $100,000 during the fiscal year ending June 30, 1998 in non-amortizable acquisition related costs. For the nine months ended March 31, 2000 and 1999, such amounts were

$139,000 and $140,000. Direct costs associated with Aviation Group's status as a public company, along with increases in travel and corporate marketing and operations accounted for the rise is overhead in the 1999 fiscal year.


                                                                        Nine months ended
                                             Year Ended June 30,            March 31,
                                            ---------------------          -----------
                                            1998             1999       1999          2000
                                           ------           ------     ------        ------
Corporate Overhead                            (Unaudited 000's)           (Unaudited 000's)
------------------                            -----------------           -----------------
Operating and other expenses              $(1,589)         $(1,534)   $(1,330)       $  (1,165)
Depreciation and amortization                  (7)             (22)       (16)             (21)
Acquisition activity costs (1)               (100)            (262)      (140)            (139)
Interest income                                 -                2          2                -
Interest expense (2)                         (163)            (295)      (108)            (251)
                                          -------          -------    -------        ---------
Total corporate expenses
                                          $(1,859)         $(2,111)   $(1,592)       $  (1,576)
                                          =======          =======    =======        =========

______________________________________
(1) Includes costs associated with Aviation Group's pursuit of acquisitions and purchase-price financing related thereto, including $123,000 in non-cash expense during the June 30, 1999 fiscal year relating to the issuance of common stock warrants to third parties for investment/acquisition services.
(2) Includes $149,000 in non-cash financing costs during the June 30, 1999 fiscal year associated with Aviation Group's restructuring of certain debt payments and stock price guarantees as described in Footnote H to its financial statements. Also includes $130,000 in non-cash interest expense for the six-months ended December 31, 1998 relating to the issuance of common stock warrants associated with Aviation Group's $600,000 short term notes. These notes were repaid in January 2000.

Seasonality and Variability of Results

     Aviation Group's aircraft and paint division experiences significantly seasonality and quarter-to-quarter variability in its stripping and painting operations. Scheduling of Aviation Group's paint customer fleet deliveries can significantly affect quarter-to-quarter results as well. During fiscal 1999, Aviation Group experienced significant revenue and income in the first and second fiscal quarters, and its third and fourth quarters were relatively flat. During this current fiscal 2000 year, Aviation Group experienced its slow season during the first and second quarter, and its facilities are scheduled to return to historical utilization levels during the fourth fiscal quarter. Significant changes in such scheduled operations could have a material adverse effect on Company operations. With the sale of its ground handling and fixed base operations, a significant percentage of Aviation Group's current revenue is generated by its aircraft paint operations. Management, therefore, is required to plan cash flow accordingly.

Fiscal Year Ended June 30, 1999 Compared to the Fiscal Year Ended June 30, 1998

     Aviation Group's net revenue from continuing operations increased by $4,054,000 or 37%, for the year ended June 30, 1999 compared to the year ended June 30, 1998. These increases were from our acquisition of Aero Design and General Electrodynamics Corporation, and increases in paint operations at our Portland location.

     Aviation Group's cost of revenues increased by $1,749,000 to $10,129,000 for the year ended June 30, 1999 from $8,380,000 for the year ended June 30, 1998. This increase in cost of revenues resulted primarily from the acquisitions of Aero Design and General Electrodynamics Corporation. Cost of revenues decreased as a percentage, relative to net revenue, to 67%, for the fiscal year ended June 30, 1999 from 75% for the year ended June 30, 1998. This improvement is the result of improvements in paint operations and increases in battery sales, which generate higher margins.

     Aviation Group's continuing operating expenses increased by $2,115,000 to $5,482,000 for the year ended June 30, 1999 from $3,367,000 for the year ended June 30, 1998. This increase in operating expenses resulted primarily from the acquisitions of Aero Design and General Electrodynamics Corporation, and internal growth in our paint operations. Corporate overhead also included $123,000 in expense related to the value of Aviation Group's common stock warrants issued to certain financial and investment advisors relating to acquisition activities.

     Goodwill amortization and depreciation increased by $205,000 to $674,000 for the year ended June 30, 1999. This increase related to Aviation Group's acquisition of Aero Design and General Electrodynamics Corporation. Interest expense was up $261,000 during the 1999 fiscal year to $461,000 for the year ended June 30, 1999, versus $200,000 for the year ended June 30, 1998. This increase resulted primarily from interest expense in our General Electrodynamics Corporation subsidiary acquired in August 1998, and $133,000 in finance charges relating to our restructuring of certain stock price guarantees in August 1998 as described further in Note H to Aviation Group's financial statements.

Fiscal Year Ended June 30, 1998 Compared to Fiscal Year Ended June 30, 1997

     Aviation Group's net revenue from continuing operations increased by $2,947,000, or 36%, for the year ended June 30, 1998 compared to the year ended June 30, 1997. This increase in revenue resulted primarily from growth in Aviation Group's aircraft painting services revenues from the opening of the paint operations in its Portland location.

     Aviation Group's cost of revenues increased by $2,132,000 to $8,380,000 for the year ended June 30, 1998 from $6,248,000 for the year ended June 30, 1997. This increase in cost of revenues resulted primarily from the opening of the Portland paint facility expansion. Cost of revenues was relatively flat as a percentage, relative to net revenue, to 76%, for the fiscal year ended June 30, 1998 from 77% for the year ended June 30, 1997.

     Aviation Group's continuing operating expenses increased by $1,697,000 to $3,367,000 for the year ended June 30, 1998 from $1,670,000 for the year ended June 30, 1997. This increase in operating expenses resulted primarily from increases in operating expenses at Aviation Group's Portland paint facility of $307,000 and increases in corporate overhead of $1,042,000 associated with Aviation Group's implementation of its acquisition activities.

Nine Months Ended March 31, 2000 Compared to the Nine Months Ended March 31,
1999

     Aviation Group's net revenue decreased by $2,582,000, or 28%, for the nine months ended March 31, 2000 compared to the nine months ended March 31, 1999. The decrease was primarily due to seasonal variations in paint revenues of $2,157,000. The cost of revenue for the nine months ended March 31, 2000 decreased by $1,297,000 to $5,890,000 compared to the nine months ended March 31, 1999. Cost of revenue as a percentage of revenue increased by 5%, from 60% in 1999, to 65% in 2000. Marginal cost of revenues is higher at reduced paint activity levels, and this accounted for most of the cost percentage increase. Gross margins should improve as expected as paint revenues increase during the remainder of the fiscal 2000 year.

     Operating costs and overhead associated with Aviation Group's new paint facility in Greenville, Mississippi contributed to the increase in general and administrative expenses for the nine months ended March 31, 2000. Reductions in corporate overhead continue to be pursued by management. Aviation Group's interest expense increased by $272,000, to $493,000 for the nine months ended March 31, 2000. This increase is due to increased balances and rates in working capital borrowing lines and the non-cash interest expense of $140,000 associated with common stock warrants issued to lenders relating to Aviation Group's $600,000 short term note issuance in June 1999. These notes were repaid in December 1999.

     During the nine months ended March 31, 2000, Aviation Group recognized a loss from discontinued operations of $221,000, versus a loss from these divisions of $314,000 for the same period ended March 31, 1999. This reduction was associated with the lower operating levels of fixed base operations in anticipation of its eventual sale. Aviation Group sold its ground handling operations and certain fixed based departments during the nine months ended March 31, 2000, and on February 8, 2000 sold its fixed base operations, recognizing a net gain on sale of $600,000.

Financial Condition and Liquidity

     Aviation Group has incurred significant losses, due principally to corporate overhead associated with our acquisition strategy. Management continues its efforts to control overhead costs. Aviation Group is also pursuing reductions in non-essential division operating expenses, along with elimination of marginal products and services that do not provide future growth or near-term profits.

     During the nine months ended March 31, 2000, Aviation Group sold its Tri-Star Airline Services ground handling subsidiary operations. On February 8, 2000, Aviation Group sold its Casper Air Service general aviation fixed base operations. Both businesses were sold to unrelated third parties, and together generated a gain on sale of $600,000. Identified cost-saving activities, combined with the sale of our ground handling and fixed base assets, should generate significant cash resources during the next six months.

     In connection with Aviation Group's acquisition of Global Leisure, through March 31, 2000, Aviation Group raised a total of $20.4 million in capital. These funds were used primarily to finance Global Leisure, with Aviation Group retaining approximately $500,000 in funds for operating and transaction cost funding purposes. These funds will supplement Aviation Group's existing revolving credit facilities to fund its business. While these funds combined with current operating levels should allow Aviation Group to meet its working capital requirements during the 2000 fiscal year, significant interruptions in currently scheduled operations would adversely affect its financial condition and require additional capital from asset sales, borrowings, or equity financings in order to allow Aviation Group to meet its obligations. Aviation Group cannot assure you that these sales or financings will be available or available on terms deemed advantageous to it if these events occur.

Principal Shareholders of Aviation Group

     The following table sets forth certain information, as of May 31, 2000, with respect to the beneficial ownership of shares of Aviation Group's common stock (i) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to us to own beneficially more than 5% of the outstanding shares of common stock, (ii) by each director of Aviation Group and each executive officer of Aviation Group named in the Summary Compensation Table and (iii) by all directors and executive officers of Aviation Group as a group. Except as otherwise indicated, Aviation Group believes that each person named below possesses sole voting and investment power over his shares of common stock.

             NAME AND ADDRESS                    NUMBER OF SHARES
            OF BENEFICIAL OWNER              BENEFICIALLY OWNED/(1)/  PERCENT OF TOTAL/(2)/
            -------------------              ------------------       ----------------
Lee Sanders                                    1,506,666 /(3)/               28.4%
700 North Pearl Street
Suite 2170
Dallas, Texas  75201

Richard Morgan                                   411,500 /(4)/                8.0%
700 North Pearl Street
Suite 2170
Dallas, Texas  75201

Hank Clements                                     52,950 /(5)/                1.1%
Charles E. Weed                                  145,283 /(6)/                3.0%
Gordon Whitener                                   65,000 /(7)/                1.3%
William Kerby /(8)/                                          -                  -
John Fenyes /(8)/                                            -                  -

All executive officers and directors as a            2,235,649               38.2%
 group (9 persons) /(9)/

_______________________________
(1) This information has been furnished by Aviation Group's transfer agent and the respective officers and directors. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or convertible or exchangeable note.
(2) In calculating percentage ownership, all shares of common stock that the named shareholder has the right to acquire upon exercise of any option, warrant or convertible or exchangeable note are deemed to be outstanding for the purpose of computing the percentage of common stock owned by the shareholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other shareholders.
     Percentages of shares beneficially owned are based upon 4,790,801 shares.
(3) Represents (i) 990,000 shares owned of record by The Sanders Companies, Inc., a corporation wholly owned by Mr. Sanders, (ii) warrants to purchase 200,000 shares at $1.6875 per share expiring 2003, (iii) options to purchase 50,000 shares at $1.8563 per share expiring 2004, of which 40% had vested and were exercisable, (iv) warrants to purchase 250,000 shares at $1.50 per share expiring 2005 subject to completion of the arrangement with travelbyus.com and shareholder approval, and (v) warrants to purchase 46,666 shares at $1 per share expiring 2005 issued in connection with the funding of loans to Aviation Group by Mr. Sanders.

(4) Includes (i) warrants to purchase 15,000 shares at $1.6875 per share expiring 2004, (ii) warrants to purchase 250,000 shares at $1.50 per share expiring 2005 subject to completion of the arrangement and approval of shareholders, and (iii) warrants to purchase 75,000 shares at $1 per share expiring 2005 issued in connection with funding of loans to Aviation Group by Mr. Morgan.
(5) Includes (i) 2,500 shares purchasable at $1.6875 per share under warrants expiring in 2002, and (ii) 50,000 shares purchasable at $1.50 per share under warrants expiring 2005 subject to completion of the arrangement and approval of shareholders.
(6) Includes (i) 15,000 shares purchasable at $1.6875 per share under warrants expiring in 2004, (ii) 5,000 shares purchasable at $1.6875 per share under warrants expiring in 2003, and (iii) 50,000 shares purchasable at $1.50 per share under warrants expiring 2005 subject to completion of the arrangement and approval of shareholders.
(7) Represents (i) 15,000 shares purchasable at $1.6875 per share under warrants expiring in 2003 and 2004, and (ii) 50,000 shares purchasable at $1.50 per share under warrants expiring 2005 subject to completion of the arrangement and approval of shareholders.
(8) Messrs. Kerby and Fenyes are executive officers and directors of travelbyus.com, which owns 500 shares of Aviation Group's Series B preferred stock. These shares represent 23% of the outstanding shares of Series B preferred.
(9) Includes (i) 6,000 shares purchasable at $1.6875 under options held by John Arcari and (ii) 4,000 shares purchasable at $1.6875 under options held by Paul Lubomirski.

Directors and Executive Officers

     The board of directors is classified into three classes of directors pursuant to which the directors serve for staggered three-year terms. The terms of office of Messrs. Morgan, Weed and Clements as directors expire at the annual meeting of shareholders to be held in 2000. The terms of office of Mr. Fenyes and Mr. Whitener expires at the annual meeting of shareholders in 2001. The terms of office of Mr. Sanders and Mr. Kerby expires at the annual meeting of shareholders in 2002.

     The names, ages, positions and municipalities of residence of the executive officers and directors of Aviation Group are as follows:

          Name             Age                 Position                          Residence
-------------------------  ---  --------------------------------------  ---------------------------
Lee Sanders /(1)/           40  Chairman and Director                   Red Oak, Texas
William Kerby               42  President, Chief Executive Officer      White Oak, British Columbia
                                and
                                Director
Richard L. Morgan /(1)/     42  Executive Vice President, Chief         Dallas, Texas
                                Financial Officer and Director
Paul Lubomirski             46  President of Aviation Exteriors         New Iberia, Louisiana
                                Louisiana, Inc., a subsidiary of
                                Aviation Group
John Arcari                 59  Vice President - Marketing and          Plano, Texas
                                Development
Charles E. Weed /(2)/       68  Director                                Shreveport, Louisiana
Gordon Whitener /(3)/       37  Director                                Cartersville, Georgia
Hank Clements /(2)(3)/      42  Director                                Dallas, Texas
John Fenyes                 52  Director                                Sparks, Nevada

------------------------------------
(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Compensation Committee

      Business Histories

     The following sets forth certain background information regarding executive officers and directors of Aviation Group, including their principal occupations:

     Lee Sanders was appointed Chairman of the Board of Aviation Group in March 2000, and he previously served as Chief Executive Officer of Aviation Group and its predecessors for more than five years. Mr. Sanders is also a founder and principal owner of Aviation Group. As a result of his service for Aviation Group and its predecessors, Mr. Sanders has experience in acquiring and managing businesses. He also has a marketing background resulting from his experiences in starting and operating private businesses. Mr. Sanders is a graduate of the University of Tennessee, with a Bachelor of Science in Business Administration.

     William Kerby was appointed President, Chief Executive Officer and a director of Aviation Group in March 2000. Mr. Kerby has been Vice Chairman and Chief Executive Officer of travelbyus.com since April 1999. Prior to joining travelbyus.com, Mr. Kerby was the founder, President and Chief Executive Officer of Leisure Canada Inc., a publicly traded company in the travel industry.
During his tenure with Leisure Canada Inc., Mr. Kerby engineered the development of that company's travel division assets. These assets included TravelPlus (formerly Goliger's Travel and Travel Trade International) with over 200 agencies across Canada, Altracs Publishing & Multimedia, producing Leisure Canada Magazine and Canadian Traveller, Bluebird Holidays/Tour Division in Great Britain and South Africa, Skyhigh Holidays and Cook Island Holidays in Canada.

     Richard L. Morgan was appointed as a director of Aviation Group on February 26, 1997, and as Aviation Group's Chief Financial Officer and Executive Vice President in April 1998. He served as a consultant to Aviation Group prior to April 1998. Mr. Morgan was formerly Chief Financial Officer of Search Capital Group, Inc. from August 1985 through December 1994, when he voluntarily resigned. After Mr. Morgan's departure, eight Search subsidiaries conducting business in the sub-prime, used-automobile finance business filed for protection under Chapter 11 of the Federal Bankruptcy Code in August 1995. Mr. Morgan holds a graduate degree in business from Vanderbilt University.

     Paul Lubomirski was appointed as President of Aviation Exteriors Louisiana, Inc., one of the parent subsidiaries of Aviation Group, in March 1996 and has over 20 years of experience with industrial and marine paint applications and has extensive knowledge of paint systems and electrostatic application equipment. He has primary responsibility for Aviation Group's facilities and training programs applicable to the strip and paint operations. Mr. Lubomirski attended the University of Hawaii where he majored in mechanical engineering.

     John Arcari was appointed as a Vice President of Aviation Group in April 1997. From 1958 to 1987, he served in numerous line and management positions with Pan American World Airways. From 1987 to 1990, he was vice president of maintenance and engineering for Tower Air, a New York-based airline. From 1990 to 1993, he was president of Page Avjet, an aircraft heavy maintenance and overhaul outsourcing company. From 1994 until his employment with Aviation Group, he was an independent consultant to aviation maintenance and service outsourcing companies.

     Charles E. Weed was elected a director of Aviation Group in December 1996 and served as the President of Sunbelt Business Capital Incorporated from August 1992 to February 1996. Mr. Weed is engaged in the business of making private investments individually.

     Gordon Whitener was elected a director of Aviation Group in December 1996. He is a private businessman and was formerly President and Chief Executive Officer of Interface Americas of LaGrange, Georgia, a subsidiary of Interface Inc. and one of America's largest manufacturers of commercial carpet. He was additionally a member of Interface Inc.'s board of directors. From 1992 to 1994, Mr. Whitener held various senior marketing and sales positions in the commercial carpet manufacturing industry with companies including Interface and Collins & Aikman. Mr. Whitener is a graduate of the University of Tennessee.

     Hank Clements was appointed a director of Aviation Group on August 19, 1999. Mr. Clements is a resident of Dallas, Texas and since 1989 has been President of The Clements Group, Inc., a Texas-based government relations and political consulting firm. Mr. Clements was appointed to a Texas state regulatory board in 1987 by Governor Bill Clements (no relation) and then elected chairman of the board by his colleagues in 1991, serving in that role until his term ended in 1994. Mr. Clements has represented several fortune 100 corporations on legislative issues in both Austin and Washington, D.C. Mr. Clements advises numerous elected officials, corporations and associations on
political and legislative strategies.   Mr. Clements is a graduate of Texas Tech
University.

     John Fenyes was appointed as a director of Aviation Group in May 2000. Mr. Fenyes has been Executive Vice President and Chief Operating Officer of travelbyus.com and its subsidiary, Express Vacations, since October 1999. Mr. Fenyes has been involved in the travel industry for over 25 years, holding key positions, including Vice President, Product Development with American Airlines FlyAAway Vacations. During his tenure with American Airways FlyAAway Vacations, Mr. Fenyes developed one of the first in-house vacation package programs. Most recently, Mr. Fenyes was Director of Marketing Programs for ITT, Sheraton and General Manager of "Vacations by Sheraton", now part of the Starwood Group.

     No family relationships exist among the directors or executive officers of Aviation Group. Except as indicated above, none of the directors serve as members of the board of directors of another company which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     Board Committees

     The Compensation Committee consists solely of Messrs. Whitener and Clements. The Compensation Committee recommends compensation for officers other than the President, administers incentive compensation and benefit plans, including Aviation Group's 1997 stock option plan, and recommends policies relating to such plans.

     The Audit Committee currently consists of Messrs. Weed and Clements. The Audit Committee meets periodically with management and Aviation Group's independent auditors and reviews the results and scope of audits and other services provided by Aviation Group's independent auditors, Aviation Group's accounting procedures, and the adequacy of Aviation Group's internal controls.

     In August 1998, the board of directors established an Executive Committee. Messrs. Sanders and Morgan presently constitute the Executive Committee and are empowered to exercise the powers of the board of directors in the management of the business and affairs of Aviation Group, except when the board of directors is in session and except for certain powers which may be exercised only by the board of directors.

     Director Compensation

     Directors are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Non-employee directors have also been granted warrants for their services as directors. As a result of these grants, Mr. Whitener owns warrants to purchase 15,000 shares of common stock. Mr. Clements owns warrants to purchase 2,500 shares of common stock and Mr. Weed owns warrants to purchase 20,000 shares of common stock, each share exercisable at $1.6875 per share, which expire in 2003 and 2004. In February 2000, each of the non-employee directors was granted warrants to purchase 50,000 shares of common stock at $1.50 per share, which was the trading price of the common stock at that time. These warrants may not be exercised unless they are approved by the shareholders and the arrangement is completed.

Executive Compensation

     The following table sets forth information, for the fiscal years ended June 30, 1999, 1998, and 1997, regarding the compensation of Aviation Group's Chairman and former Chief Executive Officer and one other executive officer who received compensation of more than $100,000 for the fiscal year ended June 30, 1999. No other executive officers had compensation exceeding $100,000 for the fiscal year ended June 30, 1999.

                                 Summary Compensation Table

                                                     ANNUAL COMPENSATION           LONG TERM COMPENSATION
                                                     -------------------           ----------------------
                                     FISCAL                         OTHER ANNUAL        SECURITIES
   NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS      COMPENSATION    UNDERLYING OPTIONS
   ---------------------------       ----    ------      -----      ------------    ------------------
Lee Sanders, President and Chief      1999  $144,000       -        $ 13,000 /(1)/            -
 Executive Officer /(6)/              1998   144,000  $75,000/(5)/    13,000 /(1)/       250,000 /(2)/
                                      1997   144,000       -           9,000 /(1)/            -

Richard L. Morgan                     1999   120,000       -          12,000 /(1)/            -
Executive Vice President and          1998    30,000       -         117,000 /(3)/       115,000 /(4)/
Chief Financial Officer

____________________
(1) Represents aggregate annual lease payments and insurance costs for an automobile.
(2) Represents (i) options to purchase 50,000 shares of common stock exercisable at $1.875 per share expiring in 2004, and (ii) warrants to purchase 200,000 shares of common stock at $1.6875 per share expiring in 2003.
(3) Represents consulting fees earned prior to appointment as an executive officer of Aviation Group.
(4) Represents (i) warrants to purchase 100,000 shares of common stock at $1.6875 per share expiring in 2003 and (ii) warrants to purchase 15,000 shares of common stock at $1.6875 expiring in 2004.
(5) Paid in connection with Aviation Group's initial public offering.
(6) Mr. Sanders resigned as President and Chief Executive Officer in March
    2000.

    Stock Options and Warrants

    During the fiscal year ended June 30, 1999, the board of directors granted no options or warrants to the executive officers named in the summary compensation table. None of the options or warrants that have been granted to Mr. Sanders or Mr. Morgan were exercised during the fiscal year ended June 30, 1998. Following the end of the fiscal year, in August 1999, the board of directors determined to amend the outstanding options and warrants for Aviation Group's employees and directors, including Mr. Sanders or Mr. Morgan, by reducing the exercise price to $1.6875 per share, which was the then current market price for the common stock. In August 1999, the board of directors also extended the expiration date of warrants to purchase 80,000 shares previously issued to Mr. Morgan from March 31, 1999 to March 31, 2003.

                               Fiscal year End Option/Warrant Values

                                       Number of Securities                     Value of Unexercised
                                      Underlying Unexercised                        In-the-Money
                                         Options/Warrants                         Options/Warrants
                                         at June 30, 1999                         at June 30, 1999
                                    --------------------------               --------------------------
          Name                      Exercisable  Unexercisable               Exercisable  Unexercisable
------------------------            -----------  -------------               -----------  -------------
Lee Sanders                             200,000              0               $         0              0
                                         20,000         30,000                         0              0
Richard Morgan                           15,000              0                         0              0

    Employment and Consulting Agreements

    Aviation Group has an employment agreement with Paul Lubomirski and with John Arcari. The employment agreements of Mr. Lubomirski and Mr. Arcari expire in 2000. Mr. Lubomirski is paid an annual salary of $90,000 and Mr. Arcari is paid an annual salary of $80,000. Each employment agreement contains a non-competition agreement for a period of three years after any expiration or termination of the agreement. Each employee is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. Mr. Arcari is eligible for additional bonuses as may be determined by the board of directors. Mr. Lubomirski's employment agreement specifies a formula for bonus payments that varies between 10% and 70% of his annual salary if the net profit for the Aviation Group's painting subsidiary Aviation Exterior Louisiana, Inc. for any fiscal year exceeds certain amounts during the term of his agreement.

    Aviation Group entered into an employment agreement with Lee Sanders in March 1996. In April and August 1997 and August 1998, the employment agreement was amended. Under the amended employment agreement, Mr. Sanders earns an annual salary of $144,000 with increases at the end of each calendar year based on the Consumer Price Index. Mr. Sanders is eligible for a bonus to be determined in the sole discretion of the board of directors based on merit, Aviation Group's financial performance and other relevant criteria. The employment agreement expires on August 13, 2003 but automatically extends for an additional year on August 13 of each year unless either party affirmatively elects not to extend the term. The employment agreement contains a non-competition agreement for three years after any expiration or termination of the agreement. Mr. Sanders is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. If Aviation Group terminates Mr. Sanders' employment at any time or if Mr. Sanders terminates his employment within one year after a change in ownership or control of Aviation Group, Aviation Group is required to pay him severance pay equal to the unpaid salary for the remainder of the term of the agreement plus the total salary and bonus compensation paid to him during the year period preceding the termination. A change in ownership or control of Aviation Group includes appointment of any person other than Mr. Sanders as Chairman or Chief Executive Officer or the removal of him from either of these positions, any change in a majority of the board members not approved by him, any transfer or issuance of shares representing more than 25% of the beneficial ownership of Aviation Group if not approved in advance by Mr. Sanders, any material change in his authority or duties and any breach by Aviation Group of the employment agreement not remedied within ten days after notice from him. The election of William Kerby as Chief Executive Officer resulted in a change in control for purposes of Mr. Sanders' employment agreement.

      Effective February 23, 2000, Aviation Group and Lee Sanders amended his employment agreement to provide for a minimum bonus of $300,000 payable on the earlier of (a) January 2, 2001, (b) the sale of the existing operating subsidiaries of Aviation Group or their assets, on terms acceptable to Aviation Group's board of directors, or (c) the termination by Aviation Group of his employment for any reason. Completion of the arrangement with travelbyus.com will not trigger the requirement to pay this bonus.

      Effective February 23, 2000, Aviation Group and Richard Morgan entered into a one-year employment agreement providing for an annual salary of $125,000 and a minimum bonus of $150,000 payable on the earlier of (a) January 2, 2001,
(b) the sale of the existing operating subsidiaries of Aviation Group or their assets, on terms acceptable to Aviation Group's board of directors, or (c) the termination by Aviation Group of his employment for any reason. Completion of the arrangement will not trigger the requirement to pay this bonus. Under the employment agreement, Mr. Morgan promised not to compete with any business, and not to solicit employees or customers, of Aviation Group or its subsidiaries for one year following termination or expiration of his employment. In consideration for entering into the employment agreement, Aviation Group's board of directors granted to Mr. Morgan five-year warrants to purchase 250,000 shares of Aviation Group common stock at an exercise price of $1.50 per share. Because of the requirements of Nasdaq's rules, the exercisability of these warrants was conditioned on the approval of Aviation Group's shareholders. Aviation Group's board of directors believed that the employment agreement and warrants for Mr. Morgan were advisable to assure that Aviation Group would continue to receive the benefits of Mr. Morgan's services through and following the completion of the transactions then being contemplated with travelbyus.com and Global Leisure.

     1997 Stock Option Plan

     Aviation Group's 1997 stock option plan was adopted by the board of directors and the shareholders in February 1997. The purpose of the plan is to provide increased incentives to key employees and directors to render services and exert maximum effort to achieve long term business success. Pursuant to the plan, Aviation Group may grant incentive and nonstatutory (nonqualified) stock options to key employees and directors. A total of 150,000 shares of common stock have been reserved for issuance under the plan.

     The board of directors or the Compensation Committee has the authority to select the key employees and directors of Aviation Group to whom stock options are granted (provided that incentive stock options only be granted to employees of Aviation Group). Subject to the limitations set forth in the plan, the board of directors or the Compensation Committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid to Aviation Group upon exercise and, subject to certain restrictions, specify other terms of the options.

     The maximum term of options granted under the plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the plan are nontransferable and generally expire within three months after the termination of an optionee's service to Aviation Group. In general, if an optionee is disabled, dies or retires from his or her service to Aviation Group, this option may be exercised up to three months following the disability or death unless the board of directors or Compensation Committee determine to allow a longer period for exercise.

     The exercise price of incentive stock options must not be less than the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 10% higher than the fair market value of the stock on the date of grant, and the term of those options cannot exceed five years.

As of May 31, 2000, Aviation Group had outstanding under the 1997 stock option plan the following options:

                               Shares of      Exercise                         Market Value of
                              Common Stock      Price                            Common Stock
            Name              Under Option  Per Share /(1)/  Date of Grant  on Date of Grant /(1)/  Expiration Date
            ----              ------------  ---------------  -------------  ----------------------  ---------------

Five executive officers           4,000        $1.6875         Apr. 29/98           $3.50              Apr. 28/04
  as a group                      6,000         1.6875         Apr. 29/98            3.50              Apr. 29/05
                                 50,000         1.8563         Apr. 29/98            3.50              Apr. 29/05

Employees who are not             4,000         1.6875         Apr. 29/98            3.50              Apr. 28/04
  executive officers or          21,000         1.6875         Apr. 29/98            3.50              Apr. 29/05
  directors as a group

Consultants or directors              0
  who are not executive
  officers as a group

---------------------------------------------------
(1) All options were repriced on August 18, 1999 to $1.6875, which was the market value of the common stock on that date, except the 50,000 options to Lee Sanders for which the repricing established the exercise price at $1.8563 per share. The exercise prices before the repricing were $3.50 per share for all options except that the exercise price for the option of Mr. Sanders was $3.85.

Prior Sales

     The following table contains details of the prior sales of securities of Aviation Group for the 12-month period prior to the date of this joint proxy statement/prospectus:

                                Number of         Number of Shares     Number of Shares
                                Shares of     of Series A Convertible    of Series B          Aggregate
Date of Issue                  Common Stock        Preferred Stock      Preferred Stock        Proceeds
-------------                  ------------        ---------------      ---------------        --------
May 12, 1999 /(1)/                126,427                                                   $   239,455
July 7, 1999 /(2)/                 40,000                                                        40,000
August 19, 1999 /(3)/              10,410                                                        46,845
September 29, 1999 /(4)/          155,250                                                       297,600
January 6, 2000 /(5)/              11,849                                                        53,320
January 20, 2000 /(6)/             58,500                                                        40,073
March 17, 2000 /(7)/                                                           450            4,500,000
April 19, 2000 /(8)/               78,864                                                       337,526
May 10, 2000 /(9)/                                       1,650                               16,500,000
May 10, 2000 /(8)/                                                              50              500,000
May 10, 2000 /(10)/               750,000                                                     2,000,000
May 10, 2000 /(11)/                                                          1,653           16,530,000
May 25, 2000 /(12)/               112,000                                                       200,000

-----------------------------------------
(1) Issued pursuant to conversion of notes at a reduced conversion price of $1.75 per share.
(2) Issued as finders fee for a loan of $600,000 to Aviation Group. See "Aviation Group - Certain Relationships and Related Transactions."
(3) Issued pursuant to conversion of notes at conversion price of $4.50 per share.
(4) Issued in lieu of payment of an obligation for royalties and a share price guaranty at $1.92 per share.
(5) Issued pursuant to conversion of notes at conversion price of $4.50 per share.
(6) Issued upon cashless exercise of warrants at exercise price of $0.685 per share.
(7) Issued pursuant to purchase by travelbyus.com at $10,000 per share. See "Aviation Group--Business-Acquisition of Global Leisure Travel, Inc."
(8) Issued pursuant to conversion of notes, 67,289 shares at a conversion price of $4.50 per share and 11,575 shares at a conversion price of $3 per share.
(9) Issued to the former owners of Global Leisure, along with Series A warrants to purchase 750,000 shares of Aviation Group common stock at an exercise price of $5 per share, in exchange for the transfer or cancellation of stock and indebtedness owned by them and their affiliates. See "Aviation Group--Business-Acquisition of Global Leisure Travel, Inc."
(10) Issued through private purchase at $2.667 per share. See "Aviation Group- -Business-Acquisition of Global Leisure Travel, Inc."
(11) Issued through private purchase at $10,000 per unit, each unit consisting of one share of Series B preferred stock and 750 Series C warrants. See "Aviation Group-Business-Acquisition of Global Leisure Travel, Inc."
(12) Issued in payment of an obligation arising from the settlement of a lawsuit in June 1999.

Certain Relationships and Related Transactions

     Charles E. Weed, a director of Aviation Group, served as a consultant to Aviation Group from March 1996 until February 2000. During the fiscal years ended June 30, 1998 and 1999, Aviation Group paid Mr. Weed $48,000 and $54,200 in consulting fees, respectively. As of June 30, 1999, Mr. Weed held convertible notes of Aviation Group totaling $62,064 in principal amount. To induce the conversion by holders of the 10% convertible notes of the payments due on March 31, June 30 and September 30, 1999, Aviation Group agreed to reduce the conversion price for these notes to $1.75 per share. In May 1999, six holders of the notes agreed to convert these payments totaling $221,000 for a total of 126,427 shares of common stock, including the conversion by Mr. Weed of $37,250 in principal amount of his notes, plus accrued interest, for 24,954 shares of common stock.

     In May 1997, Mr. Weed participated to the extent of $83,000 in a $283,000 loan to Aviation Group made by several shareholders of Aviation Group. This loan was repaid in late August 1997. The loan restricted the prepayment of principal. The prepayment was permitted in exchange for the issuance of 3,000 shares of Aviation Group common stock, of which 1,000 shares were issued to Mr. Weed for his loan participation interest. In June 1999, two shareholders of Aviation Group, who were not affiliated with Aviation Group, loaned Aviation Group $600,000 pursuant to a secured note due December 31, 1999. The shareholders were granted warrants to purchase 200,000 shares of common stock at $1 per share. This loan was repaid in full in December 1999. As compensation for arranging this financing on behalf of Aviation Group, Mr. Weed received 40,000 shares of Aviation Group's common stock.

     During the fiscal 2000 year, Lee Sanders and Richard Morgan provided Aviation Group with $80,000 and $225,000, respectively, in short-term unsecured working capital loans. These loans paid interest at the annual rate of 9%, and the proceeds were used by Aviation Group to fund certain operating expenses and debt repayments. These loans have been repaid, and there is presently no outstanding balance. In consideration for these financings, Messrs. Sanders and Morgan received warrants to purchase 26,666 and 75,000 shares, respectively, of Aviation Group common stock at an exercise price of $1 per share. The interest and warrant terms for these loans were identical to the terms of the $600,000 short-term secured loan described above from an unaffiliated third party to Aviation Group in June 1999.

     In August 1998, under their prior acquisition agreements with Aviation Group, two former shareholders of Aviation Group, who owned an aggregate of 82,165 shares of common stock, claimed that they were entitled to receive certain payments from Aviation Group upon a resale of their shares. Charles Weed purchased 20,000 shares, and three other existing shareholders purchased the remainder of the shares, of these two shareholders at a price of $3 per share. This price was in the range of closing trading prices at the time of the sale in late August 1998. To facilitate the transaction, Aviation Group agreed with each of the shareholders, including Mr. Weed, that the purchasers would receive at least $3.50 per share in sales proceeds upon any resale of these shares after one year. Mr. Weed and each shareholder agreed not to resell these shares for one year. As a result of this arrangement, Aviation Group paid Mr. Weed $10,000.

     The board of directors of Aviation Group believes that all transactions between Aviation Group and any of its affiliates have been made on terms no less favorable to Aviation Group than would have been obtained from non-affiliated third parties. Any future transactions between Aviation Group and any of its affiliates will be subject to approval by a majority of the independent disinterested members of the board of directors or by a majority of the shareholders, other than any interested shareholders, and will be made on terms no less favorable to Aviation Group than could be obtained from unaffiliated third parties. Aviation Group will not make any loans to its officers, directors, 5% shareholders or affiliates, except for bona fide business purposes.

                           EXCHANGE OFFER TO SERIES B
                             PREFERRED SHAREHOLDERS

     Through this joint proxy statement/prospectus and a prospectus supplement, Aviation Group is offering to issue to holders of its Series B preferred stock one share of its Series C convertible preferred stock in exchange for each share of Series B preferred stock. The exchange offer is required by the terms of Aviation Group's agreement with travelbyus.com entered into on March 1, 2000. The exchange offer will remain open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the Series B preferred stock.

     When issued, cumulative dividends on each share of Series C convertible preferred stock will accrue from the date immediately following the last date on which dividends were paid on the share of Series B preferred stock exchanged for Series C convertible preferred stock. If no dividends have been paid on the Series B preferred stock, cumulative dividends will accrue from the date the share of the Series B preferred stock was originally issued.

     The exchange of shares is conditioned on completion of the arrangement. Aviation Group is entitled to close the exchange offer at the same time the arrangement is completed, but must accept all Series B preferred stock validly tendered before that time in accordance with the exchange offer. Holders of Series B preferred stock will receive a supplement to this joint proxy statement/prospectus that describes the exchange offer and related risks and compares the terms of the Series B preferred stock to the Series C convertible preferred stock.

                              SELLING SHAREHOLDERS

     This joint proxy statement/prospectus also relates to the potential offer from time to time following the arrangement by the holders of shares of Aviation Group common stock identified in the table below. The following table provides the names of each selling shareholder, the number of travelbyus.com common shares beneficially owned by each holder as of May 10, 2000, and the number of the shares of Aviation Group common stock that may be offered by each selling shareholder, to the knowledge of Aviation Group.


                       travelbyus.com
                       Common Shares                              Percent of
                        Beneficially    Aviation Group Common   All Outstanding
                        Owned as of        Stock Offered by     Aviation Group
       Name             May 10, 2000       this Prospectus(1)   Common Stock(1)
------------------      ------------       ------------------   ---------------

William Kerby             6,083,334             6,083,334            7.3%
Michael Farrugia            800,000               800,000            1.0%
John Fenyes               1,154,000             1,154,000            1.4%
Jon Snyder                1,154,000             1,154,000            1.4%
John Whyte                1,580,000             1,580,000            1.9%


-----------------------------------------
(1) Assumes consummation of the arrangement and issuance of shares of Aviation Group common stock to all travelbyus.com shareholders.

     William Kerby has served as President, Chief Executive Officer and a director of Aviation Group since March 1, 2000. Jon Snyder served as a director of Aviation Group between March 1, 2000 and May 3, 2000. John Fenyes has served as a director since May 3, 2000. These three individuals also serve as executive officers of travelbyus.com, which owns 500 shares of Series B preferred stock in Aviation Group.

                              PLAN OF DISTRIBUTION

     Aviation Group has registered with the SEC the shares of Aviation Group common stock to be issued in exchange for the exchangeable shares pursuant to the arrangement. That registration also applies to resales by certain selling shareholders, who are named above as selling shareholders. The registration does not necessarily mean that any shares will be offered or sold by the selling shareholders. Aviation Group will not receive any of the proceeds of the sale of the shares offered by the selling shareholders.

     The distribution of shares of Aviation Group common stock by the selling shareholders may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. Any underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of the shareholders' shares for whom they may act as agents. Underwriters may sell the shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The selling shareholders and any underwriters, dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit on the sale of shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At a time a particular offer of shares is made by a selling shareholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling shareholders and any other required information.

     The sale of shares of Aviation Group common stock by the selling shareholders may also be effected from time to time by selling shares directly to purchasers or to or through a broker-dealer. A broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the shares as principal. Sales may be made pursuant to any of the methods described below. Sales may be made on Nasdaq, the Boston Stock Exchange or other exchanges on which the shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise. In each case, sales will be made at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The selling shareholders' shares may also be sold in one or more of the following transactions:

     - block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

     - a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq, Boston Stock Exchange or other stock exchange rules;

     - ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

     - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise; and

     - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

     In connection with distributions of the shareholders' shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by or otherwise. The selling shareholders may also

     -    sell shares short and redeliver shares to close out short positions;

     - enter into option or other transactions with broker-dealers or others which may involve the delivery to those persons of the shares, the broker-dealers may resell those shares pursuant to this proxy statement/prospectus; and

     - pledge the shares to a broker or dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this proxy statement/prospectus.

In addition, any shares covered by this proxy statement/prospectus that qualify for resale pursuant to Rule 145 of the Securities Act may be sold under Rule 145 rather than with this proxy statement/prospectus.

     In order to comply with securities laws of certain states, if applicable, the shares of Aviation Group common stock may be sold only through registered or licensed brokers or dealers.

     All expenses incident to the offering and sale of the shareholders' shares (other than brokerage and underwriting commissions and certain taxes) will be paid by Aviation Group.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Aviation Group common stock to be issued in connection with the arrangement will be passed upon for Aviation Group by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Cassels Brock & Blackwell LLP will render an opinion with respect to certain Canadian tax matters described under the caption "Federal Income Tax Considerations Relating to the Arrangement." A director of travelbyus.com, John Craig, is also a partner in Cassels Brock & Blackwell LLP. Shearman & Sterling will render an opinion with respect to certain U.S. tax matters described under the caption "Federal Income Tax Considerations Relating to the Arrangement."

                                    EXPERTS

     The consolidated financial statements of Aviation Group as of June 30, 1999 and for the year ended June 30, 1999 have been included herein in reliance on the report of Hein + Associates, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Aviation Group as of June 30, 1998 and for each of the two years in the period ended June 30, 1998 have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Global Leisure as of December 30, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 have been included herein in reliance on the report of BDO Seidman LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of travelbyus.com as of September 30, 1999 and for the nine-month fiscal year ended September 30, 1999 have been included herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of travelbyus.com as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Cheap Seats as of June 30, 1999 and 1998 and for each of the two years in the period ended June 30, 1999 have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Express Vacations as of September 30, 1999 and for the period from August 5, 1998 to September 30, 1999 have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Cruise Shoppes as of June 30, 1999 and 1998 and for each of the two years in the period ended June 30, 1999 have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Epoch Technology Inc. as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 have been included herein in reliance on the report of Hein + Associates, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

     Our boards of directors do not plan to bring or know of any other matter that will be brought before the special shareholders meetings other than those specifically set forth in the this joint proxy statement/prospectus. If any other matters properly come before either special shareholders meeting, the persons named in the accompanying proxies intend to vote these proxies in accordance with the judgment of the applicable board of directors.

     No persons have been authorized to give any information or to make any representation other than those contained in this joint proxy statement/prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Aviation Group or travelbyus.com or by any other person. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Aviation Group or travelbyus.com since the date hereof or that the information herein is correct as of any time subsequent to its date.

                         INDEX TO FINANCIAL STATEMENTS

AVIATION GROUP, INC.


Report of Hein + Associates LLP .......................................................................................   F-1
Report of PricewaterhouseCoopers LLP ..................................................................................   F-2
Consolidated Balance Sheets at March 31, 2000, June 30,1999 and June 30, 1998 .........................................   F-3
Consolidated Statements of Operations for the Nine Months ended March 31, 2000 and 1999 and
     the Years ended June 30, 1999, 1998 and 1997 .....................................................................   F-4
Consolidated Statement of Changes in Shareholders' Equity for the Period From July 1, 1997
     Through March 31, 2000 ...........................................................................................   F-5
Consolidated Statements of Cash Flows for the Nine Months ended March 31, 2000 and 1999 and
     the Years ended June 30, 1999, 1998 and 1997 .....................................................................   F-6
Notes to Consolidated Financial Statements ............................................................................   F-8

GLOBAL LEISURE TRAVEL, INC

Report of BDO Seidman LLP .............................................................................................   F-26
Consolidated Balance Sheets at December 31, 1999 and 1998 .............................................................   F-27
Consolidated Statements of Loss for the Years ended December 31, 1999, 1998 and 1997 ..................................   F-28
Consolidated Statements of Stockholders' Deficit for the Period from January 1, 1997 through
     December 31, 1999.................................................................................................   F-29
Consolidated Statements of Cash Flows for the Years ended December 31, 1999, 1998 and 1997 ............................   F-30
Notes to Financial Statements .........................................................................................   F-31

TRAVELBYUS.COM LTD

Report of PricewaterhouseCoopers LLP ..................................................................................   F-41
Report of Ernst & Young LLP ...........................................................................................   F-42
Consolidated Balance Sheets at March 31, 2000, September 30, 1999 and December 31, 1998 ...............................   F-43
Consolidated Statement of Operations and Deficit for the Six Months ended March 31, 2000 and 1999, for the Period from January 1, 1999 to September 30, 1999 and for the Years ended December 31,
     1998 and 1997 ....................................................................................................   F-45
Consolidated Statement of Changes in Shareholder's Equity for the Six Months ended March 31, 2000 and
     1999, for the Period from January 1, 1999 to September 30, 1999 and for the Years ended December 31,
     1998 and 1997 ....................................................................................................   F-46
Consolidated Statement of Cash Flows for the Six Months ended March 31, 2000 and 1999, for the Period
     from January 1, 1999 to September 30, 1999 and for the Years ended December 31, 1998 and 1997 ....................   F-47
Notes to Consolidated Financial Statements.............................................................................   F-49

CRUISE SHOPPES AMERICA, LTD

Report of PricewaterhouseCoopers LLP ..................................................................................   F-73
Balance Sheets at June 30, 1999 and 1998 ..............................................................................   F-74
Statements of Earnings and Retained Earnings for the Years ended June 30, 1999 and 1998 ...............................   F-75
Statements of Changes in Shareholders' Equity..........................................................................   F-76
Statements of Cash Flows for the Years ended June 30, 1999 and 1998 ...................................................   F-77
Notes to Financial Statements .........................................................................................   F-78

EPOCH TECHNOLOGY, INC

Report of Hein + Associates LLP .......................................................................................   F-84
Consolidated Balance Sheets at March 31, 2000, December 31, 1999 and 1998 .............................................   F-85
Consolidated Statements of Operations for the Three Months ended March 31, 2000 and 1999 and the Years ended
     December 31, 1999 and 1998 .......................................................................................   F-86
Consolidated Statements of Stockholders' Deficiency for the Period from January 1, 1998 through
     March 31, 2000 ...................................................................................................   F-87
Consolidated Statements of Cash Flows for the Three Months ended March 31, 2000 and 1999 and the
     Years ended December 31, 1999 and 1998 ...........................................................................   F-88
Notes to Consolidated Financial Statements ............................................................................   F-89

EXPRESS VACATIONS, LLC
Report of PricewaterhouseCoopers LLP ..................................................................................   F-92
Balance Sheets at October 31, 1999 and September 30, 1999 and 1998 ....................................................   F-93
Statements of Members' Equity for the Period from August 5, 1998 to September 30, 1999,
     Years ended September 30, 1999 and One-Month Period ended October 31, 1999 .......................................   F-94
Statements of Earnings for the Period from August 5, 1998 to September 30, 1999,
     Years ended September 30, 1999 and One-Month Period ended October 31, 1999 .......................................   F-95
Statements of Cash Flows for the Period from August 5, 1998 to September 30, 1999,
     Years ended September 30, 1999 and One-Month Period ended October 31, 1999 .......................................   F-96
Notes to Financial Statements .........................................................................................   F-97

CHEAP SEATS INC

Report of PricewaterhouseCoopers LLP ..................................................................................   F-102
Balance Sheets at November 30, 1999 and June 30, 1999 and 1998 ........................................................   F-103
Statements of Operations and Retained Earnings for the Years ended June 30, 1999 and 1998
     and the Period from July 1, 1999 to November 30, 1999.............................................................   F-104
Statements of Cash Flows for the Years ended June 30, 1999 and 1998
     and the Period from July 1, 1999 to November 30, 1999.............................................................   F-105
Notes to Financial Statements .........................................................................................   F-106



                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Aviation Group, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheet of Aviation Group, Inc. and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviation Group, Inc. and subsidiaries at June 30, 1999, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Hein + Associates LLP

Hein + Associates LLP


Dallas, Texas
September 17, 1999

                        Report of Independent Accountants


To the Board of Directors and
Shareholders of Aviation Group, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Aviation Group, Inc. and its subsidiaries at June 30, 1998, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and preform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basic, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas
October 12, 1998, except for Note P,
which is dated May 15, 2000

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------
                                                                                    March 31, 2000   June 30, 1999   June 30, 1998
CURRENT ASSETS:                                                                     ---------------  --------------  --------------
                                                                                      (Unaudited)
  Cash and cash equivalents                                                             $ 1,758,000     $    84,000     $   509,000
  Restricted cash and time deposit                                                        3,259,000         538,000         200,000
  Accounts receivable, net                                                                2,701,000       2,200,000       2,020,000
  Inventory, net                                                                            904,000       1,547,000       1,513,000
  Prepaid expenses and other                                                                631,000         170,000         217,000
  Prepaid tour costs                                                                      1,990,000            -               -
  Assets held for sale                                                                      471,000            -               -
                                                                                        -----------     -----------     -----------
     Total current assets                                                                11,714,000       4,539,000       4,459,000

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation                          3,194,000       4,050,000       3,713,000

OTHER ASSETS:
  Contracts and product manufacturing licenses, net                                       7,523,000            -               -
  Goodwill, net                                                                          43,975,000       4,144,000       3,135,000
  Other                                                                                     440,000         319,000         293,000
                                                                                        -----------     -----------     -----------
     Total other assets                                                                  51,938,000       4,463,000       3,428,000
                                                                                        -----------     -----------     -----------
          Total assets                                                                  $66,846,000     $13,052,000     $11,600,000
                                                                                        ===========     ===========     ===========

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
                                        ------------------------------------
CURRENT LIABILITIES:
  Current maturities of long-term debt                                                  $ 1,046,000     $   463,000     $   625,000
  Current portion of capital lease obligations                                              134,000         164,000          71,000
  Short-term borrowings, net of discount of $140,000 at June 30, 1999                     1,913,000       2,316,000         855,000
  Accounts payable                                                                        4,055,000       2,334,000       1,424,000
  Customer deposits                                                                       6,189,000            -               -
  Accrued and other liabilities                                                           2,176,000       1,335,000       1,092,000
                                                                                        -----------     -----------     -----------
     Total current liabilities                                                           15,513,000       6,612,000       4,067,000

LONG-TERM LIABILITIES:
  Long-term debt, net of current maturities                                               3,202,000         880,000         738,000
  Capital lease obligations, net of current maturities                                         -            439,000         181,000
                                                                                        -----------     -----------     -----------
     Total long-term liabilities                                                          3,202,000       1,319,000         919,000
                                                                                        -----------     -----------     -----------
          Total liabilities                                                              18,715,000       7,931,000       4,986,000
                                                                                        -----------     -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes G and H)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares authorized:
     Series A 9% convertible, 1,650 shares outstanding, liquidation
      preference of $16,500,000                                                               2,000            -               -
     Series B 12% cumulative, 2,100 shares outstanding, liquidation
      preference of $21,000,000                                                               2,000            -               -
  Common stock, $.01 par value, 10,000,000 shares authorized, 4,678,801 shares at March 31, 2000, 3,573,929 shares at June 30, 1999 and
   3,296,601 shares at June 30, 1998 issued and outstanding                                  47,000          36,000          33,000
  Additional paid-in capital                                                             54,905,000       9,766,000       8,957,000
  Accumulated deficit                                                                    (6,825,000)     (4,681,000)     (2,376,000)
                                                                                        -----------     -----------     -----------
     Total shareholders' equity                                                          48,131,000       5,121,000       6,614,000
                                                                                        -----------     -----------     -----------
          Total liabilities and shareholders' equity                                    $66,846,000     $13,052,000     $11,600,000
                                                                                        ===========     ===========     ===========

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                Nine Months Ended
                                                    March 31,                         Years Ended June 30,
                                            ---------------------------    ------------------------------------------
                                                2000           1999           1999             1998          1997
                                            ------------    -----------    -----------      -----------    ----------
                                            (Unaudited)     (Unaudited)
REVENUE                                      $ 9,359,000    $11,941,000    $15,097,000      $11,043,000    $8,096,000

COST OF REVENUE                                5,890,000      7,187,000     10,129,000        8,380,000     6,289,000
                                             -----------    -----------    -----------      -----------    ----------

    Gross profit                               3,469,000      4,754,000      4,968,000        2,663,000     1,807,000
                                             -----------    -----------    -----------      -----------    ----------

OPERATING EXPENSES:
  General and administrative expenses          4,997,000      4,783,000      5,482,000        3,367,000     1,629,000
  Depreciation and amortization                  505,000        541,000        674,000          469,000       402,000
                                             -----------    -----------    -----------      -----------    ----------
     Total operating expenses                  5,502,000      5,324,000      6,156,000        3,836,000     2,031,000
                                             -----------    -----------    -----------      -----------    ----------
     Loss from operations                     (2,033,000)      (570,000)    (1,188,000)      (1,173,000)     (224,000)
                                             -----------    -----------    -----------      -----------    ----------

OTHER INCOME (EXPENSE):
  Other income                                     3,000          2,000         52,000           20,000         2,000
  Interest expense, net                         (493,000)      (221,000)      (461,000)        (200,000)     (374,000)
                                             -----------    -----------    -----------      -----------    ----------
     Total other income (expense)               (490,000)      (219,000)      (409,000)        (180,000)     (372,000)
                                             -----------    -----------    -----------      -----------    ----------

  Loss from continuing operations
   before provision for income taxes          (2,523,000)      (789,000)    (1,597,000)      (1,353,000)     (596,000)

(PROVISION) BENEFIT FOR
 INCOME TAXES                                       -          (199,000)      (199,000)         359,000        52,000
                                             -----------    -----------    -----------      -----------    ----------

LOSS FROM CONTINUING
 OPERATIONS                                   (2,523,000)      (988,000)    (1,796,000)        (994,000)     (544,000)

DISCONTINUED OPERATIONS:
  Income (loss) from operations                 (221,000)      (314,000)      (509,000)        (644,000)       68,000
  Gain on sale of subsidiaries                   600,000           -              -                -             -
                                             -----------    -----------    -----------      -----------    ----------
                                                 379,000       (314,000)      (509,000)        (644,000)       68,000
                                             -----------    -----------    -----------      -----------    ----------

NET LOSS                                     $(2,144,000)   $(1,302,000)   $(2,305,000)     $(1,638,000)   $ (476,000)
                                             ===========    ===========    ===========      ===========    ==========

LOSS PER SHARE,
  basic and diluted:
  Continuing operations                           $(0.68)        $(0.29)        $(0.53)          $(0.32)       $(0.31)
                                             ===========    ===========    ===========      ===========    ==========
  Net loss                                        $(0.58)        $(0.38)        $(0.67)          $(0.54)       $(0.27)
                                             ===========    ===========    ===========      ===========    ==========

WEIGHTED AVERAGE SHARES
 OUTSTANDING                                   3,698,886      3,409,469      3,419,161        3,059,632     1,759,707
                                             ===========    ===========    ===========      ===========    ==========

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
            FOR THE PERIOD FROM JULY 1, 1997 THROUGH MARCH 31, 2000


                                                          Common Stock                 Additional
                                                       ------------------- Preferred    Paid-In      Accumulated
                                                        Shares     Amount    Stock      Capital        Deficit
                                                       ---------  --------  -------  ------------  -------------
BALANCES, July 1, 1996                                 1,600,250   $16,000   $ -      $ 1,701,000    $  (262,000)
Bridge notes warrants                                       -         -        -          250,000           -
Net loss                                                    -         -        -             -          (476,000)
                                                       ---------   -------  -------   -----------   ------------
BALANCES, June 30, 1997                                1,600,250    16,000     -        1,951,000       (738,000)
Issuance of shares and warrants in
 connection with initial public offering               1,150,000    11,500     -        5,168,500           -
Issuance of shares in connection with
 acquisition of Casper Air Service                       153,565     1,600     -          881,400           -
Stock warrants issued in connection with
 acquisitions                                               -         -        -           26,000           -
Issuance of shares in connection with
 acquisition of Aero Design, Inc. and
 Battery Shop, LLC                                       134,068     1,400     -          545,600           -
Issuance of shares in connection with Bridge
 Notes Warrants                                           43,478       400     -             (400)          -
Issuance of shares in connection with
 conversion of LEDC convertible note
 payable                                                  82,153       800     -          367,200           -
Issuance of shares in connection with
 conversion of 10%  convertible note                         975      -        -            3,000           -
Stock warrants exercised                                 129,112     1,300     -             (300)          -
Issuance of shares in connection with
 payment of note payable                                   3,000      -        -           15,000           -
Net loss                                                    -         -        -             -        (1,638,000)
                                                       ---------   -------  -------   -----------   ------------
BALANCES, June 30, 1998                                3,296,601    33,000     -        8,957,000     (2,376,000)
Issuance of shares in connection with
 acquisition of General  Electrodynamics
 Corporation                                             112,029     1,000     -          293,000           -
Issuance of shares for principal
   and interest payments on notes                        126,428     2,000     -          237,000           -
Value of warrants issued and
   shares granted with notes                                -         -        -          156,000           -
Value of warrants issued for services                       -         -        -          123,000           -
Exercise of warrants                                      38,871      -        -             -              -
Net loss                                                    -         -        -             -        (2,305,000)
                                                       ---------   -------  -------   -----------   ------------
BALANCES, June 30, 1999                                3,573,929    36,000     -        9,766,000     (4,681,000)
Issuance of common stock for cash and
 conversions of notes payable(unaudited)               1,104,872    11,000     -        2,295,000           -
Series A preferred stock (unaudited)                        -         -       2,000    10,498,000           -
Series B preferred stock (unaudited)                        -         -       2,000    20,998,000           -
Issuance of warrants (unaudited)                            -         -        -       11,348,000
Net loss (unaudited)                                        -         -        -             -        (2,144,000)
                                                       ---------   -------  -------   -----------   ------------
BALANCES, March 31, 2000, (unaudited)                  4,678,801   $47,000   $4,000   $54,905,000    $(6,825,000)
                                                       =========   =======  =======   ===========   ============

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Nine Months
                                                  Ended March 31,                              Years Ended June 30,
                                             ---------------------------    -------------------------------------------------
                                                2000           1999            1999              1998                1997
                                             -----------   -------------    ------------    --------------       ------------
                                             (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                   $(2,144,000)    $(1,302,000)    $(2,305,000)      $(1,638,000)         $(476,000)
  Adjustments to reconcile net loss to
   net cash provided (used) by
   operating activities:
    Depreciation and amortization                599,000         712,000         978,000           694,000            413,000
    Accreted interest                            140,000            -             16,000            64,000            186,000
    Deferred income taxes                           -            199,000         191,000          (359,000)           (72,000)
    (Gain) loss on disposal of assets           (600,000)           -             36,000                 -               -
    Interest paid with common stock                 -               -             34,000                 -               -
    Warrants issued for services                    -            123,000         123,000                 -               -
    (Increase) decrease in accounts
      receivable                                 377,000        (271,000)         64,000          (587,000)          (152,000)
    Decrease in inventories                      643,000         406,000         676,000           567,000            (97,000)
    (Increase) decrease in prepaids and
      other assets                              (616,000)         (5,000)        107,000            70,000             (4,000)
    Increase (decrease)in accounts payable      (277,000)        512,000         519,000           275,000            195,000
    Increase (decrease) in accrued and
      other liabilities                         (242,000)        220,000        (261,000)          410,000            132,000
       Other                                        -            (59,000)        (75,000)           73,000            (25,000)
                                             -----------     -----------     -----------       -----------          ---------
            Net cash provided (used) by
             operating activities             (2,120,000)        535,000         103,000          (431,000)           100,000
                                             -----------     -----------     -----------       -----------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash (paid for) included with
   acquisitions                                  811,000            -             41,000        (2,235,000)          (119,000)
  Proceeds from sale of business segments      1,700,000            -               -                                    -
  Advances from related parties                     -               -               -               29,000            (38,000)
  Decrease (increase) in restricted cash         338,000        (411,000)       (338,000)         (200,000)              -
  Proceeds from redemption of
   certificate of deposit                        200,000            -               -              100,000               -
  Proceeds from sale of marketable
   securities                                       -               -               -              113,000               -
  Proceeds from sale of property and
   equipment                                        -               -             17,000              -                  -
  Payments for long-lived asset additions       (175,000)       (344,000)       (344,000)         (811,000)          (505,000)
                                             -----------     -----------     -----------       -----------          ---------
            Net cash provided (used) by
             investing activities              2,874,000        (755,000)       (624,000)       (3,004,000)          (662,000)
                                             -----------     -----------     -----------       -----------          ---------

                                 - Continued -

                     AVIATION GROUP, INC. AND SUBSIDIARIES


                                                   Nine Months
                                                  Ended March 31,                              Years Ended June 30,
                                             ---------------------------    -------------------------------------------------
                                                2000           1999            1999              1998                1997
                                             -----------   -------------    ------------    --------------       ------------
                                             (Unaudited)    (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term
   borrowings                                       -            794,000       1,859,000           720,000            102,000
  Repayments of short-term
   borrowings                                   (438,000)           -           (855,000)         (607,000)           (69,000)
  Proceeds from issuance of notes                   -               -                                                 500,000
  Repayment of notes payable                        -               -           (425,000)         (500,000)              -
  Proceeds from issuance of
   long-term debt                                   -               -               -              225,000            283,000
  Payments on long-term debt and
   capital leases                               (642,000)       (443,000)       (483,000)       (1,647,000)          (128,000)
  Proceeds from issuance of
   common stock                                2,000,000            -               -            5,565,000               -
  Payment of initial public
   offering costs                                   -               -               -                 -              (384,000)
  Deferred financing costs                          -               -               -                 -               (11,000)
                                             -----------       ---------      ----------       -----------          ---------
        Net cash provided (used) by
         financing activities                    920,000         351,000          96,000         3,756,000            293,000
                                             -----------       ---------      ----------       -----------          ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                   1,674,000         131,000        (425,000)          321,000           (269,000)
CASH AND CASH EQUIVALENTS,
 beginning of period                              84,000         509,000         509,000           188,000            457,000
                                             -----------       ---------      ----------       -----------          ---------
CASH AND CASH EQUIVALENTS, end
 of period                                     1,758,000       $ 640,000      $   84,000       $   509,000          $ 188,000
                                             ===========       =========      ==========       ===========          =========
SUPPLEMENTAL DISCLOSURE OF CASH
 PAID FOR INTEREST AND INCOME TAXES:
 Cash paid for interest                      $   533,000       $ 298,000      $  424,000       $   287,000          $ 203,000
 Cash paid for income taxes                         -               -               -                4,000               -
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES:
 Issuance of common stock and
  warrants in connection with
  acquisitions                               $11,348,000       $    -         $  294,000       $ 1,456,000          $    -
 Machinery and equipment
  acquired under capital leases                     -               -            484,000           183,000             80,000
 Conversion of notes payable
  and accrued interest to
  common stock                                   305,000            -            239,000           371,000               -
 Issuance of preferred stock
  in connection with
  acquisition                                 31,500,000            -               -                 -                  -

      See accompanying notes to these consolidated financial statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)

A. ORGANIZATION AND DESCRIPTION OF BUSINESS

   Aviation Group, Inc. ("the Company") (a Texas corporation) was formed on December 4, 1995 for the purposes of combining certain aircraft service operations formerly owned by The Sanders Companies, Inc. ("Sanders") and to acquire additional aircraft servicing related businesses. Sanders was 100% owned by Lee Sanders, Chairman and chief executive officer of the Company. On February 21, 1996, the Company acquired Pride Aviation, Inc. , which was subsequently renamed Aviation Exteriors Louisiana, Inc. ("AvEx") in a business combination accounted for as a purchase. AvEx operates a Federal Aviation Administration ("FAA") approved repair station and provides aircraft painting and maintenance services. In August 1997, the Company acquired Casper Air Service ("CAS"). CAS was a full service fixed base operation ("FBO") located at Natrona County International Airport in Casper, Wyoming and offered aircraft line services, repair and maintenance, parts distribution and aircraft sales. The operating assets of CAS were sold in February 2000. In March 1998, the Company acquired all of the outstanding common stock of Aero Design, Inc. and all of the outstanding ownership interests of Battery Shop, LLC (collectively, "Aero Design"), two sister companies involved in the manufacturing and overhaul of replacement batteries for the aviation industry. Aero Design is located outside Nashville, Tennessee. In August 1998, the Company acquired all the outstanding common stock of General Electrodynamics Corporation ("GEC"). GEC manufactures and sells aircraft and truck scales and other aviation components used by the aviation maintenance and transportation industries and is located in Arlington, Texas. In March 2000, the Company acquired control of Global Leisure Travel, Inc. ("Global"). Global provides wholesale and retail travel-related services. See Note C.

   If the proposed merger described in Note Q is approved by the companies' shareholders, management anticipates its non-travel related businesses will be sold.

   In August 1997, the Company completed an initial public offering ("IPO") of its common stock (See Note J).

   Until March 31, 2000, the Company was organized into three operating divisions: overhaul and service, ground handling and services, and fixed base operation ("FBO") and airport management. As described above, the Company acquired a travel business on March 31, 2000. The overhaul and service division includes two business segments for financial reporting purposes: painting and maintenance and manufacturing. The ground handling and services and the FBO and airport management divisions were each considered separate business segments for financial reporting purposes. These two business segments were discontinued in December 1999 and February 2000, respectively, as described in Note P. The painting and maintenance business segment provides painting and paint stripping services and certain maintenance for commercial and freight aircraft at the Company's FAA approved repair stations in New Iberia, Louisiana and Portland, Oregon. The manufacturing business segment manufactures and sells aircraft batteries, scales and other aviation components to customers throughout the United States and Europe. The ground handling and services division provided aircraft ground handling and light catering services to a variety of passenger and freight airlines at the Dallas/Fort Worth International Airport. Services at other airports were terminated in fiscal years 1998 and 1999. The FBO and airport management division provided fuel and light maintenance services to general aviation, corporate and light freight aircraft customers at an airport in Casper, Wyoming.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation
   ---------------------
   The accompanying consolidated financial statements present the consolidated results of the Company and its majority owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

   Use of Estimates
   ----------------
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying financial statements include the carrying values and the estimated useful lives of intangible assets, goodwill and assets held for sale. Actual results could differ materially from those estimates. The most significant estimate is the approximately $56,000,000 of goodwill and other intangible assets the Company has recorded in connection with its acquisition of Global on March 31, 2000 (Note C). Global has incurred losses in the past and its future results may be dependent on the successful integration of its business with travelbyus.com (Note Q). Therefore, it is reasonably possible the expected useful lives of 10 years for the goodwill and five years for the other intangible assets could change materially in the near term.

   Revenue Recognition
   -------------------
   Revenues are recognized as services are performed or when products are shipped.

   Cash and Cash Equivalents
   -------------------------
   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   Restricted Cash and Time Deposit
   --------------------------------
   Restricted cash of $3,259,000 at March 31, 2000 consists of customer travel deposits. Restricted cash at June 30, 1999 includes $338,000 of collateral deposit account balances associated with a bank line of credit. In addition, the Company had a restricted time deposit at June 30, 1999 and 1998, which consisted of a $200,000 bank certificate of deposit which matured, after renewal, in October 1999. The certificate of deposit collateralized an open letter of credit and was restricted as to withdrawal until the associated letter of credit expired in October 1999.

   Inventories
   -----------
   Aircraft held for resale are valued at the lower of cost or market, with cost determined by the specific identification method. Parts and supplies inventories are stated at the lower of cost or market, with cost determined by the average costing method. Aircraft and truck scales and aviation components inventories are stated at the lower of cost or market, with cost determined by the first-in-first-out method. Provision is made for estimated excess and obsolete inventories.

   Inventories consisted of the following:

                                      March 31,          June 30,
                                      --------   -----------------------
                                        2000        1999         1998
                                      --------   ----------   ----------
Aircraft held for sale               $    -      $  170,000   $  434,000
Raw materials, parts and supplies      904,000    1,377,000    1,079,000
                                      --------   ----------   ----------
                                      $904,000   $1,547,000   $1,513,000
                                      ========   ==========   ==========

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   Goodwill and Other Intangible Assets
   ------------------------------------
   Goodwill represents the cost in excess of fair value of the net assets (including tax attributes) acquired in acquisitions. Goodwill is being amortized on a straight-line basis over periods ranging from 10 to 25 years. Amortization expense for the nine months ended March 31, 2000 and 1999 and the years ended June 30, 1999, 1998 and 1997 was $204,000, $201,000,
   $217,000, $99,000 and $50,000, respectively. Accumulated amortization totaled $458,000, $384,000 and $166,000 at March 31, 2000 and June 30, 1999 and 1998,
   respectively.

   At March 31, 2000, the Company also has other intangible assets, the most significant of which are contracts with airlines, hotel operators and touring companies. These intangible assets are amortized over five years.

   Property and Equipment
   ----------------------
   Property and equipment are stated at cost, less accumulated depreciation. Depreciation has been provided using straight line and double declining balance methods over the estimated useful lives of the assets which range from 5 to 30 years.

   Long-Lived Assets
   -----------------
   The Company's policy is to periodically review the net realizable value of its long-lived assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Based upon its most recent analysis, the Company believes no impairment of long-lived assets exists at March 31, 2000 or June 30, 1999. However, if the merger discussed in Note Q is approved by the shareholders of both companies, it is anticipated most of the Company's non-travel related operations would be sold. It is uncertain that a sale of these assets would result in recovery of their carrying amounts.

   Income Taxes
   ------------
   The Company accounts for income taxes using an asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

   Earnings (Loss) Per Share
   -------------------------
   Basic earnings or loss per share ("EPS") is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Debt and equity instruments convertible into shares of common stock have been excluded from the computation of diluted EPS because their inclusion would have been antidilutive.

   Comprehensive Income (Loss)
   ---------------------------
   Comprehensive income or loss is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income or loss includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for each period presented.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   Fair Value of Financial Instruments
   -----------------------------------
   For certain of the Company's financial instruments, including cash equivalents, accounts receivable, short-term borrowings and accounts payable, the carrying amounts approximate fair value due to their short maturities. Management believes the carrying amount reported for long-term debt approximates fair value based on current interest rates for debt with similar terms and maturities.

   Liquidity
   ---------
   The Company has incurred significant losses from operations in fiscal years 1999 and 1998 and the nine months ended March 31, 2000 and has working capital deficits of $3,799,000 and $2,073,000 at March 31, 2000 and June 30, 1999, respectively. The Company has converted certain short-term obligations to common stock and sold certain fixed assets and two subsidiaries which generated about $2,300,000 of working capital for the Company during the second and third quarters of fiscal 2000. In addition, the Company raised $2,000,000 in March 2000 in connection with the acquisition of Global and the transaction described in Note Q. Management is also confident that its credit facilities with banks (total of $1,713,000 at March 31, 2000) will continue to be available for the foreseeable future. However, if the Company continues to experience losses and is unable to complete the merger with Travelbyus.com, described in Note Q, the Company could have liquidity problems which could require it to dispose of assets or enter into potentially unfavorable financing arrangements.

   Discontinued Operations
   -----------------------
   As described in Note P, in December 1999 and February 2000, the Company sold two business segments. The results of operations from these two segments have been netted and reclassified as income (loss) from discontinued operations in the accompanying statements of operations. Certain assets and liabilities of the segments sold have been retained and are netted under the caption " assets held for sale" in the March 31, 2000 balance sheet.

   Reclassifications
   -----------------
   Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

   Unaudited Information
   ---------------------
   The consolidated balance sheet as of March 31, 2000 and the consolidated statements of operations for the nine-month period ended March 31, 2000 and 1999 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of March 31, 2000 and the results of operations for the nine months ended
   March 31, 2000 and 1999.

C. ACQUISITIONS

   General Electrodynamics Corporation
   -----------------------------------
   In August 1998, the Company acquired all the outstanding common stock of GEC in exchange for 112,029 shares of the Company's common stock valued at approximately $294,000. In addition, the Company agreed to remit to the former shareholder of GEC up to $300,000 of any collections from certain government contracts, net of direct expenses, received by GEC after the acquisition. The former shareholder of GEC relinquished the right to those collections in a subsequent settlement with the Company. The acquisition was

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   accounted for using the purchase method and the purchase price has been allocated to the net assets acquired based on their estimated fair values. The results of GEC are included in the accompanying financial statements beginning September 1, 1998. The excess of the purchase price over the fair value of the net assets acquired of $1,244,000 has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

   Casper Air Service
   ------------------
   Concurrent with the IPO in August 1997, the Company acquired all of the outstanding common stock of CAS. The purchase price of $2,400,000 included $1,167,000 in cash, 153,565 shares of the Company's common stock valued at approximately $883,000 and transaction costs. The acquisition was accounted for using the purchase method and the purchase price was allocated to the net assets acquired based on their estimated fair values. The results of CAS are included in the accompanying financial statements beginning August 20, 1997. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) of $1,041,000 was recorded as goodwill and is being amortized using the straight-line method over 20 years. As described in Note P, CAS was sold in February 2000 and its results have been reclassified as discontinued for all periods presented.

   Aero Design, Inc. and Battery Shop, LLC
   ---------------------------------------
   In March 1998, the Company acquired all of the outstanding common stock and ownership interests of Aero Design. The purchase price of $1,550,000 included $753,000 in cash and 134,068 shares of the Company's common stock valued at approximately $547,000 and transaction costs. The terms of the acquisition agreement provide for additional consideration to be paid if Aero Design's results of operations exceed certain targeted levels. The Company also agreed to protect the sellers from losses (up to $450,000) realized upon the resale of the Company's stock for a period of 540 days from closing of the acquisition. The Company issued the sellers 153,250 shares of common stock in fiscal year 2000 to satisfy this guarantee. The acquisition was accounted for using the purchase method and the purchase price was allocated to the net assets acquired based on their estimated fair values. The results of Aero Design are included in the accompanying financial statements beginning March 24, 1998. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) of $1,442,000 was recorded as goodwill and is being amortized using the straight-line method over 25 years.

   Global Leisure Travel, Inc.
   ---------------------------
   In March 2000, the Company entered into an agreement to acquire Global Leisure Travel, Inc. ("Global"). The acquisition of Global involved (1) the issuance by the Company of approximately $16,500,000 of liquidation value Series A preferred stock and warrants to purchase 4,250,000 shares of the Company's common stock to certain debt holders and the common stockholders and warrant holders of Global in exchange for retirement of the debt and cancellation of the outstanding common stock of Global; and (2) the sale of approximately $21,000,000 liquidation value Series B preferred stock and warrants by the Company in March 2000 and the purchase of Series B voting preferred stock of Global and the retirement of certain of Global's debt and payables with the proceeds. The sale of Series B preferred stock was to travelbyus.com (see Note Q) and other investors and included warrants to purchase 1,239,750 shares of common stock. The preferred stock was recorded at estimated fair value of $10,500,000 for the Series A and $21,000,000 for the Series B.

   Supplemental Pro Forma Results of Operations (Unaudited)
   --------------------------------------------------------
   The following unaudited pro forma summary presents the consolidated results of operations for the years ended June 30, 1999 and 1998 as if the CAS and Aero Design acquisitions had occurred as of the beginning

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   of the Company's 1998 fiscal year and as if the GEC and Global acquisitions had occurred at the beginning of each respective fiscal year presented. The summarized information does not purport to be indicative of what would have occurred had the acquisitions actually been made as of such dates or of results which may occur in the future.

                                               1999            1998
                                          --------------  --------------
        Revenues                           $  27,813,000   $  27,916,000
        Net loss                           $ (11,059,000)  $ (12,112,000)
        Net loss per share
         (basic and diluted)               $       (2.65)  $       (3.00)

   Adjustments made in arriving at pro forma unaudited results of operations included adjustment related to additional depreciation expense, amortization of goodwill and related tax adjustments.

D. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                                    March 31, 2000   June 30, 1999   June 30, 1998
                                                    ---------------  --------------  --------------
                                                      (Unaudited)
        Machinery and equipment                         $2,118,000     $ 3,624,000     $ 2,754,000
        Buildings and leasehold improvements               869,000         993,000         971,000
        Furniture, fixtures and office equipment           929,000         491,000         377,000
        Aircraft and vehicles                              150,000         714,000         710,000
                                                        ----------     -----------     -----------
                                                         4,066,000       5,822,000       4,812,000
        Less accumulated depreciation                     (872,000)     (1,772,000)     (1,099,000)
                                                        ----------     -----------     -----------
                                                        $3,194,000     $ 4,050,000     $ 3,713,000
                                                        ==========     ===========     ===========

   Depreciation expense charged to operations for the nine months ended
   March 31, 2000 and 1999 and the years ended June 30, 1999, 1998 and 1997 was $395,000, $511,000, $761,000, $595,000, and $363,000, respectively.

E. SHORT-TERM BORROWINGS

   Line of Credit Facilities
   -------------------------
   In August 1998, the Company's operating subsidiaries (other than GEC) obtained a $3,000,000 line of credit facility with the CIT Group/Credit Finance, Inc. for working capital management purposes. The line of credit bears interest at prime plus 1.5% (total of 7.75% at June 30, 1999) and extends through August 2001. Amounts available for borrowings are based on the level and composition of the Company's accounts receivable and inventory. Amounts borrowed are repayable from lock box collections of the Company's accounts receivable. Outstanding borrowings under this line of credit at March 31, 2000 and June 30, 1999 were $1,316,000 and $1,259,000, respectively. No additional borrowings were available under the terms of the line of credit at March 31, 2000 or June 30, 1999. The line of credit is collateralized by substantially all of the assets of the Company's operating subsidiaries (other than GEC) and guaranteed by the Company.

   In addition, GEC has a note payable to a bank under a revolving credit agreement with a balance of $397,000 at March 31, 2000 and June 30, 1999. Interest is at the bank's index rate plus 0.25% (total of 8.25% at June

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   30, 1999). The note is collateralized by equipment, inventory and accounts receivable of GEC and is due in May 2000.

   Other Short-Term Borrowings
   ---------------------------
   In June 1999, the Company borrowed $600,000 and executed notes payable to two individuals. The principal and interest at 9% were repaid at maturity of December 31, 1999. The notes were collateralized by stock of the Company's subsidiaries (except GEC). In connection with the notes, the Company issued the note holders warrants to purchase a total of 200,000 shares of the Company's common stock at $1.00 per share through June 2002. The warrants include a cashless exercise feature and the exercise price may be adjusted in certain circumstances, as specified in the agreement. The Company also granted 40,000 shares of common stock to a director as a finder's fee in connection with the notes. The shares were issued in July 1999. The estimated value of the warrants at the date of issuance of $106,000 and the quoted value of the shares at the grant date of $50,000 have been accounted for as a discount to the notes which has been amortized to expense over the seven-month life of the notes.

   At March 31, 2000 and June 30, 1999, the Company owed $200,000 without interest to a previous owner of GEC in connection with a non-compete agreement. The balance is due in full in May 2000.

   At June 30, 1998, the Company had a $700,000 note payable to a bank, bearing interest at a rate of prime plus 1.0% (9.5% at June 30, 1998). The entire principal was repaid in full in September 1998 using proceeds from the line of credit discussed above.

   At June 30, 1998, the Company had a $250,000 line of credit facility with a bank bearing interest at a rate of prime plus 0.5% (9.0% at June 30, 1998) and maturing in September 1998. The line of credit was repaid in full in September 1998 using proceeds from the line of credit discussed above.

F. LONG-TERM DEBT

   Long-term debt consisted of the following:

                                                                             March 31, 2000   June 30, 1999   June 30, 1998
                                                                             --------------  --------------  --------------
                                                                               (Unaudited)
        Convertible notes payable, payable in quarterly installments totaling $72,000 beginning April 1, 1998, bearing interest at
         10%, maturing March 1, 2001  and collateralized by the
         Company's shares of common stock of Pride Exterior, Inc.
         The notes are convertible into shares of common stock of the
         Company at conversion prices ranging from $3.00 to $4.50 per
         share, subject to adjustment for certain equity transactions.          $      -      $     377,000     $   811,000

        Note payable to a bank, interest at bank base rate (9.50% at June
         30, 1999); collateralized by equipment, inventories, accounts receivable and intangibles of GEC.  Due in monthly payments
         of $17,000 plus interest through April 2003.                               615,000         792,000            -

        Capitalized lease obligations                                               499,000            -               -

        Non-interest-bearing notes                                                  263,000            -               -

        Due to former Global Leisure Travel, Inc. shareholder at prime
         plus 2%, due on demand                                                     339,000            -               -

        Notes payable to a company by Global Leisure Travel, Inc., due
         2001, 16% annual interest rate                                           2,490,000            -               -

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


                                                                             March 31, 2000   June 30, 1999   June 30, 1998
                                                                             --------------  --------------  --------------
                                                                               (Unaudited)
        Various notes payable to an aircraft finance company, payable in varying monthly installments, including interest at prime plus 2.0% (9.75% and 10.5% at June 30, 1999 and 1998,
         respectively), maturing December 1998 to June 2000,
         collateralized by certain aircraft and equipment.                             -             53,000         311,000

        Various notes payable to a bank, payable in varying
         installments, including interest at rates ranging from 9.25% to
         9.5%, maturing through December 2002 and collateralized by
         certain aircraft.                                                             -             53,000            -

        Various other notes payable, including $15,000 loan from
         shareholder                                                                 42,000          68,000         241,000
                                                                             --------------      ----------      ----------
        Total                                                                     4,248,000       1,343,000       1,363,000
        Less current maturities of long-term debt                                (1,046,000)       (463,000)       (625,000)
                                                                             --------------      ----------      ----------
        Total long-term debt                                                 $    3,202,000      $  880,000      $  738,000
                                                                             ==============      ==========      ==========

   Notes payable with due on demand provisions have been classified as a current liability in the accompanying balance sheets.

   Maturities of long-term debt as of June 30, 1999 were as follows:

          Year ending June 30,
          --------------------
                 2000            $  463,000
                 2001               470,000
                 2002               230,000
                 2003               180,000
                                 ----------
                                 $1,343,000
                                 ==========

G. LEASES

   Capital Leases
   --------------

   The Company leases certain machinery and equipment under arrangements classified as capital leases. The net book value of machinery and equipment recorded under capital leases totaled approximately $540,000, $600,000, and $263,000 at March 31, 2000, June 30, 1999 and June 30, 1998, respectively.
   Amortization expense associated with assets held under capital leases is included in depreciation and amortization expense for all periods presented.

   Future minimum lease payments at June 30, 1999, together with the present value of the minimum lease payments are:

             Years ended June 30,
             --------------------
             2000                                             $ 219,000
             2001                                               206,000
             2002                                               128,000
             2003                                               123,000
             2004                                                52,000
                                                              ---------
             Total minimum lease payments                       728,000
             Less amount representing interest                 (125,000)
                                                              ---------
             Total present value of minimum lease payments      603,000
             Less current portion                              (164,000)
                                                              ---------
             Long-term obligation                             $ 439,000
                                                              =========

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   Operating Leases
   ----------------
   The Company leases various equipment and office and hanger facilities under cancelable and non-cancelable rental arrangements. Rental expenses from operating leases for the nine months ended March 31, 2000 and 1999 and the years ended June 30, 1999, 1998 and 1997 were $905,000, $1,110,000,
   $1,493,000, $1,466,000, and $699,000, respectively.

   At June 30, 1999, the minimum future lease payments for non-cancelable operating leases for the next five years and thereafter were as follows:

          Years ending June 30,
          -----------------------
          2000                      $   755,000
          2001                          552,000
          2002                          463,000
          2003                          411,000
          2004                          388,000
          Thereafter                  8,645,000
                                    -----------
                                    $11,214,000
                                    ===========

H. COMMITMENTS AND CONTINGENCIES

   In connection with the acquisition of Aero Design discussed in Note C, the Company entered into a royalty agreement which provides that the Company will pay the former owners of Aero Design a royalty of 2.5% of net revenues associated with new product license agreements developed during the seven year period beginning with the acquisition date. The royalties earned under the agreement were insignificant during all periods presented

   During fiscal year 1999, the Company entered into an agreement with a third party firm to provide financial advisory and consulting services to the Company. The terms of the agreements provide that the Company will pay the firm $125,000 in the event of a successful acquisition, capital infusion, financing or similar transaction. The agreement remains effective until canceled by either party.

   The Company, in connection with the production of revenue, produces chemical waste, which is temporarily stored on the Company's premises. Costs for disposal are expensed by the Company as waste is produced. The provision for disposal of waste on hand totaled $10,000 and $9,000 as of March 31, 2000 and June 30, 1999, respectively, and is included in accrued liabilities in the accompanying balance sheet.

   Certain of the Company's subsidiaries are partially self-insured for employee medical claims. Insurance with independent insurance carriers is maintained to cover medical claims in excess of self-insured limits. The Company's self-insured limits vary by month and policy year and are based on various factors including the number of employees and dependents covered and certain experience factors. In addition to aggregate annual and monthly limitations, the Company's exposure is further limited to specific limits per covered individual.

   In August 1998, four shareholders of the Company acquired 82,165 shares of the Company's common stock from the parties that sold CAS to the Company (see Note C). The Company guaranteed a minimum value for the shares of $3.50 per share through August 1999 (subsequently extended to March 2000). The difference

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   between the guarantee value and actual stock price may be settled in stock or cash at the shareholders' option. The Company records the fair value of the guarantee as a liability and expense and adjusts for changes in the fair value at each financial statement date. The liability associated with the guarantee at March 31, 2000 and June 30, 1999 was $0 and $133,000, respectively.

   The parties that sold CAS to the Company filed a lawsuit in fiscal year 1999, alleging the Company owed them $2.75 per share for the 82,165 shares referred to above related to a stock price guarantee when the Company acquired CAS. The Company believes the sellers' actions voided the guarantee and no amounts are due. The Company intends to vigorously defend the action.

   A former employee of GEC filed suit against GEC in December 1998, alleging that he injured himself on the job due to GEC's negligence. The plaintiff sought $155,000 in actual damages plus interest and costs. The suit was settled for $14,000 in March 2000.

   The Company is involved in certain other legal proceedings in the normal course of business. Management believes none of these matters will have a material effect on the Company's results of operations or financial position.

I. STOCK OPTIONS AND WARRANTS

   1997 Stock Option Plan
   ----------------------
   The Company's 1997 Stock Option Plan (the "Option Plan") was adopted by the Company's Board of Directors and shareholders in February 1997. The purpose of the Option Plan is to provide increased incentives to key employees and directors of the Company to render services and exert maximum effort for the business success of the Company. The Company has reserved 150,000 shares of its common stock for issuance upon exercise of such options.

   The Board of Directors or its Compensation Committee has the authority to select key employees and directors to whom stock options are granted as well as determining vesting schedules and other terms. The options vest ratably over five years and can have a term of up to ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incident. The exercise price of incentive stock options must not be less than the fair market value of the common stock on the date of grant.

   The Company's Board of Directors approved the issuance of 78,000 incentive stock options in fiscal year 1998 and 10,000 in fiscal year 1999. Of these, 59,000 were issued in replacement for and cancellation of previously issued options. The exercise price on all the options granted was the market price at the date of grant except for options for 50,000 shares which were granted at 110% of market price. All of the options were repriced in fiscal 1999 to the current market price of $1.69 per share, (except for the 50,000 shares which were repriced to $1.86 per share).

   Warrant Issuances
   -----------------
   In connection with a private placement of stock in 1996, the Company issued 280,000 warrants to investment advisors and other parties. 200,000 warrants were issued with an exercise price of $1.00 per share and 80,000 were issued to a director with an exercise price of $2.50 per share. These warrants were scheduled to expire February 28, 1999. The exercise price and number of shares issuable under the warrants are subject to

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   adjustment for certain equity transactions and other circumstances. The warrants also contain a "cashless" exercise feature whereby the warrants may be surrendered in exchange for a number of shares to be determined based on the difference between the exercise price and the market price for the Company's common stock. During fiscal year 1998, holders of the $1.00 warrants surrendered 144,755 warrants to purchase 129,112 shares of common stock. Additional warrants were surrendered to purchase 38,871 shares of common stock and the remainder expired in fiscal year 1999. In August 1999, the $2.50 warrants were extended to March 31, 2003 and repriced to the current market price of $1.69 per share.

   The Company issued 1,150,000 redeemable common stock purchase warrants in connection with its IPO discussed in Note J. These warrants entitle the holders to purchase, anytime after two years from the effective date of the offering, 1.058 shares of common stock per each warrant for $6.52. The exercise price and number of shares purchaseable is required to be adjusted periodically as a result of the issuance of new warrants or shares of common stock at exercise or issue prices lower than the exercise price of the warrants. In October 1999, the exercise price of the warrants was adjusted to $5.76 and the number of shares purchaseable was adjusted to 1.198 shares per warrant. The warrants expire five years from the effective date of the IPO and are redeemable at a price of $0.10 per warrant, with consent of the underwriter, upon 30 days written notice, provided that the average closing bid quotations or sales prices of the common stock equal or exceed $9.49 for 20 consecutive trading days ending on the tenth day prior to the date on which the Company gives notice of redemption. None of the warrants had been exercised as of March 31, 2000 or June 30, 1999.

   The Company also sold 100,000 warrants (the "Underwriter's Warrants") to the Underwriters of its IPO, for $0.001 per warrant. Each warrant entitles the holder to purchase a share of common stock at $9.49 and also to receive an Underlying Warrant whose term is identical to the warrants described above except that the exercise price is $11.38. The Underwriter's Warrants are exercisable for four years beginning one year after the effective date of the IPO. None of these warrants had been exercised as of March 31, 2000 or June 30, 1999.

   In April 1998, the Board of Directors elected to grant 345,000 warrants to officers, directors and consultants of the Company. In addition, the Board approved the issuance of warrants to purchase 52,000 shares of common stock in replacement for and cancellation of previously issued warrants to purchase an aggregate of 52,000 shares of common stock. The original exercise price on all the warrants granted was the market price at the date of grant. However, the 345,000 warrants were repriced to the current market price of $1.69 per share in August 1999.

   During fiscal year 1999, the Company granted warrants to various parties to purchase a total of 260,000 warrants at per share prices ranging from $2.13 to $9.00 and terms ranging from two to five years. The warrants were granted for services and were recorded as expense based on the estimated fair values of the warrants, which totaled $123,000.

   Additional warrants were issued in fiscal year 1999 in connection with notes payable as described in Note E.

   In connection with the acquisition of Global and the issuance of preferred stock described in Note C, the company issued warrants that entitle the holders to purchase shares of common stock as follows: (1) Series A warrants - 750,000 shares at $5.00 per share, (2) Series B warrants - 3,500,000 shares at $3.00 per share, and (3) Series C warrants - 1,239,750 shares at $3.00 per share. The warrants are not exercisable until the

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   Company's shareholders approve the issuance of the warrants and increase the authorized number of shares of common stock. The warrants expire on the earlier of March 31, 2005 or the second anniversary of the date the shares of common stock issuable upon the exercise of the warrants are registered for resale under the Securities Act of 1933, as amended.

   In February 2000, the Company's board of directors granted warrants to certain officers and directors to acquire 650,000 shares of common stock at $1.50 per share for three years. Warrants to purchase 500,000 of the shares are subject to shareholder approval and warrants to purchase 150,000 shares are subject to approval of both sets of shareholders in the arrangement described in Note Q.

   SFAS No. 123 Information
   ------------------------
   Pro forma information regarding net loss and loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its outstanding stock purchase warrants and employee stock options under the fair value method of that statement. The fair value of each warrant and option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997.

                                   1999     1998      1997
                                   -----    -----     -----
     Dividend yield                none      none      none
     Risk free interest rate      5.25%     5.74%     6.44%
     Expected volatility          0.85      0.30      0.28
     Expected lives (years)        1.0       5.5       7.0

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period while the estimated fair value of the warrants is expensed on the grant date. The Company's pro forma net loss and loss per share were as follows for the years ending June 30, 1999, 1998 and 1997:

                                          1999           1998          1997
                                      -------------  -------------  -----------
     Net Loss
       As reported                     $(2,305,000)   $(1,638,000)   $(476,000)
                                       ===========    ===========    =========
       Pro forma                       $(2,310,000)   $(2,103,000)   $(480,000)
                                       ===========    ===========    =========
     Loss per share -
       Basic and Diluted
       As reported                     $     (0.67)   $     (0.54)   $   (0.27)
                                       ===========    ===========    =========
       Pro forma                       $     (0.67)   $     (0.69)   $   (0.27)
                                       ===========    ===========    =========

   A summary of stock purchase warrant transactions and stock option transactions under the Option Plan is as follows:


                                              Weighted
                                              Average
                                              Exercise
                                     Number    Price
                                    --------  --------
     Outstanding at July 1, 1996        -     $    -
       Granted                        60,500      5.54
       Exercised                        -          -
       Forfeited/Canceled             (4,000)     5.75
                                    --------  --------
     Outstanding at June 30, 1997     56,500     $5.53
       Granted                       513,000      3.96
       Exercised                        -          -
       Forfeited/Canceled            (99,500)     6.86
                                    --------  --------

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)



                                              Weighted
                                              Average
                                              Exercise
                                     Number    Price
                                    --------  --------

     Outstanding at June 30, 1998    470,000      3.54
       Granted                       470,000      2.89
       Repriced - previous          (435,000)     3.50
       Repriced - new                435,000      1.69
       Exercised                        -          -
       Forfeited/Canceled            (33,000)     3.50
                                    --------  --------
     Outstanding at June 30, 1999    907,000  $   2.33
                                    ========  ========


                                              Weighted
                                              Average
                                              Exercise
                                     Number    Price
                                    --------  --------
     Exercisable Warrants
     and Options:
       June 30, 1997                  19,300     $5.10
                                     =======     =====
       June 30, 1998                 396,600     $3.50
                                     =======     =====
       June 30, 1999                 841,000     $2.33
                                     =======     =====


                                                                                           Exercise
                                                       Exercise Price  Exercise Price        Price
                                                         Less than       Equal to        Greater than
                                                       Market Price    Market Price      Market Price
                                                       --------------  --------------    --------------
        Weighted average fair value of warrants
        and options granted during the years ended:
             June 30, 1997                             $     -         $         1.85    $     -
                                                       ==============  ==============    ==============
             June 30, 1998                             $     -         $         1.57    $     -
                                                       ==============  ==============    ==============
             June 30, 1999                             $         0.53  $         0.71    $         0.31
                                                       ==============  ==============    ==============

   The following table summarizes information about the stock purchase warrants and the fixed price stock options outstanding June 30, 1999. All the warrants and approximately 22,000 of the options are exercisable at June 30, 1999.

                                      Weighted
                                       Average     Weighted
                                      Remaining    Average
                    Outstanding at   Contractual   Exercise
Exercise Prices:    June 30, 1999   Life (months)   Price
------------------  --------------  -------------  --------
$1.00 - $1.69              635,000            48      $1.47
$2.13 - $3.00              110,000            54      $2.21
$3.50 - $5.50               82,000            51      $4.23
$6.00 - $9.00               80,000            34      $7.31

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


J. SHAREHOLDERS' EQUITY

   Initial Public Offering
   -----------------------
   On August 19, 1997, the Company closed an initial public offering of its common stock and redeemable common stock purchase warrants. The Company sold 1,150,000 shares of common stock at a price of $5.75 per share and 1,150,000 common stock purchase warrants at a price of $0.10 per warrant. Proceeds from the stock offering totaled $5,180,000, net of approximately $1,548,000 of associated underwriting discounts and offering expenses.

   Preferred Stock
   ---------------
   The Company has 5,000,000 shares of preferred stock authorized, none of which were issued at June 30, 1999. The preferred stock may be issued in series and with rights and preferences as determined by the Company's Board of Directors. As of March 31, 2000, the Company has designated (1) 2,000 shares of Series A convertible voting preferred stock, of which 1,650 shares were outstanding; and (2) 3,000 shares of Series B preferred stock of which 2,100 shares were outstanding. The Series A and Series B preferred shares were issued in connection with the acquisition of Global (Note C). The Series A and Series B preferred shares each have a liquidation preference of $10,000 per share. The shares were recorded at their estimated fair values of $10,500,000 for the Series A and $21,000,000 for the Series B.

   If declared by the board of directors, dividends on the Series A and Series B preferred shares will be paid quarterly at an annual rate of 9% and 12%, respectively on the liquidation preference amounts. The Company has the right to redeem all or part of the outstanding Series A preferred stock at any time on or before September 30, 2000. The redemption price per share will be $10,000 plus all accrued unpaid dividends, calculated through the date of redemption. Holders of Series A preferred stock have the right to convert their stock into shares of common stock at any time after October 31, 2000, or earlier if the Company has exercised its right to redeem the stock. In addition, the Company has the right to require conversion of the Series A preferred stock into shares of common stock at any time. This right of the Company terminates when the Company completes a new common stock, preferred stock or debt financing after consummation of the arrangement described in Note Q that provides new gross cash proceeds of at least $25,000,000. The conversion price is the greater of $6 or the arithmetic mean of the closing bid prices of the common stock for the 21 trading days preceding the date of conversion. The Company has the right to redeem all or part of the outstanding Series B preferred stock at any time after February 28, 2001. Additionally, the Company is required to redeem shares of the outstanding Series B preferred stock from and to the extent of the net cash proceeds from the sale of any assets of Aviation Group other than in the ordinary course of business or any public debt or equity securities offering after completion of the arrangement described in Note Q. The Series B preferred stock will be redeemed at a price per share equal to $10,000, plus all accrued unpaid dividends, calculated through the date of redemption.

K. RELATED PARTY TRANSACTIONS

   The Company has a consulting arrangement with a member of the Board of Directors. The consulting arrangement provides for monthly fees of $4,000 and reimbursement of certain expenses. The term of the current agreement extends through February 2000. Fees paid under this arrangement totaled $32,000, $36,000, $48,000, $59,200 and $50,250 for the nine-month periods ended
   March 31, 2000 and 1999 and the years ended June 30, 1999 , 1998 and 1997, respectively.

   In connection with the acquisition of Aero Design in fiscal year 1998, the Company paid $25,000 in fees and issued 20,000 common stock warrants to RAS Securities, a company affiliated with a member of the Company's Board of Directors.

   During the nine month period ended March 31, 2000, two officers and directors of the Company loaned the Company a total of $305,000 for working capital. The loans were repaid in March 2000. In connection with the loans, the individuals were granted warrants to purchase a total of approximately 102,000 shares of common stock at $1.00 per share anytime for three years.

   Other related party transactions are described in Notes E, H and I.

L. PROVISION FOR INCOME TAXES

   The (provision) benefit for income taxes consist of the following components:

                                           1999        1998        1997
                                        -----------  ---------  ----------
Current                                  $    -       $   -      $(20,000)
Deferred                                  (199,000)    359,000     72,000
                                         ---------    --------   --------
(Provision) benefit for income taxes     $(199,000)   $359,000   $ 52,000
                                         =========    ========   ========

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   The following is a reconciliation of taxes computed at the federal statutory rate to the provision for income taxes included in the financial statements:

                                                              1999         1998        1997
                                                           -----------  ----------  ----------
Tax benefit computed by applying federal statutory rate     $ 716,000   $ 679,000    $179,000
Expenses not deductible for tax purposes (a)                  (74,000)    (71,000)    (88,000)
Other                                                            -         52,000     (39,000)
Valuation allowance                                          (841,000)   (301,000)       -
                                                            ---------   ---------    --------
Provision (benefit) for income taxes                        $(199,000)  $ 359,000    $ 52,000
                                                            =========   =========    ========

     (a)  Principally goodwill amortization.

   Deferred tax assets and liabilities consisted of the following at June 30:

Assets:                                                  1999         1998
                                                     ------------  -----------
  Net operating loss carryforward                    $ 1,548,000   $  984,000
Investment tax credits                                    81,000       81,000
Other                                                    114,000       88,000
                                                     -----------   ----------
                                                       1,743,000    1,153,000
Less: Valuation allowance                             (1,223,000)    (382,000)
                                                     -----------   ----------
Total deferred tax assets                                520,000      771,000
                                                     -----------   ----------
Deferred tax liabilities - property and equipment       (520,000)    (571,000)
                                                     -----------   ----------
Net deferred tax assets                              $      -      $  200,000
                                                     ===========   ==========

   For income tax purposes, the Company has available at June 30, 1999, unused federal net operating loss carryforwards (NOL) of approximately $4,900,000, which may be applied against future taxable income of the Company, expiring in various years from 2005 to 2019. The NOL related to businesses acquired are subject to certain annual limitations on their usage. The Company's valuation allowance against deferred tax assets increased from $382,000 at June 30, 1998 to $1,223,000 at June 30, 1999 due to an increase in the NOL and to a change in the Company's assessment as to the likelihood of utilization of the NOL in the future. Under the Internal Revenue Code, the utilization of the NOL could be limited if certain changes in ownership of the Company's common stock were to occur.

M. EMPLOYEE BENEFIT PLAN

   The Company sponsors a defined contribution ("401(k)") employee benefit plan, which is open to all employees meeting certain age and length of service requirements. Employees may contribute up to 15% of their compensation to the plan subject to statutory limits. Employer contributions to the plan are discretionary and no employer contributions have been made to date.

N. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

   Substantially all of the Company's accounts receivable at June 30, 1999 and 1998, resulted from sales to third party companies in the airline industry. This concentration of customers may impact the Company's overall

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


   credit risk either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes that the risk is mitigated by the size, reputation and nature of its customers. A significant portion of the Company's accounts receivable at March 31, 2000 result from travel-related sales and are due from various customers and retail travel agents. Although the Company generally does not require collateral or other security to support customer receivables, it may have certain rights, such as the ability to place liens on aircraft services, in the event of nonpayment by its customers.

   During the year ended June 30, 1999, the Company derived approximately 16% and 15% of its revenues from United Airlines and Federal Express, customers of its overhaul and service division. During the year ended June 30, 1998, the Company derived approximately 34% and 13% of its revenues from United Airlines and Boeing, respectively, customers of its overhaul and service division. During the year ended June 30, 1997, the Company derived approximately 75% of its revenues from United Airlines.

   Accounts receivable from two customers at June 30, 1999 represented approximately 29% of the total accounts receivable.

O. BUSINESS SEGMENT INFORMATION

   The following table summarizes financial information by the Company's three business segments and corporate for fiscal years 1999 and 1998 and the nine months ended March 31, 2000 and 1999. The Company's other two business segments were discontinued as described in Note P.

                                     Nine Months Ended
                                         March 31,                       Years Ended June 30,
                                  -------------------------     ----------------------------------------
                                     2000          1999           1999            1998          1997
                                  -----------   -----------    -----------     -----------    ----------
Net revenues:
 Painting and maintenance         $ 6,770,000   $ 8,937,000    $11,162,000     $10,729,000    $8,096,000
 Manufacturing                      2,589,000     3,004,000      3,935,000         314,000          -
 Corporate                               -            -               -               -             -
                                  -----------   -----------    -----------     -----------    ----------
 Total                            $ 9,359,000   $11,941,000    $15,097,000     $11,043,000    $8,096,000
                                  ===========   ===========    ===========     ===========    ==========
Operating income (loss):
 Painting and maintenance         $  (618,000)  $   617,000    $   443,000     $   178,000    $  258,000
 Manufacturing                        (90,000)      299,000        187,000         155,000          -
 Corporate                         (1,325,000)   (1,486,000)    (1,818,000)     (1,506,000)     (482,000)
                                  -----------   -----------    -----------     -----------    ----------
 Total                            $(2,003,000)  $  (570,000)   $(1,188,000)    $(1,173,000)   $ (224,000)
                                  ===========   ===========    ===========     ===========    ==========
Total assets:
 Painting and maintenance         $ 4,201,000   $ 3,986,000    $ 4,382,000     $ 4,226,000    $4,006,000
 Manufacturing                      4,736,000     4,617,000      2,196,000       1,898,000          -
 Travel                            62,912,000          -              -               -             -
 Corporate                            526,000       617,000        454,000         980,000       542,000
                                  -----------   -----------    -----------     -----------    ----------
 Total                            $72,375,000   $ 9,220,000    $ 7,032,000     $ 7,104,000    $4,548,000
                                  ===========   ===========    ===========     ===========    ==========
Depreciation and amortization
 Painting and maintenance                                      $   442,000     $   435,000    $  401,000
 Manufacturing                                                     210,000          22,000          -
 Corporate                                                          22,000           7,000         1,000
                                                               -----------     -----------    ----------
 Total                                                         $   674,000     $   464,000    $  402,000
                                                               ===========     ===========    ==========

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)

                                     Nine Months Ended
                                         March 31,                       Years Ended June 30,
                                  -------------------------     ----------------------------------------
                                     2000          1999           1999            1998          1997
                                  -----------   -----------    -----------     -----------    ----------
Capital expenditures
(including capital leases):
  Painting and maintenance                                     $   592,000     $   291,000    $  336,000
  Manufacturing                                                     87,000            -             -
  Corporate                                                         29,000          66,000        13,000
                                                               -----------     -----------    ----------
  Total                                                        $   708,000     $   357,000    $  349,000
                                                               ===========     ===========    ==========

   There were no significant intersegment sales or transfers for any period. Operating income by business segment excludes interest and other miscellaneous income and interest expense. Corporate assets consist primarily of cash and cash equivalents and prepaid expenses.

P. SALE OF DISCONTINUED BUSINESS SEGMENTS

   In December 1999, the Company sold its Tri-Star Airline Services ground handling subsidiary operations for $1,500,000, which resulted in a gain on disposal of $1,166,000. On February 8, 2000 the Company sold its Casper Air Service general aviation fixed base operations for $200,000 and the assumption of $600,000 in accounts payable, which resulted in an estimated loss on disposal of $566,000. Both businesses were sold to unrelated third parties. The Company retained the current assets of each entity and certain aircraft of Casper. The revenues of these two business segments during the periods presented were as follows:

               Nine Months Ended               Years Ended June 30,
            ------------------------   ------------------------------------
                2000         1999         1999         1998         1997
            -----------   ----------   ----------   ----------   ----------
Casper       $1,689,000   $4,548,000   $5,903,000   $5,739,000   $     -
Tri-Star     $  766,000   $1,124,000   $1,553,000   $1,462,000   $1,073,000

   As discussed in Note B, the results of operations of the disposed businesses have been reclassified and shown as income (loss) from discontinued operations on the statements of operations for the years ended June 30 1999, 1998 and 1997.

Q. PROPOSED BUSINESS COMBINATION

   On May 3, 2000, the Company entered into an agreement to effect an arrangement with travelbyus.com ltd. ("TBU"). The arrangement with TBU is to involve the issuance of new shares of common stock to the TBU shareholders, which will result in the TBU shareholders owning approximately 94% of the ongoing company.

   The arrangement with TBU is subject to approval of the shareholders of the Company and TBU and approval of an Ontario court. If the arrangement with TBU is approved, the Company anticipates it will attempt to sell the remaining non-travel related assets of the Company. Two directors of the Company will receive bonuses totaling $450,000 upon the earlier of the sale of these assets or January 2, 2001. In addition, if the arrangement is approved, certain directors of the Company will be entitled to exercise warrants to purchase an aggregate of 150,000 shares of the Company's common stock at $1.50 per share after completion of the arrangement. Following completion of the arrangement, the Company could be required to redeem Series B preferred stock in certain circumstances as described in Note J.

R. PRIOR PERIOD ADJUSTMENTS AND RESTATEMENTS

   Certain errors, resulting in the misstatement of previously reported assets, liabilities, income and expenses as of, and for the nine month period ended March 31, 1999 resulted in the following changes to total assets, total liabilities, accumulated deficit and net loss.

                     AVIATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (The period subsequent to June 30, 1999 is unaudited)


                                                  As of March 31, 1999             Nine Months
                                        -----------------------------------------     Ended
                                            Total         Total     Accumulated   March 31, 1999
                                           Assets      Liabilities    Deficit        Net Loss
                                        -------------  -----------  -------------  ---------------
As previously reported                   $14,657,000    $8,220,000   $(3,050,000)     $  (674,000)
Adjustment for effect of
 share price guarantee                             -       136,000      (136,000)        (136,000)
Adjustment for value of
   warrants issued for services                    -             -      (123,000)        (123,000)
Adjustment to correct tax
   provision                                (369,000)            -      (369,000)        (369,000)
                                         -----------    ----------   -----------      -----------
As restated                              $14,288,000    $8,356,000   $(3,678,000)     $(1,302,000)
                                         ===========    ==========   ===========      ===========

   Loss per share results previously reported for the nine month period ended March 31, 1999 have been restated as a result of the items identified above as follows:

        Net loss per share as previously reported     $  (0.20)
        Effect of errors                                 (0.18)
                                                      --------
        Net loss per share as restated                $  (0.38)
                                                      ========



                            ************************

Report of Independent Certified Public Accountants



To the Board of Directors of
Global Leisure Travel, Inc.


We have audited the accompanying consolidated balance sheets of Global Leisure Travel, Inc. and Subsidiaries (the "Company") for the years ended December 31, 1999 and 1998 and the related consolidated statements of loss, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Leisure Travel, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company has been acquired by Aviation Group, Inc. in accordance with the acquisition and Merger Agreement dated March 17, 2000.

/s/ BDO Seidman, LLP

March 31, 2000

                                                                           Global Leisure Travel, Inc. and Subsidiaries

                                                                                            Consolidated Balance Sheets

=======================================================================================================================

December 31,                                                                           1999                 1998
-----------------------------------------------------------------------------------------------------------------------

ASSETS

Current Assets
 Cash and cash equivalents                                                            $    349,883         $    212,854
 Restricted cash                                                                         1,953,535            1,893,783
 Accounts receivable, net of allowance for doubtful accounts of                          1,034,632              674,115
  $46,062 in 1999, and $45,000 in 1998
 Accounts receivable from related party                                                     71,800               35,593
 Prepaid tour costs                                                                      1,905,142            2,358,510
 Prepaid and other assets                                                                  311,633              868,566
-----------------------------------------------------------------------------------------------------------------------

Total Current Assets                                                                     5,626,625            6,043,421

Property and Equipment, net                                                              2,967,664

Intangible Assets, net                                                                   3,217,533            4,723,464

Investments                                                                                      -              221,328
-----------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                          $  9,482,776         $ 13,955,877
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
 Checks issued in excess of deposits                                                  $    730,251         $  3,242,196
 Accounts payable                                                                        8,197,820            9,503,014
 Customer deposits                                                                       5,585,142           10,385,021
 Accrued tour costs                                                                      2,110,866            2,565,480
 Accrued expenses and other liabilities                                                  1,445,305            2,185,311
 Current portion of long-term debt                                                       9,981,219            1,221,304
 Notes payable to related parties                                                       15,764,319            9,415,000
 Net current liabilities of discontinued operations                                              -              938,431
-----------------------------------------------------------------------------------------------------------------------

Total Current Liabilities                                                               43,814,922           39,455,757

Long-Term Debt, less current portion                                                       265,188              285,000
-----------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                                       44,080,110           39,740,757
-----------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Deficit
 Common stock, no par value, 20,000,000 shares authorized,
         4,000,000 shares issued and outstanding                                             1,000                1,000
 Accumulated deficit                                                                   (34,598,334)         (25,785,880)
-----------------------------------------------------------------------------------------------------------------------

Total Stockholders' Deficit                                                            (34,597,334)         (25,784,880)
-----------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                           $  9,482,776         $ 13,955,877
=======================================================================================================================
                                                                        See accompanying notes to financial statements.


                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                        Consolidated Statements of Loss

=======================================================================================================================

Year ended December 31,                                            1999                 1998                 1997
-----------------------------------------------------------------------------------------------------------------------
Net Commission Revenue                                           $  9,438,301         $ 11,906,394         $ 10,854,284

Selling, General and Administrative Expenses                      (16,964,862)         (18,954,168)         (16,384,573)

Impairment of Reservation System                                   (3,473,337)                   -                    -

Impairment of Goodwill                                               (929,664)                   -                    -
-----------------------------------------------------------------------------------------------------------------------

Loss from Operations                                              (11,929,562)          (7,047,774)          (5,530,289)

Other Income (Expense)
 Interest income                                                       91,675               73,451                    -
 Interest expense                                                  (5,262,680)            (578,288)              (7,716)
 Other                                                                 46,691                5,566                    -
-----------------------------------------------------------------------------------------------------------------------

Total Other Expense                                                (5,124,314)            (499,271)              (7,716)
-----------------------------------------------------------------------------------------------------------------------

Net Loss From Continuing Operations                               (17,053,876)          (7,547,045)          (5,538,005)
-----------------------------------------------------------------------------------------------------------------------

Discontinued Operations
 Gain (loss) from discontinued operations                            (260,521)             980,083              510,415
 Gain on dispositions                                               8,501,943                    -                    -
-----------------------------------------------------------------------------------------------------------------------

Income From Discontinued Operations                                 8,241,422              980,083              510,415
-----------------------------------------------------------------------------------------------------------------------

Net Loss                                                         $ (8,812,454)        $ (6,566,962)        $ (5,027,590)
=======================================================================================================================

Net income (loss) per share
 From continuing operations                                      $      (4.26)        $      (1.89)        $      (1.38)
 From discontinued operations                                    $       2.06         $       0.25         $       0.12
-----------------------------------------------------------------------------------------------------------------------

Net loss per share                                               $      (2.20)        $      (1.64)        $      (1.26)

Weighted average shares outstanding, restated for stock
 dividend                                                           4,000,000            4,000,000            4,000,000
=======================================================================================================================

Supplemental Information (Unaudited)
 Gross Travel Bookings                                           $ 91,963,165         $103,235,121         $ 56,086,792
=======================================================================================================================
                                                                        See accompanying notes to financial statements.

                                                                           Global Leisure Travel, Inc. and Subsidiaries

                                                                       Consolidated Statements of Stockholders' Deficit

=======================================================================================================================


                                                 Common Stock                                       Total
                                     -----------------------------------     Accumulated        Stockholders'
                                           Shares           Amount             Deficit             Deficit
---------------------------------------------------------------------------------------------------------------
Balance at January 1, 1997                  4,000,000             $1,000       $(14,191,328)       $(14,190,328)

 Net loss                                           -                  -         (5,027,590)         (5,027,590)
---------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                4,000,000              1,000        (19,218,918)        (19,217,918)

 Net loss                                           -                  -         (6,566,962)         (6,566,962)
---------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                4,000,000              1,000        (25,785,880)        (25,784,880)

 Net loss                                           -                  -         (8,812,454)         (8,812,454)
---------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                4,000,000             $1,000       $(34,598,334)       $(34,597,334)
===============================================================================================================
                                                                See accompanying notes to financial statements.

                                                                           Global Leisure Travel, Inc. and Subsidiaries

                                                                                  Consolidated Statements of Cash Flows

=======================================================================================================================

                                    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Year ended December 31,                                           1999                 1998                 1997
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss for the year                                           $ (8,812,454)         $(6,566,962)         $(5,027,590)
 Adjustments to reconcile net loss to net cash
  used by operating activities:
   Depreciation and amortization                                    1,003,846              639,545              558,305
   Impairment of goodwill                                             929,664                    -                    -
   Impairment of fixed asset                                        3,473,337                    -                    -
   Change in net assets and liabilities of discontinued              (938,411)             147,826             (572,353)
    operations
 Change in assets and liabilities
  Restricted cash                                                     (59,752)          (1,475,309)            (107,041)
  Accounts receivable                                                (396,724)             244,180               87,253
  Prepaid and other assets                                          1,010,301              335,424             (634,756)
  Customer deposits                                                (4,799,879)             498,018            1,966,387
  Accounts payable                                                 (3,817,139)           3,298,957            1,979,648
  Accrued tour costs                                                 (454,614)            (128,450)             584,111
  Accrued expenses and other liabilities                             (745,006)            (658,751)             885,510
-----------------------------------------------------------------------------------------------------------------------

Net Cash Used by Operating Activities                             (13,606,831)          (3,665,522)            (280,526)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Payment for trade name purchase                                            -             (130,000)                   -
 Additions to land, building and equipment                         (1,468,188)          (2,148,632)            (460,106)
 Other                                                               (103,702)              93,697               (6,410)
-----------------------------------------------------------------------------------------------------------------------

Net Cash Used by Investing Activities                              (1,571,890)          (2,184,935)            (466,516)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from borrowings on debt                                  19,582,784              607,500            1,600,000
 Payments on debt                                                 (10,245,232)          (1,187,064)            (239,380)
 Proceeds from borrowings from related parties                     26,016,334            6,395,000                    -
 Payments on notes payable to related parties                     (19,665,687)                   -             (315,000)
 Payments under capital lease obligation                             (372,449)             (90,194)             (43,802)
-----------------------------------------------------------------------------------------------------------------------

Net Cash Provided by Financing Activities                          15,315,750            5,725,242            1,001,818
-----------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                  137,029             (125,215)             254,776

CASH AND CASH EQUIVALENTS, beginning of year                          212,854              338,069               83,293
-----------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                           $    349,883          $   212,854          $   338,069
=======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid for interest                                          $  1,575,000          $   538,000          $   142,000
 Assets acquired by capital lease                                $          -          $   425,718          $         -
 Pushdown of GLT debt                                            $          -          $ 3,020,000          $         -
 Exchange of asset for debt relief                               $    221,328          $         -          $         -
=======================================================================================================================
                                                                        See accompanying notes to financial statements.

                                                                           Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================
NOTE 1:                   Nature of Operations - Global Leisure Travel, Inc. ("GLT" or "the Company")
Description of Business   is primarily engaged in wholesale and retail travel for both domestic and
and Summary of            international destinations.  Packages created by the Company, including
Significant Accounting    airline seats, hotel accommodations, automobile rentals and other land
Policies                  components, are contracted with the vendors and primarily marketed directly to retail travel agents.

                          Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of GLT and its wholly owned subsidiaries:  Sunmakers, Inc. ("Sunmakers"), KWTI Company ("KWTI"), Firstrav
                          International, Inc., Cruise Alaska Tours, Inc. ("CAT") and AOI, Inc. ("AOI").
                          Jetset Tours, Inc. and Maupintour were wholly owned subsidiaries until their respective sales in late 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

                          Effective February 28, 1997, the Company was purchased by Global Leisure,
                          Inc. for $2.7 million in cash and notes.  The accompanying financial statements have been prepared on the historical cost basis, with the $18 million excess of Global Leisure, Inc.'s purchase price over the net assets acquired remaining on Global Leisure, Inc.'s books.

                          On December 22, 1998, Global Leisure Travel, Inc. entered into an agreement to sell 95% of its common stock to Genesis Diversified Investments, Inc.
                          ("Genesis"). The accompanying financial statements have been prepared on the historical cost basis, with the $27 million excess of Genesis' purchase price over the historical cost of net assets acquired on Genesis' books

                          Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  Receivables from credit cards are treated as cash equivalents.

                          Property and Equipment - Property and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of three to five years.

                          Impairment of Long-Lived Assets - In accordance with the provisions of
                          Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for
                          the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", management of the Company reviews the carrying value of its equipment and intangible assets on a regular basis.  Estimated undiscounted future cash flows from operations are compared to current carrying value.  Reductions or reserves against assets, if necessary, are recorded to the extent the net book value of the asset exceeds the estimate of future undiscounted cash flows.

                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================
NOTE 1:                   Intangible Assets - The excess purchase price of subsidiaries over the fair
Description of Business   market value of net assets acquired is recorded as an intangible asset and is
and Summary of            being amortized using the straight-line method over 15 years.
Significant Accounting
Policies                  Revenue Recognition - In November 1999 the Emerging Issues Task Force
(continued)               ("EITF") of the Financing Accounting Standards Board issued a discussion paper EITF 99-19, Reporting Revenue Gross Versus Net, which has not yet been finalized and in December 1999, the U.S. Securities and Exchange Commission
                          issued Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial
                          Statements, both of which covered and included guidelines for determining the appropriateness of gross versus net revenue reporting practices specifically in the e-commerce and travel sectors.  The guidelines contained therein focus on determining whether the company in substance acts as principal, agent or broker in a transaction, whether it takes title to the products, and whether it assumes the risks and rewards of ownership.  The Company has considered these very recent developments in determining its revenue recognition and reporting policies and believes its current policies are consistent with this guidance, however, it is possible that these evolving standards may allow or require the Company to amend its practices for the recognition and reporting of revenue.

                          Net revenues consist primarily of markups on travel packages.  The Company generally recognizes net revenue when earned on the date of travel net of all cancellations and charges to reservations booked.

                          Customer deposits represent unearned revenues and are initially recorded as customer deposit liabilities on the balance sheet when received.  Customer deposits are subsequently recognized as revenue, generally upon the month of travel.

                          Investments - The Company accounts for its investments in which it has significant influence, but not control (generally represented by ownership of more than 20% but less than 50% of the entity's outstanding common stock)
                          using the equity method of accounting.  See Note 6 for details on the sale of investment during 1999.



                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================
NOTE 1:                   Advertising Costs - Advertising costs, consisting primarily of brochures,
Description of Business   printing and postage expenditures, are amortized over the period the tour
and Summary of            departs.  Recognition of advertising costs is in conformance with the
Significant Accounting    provisions of The American Institute of Certified Public Accountants
Policies                  Statement of Position 93-7, "Reporting of Advertising Costs".  Advertising
(continued)               costs of approximately $900,000 in 1999, $3.0 million in 1998, and $2.2 million in 1997 are included in the accompanying Consolidated Statements of
                          Loss.  Prepaid expenses includes prepaid advertising costs of $0 and $400,000 at December 31, 1999 and 1998, which will be reflected as an expense during the period benefited.

                          Income Taxes - The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109,
                          "Accounting for Income Taxes".  SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.  Deferred taxes are determined using enacted tax rates expected to be in effect in the years in which the temporary differences are expected to reverse.

                          Fair Value of Financial Instruments - Carrying amounts reported in the balance sheet for cash and cash equivalents, restricted cash, accounts receivable, prepaid tour costs, prepaid and other current assets, accounts payable and accrued expenses approximate fair value because of their immediate or short-term nature.  The fair value of long-term debt approximates its carrying value because the stated rates of the debt either reflect recent market conditions or are variable in nature.

                          Accounting Estimates - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

                          Basic and Diluted Net Income (Loss) per Common Share - Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed by dividing net loss, as adjusted, by the weighted average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during each period.  All per share information has been restated to reflect the stock dividend declared on
                          December 22, 1998.


                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================

NOTE 1:                   Reclassifications - Certain reclassifications have been made to the prior
Description of Business   years' financial statements to conform to the current year's presentation.
and Summary of
Significant Accounting    New Accounting Standards - In July 1999, the Financial Accounting Standards
Policies                  Board (the "FASB") issued SFAS No. 137, "Accounting for Derivative
(continued)               Instruments and Hedging Activities - Deferral of Effective Date of FASB No.
                          133".  The Statement defers for one year the effective date of SFAS No. 133,
                          "Accounting for Derivative Instruments and Hedging Activities".  The rule now will apply to fiscal quarters of fiscal years beginning after June 15, 2000.
                          SFAS No. 133, issued in June 1998, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.
                          SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.  SFAS 133 is effective for fiscal years beginning after June 15,
                          1999.  Management has considered the impact of this statement, and believes it does not have a material impact upon the Company's results of operations or financial position.

                          In March 1998, the American Institute of Certified Public Accountants (the
                          "AICPA") issued Statement of Position 98-1 "Accounting for the Costs of
                          Computer Software Developed or Obtained for Internal Use," ("SOP 98-1").  SOP
                          98-1 requires the Company to capitalize internal computer software costs once the capitalization criteria are met.  SOP 98-1 is effective January 1, 1999, and is applied to all projects in progress upon initial application.  Based on the adoption of SOP 98-1, the Company capitalized approximately $1.7 million and $2.0 million related to the Company's internal reservation systems during the years ended December 31, 1999 and 1998.  Capitalized software is amortized on a straight-line basis over a five-year period.  See
                          Note 4 for details on reservation system impairment losses recognized in 1999.


                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================

NOTE 1:                   Supplemental Information on Gross Travel Bookings (unaudited) - Gross travel
Description of Business   bookings represent the total purchase price of all travel products and
and Summary of            services booked by the Company.  This information does not affect the
Significant Accounting    Company's reported operating results.  Disclosure of gross travel bookings is
Policies                  not required by generally accepted accounting principles in the United
(continued)               States.  Gross travel bookings are not included in revenues or operating results, and should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles.  Management believes that gross travel bookings provide more consistent comparison between historical periods than do online revenues and commissions.  In addition, management believes that gross travel bookings are meaningful because such information and, in particular, year-to-year changes in such information, are a useful measure of market and product acceptance.

NOTE 2:                   The Company continues to have significant operating losses, working capital
Financial Condition,      deficiencies and has not been able to generate adequate cash to meet its
Liquidity and             obligations.
Subsequent Events
                          In March 2000, the Company entered into an agreement to be acquired by
                          Aviation Group, Inc. ("Aviation").  The acquisition of the Company is to involve (1) the issuance by Aviation of approximately $16,500,000 of Series A preferred stock; (2) the issuance of warrants to purchase 4,250,000 shares of
                          Aviation's common stock; and (3) the repayment of approximately $16,500,000 of the Company's outstanding debt.  The funds required to repay the Company's outstanding debt are to be provided by the sale of preferred stock to
                          Travelbyus.com ("TBU") and a proposed private placement of securities.

NOTE 3:                   In October 1999, the Company completed the sale of assets and assumption of
Discontinued Operations   certain liabilities of Maupintour to Ardsley, LLC, which after the forgiveness of intercompany debt, resulted in a payment to Ardsley, LLC of approximately $419,000.  In November 1999, the Company completed the sale of
                          Jetset stock to Arnell Corp. for approximately $6.3 million cash.


                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================

NOTE 3:                   The results of operations of Jetset and Maupintour have been classified as
Discontinued Operations   discontinued operations in the accompanying financial statements as the
(continued)               respective operations were geographically separate and operated independently of the Company's operations in Seattle, Washington.  Additionally, after the sales, the Company no longer handled bulk wholesale airfare transactions
                          (Jetset) or packaged tours which were directly purchased by the tour operator
                          (Maupintour). The gain or loss incurred on the sales of Jetset and Maupintour is presented separately as a component of discontinued operations.

                          Travel sales and commissions and net income from discontinued operations were as follows:

                                                            1999             1998             1997
                        --------------------------------------------------------------------------------

                          Travel sales and
                          commissions:
                          Maupintour                       $28,813,310      $41,794,311      $40,569,374
                          Jetset                            71,824,144       65,117,650       33,388,930
                        --------------------------------------------------------------------------------

                          Net income (loss):
                          Maupintour                          (593,480)       1,070,516          575,792
                          Jetset                               332,959          (90,433)         (65,377)
                        --------------------------------------------------------------------------------

                                                           $  (260,521)     $   980,083      $   510,415
                        ================================================================================

NOTE 4:                   Property and equipment consists of the following at December 31:
Property and Equipment
                                                                             1999             1998
                        --------------------------------------------------------------------------------

                          Capital leases                                    $   157,043      $   511,964
                          Buildings and leasehold                                     -          292,649
                          improvements
                          Furniture and equipment                               778,819          649,928
                          Reservation system                                    300,000        2,058,791
                        --------------------------------------------------------------------------------

                                                                              1,235,862        3,513,332
                          Less accumulated                                      597,244          545,668
                          depreciation
                        --------------------------------------------------------------------------------

                          Property and equipment, net                       $   638,618      $ 2,967,664
                        ================================================================================

                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================
NOTE 4:                   Depreciation expense was approximately  $221,477, $234,000 and $211,000 for
Property and Equipment    the years ended December 31, 1999, 1998 and 1997.  Depreciation expense on
(continued)               capital leases was approximately $102,400, $147,000 and $107,000 for the years ended December 31, 1999, 1998 and 1997.

                          The Company recorded a charge of $3,473,337 during 1999 for the write-down of the reservation system.  Based on the Company's history of operating losses and projection of future cash flows, management determined that it was necessary to write down the carrying value of this asset to its estimated fair market value.

NOTE 5:                   Intangible assets in the amount of $929,664 were written off through a charge
Intangible Assets         to operations in 1999, and reflected in the Consolidated Statement of Loss as
                          "impairment of goodwill".  The amount written off relates to goodwill recorded upon various subsidiary and trade name purchases, and represents the amount necessary to reduce the carrying values of the purchased goodwill to the Company's best estimate of the future undiscounted cash flows from the acquired assets.

                          Accumulated amortization at December 31, 1999 and 1998 was approximately $1.3 million and $2.0 million.

NOTE 6:                   GLT had a 45 percent interest in 4192 Meridian Associates (the "Venture").
Investments               The Venture was formed in May 1994 to acquire and operate a commercial office building in Bellingham, Washington.  The Company leased office space from the
                          Venture under a non-cancelable operating lease having a three-year term.
                          Rent expense paid to the Venture was approximately $28,000 for each of the years ended December 31, 1999, 1998 and 1997.  During 1999, the investment was sold to two former owners of the Company as settlement of a note payable to them.  Book value of the investment at the date of sale was approximately
                          $218,000.


                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================
NOTE 7:                   Related party debt consists of the following at December 31:
Related Party
Transactions                                                                   1999             1998
                        --------------------------------------------------------------------------------

                          Due to majority shareholder                       $ 9,549,319      $ 2,000,000
                          Due to Aviation Group                                       -                -

                          Due to minority shareholder                         6,215,000        7,415,000
                          and related individuals
                        --------------------------------------------------------------------------------

                                                                            $15,764,319      $ 9,415,000
                        ================================================================================

                          The loans from shareholders carry an interest rate of prime plus 2% (10.5% at
                          December 31, 1999) and are payable on demand.  Interest paid to the related parties was approximately $400,000, $414,000 and $32,000 for the years ended
                          December 31, 1999, 1998 and 1997.


NOTE 8:                   Long-term debt consists of the following at December 31:
Long-Term Debt
                                                                               1999             1998
                        --------------------------------------------------------------------------------

                          Notes payable to a company, due throughout        $ 9,863,623   $            -
                          2000, 16% annual interest rate.

                          Signing bonus, monthly payments of $8,333,            285,000          387,500
                          non-interest bearing.

                          Capitalized lease obligations                          97,784          470,233

                          Note payable to a company, due June 27,                     -          428,571
                          1999, non-interest bearing, principal
                          payments of $71,428, collateralized by the
                          Company's 45% interest in 4192 Meridian
                          Associates.

                          Note payable to an individual, due on                       -          110,000
                          demand, 6% annual interest rate.

                          Note payable to an individual, due on                       -          110,000
                          demand, 6% annual interest rate.
                        --------------------------------------------------------------------------------

                          Total long-term debt                               10,246,407        1,506,304

                          Less current portion                                9,981,219        1,221,304
                        --------------------------------------------------------------------------------

                          Long-term debt, less current portion              $   265,188      $   285,000
                        ================================================================================

                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================
NOTE 8:                   Maturities of debt are as follows:
Long-Term Debt
(continued)               Year ending December 31,                                            Amount
                        --------------------------------------------------------------------------------

                              2000                                                           $ 9,981,219
                              2001                                                               117,596
                              2002                                                               117,596
                              2003                                                                29,996
                        --------------------------------------------------------------------------------

                                                                                             $10,246,407
                        ================================================================================

NOTE 9:                   As of the year ended December 31, 1999, the Company has net loss
Income Taxes              carryforwards of approximately $26 million.  The loss carryforwards are available, through their expiration date of 2020, to offset future taxable income.  The utilization of these loss carryforwards is subject to limitation due to the changes in control of the Company.

                          Included in loss carryforwards is $410,000 attributable to CAT that can only be offset against future earnings of CAT.

                          At December 31, 1999 and 1998, the Company had a net deferred long-term tax asset of $5.7 million and $8.8 million arising primarily from net operating loss carryforwards offset by the use of accelerated methods of depreciation of fixed assets.  The Company has recognized a valuation allowance on all of its net deferred tax assets due to the uncertainty of realizing the benefits thereof.

                          The provision for income taxes differs from expected amounts, computed using the federal statutory rate of 34%, as follows:

                          Year ended December 31,            1999             1998             1997
                        --------------------------------------------------------------------------------

                          Expected benefit                $ 2,996,235      $ 1,960,660      $ 1,709,381
                          Non-deductible expenses            (657,924)        (247,722)        (271,132)
                          Change in valuation allowance    (2,338,311)      (1,712,938)      (1,438,249)
                        --------------------------------------------------------------------------------

                          Provision for income taxes      $         -      $         -      $          -
                        ================================================================================

                                                                          Global Leisure Travel, Inc. and Subsidiaries

                                                                                          Notes to Financial Statements

=======================================================================================================================

NOTE 10:                  The Company leases certain facilities under agreements which expire at
Lease Commitments         various dates.  Annual minimum rental commitments under operating leases that have initial or remaining non-cancelable lease terms are as follows:

                          Year ending December 31,                                                Amount
                        --------------------------------------------------------------------------------
                              2000                                                          $    945,684
                              2001                                                               894,578
                              2002                                                               636,109
                              2003                                                                36,656
                        --------------------------------------------------------------------------------

                                                                                            $  2,513,027
                        ================================================================================

                          Rent expense under operating leases was approximately $618,000, $413,000 and
                          $370,000 for the years ended December 31, 1999, 1998 and 1997.

NOTE 11:                  The Company had outstanding irrevocable letters of credit in the amount of
Letters of Credit         approximately $1.9 million as of the years ended December 31, 1999 and 1998.
                          These letters of credit were issued in the ordinary course of the Company's business and are collateralized by restricted cash of approximately $1.7 million.

NOTE 12:                  The Company has a 401(k) employee benefit plan for those employees who meet
Employee Benefit Plans    the eligibility requirements set forth in the plan.  Eligible employees may contribute up to 15% of their compensation.  The Company may make matching contributions at the discretion of its board of directors.  An employee becomes fully vested with respect to employer contributions after 6 years of service.  The Company contributed approximately $68,000, $65,000 and $56,000 to the plan for the years ended December 31, 1999, 1998 and 1997.

NOTE 13:                  As part of the 1995 purchase of Maupintour, the Company was contingently
Commitments and           liable for additional payments to the former owners from 1997 to 2000.  The
Contingencies             additional payments are a percentage of domestic and international sales exceeding a specified minimum.  The Company settled the remaining obligation, in conjunction with the sale of Maupintour, for $275,000.  The Company accrued $155,000 in 1998 which was also paid during 1999.



[LOGO OF PRICEWATERHOUSECOOPERS]

------------------------------------------------------------------------------


Report of Independent Accountants

To the Directors of
travelbyus.com ltd.


We have audited the consolidated balance sheet of travelbyus.com ltd. (formerly LatinGold Inc.) as at September 30, 1999 and the consolidated statements of operations and deficit and cash flows and changes in shareholders' equity for the period from January 1, 1999 to September 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 1999 and the results of its operations, its cash flows and changes in shareholders' equity for the period from January 1, 1999 to September 30, 1999 in accordance with generally accepted accounting principles in the United States.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, Canada
December 2, 1999
(except as to note 22, which is as at June 26, 2000)

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Directors of
travelbyus.com ltd.

We have audited the consolidated balance sheet of travelbyus.com ltd. [formerly LatinGold Inc.] as at December 31, 1998 and the consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and the results of its operations, its cash flows and changes in shareholders' equity for the years ended December 31, 1998 and 1997 in accordance with generally accepted accounting principles in the United States.



                                         /s/  ERNST & YOUNG LLP
Toronto, Canada,
April 21, 1999.                          Chartered Accountants
travelbyus.com ltd.
Consolidated Balance Sheets
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                  March 31,          September 30,          December 31,
                                                                      2000                   1999                  1998
                                                                         $                      $                     $
                                                                 (Unaudited)
Assets
Current assets
Cash and cash equivalents                                         9,807,689              3,256,021                45,741
Accounts receivable and prepaid expenses (note 5)                 2,599,558                 50,504                 9,535
Inventory and barter credits (note 5)                             2,002,897                      -                     -
                                                                 -------------------------------------------------------
                                                                 14,410,144              3,306,525                55,276

Cash deposits for acquisitions                                    2,615,600                436,354                     -

Cash in trust (note 7)                                               59,466              7,200,000                     -

Security deposits (note 8)                                          816,056                      -                     -

Deferred financing costs - net of accumulated
     amortization of $259,192
     (September 30, 1999 - $27,296) (note 12)                       542,036                922,861                     -

Deferred acquisition costs                                                -                194,281                     -

Marketable securities (note 4 & 14 (h))                             736,899                326,355               179,175

Programming library (note 10)                                     4,997,795                      -                     -

Investment (note 5)                                               7,277,600                      -                     -

Property, plant and equipment - net of accumulated
     amortization of $109,094 (September 30, 1999 -
     $4,133; December 31, 1998 - $60,712) (note 9)                1,969,676                 78,638                19,178

Goodwill - net of accumulated amortization of
     $1,699,466                                                  27,764,936                      -                     -

Other intangibles - net of accumulated amortization
     of $33,119 (note 11)                                         1,324,774                      -                     -
                                                                 -------------------------------------------------------
                                                                 62,514,982             12,465,014               253,629
                                                                 =======================================================

  The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Balance Sheets...continued
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                      March 31,      September 30,      December 31,
                                                                          2000              1999              1998
                                                                             $                 $                 $
                                                                     (Unaudited)

Liabilities
Current liabilities
Bank indebtedness (note 3)                                              531,000                  -                 -
Accounts payable and accrued liabilities (note 5)                     4,109,618            300,673            51,028
Due to related parties (note 16)                                        970,270            218,684             2,968
Customer deposits                                                     1,611,724                  -                 -
Advances (note 14(g))                                                 2,920,000                  -                 -
                                                                    ------------------------------------------------
                                                                     10,142,612            519,357            53,996

Debentures (note 12)                                                  6,147,566          6,254,407                 -
                                                                    ------------------------------------------------
                                                                     16,290,178          6,773,764            53,996
                                                                    ------------------------------------------------
Shareholders' Equity

Capital stock (note 13)
Authorized
    Unlimited number of common shares without par value
Issued
    70,284,308 common shares
      (September 30, 1999 - 41,539,178;
      December 31, 1998 - 20,989,178)                               135,873,619         97,080,625        95,720,625

Additional paid-in capital                                              569,988            569,988           569,988

Compensation for future services (note 10)                           (4,735,033)                 -                 -

Warrants and special warrants (note 13(e))                           24,364,715          5,756,652                 -

Accumulated other comprehensive income (loss) (net of
 tax of $nil) (note 14(h))                                              244,504           (115,146)         (262,326)

Deficit                                                            (110,092,989)       (97,600,869)      (95,828,654)
                                                                    ------------------------------------------------
                                                                     46,224,804          5,691,250           199,633
                                                                    ------------------------------------------------
                                                                     62,514,982         12,465,014           253,629
                                                                    ================================================

Commitments and contingencies (note 15)

Subsequent events (note 22)

Approved by the Board of Directors

/s/ Michael A Farrugia                   /s/ Bill Kerby
_______________________________ Director ______________________________ Director
       Michael A Farrugia                         Bill Kerby

  The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statements of Operations and Deficit
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------


(expressed in Canadian dollars)
                                                                                      Period from
                                                                                        January 1,
                                                      Six-month periods ended            1999  to
                                                                     March 31,       September 30,       Years ended December 31,
                                                        2000             1999                1999             1998             1997
                                                           $                $                   $                $                $
                                                  (Unaudited)      (Unaudited)
Revenues
Travel sales                                       5,989,263                -                    -                -               -
Associate marketing program revenues                 199,654                -                    -                -               -
Advertising revenues                                 476,201                -                    -                -               -
Technology sales                                     796,223                -                    -                -               -
                                                 ----------------------------------------------------------------------------------
                                                   7,461,341                -                    -                -               -
                                                 ----------------------------------------------------------------------------------
Expenses
Cost of services revenue                           2,869,294                -                    -                -               -
Cost of technology product sales                     795,966                -                    -                -               -
Amortization of property, plant and                   93,624            4,435                6,928                -               -
 equipment
Foreign exchange loss (gain)                          99,486             (812)              (2,323)               -               -
General and administration                         9,205,805           71,290            1,039,059          256,910         528,215
Advertising                                        1,180,417                -                    -                -               -
Interest expenses                                  2,500,877                -              284,464                -               -
Interest and other income                           (266,783)          (3,227)              (6,972)         (18,556)        (91,449)
Website costs                                        582,622                -              362,435                -               -
Write-off of property, plant and equipment                 -                -               14,229                -               -
Amortization of goodwill                           1,699,466                -                    -                -               -
Amortization of other intangibles                     33,119                -                    -                -               -
Stock-based compensation (note 6(a))                  91,500                -                    -                -               -
                                                 ----------------------------------------------------------------------------------
                                                  18,885,393           71,686            1,697,820          238,354         436,766
                                                 ----------------------------------------------------------------------------------
Loss from continuing operations                  (11,424,052)         (71,686)          (1,697,820)        (238,354)       (436,766)

Loss from discontinued operations, net of
 tax of $nil (note 20)                                     -         (179,744)             (74,395)      (1,044,645)    (10,343,254)
                                                 ----------------------------------------------------------------------------------
Net loss before extraordinary item               (11,424,052)        (251,430)          (1,772,215)      (1,282,999)    (10,780,020)

Extraordinary loss from repayment of
 debentures (net of tax of $nil) (note 12)        (1,068,068)               -                    -                -               -
                                                 ----------------------------------------------------------------------------------
Net loss for the period                          (12,492,120)        (251,430)          (1,772,215)      (1,282,999)    (10,780,020)

Deficit - Beginning of period                    (97,600,869)     (95,241,820)         (95,828,654)     (94,545,655)    (83,765,635)
                                                 ----------------------------------------------------------------------------------
Deficit - End of period                         (110,092,989)     (95,493,250)         (97,600,869)     (95,828,654)    (94,545,655)
                                                 ==================================================================================
Basic and diluted loss per common share
 from continuing operations and before
 discontinued operations and extraordinary
 item                                                  (0.18)           (0.01)               (0.05)           (0.01)          (0.03)
                                                 ==================================================================================
Basic and diluted loss per common share                (0.20)           (0.01)               (0.05)           (0.07)          (0.69)
                                                 ==================================================================================
Weighted average number of common shares
 outstanding                                      62,227,650       20,989,178           31,781,090       19,400,822      15,588,904
                                                 ==================================================================================

  The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statement of Changes in Shareholders' Equity
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                                    Common stock
                                                                            ----------------------------   ---------------
                                                                                                                Additional
                                                                                                           paid-in capital
                                                                               Number of          Amount            amount
                                                                                  shares               $                 $

Balance - January 1, 1997                                                     13,389,178      91,069,816                 -
Private placement of 3,100,000 units
    (consisting of one common share and one
    half warrant) at $1.63 per unit (note 13(a))                               3,100,000       4,175,210                 -
Compensation warrants on private placement (note 13(a))                                -         (61,535)                -
Comprehensive income
    Loss for the year                                                                  -               -                 -
    Unrealized loss on marketable securities                                           -               -                 -
Total comprehensive income
                                                                            ----------------------------------------------

Balance - December 31, 1997                                                   16,489,178      95,183,491                 -
Private placement of 4,000,000 common shares at
    $0.12 per share (note 13(b))                                               4,000,000         464,634                 -
Expiry of warrants                                                                     -               -           569,988
Issuance of shares to acquire Mexican Properties (note 20)                       500,000          72,500                 -
Comprehensive income
    Loss for the year                                                                  -               -                 -
    Unrealized loss on marketable securities                                           -               -                 -
Total comprehensive income (loss)
                                                                            ----------------------------------------------

Balance - December 31, 1998                                                   20,989,178      95,720,625           569,988
Private placement of 20,000,000 common shares at
    $0.06 per share (note 13(c))                                              20,000,000       1,175,000                 -
Issuance of shares for cash from exercised options                               550,000         185,000                 -
Issuance of debenture financing warrants
    (notes 12 and 13(d))                                                               -               -                 -
Issuance of warrants as financing fee for debenture
    financing (notes 12 and 13(d))                                                     -               -                 -
Costs of issuing debenture financing warrants
    (notes 12 and 13(d))                                                               -               -                 -
Comprehensive income
    Loss for the year                                                                  -               -                 -
    Unrealized gain on marketable securities                                           -               -                 -
Total comprehensive income (loss)
                                                                            ----------------------------------------------

Balance - September 30, 1999                                                  41,539,178      97,080,625           569,988
Issuance of shares for cash from exercised options                               323,500         166,550                 -
Issuance of shares for shares of certain companies (note 5)                   14,790,000      14,021,840                 -
Issuance of shares and warrants to purchase assets
    (notes 10 and 11)                                                          3,205,883       6,185,571                 -
Exercise of debenture financing warrants                                       4,892,500       6,327,934                 -
Private placement of 4,000,000 units (consisting of one
    common share and one half warrant) at $2.50 per
    unit (note 13(f))                                                          4,000,000       6,077,696                 -
Exercise of private placement warrants to common shares                          171,750         871,975                 -
Compensation warrants on private placements (note 13(f))                               -        (564,760)                -
Exercise of compensation warrants to common shares                               215,000         971,155                 -
Shares issued for future services (note 10)                                    1,146,497       4,735,033                 -
Private placement of 8,000,000 special warrants
    (each special warrant exercisable into one common share
    and one half warrant) at $2.50 per special warrant                                 -               -                 -
Compensation special warrants on private placements (note 13(e))                       -               -                 -
Compensation special warrants on private placements (note 13(e))                       -               -                 -
Comprehensive income
Loss for the period                                                                    -               -                 -
Unrealized gain on marketable securities                                               -               -                 -
Translation adjustment                                                                 -               -                 -
Total comprehensive income (loss)
                                                                            ----------------------------------------------
Balance March 31, 2000 (unaudited)                                            70,284,308     135,873,619           569,988
                                                                            ==============================================

                                                                    ---------------------------------------------------------------
                                                                    Compensation for            Special       Amount       Warrants
                                                                     future services           warrants            $
                                                                                   $
Balance - January 1, 1997                                                          -                  -            -              -
Private placement of 3,100,000 units
    (consisting of one common share and one
    half warrant) at $1.63 per unit (note 13(a))                                   -                  -            -      1,550,000
Compensation warrants on private placement (note 13(a))                            -                  -            -        155,000
Comprehensive income
    Loss for the year                                                              -                  -            -              -
    Unrealized loss on marketable securities                                       -                  -            -              -
Total comprehensive income
                                                                    ---------------------------------------------------------------

Balance - December 31, 1997                                                        -                  -            -      1,705,000
Private placement of 4,000,000 common shares at
    $0.12 per share (note 13(b))                                                   -                  -            -              -
Expiry of warrants                                                                 -                  -            -     (1,705,000)
Issuance of shares to acquire Mexican Properties (note 20)                         -                  -            -              -
Comprehensive income
    Loss for the year                                                              -                  -            -              -
    Unrealized loss on marketable securities                                       -                  -            -              -
Total comprehensive income (loss)
                                                                    ---------------------------------------------------------------

Balance - December 31, 1998                                                        -                  -            -              -
Private placement of 20,000,000 common shares at
    $0.06 per share (note 13(c))                                                   -                  -            -              -
Issuance of shares for cash from exercised options                                 -                  -            -              -
Issuance of debenture financing warrants
    (notes 12 and 13(d))                                                           -                  -            -      9,560,000
Issuance of warrants as financing fee for debenture
    financing (notes 12 and 13(d))                                                 -                  -            -        700,720
Costs of issuing debenture financing warrants
    (notes 12 and 13(d))                                                           -                  -            -              -
Comprehensive income
    Loss for the year                                                              -                  -            -              -
    Unrealized gain on marketable securities                                       -                  -            -              -
Total comprehensive income (loss)
                                                                    ---------------------------------------------------------------

Balance - September 30, 1999                                                       -                  -            -     10,260,720
Issuance of shares for cash from exercised options                                 -                  -            -              -
Issuance of shares for shares of certain companies (note 5)                        -                  -            -              -
Issuance of shares and warrants to purchase assets
    (notes 10 and 11)                                                              -                  -            -         50,000
Exercise of debenture financing warrants                                           -                  -            -     (4,892,500)
Private placement of 4,000,000 units (consisting of one
    common share and one half warrant) at $2.50 per
    unit (note 13(f))                                                              -                  -            -      2,000,000
Exercise of private placement warrants to common shares                            -                  -            -       (171,750)
Compensation warrants on private placements (note 13(f))                           -                  -            -        280,000
Exercise of compensation warrants to common shares                                 -                  -            -       (215,000)
Shares issued for future services (note 10)                              (4,735,033)                  -            -              -
Private placement of 8,000,000 special warrants
    (each special warrant exercisable into one common share
    and one half warrant) at $2.50 per special warrant                             -          8,000,000   18,463,392              -
Compensation special warrants on private placements (note 13(e))                   -                  -   (1,613,600)             -
Compensation special warrants on private placements (note 13(e))                   -                  -    1,613,600        800,000
Comprehensive income
Loss for the period                                                                -                  -            -              -
Unrealized gain on marketable securities                                           -                  -            -              -
Translation adjustment                                                             -                  -            -              -
Total comprehensive income (loss)
                                                                    ---------------------------------------------------------------

Balance March 31, 2000 (unaudited)                                        (4,735,033)         8,000,000   18,463,392      8,111,470
                                                                    ---------------------------------------------------------------

                                                                                                            Other capital accounts
                                                                 -----------------------------------------------------------------
                                                                                                      Accumulated
                                                                                                            other            Total
                                                                                     (Deficit)      comprehensive    shareholders'
                                                                                     retained              income           equity
                                                                      Amount         earnings  (net of tax of nil)               $
                                                                           $                $                   $
                                                                                                         (note 13)
Balance - January 1, 1997                                                  -      (83,765,635)          3,131,071       10,435,252
Private placement of 3,100,000 units
    (consisting of one common share and one
    half warrant) at $1.63 per unit (note 13(a))                     508,453                -                   -        4,683,663
Compensation warrants on private placement (note 13(a))               61,535                -                   -                -
Comprehensive income
    Loss for the year                                                      -      (10,780,020)                  -
    Unrealized loss on marketable securities                               -                -         (3,131,031)
Total comprehensive income                                                                                             (13,911,051)

Balance - December 31, 1997                                          569,988      (94,545,655)                 40        1,207,864
Private placement of 4,000,000 common shares at
    $0.12 per share (note 13(b))                                           -                -                   -          464,634
Expiry of warrants                                                  (569,988)               -                   -                -
Issuance of shares to acquire Mexican Properties (note 20)                 -                -                   -           72,500
Comprehensive income
    Loss for the year                                                      -       (1,282,999)                  -
    Unrealized loss on marketable securities                               -                -           (262,366)
Total comprehensive income (loss)                                                                                       (1,545,365)

Balance - December 31, 1998                                                -      (95,828,654)          (262,326)          199,633
Private placement of 20,000,000 common shares at
    $0.06 per share (note 13(c))                                           -                -                   -        1,175,000
Issuance of shares for cash from exercised options                         -                -                   -          185,000
Issuance of debenture financing warrants
    (notes 12 and 13(d))                                           5,864,054                -                   -        5,864,054
Issuance of warrants as financing fee for debenture
    financing (notes 12 and 13(d))                                  (915,514)               -                   -         (915,514)
Costs of issuing debenture financing warrants
    (notes 12 and 13(d))                                             808,112                -                   -          808,112
Comprehensive income
    Loss for the year                                                      -       (1,772,215)                  -
    Unrealized gain on marketable securities                               -                -             147,180
Total comprehensive income (loss)                                                                                       (1,625,035)

Balance - September 30, 1999                                       5,756,652      (97,600,869)           (115,146)       5,691,250
Issuance of shares for cash from exercised options                         -                -                   -          166,550
Issuance of shares for shares of certain companies (note 5)                -                -                   -       14,021,840
Issuance of shares and warrants to purchase assets
    (notes 10 and 11)                                                131,450                -                   -        6,317,021
Exercise of debenture financing warrants                          (3,001,034)               -                   -        3,326,900
Private placement of 4,000,000 units (consisting of one
    common share and one half warrant) at $2.50 per
    unit (note 13(f))                                              3,154,000                -                   -        9,231,696
Exercise of private placement warrants to common shares             (270,850)               -                   -          601,125
Compensation warrants on private placements (note 13(f))             564,760                -                   -                -
Exercise of compensation warrants to common shares                  (433,655)               -                   -          537,500
Shares issued for future services (note 10)                                -                -                   -                -
Private placement of 8,000,000 special warrants
    (each special warrant exercisable into one common share
    and one half warrant) at $2.50 per special warrant                     -                -                   -       18,463,392
Compensation special warrants on private placements (note 13(e))           -                -                   -       (1,613,600)
Compensation special warrants on private placements (note 13(e))           -                -                   -        1,613,600
Comprehensive income
Loss for the period                                                        -      (12,492,120)                  -
Unrealized gain on marketable securities                                   -                -             410,544
Translation adjustment                                                     -                -             (50,894)
Total comprehensive income (loss)                                                                                      (12,132,470)
                                                                 -----------------------------------------------------------------
Balance March 31, 2000 (unaudited)                                 5,901,323     (110,092,989)            244,504       46,224,804
                                                                 =================================================================

The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statements of Cash Flows
Six months ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                                           Period from
                                                                                            January 1,
                                                          Six-month periods ended              1999 to
                                                                        March 31,        September 30,    Years ended December 31,
                                                     ----------------------------       --------------    ------------------------
                                                              2000           1999                 1999            1998        1997
                                                                 $              $                    $               $           $
                                                        (Unaudited)    (Unaudited)
Cash flows from operating activities
Net loss for the period                                (12,492,120)      (251,430)          (1,772,215)     (1,282,999) (10,780,020)
  Items not affecting cash:
    Write-off of property, plant and equipment                   -              -               14,229               -            -
    Amortization of property, plant and equipment           93,624          4,435               79,009               -            -
    Amortization of goodwill                             1,699,466              -                    -               -            -
    Amortization of other intangibles                       33,119              -                    -               -            -
    Interest accreted on debentures                      1,468,020              -              168,461               -            -
    Amortization of deferred financing costs               231,896              -               27,296               -            -
    Loss from discontinued operations                            -         72,809               74,395          86,239    5,978,194
    Extraordinary loss from repayment of debentures      1,068,068              -                    -               -            -
Net change in non-cash working capital items:
    Increase in security deposits                         (816,056)             -                    -               -            -
    Accounts receivable and prepaid expenses              (754,133)        19,095              (40,970)        363,760      288,191
    Inventory and barter credits                           814,242              -                    -               -            -
    Due to related parties                                  24,836              -                    -               -            -
    Accounts payable and accrued liabilities             1,103,280         86,007              465,362        (386,501)    (486,230)
    Accrued interest                                       (18,756)             -                    -               -            -
    Customer deposits                                      386,362              -                    -               -            -
                                                     ------------------------------------------------------------------------------
                                                        (7,158,152)       (69,084)            (984,433)     (1,219,501)  (4,999,865)
                                                     ------------------------------------------------------------------------------

Cash flows from investing activities
Cash paid for acquisitions - net (note 6)               (7,021,152)             -                    -               -            -
Cash deposits on acquisitions (note 22(c))              (2,674,066)             -           (7,636,354)              -            -
Purchase of property, plant and equipment               (1,985,062)             -                    -               -            -
Investments                                             (7,277,600)             -                    -               -            -
Investing activities from discontinued operations                -            192             (421,374)              -     (255,418)
                                                     ------------------------------------------------------------------------------
                                                       (18,957,880)           192           (8,057,728)              -     (255,418)
                                                     ------------------------------------------------------------------------------

Cash flows from financing activities
Bank indebtedness                                         (205,800)             -                    -               -            -
Proceeds from issuance of debentures (note 12)                   -              -           11,950,000               -            -
Issuance of note payable (note 6(c))                     1,458,505              -                    -               -            -
Repayment of note payable (note 6(c))                   (1,458,505)             -                    -               -            -
Costs on issuance of debentures (note 12)                        -              -           (1,057,559)              -            -
Issuance of common shares                                        -              -            1,200,000         480,000    5,053,000
Share issue costs                                       (2,304,912)          (935)             (25,000)        (15,366)    (369,337)
Decrease in other liabilities                                    -              -                    -        (171,600)    (407,800)
Issue of special warrants                               20,000,000              -                    -               -            -
Issue of equity units                                   10,000,000              -                    -               -            -
Exercises of options and warrants                        4,632,075              -              185,000               -            -
Subscriptions received                                   2,920,000              -                    -               -            -
Repayment of debentures                                 (2,494,000)             -                    -               -            -
                                                     ------------------------------------------------------------------------------
                                                        32,547,363           (935)          12,252,441         293,034    4,275,863
                                                     ------------------------------------------------------------------------------
Foreign exchange effect on cash                            120,337              -                    -               -            -
                                                     ------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents         6,551,668        (69,827)           3,210,280        (926,467)    (979,420)
Cash and cash equivalents -
  Beginning of period                                    3,256,021         76,817               45,741         972,208    1,951,628
                                                     ------------------------------------------------------------------------------
Cash and cash equivalents -
  End of period                                          9,807,689          6,990            3,256,021          45,741      972,208
                                                     ==============================================================================


  The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd.
Consolidated Statements of Cash Flows... continued
Supplemental Disclosure of Interest and Non-Cash Investing and Financing Activities
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                                             Period from
                                                                              January 1,
                                               Six-month periods ended           1999 to
                                                             March 31,     September 30,     Years ended December 31,
                                             -------------------------     -------------     ------------------------
                                                   2000           1999              1999           1998          1997
                                                      $              $                 $              $             $
                                             (Unaudited)    (Unaudited)
Supplemental Information

Interest paid                                   746,875              -             2,137              -             -
Interest received                               261,235          3,227             4,402              -             -

Non-cash investing activities
Mineral property expenditures paid by
 issuing common shares                                -              -                 -        (72,500)            -
Common shares issued in connection
 with acquisition of subsidiaries           (13,930,430)             -                 -              -             -
Common shares issued in connection
 with acquisition of assets (notes 10
 and 11)                                     (6,327,934)             -                 -              -             -

Non-cash financing activities
Common shares issued for mineral
 properties                                           -              -                 -         72,500             -
Common shares issued for future
 services (note 10)                           4,735,033              -                 -              -             -
Compensation warrants issued to agents
 in connection with private placements
 (note 13(a) and (f))                           564,760              -                 -              -        61,535
Compensation warrants issued to agents
 in connection with debenture
 financing (note 12)                                  -              -           808,112              -             -
Compensation special warrants issued
 to agents in connection with private
 placements (note 13(e))                      1,613,600              -                 -              -             -
Compensation warrants issued to agents
 in connection with asset purchase
 (note 11)                                      131,450              -                 -              -             -


  The accompanying notes are an integral part of these consolidated financial statements.

travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

1    Nature of operations

     travelbyus.com ltd. (the "company") is developing an integrated Internet travel organization which provides travel options via the Internet as well as through 1-800 call centres and traditional travel agencies, primarily to retail customers located in the western United States. The company also provides advertising services to airlines and hotels located in the United States, provides retail travel agencies access to certain travel suppliers under preferred supplier agreements, licenses television program materials for broadcast, and sells computer data storage equipment to Canadian corporate customers.

     travelbyus.com ltd. (formerly LatinGold Inc.) was incorporated in 1986 under the Business Corporations Act (Ontario). The company was a precious metals exploration company until 1999 when it changed its business focus to the travel sector. In April 1999, the company discontinued its mining activities, and accordingly, its mining activities have been presented as discontinued operations. The company changed its name to travelbyus.com ltd. from LatinGold Inc. on June 11, 1999. In 1999, the company changed its year end to September 30.

2    Summary of significant accounting policies

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. A summary of the significant accounting policies is set out below.

     Unaudited information

     The consolidated balance sheet as at March 31, 2000 and the consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for the six months ended March 31, 2000 and 1999, including the related notes, are unaudited. This unaudited information reflects all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

     Basis of consolidation

     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries.

     Business combinations

     Business combinations have been accounted for under the purchase method of accounting and therefore include the results of operations of the acquired business from the date of acquisition. Assets acquired and liabilities assumed are recorded at their fair values at the date of their acquisition.

     Use of estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and
travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

     Cash and cash equivalents

     Cash and cash equivalents consist of balances with banks and investments in money market instruments with original maturities of less than 90 days.

     Inventory and barter credits

     Data storage systems are recorded at the lower of cost or estimated net realizable value. Cost includes direct materials, labour and an allocation of overhead, and is determined on a first-in, first-out basis.

     Media credits are recorded at the lower of carrying value or estimated net realizable value. Carrying value is determined as cost (the amount paid to the media company in exchange for the media credits). Where the media credits represent media availability which expires over time, cost is amortized on a straight-line basis over the time to expiry. Where the company incurs costs to prepare the media for use by the customer, the cost of these services is included in the carrying value of the media credits.

     Travel credits are recorded at the lower of cost and estimated net realizable value. As prescribed by EITF Abstract Issue No. 93-11, cost is determined as the carrying value of the media credits exchanged for travel credits on the basis that there is not persuasive evidence of the fair value of the media credits given up for the travel credits.

     Revenue recognition

     a)   Travel sales

          Travel sales consist of revenues derived from the sale of travel products including airline tickets, hotel and vacation property accommodations, car rentals, vacation packages including cruises and tours, and volume bonuses and overrides from suppliers of these products.

          Where the company sells airline tickets or provides travel bookings as an agent, at prices determined by the supplier, commission revenue is recognized at the time the ticket is issued to the customer, which generally corresponds to the time the payment is processed, less an allowance for returns and cancellations based on the company's historical experience.

          Where the company acquires an inventory of travel services from airlines, hotels, vacation properties, car rental companies and vacation package providers and the company determines the selling price of these products, revenue for these services is recognized upon the customer's scheduled departure date, provided that collection is reasonably assured. Sales are recorded at the gross amount collected from the customer when the company has acquired an inventory which is non-returnable and non-refundable. Where the inventory is returnable and/or refundable, sales are recorded at the amount paid by the customer net of the travel product costs.

travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

          The company also earns commissions for booking accommodations and vehicle rentals, and receives certain volume bonuses and overrides from the travel product suppliers (overrides represent commissions earned on the basis of volumes). Revenues related to accommodations and vehicle rentals are recognized on the customers' scheduled departure dates. Volume bonus and override commission revenues are recognized as specified in the contractual arrangement when the specified targets have been achieved.

     b)   Marketing program revenues

          The company provides retail travel agencies with access to certain travel product suppliers under preferred supplier agreements. Under these associate marketing programs, the member agencies are charged an annual or monthly license fee. The license fees are recognized on a straight-line basis over the license period, when collectibility is reasonably assured.

     c)   Advertising revenues

          The company earns revenue from the exchange of advertising media credits for travel credits, which is recognized as the media credits are used by the travel product supplier involved in the exchange. The company acquires rights to the use of certain media, including billboards, radio, television and newspaper advertising, in exchange for cash payments to media companies. These rights (media credits) are exchanged with travel product suppliers in return for credits that may be exchanged for their travel products (travel credits), which in turn are sold to third parties. In connection with these arrangements, the company may also provide services to travel product suppliers to assist them in placing their advertisements in the available media, the costs of which are added to the carrying value of the media credits exchanged for travel credits. The carrying value of the media credits is used as the basis for the measurement of the exchange transaction, except where the expected net realizable value of the travel credits at the time of the exchange is less than the carrying amount of the media credits, in which case the expected net realizable value of the travel credits is used.

          Advertising revenues are also derived from travel product suppliers' advertising included in printed marketing and promotional materials prepared by the company and delivered to travel agents and customers. Advertising revenues are recognized at the time the marketing and promotional materials are distributed to the travel agents and customers, when collectibility is reasonably assured. Costs of sales comprise the direct costs of developing and producing the marketing and promotional materials.

     d)   Technology sales

          Revenue from the sales of computer data storage equipment is recognized upon delivery of the equipment, provided collectibility is reasonably assured.

     e)   Television programming revenues

          Revenues from the license of television program material are recognized when the license period begins and all of the following conditions have been met: a) the license fee is known, b) the cost of the episodes provided under the license agreement is known or reasonably determinable, c) collectibility of the license fee is reasonably assured, d) the episodes have been accepted by the licensee in accordance with the license agreement and e) the episodes are available for the first telecast.

travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     Property, plant and equipment

     Property, plant and equipment are stated at cost less accumulated amortization. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives. Amortization rates are as follows:

        Automobiles                                                    5 years
        Office and computer equipment and furniture                5 - 7 years
        Manufacturing equipment                                        7 years
        Leasehold improvements                              over term of lease

     Goodwill

     Goodwill represents the excess of costs over amounts assigned to the net identifiable assets of acquired entities. The excess is amortized on a straight-line basis over a period ranging from five to ten years, as determined by the expected period of benefit from each acquisition.

     In addition to the impairment policy for long-lived assets, the company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the goodwill. If such circumstances arise, the company would use an estimate of the undiscounted value of the expected future operating cash flows and residual to determine whether the net carrying amount of the goodwill exceeds the estimated net recoverable amount.

     Other intangibles

     The costs of acquiring the right to the 800-i-TRAVEL number are amortized on a straight-line basis over 5 years.

     Impairment of long-lived assets

     The company reviews the carrying amount of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The determination of any impairment includes a comparison of future operating cash flows anticipated to result from the use of the asset to the net carrying value of the asset. In the event of a business combination, any goodwill arising in the transaction is included in the group of assets for the purpose of the recoverability tests, or is allocated to the individual assets being tested on a pro rata basis using the relative fair values of the long-lived assets acquired at the acquisition date. In instances where goodwill is identified with assets that are subject to an impairment loss, the carrying value of the goodwill is eliminated before making any reduction of the carrying amounts of impaired long-lived assets.

     Programming library

     The costs to acquire television programming are capitalized and amortized in the same ratio that current gross revenues bear to anticipated total gross revenues. Estimates of anticipated total gross revenues are reviewed periodically and revised when necessary to reflect more current information. Where the carrying value of the
travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     unamortized costs exceeds the estimated net realizable value, the carrying value is written down to the net realizable value.

     Foreign currency translation

     Foreign currency transaction gains or losses are included in net earnings
     (loss) for the period in which there is an exchange rate change. Assets and liabilities of operations where the functional currency is other than the Canadian dollar are translated at the exchange rate at the balance sheet date. Revenues, costs and expenses of such operations are translated at the average rate of exchange prevailing during the period. Translation adjustments are included as a component of other comprehensive income and charged or credited to accumulated other comprehensive income, a component of shareholders' equity.

     Advertising costs

     The company accounts for advertising costs in accordance with AICPA Statement of Position 93-7, Reporting on Advertising Costs, whereby costs are generally expensed as incurred except for television and radio advertisements, which are expensed, including related production costs, the first time the advertising takes place.

     Stock-based compensation

     The company accounts for stock-based employee compensation arrangements using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations; accordingly, compensation cost of stock awards is measured as the excess, if any, of the quoted market price of the company's stock at the date of the grant over the option exercise price and is charged to operations over the vesting period.

     Income taxes

     The company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A valuation allowance is provided for deferred income tax assets if it is more likely than not that the company will not realize the future benefit, or if the future deductibility is uncertain.

     Loss per share

     Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Common shares outstanding include shares issuable for little or no cash consideration and for which all necessary conditions have been satisfied. Diluted loss per share is computed by including other potential common stock from exercise of stock options and warrants in the weighted average number of common shares outstanding for a period, if dilutive.

travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     The following table sets forth the computation of loss per share:

                                                                      Period from
                                                                       January 1,
                                         Six-month periods ended          1999 to
                                                       March 31,    September 30,          Years ended December 31,
                                    ----------------------------    -------------     -----------------------------
                                            2000            1999             1999             1998             1997
                                               $               $                $                $                $
                                     (unaudited)     (unaudited)
     Net loss for the period         (12,649,373)       (815,671)      (1,775,300)      (1,282,999)     (10,780,020)

     Weighted average number
       of shares outstanding
          Common shares               59,792,582      20,989,178       31,781,090       19,400,822       15,588,904
          Special Warrants             2,435,068               -                -                -                -

     Basic and diluted loss per
       common share                        (0.20)          (0.04)           (0.05)           (0.07)           (0.69)

     New accounting pronouncements

     On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133, as subsequently amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (October 1, 2000 for the company). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As management of the company does not currently use derivative instruments, the adoption of FAS 133 is not expected to have a significant effect on the company's results of operations or its financial position.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements, and in March 2000, the SEC issued SAB 101A which provided certain amendments to SAB 101. The company believes that its current revenue recognition and reporting policies are consistent with the Staff views set out in those bulletins.

     In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 ("FIN 44"), which clarifies the application of APB 25 for certain issues. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The company has not yet determined the effect, if any, this pronouncement will have on the reporting and measurement of stock-based compensation by the company.

     On May 8, 2000, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board issued EITF 00-02, Accounting for Website Development Costs, which covered and included guidelines to account for costs incurred to develop a website. The guidelines contained therein focus on determining the nature of website development costs and whether to capitalize or expense these costs accordingly. The company has expensed all costs incurred to date to develop its website. Transitional provisions contained in this EITF 00-02 require application of these guidelines for fiscal quarters beginning after June 30, 2000. The
travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     company will comply with this policy in accordance with the transitional provisions. The company has not yet determined the effect, if any, of this new pronouncement.

     On June 12, 2000, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 00-2, Accounting by Producers or Distributors of Films ("SOP 00-2"), which provides guidance on generally accepted accounting principles for films. Films are defined in SOP 00-2 as feature films, television specials, television series, or similar products that are sold, licensed, or exhibited, whether produced on film, video tape, digital or other video recording format. Transitional provisions contained in this SOP 00-2 require the application of these guidelines for fiscal years beginning after December 15, 2000. The company will comply with this policy in accordance with the transitional provisions. The company has not yet determined the effect, if any, of this new pronouncement.

3    Bank indebtedness

     A subsidiary of the company has an operating line of credit available of $650,000, bearing interest at the bank's prime lending rate plus 2.5%. Bank indebtedness drawn against this line of credit is payable on demand and is secured by a general security agreement covering all of the subsidiary's assets other than real property and Export Development Corp. insurance coverage on certain accounts receivable. As at March 31, 2000, $531,000 has been drawn against this facility.

4    Marketable securities

     Marketable securities are considered available-for-sale and are stated at market value. Unrealized holding gains and losses are excluded from earnings and reported in a separate component of shareholders' equity. At March 31, 2000 (unaudited), the company held 639,912 (September 30, 1999 - 639,912; December 31, 1998 - 639,912) common shares of Scorpion Minerals Inc. ("Scorpion"), a company related by virtue of a director in common. At March 31, 2000 (unaudited), the cost of marketable securities was $441,500 (September 30, 1999 - $441,500; December 31, 1998 - $441,500).

5    Balance sheet components

     Accounts receivable and prepaid expenses

                                                    March 31,   September 30,  December 31,
                                                         2000            1999          1998
                                                            $               $             $
                                                  (Unaudited)
     Trade receivables                             2,270,838            2,756         9,535
     Less:  Allowance for doubtful accounts          (21,714)               -             -
     Other accounts receivable                       287,091           37,739             -
                                                -------------------------------------------
                                                   2,536,215           40,495         9,535
     Prepaid expenses                                 63,343           10,009             -
                                                -------------------------------------------
                                                   2,599,558           50,504         9,535
                                                ===========================================

travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     Prepaid expenses relate primarily to rent and insurance.

     Inventory and barter credits

                                   March 31,     September 30,    December 31,
                                        2000              1999            1998
                                           $                 $               $
                                 (Unaudited)
     Data storage systems            856,089                 -               -
     Media credits                   114,681                 -               -
     Travel credits                1,032,127                 -               -
                               -----------------------------------------------
                                   2,002,897                 -               -
                               ===============================================

     Data storage systems comprise three major types of products: disk systems, optical mediums (CD and DVD servers), and tape back-up products. There are substantially no raw materials or work in process.

     Investment

     In connection with the proposed business combination with Aviation Group, Inc. ("Aviation Group") (note 23), the company has invested $7,277,600 (U.S. $5,000,000) in Aviation Group through the purchase of 500 shares of non-voting Series B 12% cumulative preferred stock from Aviation Group at U.S. $10,000 per share liquidation value, the proceeds of which were used, in part, by Aviation Group to acquire Global Leisure Travel, Inc. These shares may be exchanged, conditional upon the completion of the proposed business combination, for Aviation Group Series C convertible preferred stock.

     Accounts payable and accrued liabilities

                                    March 31,     September 30,   December 31,
                                         2000              1999           1998
                                            $                 $              $
                                  (Unaudited)
     Trade accounts payable         2,897,852           203,424         51,028
     Accrued professional fees        651,857                 -              -
     Other liabilities                488,665             7,249              -
     Accrued interest                  71,244            90,000              -
                                ----------------------------------------------
                                    4,109,618           300,673         51,028
                                ==============================================

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

6    Acquisitions (unaudited)

     All per share prices indicated for the various acquisitions outlined below reflect the market value of the shares at the date of announcement of the respective transactions. These values have been used to account for these transactions by the purchase method, with effect from the completion dates indicated.


     a) Mr. Cheaps Travel Ltd. ("Mr. Cheaps Travel") and Gotham Media Group Ltd. ("Gotham Media Group")

          On October 4, 1999, the company acquired all of the outstanding shares of Mr. Cheaps Travel and Gotham Media Group (companies under common control and management) for $4,395,850 ($4,354,733 (U.S. $3,000,000)
          cash and costs of acquisition of $41,117) and 2,000,000 common shares at $0.61 per share. A finder's fee of 150,000 common shares at $0.61 per share was paid to an officer of the company. The finder's fee has been accounted for as stock-based compensation and included in expense. The company acquired $2,270,000 of assets and assumed $555,000 of liabilities. Goodwill arising from this acquisition is being amortized over 10 years.

          Mr. Cheaps Travel is a travel agency specializing in discount and last minute airfares. Gotham Media Group acquires the rights to outdoor billboards, radio, television and print advertising which it exchanges with its airline and hotel clients in return for travel credits to be applied toward the purchase of travel products. Both of the companies are based near Portland, Oregon.

     b) International Tours Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc.

          On October 13, 1999, the company acquired the travel marketing operations of International Tours, Inc., the cruise-only marketing operations of GalaxSea Cruises and Tours, Inc. and all of the shares of IT Cruise Inc. for a total of $2,992,568 (U.S. $2,000,000) in cash and 1,000,000 common shares at $0.60 per share. Assets with a fair value of approximately $202,603 were acquired. Goodwill arising from this acquisition is being amortized over 10 years. All of the companies are based in Dallas, Texas. International Tours, Inc. maintains a network of affiliated travel agencies in the United States, and GalaxSea Cruises and Tours, Inc. maintains a network of affiliated cruise-only offices.


     c)   Express Vacations, LLC ("Express Vacations")

          On November 1, 1999, the company acquired Express Vacations, a vacation package wholesaler in Reno, Nevada, for $1,528,619 ($1,458,505 (U.S. $1,000,000) cash and costs of acquisition of $70,114) on closing, $1,458,505 (U.S. $1,000,000) in short-term promissory notes which were paid shortly after closing, and 3,462,000 common shares at $0.68 per share. A finder's fee of 150,000 common shares at $0.68 per share was paid to a third party. The company acquired $2,163,000 of assets and assumed $2,010,000 of liabilities. Goodwill arising from this acquisition is being amortized over five years.

          The company plans to center its operations at Express Vacations' offices in Reno.

     d)   Legacy Storage Systems Corp. ("Legacy")

          On December 1, 1999, the company acquired all of the outstanding common shares of Legacy for consideration of 3,028,000 common shares at $0.56 per share and $140,000 in cash. The company
travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

          acquired $1,693,053 of assets and assumed $1,251,626 of liabilities. Goodwill arising from this acquisition is being amortized over 5 years. Legacy is based in Markham, Ontario, designs and sells data storage systems, and is controlled by an officer of the company.

     e)   Cheap Seats Inc. ("Cheap Seats")

          On January 6, 2000, the company acquired all of the outstanding shares of Cheap Seats, a Los Angeles based airfare consolidator. The company acquired $497,000 of assets and $603,000 of liabilities. Goodwill arising from this acquisition is being amortized over 10 years. The terms of the agreement include payment of $7,333,050 ($7,250,000 (U.S. $5,000,000) cash and costs of acquisition of $83,050) in cash and 5,000,000 common shares at $1.61 per share. At the time of closing, the company paid $7,333,050 (U.S. $5,000,000) in cash and the vendors advanced $726,750 (U.S. $500,000) to Cheap Seats pending resolution of certain working capital adjustments. Any adjustment arising from the settlement of this advance at an amount different than the advance will be accounted for as an adjustment to goodwill. As at March 31, 2000 this amount has been included in amounts due to related parties. The purchase price may also be increased by up to $5,914,400 (U.S. $4,000,000) based on the increase in certain gross revenues during the period from October 1, 1999 to September 30, 2002, calculated in accordance with the terms of the agreement.

          Details of the fair value of net assets acquired and consideration given for the acquisitions, in aggregate, during the period since September 30, 1999 are as follows (allocations of purchase price to specifically identifiable net assets are not yet complete and therefore subject to adjustment in the near term):

                                                                                   $
Net non-cash assets acquired - at fair market values
    Assets acquired                                                                         6,825,656
    Liabilities assumed                                                                    (5,146,376)
    Less: Cash of acquired operations                                                      (1,005,831)
                                                                                   ------------------
Net non-cash assets acquired                                                                  673,449
Excess of cost of net assets over assigned value - goodwill                                29,464,402
                                                                                   ------------------
                                                                                           30,137,851
                                                                                   ==================

Cash consideration (including costs of acquisition)                                        15,663,337
Promissory notes                                                                            1,458,505
Share capital issued                                                                       14,021,840
Less: Cash of acquired operations                                                          (1,005,831)
                                                                                   ------------------
                                                                                           30,137,851
                                                                                   ==================

   All acquisitions are accounted for using the purchase method and the results of operations of each entity acquired are included from the date of acquisition.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     The unaudited pro forma consolidated revenues, loss and basic and diluted loss per share for the six months ended March 31, 2000 are $11,729,234, ($13,099,448) and ($0.21), respectively, presented as if the acquisition of Mr. Cheaps Travel and Gotham Media Group, International Tours Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc., Express Vacations, Legacy and Cheap Seats had occurred on October 1, 1999. This summarized information does not purport to be indicative of what would have occurred had the acquisitions actually been made as of such dates or of results which may occur in the future.

     The unaudited pro forma consolidated revenues, income and basic and diluted earnings per share for the six-months ended March 31, 1999 are $11,439,334, $127,463 and $0.01, respectively, presented as if the acquisition of Mr. Cheaps Travel and Gotham Media Group, International Tours, Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc., Express Vacations, Legacy and Cheap Seats had occurred on October 1, 1998. This summarized information does not purport to be indicative of what would have occurred had the acquisitions actually been made as of such dates or of results which may occur in the future.

7    Cash in trust

     As at March 31, 2000 (unaudited), $59,466 was held by the company's lawyers in trust in connection with payments required for acquisitions.

     As at September 30, 1999, $7,200,000 (U.S. $4,800,000) was held by the company's lawyers in trust for the company's acquisitions of Mr. Cheaps Travel, Gotham Media Group, International Tours, Inc., IT Cruise Inc. and GalaxSea Cruises and Tours, Inc.

8    Security deposits

     As at March 31, 2000 (unaudited), letters of credit totalling $656,255 (U.S. $451,500) have been issued to various hotels. These letters of credit are required as security under certain hotel agreements. During the period ended March 31, 2000 (unaudited), $nil has been drawn against these letters of credit. As at March 31, 2000 (unaudited), $645,354 (U.S. $444,000) has been deposited as security for these letter of credit agreements.

     In addition, $170,702 (U.S. $117,442) represents the amount held as security for an irrevocable letter of credit issued to the Airline Reporting Corporation ("ARC") to comply with the applicable regulations for travel agencies in the United States.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

9    Property, plant and equipment

     Property, plant and equipment consist of the following:

                                                                                                                  March 31, 2000
                                                               -----------------------------------------------------------------
                                                                                                                     (Unaudited)
                                                                                           Accumulated
                                                                       Cost               amortization                       Net
                                                                        $                       $                              $
     Automobiles                                                           60,896                 12,388                  48,508
     Office and computer equipment and furniture                        1,814,355                 88,349               1,726,006
     Manufacturing equipment                                               65,966                  4,399                  61,567
     Leasehold improvements                                               137,554                  3,959                 133,595
                                                               -----------------------------------------------------------------

                                                                        2,078,771                109,095               1,969,676
                                                               =================================================================

                                                                                                              September 30, 1999
                                                               -----------------------------------------------------------------
                                                                                           Accumulated
                                                                       Cost               amortization                       Net
                                                                        $                       $                              $
     Office and computer equipment and furniture                           82,771                  4,133                  78,638
                                                              ==================================================================

                                                                                                               December 31, 1998
                                                              ------------------------------------------------------------------
                                                                                           Accumulated
                                                                       Cost               amortization                       Net
                                                                        $                       $                              $
     Office and computer equipment and furniture                           79,890                 60,712                  19,178
                                                              ==================================================================

10   Programming library

     On November 15, 1999, the company acquired 120 episodes of the television program "The Travel Magazine", except for certain home video rights and television distribution agency rights, for an aggregate consideration of $4,997,795 paid by the issuance of 2,855,883 common shares at $1.75 per share. All programming contained in this library consists of completed episodes.

     Pursuant to an agreement dated October 1, 1999, as amended on January 21, 2000, the company purchased 130 new episodes of "The Travel Magazine" to be produced over the next 24 months. On closing, $4,735,033 has been paid towards these episodes by the issuance of 1,146,497 common shares at $4.13 per share, with a further U.S. $1,800,000 (approximately Cdn $2,610,000) to be paid in cash upon the delivery of 40 new episodes. Upon receipt of these 40 new episodes, the company has the right to terminate the arrangement and not pay U.S. $4,500,000 (approximately Cdn $6,525,000) cash in respect of the remaining 90 episodes.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     No revenue has been earned to March 31, 2000 from this programming library.

     As no new episodes have been received as at March 31, 2000, the amount of $4,735,033 has been included as a deduction from shareholders' equity. This amount will be reclassified as programming library based on the program costs per episode upon receipt of each episode.

11   Other intangibles

     On December 7, 1999, the company acquired the right to the 800-i-TRAVEL numbers and a system which utilizes a telephone switching technology that will route customers' calls to their closest member travel agency or to the company's call center. The vendor, a U.S. partnership which includes an officer of the company, was paid 350,000 common shares at $3.46 per share and warrants to purchase 50,000 common shares at U.S. $1.00 per share. Warrants are exercisable prior to December 7, 2002 (fair value of $131,450), provided certain performance criteria are fulfilled. Until such time that these performance criteria are met, no portion of the warrants issued may be exercised. Performance criteria are fulfilled if certain minimum numbers of customer calls to the two 1-800 numbers have been achieved prior to May 2001 or the average trading price of travelbyus.com ltd.'s common shares during November 2000, has been at least U.S. $4.00 (approximately Cdn $5.80) per common share. In addition, the vendors will receive a royalty of U.S. $0.10 per call for a period of 48 months. In the event that certain performance criteria are not fulfilled, the vendors may exercise an automatic right to re-acquire the right to the 800-i-TRAVEL numbers and system and in the event travelbyus.com determines that it no longer seeks to utilize these numbers and system, travelbyus.com has the right to transfer the numbers and switching technology back to the vendors. In either circumstance, no past amounts paid are refundable to the company. As at March 31, 2000, the company was in the process of linking the company's network of member agents to this system.

12   Debentures and deferred financing costs

     On September 9, 1999, the company issued 12.5% senior redeemable debentures for gross proceeds of $11,950,000. The debentures earn interest at 12.5% per annum, payable semi-annually, and mature on September 9, 2001. The company may repay the debentures at any time. A senior fixed and floating charge covering all assets of the company has been granted as security.

     Attached to each $1,000 debenture were warrants to purchase 800 common shares at $0.68 per common share. The warrants expire at the earlier of September 9, 2001 and ten days following notice by the company of an amended expiry date. The company has the right to amend the expiry at any time that the daily closing price of the company's common shares has exceeded $1.36 for a period of ten trading days. If the company exercises its rights to amend the expiry date, the company must file a prospectus with the appropriate securities regulatory authorities to qualify the common shares issuable on exercise. As at March 31, 2000, the company has the right to amend the expiry date of the warrants.

     The proceeds received on the debentures have been allocated to the debentures and the warrants based on the relative fair values of the respective instruments. The debentures were initially recorded at $6,085,946 and the warrants at $5,864,054. The discount on the debenture resulted in an effective annual rate of approximately 40% and is being accreted over the term of the debenture.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     Costs related to the issuance of the debentures and warrants amounted to $1,865,671, which has been allocated to deferred financing costs and warrants in the amounts of $950,157 and $915,514, respectively, based on the relative fair values of the two instruments. Included in costs related to issuance is the amount of $808,112 related to 700,270 share purchase warrants issued to the agents based on an estimated fair value of $1.154 per warrant. The warrants are to purchase 700,270 common shares at $0.68 per share and expire on September 9, 2001.

     On March 9, 2000, the company repaid debentures with a face value of $2,494,000 for an aggregate consideration of $2,494,000. The settlement resulted in an extraordinary loss of $1,068,068 (including a proportionate share of deferred financing costs of $159,423).

13   Capital stock

     a) On March 14, 1997, the company completed a private placement of 3,100,000 units at $1.63 per unit for proceeds of $4,683,663 (net of costs of $369,337, excluding cost of compensation warrants). Each unit consisted of one common share and one half of a common share and one half of a common share purchase warrant to purchase 1,550,000 common shares at $2.05 per share until March 14, 1998. The agents to this placement were issued 155,000 common share purchase warrants exercisable at $2.05 per share until March 14, 1998. All purchase warrants expired unexercised on March 14, 1998.

     b) On May 14, 1998, the company completed a private placement of 4,000,000 common shares at $0.12 per share for proceeds of $464,634 (net of costs of $15,366).

     c) During the period ended September 30, 1999, the company completed a private placement of 20,000,000 common shares at $0.06 per share for gross proceeds of $1,200,000 (net proceeds $1,175,000).

     d) The company has issued warrants to purchase a total of 10,260,270 common shares at $0.68 per share for a period of two years in connection with the debenture financing (note 13). As of March 31, 2000 (unaudited), 5,367,770 of the warrants were outstanding.

     e) On December 21, 1999 (unaudited), the company completed a private placement of 8,000,000 special warrants at a price of $2.50 per special warrant for proceeds of $18,463,392 (net of costs of $1,536,608 excluding cost of compensation warrants), each special warrant being exchangeable, without additional consideration, into one common share and one half of a share purchase warrant, each whole warrant entitling the holder to purchase an additional common share for a price of $3.50 per share for a period of 15 months. The company has filed a preliminary prospectus to qualify the common shares and share purchase warrants issuable upon exercise of the special warrants offering. If receipts for a final prospectus qualifying the issuance of the common shares and share purchase warrants have not been issued by applicable regulatory authorities within 180 days of the closing of the special warrant offering, holders of the special warrants will be entitled to receive 1.1 common shares (in lieu of one common share) upon the exercise of each special warrant. The agents were paid a commission of 7% of the gross proceeds of the special warrant offering together with compensation warrants entitling the agents to purchase that number of common shares equal to 10% of the number of special warrants placed at a price of $2.50 per share for a period of 15 months from the closing of the offering.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     f) In addition, the company completed a private placement of 4,000,000 units at a price of $2.50 per unit for proceeds of $9,231,696 (net of costs of $768,304, excluding cost of compensation warrants), each unit consisting of one common share and one half of a share purchase warrant, each whole warrant entitling the holder to purchase an additional common share at a price of $3.50 for a period of 15 months. The agent was paid a commission of 7% of gross proceeds together with warrants to purchase that number of common shares equal to 7% of the number of units placed at a price of $2.50 per share for a period of 15 months (280,000 warrants). As of March 31, 2000 (unaudited), 1,828,250 of the warrants at $3.50 per share and 65,000 of the warrants at $2.50 per share were outstanding.

     g) During March 2000, the company received advances in the amount of $2,920,000 (U.S. $2,000,000) from certain investors related to Aviation Group Inc. and Global Leisure Travel, Inc. (note 22(a)) on the understanding that these advances would be applied towards a private placement subscription for which the terms had not been agreed as at March 31, 2000. Subsequent to March 31, 2000, the company agreed to issue 930,000 common shares at U.S. $2.15 per share (approximately Cdn $3.15 per share) to these investors further to the understanding described above.

     h) The ending accumulated other comprehensive income balance of $244,504 consists of an accumulated unrealized gain on marketable securities of $295,399, offset by an accumulated unrealized foreign exchange translation adjustment of $50,895.

14   Income taxes

     The company is subject to U.S. federal and state income taxes in the U.S. and Canadian federal and provincial taxes in Canada.

     The company has non-capital losses for Canadian income tax purposes of approximately $10,024,000 which are available for carryforward to reduce future years' taxable income. These income tax losses expire as follows:

                                                                                                    $
          Year ending September 30, 2001                                                      181,000
                                    2002                                                            -
                                    2003                                                      926,000
                                    2004                                                    1,278,000
                                    2005                                                    1,775,000
                                    2006                                                    1,168,000
          Subsequent thereto (unaudited)                                                    4,696,000
                                                                                      ---------------

                                                                                           10,024,000
                                                                                      ---------------

     In addition, the company has net capital losses of approximately $46,700,000 (unaudited) available for application against net taxable capital gains of future years.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     At March 31, 2000 (unaudited), the company has non-capital losses for U.S. income tax purposes of approximately U.S. $2,190,000 which are available for carryforward to reduce future years' taxable income of the U.S. companies. The losses expire in 2020.

     Net deferred tax assets are as follows:


                                                                            March 31,          September 30,           December 31,
                                                                                 2000                   1999                   1998
                                                                                    $                      $                      $
                                                                           (Unaudited)
          Deferred tax assets
          Net operating loss carryforwards                                  6,034,400              2,397,200              1,531,200
          Net capital loss carryforwards                                   21,015,000             21,015,000             21,015,000
          Share issue costs                                                   375,800                      -                122,000
                                                                   ----------------------------------------------------------------

                                                                           27,425,200             23,412,200             22,668,200
          Deferred tax asset valuation allowance                          (27,425,200)           (23,412,200)           (22,668,200)
                                                                  -----------------------------------------------------------------
          Net deferred tax assets                                                   -                      -                      -
                                                                  =================================================================

     Management believes there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided.

     The income tax provision for the period ended March 31, 2000 differs from the amount obtained by applying the applicable statutory income tax rates to loss before income taxes as follows:

                                                                                              Period from
                                                                           Six-month      January 1, 1999
                                                                        period ended                   to             Year ended
                                                                           March 31,        September 30,           December 31,
                                                                                2000                 1999                   1998
                                                                                   $                    $                      $
                                                                         (Unaudited)
    Combined statutory income tax rate                                            45%                    45%                    45%
                                                                       ------------------------------------------------------------

    Income tax recovery based on combined statutory rate                   5,621,000                744,000                577,000
    Effect of combined U.S. and Canadian income tax rates for the
     period ended March 31, 2000.                                         (1,569,000)                     -                      -
    Non-deductible expenses                                                  (39,000)                     -                 (2,000)
    Non-capital losses for which no benefit has been recognized           (4,013,000)              (744,000)              (575,000)
                                                                       -----------------------------------------------------------
    Losses acquired                                                                -                      -                      -
                                                                       ===========================================================
                                                                                   -                      -                      -
                                                                       ===========================================================

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

15   Commitments and contingencies

     The company has operating leases for the rental of office premises and equipment. Payments required under these leases are as follows:


                                             March 31,     September 30,
                                                  2000              1999
                                                     $                 $
                                           (Unaudited)

          2000                                 202,926           171,449
          2001                                 444,898           124,681
          2002                                 268,994           118,909
          2003                                  79,769             9,522
          2004                                  66,363
                                           ------------------------------
                                             1,062,950           424,561
                                           ==============================

     The company in turn has expected revenues in accordance with contract terms on certain sub-lease agreements related to office premises as follows:


                                             March 31,     September 30,
                                                  2000              1999
                                                     $                 $
                                           (Unaudited)

          2000                                  58,569            58,569
          2001                                  77,628            77,628
          2002                                  77,628            77,628
          2003                                   6,469             6,469
                                          -------------------------------
                                               220,294           220,294
                                          ===============================

     The company paid a deposit of U.S. $10,000 in connection with a potential acquisition which was not completed. The vendor has taken action against the company in the amount of U.S. $300,000 alleging that the company was in breach of an agreement to acquire the assets of the vendor. The company intends to vigorously defend this action; however, as the proceedings are at a very early stage, the ultimate liability or settlement with respect to this action cannot be determined at this time.


16   Related party transactions

     a) During the period ended March 31, 2000 (unaudited), the company paid $311,191 (September 30, 1999 - $120,050) in consulting fees to companies controlled by officers and directors.

     b) During the period ended March 31, 2000 (unaudited), the company paid or accrued legal fees totalling $492,878 (September 30, 1999 - $256,166) to a firm in which a director is a partner.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     c) As at March 31, 2000 (unaudited), $243,520 (September 30, 1999 - $218,684; December 31, 1998 - $2,968) was due to a law firm in which a director is a partner, and $726,750 is potentially repayable to officers of a subsidiary company (note 6(e)).


17   Fair value of financial instruments

     The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying value due to the relatively short term to maturity of these instruments. The fair value of the marketable securities is based on quoted market values. The fair value of the debentures has been recorded by discounting the face value of the debenture and related semi-annual interest payments using an implicit rate equivalent to debt instruments without representation of detachable warrants.


18   Concentration of credit risk

     Financial instruments which potentially subject the company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The company limits its exposure to credit loss by placing its cash and cash equivalents on deposit with high credit quality financial institutions. Receivables arising from sales to customers are generally not significant individually and are not collateralized; as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.


19   Segmented information

     The company operates within three operating segments: Travel, Technology and Other. The Travel segment provides a broad range of travel products, targeted primarily at the leisure customer, including airfare, hotel rooms, cruise packages, and ground packages. Products and services are offered through the traditional travel agency base, 1-800 call centers and the internet. Included in the Travel segment are the operations of the following subsidiaries: Mr. Cheaps Travel, International Tours Inc., GalaxSea Cruises and Tours, Inc., Express Vacations, and Cheap Seats.

     The Technology segment designs and manufactures electronic data storage systems. Included in this segment is the operations of Legacy.

     The Other segment consists of advertising and associate marketing operations of International Tours Inc. and GalaxSea Cruises and Tours, Inc.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

     For the period and years prior to March 31, 1999, the company has a single operating segment which encompassed its mining operations which were discontinued (note 21). As a result of the significant change in the direction of the company, segmented information for the quarter ended March 31, 1999 and the years ended December 31, 1998 and 1997 would reflect only corporate expenses.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

                                                        Consolidated                                Travel
                                 -----------------------------------       -----------------------------------
                                                          Continuing                               Continuing
                                                      operations for                           operations for
                                     Six-month            the period          Six-month            the period
                                        period          from January             period          from January
                                         ended            1, 1999 to              ended            1, 1999 to
                                     March 31,         September 30,          March 31,         September 30,
                                          2000                  1999               2000                  1999
                                             $                     $                  $                     $
                                   (Unaudited)                              (Unaudited)
Revenue
 from external customers             7,796,090                     -          6,324,012                     -
                                 ----------------------------------------------------------------------------

Operating loss                      (7,830,595)           (1,415,714)        (8,368,111)           (1,415,714)
Capital asset and goodwill
 amortization                        1,177,446                79,009          1,020,515                79,009
Interest expense                        23,203                     -              2,491                     -
                                                                           ----------------------------------
                                                                             (9,391,117)           (1,494,723)
                                                                           ----------------------------------

Corporate interest expense           2,659,591               287,549
Corporate interest income             (266,783)               (6,972)
                                 -----------------------------------

Extraordinary loss from
 repayment of debentures            (1,068,068)
Loss for the period                (12,492,120)           (1,775,300)
                                 -----------------------------------

Capital expenditures                   741,538                     -            741,538                     -
Additions to goodwill               29,139,402                     -         24,557,907                     -

Total assets                        63,232,595            12,682,236         61,889,358            12,682,236

                                                          Technology                                     Other
                                   ---------------------------------       -----------------------------------
                                                          Continuing                                Continuing
                                                      operations for                            operations for
                                       Six-month          the period          Six-month             the period
                                          period        from January             period           from January
                                           ended          1, 1999 to              ended             1, 1999 to
                                       March 31,       September 30,          March 31,          September 30,
                                            2000                1999               2000                   1999
                                               $                   $                  $                      $
                                      (Unaudited)                           (Unaudited)
Revenue
 from external customers                 796,223                    -           675,855                     -
                                   ---------------------------------------------------------------------------

Operating loss                          (138,339)                   -           675,855                     -
Capital asset and goodwill
 amortization                             41,349                    -           115,582                     -
Interest expense                          20,712                    -                 -                     -
                                    --------------------------------------------------------------------------
                                        (200,400)                   -           560,273                     -
                                    --------------------------------------------------------------------------

Corporate interest expense
Corporate interest income

Extraordinary loss from
 repayment of debentures
Loss for the period

Capital expenditures                           -                    -                 -                     -
Additions to goodwill                  1,254,680                    -         3,326,815                     -

Total assets                           1,343,237                    -         3,326,815                     -

   Revenues are attributed to countries based on location of customers.

   Revenue and goodwill are primarily derived from and capital assets are substantially employed in the U.S.

   For the year ended September 30, 1999, the capital assets were substantially employed in Canada.

travelbyus.com ltd.
Note to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

20   Discontinued operations

     As described in note 1, the company discontinued its mining activities and accordingly the results of operations from these operating activities have been disclosed separately from those of continuing operations for the periods presented. During the period ended September 30, 1999, the company discontinued all mining activities and abandoned its South American mineral property interests. No gain or loss arose on the disposal of assets related to these discontinued operations. The company had no revenues and no other income or loss from these discontinued operations other than those already disclosed in the consolidated statement of operations and deficit for the periods presented.

     The remaining assets and liabilities of discontinued operations are as follows:


                                  March 31,     September 30,     December 31,
                                       2000              1999             1998
                                          $                 $                $
                                 (Unaudited)

          Current assets                  -                 -          234,450
          Capital assets                  -                 -           19,178
          Current liabilities             -                 -           53,996


21   Stock options and warrants

     The company has a Stock Option Plan that provides for the granting of options to purchase common shares to directors, officers, employees and consultants of the company. The number of common shares reserved for issuance under the Stock Option Plan shall not exceed 6,500,000 common shares or a greater number as approved by the shareholders of the company. Terms of the options shall not be for a period less than one year or longer than 10 years. The option price shall be fixed by the directors of the company subject to price restrictions imposed by the regulators. All options were granted at or above market value at the date of grant. Accordingly, no current or deferred compensation expense has been recorded in the periods presented.

travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     Stock option transactions


                                                                     Weighted
                                                                      average
                                                                     exercise
                                                        Shares          price
                                                                            $

Balance outstanding - December 31, 1997              1,837,000           2.22
     Options granted during the year                 1,075,000           0.54
     Options expired during the year                (1,737,000)          2.21
     Options exercisable at end of year                350,000           0.64

Balance outstanding - December 31, 1998              1,175,000           0.70
     Options granted during the year                 2,725,000           0.65
     Options exercised during the year                (550,000)          0.34
     Options expired during the year                  (675,000)          1.12
     Options exercisable at end of year                350,000           0.64

Balance outstanding - September 30, 1999             2,675,000           0.61
     Options granted during the period               3,008,000           3.53
     Options exercised during the period              (323,500)          0.51
     Options expired during the period                 (87,500)          0.60
     Options exercisable at end of period            1,357,000           0.68

Balance outstanding - March 31, 2000 (unaudited)     5,272,000           2.28
travelbyus.com ltd.
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     The following table summarizes information about options outstanding at March 31, 2000 (unaudited).

                                    Number
               Range of        Outstanding       Weighted average
               exercise       at March 31,              remaining
                 prices               2000       contractual life
                      $

                   0.12  /1/       300,000              36 months
                   0.46  /1/       600,000              50 months
                   0.46  /1/       175,000               6 months
                   0.55  /2/        89,000              52 months
                   0.79  /1/       600,000              51 months
                   1.00  /1/       500,000              52 months
                   1.65  /1/       675,000              56 months
                   3.20  /3/       200,000              22 months
                   3.30  /2/       259,000              57 months
                   3.75  /2/        50,000              10 months
                   3.80  /2/        18,000              59 months
                   3.90  /1/       100,000              58 months
                   4.04  /2/         6,000              58 months
                   4.08  /2/         4,500              59 months
                   4.28  /2/     1,467,500              58 months
                   4.29  /2/        19,500              58 months
                   4.39  /2/         7,500              61 months
                   4.47  /2/        21,000              60 months
                   4.50  /2/       105,000              60 months
                   4.90  /2/        75,000              58 months

     /1/Options vest per one year period, with 1/2 vesting in six months and 1/2 vesting in the remaining six months.

     /2/Options vest over a three-year period, with 1/3 vesting in each year.

     /3/Options vest at specific dates as follows:


          50,000 on May 8, 2000
          50,000 on August 6, 2000
          50,000 on November 5, 2000
          50,000 on February 3, 2001
travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
-------------------------------------------------------------------------------

(expressed in Canadian dollars)

     Warrant transactions

     The following table summarizes information about the company's warrant activity:


                                                                                     Number of
                                                                                    underlying            Exercise
                                                                                        shares               price
                                                                                                                 $
          Warrants outstanding - December 31, 1997                                   1,705,000                2.05
          Surrendered or expired                                                    (1,705,000)               2.05
                                                                                  --------------------------------

          Warrants outstanding - December 31, 1998                                           -                   -
          Issued                                                                    10,267,270                0.68
                                                                                  --------------------------------

          Warrants outstanding - September 30, 1999                                 10,267,270                0.68
          Issued                                                                     2,330,000         1.48 - 3.50
          Exercised                                                                 (5,279,250)        1.48 - 3.50
                                                                                  --------------------------------

          Warrants outstanding - March 31, 2000 (unaudited)                          7,318,020         0.68 - 3.50
                                                                                  --------------------------------

     Warrants outstanding at March 31, 2000 are due to expire from March 21, 2001 to September 9, 2001.


     Pro forma compensation costs


     Had the company determined compensation costs based on fair value at the date of grant for its awards under the method for determining fair value prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" the company's pro forma loss and loss per share would be as follows:


                                                                                    Period from
                                                                                     January 1,
                                                   Six-month periods ended              1999 to
                                                                 March 31,         September 30,         Years ended December 31,
                                           --------------------------------------------------------------------------------------
                                                       2000           1999                  1999            1998             1997
                                                          $              $                     $               $                $
                                                 (Unaudited)    (Unaudited)
     Net loss for the period                    (12,492,120)      (251,430)           (1,772,215)     (1,282,999)     (10,780,020)
          Additional
          compensation
          expense                                (2,259,113)             -              (125,113)       (206,450)        (263,150)
                                           --------------------------------------------------------------------------------------
     Pro forma net loss                         (14,751,233)      (251,430)           (1,897,328)     (1,489,449)     (11,043,170)
                                           --------------------------------------------------------------------------------------

     Pro forma basic and
          diluted loss per
          common share                                (0.23)         (0.01)                (0.05)          (0.08)           (0.71)
                                           --------------------------------------------------------------------------------------

travelbyus.com ltd
Notes to Consolidated Financial Statements
Six months periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in Canadian dollars)

     The pro forma compensation expense reflected above has been estimated using the Black Scholes option pricing model. Assumptions used in the pricing model included:

     a) risk-free interest rate of between 5.40% - 5.67%;

     b) expected volatility of 90%;

     c) expected dividend yield of $nil; and

     d) an estimated average life of one to three years.


22   Subsequent events

     a) The company entered into a letter of intent on February 28, 2000 (as amended March 16, 2000, April 18, 2000, April 25, 2000 and May 3, 2000)
        to merge with Aviation Group Inc. ("Aviation Group"), an aviation services company based in Dallas, Texas. Aviation Group provides services and products to airline companies and other aviation firms primarily in the United States. The completion of the arrangement is subject to receipt of requisite regulatory approval, including without limitation the approval of an Ontario, Canada court, the Toronto Stock Exchange and the Canadian Venture Exchange. When the arrangement is completed, the company will become an indirect subsidiary of Aviation Group. The arrangement will result in a change in control of Aviation Group and former travelbyus.com ltd. shareholders will own directly or indirectly more than 90% of Aviation Group's outstanding common stock. The proposed terms of the business combination contemplate a three-stage structure which includes a bridge financing, a business combination of Aviation Group and Global Leisure Travel, Inc. ("Global Leisure") and finally the proposed business combination of Aviation Group and the company. Through Aviation Group, the company will acquire 100% of Seattle based Global Leisure, a provider of discount air and land vacation packages. U.S. $16,200,000 (approximately Cdn $23,510,400) of 9% preferred shares and 4,250,000 warrants will be issued to Global Leisure debt and shareholders. This arrangement includes a termination clause whereby if the board of directors of either the company or Aviation Group decides not to complete the proposed business combination, then that party must pay a termination fee of U.S. $1,000,000 (approximately Cdn $1,451,300) to the other party. In connection with the business combination of Aviation Group and Global Leisure, a financing arrangement was completed whereby $5,000,000 was invested in Aviation Group by the company through the purchase of 500 shares of Series B preferred stock from Aviation Group at $10,000 per share (paid during March 2000 (note 5)); $2,000,000 invested in Aviation Group by private investors in the purchase of 750,000 shares of Aviation Group common stock at $2.67 per share; and approximately $16,500,000 invested in Aviation Group by private investors in the purchase of approximately 1,650 units of Aviation Group Series B preferred stock and Series C warrants, at a price of $10,000 per unit, each unit consisting of one share and 750 warrants.

     b) On April 3, 2000, the company acquired the travel operations of Bell Travel Systems ("BTS Travel"), for consideration of U.S. $1,900,000 (approximately Cdn $2,761,200) in cash and 690,558 common shares at $3.80 per share (based on the announcement date price). BTS Travel is a travel agency consortium based in Scotts Valley, California.

     c) On April 4, 2000, the company acquired all of the outstanding shares of Cruise Shoppes America, Ltd. ("Cruise Shoppes"), a cruise and leisure sales organization based in New Orleans, Louisiana. The terms of the agreement include payment of U.S. $1,800,000 (approximately Cdn $2,615,600), paid in March 2000 in cash, and 2,619,000 common shares at $4.14 per share (based on the announcement date price), subject to adjustment based on the trading price of the common shares on July 5, 2000.

     d) On May 23, 2000, the company acquired Epoch Technology, Inc. ("Epoch") for consideration of U.S. $2,000,000 (approximately Cdn $2,999,100) in cash and 3,200,000 common shares at $2.80 per share (based on the announcement date price). Epoch is a tour wholesale software development company based in Dallas, Texas. To make this purchase, the company borrowed U.S. $1,975,000 (approximately Cdn $2,961,600) from Aviation Group under a 12% note due February 28, 2001, or earlier in certain events, and granted a security interest in Epoch stock to Aviation Group to secure the note. The security interest is subordinate to the security interest of the holders of the company's 12.5% senior redeemable debentures. Aviation Group obtained the funds for this note from a U.S. $3,000,000 (approximately Cdn $4,498,600) investor loan that has been guaranteed by the company.

     e) On May 23, 2000, the company entered into a letter of intent with Travel24.com AG ("Travel24.com") to create a strategic partnership through a cross shareholding arrangement. Under this arrangement, Travel24.com would deliver U.S. $5,000,000 (approximately Cdn $7,497,600) and 1,482,594 newly issued common shares of Travel24.com to the company in exchange for 13,800,000 newly issued common shares of the company and invest US $3,000,000 (approximately Cdn $4,498,560) in a convertible, callable, redeemable, secured debenture due on June 16, 2002 with interest payments payable quarterly in arrears until such time that the debenture is paid in full. This debenture is convertible at the option of the holder, at any time, for such number of common shares of the company that is determined by dividing the oustanding principal amount by US $3.00 (approximately Cdn $4.50). As a result, on a fully diluted basis if the arrangement were completed concurrently, the company would own approximately 13% of Travel24.com's common shares and Travel24.com would own approximately 15% of the company's common shares.

[LOGO OF PRICEWATERHOUSECOOPERS]

Report of PricewaterhouseCoopers LLP Independent Auditors

To the Directors of
Cruise Shoppes America, Ltd.


We have audited the balance sheets of Cruise Shoppes America, Ltd. as at June 30, 1999 and 1998 and the statements of earnings and retained earnings, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
April 12, 2000
Vancouver, Canada

Cruise Shoppes America, Ltd.
Balance Sheets
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                            March 31,                 June 30,               June 30,
                                                                 2000                     1999                   1998
                                                                    $                        $                      $
                                                          (Unaudited)
Assets

Current assets
Cash and cash equivalents                                      62,676                  128,833                127,082
Marketable securities                                       1,075,127                1,092,096                542,812
Accounts receivable (net of allowance of $nil)                697,826                  372,905                511,158
Income taxes receivable                                             -                   51,635                 34,591
Prepaids and other assets                                      69,547                   11,321                 12,342
                                                          -----------------------------------------------------------
Total current assets                                        1,905,176                1,656,790              1,227,985

Deposit (note 3)                                               22,727                   21,945                 20,950

Capital assets (note 5)                                        85,862                   94,480                 78,274
                                                          -----------------------------------------------------------
                                                            2,013,765                1,773,215              1,327,209
                                                          ===========================================================

Liabilities

Current liabilities
Accounts payable and accrued liabilities                       20,147                  242,306                211,161
Income taxes payable                                          214,535                        -                      -
Due to related parties (note 7)                                     -                  446,952                173,660
Notes payable (note 8)                                              -                   18,347                 21,347
Deferred income taxes (note 9)                                198,908                   50,751                116,301
                                                          -----------------------------------------------------------
Total current liabilities                                     433,590                  758,356                522,469
                                                          -----------------------------------------------------------
Shareholders' Equity

Capital stock
Authorized
    1,000 common shares without par value

Issued
    1,000 shares (1999 - 1,000; 1998 - 1,000)                 105,800                  105,800                105,800

Paid-in capital                                                81,786                        -                      -

Accumulated other comprehensive income                         69,252                   66,462                  5,276

Retained earnings                                           1,323,337                  842,597                693,664
                                                          -----------------------------------------------------------
Total shareholders' equity                                  1,580,175                1,014,859                804,740
                                                          -----------------------------------------------------------
                                                            2,013,765                1,773,215              1,327,209
                                                          ===========================================================

Commitments (note 6)

Subsequent events (note 10)

Approved by the Board of Directors

 /s/ Gary Brown                            /s/ Michael J. Wild
____________________________Director       _____________________________Director

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Statements of Earnings and Retained Earnings
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                    Nine-month periods ended
                                                                   March 31,                       Years ended June 30,
                                                  ---------------------------------      ----------------------------------
                                                            2000               1999               1999                1998
                                                               $                  $                  $                   $
                                                     (Unaudited)        (Unaudited)
Commissions                                           1,707,853          1,292,160           2,387,490           1,975,581

Advertising revenues                                    242,363            186,638             241,888             160,439
                                                    ----------------------------------------------------------------------
                                                      1,950,216          1,478,798           2,629,378           2,136,020
                                                    ----------------------------------------------------------------------

Expenses
Cost of services revenues                               222,974            171,707             222,537             148,555
Selling, general and administrative                     365,482            372,711             630,213             581,996
Salaries and commissions                                616,853            473,974           1,632,311           1,194,985
                                                    ----------------------------------------------------------------------

                                                      1,205,309          1,018,392           2,485,061           1,925,536
                                                    ----------------------------------------------------------------------
Earnings from operations                                744,907            460,406             144,317             210,484
                                                    ----------------------------------------------------------------------
Other income (expenses)
Interest income                                             782             16,804                 995              14,061
Dividend income                                          20,560                  -              20,158              13,235
Capital gains                                             8,433                  -              22,895               9,140
Interest expense                                         (2,358)            (7,089)             (9,305)             (2,032)
                                                    ----------------------------------------------------------------------
                                                         27,417              9,715              34,743              34,404
                                                    ----------------------------------------------------------------------

Earnings before income taxes                            772,324            470,121             179,060             244,888
                                                    ----------------------------------------------------------------------
Provision for (recovery of) income taxes
Current                                                 143,427            411,096             130,077             (18,816)
Deferred                                                148,157           (242,628)            (99,950)            112,903

                                                        291,584            168,468              30,127              94,087
                                                    ----------------------------------------------------------------------
Net earnings for the period                             480,740            301,653             148,933             150,801

Retained earnings - Beginning of period                 842,597            693,664             693,664             542,863
                                                    ----------------------------------------------------------------------
Retained earnings - End of period                     1,323,337            995,317             842,597             693,664
                                                    ======================================================================

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Statements of Changes in Shareholders' Equity
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                       Accumulated
                                                                                                             other
                                                             Common stock   Additional               comprehensive           Total
                                                  -----------------------
                                                  Number of                    paid-in     Retained         income   shareholders'
                                                     shares        Amount      capital     earnings         (loss)          equity
                                                                        $            $            $              $               $
Balance - June 30, 1997                               1,000       105,800            -      542,863            (38)        648,625
Comprehensive income
  Earnings for the year                                   -             -            -      150,801              -
Other comprehensive income
  Unrealized gain on marketable securities
     (net of tax of $3,398)                               -             -            -            -          5,314
Total comprehensive income                                                                                                 156,115
                                                  --------------------------------------------------------------------------------

Balance - June 30, 1998                               1,000       105,800            -      693,664          5,276         804,740
Comprehensive income
  Earnings for the year                                   -             -            -      148,933              -
Other comprehensive income
  Unrealized gain on marketable securities
     (net of tax of $34,400)                              -             -            -            -         61,186
Total comprehensive income                                                                                                 210,119
                                                  --------------------------------------------------------------------------------

Balance - June 30, 1999                               1,000       105,800            -      842,597         66,462       1,014,859
Forgiveness of shareholder loan payable                   -             -       81,786            -              -          81,786
Comprehensive income
  Earnings for the period                                 -             -            -      480,740              -
Other comprehensive income
  Unrealized gain on marketable securities
     (net of tax of $1,783)                               -             -            -            -          2,790
Total comprehensive income                                                                                                 483,530
                                                  --------------------------------------------------------------------------------

Balance - March 31, 2000 (Unaudited)                  1,000       105,800       81,786    1,323,337         69,252       1,580,175
                                                  ================================================================================

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Statements of Cash Flows
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                     Nine-month periods ended
                                                                                    March 31,              Years ended June 30,
                                                                 ----------------------------       ---------------------------

                                                                        2000             1999             1999             1998
                                                                           $                $                $                $
                                                                 (Unaudited)      (Unaudited)
Cash flows from operating activities
Net earnings for the period                                          480,740          301,653          148,933          150,801
    Items not affecting cash
         Amortization                                                 18,795           17,849           25,132           21,493
         Deferred income taxes (note 9)                              148,157         (242,628)         (99,950)         112,903
         Gain on sale of marketable securities                        (8,433)               -                -                -
Accounts receivable                                                 (324,921)         434,012          138,253         (231,196)
Prepaids and other assets                                            (58,226)         (11,613)           1,021            6,511
Accounts payable and accrued liabilities                              33,760          489,674           14,101           84,563
Due to related parties (note 7)                                     (365,166)         (81,197)         273,292          364,079
                                                                 --------------------------------------------------------------

                                                                     (75,294)         907,750          500,782          509,154
                                                                 --------------------------------------------------------------
Cash flows from investing activities
Investment in marketable securities                                        -         (785,322)        (453,698)        (381,787)
Proceeds from sale of marketable securities                           20,097                -                -                -
Purchase of capital assets                                           (10,178)         (31,343)         (41,338)         (25,977)
(Increase) decrease in deposit                                          (782)             950             (995)         (20,950)
                                                                 --------------------------------------------------------------

                                                                       9,137         (815,715)        (496,031)        (428,714)
                                                                 --------------------------------------------------------------
Cash flows from financing activities
Repayment of notes payable                                                 -           (3,000)          (3,000)          (9,131)
                                                                 --------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                     (66,157)          89,035            1,751           71,309

Cash and cash equivalents -
    Beginning of period                                              128,833          127,082          127,082           55,773
                                                                 --------------------------------------------------------------
Cash and cash equivalents -
    End of period                                                     62,676          216,117          128,833          127,082
                                                                 ==============================================================
Interest paid                                                         (2,357)          (7,089)           9,305            2,032
                                                                 ==============================================================

   The accompanying notes are an integral part of the financial statements.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

1    Nature of operations

     Cruise Shoppes America, Ltd. ("the company") is engaged in the marketing of cruise packages to its network of affiliated retail travel agencies based throughout North America and is located in Metairie, Louisiana.

     Revenues are earned from customers located in the United States. Capital assets of the company are located in the United States.


2    Summary of significant accounting policies

     Basis of presentation

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     Revenue recognition

     The company's revenue consists primarily of commissions from the sale of cruise ship vacation packages. The company earns commission revenue from the sale of these cruise packages which are recognized on the scheduled departure date of the cruise, provided that collection is reasonably assured. The company also earns revenue from volume bonuses and override commission which are recognized as specified in accordance with contractual arrangements with travel product suppliers.

     Advertising revenues are also derived from travel product suppliers' advertising included in printed marketing and promotional materials prepared by the company and delivered to travel agents and customers. Advertising revenues are recognized at the time the marketing and promotional materials are distributed to the travel agents and customers, and when collectibility is reasonably assured. Costs of sales comprise the costs of developing and producing the marketing and promotional materials.

     Marketable securities

     Marketable securities consisting of mutual fund investments are considered available-for-sale and are stated at market value. Unrealized holding gains and losses are excluded from earnings and reported in a separate component of shareholders' equity.

     Capital assets

     Capital assets are stated at cost. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives. Amortization rates are as follows:


          Furniture and fixtures                            7 years
          Computer equipment and software               3 - 5 years
          Leasehold improvements                            remaining lease term

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


     Income taxes

     The company follows the asset and liability method for accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A valuation allowance is provided for deferred income tax assets if it is more likely than not that the company will not realize the future benefit or the future deductibility is uncertain.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

     Cash and cash equivalents

     Cash and cash equivalents consist of cash balances with banks and investments in money market instruments with original maturities of less than 90 days.

     Financial instruments

     The carrying values reported on the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, and notes payable approximate their fair values due to the short-term nature of those instruments. The carrying values of marketable securities approximate their fair values as they are stated at market value.

3    Deposit

     The company is required to maintain a certificate of deposit as security for a letter of credit provided to the Airline Reporting Corporation. These funds earn interest at 4.75% per annum.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)


4    Balance sheet components


                                                                                                       June 30,
                                                                                 ------------------------------
                                                                March 31,
                                                                     2000               1999               1998
                                                                        $                  $                  $
                                                               (Unaudited)
     Accounts receivable
     Due from affiliates                                                -                  -            150,000
     Employee advances                                                250                  -                  -
     Accounts receivable - override commissions                   697,576            372,905            223,289
                                                                -----------------------------------------------
                                                                  697,826            372,905            373,289
                                                                ===============================================
     Accounts payable and accrued liabilities
     Refunds payable to agents                                     (5,088)          (127,060)           (13,593)
     Employee related liabilities                                 (15,059)          (115,246)          (197,568)
                                                                -----------------------------------------------

                                                                  (20,147)          (242,306)          (211,161)
                                                                ===============================================

5    Capital assets

                                                                                           March 31. 2000
                                                        -------------------------------------------------
                                                                                              (Unaudited)
                                                                            Accumulated
                                                                Cost       amortization               Net
                                                                   $                  $                 $

     Furniture and fixtures                                   121,751            61,055            60,696
     Computer equipment and software                           75,388            52,112            23,276
     Leasehold improvements                                     2,624               734             1,890
                                                        -------------------------------------------------

                                                              199,763           113,901            85,862
                                                        =================================================

                                                                                            June 30, 1999
                                                        -------------------------------------------------
                                                                            Accumulated
                                                                 Cost      amortization               Net
                                                                    $                 $                 $

     Furniture and fixtures                                   116,244            49,654            66,590
     Computer equipment and software                           70,717            44,998            25,719
     Leasehold improvements                                     2,624               453             2,171
                                                        -------------------------------------------------

                                                              189,585            95,105            94,480
                                                        =================================================

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                       June 30, 1998
                                                        ----------------------------------------------
                                                                             Accumulated
                                                              Cost          Amortization           Net
                                                                 $                     $             $
     Furniture and fixtures                                 84,756                35,812        48,944
     Computer equipment and software                        60,867                34,083        26,784
     Leasehold improvements                                  2,624                    78         2,546
                                                        ----------------------------------------------
                                                           148,247          69,973              78,274
                                                        ==============================================


6    Commitments

     a) Operating leases

        The company leases office space and equipment under long-term agreements. As at June 30, 1999, lease commitments through to expiry are as follows:

                                         $
               2001                 48,785
               2002                 41,079
               2003                  4,735
               2004                      -


     b) Management contracts

        The company has entered into a management contract with a director for a one-year term. Effective November 1, 1999, the company signed a management contract with a senior officer for $108,000 per year for years 1 and 2 and $120,000 for year 3. As at June 30, 1999, these contracts require the company to pay the following amounts:

                                          $
               2001                 108,000
               2002                 114,000
               2003                  60,000
               2004                       -

        The contracts also require the company to pay bonuses based on specific criteria and assume certain monetary obligations to the senior officer and director in the event of termination of the contracts by the company without cause.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

7    Related party balances and transactions

                                                                                                               June 30,
                                                                                  ---------------------------------------
                                                                    March 31,
                                                                         2000                 1999                   1998
                                                                            $                    $                      $
                                                                  (Unaudited)
     Due (to) from
         Charles Brown (related to
             controlling shareholder)                                       -               10,000                 10,000
         Cruise Shoppes Ltd. (controlled by
             Charles Brown)                                                 -             (259,513)              (193,482)

         Gary Brown (controlling shareholder)                               -             (197,439)                 9,822
                                                               ----------------------------------------------------------
                                                                            -             (446,952)              (173,660)
                                                               ==========================================================

     During the period ended March 31, 2000 (Unaudited), the controlling shareholder forgave $81,786 of the outstanding balance owing.

     Balances due to the company earn interest at prime rate. No interest is due on the amounts payable to related parties. The balances have no specific terms of repayment.

     The following transactions occurred with Cruise Shoppes Ltd. during the respective years and are included in the statement of earnings:


                                                                                             June 30,
                                                     March 31,      ---------------------------------
                                                          2000              1999                 1998
                                                             $                 $                    $
                                                   (Unaudited)
     Net revenues                                            -            33,603              156,375
     General administrative expenses                         -           200,653               38,921


     The transactions are not necessarily on commercial terms or at normal commercial rates.

8    Notes payable

     The notes payable bear no interest and are due on demand.

Cruise Shoppes America, Ltd.
Notes to Financial Statements
Nine-month periods ended March 31, 2000 and 1999 are unaudited
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

9    Income taxes

     The company is subject to U.S. federal and Louisiana state income taxes in the U.S.


     Net deferred tax liabilities are as follows:


                                                                                                  June 30,
                                                                               ----------------------------
                                                            March 31,
                                                                 2000               1999              1998
                                                                    $                  $                 $
                                                          (Unaudited)
     Deferred tax assets
          Expenditures recognized on accrual basis             89,252             86,649            91,110
                                                           -----------------------------------------------
     Deferred tax liabilities
          Revenues recognized on accrual basis                261,203            133,352           202,521
          Other                                                26,957              4,048             4,890
                                                           -----------------------------------------------

                                                              288,160            137,400           207,411
                                                           -----------------------------------------------

     Net deferred tax liability                               198,908             50,751           116,301
                                                           ===============================================

   The income tax provision for the periods, differs from the amount obtained by applying the applicable statutory income tax rates to income before income taxes as follows:


                                                                           March 31,                                 June 30,
                                                 ------------------------------------        --------------------------------
                                                        2000                    1999                     1999           1998
                                                           $                       $                        $              $
                                                 (Unaudited)             (Unaudited)
     Combined statutory income tax rate                   38%                     38%                      38%            38%

     Income tax provision based on                   293,483                 178,646                   68,043         93,057
      statutory rate
     Effect of changes in graduated                    6,951                 (10,531)                  (4,011)         3,968
      income tax rates
     Deferred income tax expense (benefit)            (8,850)                    353                  (33,905)        (2,938)
                                                 ---------------------------------------------------------------------------

                                                     291,584                 168,468                   30,127         94,087
                                                 ===========================================================================

     The changes in the combined statutory rate across the periods presented above are a function of graduated income tax rates based on level of taxable income. No change to enacted rates occurred during these periods.

10   Subsequent events

     Effective March 31, 2000, travelbyus.com ltd. agreed to acquire all of the issued and outstanding shares of the company for a cost of approximately $9 million. This will be paid in cash and shares of travelbyus.com ltd.

     Immediately prior to the agreement noted above, Gary Brown personally assumed the liability for the notes payable and all liabilities for amounts due to related parties. These liabilities were credited to shareholders' equity, net of amounts due from Gary Brown.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Epoch Technology, Inc.
Garland, Texas


We have audited the accompanying balance sheets of Epoch Technology, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Epoch Technology, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's limited operating history and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein + Associates LLP

Hein + Associates LLP

Dallas, Texas
April 19, 2000

April 19, 2000               EPOCH TECHNOLOGY, INC.


                                 BALANCE SHEETS

                                     ASSETS
                                     ------



                                                March 31,     December 31,
                                               -----------  -----------------
                                                 2000         1999     1998
                                               ----------    -------   ------
                                               (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                       $ 51,965    $22,112   $    -
 Trade accounts receivable, no allowance for
    doubtful accounts                              66,912     25,747        -
 Deposits and prepaid expenses                        528          -        -
                                                 --------    -------   ------
           Total current assets                   119,405     47,859        -

PROPERTY AND EQUIPMENT, net                         2,420      2,795    2,432
                                                 --------    -------   ------

               Total assets                      $121,825    $50,654   $2,432
                                                 ========    =======   ======


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

CURRENT LIABILITIES:
 Trade accounts payable                          $     464   $    670   $       -
 Accrued expenses and other liabilities             77,979        486           -
 Due related parties                               109,745    109,745     109,745
                                                 ---------   --------   ---------
    Total current liabilities                      188,188    110,901     109,745

STOCKHOLDERS' DEFICIENCY:
  Common stock, no par value, 200,000 shares
  authorized, 75,053 shares issued and
  outstanding at March 31, 2000 and
  December 31, 1999 and 40,000 at
  December 31, 1998                                 39,053     39,053       4,000


 Accumulated deficit                              (105,416)   (99,300)   (111,313)
                                                 ---------   --------   ---------
    Total stockholders' deficiency                 (66,363)   (60,247)   (107,313)
                                                 ---------   --------   ---------
        Total liabilities and stockholders'
          deficiency                             $ 121,825   $ 50,654   $   2,432
                                                 =========   ========   =========

                            EPOCH TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS


                                            Three Months Ended             Years Ended
                                                 March 31,                 December 31,
                                       ---------------------------     -------------------
                                         2000              1999         1999          1998
                                       --------          ---------     --------     ------
                                              (Unaudited)
INSTALLATION AND SUPPORT REVENUE           $57,244         $     -       $275,992     $       -

COST OF REVENUE                             35,715               -         71,825             -
                                         ---------         -------       --------     ---------
 Gross margin                               21,529               -        204,167             -

OPERATING EXPENSES:
  Software development                           -           5,344        144,000       108,424
  General and administrative expenses       27,645               -         48,154             -
                                         ---------         -------       --------     ---------
     Total operating expenses               27,645           5,344        192,154       108,424
                                         ---------         -------       --------     ---------

NET INCOME (LOSS)                          $(6,116)        $(5,344)      $ 12,013     $(108,424)
                                         =========         =======       ========     =========

                            EPOCH TECHNOLOGY, INC.

               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     AND THREE MONTHS ENDED MARCH 31, 2000

                                             Common Stock           Accumulated
                                        ----------------------
                                        Shares         Amount         Deficit            Total
                                        ------        --------      -----------        -----------

BALANCES, January 1, 1998               40,000         $ 4,000       $  (2,889)         $   1,111
Net loss                                     -               -        (108,424)          (108,424)
                                        ------         -------       ---------          ---------

BALANCES, December 31, 1998             40,000           4,000        (111,313)          (107,313)
Shares issued for services              35,053          35,053               -             35,053
Net income                                   -               -          12,013             12,013
                                        ------         -------       ---------          ---------

BALANCES, December 31, 1999             75,053          39,053         (99,300)           (60,247)
Net loss (unaudited)                         -               -          (6,116)            (6,116)
                                        ------         -------       ---------          ---------

BALANCES, March 31, 2000 (unaudited)    75,053         $39,053       $(105,416)         $ (66,363)
                                        ======         =======       =========          =========

                            EPOCH TECHNOLOGY, INC.

                           STATEMENTS OF CASH FLOWS

                                                                    Three Months Ended              Years Ended
                                                                         March 31,                 December, 31
                                                                 ------------------------    -------------------------
                                                                    2000           1999       1999              1998
                                                                 ---------    -----------    ---------      ----------
                                                                       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                               $  (6,116)   $  (5,344)     $  12,013      $ (108,424)

 Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
      Depreciation                                                     375          375          1,504           1,684
      Compensation paid with stock                                       -            -         35,053               -
      Change in receivables                                        (41,165)           -        (25,747)              -
      Change in current liabilities                                 77,287        6,241          1,156               -

      Other                                                           (528)           -              -               -
                                                                 ---------    -----------    ---------      ----------
            Net cash provided (used) by operating activities        29,853        1,272         23,979        (106,740)

CASH FLOWS FROM INVESTING ACTIVITIES -
 Purchase of property and equipment                                      -       (1,272)        (1,867)         (2,205)

CASH FLOWS FROM FINANCING ACTIVITIES -
 Advances from stockholders                                              -            -              -         108,945
                                                                 ---------    -----------    ---------      ----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                             29,853            -         22,112               -

CASH AND CASH EQUIVALENTS, beginning of year                        22,112            -              -               -
                                                                 ---------    -----------    ---------      ----------

CASH AND CASH EQUIVALENTS, end of year                            $ 51,965    $       -      $  22,112      $        -
                                                                 =========    ===========    =========      ==========

                            EPOCH TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (the period subsequent to December 31, 1999 is unaudited)


1.  Nature of Business
    -------------------

    Epoch Technology, Inc. ("the Company") is engaged in developing, selling, installing and supporting an advanced reservation system which is Internet accessible.

2.  Summary of Significant Accounting Policies
    -------------------------------------------

    Statement of Cash Flows
    -----------------------
    The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

    Recognition of Revenue
    ----------------------
    Revenue is currently recognized in accordance with Statement of Position
    (SOP) 97-2, "Software Revenue Recognition" and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect To Certain Transactions". Revenue from the sale of computer hardware and software is generally recognized upon delivery. The Company recognizes revenue from its maintenance contracts over the life of the contracts. Amounts not recognized are classified as deferred revenue. License fee revenue is recognized when a non-cancelable contingency-free license agreement has been signed, the product has been delivered, fees from the arrangement are fixed or determinable, and collection is probable.

    Earnings (Loss) Per Share
    -------------------------
    Basic earnings or loss per share ("EPS") is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

    Computer Software
    -----------------
    Computer software development costs and other research and development costs are expensed as incurred. Costs incurred to develop product masters of computer software, for which technological feasibility has been established, are capitalized. Capitalized software costs are amortized on a product-by-product basis each year based on the greater of: (1) the amount computed using the ratio of current year gross revenues to the sum of current and anticipated future gross revenues for that product, or (2) five year straight-line amortization. No software costs had been capitalized by the Company as of March 31, 2000 or December 31, 1999.

    Property and Equipment
    ----------------------
    The Company's property and equipment is stated at cost. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which is 3 years.

    Income Taxes
    ------------
    The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                            EPOCH TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (the period subsequent to December 31, 1999 is unaudited)

     Comprehensive Income (Loss)
     ---------------------------
     Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the years ended December 31, 1999 and 1998.

     Use of Estimates
     ----------------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     Unaudited Information
     ---------------------
     The consolidated balance sheet as of March 31, 2000 and the consolidated statements of operations for the three month periods ended March 31, 2000 and 1999 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of March 31, 2000 and the results of operations for the three months ended March 31, 2000 and 1999.

     Going Concern
     -------------
     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company incurred an operating loss in 1998 and has a stockholders' deficiency at December 31, 1999. The Company had only one customer in 1999. The continuation of the Company as a going concern is dependent on obtaining additional customers and/or financing in order to expand the level of operations. The stockholders funded the previous loss and intend to finance additional losses, should they occur.

3.   Property and Equipment
     ----------------------

     Property and equipment consisted of the following:

                                              March 31,      December 31,
                                              ---------   -------------------
                                                 2000       1999      1998
                                              ---------   --------- ---------
          Computer equipment                    $ 8,872     $ 8,872   $ 7,005

          Less accumulated depreciation          (6,452)     (6,077)   (4,573)
                                                -------     -------   -------
                                                $ 2,420     $ 2,795   $ 2,432
                                                =======     =======   =======

   Depreciation expense was $375, $421, $1,504 and $1,684 for the three month periods ended March 31, 2000 and 1999 and the years ended December 31, 1999 and 1998, respectively.

                            EPOCH TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (the period subsequent to December 31, 1999 is unaudited)


4.  Fair Value of Financial Instruments and Concentrations of Credit Risk
    ---------------------------------------------------------------------

    The Company's financial instruments are cash, accounts receivable and payable, and accrued expenses and other liabilities. Management believes the fair values of these instruments approximate the carrying values, due to the short-term nature of the instruments.

    Financial instruments that subject the Company to credit risk are cash equivalents and accounts receivable. At December 31, 1999, 100% of the Company's accounts receivable was from one customer. The Company does not ordinarily require collateral from its customers, nor perform credit evaluations. The Company believes no allowance for doubtful accounts is necessary at March 31, 2000 or December 31, 1999.

5.  Major Customers
    ----------------

    The Company had sales to one customer in 1999 that amounted to 100% of total sales that year. The Company had no sales in 1998.

6.  Related Party Transactions
    ---------------------------

    At March 31, 2000 and December 31, 1998 and 1999, amounts advanced by the stockholders that remain unpaid totaled $109,745. These advances are non interest bearing and contain no specific repayment terms.

7.  Income Taxes
    -------------

    The Company had no income tax expense in 1999 and 1998 due to taxable losses and carryforwards. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 were as follows:

                                                                    1999       1998
                                                                  ---------  ---------
        Deferred tax assets (primarily net operating losses)      $ 25,000   $ 28,000
        Deferred tax liabilities                                         -          -
        Valuation allowance                                        (25,000)   (28,000)
                                                                  --------   --------
                  Net deferred tax balance                        $      -   $      -
                                                                  ========   ========

                                  ***********

[LOGO OF PRICEWATERHOUSECOOPERS]

Report of PricewaterhouseCoopers LLP Independent Auditors


To the Directors of
Express Vacations, LLC
(a Nevada limited liability company)


We have audited the balance sheets of Express Vacations, LLC (a Nevada limited liability company) as at October 31, 1999, September 30, 1999 and 1998 and the statements of loss, members' equity and cash flows for the one-month period ended October 31, 1999, the year ended September 30, 1999 and the period from August 5, 1998 (date of LLC formation) to September 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at October 31, 1999, September 30, 1999 and 1998 and the results of its operations and its cash flows for the one-month period ended October 31, 1999, the year ended September 30, 1999 and the period from August 5, 1998 (date of LLC formation) to September 30, 1998 in conformity with accounting principles generally accepted in the United States.

These financial statements are those of a limited liability company and accordingly do not reflect any income taxes related to its members.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
November 23, 1999
Vancouver, Canada

Express Vacations, LLC
(a Nevada limited liability company)
Balance Sheets
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                               October 31,                        September 30,
                                                                               --------------------------------
                                                                      1999              1999               1998
                                                                         $                 $                  $
Assets

Current assets
Cash and cash equivalents                                          544,313         1,055,768          1,831,748
Trade accounts receivable (net of allowance - $nil)                559,123           841,429          1,629,730
Prepaid expenses (note 3)                                          230,577           269,838                  -
                                                          -----------------------------------------------------

                                                                 1,334,013         2,167,035          3,461,478

Capital assets (note 4)                                            136,121           139,285              7,266
                                                          -----------------------------------------------------

                                                                 1,470,134         2,306,320          3,468,744
                                                          =====================================================

Liabilities and Members' Equity

Current liabilities
Trade accounts payable and accrued liabilities
 (note 3)                                                          536,860           539,414          1,019,267
Customer deposits                                                  832,560         1,443,271          2,334,295
                                                          -----------------------------------------------------

                                                                 1,369,420         1,982,685          3,353,562

Members' Equity (note 5)                                           100,714           323,635            115,182
                                                          -----------------------------------------------------

                                                                 1,470,134         2,306,320          3,468,744
                                                          =====================================================

Commitments and contingencies (note 8)

Subsequent event (note 9)


Approved by the Members

/s/ Jon Snyder                                /s/ John Fenyes
_________________________ Member              _________________________ Member

  The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Statements of Members Equity
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                        Period from
                                                                                                      August 5, 1998
                                                                One-month                               (date of LLC
                                                             period ended            Year ended        formation) to
                                                              October 31,         September 30,        September 30,
                                                                     1999                  1999                 1998
                                                                        $                     $                    $
Balance - Beginning of period                                     323,635               115,182                    1

Net (loss) earnings for the period                               (180,302)            2,338,453              100,181
                                                             -------------------------------------------------------
                                                                  143,333             2,453,635              100,182

Add: Members' contributions                                             -                     -               15,000
Less: Members' distributions                                       42,619             2,130,000                    -
                                                             -------------------------------------------------------

Balance - End of period                                           100,714               323,635              115,182
                                                             =======================================================

  The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Statements of Loss
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                                                         Period from
                                                                                                      August 5, 1998
                                                                One-month                               (date of LLC
                                                             period ended            Year ended        formation) to
                                                              October 31,         September 30,        September 30,
                                                                     1999                  1999                 1998
                                                                        $                     $                    $
Revenues                                                           16,856             7,234,577              772,866
                                                             -------------------------------------------------------

Expenses
Cost of services revenues                                           5,394             2,344,995              228,387
General and administrative                                        192,771             2,611,046              437,911
Amortization                                                        3,164                40,821                6,387
                                                             -------------------------------------------------------

                                                                  201,329             4,996,862              672,685
                                                             -------------------------------------------------------

(Loss) earnings from operations                                  (184,473)            2,237,715              100,181

Interest income                                                     4,171               100,738                    -
                                                             -------------------------------------------------------

Net (loss) earnings for the period                               (180,302)            2,338,453              100,181
                                                             -------------------------------------------------------

  The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Statements of Cash Flows
_______________________________________________________________________________

(expressed in U.S. dollars)


                                                                                                         Period from
                                                                                                      August 5, 1998
                                                                One-month                               (date of LLC
                                                             period ended           Year ended         formation) to
                                                              October 31,         September 30,         September 30,
                                                                     1999                  1999                  1998
                                                                        $                     $                     $
Cash flows from operating activities
Net (loss) earnings for the period                               (180,302)            2,338,453               100,181
  Item not affecting cash - amortization                            3,164                40,821                 6,387
Changes in non-cash working capital
  Trade accounts receivable                                       282,306               788,301            (1,629,730)
  Prepaid expenses                                                 39,261              (269,838)                    -
  Trade accounts payable and accrued liabilities                   (2,554)             (479,853)            1,019,267
  Customer deposits                                              (610,711)             (891,024)            2,334,295
                                                                -----------------------------------------------------
                                                                 (468,836)            1,526,860             1,830,400
                                                                -----------------------------------------------------
Cash flows from investing activities
Purchase of capital assets                                              -              (172,840)              (13,653)
                                                                -----------------------------------------------------
Cash flows from financing activities
Members' contributions                                                  -                     -                15,000
Members' distributions                                            (42,619)           (2,130,000)                    -
                                                                -----------------------------------------------------
                                                                  (42,619)           (2,130,000)               15,000
                                                                -----------------------------------------------------
(Decrease) increase in cash and cash equivalents                 (511,455)             (775,980)            1,831,747

Cash and cash equivalents - Beginning of period                 1,055,768             1,831,748                     1
                                                                -----------------------------------------------------
Cash and cash equivalents - End of period                         544,313             1,055,768             1,831,748
                                                                =====================================================
Interest received                                                   4,171               100,738                     -
                                                                =====================================================

  The accompanying notes are an integral part of these financial statements.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
_______________________________________________________________________________

(expressed in U.S. dollars)

1  Nature of operations

   Express Vacations, LLC ("Express") is a call center offering vacation packages to customers located primarily in the United States. Operations of Express are based solely from Reno, Nevada. Express was organized pursuant to the provisions of the Nevada Limited Liability Company Act in the State of Nevada, U.S.A. on August 5, 1998. Revenues are earned from customers located in the United States. Capital assets of the company's operations are located in the United States.


2  Summary of significant accounting policies

   Generally accepted accounting principles

   The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

   Revenue recognition

   The company's revenues consist primarily of commissions from the sale of travel products including airline tickets, hotel and vacation property accommodations, car rentals and vacation packages. The company earns commission revenue from the sale of these travel products which are recognized on the customer's scheduled departure date, less an allowance for returns and cancellations based on the company historical experience and provided that collection is reasonably assured.

   Capital assets

   Capital assets are stated at cost less accumulated amortization. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives as follows:


          Furniture and fixtures                                7 years
          Computer and office equipment                         5 years
          Leasehold improvements                     over term of lease

   Use of estimates


   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
_______________________________________________________________________________

(expressed in U.S. dollars)

   Cash and cash equivalents


   Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less.

   Income taxes

   Income earned by Express is allocated to its members for tax purposes; therefore, no provision for income taxes has been made in these financial statements.

3  Balance sheet components

                                   October 31,           September 30,
                                                         -------------
                                          1999          1999       1998
                                             $             $          $

Prepaid expenses
Deposits with travel suppliers         222,527       261,788          -
Other prepaids                           8,050         8,050          -
                                   ____________________________________
                                       230,577       269,838          -
                                   ====================================

                                     October 31,         September 30,
                                                         ------------
                                           1999         1999       1998
                                              $            $          $

Trade accounts payable and accrued
 liabilities
Trade accounts payable                  312,985      346,963    388,162
Accrued liabilities                     223,875      192,451    631,105
                                   ____________________________________
                                        536,860      539,414  1,019,267
                                   ====================================


4  Capital assets

                                                       October 31, 1999
                                    ____________________________________
                                           Cost   Accumulated       Net
                                                 amortization
                                              $             $         $
                                   ____________________________________
Furniture and fixtures                   47,553       23,059     24,494
Computer and office equipment           122,493       25,341     97,152
Leasehold improvements                   16,447        1,972     14,475
                                   ____________________________________
                                        186,493       50,372    136,121
                                   ====================================

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
_______________________________________________________________________________

(expressed in U.S. dollars)
                                                    September 30, 1999
                                        _______________________________
                                                  Accumulated
                                           Cost   amortization      Net
                                              $              $        $

Furniture and fixtures                   47,553         22,685   24,868
Computer and office equipment           122,493         22,747   99,746
Leasehold improvements                   16,447          1,776   14,671
                                        _______________________________
                                        186,493         47,208  139,285
                                        ===============================


                                                     September 30, 1998
                                        _______________________________
                                                  Accumulated
                                           Cost  amortization       Net
                                              $             $         $

Computer and office equipment            13,653         6,387     7,266
                                        ===============================
5 Members' Equity

   Authorized members' equity consists of an unlimited number of units.

                                                        $
   Members' initial contribution
      30 units                                          1
                                               ===========

   Limitation of liability

   Under the terms of an Operating Agreement between the members put in place in August 1998, two of the three members of the company have been elected to manage the company ("managers"). Managers shall not be liable for the return of any contribution of capital of any member or for any profits thereon. Managers are not liable to the company or members for any act or omission in connection with the business or affairs of the company unless such act or omission constitutes gross negligence, intentional misconduct, fraud or a knowing violation of law.

   Members and managers of the company are not individually liable under a judgement, decree, order of any court or any other manner, for a debt, obligation, or liability of the company except as otherwise set forth in Nevada State Regulations.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
_______________________________________________________________________________

(expressed in U.S. dollars)

   Rights and restrictions of members


   Each member's units consisting of their respective interest in the capital and profits of the company carry the respective right to an allocative share of the economic benefits of the company, including net profits, net losses, and distributions, and the right to vote on matters as to which the Operating Agreement requires or permits members to vote.

   Members who are not managers are restricted from borrowing or lending money on behalf of the company; selling, mortgaging, leasing, disposing of or encumbering property of the company; selling, assigning, pledging or mortgaging a member's interest in the company; purchasing any real estate or equipment on behalf of the company; exercising or representing to any third party that such member has the right to exercise any of the powers of the managers in the Operating Agreement.


6  Cost of services revenues

   Direct costs are comprised primarily of commissions paid to booking agents and include fees totalling $1,564 for the one-month period ended October 31, 1999 (year ended September 30, 1999 - $635,714; 1998 - $105,952) paid to the company's primary air travel service provider, applicable only to certain bookings made before June 1999.


7  Financial instruments

   Fair values of financial instruments

   The carrying values reported on the balance sheet for cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued liabilities and customer deposits approximate their fair values due to the short-term nature of those instruments.


   Concentration of credit risk

   Accounts receivable include approximately $487,000 receivable from one airline. The balance represents receivables relating to the processing of credit card sales and does not represent significant credit risk to Express.

   Foreign exchange risk

   Substantially all of the company's operations are denominated in U.S.
   dollars.

Express Vacations, LLC
(a Nevada limited liability company)
Notes to Financial Statements
_______________________________________________________________________________

(expressed in U.S. dollars)

Commitments and contingencies

   a) Lease commitments

      The company leases a telephone system and office space under long-term agreements. As at October 31, 1999, lease commitments through to expiry are as follows:


                                                       $

          2000                                   154,246
          2001                                   146,546
          2002                                     9,666


   b) Letters of credit

      Letters of credit totalling $443,000 have been issued to various hotels by one of the members on behalf of Express. These letters of credit are required by the hotels as security for block bookings of hotel rooms. During the period ended October 31, 1999, no amounts have been drawn against these letters of credit.


   c) Commitments

      On July 7, 1999, the company entered into a two-year agreement with a telephone service provider requiring the company to satisfy a minimum annual commitment. If the company does not reach this annual commitment, the company would be required to pay an additional surcharge for its phone services.

9  Subsequent event

   On November 1, 1999, Express was acquired by travelbyus.com ltd., a Canadian public company listed on the Toronto, Winnipeg and Frankfurt Stock Exchanges.

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

Report of PricewaterhouseCoopers LLP Independent Auditors

To the Directors of
Cheap Seats Inc.

We have audited the balance sheets of Cheap Seats Inc. as at November 30, 1999, June 30, 1999 and 1998 and the statements of operations and deficit and cash flows for the period from July 1, 1999 to November 30, 1999 and the years ended June 30, 1999 and 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at November 30, 1999, June 30, 1999 and 1998 and the results of its operations and its cash flows for the period from July 1, 1999 to November 30, 1999 and the years ended June 30, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
January 28, 2000
Vancouver, Canada

Cheap Seats Inc.
Balance Sheets
--------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                               November 30,               June 30,              June 30,
                                                                      1999                   1999                  1998
                                                                         $                      $                     $
Assets

Current assets
Cash                                                                54,155                 40,721               161,491
Trade accounts receivable (net of allowance - $nil)
 (note 8)                                                           66,666                231,566                97,076
Income tax recoverable                                              85,577                 82,217                20,678
Payroll tax refundable                                                   -                      -                49,136
Loan to employees                                                    3,876                  3,311                     -
                                                              ---------------------------------------------------------
                                                                   210,274                357,815               328,381

Deposits (note 3)                                                   70,000                 70,000                70,000

Capital assets (note 4)                                            127,407                 85,905                91,671
                                                               ---------------------------------------------------------
                                                                   407,681                513,720               490,052
                                                               =========================================================

Liabilities

Current liabilities
Accounts payable and accrued liabilities (note 5)                  403,730                496,325               381,105
Current portion of long-term debt                                    3,951                  3,786                 3,145
                                                               ---------------------------------------------------------
                                                                   407,681                500,111               384,250

Long-term debt                                                       1,409                  3,105                 6,891
                                                               ---------------------------------------------------------
                                                                   409,090                503,216               391,141
                                                               ---------------------------------------------------------
Shareholders' Deficiency

Capital stock
Authorized
  Unlimited number of common shares without par value

Issued
   5,920 shares (June 30, 1999 - 5,920; 1998 - 5,920)                1,000                  1,000                 1,000

(Deficit) retained earnings                                         (2,409)                 9,504                97,911
                                                               ---------------------------------------------------------
                                                                    (1,409)                10,504                98,911
                                                               ---------------------------------------------------------
                                                                   407,681                513,720               490,052
                                                               =========================================================

Commitments (note 7)

Approved by the Board of Directors

/s/ Robert Beaudet                           /s/ Bill Kerby
_______________________________ Director     __________________________ Director

Cheap Seats Inc.
Statements of Operations and Deficit
-------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                                Period from
                                                                     July 1,
                                                                    1999 to                           Years ended June 30,
                                                                November 30,            -----------------------------------
                                                                       1999                    1999                   1998
                                                                          $                       $                       $
Net revenues (note 8)                                             1,881,074               4,163,133               2,858,490
                                                          ------------------------------------------------------------------
Expenses
Selling, general and administrative expenses                      1,673,443               2,723,621               2,354,795
Officers' compensation                                              211,739               1,536,239                 426,831
Amortization                                                         10,895                  20,644                  24,759
                                                           -----------------------------------------------------------------
                                                                  1,896,077               4,280,504               2,806,385
                                                           -----------------------------------------------------------------
(Loss) earnings from operations                                     (15,003)               (117,371)                 52,105

Interest income - net                                                  (270)                  4,141                   3,193
                                                           -----------------------------------------------------------------
(Loss) earnings before income taxes                                 (15,273)               (113,230)                 55,298

Provision for (recovery of) income taxes                             (3,360)                (24,823)                 46,737
                                                           -----------------------------------------------------------------
Net (loss) earnings for the period                                  (11,913)                (88,407)                  8,561

Retained earnings - Beginning of period                               9,504                  97,911                  89,350
                                                          ------------------------------------------------------------------
(Deficit) retained earnings - End of period                          (2,409)                  9,504                  97,911
                                                          ==================================================================

Cheap Seats Inc.
Statements of Cash Flows
------------------------------------------------------------------------------

(expressed in U.S. dollars)

                                                               Period from
                                                                   July 1,
                                                                   1999 to                            Years ended June 30,
                                                              November 30,            --------------------------------------
                                                                      1999                    1999                    1998
                                                                         $                       $                       $
Cash flows from operating activities
Net (loss) earnings for the year                                   (11,913)                (88,407)                  8,561
     Items not affecting cash
          Amortization                                              10,895                  20,644                  24,759
          Write-off of capital assets                                    -                  23,755                       -
Net change in non-cash working capital items
     Trade accounts receivable                                     164,900                (134,490)               (185,460)
     Income tax recoverable                                         (3,360)                (61,539)                 (8,085)
     Payroll tax recoverable                                             -                  49,136                 (49,136)
     Loan to employees                                                (565)                 (3,311)                      -
     Trade accounts payable and accrued liabilities                (92,595)                115,220                 242,523
                                                           ---------------------------------------------------------------
                                                                    67,362                 (78,992)                 33,162
                                                           ---------------------------------------------------------------
Cash flows from investing activities
Purchase of capital assets                                         (52,397)                (38,633)                (58,770)
                                                           ---------------------------------------------------------------
Cash flows from financing activities
Increase in long-term debt                                               -                       -                  10,036
Repayment of long-term debt                                         (1,531)                 (3,145)                      -
                                                           ---------------------------------------------------------------
                                                                    (1,531)                 (3,145)                 10,036
                                                           ---------------------------------------------------------------
Increase (decrease) in cash                                         13,434                (120,770)                (15,572)

Cash - Beginning of period                                          40,721                 161,491                 177,063
                                                           ---------------------------------------------------------------
Cash - End of period                                                54,155                  40,721                 161,491
                                                          ================================================================

Interest paid                                                          270                     816                   1,953
                                                          ================================================================

Income taxes paid                                                        -                  36,716                  57,035
                                                          ================================================================

Cheap Seats Inc.
Notes to Financial Statements

________________________________________________________________________________

(expressed in U.S. dollars)


1    Nature of operations

     Cheap Seats Inc. ("the company") is a net airfare consolidator, which markets to customers throughout the United States. The company has in place a wide range of net fare ticket contracts with several U.S. and international carriers. The company currently offers air travel products through their call centre based in Northridge, California and its website. Revenues are earned from customers located in the United States. Capital assets of the company's operations are located in the United States.

2    Summary of significant accounting policies

     Generally accepted accounting principles

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     Revenue recognition

     The company's revenues include commission revenue on published airfares and net revenues on non-published and wholesale airfares. Commission revenue and net revenues on non-published and wholesale airfares are recognized at the time the ticket is issued to the customer, which generally corresponds to the time the payment is processed, less an allowance for returns and cancellation based on the company's historical experience. These net revenues are recorded as the amount paid by the customer less the amount payable to the airline for the discounted airfare.

     Capital assets

     Capital assets are stated at cost. Amortization is recorded on a straight-line basis to amortize the cost of the capital assets over their estimated useful lives. Amortization rates are as follows:

        Computer software                               5 years
        Furniture and fixtures                          5 years
        Computer and office equipment                   5 years
        Automobile                                      5 years

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

Cheap Seats Inc.
Notes to Financial Statements

________________________________________________________________________________

(expressed in U.S. dollars)

     Income taxes

     The company follows the asset and liability method for accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A valuation allowance is provided for deferred income tax assets if it is more likely than not that the company will not realize the future benefit or the future deductibility is uncertain.

3    Deposits

     Airlines Reporting Corporation ("ARC") requires that registered agents maintained a bond or letter of credit, which they can access in case of non-payment by the agent. The entire amount relates to funds set aside pursuant to these requirements. Interest on these funds accrues to the company.

4    Capital assets

                                                                     November 30, 1999
                                           --------------------------------------------
                                                              Accumulated
                                                 Cost        amortization           Net
                                                    $                   $             $
     Computer software                         35,000              10,696        24,304
     Furniture and fixtures                    87,058              32,468        54,590
     Computer and office equipment             51,889              44,044         7,845
     Automobile                                50,056               9,388        40,668
                                           --------------------------------------------

                                              224,003              96,596       127,407
                                           ============================================

                                                                         June 30, 1999
                                           --------------------------------------------
                                                              Accumulated
                                                 Cost        amortization           Net
                                                    $                   $             $
     Computer software                         35,000               5,835        29,165
     Furniture and fixtures                    39,393              28,939        10,454
     Computer and office equipment             47,158              42,768         4,390
     Automobile                                50,056               8,160        41,896
                                           --------------------------------------------

                                              171,607              85,702        85,905
                                           ============================================

Cheap Seats Inc.
Notes to Financial Statements

________________________________________________________________________________

(expressed in U.S. dollars)

                                                                         June 30, 1999
                                           --------------------------------------------
                                                              Accumulated
                                                 Cost        amortization           Net
                                                    $                   $             $
     Furniture and fixtures                    35,760              24,283        11,477
     Computer and office equipment             64,431              58,238         6,193
     Automobile                               105,556              31,555        74,001
                                           --------------------------------------------

                                              205,747             114,076        91,671
                                           ============================================


     Computer software is related to the company's website reservation system. The company capitalizes certain expenditures on software used in its operation in accordance with Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use".

5    Balance sheet components

                                           November 30,                        June 30,
                                                          -----------------------------
                                                   1999              1999          1998
                                                      $                 $             $
     Trade accounts payable                     326,134           471,349       333,516
     Accrued wages payable                       71,956                 -        47,589
     Other accrued liabilities                    5,640            24,976             -
                                           --------------------------------------------

                                                403,730           496,325       381,105
                                           ============================================

6    Financial instruments

     Fair values of financial instruments

     The carrying values reported on the balance sheet for cash, trade accounts receivable, income tax recoverable, payroll tax refundable, trade accounts payable and accrued liabilities and current portion of long-term debt approximate their fair values due to the short-term to maturity of these instruments. Deposits and non-current portion of long-term debt bear interest approximating current market notes.

Cheap Seats Inc.
Notes to Financial Statements

________________________________________________________________________________

(expressed in U.S. dollars)

7    Commitments

     The company leases an office space under long-term agreements. As at November 30, 1999, annual minimum lease commitments through to expiry are as follows:

                                                                   $

        2000                                                  47,000
        2001                                                  61,000
        2002                                                  63,000
        2003                                                  64,000

8    Related party transactions

     For the period from July 1, 1999 to November 30, 1999, the company sold airline tickets to a related company with a gross ticket value of $224,686. The trade accounts receivable balance as at November 30, 1999 includes due from the related company of $6,312.

     During the year ended June 30, 1999, the company sold airline tickets to a related company with a gross ticket value of $389,770 (1998 - $nil). The accounts receivable as at June 30, 1999 includes the due from the related company of $59,522 (1998 - $nil).

     The related party, Mr. Cheap's Travel, Ltd., is owned by the father of a co-owner of the company.

     Subsequent to June 30, 1999, Cheap Seats Inc. and the related company became controlled by travelbyus.com ltd., a Canadian public company listed on the Toronto, Winnipeg and Frankfurt Stock Exchanges.

9    Income taxes

     The company is subject to U.S. federal and California state income taxes.

     As at November 30, 1999, the company did not have any significant capital or non-capital losses available for carryforward or other temporary differences to reduce future years' taxable income.

Cheap Seats Inc.
Notes to Financial Statements

________________________________________________________________________________

(expressed in U.S. dollars)

     The income tax recoverable/provision for the periods presented, differs from the amount obtained by applying the applicable statutory income tax rates to loss/earnings before income taxes as follows:

                                                    Period from
                                                        July 1,
                                                        1999 to
                                                   November 30,       Years ended June 30,
                                                                  -------------------------
                                                           1999          1999         1998
                                                              $             $            $
     Statutory income tax rate                            32.81%        32.81%        32.81%

     Income tax (recovery) provision based on
         statutory rate                                  (5,011)      (37,151)       18,143
     Non-deductible expenses                              1,651        12,328        28,594
                                                   ----------------------------------------
                                                         (3,360)      (24,823)       46,737
                                                   ========================================


10   Subsequent event

     Effective on December 1, 1999, all of the outstanding shares of the company were acquired by travelbyus.com ltd., a Canadian public company listed on the Toronto, Winnipeg and Frankfurt Stock Exchanges.

================================================================================
                                                                      APPENDIX A


                             ARRANGEMENT AGREEMENT

                                     AMONG

                             AVIATION GROUP, INC.

                          AVIATION GROUP CANADA LTD.

                                      AND

                              TRAVELBYUS.COM LTD.

                                  May 3, 2000

================================================================================

This Agreement (the "Agreement") is entered into as of May 3, 2000, among Aviation Group, Inc., a Texas corporation ("Parent"), Aviation Group Canada Ltd., an Ontario corporation and a wholly owned subsidiary of Parent ("Aviation Subco") and travelbyus.com Ltd., an Ontario corporation (the "Company").

                                    RECITALS

WHEREAS the Boards of Directors of Parent, Aviation Subco and the Company have deemed it advisable and in the best interests of their respective securityholders to effect the merger of their respective businesses (the "Arrangement") through the arrangement of Parent, Aviation Subco and the Company pursuant to this Agreement and the Plan of Arrangement (as hereinafter defined);

WHEREAS in furtherance of the Arrangement, the respective Boards of Directors of Parent, Aviation Subco and the Company have approved the transactions contemplated hereby;

NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings unless otherwise specified:

"Acquisition Proposal" shall mean any reorganization, recapitalization, reclassification, combination, merger, consolidation, amalgamation, plan of arrangement, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or their respective interests therein or thereto or similar transactions involving the Company or Parent, as the case may be, or any of their respective Subsidiaries or a proposal to do so, excluding the Arrangement, the Global Merger and the Acquisition Transactions.

"Acquisition Transactions" shall have the meaning ascribed thereto in section 3.7.1.

"Adjustment" shall have the meaning ascribed thereto in section 2.3(a).

"Affiliate" shall mean any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

"AMEX" shall mean the American Stock Exchange.

"Applicable Laws" shall mean, with respect to any Person all Laws by which such Person, any of its Subsidiaries or any of their respective securities, material assets or properties is bound or which is applicable to it, any of its Subsidiaries or any of their respective securities, material assets or properties.

"Arrangement" shall have the meaning ascribed thereto in section 2.2.1.

"Articles of Arrangement" shall mean the Articles of Arrangement filed and certified by the Director appointed under the OBCA, giving effect to the Arrangement.

"Bankruptcy Laws" shall mean; (i) all bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application affecting the rights and remedies of creditors; and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

"Benefit Plans" shall mean all employee benefit plans, including, without limitation employee benefit plans within the meaning of section 3(3) of ERISA, and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, written or oral and whether maintained by or binding upon the Company or Parent, as the case may be, or any of their respective Subsidiaries that provide rights or benefits of economic value to their respective current or former employees or any current or former beneficiary, dependent or assignee of any such employees or former employees. Without limiting the scope of Applicable Laws, where specific references are made to ERISA, ERISA shall be deemed, for that purpose, to be an Applicable Law.

"Business Day" shall mean any day on which commercial banks are open for business in Toronto, Ontario and any day other than a Saturday, Sunday or a day observed as a holiday in Toronto, Ontario.

"Closing" shall have the meaning ascribed thereto in section 2.13.

"Code" shall mean the US Internal Revenue Code of 1986, as amended.

"Commercial Software" shall mean packaged commercial software programs generally available to the public through retail computer software dealers or available directly from the manufacturer which have been licensed to the Company or Parent, as the case may be, or any of their respective Subsidiaries pursuant to End-User Licenses and which are used in the business of the Company or Parent, as the case may be, or any of their respective Subsidiaries but are in no way a component of or incorporated in or specifically required to develop or support any of the products and related trademarks, technology and know-how of the Company or Parent, as the case may be, or any of their respective Subsidiaries.

"Commissions" shall have the meaning ascribed thereto in section 2.11.4.

"Company Affiliate" shall have the meaning ascribed thereto in section 7.12.

"Company Balance Sheet" shall have the meaning ascribed thereto in section
3.7.1.

"Company Benefit Plans" shall mean all benefit plans sponsored or maintained by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is obligated.

"Company Bidder" shall have the meaning ascribed thereto in section 7.15.3.

"Company Comfort Letters shall have the meaning ascribed thereto in section
7.8.1.

"Company Common Shares" shall mean the common shares in the capital of the Company.

"Company Disclosure Schedule" shall have the meaning ascribed thereto in Article 3.

"Company Insurance Contracts" shall have the meaning ascribed thereto in section 3.19.

"Company Plans" shall mean, collectively, all Company Benefit Plans and all plans, programs or arrangements described in subsection 3.18.1(a).

"Company Proprietary Rights" shall have the meaning ascribed thereto in section 3.17.1.

"Company Securities" shall have the meaning ascribed thereto in subsection
2.3(g).

"Company Securities Reports" shall have the meaning ascribed thereto in section 3.6.

"Company Shareholder Meeting" shall have the meaning ascribed thereto in section 2.2.1.

"Company Superior Proposal" shall have the meaning ascribed thereto in section 7.15.2.

"Consent" shall have the meaning ascribed thereto in section 3.4

"Contract" shall mean any written or oral agreement, contract, instrument, indenture, bond, debenture, note, credit agreement, mortgage, lease, permit, concession, grant, franchise, license, guarantee or commitment to which a Person or any of its Subsidiaries is a party or by which it, any of their respective Subsidiaries or any of its material assets or properties is bound or which is applicable to it, any of their respective Subsidiaries or any of their respective material assets or properties.

"Control" (including with correlative meaning, controlled by and under common control with) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Dollar" or "$" shall mean US dollars.

"Effective Time" shall mean the date and time upon which the Articles of Arrangement shall be duly filed and certified by the Director under the OBCA.

"Encumbrance" shall mean any mortgage, pledge, lien, claim, charge, security interest, lease, conditional sale or other title retention agreement, easement, servitude, refusal, claim of infringement, condition or other restriction or encumbrance of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership on assets.

"End-User Licenses" shall mean End-User Licenses, under which the Company or Parent, as the case may be, or any of their respective Subsidiaries is the licensor and which provide for payments to the Company or Parent, as the case may be, or any of their respective Subsidiaries of less than $250,000.

"Environmental Claim" shall mean any notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resource damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from; (a) the presence or release of any Material of Environmental Concern, whether or not the Material of Environmental Concern is present on or has been released from property owned by that party or any of its Affiliates; or (b) circumstances forming the basis for any violation or alleged violation of any Environmental Law.

"Environmental Laws" shall mean any and all Laws relating to the protection of public health, safety or the environment.

"ERISA" shall mean the US Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the US Securities Exchange Act of 1934, as amended.

"Exchange Ratio" shall have the meaning ascribed thereto in subsection 2.3(a).

"Exchangeable Shares" shall have the meaning ascribed thereto in section 2.5.

"Final Order" shall have the meaning ascribed thereto in section 2.2.2.

"First Company Comfort Letter" shall have the meaning ascribed thereto in section 7.8.1.

"First Parent Comfort Letter" shall have the meaning ascribed thereto in section 7.8.2.

"Global" shall mean Global Leisure Travel, Inc., a Washington corporation.

"Global Merger" shall have the meaning ascribed thereto in the preambles to this Agreement.

"Global Merger Agreement" shall mean the Agreement and Plan of Merger dated as of March 17, 2000 as amended among Parent, Global and US Subco.

"Governmental Entity" shall mean; (a) any United States, Canadian, multinational, foreign, federal, provincial, state, regional, territorial, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency; (b) any subdivision, agent, commission, board, authority or instrumentality of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing. The term "Governmental Entity" shall include the SEC, the OSC, Nasdaq, the TSE, the Winnipeg Stock Exchange, The Canadian Venture Exchange and the Frankfurt Stock Exchange.

"HSR Act" shall mean the US Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" shall mean; (a) all items (except items of capital, shareholders' equity, surplus or retained earnings and general contingency reserves) that, in accordance with generally accepted accounting principles, would be included in determining total liabilities of the Company or Parent, as the case may be, and their respective Subsidiaries as of the date at which Indebtedness is to be determined; (b) indebtedness secured by any Encumbrance to which any property or asset owned or held by the Company or Parent, as the case may be, and their respective Subsidiaries is subject, whether or not the indebtedness secured thereby shall have been assumed; and (c) indebtedness of others which the Company or Parent, as the case may be, and their respective Subsidiaries have directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold or discounted with recourse (contingently or otherwise) or to purchase or repurchase or otherwise acquire or in respect of which the Company or Parent, as the case may be, and their respective Subsidiaries have agreed to supply or advance funds (whether by way of loan, share purchase, capital contribution or otherwise) or otherwise become directly or indirectly liable.

"Indemnified Directors" shall have the meaning ascribed thereto in section 7.17.

"Indemnified Party" shall have the meaning ascribed thereto in section 10.1.

"Indemnifying Party" shall have the meaning ascribed thereto in section 10.1.

"Information Circular" shall have the meaning ascribed thereto in section
2.11.1.

"Interim Order" shall have the meaning ascribed thereto in section 2.2.1.

"Laws" shall mean all laws, statutes, ordinances, regulations, rules, published policies and guidelines of any Governmental Entity and the terms and conditions of any Permit, judgment, order or decree of any Governmental Entity.

"Leases" shall mean each lease, sublease, license or other agreement under which the Company or Parent, as the case may be, or any of their respective Subsidiaries uses, occupies or has the right to occupy any real property or interest therein that; (a) provides for future minimum payments of $10,000 or more (ignoring any right of cancellation or termination); or (b) the cancellation or termination of which would have a Material Adverse Effect.

"Liabilities" shall have the meaning ascribed thereto in section 3.7.2.

"Material Adverse Effect" shall mean, among other things, any event, change or effect that is or is reasonably expected to be materially adverse to; (a) the financial condition, business, operations, assets, properties, personnel or results of operations of the Company or Parent, as the case may be, and their respective Subsidiaries taken as a whole; or (b) the ability of the Company or Parent, as the case may be, and their respective Subsidiaries to perform their respective obligations under this Agreement, the Plan of Arrangement or to consummate the Arrangement, or any of the other transactions contemplated hereby. "Material Adverse Effect" shall not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industry in which the Company or Parent, as the case may be, operates.

"Materials of Environmental Concern" shall mean petroleum and its by-products, all hazardous substances and all substances or constituents that are regulated by or form the basis for liability under any Environmental Laws.

"Nasdaq" shall mean The Nasdaq Stock Market, Inc.

"OBCA" shall mean the Business Corporations Act, Ontario.

"OSC" shall mean the Ontario Securities Commission.

"Parent Affiliate" shall have the meaning ascribed thereto in section 7.12.

"Parent Balance Sheet" shall have the meaning ascribed thereto in section 4.7.1.

"Parent Benefit Plans" shall mean all benefit plans sponsored or maintained by Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries is obligated.

"Parent Bidder" shall have the meaning ascribed thereto in section 7.13.3.

"Parent Comfort Letters" shall have the meaning ascribed thereto in section
7.8.2.

"Parent Common Stock" shall have the meaning ascribed thereto in section 4.5.1.

"Parent Disclosure Schedule" shall have the meaning ascribed thereto in Article
4.

"Parent Insurance Contracts" shall have the meaning ascribed thereto in section 4.19.

"Parent Plans" shall mean, collectively, all Parent Benefit Plans and all plans, programs and agreements described in subsection 4.18.1(a).

"Parent Proprietary Rights" shall have the meaning ascribed thereto in section 4.17.1.

"Parent Securities" shall have the meaning ascribed thereto in subsection
2.3(g).

"Parent Securities Reports" shall have the meaning ascribed thereto in section 4.6.

"Parent Superior Proposal" shall have the meaning ascribed thereto in section 7.13.2.

"Parties" shall mean Parent, Aviation Subco and the Company.

"Permit" shall mean any permit, concession, approval, permission, authorization, certificate or license from any Governmental Entity.

"Permitted Encumbrances" shall mean; (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith; (b) liens that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business; (c) liens on personal property leased under operating leases; (d) liens, pledges or deposits incurred or made in connection with workers' compensation, unemployment insurance and other social insurance and social security benefits or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business; (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business; (f) liens under
Article 2 of the applicable Uniform Commercial Code in effect in any given state in the United States or under applicable Canadian provincial personal property security Laws that are special property interests in goods identified as goods to which a contract refers; and (g) liens under Article 9 of the applicable Uniform Commercial Code in effect in any given state in the United States or under applicable Canadian provincial personal property security Laws that are purchase money security interests, none of which are material in the aggregate or individually.

"Person" shall mean any individual, corporation, association, partnership, limited liability company, estate, trust or other entity or organization.

"Plan of Arrangement" shall have the meaning ascribed thereto in section 2.2.1.

"Registration Statement" shall have the meaning ascribed thereto in section 2.11.2.

"Representative" shall have the meaning ascribed thereto in section 7.2.

"SEC" shall mean the US Securities and Exchange Commission.

"Second Company Comfort Letter" shall have the meaning ascribed thereto in section 7.8.1.

"Second Parent Comfort Letter" shall have the meaning ascribed thereto in section 7.8.2.

"Securities Act" shall mean the US Securities Act of 1933, as amended.

"Special Voting Share" shall have the meaning ascribed thereto in section 2.9.

"Subsidiary" shall mean any corporation, association or other business entity a majority of the shares or other voting interests (by number of votes to the election of directors or persons holding positions with similar responsibilities) of which is owned by the Company or Parent, as the case may be, or any of their respective Subsidiaries; provided however, such term when used with respect to Parent shall exclude Global and any corporations or other business entities controlled by Global.

"Tax" shall mean any Canadian, United States, multinational, foreign, federal, provincial, state, regional, territorial, municipal and local capital, capital stock, disability, customs duties, employment, environmental (including taxes under section 59A of the Code), estimated, excise, franchise, capital gains, employer health, income, license, alternative or add-on minimum, occupation, payroll, premium, profits, windfall profits, personal property, real property, gross receipts, registration, gross revenue, sales, goods and services, severance, social security (or similar), stamp, transfer, turnover, unemployment, use, value added, withholding, net worth or other tax of any kind whatsoever including employment insurance and Canada Pension Plan premiums as well as any interest or penalty in respect thereof and any addition thereto, whether disputed or not.

"Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

"Termination Expenses" shall have the meaning ascribed thereto in section 9.4.

"Transfer Agent" shall mean Montreal Trust Company.

"Trustee" shall mean Montreal Trust Company acting as trustee under the Voting and Exchange Trust Agreement.

"TSE" shall mean The Toronto Stock Exchange.

"United States" means the United States of America, including any state thereof and its territories and assigns.

"US Subco" shall have the meaning ascribed thereto in the preambles to this Agreement.

"Violation" shall mean, with respect to any provision, with or without the giving of notice or the lapse of time, or both; (a) any conflict with, violation or breach of, or default under, such provision; (b) the arising of any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, such provision; or (c) the arising of any Encumbrance upon any of the properties or assets of the Person or any of its Subsidiaries subject to the provision.

"Voting and Exchange Trust Agreement" shall mean the agreement to be executed by and among Parent, the Company and the Trustee.

                                    ARTICLE 2
                                     GENERAL

2.1.    Global Merger and Bridge Financing

2.1.1 The Global Merger has been effected, or will be effected as soon as practicable, as contemplated in the Global Merger Agreement.

2.1.2. Global and Parent have completed, or will complete as soon as practicable, a bridge financing as set forth in Schedule 2.1.2.

2.1.3. As a result of the consummation of the Global Merger and bridge financing, the share capital of Parent and Global will be as set forth in
Schedule 2.1.3.

2.2.    Court Approvals

2.2.1. Interim Order. As promptly as practicable, the Company shall apply to the Court pursuant to section 182(5) of the OBCA for an interim order in form and substance reasonably satisfactory to Parent (the "Interim Order") providing for, among other things, the calling and holding of a special meeting of the shareholders of the Company (the "Company Shareholder Meeting") for the purpose of considering and, if deemed advisable, approving the arrangement (the "Arrangement") under section 185 of the OBCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of Schedule "A" together with such changes, modifications and additions thereto as the Parties may reasonably agree upon (the "Plan of Arrangement"). The notice of motion for the application for the Interim Order shall request that the Interim Order provide: (a) for the class of Persons to whom notice shall be provided in respect of the Arrangement and the Company Shareholder Meeting and for the manner in which such notice shall be provided; (b) that the requisite shareholder approval for the special resolution approving the Arrangement shall be 66-2/3% of the votes cast on such special resolution by holders of Company Common Shares present in person or by proxy at the Company Shareholder Meeting; (c) that, in all other respects, the terms, restrictions and conditions of the Articles of Incorporation and By-Laws of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholder Meeting: and (d) for the grant of the rights of dissent in respect of the Arrangement described in the Plan of Arrangement and the OBCA.

2.2.2. Final Order. If the shareholders of the Company shall approve the Arrangement in accordance with the Interim Order, and subject to the satisfaction or waiver of the other conditions set forth in Article 8, the Company shall as promptly as practicable: (a) take all necessary steps to submit the Arrangement to the Court and apply for and shall obtain a final order of the Court approving the Arrangement (including without limitation, the fairness thereof) in such fashion as the Court may direct (the "Final Order"); and (b) upon obtaining the Final Order, send to the Director appointed under the OBCA for endorsement and filing by such entity, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement.

2.3. Exchange Ratio. (a) The "Exchange Ratio" on completion of the consummation shall be one Exchangeable Share of the Company for each one Company Common Share. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Shares), reorganization, recapitalization or other like change with respect to the Parent Common Stock or the Company Common Shares occurring after the date hereof and prior to the Effective Time (the "Adjustment").

(b) Upon completion of the Arrangement and satisfaction of all conditions precedent thereto including, without limitation, the filing and certification of the Articles of Arrangement, each one Company Common Share outstanding immediately prior to the Effective Time shall be converted into the right to receive one Exchangeable Share of the Company, and each Company Common Share theretofore outstanding will cease to be outstanding and will cease to exist, and each holder of a certificate for Company Common Shares will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the Exchangeable Shares as calculated pursuant to this section, upon the surrender of such certificate for Company Common Shares.

(c) As of the Effective Time, the Company will deposit with the Transfer Agent for the benefit of the holders of certificates representing Company Common Shares for exchange in accordance with this section, certificates representing Exchangeable Shares to be issued pursuant to this Agreement. Promptly after the Effective Time, the Company will cause the Transfer Agent to mail to each holder of record of Company Common Shares as of the Effective Time a letter of transmittal which will specify; (i) that delivery will be effected, and risk of loss and title to the certificates therefor will pass, only upon delivery of such certificates to the Transfer Agent, and will be in such form and have such other provisions as the Company may reasonably specify; and (ii) instructions for use in effecting the surrender of such certificates in exchange for certificates representing Exchangeable Shares. All certificates representing Company Common Shares so surrendered will be cancelled forthwith.

(d) From and after the Effective Time, there will be no transfers on the stock transfer books of the Company Common Shares which were outstanding immediately prior to the Effective Time.

(e) Any portion of the certificates representing Exchangeable Shares made available to the Transfer Agent pursuant to the terms hereof which remain unclaimed by the holders of Company Common Shares for 180 calendar days after the Effective Time will be delivered to the Company and any former Company common shareholders who have not theretofore complied with this section may look only to the Company for delivery of certificates representing the Exchangeable Shares.

(f) In the event any certificate representing Company Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such Person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such certificate, the Transfer Agent or the Company will issue in exchange for such lost, stolen or destroyed certificate the Exchangeable Shares deliverable in respect thereof pursuant to this Agreement.

(g) Schedule 2.2.1 sets forth a list of all outstanding Company Securities including without limitation, all options and warrants (the "Company Securities"). As of the Effective Time, each outstanding option forming a part of the Company Securities will be exchanged for a similar security of the Parent issued under Parent's 1997 Share Option Plan (the "Parent Securities"), based on the Exchange Ratio, and whether or not then exercisable or vested will continue to have, and be subject to, the same vesting schedule and exercise price, as adjusted for conversion from Canadian dollars to U.S. dollars. The stock option plan of the Company will thereafter be cancelled. As of the Effective Time, in accordance with the respective terms thereof, the warrants forming a part of the Company Securities shall be exercisable into Exchangeable Shares based on the Exchange Ratio.

2.4. Dissenting Shares. Holders of Company Common Shares may exercise rights of dissent in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement and the OBCA. The Company shall give Parent prompt written notice of any written demands for a right of dissent and withdrawals of such demands.

2.5. Articles of Arrangement. Following receipt of the Final Order and the waiver or satisfaction of the conditions set forth in Article 8, Aviation Subco and the Company shall file Articles of Arrangement under the name of "travelbyus.com Ltd." among other things, establishing exchangeable shares as part of the authorized capital of the Company having those attributes set forth on Schedule 2.5 (the "Exchangeable Shares").

2.6. Other Effects of the Arrangement. From and after the Effective Time, the individuals identified on or determined in accordance with Schedule 2.6 will serve as directors and officers of the Company and Parent, as the case may be, until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. Parent's Board of Directors shall take the necessary actions to effect any change in the directors and officers of Parent represented by Schedule 2.6, including where necessary, the resignation of existing directors and the appointment of new directors to fill any vacancies in the Parent's Board of Directors.

2.7. Voting and Exchange Trust Agreement. On or before the Effective Time, the Parties and the Trustee shall authorize, execute and deliver a voting and exchange trust agreement (the "Voting and Exchange Trust Agreement"), on terms and conditions satisfactory to the Parties. On or before the Effective Time, Parent shall issue and deposit with the Trustee, for the benefit of the holders of Exchangeable Shares and pursuant to the Voting and Exchange Trust Agreement, the Special Voting Share.

2.8. Support Agreement. On or before the Effective Time, the Parties shall execute and deliver a support agreement (the "Support Agreement"), on terms and conditions satisfactory to the Parties.

2.9. Articles of Amendment. On or before the Effective Time, Parent shall create the Special Voting Share having those attributes set forth on Schedule
2.9 (the "Special Voting Share"), and increase its authorized number of shares of Parent Common Stock to 250,000,000.

2.10. Securityholder Meeting. Following the execution and delivery hereof, as promptly as practicable, the Company, Parent and Aviation Subco shall take all action necessary in accordance with Applicable Laws and their respective charter documents to call and hold joint or contemporaneous shareholders' meetings for the purpose of voting upon the Arrangement and such other matters as shall require approval of the shareholders of the Company or Parent, as the case may be, in order to consummate the Arrangement and the other transactions contemplated hereby. The Board of Directors of the Company and Parent, as the case may be, shall give their unqualified recommendation to their respective shareholders that they approve the Arrangement and such other matters. The Company shall additionally take all action necessary in accordance with Applicable Laws to procure the consent of the applicable holders of the Company Securities.

2.11.   Information Circular and Registration Statement

2.11.1. Information Circular. As promptly as practicable, each of the Company and Parent shall prepare a joint proxy statement with respect to the Arrangement (the "Information Circular"), together with any other documents required by Applicable Laws in connection with the Arrangement including without limitation, the Interim Order, and the other transactions contemplated hereby. The Company and Parent shall cause the Information Circular and such other required documents to be sent to their respective shareholders entitled to vote in accordance with Applicable Laws. The Company and Parent shall ensure that the Information Circular provides their respective shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them and that the Information Circular is accurate and complete in all material respects.

2.11.2. Registration Statement. As promptly as practicable, Parent shall file with the SEC the Information Circular as and by way of a registration statement (the "Registration Statement") to register the Parent Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and exercise of the Parent Securities in accordance with their respective terms. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective and to maintain the effectiveness of the Registration Statement for the period that the Exchangeable Shares and the Parent Securities remain outstanding.

2.11.3. Approval of Canadian Authorities. Parent and the Company shall use their reasonable best efforts to obtain all orders required from applicable Canadian securities regulatory authorities to permit the issuance and first resale of;
(a) the Exchangeable Shares; (b) the Parent Common Stock issuable upon exchange of the Exchangeable Shares from time to time; and (c) the Parent Common Stock issuable from time to time upon the exercise of the Parent Securities; in each case without qualification with or approval of or the filing of any document (including any prospectus or similar document) or the taking of any proceeding with or the obtaining of any further order, ruling or consent from any Governmental Entity under Applicable Laws or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Parent or the Company for the purposes of Canadian federal, provincial or territorial securities Laws).

2.11.4. Provision of Information. Each Party shall promptly furnish to the other Parties all information concerning such Party and its securityholders as may be reasonably required in connection with any action contemplated by this Agreement. The Information Circular, the Registration Statement and the other documents required by Applicable Laws in connection with the Arrangement and the other transactions contemplated hereby shall comply in all material respects with all requirements of Applicable Laws. No information provided by Parent or the Company for inclusion in the Information Circular, the Registration Statement or any other documents to be filed with the SEC, the OSC or other applicable Canadian provincial securities regulators (together with the OSC, the "Commissions"), the TSE or to be mailed to the securityholders of the Company and Parent in connection with the Arrangement and the other transactions contemplated hereby shall contain any untrue statement of a material fact or shall omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Parent and the Company shall notify the other Party promptly of the receipt of any comments from the SEC, the Commissions or the TSE and of any request by the SEC, the Commissions or the TSE for amendments or supplements to the Information Circular or the Registration Statement or for additional information. Parent and the Company shall supply the other Party with copies of all correspondence with the SEC, the Commissions, the TSE and Nasdaq with respect to the Information Circular and the Registration Statement. Whenever any event shall occur that should be set forth in an amendment or supplement to the Information Circular or the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other Party of such occurrence and shall cooperate in filing with the SEC, the Commissions, the TSE and/or Nasdaq and/or mailing to securityholders of the Company and Parent entitled to vote, such amendment or supplement.

2.11.5. Blue Sky Laws. Parent and the Company shall promptly take all action required to be taken under any Applicable state or provincial securities Laws (including "blue sky" Laws) in connection with the Arrangement and the issuance of the Exchangeable Shares and the Parent Securities with respect to Canadian provincial qualifications. Neither Parent nor the Company shall be required to register or qualify as a foreign corporation or a reporting issuer where either such Party is not now so registered or qualified.

2.12. Listings. Parent shall take such action as shall be necessary to authorize for listing on Nasdaq or AMEX the Parent Common Stock issuable upon exchange of the Exchangeable Shares and upon exercise of the Parent Securities. Parent and the Company shall take such action as shall be necessary to authorize for listing on the TSE, the Exchangeable Shares as of and from the Effective Time until December 31, 2001.

2.13. Closing. Closing of the Arrangement and the other transactions contemplated hereby (the "Closing") shall take place at a location to be agreed upon by the Parties, on the Effective Date after the later of the satisfaction or waiver of the conditions set forth in Article 8. Concurrently with Closing, the Parties shall cause to be filed with the Director under the OBCA, Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement and the other transactions contemplated hereby.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Aviation Subco that the statements in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs in this Article 3. The disclosure in any section or paragraph of the Company Disclosure Schedule shall qualify other sections and paragraphs in this Article 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections or paragraphs. As and when necessary, prior to the Effective Time, as and when required by reason of completion of any of the Acquisition Transactions, the Company Disclosure Schedules shall be amended.

3.1. Corporate Status of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with the requisite corporate or organizational power and authority to carry on its business as currently being conducted and to own, lease and operate the properties currently owned, leased and operated by it. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing as an extra-provincial or foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or licensing necessary, except in jurisdictions in which the failure to be so qualified or licensed would not result in a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a complete list of the Company's Subsidiaries, their jurisdictions of incorporation and a complete list of each jurisdiction in which each of the Company and its Subsidiaries is duly qualified and in good standing to do business.

3.2. Articles of Incorporation, By-Laws, Directors and Officers. The Company has delivered to Parent true and complete copies of the Articles of Incorporation and By-laws of the Company, including all amendments thereto, as in effect on the date hereof. Each of the minute books of the Company and its Subsidiaries made available to Parent and/or its agents contains accurate records of all meetings and consents in lieu of meetings of the Board of Directors (or similar governing body) of the Company or its Subsidiaries, as the case may be (and any committees thereof) and of its securityholders (or other equity holders having rights to vote or consent) since the date of incorporation and such records accurately reflect all transactions referred to in such minutes and consents. Section 3.2 of the Company Disclosure Schedule sets forth a list of the directors and officers of the Company and its Subsidiaries and the respective offices held by them.

3.3.    Authority for Agreement; Noncontravention

3.3.1. Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to be executed by it and subject to approval of the Company's shareholders and securityholders as contemplated in section 3.3.1 of the Company Disclosure Schedule and the Court as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated hereby and to execute and deliver the other agreements contemplated hereby. The execution and delivery by the Company of this Agreement and such other agreements and the consummation by the Company of the Arrangement and the other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval of the Company's shareholders and securityholders as provided in this Agreement and as provided in section 3.3.1 of the Company Disclosure Schedule, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and such other agreements and the consummation by the Company of the Arrangement and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualifications that;
(a) enforcement of the rights and remedies created hereby are subject to Bankruptcy Laws; and (b) the consummation of the Arrangement is subject to the approval of the Company's shareholders and other securityholders as provided in section 3.3.1 of the Company Disclosure Schedule and to receipt by the Company of each of the Interim Order and the Final Order as provided in section 2.2. On or before the Effective Time, the other agreements contemplated hereby to be executed and delivered by the Company on or before the Effective Time will have been executed and delivered by the Company and upon such execution and delivery will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the qualifications that; (a) enforcement of the rights and remedies created thereby will be subject to Bankruptcy Laws; and (b) the consummation of the Arrangement is subject to the approval of the Company's shareholders and securityholders as provided in this Agreement and the Company's securityholders as provided in section 3.3.1 of the Company Disclosure Schedule and to receipt by the Company of each of the Interim Order and the Final Order as provided in section 2.2.

3.3.2. No Conflict. None of the execution and delivery by the Company of this Agreement, the Plan of Arrangement and the other agreements contemplated hereby, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby will cause a Violation of any term, condition or provision of the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries or any contract, judgment, decree or order to which the Company or any of its Subsidiaries is a party or by which it, any of its Subsidiaries or any of their respective material assets or properties is bound or to the knowledge of the Company, any Applicable Laws, other than such Violations which individually or in the aggregate would not result in a Material Adverse Effect.

3.4. Governmental Consents. No consent, approval, order or authorization of or registration or filing with or declaration or notice to any Governmental Entity (the "Consents"), is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the other agreements contemplated hereby, the performance by the Company of its obligations hereunder and thereunder and the other transactions contemplated hereby or thereby except; (a) the filing with and approval of the Commissions; (b) the filing with and approval of the SEC of such registration statements, reports and information under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the filing of the Articles of Arrangement and documents required by the OBCA; (d) such filings, authorizations, orders and approvals as may be required under state or provincial "control share acquisition", "anti-takeover" or other similar statutes and any other approvals required under applicable federal, provincial or state securities Laws and the rules of the Nasdaq and the TSE; (e) such filings and notices as may be necessary under the HSR Act and the early termination or expiration of the required waiting period;
(f) such filings and notices as may be necessary under the Investment Canada Act and under the Competition Act (Canada); (g) the receipt by the Company of the Interim Order and the Final Order; and (h) where the failure to obtain or make such Consents would not prevent or delay the consummation of the Arrangement or the other transactions contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement, the Arrangement or the other agreements contemplated hereby and would not result in a Material Adverse Effect.

3.5.    Capitalization

3.5.1. Authorized Share Capital of the Company. The authorized and issued share capital of the Company is as set forth in section 3.5.1 of the Company Disclosure Schedule. All of the issued Company Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued Company Common Shares was issued in violation of the terms of any agreement or other understanding binding upon the Company. All of the issued Company Common Shares were issued in compliance with all applicable charter documents of the Company and all Applicable Laws. There are and have been no preemptive rights with respect to the issuance of the Company Common Shares.

3.5.2. Options and Convertible Securities of the Company. Section 3.5.2 of the Company Disclosure Schedule sets forth a complete list of; (a) each stock option plan, stock purchase plan and each other plan, arrangement or agreement under which the Company or any of its Subsidiaries has reserved shares or any securities or obligations convertible into or exercisable or exchangeable for any shares, to any employee, director, consultant, service provider or other Person (collectively, the "Company Plans"); and (b) the number of shares, securities or obligations reserved for issuance under such plan, arrangement or agreement. All such plans, arrangements and agreements are in compliance with all Applicable Laws and have been approved by the TSE. Except as set forth in section 3.5.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants or conversion rights or other rights, securities, agreements, calls or commitments (contingent or otherwise) that obligate the Company to issue, sell, deliver or otherwise dispose of shares or any securities or obligations convertible into or exercisable or exchangeable for any shares. None of the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the other transactions contemplated hereby and thereby and any other event that occurred on or prior to the date hereof will accelerate the vesting under any item set forth in section 3.5.2 of the Company Disclosure Schedule. There are no voting trusts or other agreements or understandings to which the Company or to the knowledge of the Company, any securityholder of the Company is a party with respect to the voting of the Company Common Shares. Except as set forth in section 3.5.2 of the Company Disclosure Schedule, the Company is not a party to or bound by any outstanding restrictions, puts, options or other obligations, agreements or commitments to repurchase, redeem or otherwise acquire any outstanding Company Common Shares or other equity securities of the Company.

3.5.3. Subsidiaries. Section 3.5.3 of the Company Disclosure Schedule sets forth the authorized and issued shares of each of the Company's Subsidiaries. All of the issued shares of each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued securities of any of the Company's Subsidiaries was issued in violation of the terms of any agreement or other understanding binding upon the issuing Subsidiary and all of such issued securities were issued in compliance with all applicable charter documents of the issuing Subsidiary and all Applicable Laws. There are no outstanding subscriptions, options, warrants or conversion rights or other rights, securities, agreements, calls or commitments (contingent or otherwise) that obligate any of the Company's Subsidiaries to issue, sell, deliver or otherwise dispose of shares or any securities or obligations convertible into or exercisable or exchangeable for any shares. There are and have been no preemptive rights with respect to the issuance of securities of any of the Company's Subsidiaries. The Company owns beneficially and of record all of the outstanding securities of each of its Subsidiaries, free and clear of all Encumbrances save and except as set forth in section 3.5.3 of the Company Disclosure Schedule. Other than the Company's Subsidiaries, the Company does not own, directly or indirectly, any shares or other equity interest or securities in any Person.

3.6. Securities Reports; Financial Statements. The Company has timely filed all forms, reports and documents (including prospectuses, offering memoranda and TSE filing statements) with the Commissions and the TSE required to be filed by it pursuant to Applicable Laws (collectively, the "Company Securities Reports"). As of their respective dates, the Company Securities Reports complied in all material respects with Applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of the Company included in the Company Securities Reports complied in all material respects with applicable accounting requirements and with Applicable Laws, were prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis (except as otherwise stated in the financial statements) and present fairly the consolidated financial position, results of operations, shareholders' equity, liabilities (contingent or otherwise) and cash flows, as the case may be, of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements to;
(i) the absence of certain notes thereto; and (ii) normal year-end audit adjustments. The information to be contained in the Information Circular (including any information referred to therein or incorporated therein by reference) relating to the Company will be accurate and complete in all material respects as of the date thereof and will not contain a misrepresentation (as defined in the Securities Act (Ontario)) as of such date.

3.7.    Absence of Material Adverse Changes and Undisclosed Liabilities

3.7.1. Changes. Since the date of the most recent consolidated balance sheet filed by the Company with the Commissions (the "Company Balance Sheet"), the Company has not experienced a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in section 3.7.1 of the Company Disclosure Schedule, since the date of the Company Balance Sheet and, save and except for acquisitions by the Company or joint venture and/or strategic alliance transactions (collectively, the "Acquisition Transactions") entered into by the Company and/or its Subsidiaries in the ordinary course of business, which transactions are or may be the subject matter of agreements, contracts and/or letters of intent which have been provided to Parent or its legal counsel prior to or after the date hereof, neither the Company nor any of its Subsidiaries has:

        (a) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

        (b) accelerated, terminated, modified or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $100,000;

        (c) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the ordinary course of business;

        (d) experienced material damage, destruction or loss (whether or not covered by insurance) to its material property (other than ordinary wear and tear not caused by neglect);

        (e) created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of the assets, tangible or intangible, of the Company or any Subsidiary;

        (f) issued, sold, delivered or otherwise disposed of any shares or any securities or obligations convertible into or exercisable or exchangeable for any shares of the Company or any of its Subsidiaries or undergone any reorganization, recapitalization, reclassification, stock split or reverse stock split; provided always that it is understood and agreed that notwithstanding the foregoing, prior to the Effective Time and upon written notice to Parent or its counsel, the Company may grant stock options pursuant to the terms of its stock option plan and that the Company may issue Company Common Shares pursuant to Acquisition Transactions so long as it advises Parent or its counsel of such issuances;

        (g) accelerated, amended, repriced or changed the period of exercisability of any outstanding security or authorized cash payments in exchange for any options granted under any of the Company Plans;

        (h) declared, set aside or paid any dividend or distribution with respect to its shares (whether in cash or in kind) or directly or indirectly redeemed, purchased or otherwise acquired any of its shares;

        (i) entered into financial arrangements for the benefit of any director, officer or securityholder of the Company other than in connection with such Person's employment by the Company in the ordinary course of its business and consistent with past practice;

        (j) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $100,000;

        (k) amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multi-employer plans;

        (l) entered into any employment agreement or collective bargaining agreement or increased the compensation of any of its employees other than in the ordinary course of its business and consistent with past practice; or

        (m)     committed (orally or in writing) to do any of the foregoing.

3.7.2. Liabilities. Except for liabilities and obligations; (i) set forth in the Company Securities Reports; or (ii) set forth in section 3.7.2 of the Company Disclosure Schedule; or (iii) specifically contemplated to be incurred in connection with this Agreement or the Global Merger; neither Company nor any of its Subsidiaries has any Liabilities required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company or in the notes thereto and which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

3.8. Litigation and Audits. Except as set forth in section 3.8 of the Company Disclosure Schedule, there is no investigation or inquiry by any Governmental Entity with respect to the Company or any of its Subsidiaries pending or to the knowledge of the Company threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same. Except as set forth in section 3.8 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration or proceeding pending or to the knowledge of the Company threatened against or involving the Company, any of its Subsidiaries or any of their respective assets or properties, at law or in equity or before any arbitrator or Governmental Entity, which if determined adversely to the Company or any Subsidiary could result in a Material Adverse Effect. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, which if existed, would result in a Material Adverse Effect.

3.9. Compliance with Applicable Law, Articles of Incorporation and By-Laws. Each of the Company and its Subsidiaries has all requisite Permits necessary to carry on its respective business as currently being conducted and to own, lease and operate the respective properties currently owned, leased and operated by it in the manner currently owned, leased and operated, except where the failure to have such Permits would not result in a Material Adverse Effect. There are no proceedings pending or to the knowledge of the Company threatened, which might result in the revocation, cancellation, suspension or adverse modification of any such Permit. The business of the Company and its Subsidiaries has not been conducted in Violation of Applicable Laws, except for Violations which individually or in the aggregate would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in Violation of nor has any event occurred that has resulted or will result in a Violation of any term, condition or provision of the Articles of Incorporation or By-Laws of the Company and its Subsidiaries.

3.10. Books and Records; Accounting Matters. The books, records and accounts of the Company and its Subsidiaries; (a) have been maintained in accordance with good business practices; (b) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the respective assets of the Company and its Subsidiaries; and (c) accurately and fairly reflect in all material respects the basis for the Company Balance Sheet. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that; (i) transactions are executed in accordance with management's general or specific authorizations; and (ii) transactions are recorded as necessary; (a) to permit preparation of accurate financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements; and (b) to maintain accountability for assets. There has been no change in the Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company's financial statements except as described in the notes thereto.

3.11.   Tax Matters

3.11.1. Filing of Returns. Each of the Company and its Subsidiaries has prepared and timely filed with all appropriate Governmental Entities all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return other than extensions for which the Company or any of its Subsidiaries has filed a request which request has resulted in the automatic granting of such extension. No Governmental Entity in any jurisdiction in which any of the Company and any of its Subsidiaries does not file Tax Returns has ever claimed that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

3.11.2. Payment of Taxes. All Taxes payable or owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid when due, and all Taxes due on or before the Effective Time will be paid when due. In the case of Taxes accruing on or before the date hereof that are not due on or before the date hereof, the Company has made adequate provision in its books and records and financial statements for such payment. There are no security interests on any assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

3.11.3. Withholding. Each of the Company and its Subsidiaries has withheld from every payment made to each of its current or former employees, officers, directors, shareholders, independent contractors, creditors, non-residents and other Persons all amounts required by Applicable Law to be withheld and, where required, has remitted such amounts within the applicable periods to the appropriate Governmental Entity.

3.11.4. Assessments. Neither the Company nor any of its Subsidiaries expects any authority to assess any additional Taxes in excess of tax reserves provided for in the Company's financial statements against the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. No Tax Return of the Company or any of its Subsidiaries has been audited or currently is the subject of audit. No Governmental Authority has raised any dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries. Neither the Company nor any of its

Subsidiaries has waived any statute of limitations with respect to Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency.

3.11.5. Access to Returns. The Company has provided Parent with a copy of or access to all Canadian and other federal, provincial, state and local income and capital Tax returns filed by the Company and its Subsidiaries after September 30, 1999. The Company has provided Parent with a copy of or access to all assessments, extensions and waivers resulting from any examinations or audits of the Company or any of its Subsidiaries by a Governmental Entity in respect of Taxes and all such assessments and related penalties and interest have been paid in full unless being contested in good faith by the Company or any of its Subsidiaries and described in section 3.11 of the Company Disclosure Schedule.

3.12.   Employee Benefit Plans

3.12.1. List of Plans. Section 3.12 of the Company Disclosure Schedule sets forth a complete list of all Company Benefit Plans. The Company has delivered to Parent; (a) accurate and complete copies of all Company Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts; (b) accurate and complete detailed summaries of all unwritten Company Benefit Plans;
(c) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Company Benefit Plans for which financial statements or actuarial reports are required or have been prepared; (d) accurate and complete copies of all information returns and annual reports for all Company Benefit Plans (for which information returns or annual reports are required or have been prepared) prepared within the last three years; (e) all material professional opinions relating to the Company Benefit Plans; and (f) accurate and complete copies of material correspondence with all regulatory authorities.

3.12.2. Claims. There are no pending or to the knowledge of the Company threatened claims by or on behalf of any Company Benefit Plans or by or on behalf of any individual participants or beneficiaries of any Company Benefit Plans alleging any breach of fiduciary duty on the part of the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents under any Applicable Laws or claiming benefit payments (other than those made in the ordinary operation of such Company Benefit Plans) nor to the knowledge of the Company is there any basis therefor that if existed would cause a Material Adverse Effect.

3.12.3. Contributions. The Company and each of its Subsidiaries has timely made all required contributions under the Company Benefit Plans.

3.12.4. Company Benefit Plans. All of the Company Benefit Plans in which employees of the Company and each of its Subsidiaries participate or are eligible to participate are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Company Benefit Plans. With respect to Company Benefit Plans having special Tax status, no fact or circumstance exists that could adversely affect the intended Tax status of such Company Benefit Plan. All obligations regarding the Company Benefit Plans have been satisfied and there are no actions, outstanding defaults or violations by any party to any Company Benefit Plan that could subject the Company or any of its Subsidiaries to any material penalty or Tax and no Tax, penalty or fee is owing or eligible under or in respect of any Company Benefit Plan. Neither the Company nor its applicable Subsidiary, subject to the limitations or conditions set forth in other provisions hereof, may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, any Company Benefit Plan maintained by it or may take contribution holidays under or withdraw surplus from such Company Benefit Plans, subject only to approvals required by Applicable Laws. Subject to Applicable Laws and all limitations and conditions in other provisions hereof, the Company or its applicable Subsidiaries may amend, revise or merge any Company Benefit Plan or transfer or merge the assets or liabilities of any Company Benefit Plan with any other arrangement, plan or fund. No Company Benefit Plan nor any related trust or other funding medium thereunder is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity or by any other party (other than routine claims for benefits) and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Company Benefit Plan required to be registered. All contributions or premiums required to be made by the Company or any of its Subsidiaries under the terms of a Company Benefit Plan or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the Company Benefit Plan, and neither the Company nor any of its Subsidiaries has and, as of the Effective Time, will have any Liability (other than Liabilities accruing after the Effective Time) with respect to any of the Company Benefit Plans. Contributions or premiums will be paid by the Company and its Subsidiaries on an accrual basis for the period up to the Effective Time even though not otherwise required to be made until a later date. No amendments have been made to any Company Benefit Plan and no improvements to any Company Benefit Plan have been promised, and except as required by Applicable Laws, no amendments or improvements to any Company Benefit Plan will be made or promised by the Company or any of its Subsidiaries before the Effective Time. No statement, either written or oral, has been made by or on behalf of the Company or its Subsidiaries that was not in accordance with the terms of the Company Benefit Plans which would have a Material Adverse Effect. There have been no withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto in violation of Applicable Laws or the terms of the Company Benefit Plans and neither the Company nor any of its Subsidiaries or any agent thereof has been negligent, or in breach of any fiduciary obligation, with respect to the administration of the Company Benefit Plans or the trusts or other funding media relating thereto or engaged in any transaction in violation of section 406(9) or (10) of ERISA with a resulting tax penalty or other liability which has a Material Adverse Effect. Each Company Benefit Plan is fully funded or fully insured on both an ongoing and solvency basis. All employee data necessary to administer each Company Benefit Plan has been provided to Parent and is true and correct. No insurance policy or other contract or agreement affecting the Company Benefit Plans requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred claims. No Company Benefit Plan provides benefits to retired employees or to the beneficiaries or dependants of retired employees. No Company Benefit Plan is a plan or arrangement to which more than one employer that is not the Company nor any of its Subsidiaries is required or permitted to contribute and no Company Benefit Plan is a multi-employer plan or other plan, subject to Title IV of ERISA.

3.13. Employment-Related Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any of its Subsidiaries nor are any of such contracts or agreements pending or contemplated. There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or to the knowledge of the Company, threatened against or otherwise affecting the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has experienced the same. Except as set forth in section 3.13 of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time from or after December 31, 1999 nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future with respect to which the Company or any of its Subsidiaries may have any liability. All salaries, wages, vacation pay, bonuses, commissions and other compensation payable by the Company or any of its Subsidiaries to their respective employees before the date hereof have been paid or accrued in all material respects as of the date hereof. No Person has asserted any claim or to the knowledge of the Company, has any reasonable basis to assert any valid claim against the Company or any of its Subsidiaries that either the continued employment by or association with the Company or any of its Subsidiaries of any of the current officers or employees of or consultants to the Company or any of its Subsidiaries contravenes any agreements or Applicable Laws relating to unfair competition, trade secrets or proprietary information. Closing will not result in the payment, vesting or acceleration of any benefit, payment or amount under any of the Company Benefit Plans.

3.14.   Environmental

3.14.1. Environmental Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries was or is not in compliance in all respects with or has any liability under any applicable Environmental Law. To the knowledge of the Company there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws.

3.14.2. Environmental Claims. There is no Environmental Claim pending or to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or against any Person whose liability for any

Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that if existed, would cause a Material Adverse Effect.

3.15.   Assets Other Than Real Property

3.15.1. Title. The Company and its Subsidiaries have good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrances except; (a) assets disposed of since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practice and not material in amount; (b) Encumbrances reflected in the Company Balance Sheet or otherwise in the most recent consolidated financial statements filed by the Company with the Commissions; (c) Permitted Encumbrances; and (d) Encumbrances set forth in section 3.15 of the Company Disclosure Schedule. None of such Encumbrances in sections (a) through
(d) individually or in the aggregate, would result in a Material Adverse Effect.

3.15.2. Condition. Except as set forth in section 3.15.2 of the Company Disclosure Schedule, all receivables shown on the Company Balance Sheet and all receivables accrued by the Company and its Subsidiaries since the date of the Company Balance Sheet have been collected or are collectible in the aggregate amount shown. All material plant, equipment and personal property owned by the Company and its Subsidiaries and regularly used in their respective business are in good operating condition and repair, ordinary wear and tear excepted.

3.16.   Real Property

3.16.1. Company Real Property. Neither the Company nor its Subsidiaries own any real property.

3.16.2. Company Leases. Section 3.16.2 of the Company Disclosure Schedule lists all of the Leases of the Company and its Subsidiaries. The Company has delivered to Parent complete copies of the Leases and all material amendments thereto (which are identified in section 3.16.2 of the Company Disclosure Schedule). The Company Leases grant to the Company or its Subsidiaries leasehold estates free and clear of all Encumbrances except Permitted Encumbrances. The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any other party to a Company Lease is in material Violation of any Company Lease nor are there any facts or circumstances that would reasonably indicate that the Company or any of its Subsidiaries is likely to be in material Violation of any Company Lease. Section 3.16.2 of the Company Disclosure Schedule correctly identifies each Company Lease that requires the consent of any Person in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company or any of its Subsidiaries.

3.16.3. Condition. All buildings, structures and fixtures or parts thereof used by the Company or any of its Subsidiaries in the conduct of their respective business are in good operating condition and repair, ordinary wear and tear excepted and are insured with all coverages that are usual and customary for similar properties and similar businesses and that pursuant to the terms of the Company Leases, are required to be insured by third parties.

3.17.   Intellectual Property

3.17.1. Right to Intellectual Property. Except as set forth in section 3.17.1 of the Company Disclosure Schedule, the Company and its Subsidiaries own or have perpetual, fully paid, worldwide rights to use all patents, industrial designs, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, websites, domain names, inventions, know-how, trade secrets, algorithms, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries (the "Company Proprietary Rights"), free and clear of any and all Encumbrances. To the knowledge of the Company, there is no reason why the Company and its Subsidiaries will not be able to continue to own or have perpetual, fully paid, worldwide rights to use all Company Proprietary Rights necessary for the lawful conduct of their respective business as currently conducted and as currently proposed to be conducted without any infringement or conflict with the rights of others. Except as set forth in section 3.17.1 of the Company Disclosure Schedule all of the rights of the

Company and its Subsidiaries in and to the Company Proprietary Rights are freely assignable in the name of the Company or one of its Subsidiaries including the right to create derivatives and the Company and its Subsidiaries are under no obligation to obtain any approval or consent for use of any of the Company Proprietary Rights.

3.17.2. List of Company Proprietary Rights. Section 3.17.2 of the Company Disclosure Schedule sets forth a complete list of the Company Proprietary Rights specifying, where applicable, the jurisdictions in which each of the Company Proprietary Rights has been issued or registered or in which an application for such issuance or registration has been filed including the respective registration or application numbers and the names of all registered owners and inventors, as applicable. Except as set forth in section 3.17.2 of the Company Disclosure Schedule, none of the products of the Company and its Subsidiaries as currently marketed or supported have been registered for patent protection or for copyright protection in any jurisdiction nor has the Company or any of its Subsidiaries been requested to make any such registration.

3.17.3. Royalties. Except as set forth in section 3.17.3 of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries is obligated to pay any royalties or other compensation to any Person in respect of its ownership, use or license of any of their respective Company Proprietary Rights.

3.17.4. Licenses. Section 3.17.4 of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Company Proprietary Right (excluding End-User Licenses). The Company Proprietary Rights include all trademarks, trade names, service marks, trade secrets, websites and domain names and software and all patent rights and industrial design rights that are necessary for the Company and its Subsidiaries to satisfy and perform such licenses, sublicenses and agreements. None of the Company, any of its Subsidiaries and the other contracting parties thereto is in violation of any license, sublicense or agreement included in such list except for violations that do not materially impair the rights of the Company or its Subsidiaries under such license, sublicense or agreement, except as would not have a Material Adverse Effect. Such licenses, sublicenses and agreements are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby will not cause the Company or any of its Subsidiaries to be in violation or in default under any material license, sublicense or agreement nor will entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

3.17.5. Status of Registrations. All of the Company Proprietary Rights set forth in section 3.17.2 of the Company Disclosure Schedule as having been issued by, registered with or filed with any patent or trademark office have been duly so issued, registered or filed, as the case may be and have been properly maintained and renewed in accordance with all Applicable Laws. The Company and each of its Subsidiaries have diligently protected their respective Company Proprietary Rights and have diligently maintained the confidentiality of their trade secrets, know-how and other confidential Company Proprietary Rights. To the knowledge of the Company there have been no acts or omissions by the Company or any of its Subsidiaries the result of which has been or would be to compromise the rights of the Company or any of its Subsidiaries to apply for or enforce appropriate legal protection of the Company Proprietary Rights.

3.17.6. No Conflict. Except as set forth in section 3.17.6 of the Company Disclosure Schedule, no claims with respect to the Company Proprietary Rights are pending, have been asserted or to the knowledge of the Company are threatened by any Person nor to the knowledge of the Company are there any valid grounds for any bona fide claims; (a) to the effect that the development, sale, licensing or use of any of the products of the Company and its Subsidiaries as now developed, sold, licensed or used or as proposed for development, sale, licensing or use by the Company and its Subsidiaries infringes on any patent, industrial design, trademark, trade name, service mark, copyright, trade secret, website or domain name or other proprietary right of any Person; (b) against the use by the Company or any of its Subsidiaries of any patents, industrial designs, trademarks, trade names, service marks, copyrights, website or domain name and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, computer software programs or applications and tangible or intangible proprietary information or material used in the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted; or (c) challenging the ownership by the Company or any of its subsidiaries of the validity of any registration for any application relating to or the effectiveness of any of the Company Proprietary Rights. To the knowledge of the Company there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third Person including without limitation, any current or former employee of the Company or any of its Subsidiaries. No Company Proprietary Right or product of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use or licensing thereof by the Company or any of its Subsidiaries.

3.17.7. Employee Agreements. To the knowledge of the Company, no employee, officer or consultant of the Company or any of its Subsidiaries is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any of its Subsidiaries.

3.18.   Agreements, Contracts and Commitments

3.18.1. Company Agreements. Except as set forth in section 3.18 of the Company Disclosure Schedule or as may be contemplated pursuant to Acquisition Transactions, neither the Company nor any of its Subsidiaries is a party to or has:

        (a) any pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay or other similar plans, programs or agreements or material personnel policy which is not set forth in section 3.12 of the Company Disclosure Schedule (other than normal policies regarding holidays, vacations and salary continuation during short absences for illnesses or other reasons);

        (b) any employment agreement which provides for a payment which, if paid pro rata on a monthly basis, would exceed $5,000 per month, or any employment agreement which is binding on the Company for a period in excess of one year, with any present employee, officer, director or consultant (or former employees, officers, directors or consultants to the extent there remain at the date hereof obligations to be performed by the Company or any of its Subsidiaries);

        (c) any agreement for personal services or employment that upon termination requires any payments greater than those that would otherwise be imposed by Applicable Law;

        (d)     any agreement of guarantee or indemnification;

        (e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company or any of its Subsidiaries; (i) to compete with any Person in any geographic area; (ii) to engage in any line of business; or (iii) to hire or solicit any individual for employment or consulting services;

        (f) any lease, other than the Leases, under which the Company or any of its Subsidiaries is a lessee or lessor that involves payments of $100,000 or more per annum or is material to the conduct of the business of the Company or any of its Subsidiaries;

        (g)     any joint venture or profit-sharing agreement;

        (h) except for trade indebtedness incurred in the ordinary course of business and reflected on the Company Balance Sheet, any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, lease, guarantee or otherwise that individually is in the amount of $100,000 or more;

        (i) any agreement or arrangement with any third Person to develop any intellectual property or other asset expected to be used or currently used or useful in the business of the Company or any of its Subsidiaries;

        (j) any agreement or arrangement for the Company or any of its Subsidiaries to develop any intellectual property or other asset for any third Person;

        (k) any agreement or arrangement providing for the payment of any commission based on sales other than in the ordinary course of business and consistent with past practice;

        (l) any agreement for the sale or license by or to the Company or any of its Subsidiaries of materials, products, services or supplies that involves future payments to the Company or any of its Subsidiaries of more than $100,000;

        (m) any agreement for the purchase by the Company or any of its Subsidiaries of any materials, equipment, services or supplies that either; (i) involves a binding commitment by the Company or such Subsidiary to make future payments in excess of $100,000 and cannot be terminated by the Company or such Subsidiary without penalty upon less than three months' notice; or (ii) was not entered into in the ordinary course of business;

        (n) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or any of its Subsidiaries that involves future payments by it of more than $100,000;

        (o) any agreement or commitment to which present or former directors or officers (or members of their immediate families) or Affiliates (or directors or officers of an Affiliate) are also parties;

        (p) any agreement not described above (ignoring solely for this purpose any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company or any of its Subsidiaries of more than $100,000, other than the Leases; or

        (q) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

Notwithstanding the foregoing, the Parties agree that between the date hereof and the Effective Time, the Company and its Subsidiaries may enter into the Acquisition Transactions in the ordinary course of business, which may be the subject matter of agreements, contracts and letters of intent and which would involve the execution and delivery of Company Agreements which should form a part of the Company Disclosure Schedule. In such event, the Company shall not be required to procure the consent of Parent prior to the execution and delivery thereof; however, the Company shall provide prior written notice thereof to Parent or its legal counsel and, on or before both the effectiveness of the Registration Statement and the Effective Time, the Company shall provide to Parent updates of section 3.18 of the Company Disclosure Schedule.

3.18.2. Validity, Violation and Consent. The contracts, including those listed in section 3.18 of the Company Disclosure Schedule are valid and in full force and effect. Neither the Company nor any of its Subsidiaries is in Violation of any term, condition or provision of any Contract to which the Company or any of its Subsidiaries is a party or by which it, any of its Subsidiaries or any of their respective material assets or properties is bound or which is applicable to it, any of its Subsidiaries or any of their respective material assets or properties except for such Violations which, individually or in the aggregate, would not result in a Material Adverse Effect. Section 3.18.2 of the Company Disclosure Schedule identifies each Contract that requires the consent of a third Person in connection with the transactions contemplated hereby.

3.19. Insurance Contracts. Section 3.19 of the Company Disclosure Schedule lists all material contracts of insurance and indemnity (other than those identified as such in other sections of the Company Disclosure Schedule) in force at the date hereof with respect to the Company and its Subsidiaries. Such contracts of insurance and indemnity and those identified as such in other sections of the Company Disclosure Schedule (collectively, the "Company Insurance Contracts") insure against such risks and are in such amounts as are reasonable and appropriate considering the Company and its Subsidiaries and their respective property, business and operations. Except as set forth in section 3.19 of the Company Disclosure Schedule, all of the Company Insurance Contracts are in full force and effect with no default thereunder by the Company or any of its Subsidiaries which could permit the insurer to deny payment of claims thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the other transactions contemplated hereby and thereby will not cause the Company or any of its Subsidiaries to be in Violation of any Company Insurance Contracts nor entitle any other party thereto to terminate or modify a Company Insurance Contract. Neither the Company nor any of its Subsidiaries has received notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Neither the Company nor any of its Subsidiaries has received nor has given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.20. Banking Relationships. Section 3.20 of the Company Disclosure Schedule sets forth the names and locations of all banks and trust companies in which the Company or any of its Subsidiaries has accounts, lines of credit or safety deposit boxes.

3.21. Suppliers, Distributors and Customers. The relationships of the Company and its Subsidiaries with their respective suppliers, distributors and customers are satisfactory commercial working relationships. Except as set forth in section 3.21 of the Company Disclosure Schedule since the date of the Company Balance Sheet no material supplier, distributor or customer of the Company or any of its Subsidiaries has cancelled or otherwise adversely modified its relationship with the Company or any of its Subsidiaries and to the knowledge of the Company no supplier, distributor or customer of the Company or any of its Subsidiaries has any intention to do so and to the knowledge of the Company none of the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Arrangement and the other transactions contemplated hereby and thereby will materially adversely affect any such relationship.

3.22. Products. Each product sold, leased, licensed or delivered by the Company or any of its Subsidiaries has been in material conformity with all applicable contractual commitments.

3.23. Investment Canada. The Company and its Subsidiaries do not carry on the business of the publication, distribution or sale of books, magazines or periodicals in print or machine readable form other than as provided in section
3.23 of the Company Disclosure Schedule.

3.24. Director Approval. The Board of Directors of the Company has; (a) determined unanimously that the Arrangement is fair to the holders of Company Common Shares and is in the best interests of the Company; and (b) determined to recommend that the holders of Company Common Shares vote in favour of the Arrangement.

3.25. No Broker's or Finder's Fees. Except for Wellington West Capital Inc., none of the Company, any of its Subsidiaries and their respective directors, officers, employees and agents has employed any broker, finder, financial advisor or intermediary or has paid or incurred any liability for any fee or commission to any broker, finder, financial advisor or intermediary in connection with this Agreement, the Arrangement or any other transaction contemplated hereby. The Company has made available to Parent a complete and correct copy of any engagement letter or other agreement or arrangement between Wellington West Capital Inc. on the one hand and the Company on the other hand.

3.26. Full Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not false or misleading. To the knowledge of the Company there is no fact existing on the date hereof that the Company has not disclosed to Parent in writing that could result in a Material Adverse Effect.

                                    ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF PARENT AND AVIATION SUBCO

Parent and Aviation Subco jointly and severally represent and warrant to the Company that the statements in this Article 4 are true and correct except as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs in this Article 4. The disclosure in any section or paragraph of Parent Disclosure Schedule shall qualify other sections and paragraphs in this Article 4 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections or paragraphs.

4.1. Corporate Status of the Company and its Subsidiaries. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation with the requisite corporate power and authority to carry on its business as currently being conducted and to own, lease and operate the properties currently owned, leased and operated by it. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or licensing necessary, except in jurisdictions in which the failure to be so qualified or licensed would not result in a Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth a complete list of Parent's Subsidiaries, their jurisdictions of incorporation and a complete list of each jurisdiction in which each of Parent and its Subsidiaries is duly qualified and in good standing to do business.

4.2. Articles of Incorporation, By-Laws, Directors and Officers. Parent has delivered to the Company true and complete copies of the Articles of Incorporation and By-laws of Parent, including all amendments thereto, as in effect on the date hereof. Each of the minute books of Parent and its Subsidiaries made available to the Company and/or its agents contains accurate records of all meetings and consents in lieu of meetings of the Board of Directors (or similar governing body) of Parent or its Subsidiaries, as the case may be (and any committees thereof) and of its securityholders (or other equity holders having rights to vote or consent) since the date of incorporation and such records accurately reflect all transactions referred to in such minutes and consents. Section 4.2 of the Parent Disclosure Schedule sets forth a list of the directors and officers of Parent and its Subsidiaries and the respective offices held by them.

4.3.    Authority for Agreement; Noncontravention

4.3.1. Authority. Parent has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to be executed by it and subject to approval of Parent's shareholders as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated hereby and to execute and deliver the other agreements contemplated hereby. The execution and delivery by Parent of this Agreement and such other agreements and the consummation by Parent of the Arrangement and the other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent. Except for the approval of Parent's shareholders as provided in this Agreement and as provided in section
4.3.1 of the Parent Disclosure Schedule, no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement and such other agreements and the consummation by Parent of the Arrangement and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the qualifications that; (a) enforcement of the rights and remedies created hereby are subject to Bankruptcy Laws; and (b) the consummation of the Arrangement is subject to the approval of Parent's shareholders and other securityholders as provided in section 4.3.1 of the Parent Disclosure Schedule. On or before the Effective Time, the other agreements contemplated hereby to be executed and delivered by Parent on or before the Effective Time will have been executed and delivered by Parent and, upon such execution and delivery will constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the qualifications that:
(a) enforcement of the rights and remedies created thereby will be subject to

Bankruptcy Laws; and (b) the consummation of the Arrangement is subject to the approval of Parent's stockholders and securityholders as provided in section
4.3.1 of the Parent Disclosure Schedule.

4.3.2. No Conflict. None of the execution and delivery by Parent of this Agreement, the Arrangement and the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby will cause a Violation of any term, condition or provision of the Articles of Incorporation or By-Laws of Parent or any of its Subsidiaries or any contract, judgement, decree or order to which Parent or any of its Subsidiaries is a party or by which it, any of its Subsidiaries or any of their respective material assets or properties is bound or to the knowledge of Parent, any Applicable Laws, other than such Violations which individually or in the aggregate would not result in a Material Adverse Effect.

4.4. Governmental Consents. No Consent is required to be obtained by Parent or any of its Subsidiaries in connection with the execution and delivery by Parent of this Agreement or the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the other transactions contemplated hereby or thereby except: (a) the filing with and approval of the Commissions; (b) the filing with and approval of the SEC of such registration statements, reports and information under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the filing of a Certificate of Designation creating the Special Voting Share; (d) such filings, authorizations, orders and approvals as may be required under state or state "control share acquisition", "anti-takeover" or other similar statutes and any other approvals required under applicable federal or state securities Laws and the rules of Nasdaq; (e) such filings and notices as may be necessary under the HSR Act and the early termination or expiration of the required waiting period; and (f) where the failure to obtain or make such Consents would not prevent or delay the consummation of the Arrangement or the other transactions contemplated hereby or otherwise prevent Parent from performing its obligations under this Agreement, the Arrangement or the other agreements contemplated hereby and would not result in a Material Adverse Effect.

4.5.  Capitalization

4.5.1. Authorized Share Capital of Parent. The authorized and issued share capital of Parent is as set forth in section 4.5.1 of the Parent Disclosure Schedule. All of the issued Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued Parent Common Stock was issued in violation of the terms of any agreement or other understanding binding upon Parent. All of the issued Parent Common Stock were issued in compliance with all applicable charter documents of Parent and all Applicable Laws. There are and have been no preemptive rights with respect to the issuance of Parent Common Shares.

4.5.2. Options and Convertible Securities of Parent. Section 4.5.2 of the Parent Disclosure Schedule sets forth a complete list of: (a) each stock option plan, stock purchase plan and each other plan, arrangement or agreement under which Parent or any of its Subsidiaries has reserved shares or any securities or obligations convertible into or exercisable or exchangeable for any shares, to any employee, director, consultant, service provider or other Person (collectively, the "Parent Plans"); and (b) the number of shares, securities or obligations reserved for issuance under such plan, arrangement or agreement. All such plans, arrangements and agreements are in compliance with all Applicable Laws. Except as set forth in section 4.5.2 of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants or conversion rights or other rights, securities, agreements, calls or commitments (contingent or otherwise) that obligate Parent to issue, sell, deliver or otherwise dispose of shares or any securities or obligations convertible into or exercisable or exchangeable for any shares. None of the execution and delivery by Parent of this Agreement and the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the other transactions contemplated hereby and thereby and any other event that occurred on or prior to the date hereof will accelerate the vesting under any item set forth in section 4.5.2 of the Parent Disclosure Schedule. There are no voting trusts or other agreements or understandings to which Parent or to the knowledge of Parent, any securityholder of Parent is a party with respect to the voting of the Parent Common Stock. Except as set forth in section
4.5.2 of the Parent Disclosure Schedule, Parent is not a party to or bound by any outstanding restrictions, puts, options or other obligations, agreements or commitments to repurchase, redeem or otherwise acquire any outstanding Parent Common Stock or other equity securities of Parent.

4.5.3. Subsidiaries. Section 4.5.3 of the Parent Disclosure Schedule sets forth the authorized and issued shares of each of Parent's Subsidiaries. All of the issued shares of each of Parent's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. None of the issued securities of any of Parent's Subsidiaries was issued in violation of the terms of any agreement or other understanding binding upon the issuing Subsidiary, and all of such issued securities were issued in compliance with all applicable charter documents of the issuing Subsidiary and all Applicable Laws. There are no outstanding subscriptions, options, warrants or conversion rights or other rights, securities, agreements, calls or commitments (contingent or otherwise) that obligate any of Parent's Subsidiaries to issue, sell, deliver or otherwise dispose of shares or any securities or obligations convertible into or exercisable or exchangeable for any shares. There are and have been no preemptive rights with respect to the issuance of securities of any of Parent's Subsidiaries. Parent owns beneficially and of record all of the outstanding securities of each of its Subsidiaries, free and clear of all Encumbrances save and except as set forth in section 4.5.3 of the Parent Disclosure Schedule. Other than Parent's Subsidiaries, Parent does not own, directly or indirectly, any shares or other equity interests or securities in any Person.

4.6. Securities Reports; Financial Statements. Parent has filed all forms, reports and documents with the SEC and Nasdaq (including prospectuses, offering memoranda and filing statements) required to be filed by it pursuant to Applicable Laws (collectively, the "Parent Securities Reports"). Parent has delivered or made available to the Company true and complete copies of; (a) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1998 and 1999;
(b) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since June 30, 1999; (c) all other Forms 10-K and 10-Q filed by Parent with the SEC since June 30, 1999; and (d) all amendments and supplements to all such forms, reports and documents filed by Parent with the SEC. As of their respective dates, the Parent Securities Reports complied in all material respects with Applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Parent included in the Parent Securities Reports complied in all material respects with applicable accounting requirements and with Applicable Laws, were prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as otherwise stated in the financial statements) and present fairly the consolidated financial position, results of operations, shareholders' equity, liabilities (contingent or otherwise) and cash flows, as the case may be, of Parent and its consolidated Subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements to;
(i) the absence of certain notes thereto; and (ii) normal year-end audit adjustments. The information to be contained in the Information Circular (including any information referred to therein or incorporated therein by reference) relating to Parent will be accurate and complete in all material respects as of the date thereof and will not contain a misrepresentation (as defined in the Securities Act (Ontario)) as of such date.

4.7.  Absence of Material Adverse Changes and Undisclosed Liabilities

4.7.1. Changes. Since the date of the most recent consolidated balance sheet filed by Parent with the SEC (the "Parent Balance Sheet"), Parent has not experienced a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in section 4.7.1 of the Parent Disclosure Schedule, since the date of the Parent Balance Sheet neither Parent nor any of its Subsidiaries has:

      (a) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

      (b) accelerated, terminated, modified or canceled any contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $50,000;

      (c) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the ordinary course of business;

      (d) experienced material damage, destruction or loss (whether or not covered by insurance) to its material property (other than ordinary wear and tear not caused by neglect);

      (e) created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of the assets, tangible or intangible, of Parent or any Subsidiary;

      (f) issued, sold, delivered or otherwise disposed of any shares or any securities or obligations convertible into or exercisable or exchangeable for any shares of Parent or any of its Subsidiaries or undergone any reorganization, recapitalization, reclassification, stock split or reverse stock split;

      (g) accelerated, amended, repriced or changed the period of exercisability of any outstanding security or authorized cash payments in exchange for any options granted under any of the Parent Plans;

      (h) declared, set aside or paid any dividend or distribution with respect to its shares (whether in cash or in kind) or directly or indirectly redeemed, purchased or otherwise acquired any of its shares;

      (i) entered into financial arrangements for the benefit of any director, officer or securityholder of Parent other than in connection with such Person's employment by Parent in the ordinary course of its business and consistent with past practice;

      (j) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $50,000;

      (k) amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multi-employer plans except to comply with Applicable Laws;

      (l) entered into any employment agreement or collective bargaining agreement or increased the compensation of any of its employees other than in the ordinary course of its business and consistent with past practice; or

      (m)   committed (orally or in writing) to do any of the foregoing.

4.7.2. Liabilities. Except for liabilities and obligations set forth in; (i) the Parent Securities Reports; or (ii) section 4.7.2 of the Parent Disclosure Schedule; or for liabilities and obligations specifically contemplated to be incurred in connection with this Agreement or the Global Merger, neither Parent nor any of its Subsidiaries has any Liabilities required by United States generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent or in the notes thereto and which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.

4.8. Litigation and Audits. Except as set forth in section 4.8 of the Parent Disclosure Schedule, there is no investigation or inquiry by any Governmental Entity with respect to Parent or any of its Subsidiaries pending or to the knowledge of Parent threatened, nor has any Governmental Entity indicated to Parent or any of its Subsidiaries an intention to conduct the same. Except as set forth in section 4.8 of the Parent Disclosure Schedule, there is no claim, action, suit, arbitration or proceeding pending or to the knowledge of Parent, threatened against or involving Parent, any of its Subsidiaries or any of their respective assets or properties, at law or in equity or before any arbitrator or Governmental Entity, which if determined adversely to Parent or any Subsidiary could result in a Material Adverse Effect. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries, which if existed, would result in a Material Adverse Effect.

4.9. Compliance with Applicable Law, Articles of Incorporation and By-Laws. Each of Parent and its Subsidiaries has all requisite Permits necessary to carry on its respective business as currently being conducted and to own, lease and operate the respective properties currently owned, leased and operated by it in the manner currently owned, leased and operated, except where the failure to have such Permits would not result in a Material Adverse Effect. There are no proceedings pending or to the knowledge of Parent threatened, which might result in the revocation, cancellation, suspension or adverse modification of any such Permit. The business of Parent and its Subsidiaries has not been conducted in Violation of Applicable Laws, except for Violations which individually or in the aggregate would not result in a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in Violation of nor has any event occurred that has resulted or will result in any Violation of any term, condition or provision of the Articles of Incorporation or By-Laws of Parent and its Subsidiaries.

4.10. Books and Records; Accounting Matters. The books, records and accounts of Parent and its Subsidiaries: (a) have been maintained in accordance with good business practices; (b) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the respective assets of Parent and its Subsidiaries; and (c) accurately and fairly reflect in all material respects the basis for the Parent Balance Sheet. Parent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary: (a) to permit preparation of accurate financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements; and (b) to maintain accountability for assets. There has been no change in Parent's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Parent's financial statements except as described in the notes thereto.

4.11.  Tax Matters

4.11.1. Filing of Returns. Each of Parent and its Subsidiaries has prepared and timely filed with all appropriate Governmental Entities all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return other than extensions for which Parent or any of its Subsidiaries has filed a request which request has resulted in the automatic granting of such extension. No Governmental Entity in any jurisdiction in which Parent and any of its Subsidiaries does not file Tax Returns has ever claimed that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

4.11.2. Payment of Taxes. All Taxes payable or owed by Parent and its Subsidiaries (whether or not shown on any Tax Return) have been paid when due, and all Taxes due on or before the Effective Time will be paid when due. In the case of Taxes accruing on or before the date hereof that are not due on or before the date hereof, Parent has made adequate provision in its books and records and financial statements for such payment. There are no security interests on any assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

4.11.3. Withholding. Each of Parent and its Subsidiaries has withheld from payments made to each of its current or former employees, officers, directors, shareholders, independent contractors, creditors, non-residents and other Persons all amounts required by Applicable Laws to be withheld and, where required, has remitted such amounts within the applicable periods to the appropriate Governmental Entity.

4.11.4. Assessments. Neither Parent nor any of its Subsidiaries expects any authority to assess any additional Taxes in excess of tax reserves provided for in Parent's financial statements against Parent or any of its Subsidiaries for any period for which Tax Returns have been filed. No Tax Return of Parent or any of its Subsidiaries has been audited or currently is the subject of audit. No Governmental Authority has raised any dispute or claim concerning any Tax liability of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency.

4.11.5. Access to Returns. Parent has provided the Company with a copy of or access to all United States and other state and local income and capital Tax returns filed by Parent and its Subsidiaries after June 30, 1999. Parent has provided the Company with a copy of or access to all assessments, extensions and waivers resulting from any examinations or audits of Parent or any of its Subsidiaries by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full unless being contested in good faith by Parent or any of its Subsidiaries and described in section 4.11 of the Parent Disclosure Schedule.

4.12.  Employee Benefit Plans

4.12.1. List of Plans. Section 4.12 of the Parent Disclosure Schedule sets forth a complete list of all Parent Benefit Plans. Parent has delivered to the
Company: (a) accurate and complete copies of all Parent Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts; (b) accurate and complete detailed summaries of all unwritten Parent Benefit Plans;
(c) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Parent Benefit Plans for which financial statements or actuarial reports are required or have been prepared; (d) accurate and complete copies of all information returns and annual reports for all Parent Benefit Plans (for which information returns or annual reports are required or have been prepared) prepared within the last three years; (e) all material professional opinions relating to Parent Benefit Plans; and (f) accurate and complete copies of material correspondence with all regulatory authorities.

4.12.2. Claims. There are no pending or to the knowledge of Parent threatened claims by or on behalf of any Parent Benefit Plans or by or on behalf of any individual participants or beneficiaries of any Parent Benefit Plans alleging any breach of fiduciary duty on the part of Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents under any Applicable Laws or claiming benefit payments (other than those made in the ordinary operation of such Parent Benefit Plans) nor is there to the knowledge of Parent any basis therefor, that if existed, would cause a Material Adverse Effect.

4.12.3. Contributions. The Parent and each of its Subsidiaries has in a timely manner made all required contributions under the Parent Benefit Plans.

4.12.4. Parent Benefit Plans. All of the Parent Benefit Plans in which employees of Parent and each of its Subsidiaries participate or are eligible to participate are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Parent Benefit Plans. With respect to Parent Benefit Plans having special tax status, no fact or circumstance exists that could adversely affect the intended Tax status of such Parent Benefit Plan. All obligations regarding the Parent Benefit Plans have been satisfied and there are no actions, outstanding defaults or violations by any party to any Parent Benefit Plan that could subject Parent or any of its Subsidiaries to any material penalty or Tax and no Tax, penalty or fee is owing or eligible under or in respect of any Parent Benefit Plan. Neither Parent nor its applicable Subsidiary, subject to the limitations or conditions set forth in the other provisions hereof, may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, any Parent Benefit Plan maintained by it or may take contribution holidays under or withdraw surplus from such Parent Benefit Plans, subject only to approvals required by Applicable Laws. Subject to Applicable Laws and all limitations and conditions in other provisions hereof, Parent or its applicable Subsidiaries may amend, revise or merge any Parent Benefit Plan or transfer or merge the assets or liabilities of any Parent Benefit Plan with any other arrangement, plan or fund. No Parent Benefit Plan nor any related trust or other funding medium thereunder is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity or by any other party (other than routine claims for benefits) and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Parent Benefit Plan required to be registered. All contributions or premiums required to be made by Parent or any of its Subsidiaries under the terms of a Parent Benefit Plan or by Applicable Laws have been made in a timely fashion in accordance with Applicable Law and the terms of the Parent Benefit Plan and neither Parent nor any of its Subsidiaries has and as of the Effective Time will not have any Liability (other than Liabilities accruing after the Effective Time) with respect to any of the Parent Benefit Plans. Contributions or premiums will be paid by Parent and its Subsidiaries on an accrual basis for the period up to the Effective Time even though not otherwise required to be made until a later date. No amendments have been made to any Parent Benefit Plan and no improvements to any Parent Benefit Plan have been promised and except as required by Applicable Laws, no amendments or improvements to any Parent Benefit Plan will be made or promised by Parent or any of its Subsidiaries before the Effective Time. No statement, either written or oral, has been made by or on behalf of Parent or its Subsidiaries that was not in accordance with the terms of the Parent Benefit Plan which would have a Material Adverse Effect. There have been no withdrawals, applications or transfers of assets from any Parent Benefit Plan or the trusts or other funding media relating thereto in violation of Applicable Laws or the terms of the Parent Benefit Plans which would have a Material Adverse Effect and neither Parent nor any of its

Subsidiaries or any agent thereof has been negligent or in breach of any fiduciary obligation with respect to the administration of the Parent Benefit Plans or the trusts or other funding media relating thereto or engaged in any transaction in violation of section 406(9) or (10) of ERISA with a resulting tax penalty or other liability which has a Material Adverse Effect. Each Parent Benefit Plan is fully funded or fully insured on both an ongoing and solvency basis. No Parent Benefit Plan enjoys any special tax status under Applicable Laws nor have any advance tax rulings or interpretations been sought or received in respect of the Parent Benefit Plans. All employee data necessary to administer each Parent Benefit Plan has been provided to the Company and is true and correct. No insurance policy or other contract or agreement affecting the Parent Benefit Plans requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Parent Benefit Plan is reasonable and sufficient to provide for all incurred claims. No Parent Benefit Plan provides benefits to retired employees or to the beneficiaries or dependants of retired employees. No Parent Benefit Plan is a plan or arrangement to which more than one employer that is not Parent nor any of its Subsidiaries is required or permitted to contribute and no Parent Benefit Plan is a multi-employer plan or other plan, subject to Title IV of ERISA.

4.13. Employment-Related Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Parent or any of its Subsidiaries nor are any of such contracts or agreements pending or contemplated. There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or to the knowledge of Parent, threatened against or otherwise affecting Parent and neither Parent nor any of its Subsidiaries has ever experienced same. Except as set forth in section 4.13 of the Parent Disclosure Schedule neither Parent nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time from or after February 11, 2000 nor has Parent or any of its Subsidiaries planned or announced any such action or program for the future with respect to which Parent or any of its Subsidiaries may have any liability. All salaries, wages, vacation pay, bonuses, commissions and other compensation payable by Parent or any of its Subsidiaries to their respective employees before the date hereof have been paid or accrued in all material respects as of the date hereof. No Person has asserted any claim or to the knowledge of Parent has any reasonable basis to assert any valid claim against Parent or any of its Subsidiaries that either the continued employment by or association with Parent or any of its Subsidiaries of any of the current officers or employees of or consultants to Parent or any of its Subsidiaries contravenes any agreements or Applicable Laws relating to unfair competition, trade secrets or proprietary information. Closing will not result in the payment, vesting, or acceleration of any benefit, payment or amount under any of the Parent Benefit Plans.

4.14.  Environmental

4.14.1. Environmental Laws. Parent and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. Neither Parent nor any of its Subsidiaries has received any communication that alleges that Parent or any of its Subsidiaries was or is not in compliance in all respects with or has any liability under any applicable Environmental Law. To the knowledge of Parent, there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws.

4.14.2. Environmental Claims. There is no Environmental Claim pending or to the knowledge of Parent threatened against or involving Parent or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that, if existed, would cause a Material Adverse Effect.

4.15.  Assets Other Than Real Property

4.15.1. Title. Parent and its Subsidiaries have good and defensible title to all of the tangible assets shown on the Parent Balance Sheet, in each case, free and clear of any Encumbrances except; (a) assets disposed of since the date of the Parent Balance Sheet in the ordinary course of business and in a manner consistent with past practice and not material in amount; (b) Encumbrances reflected in the Parent Balance Sheet or otherwise in the most recent consolidated financial statements filed by Parent with the SEC; (c) Permitted Encumbrances; and (d) Encumbrances set forth in section 4.15 of the Parent Disclosure Schedule.

4.15.2. Condition. Except as set forth in section 4.15.2 of the Parent Disclosure Schedule, all receivables shown on the Parent Balance Sheet and all receivables accrued by Parent and its Subsidiaries since the date of the Parent Balance Sheet have been collected or are collectible in the aggregate amount shown. All material plant, equipment and personal property owned by Parent and its Subsidiaries and regularly used in their respective business are in good operating condition and repair, ordinary wear and tear excepted.

4.16.  Real Property

4.16.1. Company Real Property. Except as set forth on section 4.16.1 of the Parent Disclosure Schedule, neither Parent nor its Subsidiaries own any real property.

4.16.2. Company Leases. Section 4.16.2 of the Parent Disclosure Schedule lists all of the Leases of Parent and its Subsidiaries. Parent has delivered or made available to the Company complete copies of the Leases and all material amendments thereto (which are identified in section 4.16.2 of the Parent Disclosure Schedule). The Parent Leases grant to Parent or its Subsidiaries leasehold estates free and clear of all Encumbrances except Permitted Encumbrances. The Parent Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Neither Parent nor any of its Subsidiaries nor to the knowledge of Parent, any other party to a Parent Lease is in material Violation of any Parent Lease nor are there any facts or circumstances that would reasonably indicate that Parent or any of its Subsidiaries is likely to be in material Violation of any Parent Lease. Section 4.16.2 of the Parent Disclosure Schedule correctly identifies each Parent Lease that requires the consent of any Person in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Parent Leases remains to be paid for or to be performed by Parent or any of its Subsidiaries.

4.16.3. Condition. All buildings, structures and fixtures or parts thereof used by Parent or any of its Subsidiaries in the conduct of their respective business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with all coverages that are usual and customary for similar properties and similar businesses and that, pursuant to the terms of the Parent Leases, are required to be insured by third parties.

4.17.  Intellectual Property

4.17.1. Right to Intellectual Property. Except as set forth in section 4.17.1 of the Parent Disclosure Schedule, Parent and its Subsidiaries own or have perpetual, fully paid, worldwide rights to use all patents, industrial designs, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, websites, domain names, inventions, know-how, trade secrets, algorithms, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used in the business of Parent and its Subsidiaries (the "Parent Proprietary Rights"), free and clear of any and all Encumbrances. To the knowledge of Parent, there is no reason why Parent and its Subsidiaries will not be able to continue to own or have perpetual, fully paid, worldwide rights to use all Parent Proprietary Rights necessary for the lawful conduct of their respective business as currently conducted and as currently proposed to be conducted without any infringement or conflict with the rights of others. Except as set forth in section 4.17.1 of the Parent Disclosure Schedule, all of the rights of Parent and its Subsidiaries in and to the Parent Proprietary Rights are freely assignable in the name of Parent or one of its Subsidiaries including the right to create derivatives and Parent and its Subsidiaries are under no obligation to obtain any approval or consent for use of any of the Parent Proprietary Rights.

4.17.2. List of Company Proprietary Rights. Section 4.17.2 of the Parent Disclosure Schedule sets forth a complete list of the Parent Proprietary Rights specifying, where applicable, the jurisdictions in which each of the Parent Proprietary Rights has been issued or registered or in which an application for such issuance or registration has been filed including the respective registration or application numbers and the names of all registered owners and inventors, as applicable. None of the products of Parent and its Subsidiaries as currently marketed or supported have been registered for patent protection or for copyright protection in any jurisdiction nor has Parent or any of its Subsidiaries been requested to make any such registration.

4.17.3. Royalties. Except as set forth in section 4.17.3 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is obligated to pay any royalties or other compensation to any Person in respect of its ownership, use or license of any of their respective Parent Proprietary Rights.

4.17.4. Licenses. Section 4.17.4 of the Parent Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries is authorized to use any Parent Proprietary Right (excluding End-User Licenses). The Parent Proprietary Rights include all trademarks, trade names, service marks, trade secrets, websites and domain names and software and all patent rights and industrial design rights that are necessary for Parent and its Subsidiaries to satisfy and perform such licenses, sublicenses and agreements. None of Parent, any of its Subsidiaries and the other contracting parties thereto is in violation of any license, sublicense or agreement included in such list except for violations that do not materially impair the rights of Parent or its Subsidiaries under such license, sublicense or agreement, except as would not have a Material Adverse Effect. Such licenses, sublicenses and agreements are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. The execution and delivery by Parent of this Agreement and the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby will not cause Parent or any of its Subsidiaries to be in violation or in default under any such license, sublicense or agreement nor will entitle any other party to any material license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

4.17.5. Status of Registrations. All of the Parent Proprietary Rights set forth in section 4.17.2 of the Parent Disclosure Schedule as having been issued by, registered with or filed with any patent or trademark office have been duly so issued, registered or filed, as the case may be and have been properly maintained and renewed in accordance with all Applicable Laws. Parent and each of its Subsidiaries have diligently protected their respective Parent Proprietary Rights and have diligently maintained the confidentiality of their trade secrets, know-how and other confidential Parent Proprietary Rights. To the knowledge of Parent there have been no acts or omissions by Parent or any of its Subsidiaries the result of which has been or would be to compromise the rights of Parent or any of its Subsidiaries to apply for or enforce appropriate legal protection of the Parent Proprietary Rights.

4.17.6. No Conflict. Except as set forth in section 4.17.6 of the Parent Disclosure Schedule, no claims with respect to the Parent Proprietary Rights are pending, have been asserted or to the knowledge of Parent are threatened by any Person nor to the knowledge of Parent are there any valid grounds for any bona fide claims; (a) to the effect that the development, sale, licensing or use of any of the products of Parent and its Subsidiaries as now developed, sold, licensed or used or as proposed for development, sale, licensing or use by Parent and its Subsidiaries infringes on any patent, industrial design, trademark, trade name, service mark, copyright, trade secret, website or domain name or other proprietary right of any Person; (b) against the use by Parent or any of its Subsidiaries of any patents, industrial designs, trademarks, trade names, service marks, copyrights, website or domain name and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, computer software programs or applications and tangible or intangible proprietary information or material used in the business of Parent and its Subsidiaries as currently conducted or as proposed to be conducted; or
(c) challenging the ownership by Parent or any of its Subsidiaries of the validity of any registration for any application relating to or the effectiveness of any of the Parent Proprietary Rights. To the knowledge of Parent there is no unauthorized use, infringement or misappropriation of any of the Parent Proprietary Rights by any third Person, including without limitation, any current or former employee of Parent or any of its Subsidiaries. No Parent Proprietary Right or product of Parent or any of its Subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use or licensing thereof by Parent or any of its Subsidiaries.

4.17.7. Employee Agreements. To the knowledge of Parent, no employee, officer or consultant of Parent or any of its Subsidiaries is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Parent or any of its Subsidiaries.

4.18. Agreements, Contracts and Commmitments

4.18.1. Company Agreemments. Except as set forth in section 4.18 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or has:

      (a) any pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay or other similar plans, programs or agreements or material personnel policy which is not already set forth in section 3.12 of the Parent Disclosure Schedule (other than normal policies regarding holidays, vacations and salary continuation during short absences for illnesses or other reasons);

      (b) any employment agreement which provides for a payment which, if paid pro rata on a monthly basis, would exceed $5,000 per month, or any employment agreement which is binding on Parent for a period in excess of one year, with any present employee, officer, director or consultant (or former employees, officers, directors or consultants to the extent there remain at the date hereof obligations to be performed by Parent or any of its Subsidiaries);

      (c) any agreement for personal services or employment that upon termination requires any payments greater than those that would otherwise be imposed by Applicable Law;

      (d)   any agreement of guarantee or indemnification;

      (e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Parent or any of its Subsidiaries; (i) to compete with any Person in any geographic area;
            (ii) to engage in any line of business; or (iii) to hire or solicit any individual for employment or consulting services;

      (f) any lease, other than the Leases, under which Parent or any of its Subsidiaries is a lessee or lessor that involves payments of $50,000 or more per annum or is material to the conduct of the business of Parent or any of its Subsidiaries;

      (g)   any joint venture or profit-sharing agreement;

      (h) except for trade indebtedness incurred in the ordinary course of business and reflected on the Parent Balance Sheet, any loan or credit agreements providing for the extension of credit to Parent or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, lease, guarantee or otherwise that individually is in the amount of $50,000 or more;

      (i) any agreement or arrangement with any third Person to develop any intellectual property or other asset expected to be used or currently used or useful in the business of Parent or any of its Subsidiaries;

      (j) any agreement or arrangement for Parent or any of its Subsidiaries to develop any intellectual property or other asset for any third Person;

      (k) any agreement or arrangement providing for the payment of any commission based on sales other than in the ordinary course of business and consistent with past practice;

      (l) any agreement for the sale or license by or to Parent or any of its Subsidiaries of materials, products, services or supplies that involves future payments to Parent or any of its Subsidiaries of more than $50,000;

      (m) any agreement for the purchase by Parent or any of its Subsidiaries of any materials, equipment, services or supplies that either: (i) involves a binding commitment by Parent or such Subsidiary to make future payments in excess of $50,000 and cannot be terminated by Parent or such Subsidiary without penalty upon less than three months' notice; or (ii) was not entered into in the ordinary course of business;

      (n) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by Parent or any of its Subsidiaries that involves future payments by it of more than $50,000;

      (o) any agreement or commitment to which present or former directors or officers (or members of their immediate families) or Affiliates (or directors or officers of an Affiliate) are also parties;

      (p) any agreement not described above (ignoring solely for this purpose any dollar amount thresholds in those descriptions) involving the payment or receipt by Parent or any of its Subsidiaries of more than $100,000, other than the Leases; or

      (q) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of Parent and its Subsidiaries taken as a whole.

4.18.2. Validity, Violation and Consent. The Contracts listed in section 4.18 of the Parent Disclosure Schedule are valid and in full force and effect. Neither Parent nor any of its Subsidiaries is in Violation of any term, condition or provision of any material contract to which Parent or any of its Subsidiaries is a party or by which it, any of its Subsidiaries or any of their respective material assets or properties is bound or which is applicable to it, any of its Subsidiaries or any of their respective material assets or properties, except for such Violations which, individually or in the aggregate, would not result in a Material Adverse Effect. Section 4.18.2 of the Parent Disclosure Schedule identifies each Contract that requires the consent of a third Person in connection with the transactions contemplated hereby.

4.19. Insurance Contracts. Section 4.19 of the Parent Disclosure Schedule lists all material contracts of insurance and indemnity (other than those identified as such in other sections of the Parent Disclosure Schedule) in force at the date hereof with respect to Parent and its Subsidiaries. Such contracts of insurance and indemnity and those identified as such in other sections of the Parent Disclosure Schedule (collectively, the "Parent Insurance Contracts") insure against such risks and are in such amounts as are reasonable and appropriate considering Parent and its Subsidiaries and their respective property, business and operations. Except as set forth in section 4.19 of the Parent Disclosure Schedule, all of the Parent Insurance Contracts are in full force and effect with no default thereunder by Parent or any of its Subsidiaries which could permit the insurer to deny payment of claims thereunder. The execution and delivery by Parent of this Agreement and the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the other transactions contemplated hereby and thereby will not cause Parent or any of its Subsidiaries to be in Violation of any Parent Insurance Contracts nor entitle any other party thereto to terminate or modify a Parent Insurance Contract. Neither Parent nor any of its Subsidiaries has received notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Parent Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Neither Parent nor any of its Subsidiaries has received or has given a notice of cancellation with respect to any of the Parent Insurance Contracts.

4.20. Banking Relationships. Section 4.20 of the Parent Disclosure Schedule sets forth the names and locations of all banks and trust companies in which Parent or any of its Subsidiaries has accounts, lines of credit or safety deposit boxes.

4.21. Suppliers, Distributors and Customers. The relationships of Parent and its Subsidiaries with their respective suppliers, distributors and customers are satisfactory commercial working relationships. Except as set forth in section 4.21 of the Parent Disclosure Schedule, since the date of the Parent Balance Sheet, no material supplier, distributor or customer of Parent or any of its Subsidiaries has cancelled or otherwise adversely modified its relationship with Parent or any of its Subsidiaries, and to the knowledge of Parent, no supplier, distributor or customer of Parent or any of its Subsidiaries has any intention to do so. To the knowledge of Parent, none of the execution and delivery by Parent of this Agreement and the other agreements contemplated hereby, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Arrangement and the other transactions contemplated hereby and thereby will materially adversely affect any such relationship.

4.22. Products. Each product sold, leased, licensed or delivered by Parent or any of its Subsidiaries has been in material conformity with all applicable contractual commitments.

4.23. Director Approval. The Board of Directors of Parent has; (a) determined unanimously that the Arrangement is fair to the holders of the Parent Common Stock and is in the best interests of Parent; and (b) determined to recommend that the holders of the Parent Common Stock vote in favour of the Arrangement.

4.24. No Broker's or Finder's Fees. Except for Doerge Capital Management and CIBC World Markets Corp., none of Parent, any of its Subsidiaries and their respective directors, officers, employees and agents has employed any broker, finder, financial advisor or intermediary or has paid or incurred any liability for any fee or commission to any broker, finder, financial advisor or intermediary in connection with this Agreement, the Arrangement or any other transaction contemplated hereby. Parent has made available to the Company a complete and correct copy of any engagement letter or other agreement or arrangement between Doerge Capital Management or CIBC World Markets Corp. on the one hand and Parent on the other hand.

4.25. Full Disclosure. This Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not false or misleading. To the knowledge of Parent there is no fact existing on the date hereof that Parent has not disclosed to the Company in writing that could result in a Material Adverse Effect.

4.26. Aviation Subco. Aviation Subco has been formed solely for purposes of the Arrangement. Aviation Subco will not have any Liabilities nor will Aviation Subco agree before the Effective Time to assume any Liabilities.


                                    ARTICLE 5
              COVENANTS OF THE COMPANY AS TO CONDUCT OF BUSINESS

During the period from the date hereof and until Closing except as expressly contemplated hereby or as consented to by Parent in writing or as set forth herein or in Article 5 of the Company Disclosure Schedule, the Company agrees that:

5.1. Ordinary Course. The Company and its Subsidiaries shall carry on their respective business in the ordinary course consistent with prior practice, including the payment of all debts and taxes owed by them, in substantially the same manner as heretofore and shall use all reasonable efforts to preserve intact their present business organization and keep available the services of their respective directors, officers, employees, consultants and others having business dealings with them to the end that their goodwill and business shall be maintained. For greater certainty and without limitation, the Parties agree that between the date hereof and the Effective Time, the Company and its Subsidiaries may enter into the Acquisition Transactions in the ordinary course of business and the Company shall not be required to procure the consent of Parent prior to the consummation thereof, but shall provide prior written notice to Parent and its legal counsel.

5.2. Corporate Organization. The Company shall not cause, permit or propose any amendment to its Articles of Incorporation or By-Laws or merge, consolidate, amalgamate or otherwise combine with any Person.

5.3. Capital Structure. The Company shall not; (a) declare or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital; (b) save and except in connection with the Acquisition Transactions, issue, deliver or sell or authorize the issuance, delivery or sale of any shares of any class (except upon the exercise of Company Securities) or save and except with respect to the grant of options in the ordinary course pursuant to the Company's stock option plan, options, warrants, calls, rights or agreements that obligate Company to issue, deliver or sell any shares of any class or to grant, extend or enter into any such option, warrant, call, right or agreement; (c) split, combine or reclassify any shares; or (d) purchase, redeem or otherwise acquire, directly or indirectly, any shares.

5.4. Options and Warrants. Neither the Company nor any of its Subsidiaries shall accelerate, amend, reprice or change the period of exercisability of any outstanding Company Securities or authorize cash payments in exchange for any options granted under any of the Company Plans.

5.5. Compliance with Applicable Laws. The Company and its Subsidiaries shall duly comply in all material respects with all Applicable Laws.

5.6. Investments and Acquisitions. In connection with the Acquisition Transactions neither the Company nor any of its Subsidiaries shall acquire or license any assets, that are material, individually or in the aggregate to the Company and its Subsidiaries except in the ordinary course of business consistent with prior practice.

5.7. Capital Expenditures. Other than in connection with the Acquisition Transactions and transactions in the ordinary course of business, including the acquisition of computer hardware and software, neither the Company nor any of its Subsidiaries shall make or enter into any commitments or agreements with respect to capital expenditures in excess of $250,000 (in the aggregate).

5.8. Indebtedness. Other than in connection with the Acquisition Transactions, neither the Company nor any of its Subsidiaries shall or shall propose to incur any Indebtedness for borrowed money, incur any other Indebtedness except in the ordinary course of business or guarantee any Indebtedness of others. Neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy, in an amount in excess of $250,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in the Company Balance Sheet except in the ordinary course of business consistent with past practice or except with the prior written approval of Parent, which approval shall not be unreasonably withheld or delayed.

5.9. Litigation. Neither the Company nor any of its Subsidiaries shall commence any litigation other than for the routine collection of bills. The Company and its Subsidiaries shall cooperate and consult with Parent with respect to all matters regarding any proceeding set forth in the Company Disclosure Schedule including any settlement proposed by any Person and neither the Company nor any of its Subsidiaries shall take any significant actions with respect to such proceedings (including the entering into of any such settlement) without the prior written approval of Parent, which approval shall not be unreasonably withheld or delayed.

5.10. Properties. The Company and its Subsidiaries shall maintain their respective properties and assets in customary repair, order and condition, reasonable wear and tear excepted. Neither the Company nor any of its Subsidiaries shall sell, lease, license, encumber or otherwise dispose of any of their respective property or assets, except in the ordinary course of business consistent with prior practice.

5.11. Contracts. Neither the Company nor any of its Subsidiaries shall; (a) save and except with respect to the Acquisition Transactions enter into any Contract or engage in any transaction not in the ordinary course of business consistent with past practice; (b) amend or otherwise modify any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company or any of its Subsidiaries;
(c) amend or otherwise modify any Contract except in the ordinary course of business consistent with past practice; or (d) do or omit to do any act or permit any act or omission to act, which act or omission shall result in a Violation of any provision of any material Contract. For greater certainty and without limitation, the Company shall comply with its obligations under that certain preferred stock purchase agreement between the Company and Parent dated as of March 1, 2000, as amended.

5.12. Books and Records. The Company and its Subsidiaries shall maintain their respective books and records in the usual course of business consistent with past practice. The Company shall prepare its financial statements in accordance with Canadian generally accepted accounting principles applied on a consistent basis. The Company and its Subsidiaries shall not revalue any of their assets including writing down the value of inventory or writing off notes or accounts receivable, except in the ordinary course of business, consistent with past practice.

5.13. Taxes. Neither the Company nor any of its Subsidiaries shall make or change any material election in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written approval of Parent, which approval shall not be unreasonably withheld or delayed.

5.14. Company Benefit Plans. Other than in connection with the Acquisition Transactions, neither the Company nor any of its Subsidiaries shall adopt, or enter into any agreement, which if adopted or entered into would be a Company Plan.

5.15. Insurance. The Company and its Subsidiaries shall maintain insurance of the types, in the amounts and with deductibles and exclusions consistent with past practice.

5.16. Employee Matters. Neither the Company nor any of its Subsidiaries shall;
(a) adopt any collective bargaining agreement; (b) grant any severance or termination pay to any director, officer or other employee of the Company or any of its Subsidiaries; (c) pay, or agree to pay, any general or uniform increase in the rates of pay of employees of the Company or any of its Subsidiaries or, without limitation, in the benefits under any bonus plan or other compensation arrangements; (d) increase the compensation payable or to become payable to any officer or salaried employee earning in excess of $120,000 per year; or (e) enter into or amend any employment agreement save and except in connection with the Acquisition Transactions.

5.17. General. Neither the Company nor any of its Subsidiaries shall take, propose to take or agree in writing or otherwise to take any of the actions that it or they agreed in this Article not to take nor shall the Company or any of its Subsidiaries fail to take, propose not to take or agree in writing or otherwise not to take any of the actions it or they agreed in this Article to take, nor shall the Company or any of its Subsidiaries take or fail to take any other action that would prevent the Company or any of its Subsidiaries from performing or cause the Company or any of its Subsidiaries not to perform their covenants and other obligations in this Agreement, the Arrangement or any other agreement contemplated hereby.

                                    ARTICLE 6
                COVENANTS OF PARENT AS TO CONDUCT OF BUSINESS

During the period from the date hereof and until the Closing except as expressly contemplated hereby or as consented to by the Company in writing, or as set forth herein or in Article 6 of the Parent Disclosure Schedule, Parent agrees that:

6.1. Ordinary Course. Parent and its Subsidiaries shall carry on their respective business in the ordinary course consistent with prior practice, including the payment of all debts and taxes owed by them, in substantially the same manner as heretofore and shall use all reasonable efforts to preserve intact their present business organization and keep available the services of their directors, officers, employees, consultants and others having business dealings with them to the end that their goodwill and business shall be maintained.

6.2. Corporate Organization. Parent shall not cause, permit or propose any amendment to its Articles of Incorporation or By-Laws or merge, consolidate, amalgamate or otherwise combine with any other Person, save and except for the filing of Articles of Amendment to create the Special Voting Share and to amend its name to "travelbyus.com, Inc." following the Closing.

6.3. Capital Structure. Parent shall not; (a) declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof); (b) issue, deliver or sell or authorize the issuance, delivery or sale of any shares of any class (except upon the exercise of outstanding securities) or any options, warrants, calls, rights or agreements that obligate Parent to issue, deliver or sell additional shares or to grant, extend or enter into any such option, warrant, call, right or agreement; (c) split, combine or reclassify any of its capital stock; or (d) purchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock.

6.4. Options and Warrants. Neither Parent nor any of its Subsidiaries shall accelerate, amend, reprice or change the period of exercisability of any outstanding Parent Securities or authorize cash payments in exchange for any options granted under any Parent Plans.

6.5. Compliance with Applicable Laws. Parent and its Subsidiaries shall duly comply in all material respects with all Applicable Laws.

6.6. Investments and Acquisitions. Neither Parent nor any of its Subsidiaries shall; (a) acquire any equity interest in or make any investment in the equity capital of any Person; (b) acquire by merging or consolidating with or by purchase, a substantial portion of the assets of any other Person or by any other manner; (c) otherwise acquire or license any assets that are material, individually or in the aggregate to Parent except in the ordinary course of business consistent with prior practice; or (d) enter into any partnership, joint venture, joint development, strategic alliance, voluntary association, cooperative or business trust agreement or arrangement.

6.7. Capital Expenditures. Neither Parent nor any of its Subsidiaries shall make or enter any commitments or agreements with respect to capital expenditures in excess of $50,000 (in the aggregate).

6.8. Indebtedness. Neither Parent nor any of its Subsidiaries shall or shall propose to incur any Indebtedness for borrowed money, incur any other Indebtedness except in the ordinary course of business or guarantee any Indebtedness of others. Neither Parent nor any of its Subsidiaries shall pay, discharge or satisfy, in an amount in excess of $50,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in the Parent Balance Sheet except in the ordinary course of business consistent with past practice or except with the prior written approval of the Company, which approval shall not be unreasonably withheld or delayed.

6.9. Litigation. Neither Parent nor any of its Subsidiaries shall commence any litigation other than for the routine collection of bills. Parent and its Subsidiaries shall cooperate and consult with the Company with respect to all matters regarding any proceeding set forth in the Parent Disclosure Schedule including any settlement proposed by any Person and neither Parent nor any of its Subsidiaries shall take any significant actions with respect to such proceedings (including the entering into of any such settlement) without the prior written approval of the Company, which approval shall not be unreasonably withheld or delayed.

6.10. Properties. Parent and its Subsidiaries shall maintain their respective properties and assets in customary repair, order and condition, reasonable wear and tear excepted. Neither Parent nor any of its Subsidiaries shall sell, lease, license, encumber or otherwise dispose of any of their respective property or assets, except in the ordinary course of business consistent with prior practice.

6.11. Contracts. Neither Parent nor any of its Subsidiaries shall; (a) enter into any Contract or engage in any transaction not in the ordinary course of business consistent with past practice; (b) amend or otherwise modify any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Parent or any of its Subsidiaries; (c) amend or otherwise modify any Contract except in the ordinary course of business consistent with past practice; or (d) do or omit to do any act or permit any act or omission to act, which act or omission shall result in a Violation of any provision of any material Contract.

6.12. Books and Records. Parent and its Subsidiaries shall maintain their books and records in the usual course of business consistent with past practice and shall prepare their financial statements in accordance with generally accepted accounting principles applied on a consistent basis. Parent and its Subsidiaries shall not revalue any of their assets including writing down the value of inventory or writing off notes or accounts receivable, except in the ordinary course of business consistent with past practice.

6.13. Taxes. Neither Parent nor any of its Subsidiaries shall make or change any material election in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written approval of the Company, which approval shall not be unreasonably withheld or delayed.

6.14. Parent Benefit Plans. Other than with respect to the Parent Securities or Acquisition Transactions, neither Parent nor any of its Subsidiaries shall adopt any Parent Benefit Plan or amend any Parent Benefit Plan.

6.15. Insurance. Parent and its Subsidiaries shall maintain insurance of the types, in the amounts and with deductibles and exclusions consistent with past practice.

6.16. Employee Matters. Neither Parent nor any of its Subsidiaries shall; (a) adopt any collective bargaining agreement; (b) grant any severance or termination pay to any director, officer or other employee of Parent or any of its Subsidiaries; (c) pay, or agree to pay, any general or uniform increase in the rates of pay of employees of Parent or any of its Subsidiaries or in the benefits under any bonus plan or other compensation arrangements; (d) increase the compensation payable or to become payable to any officer or salaried employee earning in excess of $120,000 per year; or (e) enter into or amend any employment agreement.

6.17. General. Neither Parent nor Aviation Subco nor any of the Subsidiaries of Parent shall take, propose to take or agree in writing or otherwise to take any of the actions that they agreed in this Article not to take nor shall Parent, its Subsidiaries or Aviation Subco fail to take, propose not to take or agree in writing or otherwise not to take any of the actions they agreed in this Article to take nor shall Parent, its Subsidiaries or Aviation Subco take or fail to take any other action that would prevent Parent or Aviation Subco from performing or cause Parent, its Subsidiaries or Aviation Subco not to perform their covenants and other obligations in this Agreement, the Arrangement or any other agreement contemplated hereby.

                                    ARTICLE 7
                              ADDITIONAL COVENANTS

7.1. Further Assurances; Consents. During the term hereof, each of the Parties shall use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth herein. Each of the Parties shall use their reasonable best efforts to cause the Arrangement and the other transactions contemplated hereby to be consummated. The Parties shall cooperate with each other to provide such information, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and to do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby. The Parties shall use all reasonable efforts to comply promptly with all legal requirements that may be imposed upon them with respect to the consummation of the Arrangement and the other transactions contemplated hereby and to obtain any Consent or any exemption by and to make any registration, declaration or filing with any Governmental Entity or other third Person required to be obtained or made by such Person in connection with the taking of any action contemplated hereby. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each Party shall make all required filings and provide such other information as may be required, under the HSR Act, the Investment Canada Act and the Competition Act (Canada). No Party shall take or shall fail to take any action that would or would be reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue. The Parties covenant and agree to proceed diligently and in a coordinated fashion to apply for and obtain all necessary approvals.

7.2. Access to Information. The Company shall afford to Parent and Parent and Aviation Subco shall afford to the Company and each shall cause its independent accountants to afford to the other Party and the officers, directors, employees, financial advisors, counsel, accountants, agents and other representatives of such Party and such Party's Subsidiaries (each, a "Representative"), reasonable access during normal business hours during the period prior to Closing to all of such Party's and its Subsidiaries' properties, books, contracts, commitments and records. During such period, each Party shall use reasonable efforts to furnish promptly to the other Party all other information concerning the business, properties and personnel of such Party and its Subsidiaries as the other Party may reasonably request, including such information as may be necessary to verify the representations and warranties of the other Party. For greater certainty, Parent shall make available to Company any and all information and due diligence material received by Parent or its Representatives with respect to Global and its Subsidiaries.

7.3. Transfer and Other Taxes. Each of the Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Article 8 to be satisfied if such failure was caused by such Party's failure to use reasonable efforts to consummate the Arrangement and the other transactions contemplated by this Agreement.

7.5. Confidentiality. For purposes of this section 7.5, a "Party" shall refer to, as the case may be: (i) collectively, the Company and its Subsidiaries; or
(ii) collectively, Parent and its Subsidiaries. Each Party shall treat as confidential and shall cause its Representatives to treat as confidential all documents and information concerning the other Party furnished by the other Party or its Representatives to such Party or its Representatives (including documents and information furnished prior to the date hereof) in connection with the transactions contemplated hereby, except to the extent that such document or information: (a) at the time of its disclosure to the receiving Party or its Representatives by the disclosing Party or its Representatives is already known or available to the receiving Party or its Representatives (but this Agreement shall not relieve the receiving Party from any obligations of confidentiality owed to third Persons with respect to such information); (b) is or becomes known or available to the public other than as a result of an unauthorized disclosure by the receiving Party or its Representatives; (c) is or becomes known or available to the receiving Party or its Representatives without restrictions of confidentiality similar to those set forth herein from a source other than the disclosing Party or its Representatives provided that the receiving Party does not know, after reasonable inquiry, that such source is bound by a confidentiality agreement with or other obligation of secrecy to, the disclosing Party or its Representatives that would prohibit such disclosures to the receiving Party or its Representatives by such source; (d) is independently generated by the receiving Party or its Representatives and is not derived from confidential information; or (e) is required to be disclosed by the receiving Party or its Representatives by Applicable Law or other legal process. Subject to the foregoing, each Party and its Representatives shall not release or disclose such documents or information to any Person other than those Representatives of such Party that need to review such documents or to know such information in order to perform their respective duties in connection with this Agreement and shall not use such documents or information for purposes other than as contemplated hereby. In the event of termination of this Agreement each Party shall and shall cause its Representatives to deliver to the other Party the originals of all documents obtained by such Party or its Representatives from the other Party or its Representatives in connection with this Agreement, whether so obtained before or after the execution hereof and each Party shall and shall cause its Representatives to destroy all copies thereof. Within 30 days of such termination, such Party shall certify to the other Party in writing that such Party and its Representatives shall have complied with their obligations contained in this section 7.5. The agreements contained in this section 7.5 shall survive any termination of this Agreement and shall remain in effect for a period of one year from the date hereof.

7.6. Public Disclosure. Any press release or other public disclosure of information regarding the transactions contemplated hereby (including the existence and terms of this Agreement) shall be developed jointly by Parent and the Company. If Applicable Law or any stock exchange shall require either Party to disclose publicly any such information such Party may disclose publicly such information after reasonable consultation with the other Party.

7.7. Takeover and Other Laws. If any takeover Law or other Law shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors or Parent and its Board of Directors, as the case may be, shall use their reasonable best efforts to obtain such approvals and to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effects of such takeover Law or other Law on the transactions contemplated hereby.

7.8.  Comfort Letters

7.8.1. Company. The Company shall use its reasonable best efforts to cause PricewaterhouseCoopers LLP to deliver to Parent a letter addressed to Parent with respect to the financial information of the Company contained in the Information Circular (the "First Company Comfort Letter") and a second letter addressed to Parent with respect to the financial information of the Company contained in the Registration Statement (the "Second Company Comfort Letter"). The First Company Comfort and the Second Company Comfort Letter are collectively referred to as the "Company Comfort Letters". The First Company Comfort Letter shall be dated as of a date within five days before the date the Information Circular is first mailed to the Company's securityholders. The Second Company Comfort Letter shall be dated as of a date within five days before the date on which the Registration Statement shall become effective. The Company Comfort Letters shall be in form and substance reasonably satisfactory to Parent and customary in scope and substance for "COMFORT" letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Information Circular and the Registration Statement.

7.8.2. Parent. Parent shall use its reasonable best efforts to cause Hein & Associates and BDO Seidman, to deliver to the Company a letter addressed to the Company with respect to the financial information of Parent and Global, respectively, contained in the Information Circular (the "First Parent Comfort Letter") and a second letter addressed to the Company with respect to the financial information of Parent and Global, respectively, contained in the Registration Statement (the "Second Parent Comfort Letter"). The First Parent Comfort Letter and the Second Parent Comfort Letter are collectively referred to as the "Parent Comfort Letters". The First Parent Comfort Letter shall be dated as of a date within five days before the date the Information Circular is first mailed to Parent's securityholders. The Second Parent Comfort Letter shall be dated as of a date within five days before the date on which the Registration Statement shall become effective. The Parent Comfort Letters shall be in form and substance reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Information Circular and the Registration Statement.

7.9. Notice of Certain Matters. Parent and the Company shall promptly notify the other Party in writing; (i) if such Party shall become aware that any of its representations and warranties in this Agreement is untrue or inaccurate in any material respect; (ii) if there shall have been or is reasonably expected to be, a Material Adverse Effect on such Party; and (iii) if there shall have been, or is reasonably expected to be any material breach of any covenant or agreement of such Party contained in this Agreement.

7.10. Reservation and Registration of Parent Common Stock. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Stock for delivery upon exchange of the Exchangeable Shares and upon exercise of the Parent Securities. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 or S-3 (or any successor or other appropriate forms), a post-effective amendment to the Form S-4 registration statement for the Arrangement or another appropriate form to register the offer and sale of the Parent Common Stock underlying the Parent Securities and shall maintain in the same manner as Parent's registration statements for its stock option plans the effectiveness of such registration statement or registration statements (and shall maintain the current status of the prospectus or prospectuses contained therein) for as long as the Parent Securities shall remain outstanding.

7.11. Obligations of Aviation Subco. Parent shall take all action necessary to cause Aviation Subco to perform its obligations under this Agreement and to consummate the Arrangement on the terms and conditions set forth in this Agreement.

7.12. Affiliate Agreements. Simultaneously with the execution of this Agreement, the Company shall provide Parent with a list of each Person who is or who may be deemed to be an Affiliate of the Company (a "Company Affiliate") and shall cause each Company Affiliate to deliver simultaneously with the execution of this Agreement to Parent an executed affiliate agreement on satisfactory terms and conditions. The Company shall notify Parent if any Person not on the list provided to Parent pursuant to this section 7.12 shall become or shall be deemed to be a Company Affiliate, and shall cause each such Person to deliver to Parent an executed agreement.

7.13.   Covenants of Parent Regarding Non-Solicitation

7.13.1. Non-Solicitation. Until the Effective Time neither Parent nor any of its Subsidiaries shall, directly or indirectly, through any Representative or otherwise; (a) solicit, initiate, encourage or take any other action to facilitate (including by way of disclosing information, affording access to the properties, books or records of Parent or any of its Subsidiaries or entering into any agreement, arrangement or understanding) the making of any inquiry, proposal or offer that constitutes or could be expected to lead to an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal; (c) withdraw or modify in a manner adverse to the Company, the approval of Parent's Board of Directors of the transactions contemplated hereby or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; (d) approve or accept any Acquisition Proposal; or (e) cause Parent to enter into any agreement related to any Acquisition Proposal. Parent and its Subsidiaries shall immediately cease any and all existing solicitations, initiations, encouragements, activities, discussions or negotiations with any Person (other than the Company) with respect to the foregoing. Notwithstanding the foregoing, in response to an unsolicited tender or exchange offer, Parent may comply with its obligations under applicable securities laws relating to the provision of directors' circulars and disclosures to Parent's securityholders.

7.13.2. Compliance with Fiduciary Obligations. Subject to compliance with the terms of sections 7.13.3, 7.13.4 and 7.14 and notwithstanding any other provision of this Agreement, Parent, its Subsidiaries and their Representatives at any time prior to the approval of the Arrangement by Parent's securityholders may take any action with respect to an Acquisition Proposal received by Parent that would otherwise be prohibited by section 7.13 if and only to the extent that; (a) the Acquisition Proposal shall be an unsolicited bona fide written Acquisition Proposal; (b) after receiving the written advice of Parent's financial advisors and after receiving a written opinion of outside counsel to the effect that the fiduciary duties of Parent's Board of Directors require such Board to take such action in order to discharge properly its fiduciary duties, Parent's Board of Directors shall have reasonably determined in good faith that such Acquisition Proposal; (i) would result in a transaction that; (A) is more favorable from a financial point of view to Parent's securityholders than the transactions contemplated hereby; and (B) has a value per Parent Common Stock greater than the value per Company Common Share of the transactions contemplated hereby; (ii) is a transaction for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of Parent's Board of Directors (based upon the good faith written advice of Parent's financial advisors) is capable of being financed by the Person or Persons making the Acquisition Proposal; and (iii) if accepted by Parent, would be more likely than not to be consummated (any such Acquisition Proposal being referred to herein as a "Parent Superior Proposal").

7.13.3. Notice of Company of Acquisition Proposals. Parent shall immediately notify the Company, at first orally and then in writing of; (a) all Acquisition Proposals of which any Representative of Parent and its Subsidiaries shall become aware; (b) any amendments to any Acquisition Proposal; or (c) any request for information relating to Parent or any of its Subsidiaries or for access to the properties, books or records of Parent or any of its Subsidiaries by any Person that any Representative of Parent and its Subsidiaries knows, believes or suspects is considering making or has made, an Acquisition Proposal (each, a "PARENT BIDDER"). Such notice shall include a description of all of the terms and conditions of any proposal and shall provide such details of the proposal, request, inquiry or contact as the Company may request, including the identity of the Parent Bidder. Parent shall keep the Company informed on a current basis of the status of any terms, discussions and negotiations in respect of each Acquisition Proposal.

7.13.4. Procedures. Parent shall not take any action prohibited by section
7.13.1 unless at the time of the taking of such action Parent shall have; (a) complied with section 7.13.3; (b) obtained from the Parent Bidder a confidentiality agreement containing provisions substantially similar to those set forth in section 7.3;(c) delivered via facsimile a copy of such confidentiality agreement to the Company immediately upon its execution; and (d) provided the Company with the same information and documents provided to the Parent Bidder at the same time and in the same manner so provided (unless such information or documents shall have been previously provided to the Company, in which case Parent shall have provided the Company with a list of the information and documents provided to the Parent Bidder).

7.14.  Procedures Following Parent Superior Proposal Determination

7.14.1. Notice of Parent Superior Proposal Determination. None of Parent, its Subsidiaries and their Representatives shall accept, approve, recommend or enter into any agreement in respect of any Acquisition Proposal (other than the confidentiality agreement contemplated by section 7.13.3) on the basis that it would constitute a Superior Proposal unless; (a) Parent shall have provided the Company with a copy of the Acquisition Proposal document that Parent's Board of Directors shall have determined would be a Parent Superior Proposal; and (b) five Business Days shall have elapsed from the later of; (i) the date Parent shall have received notice of Parent's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal; and (ii) the date the Company shall have received a copy of the Acquisition Proposal document.

7.14.2. Opportunity to Bid. During such five Business Day period, Parent shall afford the Company the opportunity, in the Company's discretion, to offer to amend the terms of this Agreement and the Arrangement. Parent's Board of Directors shall convene a meeting to review in good faith any offer made by the Company to amend the terms of this Agreement and the Arrangement in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Company's offer upon acceptance by Parent would result in the Acquisition Proposal not being a Parent Superior Proposal. If Parent's Board of Directors shall so determine, Parent shall enter into an amended agreement with the Company reflecting the Company's offer. Each successive material amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this section 7.14 and shall thereby initiate an additional five Business Day period under this section 7.14.

7.15. Covenants of the Company Regarding Non-Solicitation

7.15.1. Non-Solicitation. Until the Effective Time, neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any Representative or otherwise; (a) solicit, initiate, encourage or take any other action to facilitate (including by way of disclosing information, affording access to the properties, books or records of the Company or any of its Subsidiaries or entering into any agreement, arrangement or understanding) the making of any inquiry, proposal or offer that constitutes or could be expected to lead to an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal; (c) withdraw or modify in a manner adverse to Parent, the approval of the Company's Board of Directors of the transactions contemplated hereby or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; (d) approve or accept any Acquisition Proposal; or (e) cause the Company to enter into any agreement related to any Acquisition Proposal. The Company and its Subsidiaries shall immediately cease any and all existing solicitations, initiations, encouragements, activities, discussions or negotiations with any Person (other than Parent and Aviation Subco) with respect to the foregoing. Notwithstanding the foregoing, in response to an unsolicited tender or exchange offer, the Company may comply with its obligations under applicable securities Laws relating to the provision of directors' circulars and disclosures to the Company's shareholders.

7.15.2. Compliance with Fiduciary Obligations. Subject to compliance with the terms of sections 7.15.3, 7.15.4 and 7.16 and notwithstanding any other provision of this Agreement, the Company, its Subsidiaries and their Representatives at any time prior to the approval of the Arrangement by the Company's shareholders may take any action with respect to an Acquisition Proposal received by the Company that would otherwise be prohibited by section
7.15 if and only to the extent that; (a) the Acquisition Proposal shall be an unsolicited bona fide written Acquisition Proposal; (b) after receiving the written advice of the Company's financial advisors and after receiving a written opinion of outside counsel to the effect that the fiduciary duties of the Company's Board of Directors require such Board to take such action in order to discharge properly its fiduciary duties, the Company's Board of Directors shall have reasonably determined in good faith that such Acquisition Proposal; (i) would result in a transaction that; (A) is more favorable from a financial point of view to the Company's shareholders than the transactions contemplated hereby; and (B) has a value per Company Common Stock greater than the value per Parent Common Stock of the transactions contemplated hereby; (ii) is a transaction for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company's Board of Directors (based upon the good faith written advice of the Company's financial advisors) is capable of being financed by the Person or Persons making the Acquisition Proposal; and
(iii) if accepted by the Company, would be more likely than not to be consummated (any such Acquisition Proposal being referred to herein as a "Company Superior Proposal").

7.15.3. Notice to Parent of Acquisition Proposals. The Company shall immediately notify Parent, at first orally and then in writing of; (a) all Acquisition Proposals of which any Representative of the Company and its Subsidiaries shall become aware; (b) any amendments to any Acquisition Proposal; or (c) any request for information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that any Representative of the Company and its Subsidiaries knows, believes or suspects is considering making or has made, an Acquisition Proposal (each, a "Company Bidder"). Such notice shall include a description of all of the terms and conditions of any proposal and shall provide such details of the proposal, request, inquiry or contact as Parent may request, including the identity of the Company Bidder. The Company shall keep Parent informed on a current basis of the status of any terms, discussions and negotiations in respect of each Acquisition Proposal.

7.15.4. Procedures. The Company shall not take any action prohibited by section
7.15.1 unless at the time of the taking of such action the Company shall have;
(a) complied with section 7.15.3; (b) obtained from the Company Bidder a confidentiality agreement containing provisions substantially similar to those set forth in section 7.3; (c) delivered via facsimile a copy of such confidentiality agreement to Parent immediately upon its execution; and (d) provided Parent with the same information and documents provided to the Company Bidder at the same time and in the same manner so provided (unless such information or documents shall have been previously provided to Parent, in which case the Company shall have provided Parent with a list of the information and documents provided to the Company Bidder).

7.16.  Procedures following Company Superior Proposal Determination

7.16.1. Notice of Company Superior Proposal Determination. None of the Company, its Subsidiaries and their Representatives shall accept, approve, recommend or enter into any agreement in respect of any Acquisition Proposal (other than the confidentiality agreement contemplated by section 7.15.3) on the basis that it would constitute a Company Superior Proposal unless: (a) the Company shall have provided Parent with a copy of the Acquisition Proposal document that the Company's Board of Directors shall have determined would be a Company Superior Proposal; and (b) five Business Days shall have elapsed from the later of: (i) the date Parent shall have received notice of the Company's proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal; and (ii) the date Parent shall have received a copy of the Acquisition Proposal document.

7.16.2. Opportunity to Bid. During such five Business Day period, the Company shall afford Parent the opportunity, in Parent's discretion, to offer to amend the terms of this Agreement and the Arrangement. The Company's Board of Directors shall convene a meeting to review in good faith any offer made by Parent to amend the terms of this Agreement and the Arrangement in order to determine, in its discretion in the exercise of its fiduciary duties, whether Parent's offer upon acceptance by the Company would result in the Acquisition Proposal not being a Company Superior Proposal. If the Company's Board of Directors shall so determine, the Company shall enter into an amended agreement with Parent reflecting Parent's offer. Each successive material amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this section 7.16 and shall thereby initiate an additional five Business Day period under this section 7.16.

7.17. Indemnification. (a) From and after the Effective Time, Parent will provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Parent or any Subsidiary of Parent (the "Indemnified Directors") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Parent and its Subsidiaries immediately prior to the Effective Time in the Parent's Articles of Incorporation and Bylaws or the applicable charter or other organizational document of such Parent Subsidiary, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including without limitation all transactions contemplated by this Agreement and the documents and agreements contemplated by this Agreement.

(b) Parent will continue in force and effect after the Effective Time any indemnification agreements between Parent or any Parent Subsidiary, on the one hand, and any individual, on the other hand, which was in force and effect immediately prior to the Effective Time.

(c) The provisions of this section 7.17 are intended to be for the benefit of, and will be enforceable by, each Indemnified Director or other individual referred to in this section 7.17, his or her heirs or personal representatives and will be binding on all successors and assigns of Parent and the Company.

(d) In the event that Parent or any of its respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case the successors and assigns of such entity will assume the obligations set forth in this section 7.17, which obligations are expressly intended to be for the irrevocable benefit of, and will be enforceable by, each Indemnified Director or other individual.

7.18 Tax Opinion. The Company will provide Parent an opinion from Shearman & Sterling relating to certain U.S. tax matters in form and substance satisfactory to its counsel.

                                    ARTICLE 8
                       CONDITIONS PRECEDENT TO OBLIGATIONS

8.1. Conditions Precedent to Obligations of Parent. The obligations of Parent to consummate and to effect the Arrangement and the other transactions contemplated hereby shall be subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions all of which may only be waived in writing by Parent:

8.1.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time except; (a) for changes specifically contemplated hereby; (b) for representations and warranties that address matters only as of a particular date (which representations and warranties shall remain true and correct as of such date); and (c) where the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually and in the aggregate, shall not have resulted in a Material Adverse Effect.

8.1.2. Securityholder Approval. The Arrangement and such other matters as shall require approval of the securityholders of Parent and the Company in order to consummate the Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the securityholders of Parent and the Company as contemplated by this Agreement.

8.1.3. No Legal Action. There shall not be in effect nor shall there be pending or threatened any action or proceeding by or before any Governmental Entity that in the good faith judgment of the Board of Directors of Parent shall have a reasonable probability of resulting in any temporary restraining order, preliminary injunction permanent injunction or other order or decree nor shall there have been any Law enacted, promulgated, issued or deemed applicable to the Arrangement or any of the other transactions contemplated hereby by any Governmental Entity or any other action taken by any Governmental Entity that would prevent or make illegal the consummation of the Arrangement or any of the other transactions contemplated hereby.

8.1.4. Expiration of Waiting Periods and Related Matters. All waiting periods required by the HSR Act shall have expired with respect to the transactions contemplated hereby or early termination with respect thereto shall have been obtained. The Company shall have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the Company shall have received an Advance Ruling Certificate pursuant to section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement to the extent such allowance or approval is required, on terms and conditions satisfactory to Parent and the Company.

8.1.5. Securities Matters. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities (including the TSE and Nasdaq) in connection with the Arrangement and the other transactions contemplated hereby including without limitation, the Interim Order and the Final Order. The Registration Statement shall have been declared effective under the Securities Act on or before the Effective Time and the Registration Statement shall not at its effective date or on the Effective Time be the subject of any stop order or proceedings seeking a stop order. On the Effective Time the Information Circular shall not be subject to any similar proceedings commenced or threatened by the Commissions or the SEC.

8.1.6. Listings. The Parent Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and upon exercise of the Parent Securities shall have been approved for listing on AMEX or Nasdaq's Small Cap Market or National Market, subject only to notice of issuance.

8.1.7. Voting and Exchange Trust Agreement. All other parties shall have executed and delivered the Voting and Exchange Trust Agreement.

8.1.8. Support Agreement. All other parties shall have executed and delivered the Support Agreement.

8.1.9. Global Merger. The Global Merger and related bridge financing shall have been completed as contemplated.

8.1.10. Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or before the Effective Time.

8.1.11. No Material Adverse Change. Since the date of this Agreement, the Company and its Subsidiaries shall not have experienced a Material Adverse Effect.

8.1.12. Certificate. Parent shall have received from the Company a certificate dated the Effective Time in form and substance reasonably satisfactory to Parent certifying as to the representations and warranties of the Company being true and complete, unamended and that all covenants and agreements to be fulfilled by the Company have been so fulfilled.

8.1.13. Opinion of the Company's Canadian Counsel. Parent shall have received an opinion from Cassels Brock & Blackwell LLP with respect to the Company (but not, for greater certainty and without limitation, as to tax matters) in form and substance satisfactory to its counsel.

8.1.14. Fairness Opinion. Parent shall have received a fairness opinion of CIBC World Markets Corp. with respect to the Exchange Ratio, on terms and conditions acceptable to Parent.

8.1.15. Comfort Letter. Parent shall have received the First Company Comfort Letter and the Second Company Comfort Letter.

8.1.16. Certificates and Resolutions. Parent shall have received such other certificates, resolutions and other documents of the Company as may be reasonably required in connection with the consummation of the transactions contemplated hereby, including without limitation, the Articles of Arrangement.

8.1.17. Consents of Third Parties. The Company and its Subsidiaries shall have received and delivered to Parent all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all its and their material contracts and leases and for the Company and its Subsidiaries to consummate the transactions contemplated hereby (including those set forth in section 3.18.2 of the Company Disclosure Schedule), except where, in the opinion of Parent, the failure to receive such consents, assignments, waivers, authorizations or other certificates would not have a Material Adverse Effect.

8.2. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate and to effect the Arrangement and the other transactions contemplated hereby shall be subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions, any of which may only be waived in writing by the Company:

8.2.1. Representations and Warranties. The representations and warranties of Parent and Aviation Subco in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time except; (a) for changes specifically contemplated hereby; (b) for representations and warranties that address matters only as of a particular date (which representations and warranties shall remain true and correct as of such date); and (c) where the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually and in the aggregate, shall not have resulted in a Material Adverse Effect.

8.2.2. Securityholder Approval. The Arrangement and such other matters as shall require approval of the securityholders of Parent and the Company in order to consummate the Arrangement and the other transactions contemplated hereby shall have been approved and adopted by the securityholders of Parent and the Company as contemplated by this Agreement.

8.2.3. No Legal Action. There shall not be in effect nor shall there be pending or threatened any action or proceeding by or before any Governmental Entity that in the good faith judgment of the Board of Directors of the Company shall have a reasonable probability of resulting in any temporary restraining order, preliminary injunction permanent injunction or other order or decree nor shall there have been any Law enacted, promulgated, issued or deemed applicable to the Arrangement or any of the other transactions contemplated hereby by any Governmental Entity or any other action taken by any Governmental Entity that would prevent or make illegal the consummation of the Arrangement or any of the other transactions contemplated hereby.

8.2.4. Expiration of Waiting Periods and Related Matters. All waiting periods required by the HSR Act shall have expired with respect to the transactions contemplated hereby or early termination with respect thereto shall have been obtained. The Company shall have filed all notices and information (if any) required under Part IX of the Competition Act (Canada) and the applicable waiting periods and any extensions thereof shall have expired or the Company shall have received an Advance Ruling Certificate pursuant to section 102 of the Competition Act (Canada) setting out that the Director under such Act is satisfied that he would not have sufficient grounds on which to apply for an order in respect of the Arrangement. The Arrangement shall have received the allowance or approval or deemed allowance or approval by the responsible Minister under the Investment Canada Act in respect of the Arrangement to the extent such allowance or approval is required, on terms and conditions satisfactory to Parent and the Company.

8.2.5. Securities Matters. All necessary orders shall have been obtained from the Commissions and other relevant United States and Canadian securities regulatory authorities (including the TSE and Nasdaq) in connection with the Arrangement and the other transactions contemplated hereby including, without limitation, the Interim Order and the Final Order. The Registration Statement shall have been declared effective under the Securities Act on or before the Effective Date and the Registration Statement shall not at its effective date or on the Closing Date be the subject of any stop order or proceedings seeking a stop order. On the Closing Date the Information Circular shall not be subject to any similar proceedings commenced or threatened by the Commissions or the SEC.

8.2.6. Listings. The Parent Common Stock to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and upon exercise of the Parent Securities shall have been approved for listing on AMEX or Nasdaq's Small Cap Market or National Market, subject only to notice of issuance and the Exchangeable Shares shall have been approved for listing on the TSE.

8.2.7. Voting and Exchange Trust Agreement. All other parties shall have executed and delivered the Voting and Exchange Trust Agreement.

8.2.8. Support Agreement. All other parties shall have executed and delivered the Support Agreement.

8.2.9. Global Merger. The Global Merger and related bridge financing shall have been completed.

8.2.10. Covenants and Agreements. Parent and Aviation Subco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Parent and Aviation Subco on or before the Effective Time.

8.2.11. No Matreial Adverse Change. Since the date of this Agreement, Parent and its Subsidiaries shall not have experienced a Material Adverse Effect.

8.2.12. Certificate. The Company shall have received from Parent a certificate dated the Effective Time in form and substance reasonably satisfactory to the Company certifying as to the representations and warranties of Parent and Aviation Subco being true and complete, unamended and that all covenants and agreements to be fulfilled by Parent and Aviation Subco have been so fulfilled.

8.2.13. Opinion of Parent Counsel. The Company shall have received an opinion from Jenkens & Gilchrist, a Professional Corporation, with respect to Parent in form and substance satisfactory to its counsel.

8.2.14. Fairness Opinion. The Company shall have received a fairness opinion of Wellington West Capital Inc. with respect to the Exchange Ratio, on terms and conditions acceptable to the Company.

8.2.15. Comfort Letter. The Company shall have received the First Parent Comfort Letter and the Second Parent Comfort Letter.

8.2.16. Certificates and Resolutions. The Company shall have received such other certificates, resolutions and other documents of Parent and Aviation Subco as may be reasonably required in connection with the consummation of the transactions contemplated hereby, including without limitation, the Certificate of Designation creating the Special Voting Share.

8.2.17. Dissent Rights. On or prior to the Effective Time, the Company shall not have received notice from the holders of more than five percent of the issued and outstanding Company Common Shares of their intention to exercise their rights of dissent with respect to the Arrangement.

8.2.18. Consents of Third Parties. Parent and its Subsidiaries shall have received and delivered to the Company all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of all its and their material contracts and leases and for Parent and its Subsidiaries to consummate the transactions contemplated hereby (including those set forth in section 4.18.2 of the Parent Disclosure Schedule), except where, in the opinion of the Company, the failure to receive such consents, assignments, waivers, authorizations or other certificates would not have a Material Adverse Effect.

                                    ARTICLE 9

                                   TERMINATION

9.1. Termination. This Agreement may be terminated at any time on or before the Effective Time, whether before or after approval of the transactions contemplated hereby by the securityholders entitled to vote of the Company or of Parent, as follows:

9.1.1. By mutual written agreement of Parent and the Company;

9.1.2. By Parent, if there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue in any material respect and the Company shall have failed to cure such breach within 10 Business Days after written notice thereof to the Company.

9.1.3. By the Company, if there shall have been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Aviation Subco or if any representation or warranty of Parent or Aviation Subco shall have become untrue in any material respect and Parent shall have failed to cure such breach within 10 Business Days after written notice thereof to Parent.

9.1.4. By either Party if the Arrangement and the other transactions contemplated hereby shall not have been consummated on or before 5:00 p.m., Toronto time on September 30, 2000. If the Arrangement and the other transactions contemplated hereby shall not have been consummated solely due to the waiting period (or any extension thereof) under the HSR Act, the Investment Canada Act or the Competition Act (Canada), then such date shall be extended to December 31, 2000. The right to terminate this Agreement under this section
9.1.4 shall not be available to any Party whose failure to fulfil any material obligation under this Agreement shall have been the cause of or shall have resulted in the failure of the Effective Time to occur on or before such date.

9.1.5. By either Party if the shareholders of the Company or the securityholders of the Company as contemplated by section 2.10 or the shareholders of Parent shall not approve the Arrangement and all such other matters as shall require approval of their respective securityholders in order to consummate the Arrangement and the other transactions contemplated hereby.

9.1.6. By either Party if; (a) a final, non-appealable order shall have been entered in any action or proceeding before any Governmental Entity that shall prevent or make illegal the consummation of the Arrangement or any of the other transactions contemplated hereby; (b) there shall be any final action taken or any Law enacted, promulgated, issued or deemed applicable to the Arrangement or any of the other transactions contemplated hereby by any Governmental Entity that would prevent or make consummation of the Arrangement or any of such other transactions illegal; or (c) the Interim Order or the Final Order shall not be received by the Company as contemplated herein.

9.1.7. By the Company, prior to the approval of the transactions contemplated hereby by the shareholders entitled to vote of the Company, if, after the Company's Board of Directors shall have determined that an Acquisition Proposal is a Company Superior Proposal; (a) the Company shall have complied with sections 7.15 and 7.16; (b) the Company's Board of Directors shall thereafter conclude in good faith that the Acquisition Proposal is a Company Superior Proposal; and (c) the Company shall have paid to Parent the Termination Fee required by section 9.4.1.

9.1.8. By Parent, prior to the approval of the transactions contemplated hereby by the securityholders entitled to vote of Parent, if, after Parent's Board of Directors shall have determined that an Acquisition Proposal is a Parent Superior Proposal: (a) Parent shall have complied with sections 7.13 and 7.14;
(b) Parent's Board of Directors shall thereafter conclude in good faith that the Acquisition Proposal is a Parent Superior Proposal; and (c) Parent shall have paid to the Company the Termination Fee required by section 9.4.2.

9.2. Notice of Termination. Any termination of this Agreement pursuant to section 9.1, other than pursuant to section 9.1.1 shall be effected by the delivery of written notice of termination by the terminating Party to the other Party, which notice shall state the grounds for termination and the subsection of section 9.1 pursuant to which such terminating Party shall be terminating this Agreement.

9.3. Effect of Termination. If either Parent or the Company shall terminate this Agreement pursuant to section 9.1 and the terminating Party shall have provided the notice required under section 9.2, this Agreement shall forthwith become null and void and have no effect save and except for Articles 1, 9 and 10 and sections 7.4, 7.5 and 7.6 and there shall be no liability or obligation under this Agreement on the part of Parent, Aviation Subco or the Company or their respective Representatives, save and except that: (a) the provisions of section 7.5, this Article 9 and Article 10 (and any defined terms used therein) shall survive any such termination; and (b) no Party shall be released or relieved from any liability to the extent that such termination shall result from the breach by such Party of any of its representations, warranties, covenants or agreements in this Agreement.

9.4. Termination Fee or Expenses

9.4.1. If this Agreement shall be terminated pursuant to section 9.1.2 or 9.1.7 (unless such action is a direct result of and in direct response to a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement or the occurrence of a Parent Material Adverse Effect), the Company shall pay to Parent a cash termination fee of $1,000,000 (the "TERMINATION FEE") at the time of such termination. Neither Party may enter into any agreement providing for an Acquisition Proposal unless, prior thereto, this Agreement is terminated in accordance with its terms and the required Termination Fee is paid or otherwise provided for.

9.4.2. If this Agreement shall be terminated pursuant to section 9.1.3 or 9.1.8 (unless such action is a direct result of and in direct response to a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement or the occurrence of a Company Material Adverse Effect), then Parent shall pay to the Company the Termination Fee at the time of such termination.

9.4.3. Any Termination Fee payable pursuant to this section 9.4 shall be paid not later than two Business Days after the delivery of written notice of termination pursuant to section 9.2. Payment shall be made by wire transfer of immediately available funds to an account designated by the payee.

9.4.4. If this Agreement shall be terminated pursuant to section 9.1.5 by either Party because the shareholders of the other Party shall have failed to approve the Arrangement and such other matters as shall require approval in order to consummate the Arrangement and the other transactions contemplated hereby, then the other Party shall pay such terminating Party an amount equal to such Party's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the "Termination Expenses").

9.4.5. Parent and the Company agree that it may be difficult and impractical to measure in money the damages that will accrue upon the termination of this Agreement pursuant to any provision of section 9.1 that shall require the payment of a Termination Fee or the Termination Expenses pursuant to this section 9.4. Accordingly, Parent and the Company agree that payment of any Termination Fee or Termination Expenses payable pursuant to this section 9.4 (together with any other amounts payable pursuant to this section 9.4) shall:
(a) constitute liquidated damages and not a penalty; (b) be the sole and exclusive remedy of the payee of the Termination Fee or Termination Expenses for the breach of any representation, warranty, covenant or agreement in this Agreement by the payor; and (c) constitute an irrevocable waiver and release by the payee of any other remedy against the payor for the breach of any representation, warranty, covenant or agreement in this Agreement by the payor.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1. Survival of Representations and Warranties. The representations and warranties of Parent, Aviation Subco and the Company in this Agreement shall terminate as of the Effective Time.

10.2. Amendments and Supplements. This Agreement may be amended by the Parties in writing by action of their respective Boards at any time before or after any applicable securityholder approvals are obtained and prior to the filing of the Articles of Arrangement; provided, however, that, after such applicable securityholder approvals are obtained, no such amendment, modification or supplement will be made which by Law requires the further approval of stockholders without obtaining such further approval.

10.3. Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be construed to be a waiver of any other or subsequent breach or non-compliance.

10.4. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.5. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given to a Party if sent by facsimile transmission with confirmation of transmission, sent via a reputable overnight delivery service with confirmation of receipt requested, to the Party at the following address and facsimile number (or at such other address or facsimile number for the Party as the Party shall specify by like notice) and shall be deemed given on the date of confirmation of receipt or transmission:

       To Parent or Aviation Subco:

             Aviation Group, Inc.
             700 North Pearl Street
             Suite 2170
             Dallas, Texas 75201
             Attention:  Lee B. Sanders
             Facsimile number: (214) 922-9242

       With copies to:

             Jenkens & Gilchrist, PC
             1445 Ross Avenue
             Suite 3200
             Dallas, Texas 75202-2799
             Attention:  Daryl B. Robertson, Esq
             Facsimile number: (214) 855-4300

       To the Company:

             travelbyus.com Ltd.
             204-3237 King George Highway
             White Rock, British Columbia  V4P 1B7
             Attention:  Bill Kerby
             Facsimile number:  (604) 541-2450

       With a copy to:

             Cassels Brock & Blackwell LLP
             Scotia Plaza, Suite 2100
             40 King Street West
             Toronto, Ontario M5H 3C2
             CANADA
             Attention: John H. Craig
             Facsimile number: (416) 360-8877

      and

             Shearman & Sterling
             Commerce Court West
             199 Bay Street, Suite 4405
             P.O. Box 247
             Toronto, Ontario M5L 1E8
             CANADA
             Attention: Bruce Czachor
             Facsimile number: (416) 360-2958

10.6. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other documents, instruments and agreements among the Parties and referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party acknowledges that in entering into this Agreement and completing the transactions contemplated hereby such Party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the schedules, documents and instruments and other agreements among the Parties and referred to herein.

10.7. Binding Effect; Assignability. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the Parties (and such Parties' respective successors and permitted assigns) any rights or remedies hereunder. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated, whether by operation of law or otherwise without the written consent of all Parties.

10.8. Interpretation. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Agreement. The word "include" and its derivatives when used in this Agreement shall be deemed to be followed by the words "without limitation." The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party that drafted such agreement or document.

10.9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

10.10. Counterparts. This Agreement may be executed in one or more counterparts by original or telefacsimile signature, all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts shall have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

IN WITNESS WHEREOF the Parties have caused this Arrangement Agreement to be executed as an agreement under seal as of the date first above written.

                                          AVIATION GROUP, INC.

                                          Per: /s/ RICHARD L. MORGAN
                                              ----------------------------------


                                          AVIATION GROUP CANADA LTD.

                                          Per: /s/ RICHARD L. MORGAN
                                              ----------------------------------

                                          TRAVELBYUS.COM LTD.

                                          Per: /s/ BILL R. KERBY
                                              ----------------------------------

                                                                      APPENDIX B

                               PLAN OF ARRANGEMENT

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 182
                   OF THE BUSINESS CORPORATIONS ACT, ONTARIO
                  INVOLVING AND AFFECTING TRAVELBYUS.COM LTD.
                     AND THE HOLDERS OF ITS COMMON SHARES
                             OPTIONS AND WARRANTS

                                   ARTICLE 1
                                INTERPRETATION

Section 1.1 DEFINITIONS. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"ARRANGEMENT" means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made; (i) pursuant to the Arrangement Agreement; (ii) in accordance with section 6.1 hereof; or (iii) at the direction of the Court in the Final Order.

"ARRANGEMENT AGREEMENT" means the agreement by and among Parent, Aviation Subco and the Company, dated as of May 3, 2000, as amended and restated from time to time, providing for, among other things, this Plan of Arrangement and the Arrangement.

"ARRANGEMENT RESOLUTION" means the special resolution passed by the holders of the Company Common Shares at the Meeting.

"AUTOMATIC REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"AVIATION SUBCO" means Aviation Group Canada Ltd.

"BUSINESS DAY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"COMPANY" means travelbyus.com ltd.

"COMPANY COMMON SHARES" means common shares in the capital of the Company.

"COMPANY SECURITIES" means those securities listed in Exhibit "B" attached hereto.

"COURT" means the Ontario Court of Justice (General Division).

"DEPOSITARY" means Montreal Trust Company at its principal transfer office in Toronto, Ontario.

"DIRECTOR" means the Director appointed under the OBCA.

"DISSENT PROCEDURES" has the meaning set out in section 3.1.

"EFFECTIVE TIME" means 12:01 a.m. (Toronto time) on the date and time upon which the Articles of Arrangement shall be duly certified and filed with the Director under the OBCA.

"EXCHANGE PUT RIGHT" has the meaning ascribed thereto in section 5.3.

"EXCHANGE RATIO" means the ratio of exchange of Exchangeable Shares for Company Common Shares, as determined under the Arrangement Agreement, being one Exchangeable Share for each one Company Common Share, subject to adjustment as provided in the Arrangement Agreement.

"EXCHANGEABLE SHARE CONSIDERATION" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGEABLE SHARE PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are set forth in Exhibit "A" attached hereto.

"EXCHANGEABLE SHARES" means the Exchangeable Shares in the capital of the Company provided for in this Plan of Arrangement.

"FINAL ORDER" means the final order of the Court approving the Arrangement.

"LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed thereto in section
5.1.

"LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in section 5.1.

"LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"MEETING" means the special meeting of the shareholders of the Company to be held to consider this Plan of Arrangement.

"OBCA" means the Business Corporations Act, Ontario.

"OPTIONS" means all options to purchase Company Common Shares outstanding as at the Effective Time.

"OPTIONHOLDERS" means holders of Options.

"PARENT" means Aviation Group, Inc.

"PARENT COMMON STOCK" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in section
5.2.

"REDEMPTION CALL RIGHT" has the meaning ascribed thereto in section 5.2.

"SUBSIDIARY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"TRANSFER AGENT" means the duly appointed transfer agent for the time being of the Exchangeable Shares and if there is more than one such transfer agent then the principal Canadian agent.

"VOTING AND EXCHANGE TRUST AGREEMENT" means the agreement among Parent, Aviation Subco, the Company and the Trustee named therein to be dated as of the Effective Time and provided for in the Arrangement Agreement, as amended from time to time.

"WARRANTS" means the warrants to purchase Company Common Shares forming part of the Company Securities.

"WARRANTHOLDERS" means holders of Warrants.

Section 1.2 SECTIONS, HEADINGS AND APPENDIXES. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or a Schedule refers to the specified section of or Schedules to this Plan of Arrangement. The Schedules are incorporated herein and are part hereof.

Section 1.3 NUMBER, GENDER AND PERSONS. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

Section 1.4 DATE FOR ANY ACTION. In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

Section 1.5 CURRENCY. Unless otherwise expressly stated herein, all references to currency and payments in cash or money in this Plan of Arrangement are to United States dollars.

Section 1.6 STATUTORY REFERENCES. Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.

                                    ARTICLE 2
                                   ARRANGEMENT

Section 2.1 ARRANGEMENT. At the Effective Time, the following reorganization of capital and other transactions shall occur and shall be deemed to occur in the following order without any further act or formality and shall become effective at, and be binding at and after, the Effective Time on: (i) Parent and Aviation Subco; (ii) the Company; (iii) all holders of Company Common Shares;
(iv) all holders of Exchangeable Shares; and (v) all holders of Company
Securities:

      (a) The Articles of Incorporation of the Company shall be amended to create and authorize an unlimited number of Exchangeable Shares and one Class X Preferred Share.

      (b) The Company shall issue to Aviation Subco one Class X Preferred Share in consideration for the payment by Aviation Subco to the Company of an amount equal to the fair market value, as determined by the board of directors of the Company, of one Company Common Share. No certificate shall be issued in respect of the Class X Preferred Share.

      (c) Each Company Common Share (other than Company Common Shares held by holders who have exercised their rights of dissent in accordance with section 3.1 hereof and who are ultimately entitled to be paid the fair value for such shares and other than Company Common Shares held by Parent, Aviation Subco or any Subsidiary thereof) will be exchanged at the Exchange Ratio for a number of Exchangeable Shares, and each such holder thereof will receive a whole number of Exchangeable Shares resulting therefrom.

      (d) Upon the exchange referred to in subsection (c) above, each such holder of a Company Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Company Common Shares and shall become a holder of the number of fully paid Exchangeable Shares to which he is entitled as a result of the exchange referred to in subsection (c) and such holder's name shall be added to the register of holders of Exchangeable Shares accordingly.

      (e) The aggregate stated capital of the Exchangeable Shares shall be equal to the aggregate stated capital immediately prior to the Effective Time of the Company Common Shares which are exchanged pursuant to such subsection 2.1(c) above, thereby excluding the stated capital attributable to the fractional shares for which payment is made as contemplated in subsection (c) above.

      (f) The Articles of Incorporation of the Company shall be amended to reduce the number of authorized Company Common Shares to one and the rights, privileges, restrictions and conditions attaching to the Company Common Share shall be changed and restated as set forth in Exhibit "A".

      (g) The one outstanding Class X Preferred Share will be exchanged for one fully-paid and non-assessable Company Common Share and the holder thereof shall cease to be a holder of the Class X Preferred Share, shall have its name removed from the register of holders of the Class X Preferred Share and shall become a holder of the Company Common Share to which it is entitled as a result of the exchange referred to in this subsection (g) and such holder's name shall be added to the register as holder of the Company Common Share accordingly.

      (h) The stated capital of the one Company Common Share shall be equal to the stated capital of the one Class X Preferred Share immediately prior to the exchange contemplated in subsection (g).

      (i) The Articles of Incorporation of the Company shall be amended to delete the Class X Preferred Share and the authorized but unissued Class of Preferred Shares in the capital of the Company from the authorized share capital so that, after giving effect to the foregoing provisions of this section 2.1, the authorized capital of the Company shall consist of an unlimited number of Exchangeable Shares having the rights, privileges, restrictions and conditions set forth in Exhibit "A" attached hereto and one Common Share having the rights, privileges, restrictions and conditions set forth in Exhibit "A" attached hereto.

      (j) Each of the then outstanding Options, with the consent of each Optionholder, shall be converted into an option issued under Parent's 1997 Stock Option Plan to purchase the number of shares of Parent Common Stock equal to the number determined by multiplying the number of Company Common Shares subject to such Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio and converted from Canadian dollars to U.S. dollars at the noon spot exchange rate announced by the Bank of Canada on the third Business Day immediately preceding the Effective Time. If the foregoing calculation results in an exchanged Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such Option shall be rounded down to the nearest whole number of shares and the exercise price per whole share of Parent Common Stock will be as determined above. The Options as so converted shall be further modified as necessary to effect such conversion. The term, exercisability and vesting schedule of the Options will otherwise be unchanged by the provisions of this subsection (j) and shall operate in accordance with their terms. The Options will be subject to the terms and conditions of Parent's 1997 Stock Option Plan. The obligations of the Company under the Options as so converted shall be assumed by Parent.

      (k) Each of the then outstanding Warrants will be deemed to be exercisable for Exchangeable Shares without any further action on the part of any Warrantholder.

                                    ARTICLE 3
                                RIGHTS OF DISSENT

Section 3.1 RIGHTS OF DISSENT. Holders of Company Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 185 of the OBCA and this section 3.1 (the "DISSENT PROCEDURES") in connection with the Arrangement, provided that, notwithstanding section 185 of the OBCA, the written objection to the Arrangement Resolution referred to in section 185 of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Meeting. Holders of Company Common Shares who duly exercise such rights of dissent and who:

      (a) are ultimately entitled to be paid fair value for their Company Common Shares shall be deemed to have transferred such Company Common Shares to the Company for cancellation at the Effective Time; or

      (b) are ultimately not entitled, for any reason, to be paid the fair value for their Company Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non dissenting holder of Company Common Shares;

but in no case shall the Company or any other person be required to recognize such holders as holders of Company Common Shares on and after the Effective Time and the names of such persons shall be deleted from the registers of holders of Company Common Shares as at the Effective Time.

                                    ARTICLE 4
                       CERTIFICATES AND FRACTIONAL SHARES

Section 4.1 ISSUANCE OF CERTIFICATES REPRESENTING EXCHANGEABLE SHARES. At or promptly after the Effective Time, the Company shall deposit with the Depositary, for the benefit of the holders of Company Common Shares exchanged pursuant to subsection 2.1(c), certificates representing the Exchangeable Shares issued pursuant to subsection 2.1(c) upon the exchange. Upon surrender to the Depositary of a certificate which immediately prior to the Effective Time represented outstanding Company Common Shares together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the OBCA and the by-laws of the Company and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.2) and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of Exchangeable Shares may be issued to a transferee if the certificate representing such Company Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented outstanding Company Common Shares, shall be deemed at any time after the Effective Time, but subject to section 4.5, to represent only the right to receive upon such surrender; (a) the certificate representing Exchangeable Shares as contemplated by this section 4.1; and (b) any dividends or distributions with a record date after the Effective Time theretofor paid or payable with respect to Exchangeable Shares as contemplated by section 4.2.

Section 4.2 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares with a record date after the Effective Time shall be paid to the holder of any formerly outstanding Company Common Shares which were exchanged pursuant to section 2.1, unless and until the certificate representing such shares shall be surrendered in accordance with section 4.1. Subject to applicable law and to section 4.5, at the time of such surrender of any such certificate, there shall be paid to the holder of the Exchangeable Shares resulting from exchange, in all cases without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofor paid with respect to such Exchangeable Shares, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender.

Section 4.3 NO FRACTIONAL SHARES. No certificates or scripts representing fractional Exchangeable Shares, if applicable, shall be issued upon the surrender for exchange of certificates pursuant to section 4.1 and such fractional interests shall not entitle the owner thereof to vote or to possess or exercise any rights as a security holder of the Company. If applicable, all fractions shall be rounded down to the next lowest number.

Section 4.4 LOST CERTIFICATES. If any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares which were exchanged pursuant to section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Exchangeable Shares (and any dividends or distributions with respect thereto) deliverable in respect thereof as determined in accordance with section 2.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, Parent, Aviation Subco and the Transfer Agent, as the case may be, in such sum as the Company may direct, or otherwise indemnify the Company, Parent, Aviation Subco and the

Transfer Agent in a manner satisfactory to the Company, Parent, Aviation Subco and the Transfer Agent against any claim that may be made against the Company, Parent, Aviation Subco or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.5 EXTINGUISHMENT OF RIGHTS. Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares which was exchanged pursuant to section 2.1 and has not been deposited, with all other instruments required by section 4.1, on or prior to January 1, 2003 shall cease to represent a claim or interest of any kind or nature as a shareholder of the Company. On such date, the Exchangeable Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to the Company, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder, for no consideration and shall thereupon be cancelled and the name of the former registered holder shall be removed from the register of holders of such shares.

Section 4.6 WITHHOLDING RIGHTS. The Company, Parent, Aviation Subco and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Company Common Shares or Exchangeable Shares such amounts as the Company, Parent, Aviation Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Company, Parent, Aviation Subco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, Parent, Aviation Subco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Parent, Aviation Subco or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5
                 CERTAIN RIGHTS AND OBLIGATIONS OF PARENT AND
                 AVIATION SUBCO TO ACQUIRE EXCHANGEABLE SHARES

Section 5.1   PARENT AND AVIATION SUBCO LIQUIDATION CALL RIGHT.

      (a) Parent and Aviation Subco (as they shall determine) shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Company as referred to in Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Parent, Aviation Subco and any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by such holders on payment by Parent or Aviation Subco, as the case may be, to each holder of Exchangeable Shares, the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "LIQUIDATION CALL PURCHASE PRICE"). In the event of the exercise of the Liquidation Call Right by Parent or Aviation Subco, each holder shall be obligated to sell all of the Exchangeable Shares held by the holder to Parent or Aviation Subco, as the case may be, on the Liquidation Date on payment by Parent or Aviation Subco to the holder of the Liquidation Call Purchase Price for each such share.

      (b) To exercise the Liquidation Call Right, Parent or Aviation Subco must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Company of its intention to exercise such right at least 20 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Company and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Company. Parent or Aviation Subco, as the case may be, shall also notify the Transfer Agent accordingly if they do not intend to exercise the Liquidation Call Right. The Transfer Agent shall notify the holders of Exchangeable Shares as to whether or not Parent or Aviation Subco have exercised the Liquidation

              Call Right forthwith after the expiry of the date by which the same may be exercised by Parent or Aviation Subco. If neither Parent nor Aviation Subco exercise the Liquidation Call Right, on the Liquidation Date the Company will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

      (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Parent or Aviation Subco, as the case may be, shall deposit with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date the right of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by Parent or Aviation Subco, as the case may be, without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Common Stock delivered to it. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Company and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor and the Transfer Agent on behalf of Parent or Aviation Subco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration to which the holder is entitled. If neither Parent nor Aviation Subco exercises the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by the Company in connection with the liquidation, dissolution or winding-up of the Company pursuant to Article 5 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to remain a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

Section 5.2   PARENT AND AVIATION SUBCO REDEMPTION CALL RIGHT.

(a) Parent and Aviation Subco (as they shall determine) shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to
      Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than Parent, Aviation Subco or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Parent or Aviation Subco, as the case may be, to the holder of Exchangeable Shares the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "REDEMPTION CALL PURCHASE PRICE"). In the event of the exercise of the Redemption Call Right by Parent or Aviation Subco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Parent or Aviation Subco, as the case may be, on the Automatic Redemption Date on payment by Parent or Aviation Subco to the holder of the Redemption Call Purchase Price for each such share.

(b) To exercise the Redemption Call Right, Parent or Aviation Subco must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Company of its intention to exercise such right not later than the date by which the Company is required to give notice of the Automatic Redemption Date. If Parent or Aviation Subco exercise the Redemption Call Right, on the Automatic Redemption Date it will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Parent or Aviation Subco, as the case may be, shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer

      Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Parent or Aviation Subco, as the case may be, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the Parent Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Company and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent or Aviation Subco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If neither Parent nor Aviation Subco exercises the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Company in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

Section 5.3 EXCHANGE PUT RIGHT. Upon and subject to the terms and conditions contained in the Exchangeable Share Provisions and the Voting and Exchange Trust
Agreement:

      (a) a holder of Exchangeable Shares shall have the right (the "EXCHANGE PUT RIGHT") at any time to require Parent or Aviation Subco (as they shall determine) to purchase all or any part of the Exchangeable Shares of the holder; and

      (b) upon the exercise by the holder of the Exchange Put Right, the holder shall be required to sell to Parent or Aviation Subco, as the case may be, and Parent or Aviation Subco, as the case may be, shall be required to purchase from the holder, no later than the time or times prescribed therefor herein or in the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement, that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised, in consideration of the payment by Parent or Aviation Subco, as the case may be, of the Exchangeable Share Price applicable thereto and delivery by or on behalf of Parent or Aviation Subco, as the case may be, of the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price.

                                    ARTICLE 6
                                    AMENDMENT

Section 6.1 PLAN OF ARRANGEMENT AMENDMENT. The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification or supplement must be contained in a written document that is: (a) agreed to by Parent and Aviation Subco; (b) filed with the Court and, if made following the Meeting, approved by the Court; and (c) communicated to holders of Company Common Shares in the manner required by the Court (if so required). Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Meeting (provided that Parent and Aviation Subco shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Court's interim order), shall become part of this Plan of Arrangement for all purposes. Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only: (a) if it is consented to by the Company; (b) if it is consented to by Parent and Aviation Subco; and (c) if required by the Court or applicable law, it is consented to by the holders of the Company Common Shares or the Exchangeable Shares as the case may be.

                                  Exhibit "A"

         SHARE PROVISIONS FOR TRAVELBYUS.COM LTD. (THE "CORPORATION")

                                    ARTICLE 1
                                 INTERPRETATION

For the purposes of these rights, privileges, restrictions and conditions, the following defined terms shall have the respective meanings set forth below:

1.1 "ACT" means the Business Corporations Act (Ontario), as amended, consolidated or reenacted from time to time.

"AGGREGATE EQUIVALENT VOTE AMOUNT" means with respect to any matter, proposition or question on which holders of Aviation Common Stock are entitled to vote, consent or otherwise act, the product of; (i) the number of Exchangeable Shares then issued and outstanding and held by holders other than Aviation, Aviation Subco and their respective Subsidiaries; multiplied by (ii) the number of votes to which a holder of one share of Aviation Common Stock is entitled with respect to such matter, proposition or question.

"AUTOMATIC REDEMPTION DATE" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7, which date shall be the first to occur of; (a) January 1, 2003; (b) the date selected by the Board of Directors at a time when less than 15% of the Exchangeable Shares issuable on the Effective Date (other than Exchangeable Shares held by Aviation, Aviation Subco and their respective Subsidiaries and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares) are outstanding; (c) the Business Day prior to the record date for any meeting or vote of the shareholders of the Corporation to consider any matter on which the holders of Exchangeable Shares would not be entitled to vote as shareholders of the Corporation, but excluding any meeting or vote as described in clause (d) below or; (d) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required to approve or disapprove as applicable, any change to or in the rights of the holders of Exchangeable Shares if the approval or disapproval as applicable of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the Aviation Common Stock; or (e) an Aviation Control Transaction or a TBU Control Transaction occurs in which case provided the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable in the circumstances of such Aviation Control Transaction or TBU Control Transaction to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Aviation Control Transaction or TBU Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Aviation Control Transaction or TBU Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to January 1, 2003 as they may determine upon such number of days' prior written notice to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances.

"AVIATION" means Aviation Group, Inc., a corporation incorporated under the laws of the State of Texas and includes any successor corporation.

"AVIATION CALL NOTICE" has the meaning ascribed thereto in section 6.3.

"AVIATION COMMON STOCK" means the shares of common stock of Aviation with a par value of US$0.01 per share, having one vote per share and any other securities resulting from the application of section 2.7 of the Support Agreement.

"AVIATION CONTROL TRANSACTION" means any sale of a majority of the outstanding voting shares of Aviation or any merger, amalgamation or tender offer or any proposal to do so.

"AVIATION DIVIDEND DECLARATION DATE" means the date on which the board of directors of Aviation declares any dividend on the Aviation Common Stock.

"AVIATION SPECIAL SHARE" means the one share of Special Voting Stock of Aviation with a par value of US$0.01 and having voting rights at meetings of holders of Aviation Common Stock equal to the Aggregate Equivalent Vote Amount.

"AVIATION SUBCO" means Aviation Group Canada Ltd., a corporation incorporated under the laws of the Province of Ontario and includes any successor corporation.

"BOARD OF DIRECTORS" means the Board of Directors of the Corporation and any committee thereof acting within its authority.

"BUSINESS DAY" means any day other than a Saturday, a Sunday or a day when banks are not open for business in one or more of Toronto, Ontario and Dallas, Texas.

"CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "FOREIGN CURRENCY AMOUNT") at any date the product obtained by multiplying: (i) the Foreign Currency Amount; by (ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

"CLASS X PREFERRED SHARE" means the Class X Preferred Share of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

"COMMON SHARES" means the common shares in the capital of the Corporation.

"CORPORATION" means travelbyus.com ltd., a corporation incorporated under the laws of the Province of Ontario and includes any successor corporation.

"CURRENT MARKET PRICE" in respect of a share of Aviation Common Stock means on any date, the average of the closing prices of Aviation Common Stock during the period of 20 consecutive trading days ending not more than five trading days before such date on Nasdaq or if Aviation Common Stock is not then traded on Nasdaq, on such other principal U.S. stock exchange or automated quotation system on which the Aviation Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose. If in the opinion of the Board of Directors the public distribution or trading activity of the Aviation Common Stock during such period does not create a market which reflects the fair market value of Aviation Common Stock then the Current Market Price per share of Aviation Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate. Any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

"EXCHANGE PUT DATE" has the meaning ascribed thereto in section 8.2.

"EXCHANGE PUT RIGHT" has the meaning ascribed thereto in subsection 8.1(a).

"EXCHANGEABLE SHARE CONSIDERATION" means for any acquisition of or redemption of or distribution of assets of the Corporation in respect of or purchase pursuant to the Exchange Put Right of Exchangeable Shares pursuant to these share provisions, the Support Agreement or the Voting and Exchange Trust Agreement:

(a) certificates representing the aggregate number of shares of Aviation Common Stock deliverable in connection with such action;

(b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared and unpaid and undeclared but payable cash dividends deliverable in connection with such action; and

(c) such stock or property constituting any declared and unpaid non-cash dividends deliverable in connection with such action;

provided that: (i) the part of the consideration which is the Current Market Price of a share of Aviation Common Stock shall be fully paid and satisfied by the delivery of one share of Aviation Common Stock; (ii) the part of the consideration which represents non-cash dividends remaining unpaid shall be fully paid and satisfied by delivery of such non-cash items; (iii) any such stock shall be duly issued as fully paid and non-assessable and any such property shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iv) such consideration shall be paid less any tax required to be deducted or withheld therefrom and without interest.

"EXCHANGEABLE SHARE PRICE" means for each Exchangeable Share, an amount equal to the aggregate of:

(a) the Current Market Price of a share of Aviation Common Stock; plus

(b) an additional amount equal to the full amount of all cash dividends declared and unpaid and undeclared but payable cash dividends deliverable in connection with such action on such Exchangeable Share; plus

(c) an additional amount equal to all dividends declared on a share of Aviation Common Stock which have not been declared on such Exchangeable Share in accordance herewith; plus

(d) an additional amount representing non-cash dividends declared and unpaid on such Exchangeable Share.

"EXCHANGEABLE SHARES" means the Exchangeable Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

"LIQUIDATION AMOUNT" has the meaning ascribed thereto in section 5.1.

"LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in section 5.4.

"LIQUIDATION DATE" has the meaning ascribed thereto in section 5.1.

"LIQUIDATION EVENT" has the meaning ascribed thereto in section 5.1.

"NASDAQ" shall mean The Nasdaq Stock Market, Inc.'s National Market or SmallCap Market.

"PURCHASE PRICE" has the meaning ascribed thereto in section 6.3.

"REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in section
7.3.

"REDEMPTION CALL RIGHT" has the meaning ascribed thereto in section 7.3.

"REDEMPTION PRICE" has the meaning ascribed thereto in section 7.1.

"RETRACTED SHARES" has the meaning ascribed thereto in subsection 6.1(i).

"RETRACTION CALL RIGHT" has the meaning ascribed thereto in subsection 6.1(iii).

"RETRACTION DATE" has the meaning ascribed thereto in subsection 6.1(ii).

"RETRACTION PRICE" has the meaning ascribed in section 6.1.

"RETRACTION REQUEST" has the meaning provided in section 6.1.

"SUBSIDIARY" in relation to any person means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

"SUPPORT AGREEMENT" means the Support Agreement among Aviation, Aviation Subco and the Corporation made as of ________, 2000.

"TBU CONTROL TRANSACTION" means any sale of a majority of the outstanding voting shares of the Corporation by Aviation or any affiliate of Aviation to an arm's length third party, any merger, amalgamation or tender offer or any proposal to do so.

"TRANSFER AGENT" means the duly appointed transfer agent for the time being of the Exchangeable Shares and if there is more than one such agent then the principal Canadian agent.

"TRUSTEE" means the Trustee appointed under the Voting and Exchange Trust Agreement and any successor trustee.

"VOTING AND EXCHANGE TRUST AGREEMENT" means the Voting and Exchange Trust Agreement among Aviation, Aviation Subco, the Corporation and the Trustee made as of __________________, 2000.

                                    ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

                                   ARTICLE 3
                                   DIVIDENDS

3.1 Subject to applicable law, on each Aviation Dividend Declaration Date a holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall declare a dividend on each Exchangeable Share; (a) in the case of a cash dividend declared on the Aviation Common Stock, in an amount in cash for each Exchangeable Share in U.S. dollars or the Canadian Dollar Equivalent thereof on the Aviation Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each share of Aviation Common Stock; or (b) in the case of a stock dividend declared on the Aviation Common Stock to be paid in Aviation Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Aviation Common Stock to be paid on each share of Aviation Common Stock; or (c) in the case of a dividend declared on the Aviation Common Stock in property other than cash or Aviation Common Stock in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of Aviation Common Stock. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends or out of authorized but unissued shares of the Corporation.

3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by subsection 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividends represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by subsection 3.1(b) and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. In all cases any such dividends shall be subject to any reduction or adjustment for tax required to be deducted and withheld from such dividends paid or credited by the Corporation. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend which is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or which otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of and the payment date for any dividend declared on the Exchangeable Shares under section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Aviation Common Stock.

3.4 If on any payment date for any dividends declared on the Exchangeable Shares under section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding any such dividends which remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.5 Except as provided in this Article 3 the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

                                    ARTICLE 4
                              CERTAIN RESTRICTIONS

4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not do any of the following without the approval of the holders of the Exchangeable Shares given as specified in Article 10:

(a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares (other than stock dividends payable in any such other shares ranking junior to the Exchangeable Shares);

(b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

(c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution.

The restrictions in subsections (a), (b) and (c) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared on the Aviation Common Stock shall have been declared on the Exchangeable Shares and paid in full.

                                    ARTICLE 5
                           DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs (a "LIQUIDATION EVENT") a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding-up (the "LIQUIDATION DATE"), before any distribution of any part of the assets of the Corporation to the holders of Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "LIQUIDATION AMOUNT"). The Corporation shall be entitled to liquidate some of the Aviation Common Stock which would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

5.2 On or promptly after the Liquidation Date and subject to the exercise by Aviation or Aviation Subco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation

Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or to cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada whereupon the Corporation's obligations with respect to the Liquidation Amount shall be deemed to have been fully satisfied. Upon such deposit being made the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon payment or deposit of the Exchangeable Share Consideration and surrender of certificates representing the Exchangeable Shares, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the Aviation Common Stock delivered to them. Notwithstanding the foregoing until such payment or deposit of such Exchangeable Share Consideration the holder shall be deemed to be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

5.4 In the event of a Liquidation Event, Aviation and Aviation Subco (as they shall determine) shall have the overriding right to purchase from all but not less than all of the holders (other than Aviation, Aviation Subco and any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by such holders (the "LIQUIDATION CALL RIGHT") on payment by Aviation or Aviation Subco, as the case may be, to each holder of Exchangeable Shares, the Liquidation Amount. In the event of the exercise of the Liquidation Call Right by Aviation or Aviation Subco, as the case may be, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Aviation or Aviation Subco, as the case may be, on the Liquidation Date on payment by Aviation or Aviation Subco, as the case may be, to the holder of the Liquidation Amount for each such share.

5.5 To exercise the Liquidation Call Right, Aviation or Aviation Subco, as the case may be, must notify the Corporation and the Transfer Agent in writing of their intention to exercise such right at least 55 days before the Liquidation Date in the case of a Liquidation Event or in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. Aviation shall also notify the Transfer Agent accordingly if they do not intend to exercise the Liquidation Call Right. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Aviation or Aviation Subco, as the case may be, has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by Aviation or Aviation Subco, as the case may be. If Aviation or Aviation Subco, as the case may be, exercises the Liquidation Call Right on the Liquidation Date, Aviation or Aviation Subco, as the case may be, will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Amount.

5.6 For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Aviation or Aviation Subco, as the case may be, shall deposit with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the Liquidation Amount. If such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date the right of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Amount payable by Aviation or Aviation Subco, as the case may be, without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date, provided such holder has surrendered his certificates representing the Exchangeable Shares held by him, be considered and deemed for all purposes to be the holder of the Aviation Common Stock delivered to it. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor and the Transfer Agent on behalf of Aviation or Aviation Subco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration to which the holder is entitled. If neither Aviation nor Aviation Subco exercises the Liquidation Call Right in the manner described above on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the

Liquidation Amount otherwise payable by the Corporation in connection with the Liquidation Event. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                    ARTICLE 6
                   RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 Subject to the exercise by Aviation or Aviation Subco, as the case may be, of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, a holder of Exchangeable Shares shall be entitled at any time to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "RETRACTION PRICE"). The Corporation shall be entitled to liquidate some of the Aviation Common Stock that would otherwise be deliverable to the holder of Exchangeable Shares in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule "A" or by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require and together with a duly executed statement (the "RETRACTION REQUEST") in the form of Schedule "A" or in such other form as may be acceptable to the Corporation:

    (i) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "RETRACTED SHARES") redeemed by the Corporation;

    (ii) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "RETRACTION DATE") provided that the Retraction Date shall be not less than five Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that in the event that no such Business Day is specified by the holder in the Retraction Request the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Corporation; and

    (iii) acknowledging the overriding right (the "RETRACTION CALL RIGHT") of Aviation and Aviation Subco (as they shall determine) to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares in accordance with the Retraction Call Right on the terms and conditions set out in section 6.3.

6.2 Subject to the exercise by Aviation or Aviation Subco, as the case may be, of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in section 6.1 of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with section 6.4. If only a part of the Exchangeable Shares represented by any certificate are redeemed or purchased by Aviation or Aviation Subco, as the case may be, pursuant to the Retraction Call Right a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Aviation and Aviation Subco thereof. In order to exercise the Retraction Call Right, Aviation or Aviation Subco, as the case may be, must notify the Corporation in writing of its determination to do so (the "AVIATION CALL NOTICE") within two Business Days of such notification. If neither Aviation nor Aviation Subco notifies the Corporation within two Business Days, the Corporation will notify the holder as soon as possible thereafter that Aviation or Aviation Subco, as the case may be, will not exercise the Retraction Call Right. If Aviation or Aviation Subco, as the case may be, delivers the Aviation Call Notice within such two Business Days, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Aviation or Aviation Subco, as the case may be, in accordance with the Retraction Call Right. In such event the Corporation shall not redeem the Retracted Shares and Aviation or Aviation Subco, as the case may be, shall purchase from such holder and such holder shall sell to Aviation or Aviation Subco, as the case may be, on the Retraction Date the Retracted Shares for a purchase price

(the "PURCHASE PRICE") per share equal to the Retraction Price per share. For the purposes of completing a purchase pursuant to the Retraction Call Right, Aviation or Aviation Subco, as the case may be, shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. If such Exchangeable Share Consideration has been so deposited with the Transfer Agent the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and for greater certainty no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither Aviation nor Aviation Subco delivers an Aviation Call Notice within two Business Days or otherwise complies with these Exchangeable Share provisions in respect thereto and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this
Article 6.

6.4 The Corporation or Aviation or Aviation Subco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or the total Purchase Price, as the case may be, except as to any cheque included therein which is not paid on due presentation.

6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof other than the right to receive his proportionate part of the total Retraction Price or the total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Aviation or Aviation Subco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the Aviation Common Stock delivered to it. Notwithstanding the foregoing until payment of such Exchangeable Share Consideration to the holder, the holder shall be deemed to be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date and provided that neither Aviation nor Aviation Subco shall have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with section 6.2 on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation representing the Retracted Shares not redeemed by the Corporation pursuant to section 6.2. If the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to section 6.2 as a result of liquidity or solvency requirements or applicable law shall be deemed, by giving the Retraction Request to require Aviation or Aviation Subco, as the case may be, to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Aviation or Aviation Subco, as the case may be, to such holder of the Purchase Price for each such Retracted Share all as more specifically provided in the Voting and Exchange Trust Agreement and Aviation or Aviation Subco, as the case may be, shall make such purchase.

6.7 By notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, a holder of Retracted Shares may withdraw its Retraction Request whereupon such Retraction Request shall be null and void and for greater certainty and without limitation, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Aviation or Aviation Subco, as the case may be, shall be deemed to have been revoked.

                                    ARTICLE 7
              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1 Subject to applicable law and if neither Aviation nor Aviation Subco exercise the Redemption Call Right, on the Automatic Redemption Date the Corporation shall redeem all of the then outstanding Exchangeable Shares for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "REDEMPTION PRICE"). The Corporation shall be entitled to liquidate some of the Aviation Common Stock which would otherwise be deliverable to the holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation or the Transfer Agent on behalf of the Corporation, at least 45 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (d) of the definition of Automatic Redemption Date, shall send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption or possible redemption by the Corporation or the purchase by Aviation or Aviation Subco, as the case may be, under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

7.3 Aviation and Aviation Subco (as they shall determine) shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to section 7.1, to purchase from all but not less than all of the holders (other than Aviation, Aviation Subco or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Aviation or Aviation Subco, as the case may be, to the holder of Exchangeable Shares, the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "REDEMPTION CALL PURCHASE PRICE"). In the event of the exercise of the Redemption Call Right by Aviation or Aviation Subco, as the case may be, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Aviation or Aviation Subco, as the case may be, on the Automatic Redemption Date on payment by Aviation or Aviation Subco, as the case may be, to the holder of Exchangeable Shares, the Redemption Call Purchase Price for each such share. To exercise the Redemption Call Right, Aviation or Aviation Subco, as the case may be, must notify the Corporation and the Transfer Agent in writing of their intention to exercise such right not later than the date by which the Corporation is required to give notice of the Automatic Redemption Date. On the Automatic Redemption Date, if either Aviation or Aviation Subco, as the case may be, exercises the Redemption Call Right, Aviation or Aviation Subco, as the case may be, will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

7.4 For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Aviation or Aviation Subco, as the case may be, shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. If such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Aviation or Aviation Subco, as the case may be, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the Aviation Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor and the Transfer Agent on behalf of Aviation or Aviation Subco, as the case may be, shall deliver to such holder, the

Exchangeable Share Consideration to which the holder is entitled. If neither Aviation nor Aviation Subco exercises the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Corporation. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

7.5 On or after the Automatic Redemption Date and subject to the exercise by Aviation or Aviation Subco, as the case may be, of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption in a custodial account or for safe keeping in the case of non-cash items with any chartered bank or trust company in Canada named in such notice whereupon the obligations of the Corporation with respect thereto shall be deemed to have been satisfied in full. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited against presentation and surrender of the said certificates held by them, respectively in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration and surrender by the holder of certificates representing his Exchangeable Shares, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Aviation Common Stock delivered to them. Notwithstanding the foregoing until such payment or deposit of such Exchangeable Share Consideration is made the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                    ARTICLE 8
                               EXCHANGE PUT RIGHT

8.1 Upon and subject to the terms and conditions contained in the Voting and Exchange Trust Agreement:

(a) a holder of Exchangeable Shares shall have the right (the "EXCHANGE PUT RIGHT") at any time to require Aviation or Aviation Subco (as they shall determine) to purchase all or any part of the Exchangeable Shares of the holder; and

(b) upon the exercise by the holder of the Exchange Put Right, the holder shall be required to sell to Aviation or Aviation Subco and Aviation or Aviation Subco, as the case may be, shall be required to purchase from the holder that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised in consideration of the payment by Aviation or Aviation Subco, as the case may be, of the Exchangeable Share Price applicable thereto (which shall be the Exchangeable Share Price applicable on the last Business Day prior to receipt of notice required under section 8.2) and delivery by or on behalf of Aviation or Aviation Subco, as the case may be, of the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price.

8.2 The Exchange Put Right provided in section 8.1 above and in Article 5 of the Voting and Exchange Trust Agreement may be exercised at any time by notice in writing given by the holder to and received by the Trustee (the date of such receipt, the "EXCHANGE PUT DATE") accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Trustee may reasonably require at the principal transfer office in Toronto, Ontario of the Trustee or at such other office or offices of the Trustee or of other persons designated by the Trustee for that purpose as may from time to time be maintained by the Trustee for that purpose. Such notice may be: (i) in the form of the panel as set out on Schedule "B", if any, on the certificates representing Exchangeable Shares; (ii) in the form of the notice and election contained in any letter of transmittal distributed or made available by the Corporation for that purpose; or (iii) in other form satisfactory to the Trustee (or such other persons aforesaid). Such notice shall also stipulate the number of Exchangeable Shares in respect of which the right is exercised (which may not exceed the number of shares represented by certificates surrendered to the Trustee), shall be irrevocable unless the exchange is not completed in accordance herewith and with the Voting and Exchange Trust Agreement and shall constitute the holder's authorization to the Trustee (and such other persons aforesaid) to effect the exchange on behalf of the holder.

8.3 The completion of the sale and purchase referred to in section 8.1 shall be required to occur and Aviation or Aviation Subco, as the case may be, shall be required to take all actions on its part necessary to permit it to occur not later than the close of business on the third Business Day following the Exchange Put Date.

8.4 The surrender by the holder of Exchangeable Shares under section 8.2 shall constitute the representation, warranty and covenant of the holder that the Exchangeable Shares so purchased are sold free and clear of any lien, encumbrance, security interest or adverse claim or interest.

8.5 If a part only of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

8.6 Upon receipt by the Trustee of the notice, certificates and other documents or instruments required by section 8.2, the Trustee shall deliver or cause to be delivered, on behalf of Aviation or Aviation Subco, as the case may be, and subject to receipt by the Trustee from Aviation or Aviation Subco, as the case may be, of the applicable Exchangeable Share Consideration, to the relevant holder at the address of the holder specified in the notice or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Trustee (or other persons aforesaid) maintained for that purpose, the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price within the time stipulated in section 8.3. Delivery by Aviation or Aviation, as the case may be, to the Trustee of such Exchangeable Share Consideration shall be deemed to be payment of and shall satisfy and discharge all liability for the total applicable Exchangeable Share Price except as to any cheque included therein which is not paid on due presentation.

8.7 On and after the close of business on the Exchange Put Date, the holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall not be entitled to exercise any of the rights of a holder in respect thereof other than the right to receive the total applicable Exchangeable Share Price unless upon presentation and surrender of certificates in accordance with the foregoing provisions payment of the Exchangeable Share Consideration shall not be made in which case the rights of such holder shall remain unaffected until such payment has been made. On and after the close of business on the Exchange Put Date, provided that presentation and surrender of certificate and payment of the Exchangeable Share Consideration has been made in accordance with the foregoing provisions, the holder of the Exchangeable Shares so purchased by Aviation or Aviation Subco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the Aviation Common Stock delivered to it. Notwithstanding the foregoing, until payment of the Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                    ARTICLE 9
                                  VOTING RIGHTS

9.1 Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 10
                             AMENDMENT AND APPROVAL

10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but except as hereinafter provided only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 50% (or such higher percentage as may be required by law) of the votes cast on such resolution by persons represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy (excluding Exchangeable Shares beneficially owned by Aviation or its Subsidiaries). If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 50% (or such higher percentage as may be required by law) of the votes cast on such resolution by persons represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For the purposes of this section, any spoiled votes, illegible votes, defective votes and abstinences shall be deemed to be votes not cast.

                                   ARTICLE 11
          RECIPROCAL CHANGES, ETC. IN RESPECT OF AVIATION COMMON STOCK

11.1  (a)    Each holder of an Exchangeable Share acknowledges that the Support
Agreement provides, in part, that Aviation will not:

      (i) issue or distribute Aviation Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Aviation Common Stock) to the holders of all or substantially all of the then outstanding Aviation Common Stock by way of stock dividend or other distribution; or

      (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Aviation Common Stock entitling them to subscribe for or to purchase shares of Aviation Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Aviation Common Stock); or

      (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Aviation Common Stock; (A) shares or securities of Aviation of any class other than Aviation Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire Aviation Common Stock); (B) rights, options or warrants other than those referred to in subsection 11.1(a)(ii) above; (C) evidences of indebtedness of Aviation; or
             (D) assets of Aviation;

unless one or each of the Corporation, Aviation and Aviation Subco is permitted under applicable law to issue and distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or assets and the items referred to in clauses (i), (ii) and (iii) above, as applicable, are issued or distributed simultaneously to holders of Exchangeable Shares.

(b) Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Aviation will not:

      (i) subdivide, redivide or change the then outstanding shares of Aviation Common Stock into a greater number of shares of Aviation Common Stock; or

      (ii) reduce, combine or consolidate or change the then outstanding shares of Aviation Common Stock into a lesser number of shares of Aviation Common Stock; or

      (iii) reclassify or otherwise change the shares of Aviation Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of Aviation Common Stock;

unless the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to or in the rights of the holders of the Exchangeable Shares and the same or an economically equivalent change is simultaneously made to or in the rights of the holders of the Exchangeable Shares.

The Support Agreement further provides in part that with the exception of certain ministerial amendments the aforesaid provisions of the Support Agreement shall not be changed without the approval of Aviation, Aviation Subco, the Corporation and the holders of the Exchangeable Shares given in accordance with
Article 10.

                                   ARTICLE 12
               ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

12.1 The Corporation shall take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Aviation and Aviation Subco with all provisions of the Support Agreement, the Voting and Exchange Trust Agreement and Aviation's Articles of Incorporation, as amended, applicable to the Corporation, Aviation and Aviation Subco, respectively, in accordance with the terms thereof including without limitation taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to or waiver or forgiveness of its rights or obligations under the Support Agreement, the Voting and Exchange Trust Agreement or Aviation's Articles of Incorporation, as amended, without the approval of the holders of the Exchangeable Shares given in accordance with Article 10 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purpose of:

(a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares;

(b) making such provisions or modifications not inconsistent with such agreement or certificate as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c) making such changes in or corrections to such agreement or certificate which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections shall not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 13
                                     LEGEND

13.1 The certificate evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and exchange provisions thereunder).

                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Chief Executive Officer of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with a Liquidation Event or the retraction, redemption or exchange of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the Chief Executive Officer of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be, and the method of any such presentation and surrender of certificates shall be at the sole risk of the holder.

14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or in the event of the address of any such holder not being so recorded then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be or intended to be taken by the Corporation.

14.4 For greater certainty, the Corporation shall not be required for any purpose under these share provisions to recognize or take account of persons who are not so recorded in such securities register.

14.5 All Exchangeable Shares acquired by the Corporation upon the redemption, retraction, exchange or purchase shall be cancelled.

                    PROVISIONS ATTACHING TO THE COMMON SHARE

The common shares ("COMMON SHARES") in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

DIVIDENDS

Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, the holders of the Common Shares shall be entitled to receive such dividends as may be declared by the Board of Directors out of property of the Corporation legally available therefor.

LIQUIDATION

Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, the holders of the Common Shares shall, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of the assets of the Corporation for the purpose of winding-up its affairs, be entitled to receive the remaining property and assets of the Corporation.

VOTING

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders (other than separate meetings of other classes or series of shares) and the Common Shares shall be entitled to one vote.

RESTRICTIONS

So long as any of the Exchangeable Shares of the Corporation are outstanding the Corporation shall not at any time without, but may at any time with, the approval of the Board of Directors and of the holders of the Common Shares issue any further Exchangeable Shares of the Corporation except as specifically required in accordance with the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

               PROVISIONS ATTACHING TO THE CLASS X PREFERRED SHARE

The Class X Preferred Share in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

DIVIDENDS

Subject to the prior rights of the holders of any shares ranking senior to the Class X Preferred Share with respect to priority in the payment of dividends, the holder of the Class X Preferred Share shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation as cumulative dividends in the amount of $1.00 per share per annum payable annually on December 31 in each year in arrears. Such dividends shall accrue from the date of issue to and including the date to which the computation of dividends is to be made. A cheque for the amount of the dividend less any required deduction shall be mailed by first class mail to the address of the registered holder thereof. Notwithstanding the foregoing, no dividend shall be payable if the Class X Preferred Share is cancelled on the same day it is issued.

DISSOLUTION

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of any shares ranking senior to the Class X Preferred Share with respect to priority in the distribution of assets upon liquidation, dissolution or winding-up, the holder of the Class X Preferred Share shall be entitled to receive an amount equal to the stated capital in respect of the Class X Preferred Share and dividends remaining unpaid, including all cumulative dividends, whether or not declared. After payment to the holder of the Class X Preferred Share of such amounts, such holder shall not be entitled to share in any further distribution of the assets of the Corporation.

VOTING RIGHTS

Except where specifically provided by the Act, the holder of the Class X Preferred Share shall not be entitled to receive notice of or to attend meetings of the shareholders of the Corporation and shall not be entitled to vote at any meeting of shareholders of the Corporation.

--------------------------------------------------------------------------------
                                  SCHEDULE "*"

                              STOCK TRANSFER POWER

   Please insert social insurance number or tax payer identification number of

                                            ------------------------------------

                                            ------------------------------------
                                                transferee, if applicable



For value received, the undersigned hereby sells, assigns and transfers unto




           (Please print or typewrite name and address of transferee)

                                         shares represented by this certificate,



and does hereby irrevocably constitute and appoint                    attorney

to transfer the said shares on the register of the within named Corporation with full power of substitution in the premises.



        (Date)              (Signature of Shareholder) (Guarantee of Signature)

--------------------------------------------------------------------------------

                                  SCHEDULE "A"

                              NOTICE OF RETRACTION

To: travelbyus.com ltd. (the "CORPORATION"), Aviation Group, Inc. ("AVIATION") and Aviation Group Canada Ltd. ("AVIATION SUBCO") c/o Montreal Trust Company of Canada (the "TRANSFER AGENT")



Pursuant to Article 6 of the Share Provisions of the Corporation the undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem on the Retraction Date in accordance with Article 6 of the Share Provisions:

[ ]      all shares represented by this certificate; or

[ ]                               shares only.



The undersigned hereby notifies the Corporation that the Retraction Date shall be:

NOTE: The Retraction Date must be a Business Day and must not be less than five Business Days nor more than 10 Business Days after the date upon which this notice and the accompanying shares are received by the Corporation. In the event that no such business day is correctly specified above the Retraction Date shall be deemed to be the tenth Business Day after the date on which this notice is received by the Corporation.

The undersigned acknowledges the Retraction Call Right of Aviation and Aviation Subco (as they shall determine) to purchase all but not less than all of the Retracted Shares from the undersigned and that this notice shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Aviation or Aviation Subco, as the case may be, in accordance with the Retraction Call Right on the Retraction Date for a price per share equal to the Retraction Price and on the other terms and conditions set out in section 6.3 of the Share Provisions of the Corporation. If Aviation and Aviation Subco determine not to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This notice of retraction and offer to sell the Retracted Shares to Aviation or Aviation Subco, as the case may be, may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of liquidity or solvency requirements or other provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, an Insolvency Event (as defined in the Voting and Exchange Trust Agreement) shall be deemed to have occurred and the undersigned shall be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Aviation or Aviation Subco, as the case may be, to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Corporation, Aviation and Aviation Subco that the undersigned:

[ ]      is       (select one)

[ ]      is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF A REPRESENTATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, ANY APPLICABLE WITHHOLDING ON ACCOUNT OF CANADIAN TAX WILL BE MADE FROM THE AMOUNTS PAYABLE HEREUNDER TO THE UNDERSIGNED.

The undersigned hereby represents and warrants to the Corporation, Aviation and Aviation Subco that the undersigned has full power and authority to give this notice and that the acquirer will acquire good title to the shares represented by this certificate to be acquired, free and clear of all liens, claims, encumbrances, security interests and adverse claims and interests.

         (Date)        (Signature of Shareholder)       (Guarantee of Signature)

[ ]      Please check box if the securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of the Transfer Agent in Toronto, Ontario, failing which the securities and any cheque(s) or other non-cash assets will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent and the Corporation may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto, Ontario. The securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares will be issued and registered in and made payable to, or transferred into respectively the name of the shareholder as it appears on the register of the Corporation and the securities, cheque(s) or other non-cash assets resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed and all exigible transfer taxes are paid.

--------------------------------------------------------------------------------------------------------
Name of Person in Whose Name Securities or Cheque(s) or Other Non-Cash    Date
Assets Are to Be Registered, Issued or Delivered (please print)

--------------------------------------------------------------------------------------------------------
Street Address or P.O. Box                                                Signature of Shareholder

--------------------------------------------------------------------------------------------------------
City - Province                                                           Signature Guaranteed By

--------------------------------------------------------------------------------------------------------

NOTE: If the notice of retraction is for less than all of the shares represented by this certificate, a certificate representing the remaining shares will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power hereon is duly completed in respect of such shares.

U.S. Residents/Citizens must provide their Taxpayer Identification Number here:

                                  SCHEDULE "B*"
           NOTICE OF EXERCISE OF EXCHANGE RIGHT UPON INSOLVENCY EVENT

To: travelbyus.com ltd. (the "CORPORATION"), Aviation Group, Inc. ("AVIATION"), Aviation Group Canada Ltd. ("AVIATION SUBCO") and

         Montreal Trust Company of Canada (the "TRUSTEE")

In accordance with, and subject to, the Voting and Exchange Trust Agreement, the undersigned hereby instructs the Trustee to exercise the Exchange Right (as defined in the Voting and Exchange Trust Agreement) upon the occurrence and during continuance of an Insolvency Event (as defined in the Voting and Exchange Trust Agreement) so as to require Aviation or Aviation Subco (as they shall determine) to purchase from the undersigned:

[ ]      all shares represented by this certificate; or

[ ]                                          shares only.

The undersigned hereby represents and warrants to the Corporation, Aviation and Aviation Subco and that the undersigned:

[ ]      is       (select one)

[ ]      is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF A REPRESENTATION THAT THE UNDERSIGNED IS NOT A NON-RESIDENT OF CANADA, ANY APPLICABLE WITHHOLDING ON ACCOUNT OF CANADIAN TAX WILL BE MADE FROM THE AMOUNTS PAYABLE HEREUNDER TO THE UNDERSIGNED.

The undersigned hereby represents and warrants to the Corporation, Aviation and Aviation Subco, as the case may be, that the undersigned has full power and authority to give this notice and that Aviation or Aviation Subco, as the case may be, will acquire good title to the shares represented by this certificate to be acquired, free and clear of all liens, claims, encumbrances, security interests and adverse claims and interests.

         (Date)         (Signature of Shareholder)      (Guarantee of Signature)

[ ]      Please check box if the securities and any cheque(s) or other non-cash assets resulting from the exercise of the Exchange Right are to be held for pick-up by the shareholder at the principal transfer office of Montreal Trust Company of Canada in Toronto, Ontario failing which the securities and any cheque(s) or other non-cash assets will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent and the Corporation may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto, Ontario. The securities and any cheque(s) or other non-cash assets resulting from the exercise of the Exchange Right will be issued and registered in and made payable to or transferred into respectively the name of the shareholder as it appears on the register of the Corporation and the securities and cheque(s) or other non-cash assets resulting from such exchange will be delivered to such shareholder as indicated above unless the form appearing immediately below is duly completed and all exigible transfer taxes are paid.

-----------------------------------------------------------------------------------------------------------
Name of Person in Whose Name Securities or Cheque(s) or Other Non-Cash      Date
Assets Are to Be Registered, Issued or Delivered (please print)

-----------------------------------------------------------------------------------------------------------
Street Address or P.O. Box                                                  Signature of Shareholder

-----------------------------------------------------------------------------------------------------------
City - Province                                                             Signature Guaranteed By

-----------------------------------------------------------------------------------------------------------

NOTE: If the election to exchange is for less than all of the shares represented by this certificate, a certificate representing the remaining shares will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Stock Transfer Power hereon is duly completed in respect of such shares.

U.S. Residents/Citizens must provide their Taxpayer Identification Number here:

NOTICE: THE SIGNATURE TO THE STOCK TRANSFER POWER, NOTICE OF RETRACTION OR NOTICE OF EXERCISE OF EXCHANGE RIGHT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, TRUST COMPANY, MEMBER OF A RECOGNIZED STOCK EXCHANGE IN CANADA OR A MEMBER OF THE SECURITIES TRANSFER ASSOCIATION MEDALLION (STAMP) PROGRAM.

                                  Exhibit "B"

                          LIST OF COMPANY SECURITIES

                                                                      APPENDIX D

                   FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

THIS VOTING AND EXCHANGE TRUST AGREEMENT is entered into as of _________, by and among Aviation Group, Inc. a corporation incorporated under laws of the State of Texas ("PARENT"), Aviation Group Canada Ltd., a corporation incorporated under the laws of the Province of Ontario ("AVIATION SUBCO"), travelbyus.com Ltd. a corporation incorporated under the laws of the Province of Ontario (the "COMPANY"), and Montreal Trust Company of Canada, a trust company incorporated under the laws of Canada (the "TRUSTEE").

WHEREAS pursuant to an Arrangement Agreement dated May 3, 2000 (the "ARRANGEMENT AGREEMENT") by and among the Company, Parent and Aviation Subco (collectively, the "TRANSACTION PARTIES"), the Transaction Parties agreed that at or prior to the Effective Time (as defined in the Arrangement Agreement), the Transaction Parties and the Trustee would execute and deliver a Voting and Exchange Trust Agreement on terms and conditions satisfactory to the parties thereto;

WHEREAS all capitalized terms when not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in the Arrangement Agreement;

WHEREAS pursuant to the arrangement effected by the Articles of Arrangement dated ___________ (the "ARTICLES OF ARRANGEMENT") filed pursuant to the Business Corporations Act (Ontario), each issued and outstanding common share (a "COMMON SHARE") of the Company (other than those Common Shares held by dissenters who have exercised their dissent rights and who are ultimately entitled to be paid the fair value for such Common Shares and other than those Common Shares held by Parent, Aviation Subco or any of their respective Subsidiaries) was exchanged for one Exchangeable Share of the Company. (individually an "EXCHANGEABLE SHARE" and collectively, the "EXCHANGEABLE SHARES");

WHEREAS the Articles of Arrangement set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the "EXCHANGEABLE SHARE PROVISIONS");

WHEREAS Parent is to provide voting rights to each holder from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per Parent Common Stock;

WHEREAS Parent is to grant to and in favor of the holders from time to time of Exchangeable Shares certain rights to require Parent to purchase all or any part of the Exchangeable Shares held by the holders;

WHEREAS the parties desire to make appropriate provision and to establish a procedure (i) whereby voting rights in Parent shall be exercisable from time to time by holders of Exchangeable Shares by and through the Trustee which will hold legal title to one share of Special Voting Stock of Parent, par value US$0.01 (the "SPECIAL VOTING STOCK") to which voting rights attach for the benefit of such holders; and (ii) whereby the rights to require Parent to purchase Exchangeable Shares from the holders thereof shall be exercisable by such holders from time to time by and through the Trustee, which will hold legal title to such rights for the benefit of such holders; and

WHEREAS these recitals and all statements of fact in this Agreement are made by the Transaction Parties and not by the Trustee;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto do hereby covenant and agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement the following terms shall have the following meanings:

"AGGREGATE EQUIVALENT VOTE AMOUNT" means with respect to any matter, proposition or question on which holders of Parent Common Stock are entitled to vote, consent or otherwise act, the product of; (a) the number of Exchangeable Shares then issued and outstanding and held by Holders (as hereinafter defined); multiplied by (b) the number of votes to which a holder of one share of Parent Common Stock is entitled with respect to such matter, proposition or question.

"APPLICABLE LAWS" has the meaning ascribed thereto in section 5.11.

"ARRANGEMENT" has the meaning ascribed thereto in the preambles to this Agreement.

"ARRANGEMENT AGREEMENT has the meaning ascribed thereto in the preambles to this Agreement.

"ARTICLES OF ARRANGEMENT" has the meaning ascribed thereto in the preambles to this Agreement.

"AUTOMATIC EXCHANGE RIGHTS" means the obligation of Parent or Aviation Subco (as they shall determine) to effect the automatic exchange of Parent Common Stock for Exchangeable Shares pursuant to section 5.13.

"BOARD OF DIRECTORS" means the board of directors of the Company.

"BUSINESS DAY" has the meaning ascribed thereto in the Arrangement Agreement.

"COMMON SHARES" has the meaning ascribed thereto in the preambles to this Agreement.

"EQUIVALENT VOTE AMOUNT" means with respect any matter, proposition or question on which holders of Parent Common Stock are entitled to vote, consent or otherwise act, the number of votes to which a holder of one share of Parent Common Stock is entitled with respect to such matter, proposition or question.

"EXCHANGE PUT RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGE RIGHT" has the meaning ascribed thereto in section 5.1.

"EXCHANGEABLE SHARE CONSIDERATION" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGEABLE SHARE PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGEABLE SHARE PROVISIONS" has the meaning ascribed thereto in the preambles to this Agreement.

"EXCHANGEABLE SHARES" has the meaning ascribed thereto in the preambles to this Agreement.

"HOLDER VOTES" has the meaning ascribed thereto in section 4.3.

"HOLDERS" means the registered holders from time to time of Exchangeable Shares, other than Parent and its Subsidiaries.

"INSOLVENCY EVENT" means the institution by the Company of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up or the consent of the Company to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws including without limitation, the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada) and the failure by the Company to contest in good faith any such proceedings commenced in respect of the Company within 30 days of becoming aware thereof or the consent by the Company to the filing of any such petition or to the appointment of a receiver or the making by the Company of a general assignment for the benefit of creditors or the admission in writing by the Company of its inability to pay its debts generally as they become due or the Company not being permitted, pursuant to liquidity or solvency requirements of Applicable Laws, to redeem any Retracted Shares pursuant to section 6.6 of the Exchangeable Share Provisions.

"LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"LIQUIDATION EVENT" has the meaning ascribed thereto in subsection 5.13(b).

"LIQUIDATION EVENT EFFECTIVE TIME" has the meaning ascribed thereto in subsection 5.13(c).

"LIST" has the meaning ascribed thereto in section 4.7.

"OBCA" means the Business Corporations Act (Ontario).

"OFFICER'S CERTIFICATE" means with respect to Parent, Aviation Subco or the Company, as the case may be, a certificate signed by the President, Chairman or any Vice-President of Parent, Aviation Subco or the Company, as the case may be.

"PARENT COMMON STOCK" means a share of common stock of Parent, par value
US$0.01.

"PARENT CONSENT" has the meaning ascribed thereto in section 4.3.

"PARENT MEETING" has the meaning ascribed thereto in section 4.3.

"PARENT SUCCESSOR" has the meaning ascribed thereto in subsection 11.1(a).

"PERSON" includes an individual, body corporate, partnership, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

"REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTED SHARES" has the meaning ascribed thereto in section 5.8.

"RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"SPECIAL VOTING STOCK" has the meaning ascribed thereto in the preambles to this Agreement.

"SUBSIDIARY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"SUPPORT AGREEMENT" means that certain support agreement made as of even date hereof among the Transaction Parties.

"TRUST" means the trust created by this Agreement.

"TRUST ESTATE" means the Special Voting Stock, any other securities, the Exchange Put Right, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

"VOTING RIGHTS" means the voting rights attached to the Special Voting Stock.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into Articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "ARTICLE" or "SECTION" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "THIS AGREEMENT", "HEREOF",

"HEREIN" and "HEREUNDER" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 NUMBER, GENDER, ETC. In this Agreement, words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day such action shall be required to be taken on the next succeeding Business Day.

                                    ARTICLE 2
                              PURPOSE OF AGREEMENT

2.1 ESTABLISHMENT OF TRUST. The purpose of this Agreement is to create the Trust for the benefit of the Holders as herein provided. The Trustee will hold the Special Voting Stock to enable the Trustee to exercise the Voting Rights. The Trustee will hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights.

                                    ARTICLE 3
                              SPECIAL VOTING STOCK

3.1 ISSUANCE AND OWNERSHIP OF THE SPECIAL VOTING STOCK. Parent hereby issues to and deposits with the Trustee the Special Voting Stock to be hereafter held of record by the Trustee as trustee for and on behalf of and for the use and benefit of the Holders and in accordance with the provisions of this Agreement. Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Stock by Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement the Trustee shall possess and be vested with full legal ownership of the Special Voting Stock and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Stock, provided that:

        (a) the Trustee shall hold the Special Voting Stock and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

        (b) except as specifically authorized by this Agreement, the Trustee shall have no power or authority to sell, transfer, vote or otherwise deal with the Special Voting Stock and the Special Voting Stock shall not be used or disposed of by the Trustee for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

3.2 LEGENDED SHARE CERTIFICATES. The Company will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of their right to instruct the Trustee as to exercise of the Voting Rights with respect to the Exchangeable Shares held by the Holders.

3.3 SAFE KEEPING OF CERTIFICATE. The certificate representing the Special Voting Stock shall at all times be held in safe keeping by the Trustee.


                                    ARTICLE 4
                            EXERCISE OF VOTING RIGHTS

4.1 VOTING RIGHTS. As the holder of record of the Special Voting Stock, the Trustee shall be entitled to all of the Voting Rights including the right to consent to or to vote in person or by proxy the Special Voting Stock on any matter, question or proposition whatsoever that may properly come before the stockholders of Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and shall remain vested in and exercised by the Trustee. Subject to section 7.15:

        (a) the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which a Parent Consent is sought or a Parent Meeting is held; and

        (b) to the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled the Trustee shall not exercise or permit the exercise of such Holder's Voting Rights.

The Trustee acknowledges that the holder of the Special Voting Stock and the holders of Parent Common Stock shall vote or consent as a single class in respect of each matter, question or proposition to be voted on at a Parent Meeting or being consented to in connection with a Parent Consent, it being further acknowledged that in certain circumstances the holder of the Special Voting Stock shall additionally have a further vote as a separate class or series in respect of any particular matter, question or proposition.

4.2 CLASS MEETINGS OF SPECIAL VOTING STOCK. Provided that the holder of the Special Voting Stock is also entitled to vote with the holders of Parent Common Stock as a single class in accordance with the terms of the Special Voting Stock, with respect to any vote proposed for consideration by the holder of the Special Voting Stock voting separately as a series or class, either at a Parent Meeting (as defined below) or by Parent Consent (as defined below), other than a vote which, if passed, would affect the Voting Rights of each Holder, the President of Parent shall instruct the Trustee as to the manner in which the votes attached to the Special Voting Stock shall be cast in such class or series vote. When the holder of the Special Voting Stock is not entitled to vote with the holders of Parent Common Stock as a single class in accordance with the terms of the Special Voting Stock, the Holders may instruct the Trustee as to the exercise of the votes attached to the Special Voting Stock in such class or series vote.

4.3 NUMBER OF VOTES. With respect to all meetings of stockholders of Parent at which holders of Parent Common Stock are entitled to vote (a "PARENT MEETING") and with respect to all written consents sought by Parent from its stockholders including the holders of Parent Common Stock (a "PARENT CONSENT"), each Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes (the "HOLDER VOTES") equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Holder on the record date established by Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be, in respect of each matter, question or proposition to be voted on at such Parent Meeting or to be consented to in connection with such Parent Consent.

4.4 MAILINGS TO SHAREHOLDERS. With respect to each Parent Meeting and Parent Consent, the Trustee will mail or cause to be mailed (or will otherwise communicate in the same manner as Parent utilizes in communications to holders of Parent Common Stock) to each of the Holders named in the List on the same day as the initial mailing or notice or other communication with respect thereto is commenced or given by Parent to its stockholders:

        (a) a copy of such notice together with any related materials to be provided to stockholders of Parent;

        (b) a statement that such Holder is entitled to instruct the Trustee as to the exercise of the Holder Votes with respect to such Parent Meeting or Parent Consent, as the case may be, or pursuant to section 4.8, to attend such Parent Meeting and to exercise personally the Holder Votes thereat;

        (c) a statement as to the manner in which such instructions may be given to the Trustee including an express indication that instructions may be given to the Trustee to give:

                (i) a proxy to such Holder or his designee to exercise personally the Holder Votes; or

                (ii) a proxy to a designated agent or other representative of the management of Parent to exercise such Holder Votes;

        (d) a statement that if no such instructions are received from the Holder, the Holder Votes to which such Holder is entitled will not be exercised;

        (e) a form of direction whereby the Holder may so direct and instruct the Trustee as contemplated herein; and

        (f) a statement as to the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting and the method for revoking or amending such instructions.

The materials referred to above are to be provided by Parent to the Trustee but shall be subject to review and comment by the Trustee. For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by Parent or by applicable law for the purposes of determining stockholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. Parent will notify the Trustee of any decision of the board of directors of Parent with respect to the calling of any such Parent Meeting or the seeking of any such Parent Consent. Parent shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated in this section 4.4.

4.5 COPIES OF STOCKHOLDER INFORMATION. Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote Parent Common Stock) information statements, reports (including without limitation. all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of Parent Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder at the same time as such materials are first sent to holders of Parent Common Stock. The Trustee will mail or otherwise send to each Holder, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Holders or to the Trustee for the benefit of the Holders by Parent) received by the Trustee from Parent at the same time as such materials are first sent to holders of Parent Common Stock. The Trustee will also make available for inspection by any Holder at the Trustee's principal trust office in the City of Toronto all proxy materials, information statements, reports and other written communications that are:

        (a) received by the Trustee as the registered holder of the Special Voting Stock and made available by Parent generally to holders of Parent Common Stock; or

        (b) specifically directed to the Holders or to the Trustee for the benefit of the Holders by Parent.

4.6 OTHER MATERIALS. As soon as reasonably practicable after receipt by Parent or any stockholder of Parent (if such receipt is known by Parent) of any material sent or given generally to the holders of Parent Common Stock by or on behalf of a third Person, including without limitation dissident proxy and information circulars and related information and material and tender and exchange offer circulars and related information and material, Parent shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material unless the same has been provided directly to Holders by such third Person to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof the Trustee will mail or otherwise send to each Holder, at the expense of Parent, copies of all such materials received by the Trustee from Parent. The Trustee will also make copies of all such materials available for inspection by any Holder at the Trustee's principal trust office in the City of Toronto.

4.7 LIST OF PERSONS ENTITLED TO VOTE. The Company shall; (a) prior to each annual and special Parent Meeting or the seeking of any Parent Consent; and (b) forthwith upon each request made at any time by the Trustee in writing; prepare or cause to be prepared a list (a "LIST") of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by Parent or pursuant to applicable law for determining the holders of Parent Common Stock entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Company of such request or the record date for such meeting or seeking of consent, as the case may be and in any event within sufficient time as to enable the Trustee to perform its obligations under this Agreement. Parent shall give the Company written notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable the Company to perform its obligations under this section 4.7.

4.8 ENTITLEMENT TO DIRECT VOTES. Any Holder named in a List prepared in connection with any Parent Meeting or any Parent Consent will be entitled; (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Holder Votes to which such Holder is entitled; or (b) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled.

4.9     VOTING BY TRUSTEES AND ATTENDANCE OF TRUSTEE REPRESENTATIVE AT MEETING.

        (a) In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to section 4.3, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions). Such written instructions must be received by the Trustee from the Holder prior to the time and date fixed by the Trustee for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to section 4.4.

        (b) The Trustee shall cause a representative who is empowered by the Trustee to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Parent Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee's representative and at the Holder's request such representative shall sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either:

                (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting; or

                (ii) submits to the Trustee's representative written revocation of any such previous instructions.

At such meeting the Holder exercising Holder Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.10 DISTRIBUTION OF WRITTEN MATERIALS. Any written materials to be distributed by the Trustee to the Holders pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of Parent Common Stock) to each Holder at its address as shown on the books of the Company. The Company shall provide or cause to be provided to the Trustee for this purpose on a timely basis and without charge or other expense:

        (a)     a current List; and

        (b) at the request of the Trustee, mailing labels to enable the Trustee to carry out its duties hereunder.

4.11 TERMINATION OF VOTING RIGHTS. Except as otherwise provided herein or in the Exchangeable Share Provisions, the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by the Holder to Parent and such Holder Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Put Right or the Exchange Right or the occurrence of the Automatic Exchange Right as specified in Article 5 (unless in any case neither Parent nor Aviation Subco shall have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Holders) or upon the redemption of Exchangeable Shares pursuant to the Exchangeable Share Provisions or upon the effective date of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs pursuant to the Exchangeable Share Provisions or upon the purchase of Exchangeable Shares from the holder thereof by Parent or Aviation Subco, as the case may be, pursuant to the exercise by Parent or Aviation Subco, as the case may be, of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

                                    ARTICLE 5
                      EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. The Company hereby grants to the Trustee as trustee for and on behalf of and for the use and benefit of the Holders; (a) the Exchange Put Right; and (b) the right (the "EXCHANGE RIGHT") upon the occurrence and during the continuance of an Insolvency Event, to require Parent or Aviation Subco (as they shall determine) to purchase from each Holder all or any part of the Exchangeable Shares held by the Holders, all in accordance with the provisions of this Agreement and the Exchangeable Share Provisions. Parent and Aviation Subco hereby acknowledge receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Put Right and the Exchange Right by Parent and Aviation Subco to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Put Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Put Right and the Exchange Right, provided that:

        (a) the Trustee shall hold the Exchange Put Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

        (b) except as specifically authorized by this Agreement, the Trustee shall have no power or authority to exercise or otherwise deal in or with the Exchange Put Right or the Exchange Right and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

5.2 GRANT AND OWNERSHIP OF THE AUTOMATIC EXCHANGE RIGHTS. Parent and Aviation Subco hereby grant to the Trustee for and on behalf of and for the use and benefit of the Holders, the Automatic Exchange Rights in accordance with the provisions of this Agreement. Parent and Aviation Subco hereby acknowledge receipt from the Trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Automatic Exchange Rights by Parent and Aviation Subco to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Rights, provided that:

        (a) the Trustee shall hold the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

        (b) except as specifically authorized by this Agreement, the Trustee shall have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Rights and the Trustee shall not exercise such rights for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

5.3 LEGENDED SHARE CERTIFICATES. The Company will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:

        (a) their right to instruct the Trustee with respect to the exercise of the Exchange Put Right and the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

        (b)     the Automatic Exchange Rights.

5.4 GENERAL EXERCISE OF EXCHANGE PUT RIGHT AND EXCHANGE RIGHT. The Exchange Put Right and the Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Put Right and the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Put Right and the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Put Right and the Exchange Right.

5.5 PURCHASE PRICE. The purchase price payable by Parent or Aviation Subco, as the case may be, for each Exchangeable Share to be purchased by Parent or Aviation Subco, as the case may be; (a) under the Exchange Put Right shall be the amount determined under the Exchangeable Share Provisions; and (b) under the Exchange Right shall be an amount equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Parent or Aviation Subco, as the case may be, will provide to the Trustee an Officer's Certificate setting forth the calculation of the applicable Exchangeable Share Price for each Exchangeable Share. The applicable Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by the Parent or Aviation Subco, as the case may be, issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Holder, the applicable Exchangeable Share Consideration representing the total applicable Exchangeable Share Price (less any amounts withheld pursuant to section 5.14).

5.6 EXERCISE INSTRUCTIONS. Subject to the terms and conditions set forth herein, upon the occurrence and during the continuance of an Insolvency Event, the Holder shall be entitled to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of the Company. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal trust office in Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires Parent or Aviation Subco, as the case may be, to purchase, duly endorsed in blank and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Company and such additional documents and instruments as the Trustee may reasonably require, together with:

        (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating:

                (i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require Parent or Aviation Subco, as the case may be, to purchase from the Holder the number of Exchangeable Shares specified therein,

                (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by Parent or Aviation Subco, as the case may be, free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests,

                (iii) the names in which the certificates representing Parent Common Stock issuable in connection with the exercise of the Exchange Right are to be issued, and

                (iv) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered; and

        (b) payment (or evidence satisfactory to the Trustee and the Company of payment) of the taxes (if any) payable as contemplated by section 5.9.

If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Parent or Aviation Subco, as the case may be, under the Exchange Right a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of the Company.

5.7     DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF
EXERCISE. Promptly after receipt of the certificates duly endorsed for transfer to Parent or Aviation Subco, as the case may be, representing the Exchangeable Shares which the Holder desires Parent or Aviation Subco, as the case may be, to purchase under the Exchange Put Right or the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Put Right or the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.9), the Trustee shall notify the Company of its receipt of the same, which notice to the Company shall constitute exercise of the Exchange Put Right or the Exchange Right by the Trustee on behalf of the Holder of such Exchangeable Shares and Parent shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Put Right or the Exchange Right (less any amounts withheld pursuant to section 5.14) provided that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or shall have provided evidence satisfactory to the Trustee and the Company of the payment of) the taxes (if any) payable as contemplated by section
5.9. Immediately upon the giving of notice by the Trustee to the Company of the exercise of the Exchange Put Right or the Exchange Right, as provided in this section 5.7; (a) the closing of the transaction of purchase and sale contemplated by the Exchange Put Right or the Exchange Right shall be deemed to have occurred; (b) Parent or Aviation Subco, as the case may be, shall be required to take all action necessary to permit it to occur including delivery to the Trustee of the relevant Exchangeable Share Consideration no later than the close of business on the fifth Business Day following the receipt by the Trustee of notice, certificates and other documents as aforesaid; and (c) the Holder of such Exchangeable Shares; (i) shall be deemed to have transferred to Parent all of its right, title and interest in and to the Exchangeable Shares and the related interest in the Trust Estate; (ii) shall cease to be a holder of such Exchangeable Shares; and (iii) shall not be entitled to exercise any of the rights of a holder in respect thereof other than the right to receive its proportionate part of the total purchase price therefor unless such Exchangeable Share Consideration is not delivered by Parent or Aviation Subco, as the case may be, to the Trustee by the date specified above in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by Parent or Aviation Subco, as the case may be, and any cheque included therein is paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of Parent Common Stock delivered to it pursuant to the Exchange Put Right or the Exchange Right. Notwithstanding the foregoing, until the Exchangeable Share Consideration is delivered to the Holder, the Holder shall be deemed to still be a holder of the sold Exchangeable Shares for purposes of voting rights with respect thereto under this Agreement.

5.8 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Holder has exercised its rights under the Exchangeable Share Provisions to require the Company to redeem any or all of the Exchangeable Shares held by it (the "RETRACTED SHARES") and is notified by the Company pursuant to the Exchangeable Share Provisions that the

Company will not be permitted as a result of liquidity or solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from the Company and provided that Parent or Aviation Subco, as the case may be, shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to the Company pursuant to the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which the Company is unable to redeem. In any such event the Company shall immediately notify the Trustee of such prohibition against the Company's redeeming all of the Retracted Shares and shall immediately forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to the Company or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares which the Company is not permitted to redeem and will require Parent or Aviation Subco, as the case may be, to purchase such shares in accordance with the provisions of this Article 5.

5.9 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Parent or Aviation Subco, as the case may be, pursuant to the Exchange Put Right or the Exchange Right or any sale of Exchangeable Shares to Parent or Aviation Subco, as the case may be, pursuant to the Automatic Exchange Rights, the share certificate or certificates representing Parent Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold provided that such Holder:

        (a) shall pay (and none of Parent, Aviation Subco, the Company or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder; or

        (b) shall have established to the satisfaction of the Trustee or Parent or Aviation Subco, as the case may be (in the case of the sale of Exchangeable Shares to Parent or Aviation Subco, as the case may be, pursuant to the Automatic Exchange Rights) and the Company that such taxes, if any, have been paid.

5.10 NOTICE OF INSOLVENCY EVENT. As soon as practicable following the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, the Company shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from the Company of the occurrence of an Insolvency Event the Trustee will mail to each Holder, at the expense of the Parent, a notice of such Insolvency Event in the form provided by Parent or Aviation Subco, as the case may be, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right.

5.11 QUALIFICATION OF PARENT COMMON STOCK. Parent covenants that if any Parent Common Stock is to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement (collectively the "APPLICABLE LAWS") before such shares may be issued by Parent and delivered by Parent or Aviation Subco, as the case may be, to the initial holder thereof or in order that such shares may be freely traded thereafter (other than contractual restrictions and any restrictions on transfer by reason of a holder being a "CONTROL PERSON" of Parent for purposes of Canadian federal or provincial securities law or an "AFFILIATE" of Parent or the Company for purposes of United States federal or state securities law), Parent will in good faith expeditiously take all such actions and do all such things as are necessary to cause such Parent Common Stock to be and remain duly registered, qualified or approved. Parent represents and warrants that it has in good faith taken all actions and has done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of Parent Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and to be freely tradeable thereafter (other than contractual restrictions and restrictions on transfer by reason of a holder being a "CONTROL PERSON" of Parent for the purposes of Canadian federal and provincial securities law or an "AFFILIATE" of Parent or the Company for the purposes of United States federal or state securities law). Parent will in good faith expeditiously take all such actions and do all such things as are necessary to cause all Parent Common Stock to be delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

5.12 PARENT COMMON STOCK. Parent hereby represents, warrants and covenants that the Parent Common Stock issuable and deliverable as described herein will be duly authorized and validly issued as fully paid and non-assessable.

5.13    AUTOMATIC EXCHANGE ON LIQUIDATION OF PARENT.

        (a) Parent will give the Trustee written notice of each of the following events at the time set forth below:

                (i) in the event of any determination by the board of directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its stockholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

                (ii) as soon as practicable following the earlier of: (A) receipt by Parent of notice of; or (B) Parent otherwise becoming aware of any threatened claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Parent or to effect any other distribution of assets of Parent among its stockholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within 30 days of becoming aware thereof.

        (b) Immediately following receipt by the Trustee from Parent of notice of any event (a "LIQUIDATION EVENT") contemplated by section 5.13(a)(i) or (ii), the Trustee will give notice thereof to the Holders. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for Parent Common Stock provided for in section 5.13(c).

        (c) To enable the Holders to participate on a pro rata basis with the holders of Parent Common Stock in the distribution of assets of Parent in connection with a Liquidation Event, immediately prior to the effective time (the "LIQUIDATION EVENT EFFECTIVE TIME") of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for Parent Common Stock. To effect such automatic exchange, Parent shall be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Holders and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, Parent will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

        (d) The closing of the transaction of purchase and sale contemplated by section 5.13(c) shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time and each Holder of Exchangeable Shares shall be deemed to have transferred to Parent all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and Parent shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares (less any amounts withheld pursuant to section 5.14). Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of Parent Common Stock delivered to it pursuant to the automatic exchange of Exchangeable Shares for

                Parent Common Stock and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with Parent pursuant to such automatic exchange shall thereafter be deemed to represent Parent Common Stock delivered to the Holder pursuant to such automatic exchange.

        (e) Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent Parent Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Parent may reasonably require, Parent shall deliver or cause to be delivered to the Holder certificates representing the shares of Parent Common Stock of which the Holder is the holder. Notwithstanding the foregoing, until each Holder is actually entered on the register of holders of Parent Common Stock, such Holder shall be deemed to still be a holder of the transferred Exchangeable Shares for purposes of all voting rights with respect thereto under this Agreement.

5.14 WITHHOLDING RIGHTS. Parent, Aviation Subco, the Company and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or shares of Parent Common Stock such amounts as Parent, Aviation Subco, the Company or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Parent, Aviation Subco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Parent, Aviation Subco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Aviation Subco or the Trustee shall notify the holder thereof and shall remit to such holder any unapplied balance of the net proceeds of such sale.

                                    ARTICLE 6
                RESTRICTIONS ON ISSUANCE OF SPECIAL VOTING STOCK

During the term of this Agreement, without the consent of the Holders at the relevant time of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions, Parent will not issue any Parent Special Voting Stock in addition to the Special Voting Stock.

                                    ARTICLE 7
                             CONCERNING THE TRUSTEE

7.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

        (a) receipt and deposit of the Special Voting Stock from Parent as trustee for and on behalf of the Holders in accordance with the provisions of this Agreement;

        (b) granting proxies and distributing materials to Holders as provided in this Agreement;

        (c) voting the Holder Votes in accordance with the provisions of this Agreement;

        (d) receiving the Exchange Put Right and the Exchange Right from Parent and Aviation Subco and receiving the Automatic Exchange Rights from Parent and Aviation Subco as trustee for and on behalf of the Holders in accordance with the provisions of this Agreement;

        (e) exercising the Exchange Put Right and the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement and in connection therewith receiving from Holders, Exchangeable Shares and other requisite documents and distributing to such Holders Parent Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Put Right and the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

        (f)     holding title to the Trust Estate;

        (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

        (h) taking action at the direction of a Holder or Holders to enforce the obligations of Parent, Aviation Subco and the Company under this Agreement; and

        (i) taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers and authorities the Trustee shall have and is granted such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

7.2 NO CONFLICT OF INTEREST. The Trustee represents to the Company, Parent and Aviation Subco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. Within 60 days after the Trustee becomes aware that such a material conflict of interest exists the Trustee shall either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10 hereof. If notwithstanding the foregoing provisions of this section 7.2 the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Ontario Court of Justice (General Division) for an order that the Trustee be replaced as trustee hereunder.

7.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. The Company, Parent and Aviation Subco irrevocably authorize the Trustee, from time to time, to:

        (a) consult, communicate and otherwise deal with the respective registrars and transfer agents and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Parent Common Stock; and

        (b) requisition, from time to time: (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement; and (ii) from the transfer agent of Parent Common Stock and any subsequent transfer agent of such shares to complete the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in the manner specified in Article 5 hereof, the share certificates issuable upon such exercise.

The Company, Parent and Aviation Subco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. Parent and Aviation Subco covenant that they will supply their transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in each case pursuant to Article 5 hereof.

7.4 BOOKS AND RECORDS. The Trustee shall keep available for inspection by Parent, Aviation Subco and the Company, at the Trustee's principal trust office in Toronto, Ontario, correct and complete books and records of account relating to the Trustee's actions under this Agreement, including without limitation, all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights for the term of this Agreement. On or before December 15, 2000 and on or before December 15 in every year thereafter so long as the Special Voting Stock is on deposit with the Trustee, the Trustee shall transmit to Parent, Aviation Subco and the Company a brief report, dated as of the preceding with respect to:

        (a)     property and funds comprising the Trust Estate as of that date;

        (b) the number of exercises of the Exchange Put Right and the Exchange Right, if any and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by Parent or Aviation Subco, as the case may be, of Parent Common Stock in connection with the Exchange Put Right and the Exchange Right, during the calendar year ended on such date; and

        (c) all other actions taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

7.5 INCOME TAX RETURNS AND REPORTS. To the extent necessary the Trustee shall prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded.

7.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Holder upon such Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby. No Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Stock pursuant to Article 4, subject to section 7.15 and with respect to the Exchange Put Right and the Exchange Right pursuant to Article 5, subject to section 7.15 and with respect to the Automatic Exchange Rights pursuant to
Article 5. None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

7.7 ACTIONS BY HOLDERS. No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and has furnished the Trustee with the funding, security and indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken, it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action or to enforce any right hereunder or under the Voting Rights, the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided and in any event for the equal benefit of all Holders.

7.8 RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, the Trustee acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of section 7.9, if applicable and with any other applicable provisions of this Agreement.

7.9 EVIDENCE AND AUTHORITY TO TRUSTEE. The Company, Parent and Aviation Subco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by either of them or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including without limitation in respect of the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of the Company, Parent or Aviation Subco forthwith if and when:

        (a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

        (b) in the exercise of its rights, powers, duties and authorities under this Agreement, the Trustee gives the Company, Parent or Aviation Subco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of the Company, Parent or Aviation Subco or a statutory declaration or a certificate made by Persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement. Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights and except as otherwise specifically provided herein such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by such Person provided that if such report or opinion is furnished by a director, officer or employee of the Company, Parent or Aviation Subco, it shall be in the form of an Officer's Certificate or a statutory declaration. Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the Person giving the evidence:

        (a) declaring that such Person has read and understands the provisions of this Agreement relating to the condition in question;

        (b) describing the nature and scope of the examination or investigation upon which such Person based the statutory declaration, Officer's Certificate, opinion or report; and

        (c) declaring that such Person has made such examination or investigation as such Person believes is necessary to enable such. Person to make the statements or give the opinions contained or expressed therein.

7.10 EXPERTS, ADVISERS AND AGENTS. The Trustee may: (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee, the Company, Parent or Aviation Subco or otherwise and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and
(b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

7.11 INVESTMENT OF MONEYS HELD BY TRUSTEE. Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee, may be invested and reinvested in the name or under the control of the Trustee in securities in which under the laws of the Province of Ontario, trustees are authorized to invest trust moneys provided such securities are stated to mature within two years after their purchase by the Trustee and the Trustee shall so invest such moneys on the written direction of the Company. Pending the investment of any moneys as hereinbefore provided such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or with the consent of the Company in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.13 TRUSTEE NOT BOUND TO ACT ON REQUEST. Except as otherwise specifically provided in this Agreement, the Trustee shall not be bound to act in accordance with any direction or request of the Company, Parent or Aviation Subco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to the Company, Parent and Aviation Subco that at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this section 7.14, the Trustee ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event. Within 60 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, the Trustee shall become so authorized or shall resign in the manner specified in Article 10.

7.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and in so doing the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

        (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

        (b) all differences with respect to the Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants and the Trustee shall have been furnished with an executed copy of such agreement.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

7.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created by and provided for in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

                                    ARTICLE 8
                                  COMPENSATION

8.1 COMPENSATION. Parent, Aviation Subco and the Company jointly and severally agree to pay to the Trustee reasonable compensation for all the services rendered by the Trustee under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, reasonably incurred by the Trustee in connection with its rights and duties under this Agreement provided that Parent, Aviation Subco and the Company shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted fraudulently or in bad faith or with negligence, recklessness or willful misconduct.

                                    ARTICLE 9
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 INDEMNIFICATION OF THE TRUSTEE. Parent, Aviation Subco and the Company jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers and agents appointed and acting in accordance with this Agreement (collectively, the "INDEMNIFIED PARTIES") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, recklessness, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement or any written or oral instructions delivered to the Trustee by Parent, Aviation Subco or the Company pursuant hereto. In no case shall Parent, Aviation Subco or the Company be liable under this indemnity for any claim against any of the Indemnified Parties until Parent, Aviation Subco and the Company shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Parent, Aviation Subco and the Company shall be entitled to participate at their own expense in the defense and if Parent, Aviation Subco or the Company so elect at any time after receipt of such notice, any of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Parent, Aviation Subco or the Company; or (ii) the named parties to any such suit include both the Trustee and Parent, Aviation Subco or the Company and the Trustee shall have been advised by counsel acceptable to Parent, Aviation Subco or the Company that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Parent, Aviation Subco or the Company and that in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Parent, Aviation Subco and the Company shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the removal of the Trustee.

9.2 LIMITATION OF LIABILITY. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement except to the extent that such loss is attributable to the fraud, negligence, recklessness, willful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10
                                CHANGE OF TRUSTEE

10.1 RESIGNATION. The Trustee or any trustee hereafter appointed may at any time resign by giving written notice of such resignation to Parent, Aviation Subco and the Company specifying the date on which it desires to resign, provided such notice shall never be given less than 60 days before such desired resignation date unless Parent, Aviation Subco and the Company otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Parent, Aviation Subco and the Company shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the Ontario Court of Justice (General Division) upon application of one or more of the parties hereto.

10.2 REMOVAL. The Trustee or any trustee hereafter appointed may be removed with or without cause at any time on not less than 30 days' prior notice by written instrument executed by Parent, Aviation Subco and the Company in duplicate one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that in connection with such removal provision is made for a replacement trustee similar to that contemplated in section 10.1.

10.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Parent, Aviation Subco and the Company and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement with like effect as if originally named as trustee in this Agreement. However on the written request of Parent, Aviation Subco and the Company or of the successor trustee, the trustee ceasing to act, shall upon payment of any amounts then due it pursuant to the provisions of this Agreement, shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Parent, Aviation Subco, the Company and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, Parent, Aviation Subco and the Company shall cause to be mailed notice of the succession of such trustee hereunder to each Holder specified on the List. If Parent, Aviation Subco or the Company shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Parent, Aviation Subco and the Company.

                                   ARTICLE 11
                                PARENT SUCCESSORS

11.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or in the case of a merger of the continuing corporation resulting therefrom but the Parent may do so if:

        (a) such other Person or continuing corporation (the "PARENT Successor") by operation of law becomes bound by the terms and provisions of this Agreement or if not so bound, prior to or contemporaneously with the consummation of such transaction executes an Agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder, the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

        (b) to the satisfaction of the Trustee and in the opinion of legal counsel to the Trustee such transaction shall be upon such terms which substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder.

11.2    VESTING OF POWERS IN PARENT SUCCESSOR. Whenever the conditions of section 11.1 have been duly observed and performed, if required by section 11.1, the Parent Successor, the Company and the Trustee shall execute and deliver the supplemental agreement provided for in Article 12, and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

11.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned subsidiary of Parent and any such transactions are expressly permitted by this Article 11.

                                   ARTICLE 12
                     AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

12.1 AMENDMENTS, MODIFICATIONS, ETC. Subject to section 12.4, this Agreement may not be amended, modified or waived except by an agreement in writing executed by the Company, Parent and Aviation Subco and the Trustee and approved by the Holders in accordance with the Exchangeable Share Provisions. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

12.2 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 12.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this Agreement for the purposes of:

        (a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder;

        (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Parent, Aviation Subco and the Company and in the opinion of the Trustee and its counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee and its counsel shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole; or

        (c) making such changes or corrections which, on the advice of counsel to the Company, Parent, Aviation Subco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error. The Trustee and its counsel and the board of directors of each of the Company, Parent and Aviation Subco must be of the opinion that such changes or corrections will not be prejudicial to the interests of the Holders as a whole.

12.3 MEETING TO CONSIDER AMENDMENTS. At the request of Parent, Aviation Subco or the Company, the Trustee shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Company, the Exchangeable Share Provisions and all applicable laws.

12.4 CHANGES IN CAPITAL OF PARENT AND THE COMPANY. At all times after the occurrence of an event pursuant to section 2.7 or section 2.8 of the Support Agreement, as a result of which either Parent Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

12.5 EXECUTION OF SUPPLEMENTAL AGREEMENTS. From time to time the Company (when authorized by a resolution of its Board of Directors), Parent or Aviation Subco (when authorized by a vote of their respective board of directors) and the Trustee may, subject to the provisions of these presents and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

        (a) evidencing the succession of any Parent Successors to Parent and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

        (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights which in the opinion of the Trustee and its counsel, will not be prejudicial to the interests of the Holders as a whole or are in the opinion of counsel to the Trustee necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Parent, Aviation Subco, the Company, the Trustee or this Agreement; and

        (c) for any other purposes not inconsistent with the provisions of this Agreement including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby provided that in the opinion of the Trustee and its counsel the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

                                   ARTICLE 13
                                   TERMINATION

13.1 TERM. The Trust created by this Agreement shall continue until the earliest to occur of the following events:

        (a)     no outstanding Exchangeable Shares are held by a Holder; and

        (b) the Company, Parent and Aviation Subco elect in writing to terminate the Trust and such termination is approved by the Holders in accordance with the Exchangeable Share Provisions.

13.2 SURVIVAL OF AGREEMENT. This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Holder provided that the provisions of Articles 8 and 9 shall survive any such termination of this Agreement.

                                   ARTICLE 14
                                     GENERAL

14.1 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2 ENUREMENT. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

14.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

To Parent or Aviation Subco:

             Aviation Group, Inc.
             700 North Pearl Street
             Suite 2170
             Dallas, Texas  75201

             Attention:       Lee B. Sanders
             Facsimile Number:  (214) 922-9242

With copies to:

             Jenkens & Gilchrist, P.C.
             1445 Ross Avenue
             Suite 3200
             Dallas, Texas  75202-2799

             Attention:       Daryl B. Robertson, Esq.
             Facsimile Number:  (214) 855-4300


To the Company:

             travelbyus.com Ltd.
             204 - 3237 King George Highway
             South Surrey, British Columbia
             V4P 1B7

             Attention:       Bill Kerby
             Facsimile Number:  (604) 541-2450

With a copy to:

Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario M5H 3C2
CANADA

Attention: John H. Craig
Facsimile number: (416) 360-8877

And to:

Shearman & Sterling
Commerce Court West
199 Bay Street, Suite 4405
Toronto, Ontario
M5L 1E8
CANADA

Attention:  Bruce Czachor

Facsimile number:  (416) 360-2958

To the Trustee:

-------------
Attention:
          ------------------
Facsimile number:
                 ---------------

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4 NOTICE TO HOLDERS. Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders of Exchangeable Shares in any manner permitted by the Exchangeable Share Provisions and shall be deemed to be received if given or sent in such manner at the time specified in such Exchangeable Share Provisions, the provisions of which Exchangeable Share Provisions shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

14.5 COUNTERPARTS. This Agreement may be executed in counterpart by original or telefacsimile signature, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

14.6 JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall in all respects be treated as an Ontario contract.

14.7 ATTORNMENT. Parent agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and agrees not to seek and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Company at its registered office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

                                          AVIATION GROUP, INC.

                                          PER:
                                              ----------------------------------


                                          AVIATION GROUP CANADA LTD.


                                          PER:
                                              ----------------------------------
                                          TRAVELBYUS.COM LTD.

                                          PER:
                                              ----------------------------------


                                          MONTREAL TRUST COMPANY OF
                                          CANADA

                                          PER:
                                              ----------------------------------
                                          PER:
                                              ----------------------------------

                                                                      APPENDIX E

                            FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT is entered into as of ______, by and among Aviation Group, Inc., a corporation incorporated under laws of the State of Texas ("PARENT"), Aviation Group Canada Ltd., a corporation incorporated under the laws of the Province of Ontario ("AVIATION SUBCO"), and travelbyus.com Ltd., a corporation incorporated under the laws of the Province of Ontario (the "COMPANY").

WHEREAS pursuant to an Arrangement Agreement dated May 3, 2000 (the "ARRANGEMENT AGREEMENT"), by and among the Company, Parent and Aviation Subco, the parties agreed that on the Effective Date (as defined in the Arrangement Agreement), Parent, Aviation Subco and Company would execute and deliver a Support Agreement on terms and conditions satisfactory to the parties thereto;

WHEREAS pursuant to an arrangement (the "ARRANGEMENT") effected by the Articles of Arrangement dated ______ (the "ARTICLES OF ARRANGEMENT") filed pursuant to the Business Corporations Act (Ontario) (the "OBCA"), each issued and outstanding common share (a "COMMON SHARE") of the Company (other than those Common Shares held by dissenters who have exercised their dissent rights and who are ultimately entitled to be paid the fair value for such Common Shares and other than those Common Shares held by Parent, Aviation, Subco or their respective Subsidiaries), was exchanged for one Exchangeable Share of the Company (individually an "EXCHANGEABLE SHARE" and collectively, the "EXCHANGEABLE SHARES");

WHEREAS the Articles of Arrangement set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

WHEREAS all capitalized terms when not otherwise defined herein shall have the respective meanings ascribed thereto in the share provisions, as amended, of the Company contained in the Articles of Arrangement (collectively, the "SHARE PROVISIONS");

WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby Parent will take certain actions and make certain payments and deliveries necessary to ensure that the Company will be able to make certain payments and to deliver or cause to be delivered common stock of Parent, par value US$0.01 per share (the "PARENT COMMON STOCK") in satisfaction of the obligations of the Company under the Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Share Provisions;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into Articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "ARTICLE" or "SECTION" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "THIS AGREEMENT", "HEREOF", "HEREIN" and "HEREUNDER" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.2 NUMBER, GENDER, ETC. In this Agreement words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.3 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE II
                                    COVENANTS

2.1 COVENANTS OF PARENT REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding:

(a) Parent will not declare or pay any dividend on the Parent Common Stock unless: (i) the Company will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend per share on the Exchangeable Shares; and (ii) subsection 2.1(b) shall be complied with in connection with such dividend;

(b) Parent will cause the Company to declare simultaneously with the declaration of any dividend on the Parent Common Stock an equivalent dividend per share on the Exchangeable Shares and when such dividend is paid on the Parent Common Stock will cause the Company to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Share Provisions;

(c) Parent will advise the Company sufficiently in advance of the declaration by Parent of any dividend on the Parent Common Stock and shall take all such other actions as are necessary in cooperation with the Company to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on the Parent Common Stock and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal quotation system or stock exchange on which the Exchangeable Shares are listed, as applicable;

(d) Parent will ensure that the record date for any dividend declared on the Parent Common Stock is not less than ten Business Days after the declaration date for such dividend;

(e) Parent will take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Company, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Company, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by the Company, as the case may be, including without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Company to cause to be delivered the Parent Common Stock to the holders of Exchangeable Shares in accordance with the Share Provisions; and

(f) Parent will take all such actions and do all such things as are reasonably necessary or desirable in accordance with applicable law to perform its obligations or Aviation Subco's obligations, as the case may be, arising upon; (i) the exercise by Parent or Aviation Subco, as the case may be, of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right; or (ii) the exercise by a holder of Exchangeable Shares of the Exchange Put Right or the Exchange Right; or (iii) the automatic exchange of a holder's Exchangeable Shares in accordance with the rights set forth in section 5.13 of the Voting and Exchange Trust Agreement (the "AUTOMATIC EXCHANGE RIGHTS") including without limitation, all such actions and all such things as are reasonably necessary or desirable to cause the Parent Common Stock to be delivered to the holders of Exchangeable Shares in accordance with the Share Provisions and the Voting and Exchange Trust Agreement.

2.2 SEGREGATION OF FUNDS. Parent will cause the Company to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable the Company to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares. The Company will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3 RESERVATION OF SHARES OF PARENT COMMON STOCK. Parent hereby represents, warrants and covenants that Parent has irrevocably reserved for issuance and Parent will at all times keep available, free from preemptive and other rights, out of its authorized and unissued capital stock, such number of shares of Parent Common Stock or other shares or securities into which Parent Common Stock may be reclassified or changed as contemplated by section 2.7 hereof: (i) as is equal to the sum of: (1) the number of Exchangeable Shares issued and outstanding from time to time; and (2) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (ii) as are now and may hereafter be required to enable and permit Parent and Aviation Subco to meet their respective obligations hereunder, under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Parent and/or Aviation Subco may now or hereafter be required to issue Parent Common Stock and to enable and permit the Company to meet its obligations or exercise its rights hereunder and under the Share Provisions.

2.4 NOTIFICATION OF CERTAIN EVENTS. In order to assist Parent and Aviation Subco to comply with their respective obligations hereunder and under the Voting and Exchange Trust Agreement the Company will give or cause the Transfer Agent to give Parent and Aviation Subco notice of each of the following events at the times set forth below:

(a) immediately in the event of any determination by the Board of Directors of the Company to take any action which would require a vote of the holders of Exchangeable Shares for approval;

(b) immediately upon the earlier of: (i) receipt by the Company of notice of, and (ii) the Company otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs;

(c)     immediately upon receipt by the Company of a Retraction Request;

(d) if reasonably practicable, at least 130 days prior to any Automatic Redemption Date determined by the Board of Directors of the Company in accordance with the definition of Automatic Redemption Date in the Share Provisions unless the Automatic Redemption Date is January 1, 2003;

(e) as soon as practicable upon the issuance by the Company of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5 DELIVERY OF SHARES OF PARENT COMMON STOCK. Upon notice from the Company of any event which requires the Company to cause to be delivered Parent Common Stock to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver or cause to be delivered to the Company or Aviation Subco, as the case may be, the requisite Parent Common Stock to be received by and issued to the order of the former holder of the surrendered Exchangeable Shares as the Company or Aviation Subco, as the case may be, shall direct. All such Parent Common Stock shall be duly issued as fully paid and non-assessable. In consideration of the issuance and delivery of each such share of Parent Common Stock, to the extent possible, the Company shall issue to Parent, Aviation Subco or as Parent or Aviation Subco shall direct, shares or other securities having equivalent value.

2.6 QUALIFICATION OF SHARES OF PARENT COMMON STOCK. If any Parent Common Stock or other shares or securities into which the Parent Common Stock may be reclassified or changed as contemplated by section 2.7 to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement (collectively, the "APPLICABLE LAWS") before such shares (or such other shares or securities) may be issued by Parent and delivered by Parent or Aviation Subco, as the case may be, at the direction of the Company, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares or such other shares or securities may be freely traded thereafter other than contractual restrictions or any restrictions on transfer by reason of a holder being a "CONTROL PERSON" of Parent for purposes of Canadian federal or provincial securities law or an "AFFILIATE" of Parent or the Company for purposes of United States federal or state securities law, Parent will in good faith expeditiously take all such actions and do all such things as are necessary to cause such Parent Common Stock or such other shares or securities to be and remain duly registered, qualified or approved. Parent will in good faith take all actions and do all things as are reasonably necessary or desirable under Applicable Laws as they exist on the date hereof to cause the Parent Common Stock and such other shares or securities to be issued and delivered hereunder to be freely tradeable thereafter other than contractual restrictions or any restrictions on transfer by reason of a holder being a "CONTROL PERSON" of Parent for the purposes of Canadian federal and provincial securities law or an "AFFILIATE" of Parent or the Company for purposes of United States federal or state securities law. Parent will in good faith expeditiously take all such actions and do all such things as are reasonably necessary to cause all Parent Common Stock or such other shares or securities to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Stock or such other shares or securities are listed, quoted or posted for trading at such time.

2.7     ECONOMIC EQUIVALENCE.

(a) Without the prior approval of the Company or the holders of the Exchangeable Shares given in accordance with the Share Provisions, Parent will not:

        (i) issue or distribute Parent Common Stock or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Stock to the holders of all or substantially all of the then outstanding Parent Common Stock by way of stock dividend or other distribution; or

        (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Stock entitling them to subscribe for or to purchase Parent Common Stock or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Stock; or

        (iii) issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Stock; (1) shares or securities of Parent of any class other than Parent Common Stock or other than shares convertible into or exchangeable for or carrying rights to acquire Parent Common Stock; (2) rights, options or warrants other than those referred to in subsection 2.7(a)(ii) above; (3) evidences of indebtedness of Parent; or
                (4) assets of Parent;

unless one or both of the Company, Parent and/or Aviation Subco is permitted under applicable law to issue and distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or assets to holders of the Exchangeable Shares and the economic equivalent on a per share basis of the items referred to in subsections 2.7(a)(i), (ii) and (iii) above, as applicable, is simultaneously issued or distributed to holders of the Exchangeable Shares.

(b) Without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Article 10 of the Share Provisions, Parent will not:

        (i) subdivide, redivide or change the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock; or

        (ii) reduce, combine or consolidate or change the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock; or

        (iii) reclassify or otherwise change the Parent Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Common Stock;

unless the Company is permitted under applicable law to make the same or an economically equivalent change to or in the rights of holders of the Exchangeable Shares and the same or an economically equivalent change is simultaneously made to or in the rights of the holders of the Exchangeable Shares.

(c) Parent will ensure that the record date for any event referred to in subsection 2.7 (a) or (b) above, or if no record date is applicable for such event, the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by Parent (with simultaneous notice thereof to be given by Parent to the Company).

(d) To the extent required upon due notice from Parent, the Company will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Company or subdivisions, redivisions or changes are made to the Exchangeable Shares in order to implement the required economic equivalence with respect to the Parent Common Stock and Exchangeable Shares as provided for in this section 2.7.

(e) The Board of Directors of the Company shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or (b) above. Each such determination shall be conclusive and binding on Parent. In making each such determination, the following factors, without excluding other factors determined by the Board of Directors of the Company to be relevant, shall be considered by the Board of Directors of the Company:

        (i) in the case of any stock dividend or other distribution payable in Parent Common Stock, the number of such shares issued in proportion to the number of shares of Parent Common Stock previously outstanding;

        (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Stock or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Stock, the relationship between the exercise price of each such right, option or warrant and the current market value as determined by the Board of Directors of the Company in the manner contemplated below of Parent Common Stock;

        (iii) in the case of the issuance or distribution of any other form of property including without limitation any shares or securities of Parent of any class other than Parent Common Stock, any rights, options or warrants other than those referred to in subsection 2.7 (e)(ii) above, any evidences of indebtedness of Parent or any assets of Parent, the relationship between the fair market value as determined by the Board of Directors of the Company in the manner contemplated below of such property to be issued or distributed with respect to each outstanding share of Parent Common Stock and the current market value of shares of Parent Common Stock as determined by the Board of Directors of the Company in the manner contemplated below;

        (iv) in the case of any subdivision, redivision or change of the then outstanding Parent Common Stock into a greater number of shares of Parent Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of Parent Common Stock into a lesser number of Parent Common Stock or any amalgamation, merger, reorganization or other transaction affecting Parent Common Stock, the effect thereof upon the then outstanding Parent Common Stock; and

        (v) in all such cases, the general tax consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the tax consequences to holders of Parent Common Stock as a result of differences between tax laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted. If in the opinion of the Board of Directors of the Company the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of the Company, in good faith and in its sole discretion. Any such determination by the Board of Directors of the Company shall be conclusive and binding on Parent.

2.8 TENDER OFFERS, ETC. If a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Stock (an "OFFER") is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the Board of Directors of Parent or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Parent and the Exchangeable Shares are not redeemed by the Company or purchased by Parent or Aviation Subco, as the case may be, pursuant to the Redemption Call Right, Parent will use its reasonable efforts expeditiously and in good faith to take all such actions and to do all such things as are necessary or desirable to enable holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of Parent Common Stock, without discrimination. Without limiting the generality of the foregoing, Parent will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Company (or, if so required, to ensure that any such retraction shall be effective only upon and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect or limit the rights of the Company to redeem or Parent or Aviation Subco, as the case may be, to purchase, pursuant to the Redemption Call Right, Exchangeable Shares, as applicable, in the event of an Offer or an Automatic Redemption Date.

2.9 OWNERSHIP OF OUTSTANDING SHARES OF THE COMPANY. Without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with the Share Provisions, Parent covenants and agrees in favor of the Company that as long as any outstanding Exchangeable Shares are owned by any person or entity other than Parent or any of its Subsidiaries, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of the Company. Notwithstanding the foregoing, nothing contained herein shall affect or limit the rights of the Company to redeem or Parent or Aviation Subco to purchase, pursuant to the Redemption Call Right, Exchangeable Shares, as applicable, in the event of an Automatic Redemption Date.

2.10 PARENT, AVIATION SUBCO AND SUBSIDIARIES NOT TO VOTE EXCHANGEABLE Shares. Parent covenants and agrees that Parent will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by Parent, Aviation Subco and their respective Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Parent further covenants and agrees that it will not and will cause its Subsidiaries including without limitation, Aviation Subco, not to exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which the Company may in the future be governed) with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 STOCK EXCHANGE LISTING. Parent covenants that as long as any outstanding Exchangeable Shares are owned by any person or entity other than Parent or any of its Subsidiaries, Parent will use its reasonable efforts to maintain a listing for such Exchangeable Shares on the TSE until December 31, 2001.

                                   ARTICLE III
                                PARENT SUCCESSORS

3.1 CERTAIN REQUIREMENTS IN RESPECT OF ARRANGEMENT, ETC. Parent shall not enter into any transaction whether by way of reorganization, consolidation, merger, transfer, sale, lease or otherwise whereby all or substantially all of its undertaking, property and assets would become the undertaking, property and assets of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom provided that Parent may do so if:

(a) such other Person or continuing corporation (the "PARENT SUCCESSOR") by operation of law becomes automatically bound by the terms and provisions of this Agreement or, if not so bound, executes prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

(b) such transaction shall be upon such terms as substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2     VESTING OF POWERS IN PARENT SUCCESSOR. Whenever the conditions of section 3.1 hereof, have been duly observed and performed if required by section
3.1 hereof, the Parties shall execute and deliver the supplemental agreement hereto and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

3.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of Parent with or into Parent or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned subsidiary of Parent and any such transactions are expressly permitted by this Article 3.

                                   ARTICLE IV
                                     GENERAL

4.1 TERM. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares are held by any party other than Parent, Aviation Subco and any of their respective Subsidiaries.

4.2 CHANGES IN CAPITAL OF PARENT AND THE COMPANY. Notwithstanding the provisions of section 4.4 at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 as a result of which either Parent Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4 AMENDMENTS, MODIFICATIONS, ETC. This Agreement may not be amended, modified or waived except by an agreement in writing executed by the Company, Parent and Aviation Subco and approved by the holders of the Exchangeable Shares in accordance with the Share Provisions.

4.5 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a) adding to the covenants of any or all parties provided that the Board of Directors of each of Parent, Aviation Subco and the Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of each of the Board of Directors of Parent, Aviation Subco and the Company it may be expedient to make provided that each such Board of Directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c) making such changes or corrections which, on the advice of counsel to Parent, Aviation Subco and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error provided that the Boards of Directors of Parent, Aviation Subco and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

4.6 MEETING TO CONSIDER AMENDMENTS. At the request of Parent the Company shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders pursuant to section 4.4. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Company, the Share Provisions and all applicable laws.

4.7 AMENDMENTS ONLY IN WRITING. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by the parties hereto.

4.8 ENUREMENT. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and the holders from time to time of the Exchangeable Shares and each of their respective heirs, administrators, legal representatives, successors and permitted assigns.

4.9 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given to a party if delivered by hand, sent by facsimile transmission with confirmation of transmission, sent via a reputable overnight delivery service with confirmation of receipt requested to the party at the following address and facsimile number (or at such other address or facsimile number for the party as the party shall specify by like notice) and shall be deemed given on the date on which delivered by hand or otherwise on the date of confirmation of receipt or transmission:

       To Parent or Aviation Subco:

             Aviation Group, Inc.
             700 North Pearl Street
             Suite 2170
             Dallas, Texas  75201

             Attention:       Lee B. Sanders
             Facsimile Number:  (214) 922-9242

       With copies to:

             Jenkens & Gilchrist, P.C.
             1445 Ross Avenue
             Suite 3200
             Dallas, Texas  75202-2799

             Attention:       Daryl B. Robertson, Esq.
             Facsimile Number:  (214) 855-4300

       To the Company:

             travelbyus.com Ltd.
             204 - 3237 King George Highway
             South Surrey, British Columbia
             V4P 1B7

             Attention:       Bill Kerby
             Facsimile Number:  (604) 541-2450

       With a copy to:

             Cassels Brock & Blackwell LLP
             Scotia Plaza, Suite 2100
             40 King Street West
             Toronto, Ontario M5H 3C2
             CANADA

             Attention:       John H. Craig
             Facsimile number:(416) 360-8877

       And with a copy to:

             Shearman & Sterling
             Commerce Court West
             199 Bay Street, Suite 4405
             Toronto, Ontario
             M5L 1E8
             CANADA

             Attention:       Bruce Czachor
             Facsimile number:(416) 360-2958

4.10 COUNTERPARTS. This Agreement may be executed in counterparts by original or telefacsimile signature, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

4.11 JURISDICTION. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall in all respects be treated as an Ontario contract.

4.12 ATTORNMENT. Parent agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek and hereby waives any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Company at its registered office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date and year first above written.

                                          AVIATION GROUP, INC.


                                      Per:
                                          --------------------------------------



                                          AVIATION GROUP CANADA LTD.


                                      Per:
                                          --------------------------------------



                                          TRAVELBYUS. COM LTD.


                                      Per:
                                          --------------------------------------

                                                                      Appendix F


               SPECIAL RESOLUTION FOR TRAVELBYUS.COM SHAREHOLDERS


BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the arrangement (the "Arrangement") among travelbyus.com Ltd., Aviation Group, Inc. and Aviation Group Canada Ltd. pursuant to Section 182 of the Business Corporations Act (Ontario) as set out in the Plan of Arrangement and the Arrangement Agreement dated May 3, 2000 (the "Arrangement Agreement"), which are attached as Appendices B and A, respectively, to the Joint Proxy Statement/Prospectus dated June _____, 2000, be and is hereby approved and authorized;

2. the Arrangement Agreement among travelbyus.com Ltd., Aviation Group, Inc. and Aviation Group Canada Ltd. is hereby confirmed, ratified, approved and adopted;

3. the Board of Directors of travelbyus.com Ltd. be and is hereby authorized, in its sole discretion, to determine when to proceed with the implementation of the Arrangement and to determine the effective date thereof;

4. notwithstanding that this special resolution has been duly passed by the shareholders of travelbyus.com Ltd. and that the Arrangement has been approved by the Ontario Superior Court of Justice, the Board of Directors of travelbyus.com Ltd. is hereby authorized, at its discretion, to revoke this special resolution, to terminate the Arrangement Agreement, in accordance with the terms thereof, at any time prior to the final order of the Ontario Superior Court of Justice approving the Arrangement, and to determine not to proceed with the Arrangement, without further approval of shareholders of travelbyus.com Ltd.; and

5. any one director or officer of travelbyus.com Ltd. is hereby authorized and directed, acting for, in the name of and on behalf of travelbyus.com Ltd., to execute or to cause to be executed, under the corporate seal of travelbyus.com Ltd. or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer of travelbyus.com Ltd. that may be necessary or desirable to carry out the intent of the foregoing special resolutions, such necessity to be conclusively evidenced by the execution and delivery of any such documents or instruments or the taking of any such actions.

               [LETTERHEAD OF WELLINGTON WEST CORPORATE FINANCE]


                                                                     Appendix G


May 11, 2000

Board of Directors
travelbyus.com.com Ltd.
204- 3237 King George Highway
South Surrey, British Columbia
VP4 1B7

Gentlemen:
   RE:  Fairness Opinion - Exchange Ratio - Aviation Group, Inc.  Transaction
   --------------------------------------------------------------------------

You have requested that we provide a written opinion (the "Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of travelbyus.com Ltd. ("travelbyus.com") from a financial point of view of the Exchange Ratio as contemplated in the Arrangement Agreement dated May 3, 2000 (the "Arrangement Agreement") by and among Aviation Group, Inc. ("AGI"), Aviation Group Canada Ltd. ("AGC") and travelbyus.com. Wellington West Capital Inc. ("WWC") was first contacted and was engaged as of April 11, 2000 to provide the Fairness Opinion. WWC is receiving an advisory fee from travelbyus.com for preparing the Fairness Opinion. The fee is not contingent on any conclusions reached by WWC or on the success of the transactions contemplated by the Arrangement Agreement.

WWC is a full service investment dealer based in Winnipeg, Manitoba that is actively engaged in corporate finance initiatives involving public and private company debt and/or equity financing, merger and acquisition analysis and other financial advisory assignments including business valuation and fairness opinions. Responsibility for the engagement was undertaken by Kevin M. Hooke, Director and Vice President, Corporate Finance. Mr. Hooke has practiced in this area since 1993 and has conducted valuations in many industries.

WWC was engaged previously by travelbyus.com as an agent on a debenture offering that was completed in September 1999 and as agent on a Special Warrant offering completed in December 1999. WWC is not an insider, associate or affiliate of travelbyus.com and there is no understanding, commitment or agreement between WWC and travelbyus.com with respect to future dealings, although WWC may perform financial advisory services for travelbyus.com in the future. In the ordinary course of its business, WWC, its officers, employees and or its clients may trade securities of AGI and travelbyus.com and accordingly, may at any time hold a long or short position in such securities.

This Fairness Opinion has been prepared for the exclusive use the Board of Directors of travelbyus.com. This Fairness opinion was rendered solely with respect to the fairness from a financial point of view of the Exchange Ratio to the holders of travelbyus.com common shares. This Fairness Opinion does not constitute an opinion with respect to the fairness of the arrangement as a whole or any other aspect of the transaction contemplated by the Arrangement Agreement (including, without limiting the generality of the foregoing, the fairness of any potential tax consequences to shareholders of travelbyus.com), other than the Exchange Ratio. It is not to be used, circulated, quoted or otherwise referred to without our prior written permission in each specific circumstance. The analysis contained herein must be considered as a whole. Selecting portions of our analysis and of the factors considered could create a misleading view of the processes underlying the Fairness Opinion. In our analysis,

WWC has made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement Agreement. In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by AGI and travelbyus.com and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of AGI provided to us, we assumed at the direction of AGI's management, without independent verification or investigation, that such forecasts were reasonably prepared on a basis reflecting the best available information, estimates and judgment of AGI's management. With respect to forecasts of future financial condition and operating results of travelbyus.com provided to us, we assumed at the direction of travelbyus.com's management, without independent verification or investigation, that such forecasts were reasonably prepared on a basis reflecting the best available information, estimates and judgment of travelbyus.com's management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of AGI or travelbyus.com or their affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of travelbyus.com or the combined operation following the transactions contemplated by the Arrangement Agreement or the price at which AGI Common Stock or the Exchangeable Shares will trade subsequent to the transactions contemplated by the Arrangement Agreement. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist, and can be evaluated by us on the date thereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

We understand, based on representations of the management of AGI and travelbyus.com, as applicable, and documentation provided to date (without any verification), and are assuming that:

 . The Arrangement Agreement is predicated on the basis of travelbyus.com shareholders receiving Exchangeable Shares (as defined in the Arrangement Agreement) at an Exchange Ratio (as defined in the Arrangement Agreement) of one Exchangeable Share for each one Company Common Share (as defined in the Arrangement Agreement).

 . Each Exchangeable Share will be exchangeable, immediately or at any later time, at the holder's option for one share of Parent Common Stock (as defined in the Arrangement Agreement). On or before January 1, 2003 all outstanding Exchangeable Shares will be automatically exchanged.

 . The acquisition of Global Leisure Travel Inc. by AGI as contemplated in the Arrangement Agreement is based on the following consideration: (i.) issuance of AGI Convertible Preferred Shares convertible prior to February 28, 2001, at US$3.00 per share; (ii.) the issuance of warrants to purchase 750,000 common shares of AGI at US$3.50 per share; and (iii.) warrants to purchase 3,500,000 common shares of AGI at US$2.50 per share.

 . On completion of the transaction contemplated by the Arrangement Agreement, travelbyus.com shareholders would hold approximately 94.9% of the outstanding AGI shares.

 . The Arrangement Agreement is structured to provide, among other things that:
  (i.) travelbyus.com shareholders receive a tax-free exchange of their existing common shares into Exchangeable Shares and (ii.) the Exchangeable Shares be listed on the Toronto Stock Exchange.


In arriving at our opinion, we have examined and relied without further verification upon the following:

1.  the Arrangement Agreement dated May 3, 2000.

2. audited financial statements for AGI for the fiscal years ending June 30, 1997, 1998 and 1999 and the unaudited statements of AGI for the six months ending December 31, 1999, together with financial projections prepared by the management of AGI.

3. audited financial statements for travelbyus.com for the fiscal years ending December 31, 1998 and September 30, 1999 and the unaudited statements of travelbyus.com for the three months ending December 31, 1999 together with financial projections prepared by the management of travelbyus.com.

4. offering presentation materials prepared by the management of travelbyus.com respecting the September, 1999 travelbyus.com debenture offering and December, 1999 travelbyus.com Special Warrant offering, together with discussions with management respecting the key assumptions entailed in the forecasted performance.

5. due diligence and closing documentation relating to travelbyus.com acquisitions made to date.

6.  historical trading prices and trading volumes for AGI and travelbyus.com.

7. industry data and information; current and historical trading prices and volumes for publicly traded shares of comparable companies; comparable company offering documents, financial statements and investment company research reports; publicly available commentary and information of a general nature relating to the aviation and travel and leisure industries; and information pertaining to general economic conditions.

8. such other public and confidential information, discussions, investigations and analyses as we considered necessary to properly render the opinion below.

In assessing the fairness of the consideration to be received by the shareholders of travelbyus.com as contemplated by the Arrangement Agreement, and in particular as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of travelbyus.com common shares, we have:

1. assessed the Exchange Ratio relative to valuations of AGI and travelbyus.com applying both discounted cash flow analysis and comparable companies analysis.

2. assessed the Exchange Ratio in light of valuations reflected in recent financing agreements.

3. assessed the Exchange Ratio in light of the current share trading prices of AGI and travelbyus.com and the trading prices of AGI and travelbyus.com prior to the public announcement of the transaction contemplated by the Arrangement Agreement.

4. reviewed with the management of travelbyus.com the Arrangement Agreement and the transaction contemplated therein and the likelihood of a party, other than AGI, concluding an arrangement on terms more favorable than those of the Arrangement Agreement.

5. considered any other factors or analyses, which we judged, based on our experience in rendering such opinions, to be relevant.

Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Arrangement Agreement is fair to the shareholders of travelbyus.com from a financial point of view. Wellington West Capital Inc. consents to the inclusion of this opinion in its entirety and any reference to this opinion, subject to the approval by Wellington West Capital Inc. of references to it or this opinion therein, in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, filed by Aviation or travelbyus.com in connection with the transaction contemplated by the Arrangement Agreement.

Yours truly,

WELLINGTON WEST CAPITAL INC.


/s/ Kevin M. Hooke
Kevin M. Hooke,
Director & Vice-President, Corporate Finance

                                                                      APPENDIX H

                                                May 3, 2000

CONFIDENTIAL

Board of Directors
Aviation Group, Inc.
700 North Pearl Street, Suite 2170
Dallas, Texas  75201

Gentlemen:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion (the "Fairness Opinion") to the Board of Directors as to the fairness to the stockholders of Aviation Group, Inc. ("Aviation"), from a financial point of view, of the consideration to be received by the stockholders of travelbyus.com ltd. ("Travelbyus") in connection with the business combination of Travelbyus with Aviation (the "Business Combination"), as provided in the Arrangement Agreement (the "Arrangement Agreement") by and among Aviation, Aviation Group Canada Ltd. (a wholly-owned subsidiary of Aviation), and Travelbyus. The consideration to be received by the stockholders of Travelbyus in the Business Combination consists of shares of a new class of capital stock of Travelbyus called "Exchangeable Shares," at an exchange ratio of one Exchangeable Share for each share of Travelbyus Common Stock. Each Exchangeable Share will have rights that will make it equivalent in substance to one share of Aviation Common Stock, will be redeemable at the option of the holder in exchange for one share of Aviation Common Stock and will be automatically redeemed no later than January 1, 2003 in exchange for one share of Aviation Common Stock.

In arriving at our Fairness Opinion, we:

(a) reviewed the draft of the Arrangement Agreement dated May 1, 2000 that was distributed on May 2, 2000;

(b) reviewed the audited financial statements of Aviation for the fiscal years ended June 30, 1997, 1998 and 1999, and the unaudited financial statements of Aviation for the six months ended December 31, 1999;

(c) reviewed the audited financial statements of Travelbyus for the fiscal years ended December 31, 1998 and September 30, 1999 and the unaudited financial statements of Travelbyus for the three months ended December 31, 1999;

(d) reviewed financial projections for Aviation, prepared and supplied by Aviation's management;

(e) reviewed financial projections for Travelbyus, prepared and supplied by Travelbyus' management;

(f) reviewed the historical market prices and trading volume for Aviation Common Stock;

Board of Directors
Aviation Group, Inc.
May 3, 2000
Page 2


(g) reviewed the historical market prices and trading volume for Travelbyus Common Stock;

(h) held discussions with senior management of Aviation and Travelbyus with respect to the business and prospects for future growth of Aviation and Travelbyus;

(i) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Aviation;

(j) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Travelbyus;

(k) performed discounted cash flow analyses of Aviation using certain assumptions of future performance provided to us by the management of Aviation;

(l) performed discounted cash flow analyses of Travelbyus using certain assumptions of future performance provided to us by the management of Travelbyus;

(m) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Business Combination;

(n)     reviewed public information concerning Aviation and Travelbyus; and

(o) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by Aviation and Travelbyus and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Aviation provided to us, we assumed at the direction of Aviation's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Aviation's management. With respect to forecasts of future financial condition and operating results of Travelbyus provided to us, we assumed at the direction of Travelbyus' management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Travelbyus' management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Aviation or Travelbyus or their affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Aviation or the combined operations following the Business Combination, or the price at which Aviation Common Stock will trade subsequent to the Business Combination. We have assumed that the Business Combination will be completed in accordance with the terms of the Arrangement Agreement. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Board of Directors
Aviation Group, Inc.
May 3, 2000
Page 3


We have acted as financial advisor to the Board of Directors of Aviation in rendering this opinion and will receive a fee for our services. CIBC World Markets may in the future provide investment banking or other financial advisory services to Aviation or Travelbyus.

In the ordinary course of its business, CIBC World Markets and its affiliates may also actively trade securities of Aviation and Travelbyus for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of Travelbyus pursuant to the Arrangement Agreement is fair to the stockholders of Aviation from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of Aviation. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Aviation without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion, subject to the approval by CIBC World Markets of references to it or this opinion therein, in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, filed by Aviation or Travelbyus in connection with the Business Combination.

                                                Very Truly Yours,


                                                /s/ CIBC World Markets Corp.
                                                ----------------------------

                                                CIBC World Markets Corp.

                                                                      Appendix I



                      BUSINESS CORPORATIONS ACT (ONTARIO)



185. (1) Rights of dissenting shareholders. Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

     (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

     (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

     (c)  amalgamate with another corporation under sections 175 and 176;

     (d)  be continued under the laws of another jurisdiction under section 181;
          or

     (e) sell, lease or exchange all or substantially all its property under subsection 184(3);

a holder of shares of any class or series entitled to vote on the resolution may dissent.

     (2) Idem. If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

     (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

     (b)  subsection 170(5) or (6).

     (3) Exception. A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

     (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

     (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

     (4) Shareholders right to be paid fair value. In addition any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

     (5) No partial dissent. A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     (6) Objection. A dissenting shareholder shall send to the corporation, at or before any meeting of sh areholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

     (7) Idem. The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

     (8) Notice of adoption of resolution. The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

     (9) Idem. A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

     (10) Demand for payment of fair value. A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

     (a)   the shareholder's name and address;

     (b) the number and class of shares in respect of which the shareholder dissents; and

     (c)   a demand for payment of the fair value of such shares.

     (11) Certificates to be sent in. Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

     (12)  Idem.  A dissenting shareholder who fails to comply with subsections
(6), (10) and (11 ) has no right to make a claim under this section.

     (13) Endorsement on certificate. A corporation or its transfer agent shall endorse on any share certificate received under subsection (11 ) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

     (14) Rights of dissenting shareholder. On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

     (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

     (b)   the corporation fails to make an offer in accordance with subsection
           (15) and the dissenting shareholder withdraws notice; or

     (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

     (15) Offer to pay. A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

     (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (16) Idem. Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

     (17) Idem. Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (18) Application to court to fix fair value. Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

     (19)  Idem.  If a corporation fails to apply to the court under subsection
(18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

     (20) Idem. A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

     (21) Costs. If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

     (22) Notice to Shareholders. Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

     (a)   has sent to the corporation the notice referred to in subsection
           (10); and

     (b)   has not accepted an offer made by the corporation under subsection
           (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

     (23) Parties joined. All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

     (24)  Idem.  Upon an application to the court under subsection (18) or
(19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

     (25) Appraisers. The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (26) Final Order. The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

     (27) Interest. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (28) Where corporation unable to pay. Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (29) Idem. Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

     (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (30) Idem. A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

     (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

     (31) Court order. Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

     (32) Commission may appear. The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31 ) if the corporation is an offering corporation.

PROSPECTUS SUPPLEMENT
(To Joint Proxy Statement/Prospectus dated ____________, 2000)

                  SUBJECT TO COMPLETION, DATED JUNE 28, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              AVIATION GROUP, INC.

     Offer to Exchange 2,153 Shares of Series C Convertible Preferred Stock
                  for 2,153 Shares of Series B Preferred Stock

                  The Exchange Offer Will Expire at 5:00 p.m.,
           Dallas, Texas Time, on ____________, 2000, Unless Extended

                          Terms of the Exchange Offer

     We, Aviation Group, Inc., are offering to the holders of outstanding shares of our Series B preferred stock to exchange shares of our Series C convertible preferred stock for their shares. The exchange ratio is one share of Series C convertible preferred for each share of Series B preferred stock. Both series of preferred stock have similar liquidation values. Tenders of outstanding shares of Series C convertible preferred stock may be withdrawn at any time prior to the expiration of the exchange offer.

     At the same time as this offer, we have mailed to our common shareholders the accompanying joint proxy statement/prospectus to obtain their approval to an arrangement under Ontario, Canada law between our Canadian subsidiary and travelbyus.com ltd. and to the issuance of the Series C convertible preferred stock. The closing of our exchange offer to you is conditioned on the completion of the arrangement and the approval of the issuance of the Series C convertible preferred stock.

     There is currently no established trading market for the Series B or Series C preferred stock. We do not expect that a trading market for the preferred stock will develop following the completion of the exchange offer. Our common stock is traded on the Nasdaq SmallCap Market and the Boston Stock Exchange under the symbol "AVGP". On May 31, 2000, the closing price of our common stock, as reported on the Nasdaq SmallCap Market, was $2.50 per share.

               Terms of the Series C Convertible Preferred Stock
              Offered in Exchange for the Series B Preferred Stock

Dividends: 9% cumulative annual dividends, payable monthly in arrears in cash, if and when declared by our board of directors.

Liquidation Preference:  $10,000 per share.

Voting Rights: The shares of Series C convertible preferred stock will vote together, as a single class, with shares of our common stock on an as-converted basis, after the earlier of September 30, 2000 or the completion of our arrangement with travelbyus.com.

Redemption at our Option: Prior to October 1, 2000, we may redeem shares of the Series C convertible preferred stock at any time at a redemption price equal to the liquidation preference.

Conversion Right: The Series C convertible preferred stock is convertible by you into our common stock at the applicable conversion ratio at any time after the earlier of October 31, 2000 or our notice of redemption.

Conversion Price: The greater of $6 per share, subject to adjustment, or the mean of the closing bid prices for our common stock for the 21 trading days prior to conversion. If the minimum conversion price of $6 applies, this equates to an initial conversion ratio of 1,666 2/3 shares of our common stock for each share of Series C convertible preferred stock.

Conversion at our Option: At any time after February 28, 2001, we may convert shares of Series C convertible preferred stock into our common stock at the conversion price.

                                ________________


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "SUPPLEMENTAL RISK FACTORS" ON PAGE S-3 OF THIS SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 19 OF THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ________________

           The date of this prospectus supplement is ________, 2000.

                                 EXCHANGE OFFER

     We are offering to issue new shares of our Series C convertible preferred stock in exchange for outstanding shares of our Series B preferred stock. The exchange ratio is one share of Series C convertible preferred for each share of Series B preferred stock. The series of preferred stock have similar liquidation values.

     This exchange offer is being made in connection with the solicitation of our common shareholders for approval of a proposed arrangement under Ontario, Canada law between our Canadian subsidiary and travelbyus.com ltd. The details of the proposed arrangement are described in the accompanying joint proxy statement/prospectus which we have mailed to our common shareholders. In addition, our common shareholders are being solicited to approve the issuance of the Series C convertible preferred stock. This exchange offer is required by the terms of our agreement with travelbyus.com entered into on March 1, 2000.

     The exchange offer is not conditioned upon any minimum number of shares being tendered for exchange. The only conditions to the exchange offer are the declaration of the effectiveness of the registration statement of which this prospectus supplement constitutes a part, the completion of the arrangement., and the approval by our shareholders of the issuance of the Series C convertible preferred stock.

     Cumulative dividends on each share of Series C convertible preferred stock will accrue from the date immediately following the last date on which dividends were paid on the share of Series B preferred stock exchanged for Series C convertible preferred share. If no dividends have been paid on the Series B preferred stock, cumulative dividends will accrue from the date the share of the Series B preferred stock was originally issued

     The exchange offer will expire at 5:00 p.m., Dallas, Texas time, on ____________, 2000, unless we, in our sole discretion, choose to extend the expiration date. Tenders of outstanding shares of Series C convertible preferred stock may be withdrawn at any time prior to the expiration of the exchange offer. In order to withdraw your tender, you must provide us with a written notice of withdrawal at the address indicated on the letter of transmittal, specifying your name and the number of shares being withdrawn, including the certificate number of the certificate representing the Series B preferred stock being withdrawn. The notice of withdrawal must be signed by the same person and in the same manner as the person who tendered the shares.

     Enclosed with this prospectus supplement is a form of letter of transmittal to tender your shares for exchange. Please complete and sign the letter of transmittal and return it, together with the certificate for your shares of Series B preferred stock, to us at the address indicated on the letter of transmittal. If and when the exchange offer is closed, we will promptly forward to you a certificate representing the shares of Series C convertible preferred stock to which you are entitled under this exchange offer. If any of the conditions to the exchange offer are not satisfied and not waived by us, we will return to you any shares of the Series B preferred stock that you tendered pursuant to this exchange offer.

     We will pay all expenses incident to the exchange offer. We have not retained an exchange agent in connection with the exchange offer as we will act as our own exchange agent. If you have any questions or desire further information with respect to the exchange offer, please contact Richard Morgan at
(214) 922-8100, ext. 1102, or by facsimile at (214) 922-9242.

     References in this prospectus supplement to "we" or "our" are to Aviation Group, Inc.

                           SUPPLEMENTAL RISK FACTORS

     In addition to the risk factors beginning on page 19 of the accompanying joint proxy statement/prospectus, you should consider the following risk factors in evaluating whether to accept this exchange offer. These factors should be considered in conjunction with the other information included elsewhere in this prospectus supplement and in the joint proxy statement/prospectus.

The Series C convertible preferred stock may be converted into common stock by Aviation Group at any time after February 28, 2001.

     Aviation Group may elect to exercise its right to cause the conversion of the Series C convertible preferred stock into common stock at any time after February 28, 2001. If this occurs, holders of the Series C convertible preferred stock will lose their rights as preferred shareholders, including for instance any preference on liquidation and any cumulative dividends. In addition, the investment of the holders will be diluted if the trading price of the common stock is less than $6.00 per share, which is the minimum conversion price.

There is no established market for our preferred stock.

     Although the Series C convertible preferred stock may be resold or otherwise transferred by holders who are not affiliates of our company without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. Similarly, there is no established trading market for our Series B preferred stock. We do not intend to apply for listing of either series of our preferred stock on a national securities exchange or for quotation on an automated dealer quotation system. The liquidity of any market for our preferred stock will depend upon the number of holders of the series of stock, the interest of securities dealers in making a market in such stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for either series of our preferred stock. If an active trading market for the our preferred stock does not develop, the market price and liquidity of the stock may be adversely affected. If shares of our preferred stock are traded, they may trade at a discount from their current value, depending upon the market for similar securities, our performance and other factors. Although our common stock is presently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange and we intend to apply for listing of our common stock on the Nasdaq National Market and the Frankfurt Stock Exchange, there can be no assurance that these listings will be maintained or approved. There are also substantial risks relating to the market for and liquidity of the common stock, as described in the accompanying joint proxy statement/prospectus.

We do not plan to pay dividends on our common stock.

     Unlike the Series C convertible preferred stock, the common stock into which the Series C convertible preferred stock is convertible does not give the holder a right to receive dividends. We have paid no dividends on our common stock. We cannot assure you that we will achieve sufficient earnings to pay cash dividends on our common stock in the near future. Further, we intend to retain earnings to fund our operations. Therefore, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Our ability to pay the liquidation preference and dividends on our preferred stock depends on our financial condition at that time.

     Our obligations to the holders of our debt and other creditors take priority over our obligations to the holders of the Series C convertible preferred stock or Series B preferred stock. Additionally, under Texas law, we may not redeem our preferred stock for its stated liquidation preference if at that time our remaining assets are not sufficient to pay our outstanding obligations or if that redemption would impair our capital.

The payment of dividends on our preferred stock is subject to the discretion of our board of directors.

     The holders of the Series C convertible preferred stock and Series B preferred stock are entitled to receive dividends on their shares only when and if declared by our board of directors. There is no obligation to pay a dividend until our board of directors declares the dividend. If we do not declare and pay dividends on the preferred stock, the dividends will accumulate, but the holders will have no other rights or remedies and will be required to wait until we declare a dividend on the preferred stock.

      COMPARISON OF SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

     Descriptions of the terms of both the Series B preferred stock and the Series C convertible preferred stock are set forth in the accompanying joint proxy statement/prospectus under "Description of Aviation Group Capital Stock." The following is a brief description of some of the material differences in the rights, preferences and limitations between the Series B preferred stock and the Series C convertible preferred stock.

Dividends

     The annual dividend rate on the Series B preferred stock is 12% as compared to 9% for the Series C convertible preferred stock. Dividends are payable quarterly in arrears on the Series B preferred stock, compared to monthly in arrears on the Series C convertible preferred stock, in each case only if and when declared by our board of directors.

Liquidation Preference

     The liquidation value of the Series B preferred stock and Series C convertible preferred stock are identical and of equal rank.

Voting Rights

     The holders of the Series B preferred stock are not entitled to vote on any matters except as required by the Texas Business Corporation Act or if the rights of the holders of the Series B preferred stock are adversely affected. The holders of the Series C convertible preferred stock have the same rights and, in addition, after the earlier of September 30, 2000 or the completion of the arrangement., will have the right to vote as a shareholder of Aviation Group on any matters for which holders of common stock have the right to vote, voting together with the holders of common stock as a single class.

Conversion

     The Series B preferred stock is not convertible into common stock at any time. Holders of the Series C convertible preferred stock have the right to convert their stock at any time after October 31, 2000 or earlier if we elect to exercise our mandatory redemption right. In addition, we have the right to require conversion of the Series C convertible preferred stock into shares of common stock at any time after February 28, 2001. The conversion price is the greater of $6 per share of common stock, subject to adjustment, or the arithmetic mean of the closing bid price of the common stock for the 21 trading days preceding the date of conversion. This amount is divided into the liquidation preference to determine the number of shares into which each share is convertible.

Redemption

     We have the right to redeem all or part of the Series B preferred stock and Series C convertible preferred stock at the liquidation preference calculated through the date of redemption. We may not exercise this right until after February 28, 2001 for the Series B preferred stock and may only exercise this right before September 30, 2000 for the Series C convertible preferred stock.
We are required to redeem the Series B preferred stock to the extent of any cash proceeds from the sale of any of our assets other than in the ordinary course of business or the sale of public debt or equity securities after completion of the arrangement.

Resales of Shares of Preferred Stock

     The shares of Series B preferred stock were issued in a transaction that was exempt from the registration requirements of the Securities Act of 1933 and are, therefore, "restricted securities" which may not be resold except pursuant to an effective registration statement or an applicable exemption from such registration requirements. The Series C convertible preferred stock has been registered under the Securities Act and, therefore, will not bear any legends
restricting transfer.   These shares generally may be offered for resale, resold
and otherwise transferred by a holder (other than any affiliate within the meaning of Rule 405 under the Securities Act) without registration and compliance with the prospectus delivery provisions of the Securities Act. Any shares of Series B preferred stock that are not tendered will, following the expiration of the exchange offer, continue to be outstanding and will continue to be subject to the existing restrictions upon their transfer.

                                 LEGAL MATTERS

     The validity of the shares of Series C convertible preferred stock offered to you has been passed upon by Jenkens & Gilchrist, a Professional Corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

     The Articles of Incorporation of the Registrant, generally, limit the liability of the Registrant's directors and officers to the Registrant and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the State of Texas. The Articles of Incorporation also provide generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the rights of the Registrant in which the director was adjudged liable to Aviation Group, Inc. or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The Registrant has been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     The Registrant may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

ITEM 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

Exhibit
Number     Description of Exhibit
-------    ----------------------
   2.1 Arrangement Agreement dated May 3, 2000 between travelbyus.com ltd., Aviation Group Canada Ltd. and Aviation Group, Inc. (included as Appendix A to the joint proxy statement/prospectus)

  *2.2 Interim Order issued by the Ontario Superior Court (included as Appendix C to the joint proxy statement/prospectus)

   2.3 Plan of Arrangement, including Share Provisions for travelbyus.com ltd. (included as Appendix B to the joint proxy statement/prospectus)

   3.1 Articles of Incorporation of Aviation Group, Inc. filed with the Texas Secretary of State, as amended

   3.2     Amended and Restated Bylaws of Aviation Group, Inc., as amended

   4.1 Articles of Incorporation of Aviation Group, Inc., including Certificates of Designation for Series A convertible preferred stock, Series B preferred stock and Series C convertible preferred stock (filed as Exhibit 3.1)

   4.2     Form of Certificate representing common stock (a)

   4.3 Form of Warrant Agreement dated August 13, 1997 between Aviation Group, Inc., Continental Stock Transfer & Trust Co., Inc., and Duke & Co., Inc. (a)

   4.4 Form of Warrant Certificate (attached as Exhibit A to Form of Warrant Agreement filed as Exhibit 4.3) (a)

   4.5 Resignation of Warrant Agent dated November 30, 1998 between Aviation Group, Inc. and Continental Stock Transfer & Trust Company, and Appointment of Warrant Agent and Assumption of Warrant Agreement dated November 18, 1998 between Aviation Group, Inc. and Securities Transfer Corporation

   4.6 Form of Underwriter's Warrant Agreement dated August 13, 1997 by and between Aviation Group, Inc. and Duke & Co., Inc. (a)

  *5.1 Opinion of Jenkens & Gilchrist, a Professional Corporation as to legality

  *5.2     Opinion of Cassels Brock & Blackwell LLP as to legality

  *8.1     Opinion of Cassels Brock & Blackwell LLP as to tax matters

  *8.2     Opinion of Shearman & Sterling as to tax matters

  10.1     Aviation Group, Inc. 1997 Stock Option Plan (a)

  10.2     First Amendment to 1997 Stock Option Plan

  10.3 First Amended and Restated Employment Agreement between Aviation Group, Inc. and Lee Sanders (a)

  10.4 Employment Agreement dated March 1, 1996, by and between Aviation Group, Inc. and Paul Lubomirski (a)

  10.5 Form of Warrant Agreement for warrants granted as of April 28, 1998, and table listing directors or executive officers who received warrants and related information (d)

  10.6 Lease and Operating Agreement between Aviation Exteriors Louisiana, Inc. and Iberia Parish Airport Authority, dated December 28, 1994, relating to Hangar No. 88-C (a)

  10.7 Warrant Agreement dated as of October 20, 1998 between Paul Taboada and Aviation Group, Inc. (e)

  10.8 Warrant Agreement dated as of July 31, 1999 between Aviation Group, Inc. and the Louisiana Economic Development Corporation (e)

  10.9 Lease and Operating Agreement between Iberia Parish Airport Authority and Aviation Exteriors Louisiana, Inc., dated July 23, 1991, relating to Hangar No. 88, as amended by that certain Agreement dated December 10, 1992 (a)

  10.10 Loan and Security Agreement dated August 21, 1998 between the CIT Group/Credit Finance, Inc. and Tri-Star Airline Services, Inc., Aviation Exteriors Louisiana, Inc., Casper Air Service, Aero Design, Inc., and Aviation Exteriors Aviation Portland, Inc. (d)

  10.11 Guaranty dated August 21, 1998 from Aviation Group, Inc. in favor of The CIT Group/Credit Finance, Inc. (d)

  10.12 Warrant Agreement dated April 30, 2000 between Aviation Group, Inc. and Securities Transfer Corporation, as Warrant Agent, governing Series B warrants

  10.13 Warrant Agreement dated April 30, 2000 between Aviation Group, Inc. and Securities Transfer Corporation, as Warrant Agent, governing Series C warrants

  10.14 Warrant dated May 11, 2000 issued by Aviation Group, Inc. in favor of Genesis Diversified Investments, Inc.

  10.15 Warrant Agreement dated as of June 11, 1999 between Aviation Group, Inc. and John H. Chidlow (e)

  10.16 Warrant Agreement dated as of June 11, 1999 between Jerry R. Webb and Aviation Group, Inc. (e)

  10.17 Warrant Agreement dated as of October 20, 1998 between RAS Securities Corp. and Aviation Group, Inc. (e)

  10.18    Form of 10% Convertible Note maturing March 1, 2001 (a)

  10.19 Form of Pledge Agreement from Aviation Group, Inc. in favor of holders of 10% Convertible Notes (a)

  10.20 Warrant Agreement dated as of August 31, 1999 between Aviation Group, Inc. and Hank Clements (e)

  10.21    Employment Agreement between Aviation Group, Inc. and John Arcari (a)

  10.22 First Amendment to Consulting Agreement between Aviation Group, Inc. and Charles Weed (a)

  10.23 Warrant Agreement dated as of August 31, 1999 between Aviation Group, Inc. and Robert Schneider (e)

  10.24 747 Hangar Lease Agreement between Iberia Parish Government, Iberia Parish Airport Authority and Aviation Exteriors Louisiana, Inc., dated June 23, 1999 (e)

  10.25 Agreement between United Parcel Service Co. and Aviation Exteriors Louisiana, Inc. (f/k/a Pride Aviation, Inc.) dated January 1, 1999
           (e)

  10.26 First Amendment to Employment Agreement between Aviation Group, Inc. and Paul Lubomirski dated August 18, 1997 (a)

  10.27 First Amendment to First Amended and Restated Employment Agreement between Aviation Group, Inc. and Lee Sanders dated August 18, 1997
           (a)

  10.28 Second Amendment to First Amended and Restated Employment Agreement between Aviation Group, Inc. and Lee Sanders dated August 28, 1998
           (d)

  10.29 First Amendment to Stock Purchase Agreement among Aviation Group, Aero Design, Inc., Battery Shop, LLC, Carolyn Lynn and Grady Lynn dated as of April 30, 1999 (e)

  10.30 Aircraft Paint Services Agreement dated April 24, 1998 between Federal Express Corporation and Aviation Exteriors Aviation, Inc. (b)

  10.31 Stock Purchase Agreement dated as of August 28, 1998 among Aviation Group, General Electrodynamics Corporation, Omega Management Corporation and Thomas J. Smith (c)

  10.32 Forms of Amendments to Nonqualified Warrant Agreements and Qualified Stock Option Agreements to amend exercise prices, together with a listing of the options and warrants that were amended and the new exercise prices per share (e)

  10.33 Amendment and Second Amendment to June 30, 1996 Warrant Agreement between Aviation Group, Inc. and Richard L. Morgan (e)

  10.34 Preferred Stock Purchase Agreement dated March 1, 2000 among Global Leisure Travel, Inc., Aviation Group, Inc. and the shareholders of Global Leisure Travel, Inc., as amended (g)

  10.35 Asset Purchase Agreement dated as of February 8, 2000 between Casper Air Service and Casper Jet Center Fueling, L.L.C. (f)

  10.36 Asset Purchase Agreement dated as of December 15, 1999 between Tri-Star Acquisition Corp. d/b/a Servisair, Inc. and Tri-Star
           Airline Services, Inc., joined for limited purposes by Aviation Group, Inc. and Servisair USA, Inc. (f)

  10.37 Warrant dated May 11, 2000 issued by Aviation Group, Inc. in favor of Global Leisure, Inc.

  10.38 Preferred Stock Purchase Agreement dated March 1, 2000 between Aviation Group, Inc. and travelbyus.com ltd., as amended (g)

  10.39 Agreement and Plan of Merger dated March 17, 2000 among Aviation Group, Inc., Global Leisure Travel, Inc., the shareholders of Global Leisure Travel, Inc. and certain debtholders of Global Leisure Travel, Inc., as amended (g)

  10.40 Purchase Agreement dated May 4, 2000 among Aviation Group, Inc., travelbyus.com ltd. and SW Pelham Fund, L.P.

  10.41 Promissory Note dated May 9, 2000 in the principal amount of $3,000,000 made by Aviation Group, Inc. payable to SW Pelham Fund, L.P.

  10.42 Warrant Agreement dated May 9, 2000 between Aviation Group, Inc. and SW Pelham Fund, L.P.

  10.43 Form of two Warrant Agreements dated February 23, 2000 between Aviation Group, Inc. and Richard Morgan or Lee Sanders, each for the purchase of 250,000 shares of common stock (g)

  10.44 Form of three Warrant Agreements dated February 23, 2000 between Aviation Group, Inc. and Hank Clements, Charles E. Weed or Gordon Whitener, each for the purchase of 50,000 shares of common stock (g)

  10.45 Promissory Note dated May 25, 2000 in the principal amount of $1,975,000 made by travelbyus.com ltd. payable to the order of Aviation Group, Inc.

  10.46 Pledge Agreement dated May 25, 2000 from travelbyus.com ltd. in favor of Aviation Group, Inc.

  10.47 Third Amendment to First Amended and Restated Employment Agreement dated effective February 23, 2000 between Aviation Group, Inc. and Lee Sanders

 *11.1     Computation of Net Loss per Common Share

  21.1     List of Subsidiaries of Aviation Group, Inc.

 *23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1)

 *23.2     Consent of Cassels Brock & Blackwell LLP  (included in Exhibit 5.2)

 *23.3     Consent of Shearman & Sterling (included in Exhibit 8.2)

  23.4     Consents of PricewaterhouseCoopers LLP

  23.5     Consent of Hein + Associates LLP

  23.6     Consent of BDO Seidman LLP

  23.7 Consent of CIBC World Markets Corp. (included in their opinion, in Appendix H to the joint proxy statement/prospectus)

  23.8 Consent of Wellington West Capital Inc. (included in their opinion in Appendix G in the joint proxy statement/prospectus)

  23.9     Consent of Ernst & Young LLP

  24.1     Power of Attorney (included on signature page)

  99.1     Form of Proxy Card for Aviation Group, Inc.

  99.2     Form of Proxy Card for travelbyus.com ltd.

  99.3     Consent of Michael A. Farrugia

  99.4     Consent of John H. Craig

  99.5     Consent of Alan Thompson

  99.6 Form of Voting and Exchange Trust Agreement among Aviation Group, Inc., Aviation Group Canada Ltd., travelbyus.com ltd. and Montreal Trust Company of Canada (included as Appendix D to the joint proxy statement/prospectus)

  99.7 Form of Support Agreement among Aviation Group, Inc., Aviation Group Canada Ltd. and travelbyus.com ltd. (included as Appendix E to the joint proxy statement/prospectus)
---------------------------------
*    To be filed by amendment.
(a) Incorporated herein by reference to the Form SB-2 Registration Statement of Aviation Group, Inc. (File No. 333-22727).
(b) Incorporated herein by reference to the Form 10-QSB Quarterly Report for the quarter ended March 31, 1998.
(c) Incorporated by reference to the Form 8-K Current Report dated August 28, 1998.
(d) Incorporated by reference to the Form 10-KSB Annual Report for the year ended June 30, 1998.
(e) Incorporated by reference to the Form 10-KSB Annual Report for the year ended June 30, 1999.
(f) Incorporated by reference to the Form 10-QSB Quarterly Report for the quarter ended December 31, 1999.
(g) Incorporated by reference to the Form 10-QSB Quarterly Report for the quarter ended March 31, 2000.


     (b)  Financial Statement Schedules.  None

     (c) Report, Opinion or Appraisal. The fairness opinions of Wellington West Capital Inc. and CIBC World Markets Corp. are included in the joint proxy statement/prospectus as Appendices G and H.

ITEM 22.  Undertakings

     Aviation Group, Inc. hereby undertakes as follows: that prior to any public reoffering of the securities registered in this registration statement through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Aviation Group, Inc. undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

     Aviation Group, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     If any indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Aviation Group, Inc. pursuant to the foregoing provisions, or otherwise, Aviation Group, Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Aviation Group, Inc. of expenses incurred or paid by a director, officer or controlling person of Aviation Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aviation Group, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Aviation Group, Inc. hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Aviation Group, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on June 21, 2000.

                                    AVIATION GROUP, INC.


                                    By:  /s/  William Kerby
                                       ---------------------------------------
                                         William Kerby
                                         President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Lee B. Sanders and Richard L. Morgan, or any of them, with full power to act alone, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of Aviation Group, Inc. and in the capacities and on the dates indicated.

       Signature                      Title                        Date
       ---------                      -----                        ----

/s/  William Kerby         President, Chief Executive Officer   June 21, 2000
-------------------------  and Director
William Kerby

/s/  Lee Sanders           Chairman of the Board and Director   June 21, 2000
-------------------------
Lee Sanders

/s/  Richard L. Morgan     Director, Executive Vice President,  June 21, 2000
-------------------------  Chief Financial Officer and Chief
Richard L. Morgan          Accounting Officer

/s/  Charles Weed          Director                             June 21, 2000
-------------------------
Charles Weed

/s/  Gordon Whitener       Director                             June 21, 2000
-------------------------
Gordon Whitener

/s/  Hank Clements         Director                             June 21, 2000
-------------------------
Hank Clements

/s/ John Fenyes            Director                             June 21, 2000
-------------------------
John Fenyes